Exhibit 2.1

THIS IS A SOLICITATION OF VOTES TO ACCEPT OR REJECT THE PREPACKAGED PLAN IN ACCORDANCE WITH BANKRUPTCY CODE SECTION 1125 AND WITHIN THE MEANING OF BANKRUPTCY CODE SECTION 1126, 11 U.S.C. §§ 1125, 1126. THIS DISCLOSURE STATEMENT HAS NOT BEEN APPROVED BY THE BANKRUPTCY COURT. THIS DISCLOSURE STATEMENT WILL BE SUBMITTED TO THE BANKRUPTCY COURT FOR APPROVAL FOLLOWING COMMENCEMENT OF SOLICITATION AND THE DEBTORS’ FILING FOR RELIEF UNDER CHAPTER 11 OF THE BANKRUPTCY CODE. THE INFORMATION IN THIS DISCLOSURE STATEMENT IS SUBJECT TO CHANGE.

IN THE UNITED STATES BANKRUPTCY COURT

FOR THE SOUTHERN DISTRICT OF TEXAS

HOUSTON DIVISION

In re:	Chapter 11

PIONEER ENERGY SERVICES CORP., et al.,	Case No. 20-_____ (___)
Debtors.

DISCLOSURE STATEMENT FOR

JOINT PREPACKAGED CHAPTER 11 PLAN OF REORGANIZATION OF

PIONEER ENERGY SERVICES CORP. AND ITS AFFILIATED DEBTORS

PAUL, WEISS, RIFKIND, WHARTON & GARRISON LLP Brian S. Hermann Elizabeth R. McColm 1285 Avenue of the Americas New York, New York 10019 Telephone: (212) 373-3000 Facsimile: (212) 757-3990	NORTON ROSE FULBRIGHT US LLP William R. Greendyke Jason L. Boland Bob Bruner 1301 McKinney Street, Suite 5100 Houston, Texas 77010 Telephone: (713) 651-5151 Facsimile: (713) 651-5246

Proposed Counsel for Debtors and Debtors in Possession	Proposed Counsel for Debtors and Debtors in Possession

Dated:February 28, 2020

THIS SOLICITATION OF VOTES (THE “SOLICITATION”) IS BEING CONDUCTED TO OBTAIN SUFFICIENT VOTES TO ACCEPT THE PREPACKAGED PLAN (AS DEFINED HEREIN) BEFORE THE FILING OF VOLUNTARY REORGANIZATION CASES UNDER CHAPTER 11 OF TITLE 11 OF THE UNITED STATES CODE (THE “BANKRUPTCY CODE”). BECAUSE THE CHAPTER 11 CASES HAVE NOT YET BEEN COMMENCED, THIS DISCLOSURE STATEMENT HAS NOT BEEN APPROVED BY THE BANKRUPTCY COURT AS CONTAINING ADEQUATE INFORMATION WITHIN THE MEANING OF SECTION 1125(a) OF THE BANKRUPTCY CODE. FOLLOWING THE COMMENCEMENT OF THE CHAPTER 11 CASES, THE DEBTORS EXPECT TO PROMPTLY SEEK ORDERS OF THE BANKRUPTCY COURT (i) APPROVING THIS DISCLOSURE STATEMENT AS CONTAINING ADEQUATE INFORMATION, (ii) APPROVING THE SOLICITATION OF VOTES AS BEING IN COMPLIANCE WITH SECTIONS 1125 AND 1126(b) OF THE BANKRUPTCY CODE, AND (iii) CONFIRMING THE PREPACKAGED PLAN.

DISCLOSURE STATEMENT, DATED FEBRUARY 28, 2020

Solicitation of Votes on the

Prepackaged Plan of Reorganization of

PIONEER ENERGY SERVICES CORP., et al.1

from the Holders of outstanding

NOTES CLAIMS

PIONEER INTERESTS

ONLY HOLDERS OF NOTES CLAIMS (CLASS 5) AND PIONEER INTERESTS (CLASS 10) ARE ENTITLED TO VOTE ON THE PREPACKAGED PLAN. ONLY CERTAIN HOLDERS OF NOTES CLAIMS (CLASS 5) ARE BEING SOLICITED UNDER THIS DISCLOSURE STATEMENT.

HOLDERS OF ALLOWED GENERAL UNSECURED CLAIMS WILL NOT BE IMPAIRED BY THE PREPACKAGED PLAN AND, AS A RESULT, THE RIGHT TO RECEIVE PAYMENT IN FULL ON ACCOUNT OF THOSE EXISTING OBLIGATIONS IS NOT ALTERED BY THE PREPACKAGED PLAN. DURING THE CHAPTER 11 CASES, THE DEBTORS INTEND TO OPERATE THEIR BUSINESSES IN THE ORDINARY COURSE.

[1]

The Debtors in these chapter 11 cases, along with the last four digits of each Debtor’s federal tax identification number, if applicable, are as follows: Pioneer Energy Services Corp. (8619); Pioneer Coiled Tubing Services, LLC (6232); Pioneer Drilling Services, Ltd. (2497); Pioneer Fishing & Rental Services, LLC (4399); Pioneer Global Holdings, Inc. (4707); Pioneer Production Services, Inc. (1361); Pioneer Services Holdings, LLC (4706); Pioneer Well Services, LLC (7572); Pioneer Wireline Services Holdings, Inc. (6455); and Pioneer Wireline Services, LLC (2205). The headquarters for the above-captioned Debtors is 1250 N.E. Loop 410, Suite 1000, San Antonio, Texas 78209.

UNLESS EXTENDED BY THE DEBTORS, THE VOTING DEADLINE TO ACCEPT OR REJECT THE PREPACKAGED PLAN IS 5:00 P.M. (PREVAILING EASTERN TIME) ON APRIL 3, 2020 FOR HOLDERS OF CLASS 5 NOTES CLAIMS AND/OR HOLDERS OF CLASS 10 PIONEER INTERESTS.

THE RECORD DATE FOR DETERMINING WHICH HOLDERS OF CLAIMS MAY VOTE ON THE PREPACKAGED PLAN IS FEBRUARY 27, 2020 (THE “RECORD DATE”).

RECOMMENDATION BY THE BOARD AND CREDITOR SUPPORT

The Board of Directors of Pioneer Energy Services Corp. (“Pioneer”) and the board of directors, managers, or members, as applicable, of each of its affiliated Debtors (as of the date hereof) have unanimously approved the transactions contemplated by the Solicitation and the Prepackaged Plan and recommend that all creditors and stakeholders whose votes are being solicited submit ballots to accept the Prepackaged Plan.

Holders of (i) substantially all of the Prepetition Term Loan Claims (the “Consenting Term Lenders”) and (ii) 75.9% of the Notes Claims (the “Consenting Noteholders” and, together with the Consenting Term Lenders, the “Consenting Stakeholders”) have already agreed, subject to the terms and conditions of the Restructuring Support Agreement (as defined herein), to support and, in the case of the Consenting Noteholders, vote in favor of the Prepackaged Plan.

THE DEBTORS ARE PROVIDING THE INFORMATION IN THIS DISCLOSURE STATEMENT TO HOLDERS OF CLAIMS AND INTERESTS FOR THE PURPOSE OF SOLICITING VOTES TO ACCEPT OR REJECT THE PREPACKAGED PLAN. NOTHING IN THIS DISCLOSURE STATEMENT MAY BE RELIED UPON OR USED BY ANY ENTITY FOR ANY PURPOSE OTHER THAN TO DETERMINE HOW TO VOTE ON THE PREPACKAGED PLAN. BEFORE DECIDING WHETHER TO VOTE FOR OR AGAINST THE PREPACKAGED PLAN, EACH HOLDER ENTITLED TO VOTE SHOULD CAREFULLY CONSIDER ALL OF THE INFORMATION IN THIS DISCLOSURE STATEMENT, INCLUDING ALL ATTACHED EXHIBITS AND DOCUMENTS INCORPORATED INTO THIS DISCLOSURE STATEMENT, AS WELL AS THE RISK FACTORS DESCRIBED IN ARTICLE IX OF THIS DISCLOSURE STATEMENT.

THE SOLICITATION OF VOTES ON THE PLAN WITH RESPECT TO NOTES CLAIMS IS BEING MADE ONLY WITH RESPECT TO HOLDERS OF SUCH CLAIMS THAT ARE ELIGIBLE HOLDERS OF NOTES CLAIMS (I.E., ACCREDITED INVESTORS AS DEFINED IN RULE 501 UNDER THE SECURITIES ACT); PROVIDED, HOWEVER, THAT ALL HOLDERS OF ALLOWED PREPETITION NOTES CLAIMS WILL BE ENTITLED TO RECEIVE DISTRIBUTIONS UNDER THE PLAN.

THE RIGHTS OFFERING WILL BE CONDUCTED PURSUANT TO SEPARATE RIGHTS OFFERING AND RIGHTS OFFERING PROCEDURES. ANY DISCLOSURE CONTAINED HEREIN CONCERNING THE RIGHTS OFFERING IS SOLELY FOR INFORMATION PURPOSES.

UPON CONFIRMATION OF THE PREPACKAGED PLAN, THE NEW EQUITY DESCRIBED IN THIS DISCLOSURE STATEMENT WILL BE ISSUED WITHOUT REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, TOGETHER WITH THE RULES AND REGULATIONS PROMULGATED THEREUNDER (THE “SECURITIES ACT”), OR SIMILAR U.S. FEDERAL, STATE OR LOCAL LAWS TO PERSONS RESIDENT OR OTHERWISE LOCATED IN THE UNITED STATES IN RELIANCE ON THE EXEMPTION SET FORTH IN SECTION 1145 OF THE BANKRUPTCY CODE. THE MANAGEMENT COMMITMENT CONVERTIBLE BONDS, RIGHTS OFFERING CONVERTIBLE BONDS, THE PREMIUM CONVERTIBLE BONDS, THE MANAGEMENT COMMITMENT STAPLED SPECIAL VOTING STOCK, THE RIGHTS OFFERING STAPLED SPECIAL VOTING STOCK, THE PREMIUM STAPLED SPECIAL VOTING STOCK AND THE NEW SECURED BONDS WILL BE OFFERED AND SOLD PURSUANT TO SECTION 4(a)(2) AND REGULATION D OF THE SECURITIES ACT AND U.S. AND APPLICABLE STATE AND LOCAL SECURITIES LAWS AND THE LAWS OF FOREIGN JURISDICTIONS, AS APPLICABLE. TO THE EXTENT EXEMPTIONS FROM REGISTRATION UNDER SECTION 1145 OF THE BANKRUPTCY CODE DO NOT APPLY, THOSE SECURITIES MAY NOT BE OFFERED OR ISSUED TO PERSONS RESIDENT OR OTHERWISE LOCATED IN THE UNITED STATES EXCEPT PURSUANT TO (A) AN EFFECTIVE REGISTRATION STATEMENT OR (B) AN EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.

NO SECURITIES TO BE ISSUED PURSUANT TO THE PREPACKAGED PLAN HAVE BEEN APPROVED OR DISAPPROVED BY THE U.S. SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) OR BY ANY STATE SECURITIES COMMISSION OR SIMILAR PUBLIC, GOVERNMENTAL OR REGULATORY AUTHORITY WHETHER IN THE UNITED STATES OR ELSEWHERE. THIS DISCLOSURE STATEMENT HAS NOT BEEN FILED FOR APPROVAL WITH THE SEC OR ANY STATE AUTHORITY AND NEITHER THE SEC NOR ANY STATE AUTHORITY HAS PASSED UPON THE ACCURACY OR ADEQUACY OF THIS DISCLOSURE STATEMENT OR UPON THE MERITS OF THE PREPACKAGED PLAN. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE IN THE UNITED STATES. NEITHER THIS SOLICITATION NOR THIS DISCLOSURE STATEMENT CONSTITUTES AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SECURITIES IN ANY STATE OR JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED.

THIS DISCLOSURE STATEMENT CONTAINS “FORWARD-LOOKING STATEMENTS.” SUCH STATEMENTS CONSIST OF ANY STATEMENT OTHER THAN A RECITATION OF HISTORICAL FACT AND CAN BE IDENTIFIED BY THE USE OF FORWARD LOOKING TERMINOLOGY SUCH AS “MAY,” “EXPECT,” “ANTICIPATE,” “ESTIMATE” OR “CONTINUE” OR THE NEGATIVE THEREOF OR OTHER VARIATIONS THEREON OR COMPARABLE TERMINOLOGY. THE DEBTORS CONSIDER ALL STATEMENTS REGARDING ANTICIPATED OR FUTURE MATTERS TO BE FORWARD-LOOKING STATEMENTS.

Forward-looking statements may include statements about:

•	general economic and business conditions and industry trends;

•	levels and volatility of oil and gas prices;

•	the continued demand for drilling services or production services in the geographic areas where the Company operates;

•	decisions about exploration and development projects to be made by oil and gas exploration and production companies;

•	the highly competitive nature of the Company’s business;

•	technological advancements and trends in the Company’s industry, and improvements in the Company’s competitors’ equipment;

•	the loss of one or more of the Company’s major clients or a decrease in their demand for the Company’s services;

•	future compliance with covenants under the Exit Facilities (as defined below);

•	operating hazards inherent in the Company’s operations;

•	the supply of marketable drilling rigs, well servicing rigs, coiled tubing units and wireline units within the industry;

•	the continued availability of new components for drilling rigs, well servicing rigs, coiled tubing units and wireline units;

•	the continued availability of qualified personnel;

•	the success or failure of the Company’s acquisition strategy;

•	the occurrence of cybersecurity incidents;

•	the political, economic, regulatory and other uncertainties encountered by the Company’s operations,

•	changes in, or the Company’s failure or inability to comply with, governmental regulations, including those relating to the environment;

•	changes in tax laws or tax rates;

•	complaints or litigation against us;

•	trade restrictions or embargoes by the United States and other countries;

•	the Company’s cash flows and liquidity;

•	the Company’s business strategy and prospect for growth;

•	the implementation of the Restructuring; and

•	the factors as set out in Article IX – “Certain Risk Factors To Be Considered,” and other factors that are not known to us at this time.

STATEMENTS CONCERNING THESE AND OTHER MATTERS ARE NOT GUARANTEES OF THE REORGANIZED DEBTORS’ FUTURE PERFORMANCE. THERE ARE RISKS, UNCERTAINTIES, AND OTHER IMPORTANT FACTORS THAT COULD CAUSE THE REORGANIZED DEBTORS’ ACTUAL PERFORMANCE OR ACHIEVEMENTS TO BE DIFFERENT FROM THOSE THEY MAY PROJECT, AND THE DEBTORS UNDERTAKE NO OBLIGATION TO UPDATE THE PROJECTIONS MADE HEREIN, EXCEPT AS MAY BE REQUIRED BY APPLICABLE LAW. THE READER IS CAUTIONED THAT ALL FORWARD-LOOKING STATEMENTS ARE NECESSARILY SPECULATIVE AND THERE ARE CERTAIN RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL EVENTS OR RESULTS TO DIFFER MATERIALLY FROM THOSE PRESENTED IN SUCH FORWARD-LOOKING STATEMENTS. THE LIQUIDATION ANALYSIS, PROJECTIONS AND OTHER

v

INFORMATION CONTAINED HEREIN AND ATTACHED HERETO ARE ESTIMATES ONLY, AND THE VALUE OF THE PROPERTY DISTRIBUTED TO HOLDERS OF ALLOWED CLAIMS OR INTERESTS MAY BE AFFECTED BY MANY FACTORS THAT CANNOT BE PREDICTED. THEREFORE, ANY ANALYSES, ESTIMATES OR RECOVERY PROJECTIONS MAY OR MAY NOT TURN OUT TO BE ACCURATE. FOR MORE INFORMATION REGARDING THE FACTORS THAT MAY CAUSE ACTUAL RESULTS TO DIFFER FROM THOSE PRESENTED IN THE FORWARD-LOOKING STATEMENTS, PLEASE REFER TO ARTICLE IX – CERTAIN RISK FACTORS TO BE CONSIDERED OF THIS DISCLOSURE STATEMENT AND “PRINCIPAL RISKS AND UNCERTAINTIES” OF THE ANNUAL REPORT FOR THE YEAR ENDED DECEMBER 31, 2018, A COPY OF WHICH IS FILED ON PIONEER’S WEBSITE AND INCORPORATED BY REFERENCE IN THIS DISCLOSURE STATEMENT.

HOLDERS OF ALLOWED GENERAL UNSECURED CLAIMS WILL NOT BE IMPAIRED BY THE PREPACKAGED PLAN AND, AS A RESULT, THE RIGHT TO RECEIVE PAYMENT IN FULL ON ACCOUNT OF SUCH OBLIGATIONS IS NOT ALTERED BY THE PREPACKAGED PLAN.

THIS DISCLOSURE STATEMENT HAS BEEN PREPARED PURSUANT TO SECTIONS 1125 AND 1126 OF THE BANKRUPTCY CODE AND BANKRUPTCY RULE 3016 AND IS NOT NECESSARILY IN ACCORDANCE WITH FEDERAL OR STATE SECURITIES LAWS OR OTHER SIMILAR LAWS.

THE DEBTORS BELIEVE THAT THE SOLICITATION OF VOTES ON THE PREPACKAGED PLAN MADE BY THIS DISCLOSURE STATEMENT AFTER THE PETITION DATE, AND THE OFFER OF CERTAIN NEW SECURITIES THAT MAY BE DEEMED TO BE MADE PURSUANT TO THE SOLICITATION, ARE EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT AND RELATED STATE STATUTES BY REASON OF THE EXEMPTION PROVIDED BY SECTION 1145(a)(1) OF THE BANKRUPTCY CODE AND THAT CERTAIN OTHER NEW SECURITIES ARE EXEMPT PURSUANT TO SECTION 4(a)(2) OF THE SECURITIES ACT AND REGULATION D PROMULGATED THEREUNDER, AND EXPECT THAT THE OFFER AND ISSUANCE OF THE SECURITIES UNDER THE PREPACKAGED PLAN WILL BE EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT AND RELATED STATE STATUTES BY REASON OF THE APPLICABILITY OF SECTION 1145(a)(1) OF THE BANKRUPTCY CODE AND SECTION 4(a)(2) OF THE SECURITIES ACT.

ALL SECURITIES DESCRIBED HEREIN ARE EXPECTED TO BE ISSUED WITHOUT REGISTRATION UNDER THE SECURITIES ACT OR ANY STATE SECURITIES LAWS (“BLUE SKY LAWS”) AND IT IS EXPECTED THAT THE OFFER AND ISSUANCE OF THE NEW EQUITY WILL BE EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT AND BLUE SKY LAWS BY REASON OF THE APPLICABILITY OF SECTION 1145(a)(1) OF THE BANKRUPTCY CODE.

TO THE EXTENT THAT THE DEBTORS RELY ON A PRIVATE PLACEMENT EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT FOR THE OFFER AND ISSUANCE OF ANY SECURITIES OR FOR SECURITIES PURCHASED UNDER THE RIGHTS OFFERING, THOSE SECURITIES WILL BE SUBJECT TO RESTRICTIONS ON TRANSFER UNDER THE SECURITIES ACT AND MAY ONLY BE RESOLD OR OTHERWISE TRANSFERRED PURSUANT TO (A) AN EFFECTIVE REGISTRATION STATEMENT OR (B) AN EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.

THE DEBTORS RECOMMEND THAT POTENTIAL RECIPIENTS OF ANY NEW EQUITY OR STAPLED SPECIAL VOTING STOCK PURSUANT TO THE CHAPTER 11 CASES CONSULT THEIR OWN LEGAL COUNSEL CONCERNING THE SECURITIES LAWS GOVERNING THE TRANSFERABILITY OF ANY SUCH NEW EQUITY.

NEITHER THE SOLICITATION NOR THIS DISCLOSURE STATEMENT CONSTITUTES AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SECURITIES IN ANY STATE OR JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED.

NO LEGAL OR TAX ADVICE IS PROVIDED TO YOU BY THIS DISCLOSURE STATEMENT. THE DEBTORS URGE EACH HOLDER OF A CLAIM OR INTEREST TO CONSULT WITH ITS OWN ADVISORS WITH RESPECT TO ANY LEGAL, FINANCIAL, SECURITIES, TAX OR BUSINESS ADVICE IN REVIEWING THIS DISCLOSURE STATEMENT, THE PREPACKAGED PLAN AND EACH OF THE PROPOSED TRANSACTIONS CONTEMPLATED THEREBY. FURTHER, THE COURT’S APPROVAL OF THE ADEQUACY OF DISCLOSURES CONTAINED IN THIS DISCLOSURE STATEMENT DOES NOT CONSTITUTE THE COURT’S APPROVAL OF THE MERITS OF THE PREPACKAGED PLAN OR A GUARANTEE BY THE COURT OF THE ACCURACY OR COMPLETENESS OF THE INFORMATION CONTAINED HEREIN.

THIS DISCLOSURE STATEMENT CONTAINS, AMONG OTHER THINGS, A SUMMARY OF THE PREPACKAGED PLAN, CERTAIN EVENTS LEADING UP TO AND EXPECTED TO OCCUR IN THE DEBTORS’ CHAPTER 11 CASES, AND CERTAIN DOCUMENTS RELATED TO THE PREPACKAGED PLAN THAT ARE ATTACHED HERETO AND INCORPORATED HEREIN BY REFERENCE OR THAT MAY BE FILED LATER WITH THE PLAN SUPPLEMENT. ALTHOUGH THE DEBTORS BELIEVE THAT THESE SUMMARIES ARE FAIR AND ACCURATE, THESE SUMMARIES ARE QUALIFIED IN THEIR ENTIRETY TO THE EXTENT THAT THE SUMMARIES DO NOT SET FORTH THE ENTIRE TEXT OF SUCH DOCUMENTS OR STATUTORY PROVISIONS OR EVERY DETAIL OF SUCH EVENTS, BY REFERENCE TO SUCH DOCUMENT OR STATUTORY PROVISIONS. IN THE EVENT OF ANY CONFLICT, INCONSISTENCY OR DISCREPANCY BETWEEN A DESCRIPTION IN THIS DISCLOSURE STATEMENT AND THE TERMS AND PROVISIONS OF THE PREPACKAGED PLAN OR ANY OTHER DOCUMENTS, THE PREPACKAGED PLAN OR SUCH OTHER DOCUMENTS WILL GOVERN AND CONTROL FOR ALL PURPOSES. EXCEPT AS OTHERWISE SPECIFICALLY

NOTED, FACTUAL INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT HAS BEEN PROVIDED BY THE DEBTORS’ MANAGEMENT. THE DEBTORS DO NOT REPRESENT OR WARRANT THAT THE INFORMATION CONTAINED HEREIN OR ATTACHED HERETO IS WITHOUT ANY MATERIAL INACCURACY OR OMISSION.

IN PREPARING THIS DISCLOSURE STATEMENT, THE DEBTORS RELIED ON FINANCIAL DATA DERIVED FROM THE DEBTORS’ BOOKS AND RECORDS AND ON VARIOUS ASSUMPTIONS REGARDING THE DEBTORS’ BUSINESS. THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT ARE MADE AS OF THE DATE HEREOF UNLESS OTHERWISE SPECIFIED. THE DEBTORS’ MANAGEMENT HAS REVIEWED THE FINANCIAL INFORMATION PROVIDED IN THIS DISCLOSURE STATEMENT. ALTHOUGH THE DEBTORS HAVE USED THEIR REASONABLE BUSINESS JUDGMENT TO ENSURE THE ACCURACY OF THIS FINANCIAL INFORMATION AND THE LIQUIDATION ANALYSIS, THE FINANCIAL INFORMATION AND LIQUIDATION ANALYSIS CONTAINED IN, OR INCORPORATED BY REFERENCE INTO, THIS DISCLOSURE STATEMENT HAS NOT BEEN AUDITED (UNLESS OTHERWISE EXPRESSLY PROVIDED HEREIN) AND NO REPRESENTATIONS OR WARRANTIES ARE MADE AS TO THE ACCURACY OF THE FINANCIAL INFORMATION CONTAINED HEREIN OR ASSUMPTIONS REGARDING THE DEBTORS’ BUSINESS AND ITS FUTURE RESULTS AND OPERATIONS. THE DEBTORS EXPRESSLY CAUTION READERS NOT TO PLACE UNDUE RELIANCE ON ANY FORWARD-LOOKING STATEMENTS CONTAINED HEREIN.

NEITHER THIS DISCLOSURE STATEMENT, THE PREPACKAGED PLAN, THE CONFIRMATION ORDER NOR THE PLAN SUPPLEMENT WAIVE ANY RIGHTS OF THE DEBTORS WITH RESPECT TO THE HOLDERS OF CLAIMS OR INTERESTS PRIOR TO THE EFFECTIVE DATE. RATHER, THIS DISCLOSURE STATEMENT SHALL CONSTITUTE A STATEMENT MADE IN SETTLEMENT NEGOTIATIONS RELATED TO POTENTIAL CONTESTED MATTERS, POTENTIAL ADVERSARY PROCEEDINGS AND OTHER PENDING OR THREATENED LITIGATION OR ACTIONS.

NO RELIANCE SHOULD BE PLACED ON THE FACT THAT A PARTICULAR LITIGATION CLAIM OR PROJECTED OBJECTION TO A PARTICULAR CLAIM IS OR IS NOT IDENTIFIED IN THIS DISCLOSURE STATEMENT. EXCEPT AS PROVIDED UNDER THE PREPACKAGED PLAN, THE DEBTORS OR THE REORGANIZED DEBTORS MAY SEEK TO INVESTIGATE, FILE AND PROSECUTE CLAIMS AND CAUSES OF ACTION AND MAY OBJECT TO CLAIMS AFTER CONFIRMATION OR THE EFFECTIVE DATE OF THE PREPACKAGED PLAN IRRESPECTIVE OF WHETHER THIS DISCLOSURE STATEMENT IDENTIFIES ANY SUCH CLAIMS OR OBJECTIONS TO CLAIMS ON THE TERMS SPECIFIED IN THE PREPACKAGED PLAN.

THE DEBTORS ARE GENERALLY MAKING THE STATEMENTS AND PROVIDING THE FINANCIAL INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT AS OF THE DATE HEREOF WHERE FEASIBLE, UNLESS OTHERWISE SPECIFICALLY NOTED. ALTHOUGH THE DEBTORS MAY SUBSEQUENTLY UPDATE THE INFORMATION IN THIS DISCLOSURE STATEMENT, THE DEBTORS HAVE NO AFFIRMATIVE DUTY TO DO SO. HOLDERS OF CLAIMS OR INTERESTS REVIEWING THIS DISCLOSURE STATEMENT SHOULD NOT INFER THAT, AT THE TIME OF THEIR REVIEW, THE FACTS SET FORTH HEREIN HAVE NOT CHANGED SINCE THIS DISCLOSURE STATEMENT WAS SENT. INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION, MODIFICATION, OR AMENDMENT. THE DEBTORS RESERVE THE RIGHT TO FILE AN AMENDED OR MODIFIED PREPACKAGED PLAN AND RELATED DISCLOSURE STATEMENT FROM TIME TO TIME, SUBJECT TO THE TERMS OF THE RESTRUCTURING SUPPORT AGREEMENT.

THE DEBTORS HAVE NOT AUTHORIZED ANY ENTITY TO GIVE ANY INFORMATION ABOUT OR CONCERNING THE PREPACKAGED PLAN OTHER THAN THAT WHICH IS CONTAINED IN THIS DISCLOSURE STATEMENT. THE DEBTORS HAVE NOT AUTHORIZED ANY REPRESENTATIONS CONCERNING THE DEBTORS OR THE VALUE OF THEIR PROPERTY OTHER THAN AS SET FORTH IN THIS DISCLOSURE STATEMENT.

HOLDERS OF CLAIMS OR INTERESTS ENTITLED TO VOTE TO ACCEPT OR REJECT THE PREPACKAGED PLAN MUST RELY ON THEIR OWN EVALUATION OF THE COMPANY AND THEIR OWN ANALYSES OF THE TERMS OF THE PREPACKAGED PLAN IN DECIDING WHETHER TO VOTE TO ACCEPT OR REJECT THE PREPACKAGED PLAN. IMPORTANTLY, PRIOR TO DECIDING WHETHER AND HOW TO VOTE ON THE PREPACKAGED PLAN, EACH HOLDER OF A CLAIM OR INTEREST IN A VOTING CLASS SHOULD REVIEW THE PREPACKAGED PLAN IN ITS ENTIRETY AND CONSIDER CAREFULLY ALL OF THE INFORMATION IN THIS DISCLOSURE STATEMENT AND ANY EXHIBITS HERETO.

IF THE PREPACKAGED PLAN IS CONFIRMED BY THE COURT AND THE EFFECTIVE DATE OCCURS, ALL HOLDERS OF CLAIMS OR INTERESTS (INCLUDING THOSE HOLDERS OF CLAIMS OR INTERSTS WHO DO NOT SUBMIT BALLOTS TO ACCEPT OR REJECT THE PREPACKAGED PLAN, WHO VOTE TO REJECT THE PREPACKAGED PLAN, OR WHO ARE NOT ENTITLED TO VOTE ON THE PREPACKAGED PLAN) AGAINST THE DEBTORS WILL BE BOUND BY THE TERMS OF THE PREPACKAGED PLAN AND THE TRANSACTIONS CONTEMPLATED THEREBY.

NOTWITHSTANDING ANY RIGHTS OF APPROVAL PURSUANT TO THE RESTRUCTURING SUPPORT AGREEMENT OR OTHERWISE AS TO THE FORM OR SUBSTANCE OF THIS DISCLOSURE STATEMENT, THE PREPACKAGED PLAN OR ANY OTHER DOCUMENT RELATING TO THE TRANSACTIONS CONTEMPLATED THEREUNDER, NONE OF THE PARTIES WHO HAVE EXECUTED THE RESTRUCTURING SUPPORT AGREEMENT, OR THEIR RESPECTIVE REPRESENTATIVES, MEMBERS, FINANCIAL OR LEGAL ADVISORS OR AGENTS,

HAS INDEPENDENTLY VERIFIED THE INFORMATION CONTAINED HEREIN OR TAKES ANY RESPONSIBILITY THEREFOR AND NONE OF THE FOREGOING ENTITIES OR PERSONS MAKES ANY REPRESENTATIONS OR WARRANTIES WHATSOEVER CONCERNING THE INFORMATION CONTAINED HEREIN.

THE CONFIRMATION AND EFFECTIVENESS OF THE PREPACKAGED PLAN ARE SUBJECT TO CERTAIN MATERIAL CONDITIONS PRECEDENT DESCRIBED HEREIN AND SET FORTH IN ARTICLE IX OF THE PREPACKAGED PLAN. THERE IS NO ASSURANCE THAT THE PREPACKAGED PLAN WILL BE CONFIRMED, OR IF CONFIRMED, THAT THE CONDITIONS REQUIRED TO BE SATISFIED FOR THE PREPACKAGED PLAN TO BECOME EFFECTIVE WILL BE SATISFIED (OR WAIVED).

ALL EXHIBITS TO THIS DISCLOSURE STATEMENT ARE INCORPORATED INTO AND ARE A PART OF THIS DISCLOSURE STATEMENT AS IF SET FORTH IN FULL HEREIN.

x

ARTICLE VI. VALUATION OF THE DEBTORS		57

ARTICLE VII. TRANSFER RESTRICTIONS AND CONSEQUENCES UNDER FEDERAL SECURITIES LAWS		57

A.	1145 Securities	57

B.	Rights to Purchase New Convertible Bonds in the Rights Offering	59

C.	Private Placement Securities	59

D.	Listing	62

ARTICLE VIII. CERTAIN U.S. FEDRAL INCOME TAX CONSEQUENCES OF THE PREPACKAGED PLAN		62

A.	U.S. Federal Income Tax Consequences to the Debtors	63

B.	U.S. Holders of Certain Claims and Interests	66

C.	Non-U.S. Holders of Certain Claims and Interests	73

D.	FATCA	75

E.	Backup Withholding and Information Reporting	76

ARTICLE IX. CERTAIN RISK FACTORS TO BE CONSIDERED		77

A.	Certain Bankruptcy Law Considerations	77

B.	Risks Relating to the Company’s Business	84

C.	Factors Relating to Securities to Be Issued Under the Prepackaged Plan Generally	94

D.	Additional Factors	98

ARTICLE X. VOTING PROCEDURES AND REQUIREMENTS		98

A.	Voting Instructions and Voting Deadline	99

B.	Voting Procedures	99

C.	Parties Entitled to Vote	100

D.	Miscellaneous	100

E.	Fiduciaries and Other Representatives	101

F.	Agreements Upon Furnishing Ballots	101

G.	Change of Vote	102

H.	Waivers of Defects, Irregularities, etc.	102

I.	Miscellaneous	102

ARTICLE XI. CONFIRMATION OF THE PREPACKAGED PLAN		103

A.	Confirmation Hearing	103

B.	Objections to Confirmation	103

C.	Requirements for Confirmation of the Prepackaged Plan	105

ARTICLE XII. ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE PREPACKAGED PLAN		110

A.	Alternative Plan of Reorganization	110

B.	Sale Under Section 363 of the Bankruptcy Code	110

C.	Liquidation Under Chapter 7 or Applicable Non-Bankruptcy Law	110

ARTICLE XIII. MISCELLANEOUS PROVISIONS		111

A.	Immediate Binding Effect	111

B.	Additional Documents	111

C.	Reservation of Rights	111

D.	Successors and Assigns	111

E.	Term of Injunctions or Stays	112

F.	Entire Agreement	112

G.	Exhibits	112

H.	Consent Rights of Required Consenting Stakeholders, Required Backstop Parties and Required DIP Lenders	112

I.	Nonseverability of Prepackaged Plan Provisions	113

J.	Votes Solicited in Good Faith	113

K.	Request for Expedited Determination of Taxes	113

L.	Closing of Chapter 11 Cases	113

ARTICLE XIV. CONCLUSION AND RECOMMENDATION		114

EXHIBITS

EXHIBIT A:	Joint Prepackaged Chapter 11 Plan of Reorganization of Pioneer Energy Services Corp. and Its Affiliated Debtors

EXHIBIT B:	Restructuring Support Agreement

EXHIBIT C:	Corporate Structure Chart

EXHIBIT D:	Valuation Analysis

EXHIBIT E:	Liquidation Analysis

EXHIBIT F:	Financial Projections

THE DEBTORS HEREBY ADOPT AND INCORPORATE EACH EXHIBIT

ATTACHED TO THIS DISCLOSURE STATEMENT BY REFERENCE

AS THOUGH FULLY SET FORTH HEREIN.

ARTICLE I.

INTRODUCTION

The Debtors submit this Disclosure Statement in connection with the Solicitation of votes on the Joint Prepackaged Chapter 11 Plan of Pioneer Energy Services Corp. and its Affiliated Debtors, dated February 28, 2020 (the “Prepackaged Plan”) attached hereto as Exhibit A.2 The Debtors under the Prepackaged Plan are Pioneer and certain of its affiliates, substantially all of which are issuers, borrowers, guarantors and/or grantors under the Prepetition ABL Credit Agreement, Prepetition Term Loan Credit Agreement and the Indenture (each as defined below). Following approval of the Board of Directors of Pioneer (the “Board”), the Debtors anticipate filing voluntary petitions for relief under chapter 11 in the United States Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court”) on or about March 1, 2020, which is during the solicitation period.

The Debtors are commencing this Solicitation after extensive good faith, arms’-length discussions among the Debtors and certain key creditor constituencies. As a result of these negotiations, the Debtors, the Consenting Term Lenders and the Consenting Noteholders have reached a global consensus on the terms of a Restructuring (as defined below) and related restructuring support agreement (the “Restructuring Support Agreement”), a copy of which is annexed hereto as Exhibit B. Under the terms of the Restructuring Support Agreement, which has been signed by the vast preponderance of the Debtors’ major stakeholders whose claims are impacted under the Prepackaged Plan, the Consenting Term Lenders and Consenting Noteholders agree, subject to the terms and conditions of the Restructuring Support Agreement, to support a value-maximizing financial restructuring of the Debtors (the “Restructuring”), that leaves the Debtors’ trade and other general unsecured creditors unaffected. The Restructuring shall be effectuated through the Prepackaged Plan.

The votes for acceptance of the Prepackaged Plan are being solicited from Holders in Class 5 (Notes Claims) and Class 10 (Pioneer Interests).

Further below is a short summary of the treatment of various Holders of Claims and Interests under the Prepackaged Plan. Greater detail on such treatment is provided later on in this Disclosure Statement.

The Debtors believe that the Prepackaged Plan provides the best available path forward for the Company, one that eliminates significant financial burdens, provides the Debtors with an expeditious and cost-effective road to emergence, positions the Company for success in the years to come, and is in the best interests of all of the Company’s stakeholders. Taken as a whole, the Restructuring achieves:

2

Capitalized terms used but not otherwise defined in this Disclosure Statement will have the meaning ascribed to such terms in the Prepackaged Plan. The summary of the Prepackaged Plan provided herein is qualified in its entirety by reference to the Prepackaged Plan. In the case of any inconsistency between this Disclosure Statement and the Prepackaged Plan, the Prepackaged Plan will govern.

•	a 100% recovery to Allowed General Unsecured Claims and all other creditors who are Unimpaired under the Prepackaged Plan; and

•

deleveraging the Company’s balance sheet by (i) equitizing approximately $300 million of prepetition Notes Claims with the consent of an overwhelming amount of the Notes Claims, and (ii) refinancing of $175 million of Prepetition Term Loan Claims with the proceeds of the New Secured Bonds and Rights Offering.

In addition, the Prepackaged Plan provides for a substantial capital infusion into the Company through a new money Rights Offering to raise up to $125 million through the issuance of the Rights Offering Convertible Bonds (the “Rights Offering Amount”) and Management Commitment Convertible Bonds. In accordance with the Rights Offering Procedures and the Backstop Commitment Agreement, each Eligible Holder (as defined in the Rights Offering Procedures) of Eligible Claims or Eligible Interests shall receive Subscription Rights with respect to such Eligible Claims or Eligible Interests to acquire its respective share of Rights Offering Convertible Bonds pursuant to the terms set forth in the Prepackaged Plan and the Rights Offering Procedures.

Lastly, the Company will seek to issue New Secured Bonds in the amount of $78.125 million consistent with the terms set forth in the New Secured Bond Term Sheet and otherwise to be determined. The proceeds of the New Secured Bonds will be used to refinance the Prepetition Term Loan Facility (as defined below).

Through the restructuring, the Debtors expect to create a sustainable capital structure that will position the Company for success in the energy exploration, production and development industry.

In addition, the Company believes that the Restructuring will maximize the value of its businesses and preserve the integrity of the Company’s diverse business lines. Moreover, the Restructuring provides a framework for the long-term sustainability of the Company’s businesses for the benefit of its employees and customers, whose Claims are not Impaired under the Prepackaged Plan, and positions it well from a liquidity perspective.

WHO IS ENTITLED TO VOTE: Under the Bankruptcy Code, only Holders of claims or interests in “impaired” classes are entitled to vote on a plan of reorganization (unless, for reasons discussed in more detail below, such Holders are deemed to reject the plan pursuant to section 1126(g) of the Bankruptcy Code). Under section 1124 of the Bankruptcy Code, a class of claims or interests is deemed to be “impaired” under a plan unless: (i) the plan leaves unaltered the legal, equitable, and contractual rights of the Holder of such claim or interest; or (ii) notwithstanding any legal right to an accelerated payment of such claim or interest, the plan, among other things, cures all existing defaults (other than defaults resulting from the occurrence of events of bankruptcy) and reinstates the maturity of such claim or interest as it existed before the default.

There are two (2) groups entitled to vote on the Prepackaged Plan whose acceptances of the Prepackaged Plan are being solicited: (i) Holders of Notes Claims (Class 5) and (ii) Holders of Pioneer Interests (Class 10).

THE PREPACKAGED PLAN PROVIDES THAT HOLDERS OF IMPAIRED CLAIMS AND INTERESTS WHO DO NOT SUBMIT A BALLOT TO ACCEPT OR REJECT THE PREPACKAGED PLAN OR WHO REJECT THE PREPACKAGED PLAN BUT DO NOT OPT OUT OF THE RELEASE PROVISIONS OF THE PREPACKAGED PLAN ARE DEEMED TO HAVE GRANTED THE RELEASES THEREIN.

The following table summarizes: (i) the treatment of Claims and Interests under the Prepackaged Plan; (ii) which Classes are impaired by the Prepackaged Plan; (iii) which Classes are entitled to vote on the Prepackaged Plan; and (iv) the estimated recoveries for Holders of Claims and Interests.3 The table is qualified in its entirety by reference to the full text of the Prepackaged Plan. A more detailed summary of the terms and provisions of the Prepackaged Plan is provided in the Summary of the Prepackaged Plan set forth in ARTICLE V of this Disclosure Statement. A detailed discussion of the analysis underlying the estimated recoveries, including the assumptions underlying such analysis, is provided in the Valuation Analysis set forth in ARTICLE VI and Exhibit D hereof.

Class	Claim or Interest	Treatment	Impaired or Unimpaired	Entitlement to Vote	Approx. Percentage Recovery
1	Other Priority Claims	Except to the extent that a Holder of an Allowed Other Priority Claim agrees to a less favorable treatment, in full and final satisfaction, compromise, settlement, release and discharge of and in exchange for each Allowed Other Priority Claim, each such Holder shall receive, at the option of the applicable Debtor or Reorganized Debtor, with the consent of the Required Consenting Noteholders, (i) payment in full, in Cash, of the unpaid portion of its Allowed Other Priority Claim on the Effective Date or as soon thereafter as reasonably practicable (or, if payment is not then due, such Allowed Other Priority Claim shall be paid in accordance with its terms), or (ii) such other recovery necessary to satisfy section 1129 of the Bankruptcy Code pursuant to such other terms as may be agreed to by the Holder of an Allowed Other Priority Claim and the Debtors.	Unimpaired	No (Presumed to Accept)	100%

3

Any Class of Claims against or Interests in a Debtor that is considered vacant under Article III.G of the Prepackaged Plan shall be deemed eliminated from the Prepackaged Plan of such Debtor for purposes of voting to accept or reject the Prepackaged Plan. Further, any holder of a Claim or Interest in a Class that is considered vacant under Article III.G of the Prepackaged Plan will receive no distribution under the Prepackaged Plan.

Class	Claim or Interest	Treatment	Impaired or Unimpaired	Entitlement to Vote	Approx. Percentage Recovery
2	Other Secured Claims	On the Effective Date, except to the extent that a Holder of an Allowed Other Secured Claim agrees to a less favorable treatment, in full and final satisfaction, compromise, settlement, release and discharge of and in exchange for each Allowed Other Secured Claim, each such Holder shall receive, at the option of the applicable Debtor or Reorganized Debtor, with the consent of the Requisite Consenting Noteholders: (i) payment in full in Cash of the unpaid portion of its Allowed Other Secured Claim on the Effective Date or as soon thereafter as reasonably practicable (or if payment is not then due, then such Allowed Other Secured Claim shall be paid in accordance with its terms), (ii) Reinstatement of its Claims or (iii) such other recovery necessary to satisfy section 1129 of the Bankruptcy Code.	Unimpaired	No (Presumed to Accept)	100%

3	ABL Claims	On the Effective Date, except to the extent that a Holder of an Allowed ABL Claim agrees to a less favorable treatment, in full and final satisfaction, compromise, settlement, release and discharge of and in exchange for each Allowed ABL Claim, to the extent such Claims have not been repaid with the proceeds of the DIP Facility, each such Holder shall receive, at the option of the applicable Debtor or Reorganized Debtor, with the consent of the Required Consenting Noteholders, (i) payment in full, in Cash, of the unpaid portion of its Allowed ABL Claim on the Effective Date or as soon thereafter as reasonably practicable (or, if payment is not then due, such Allowed ABL Claim shall be paid in accordance with its terms), or (ii) such other recovery necessary to satisfy section 1129 of the Bankruptcy Code.	Unimpaired	No (Presumed to Accept)	100%

Class	Claim or Interest	Treatment	Impaired or Unimpaired	Entitlement to Vote	Approx. Percentage Recovery
4	Prepetition Term Loan Claims	On the Effective Date or as soon thereafter as reasonably practicable, in full and final satisfaction, compromise, settlement, release, and discharge of and in exchange for each Prepetition Term Loan Claim, each Holder of an Allowed Prepetition Term Loan Claim shall receive payment in full in Cash of each such Allowed Prepetition Term Loan Claim.	Unimpaired	No (Presumed to Accept)	100%

5	Notes Claims	On the Effective Date or as soon thereafter as reasonably practicable, in full and final satisfaction, compromise, settlement, release, and discharge of and in exchange for each Notes Claim, each Holder of an Allowed Notes Claim shall receive its Pro Rata share of (i) 94.25% of the New Equity (and, if Class 10 does not vote to accept the Plan, such percentage will increase to 100%), subject to dilution by the New Equity issued upon conversion of the New Convertible Bonds (inclusive of the Management Commitment Convertible Bonds, the Rights Offering Convertible Bonds and the Premium Convertible Bonds) and the Employee Incentive Plan and (ii) Subscription Rights to acquire its Pro Rata share of $116,121,000 in New Convertible Bonds (and the corresponding Stapled Special Voting Stock) in accordance with the Rights Offering Procedures.	Impaired	Yes	4-32%

Class	Claim or Interest	Treatment	Impaired or Unimpaired	Entitlement to Vote	Approx. Percentage Recovery
6	General Unsecured Claims	Each Holder of a General Unsecured Claim will be paid in full in Cash (together with interest if provided for under the governing agreement) in the ordinary course of the Debtors’ business, in accordance with the terms and subject to the conditions of any agreements governing, instruments evidencing or other documents relating to such transactions, or Reinstated, subject to all claims, defenses, or disputes the Debtors or the Reorganized Debtors may have with respect to such General Unsecured Claims.	Unimpaired	No (Presumed to Accept)	100%

7	Intercompany Claims	On the Effective Date, all Intercompany Claims shall be, with the reasonable consent of the Required Consenting Noteholders, adjusted, Reinstated, or discharged to the extent determined to be appropriate by the Debtors or Reorganized Debtors, as applicable.	Unimpaired	No (Deemed to Accept)	N/A

8	Subordinated Claims	On the Effective Date, all Allowed Subordinated Claims, if any, shall be discharged, cancelled, released, and extinguished, and will be of no further force or effect. No Holder of Allowed Subordinated Claims will receive any distribution or recovery on account of such Allowed Subordinated Claims.	Impaired	No (Deemed to Reject)	N/A

9	Intercompany Interests	On the Effective Date, each Intercompany Interest shall be Reinstated or cancelled at the option of the Debtors (with the consent of the Required Consenting Noteholders).	Unimpaired	No (Deemed to Accept)	N/A

10	Pioneer Interests

On the Effective Date or as soon thereafter as reasonably practicable, all Pioneer Interests shall be cancelled and discharged and shall be of no further force and effect, whether surrendered for cancellation or otherwise, and each Holder of an Allowed Pioneer Interest shall receive:

			Impaired	Yes	$700,000-$6 million

Class	Claim or Interest	Treatment	Impaired or Unimpaired	Entitlement to Vote	Approx. Percentage Recovery

If Class 10 votes to accept the Prepackaged Plan, its Pro Rata share of (i) 5.75% of the New Equity, subject to dilution by the New Equity issued upon conversion of the New Convertible Bonds (inclusive of the Management Commitment Convertible Bonds, the Rights Offering Convertible Bonds and the Premium Convertible Bonds) and the Employee Incentive Plan and (ii) Subscription Rights to acquire its Pro Rata share of $7,084,000 in New Convertible Bonds (and the corresponding Stapled Special Voting Stock) in accordance with the Rights Offering Procedures.

If Class 10 does not vote to accept the Prepackaged Plan, its Pro Rata share of Subscription Rights to acquire its Pro Rata share of $7,084,000 in New Convertible Bonds (and the corresponding Stapled Special Voting Stock) in accordance with the Rights Offering Procedures.

ARTICLE II.

OVERVIEW OF THE COMPANY’S OPERATIONS

A. Overview of the Debtors’ Businesses

Pioneer and its affiliated Debtors and non-Debtor subsidiaries (collectively, the “Company”) operate together to provide land-based drilling services and production services to a diverse group of oil and gas exploration and production companies in the United States and internationally in Colombia. By offering both drilling and production services, Pioneer helps its customers in the oil and gas industry establish and maintain the flow of oil and natural gas throughout the productive life of a well. Pioneer has over fifty-one (51) years of experience assisting its customers with streamlining all aspects of their oilfield operations, from providing services prior to initial production through production, maintenance and eventual well abandonment.

Pioneer was incorporated under the laws of the state of Texas in 1979 as the successor to a business that had been operating since 1968. At that time, Pioneer had three land drilling rigs. Since then, Pioneer has expanded through a combination of organic growth and targeted acquisitions, including the 2008 acquisition of WEDGE Well Services, LLC, WEDGE Wireline Services, LLC and certain of their affiliates and the 2011 acquisition of Go Coil, LLC, which form the basis of the Company’s well servicing, wireline and coiled tubing services, respectively. As of the Petition Date, Pioneer has twenty-five (25) drilling rigs, 123 well servicing rigs, ninety-three (93) wireline services units and nine (9) coiled tubing services units.

Until recently, the common stock of Pioneer Energy was traded on the New York Stock Exchange (“NYSE”) under the symbol “PES.” The NYSE, however, delisted the common stock due to its low trading price levels in September 2019.

B. Pioneer’s Drilling Services and Production Services

Pioneer’s land-based drilling services and production services span the full lifecycle of oilfield operations, from initial exploration of potential sites, through development, production, maintenance and eventual abandonment of a site. At each stage, Pioneer provides its customers with a range of services and expertise to enhance the economic value of the customers’ oil and gas assets by optimizing development costs and maximizing production. These services are organized into two business lines – drilling services and production services. The Company’s two business lines can be further broken down into five key operating segments: domestic drilling, international drilling, well servicing, wireline services and coiled tubing services.

1. Drilling Services (Domestic and International)

Through its drilling services, Pioneer provides the drilling rig, crew, supplies and most of the ancillary equipment necessary to operate a drilling rig prior to initial production. The Company’s current drilling rig fleet is 100% pad-capable, which allows a series of horizontal wells to be drilled in succession by walking or skidding a drilling rig at a single pad-site location and provides greater movement flexibility and efficiency by drilling multiple wells on a single pad during the same visit of a drilling rig. Such techniques allow Pioneer’s customers to drill increasingly longer horizontal wellbores (i.e., the holes initially drilled to form the well), which enables higher hydrocarbon production per well and reduces the overall number of wells needed to achieved desired production.

Regarding the power used in such rigs, Pioneer utilizes alternating current (“AC”) and silicon controlled rectifier (“SCR”) rigs, which generate electrical power through one or more engine generator sets and are considered more efficient, safe and precise than mechanical rigs driven by electric motors. Each of the Company’s rigs has 1,500 horsepower or greater draw-works.    The Company’s utilization of AC and SCR rigs, and its removal of older, less capable rigs from its fleet, allows it to focus on providing a pad optimal fleet focused on the horizontal drilling market. Pioneer owns seventeen (17) AC rigs in the United States and eight (8) SCR rigs in Colombia.

Pioneer’s drilling contracts for individual wells are usually completed in less than thirty (30) days; however, the Company typically enters into drilling contracts of longer duration for newly constructed rigs and/or during periods of high rig demand.

The domestic and international drilling segments generated approximately 25% and 14%, respectively, of Pioneer’s overall revenues in the year ending December 31, 2018.

2. Production Services

Pioneer’s production services business segments provide a range of well, wireline and coiled tubing services, with operations concentrated in the major domestic onshore oil and gas producing regions in the Gulf Coast, Mid-Continent and Rocky Mountain states. Such services can span the life cycle of a well and include, among others, logging the characterizations of the rock and fluid mixtures penetrated by drilling, completion of well sites, perforation of the casing of the well to connect it to the reservoir, maintenance and end-of-well activities to permanently close oil and gas wells. Production services jobs are generally short-term, ranging in duration from several hours to less than thirty (30) days, and typically represent a single performance obligation (either for a particular job, series of distinct jobs or period of time during which the Company stands ready to provide services as the customer requires).

Pioneer’s production services generated approximately 61% of its overall revenues in the year ending December 31, 2018, including 16% from well servicing, 36% from wireline services and 9% from coiled tubing services.

a. Well Servicing

Through its well servicing segment, Pioneer offers optimization services to establish production in newly-drilled wells and to maintain production over the useful life of active wells. The Company’s completion services provide a mechanical method to prepare a well for production by perforating the well casing to allow oil and gas flow, stimulating and testing such zones and installing the production string and other downhole equipment. Through its well servicing fleet, the Company delivers periodic maintenance and major repairs or modifications to sustain optimal levels of oil and gas production. The Company also performs plugging and abandonment services at the end of a well’s useful life.

b. Wireline Services

Pioneer’s wireline services allow oil and gas exploration and production companies to better understand the reservoirs they are drilling or producing. The Company’s logging and perforating services are designed to establish a flow path between the reservoir and the wellbore and complete cased-holes to protect the wellbore from fluids, pressures and stability problems. Such services also include placing equipment in or retrieving equipment or debris from the wellbore, installing bridge plugs and controlling pressure.

c. Coiled Tubing Services

Through its coiled tubing services, Pioneer enables companies to continue production during service operations on wells under pressure without shutting the well down, thereby reducing the risk of formation damage. Coiled tubing services involve the use of a continuous flexible metal pipe that is spooled on a large reel and inserted into the wellbore to perform clean-outs, nitrogen jet lifts to displace fluids and reduce pressure, through-tubing fishing to remove wellbore obstructions, formation stimulation utilizing acid, chemical treatments and fracturing.

3. LiveSafe Program

Pioneer has an extensive focus on its safety program, LiveSafe, aimed at ensuring a work environment where its employees are committed to and recognize the possibility of always working without incident or injury. In 2018, the Company’s drilling business achieved record safety results and was ranked first among the top ten most active contractors. Similarly, in 2018, its well servicing segment achieved its lowest total recordable incident rate in its history. As a result of those actions, for the second year in a row, the Company achieved a consolidated total recordable incident rate below 1.0 (reflecting less than one work-related injury per 100 full-time workers during a one-year period) and lowered its lost time incident rates for the fifth consecutive year, reaching the lowest in the Company’s history. Pioneer’s excellent safety record and reputation remain critical to winning new business and expanding relationships with existing clients.

C. The Debtors’ Organizational Structure

The Debtors’ principal executive offices are located at 1250 N.E. Loop 410, Suite 1000, San Antonio, Texas 78209. A chart illustrating the Company’s organizational structure as of the Petition Date is attached hereto as Exhibit C.

D. Directors and Officers

Pioneer’s current Board is comprised of the following individuals:

Name	Position
Dean Burkhardt	Chairman of the Board
Wm. Stacy Locke	Director
Tamara Morytko	Director
Mike Rauh	Director
John Thompson	Director
Scott Urban	Director

Pioneer’s current senior management team is comprised of the following individuals:

Name	Position
Wm. Stacy Locke	President and Chief Executive Officer
Lorne E. Phillips	Chief Financial Officer
Brian L. Tucker	Chief Operating Officer
Carlos R. Peña	Executive Vice President and Chief Strategic Officer
Bryce Seki	General Counsel, Secretary and Compliance Officer
John “Skip” Locken	Vice President, Drilling Services
W. Scott Keenen	Senior Vice President, Global Human Resources

In accordance with 11 U.S.C. § 1129(a)(5), prior to the entry of the order confirming the Prepackaged Plan, the Debtors will disclose the identity and affiliations of any individual proposed to serve, after confirmation of the Prepackaged Plan, as a director or officer of each of the Reorganized Debtors.

E. The Debtors’ Capital Structure

1. Overview of the Company’s Prepetition Debt Structure

As of the Petition Date, the Company had approximately $475 million in principal amount of total funded indebtedness comprised of: (i) approximately $175 million in principal amount outstanding under the Prepetition Term Loan Credit Agreement (as defined below) and (ii) approximately $300 million in principal amount outstanding of Notes (as defined below).

2. The Prepetition ABL Facility

All Debtors, other than Pioneer Services Holdings, LLC, are borrowers (the “Prepetition ABL Borrowers”) under that certain Credit Agreement, dated as of November 8, 2017 (as amended, restated, modified, supplemented, or replaced from time to time, the “Prepetition ABL Credit Agreement”) among the Prepetition ABL Borrowers, the lenders party thereto from time to time (the “Prepetition ABL Lenders”), and Wells Fargo Bank, National Association, as administrative agent (in such capacity, the “Prepetition ABL Administrative Agent” and, together with the Prepetition ABL Lenders, the “Prepetition ABL Secured Parties”). Each of the Prepetition ABL Borrowers are guarantors of the Prepetition ABL Credit Agreement pursuant to that certain Guaranty Agreement, dated as of November 8, 2017 (as amended and restated from time to time), in favor of the Prepetition ABL Agent.

The Prepetition ABL Credit Agreement provides for an asset-based revolving credit facility (the “Prepetition ABL Facility”) in a maximum aggregate principal amount of $75 million, subject to a borrowing base and including a $30 million sub-limit for letters of credit. The obligations under the Prepetition ABL Credit Agreement in respect of the Prepetition ABL Facility are secured by liens on substantially all of the Debtors’ assets, including, without limitation, 100% of the equity interests of the Prepetition ABL Borrowers (other than Pioneer Energy) (the “Prepetition Collateral”).

The Prepetition ABL Facility bears interest at the London Interbank Offered Rate (“LIBOR”), plus a margin ranging from 2.75% to 3.25% or, at the Prepetition ABL Borrowers’ option, the Base Rate (as defined in the Prepetition ABL Credit Agreement) plus a margin ranging from 1.75% to 2.25%, in each case based on the Average Excess Availability (as defined in the Prepetition ABL Credit Agreement) of the Prepetition ABL Borrowers for the most recently completed calendar month. The applicable margin for borrowings bearing interest based on LIBOR is currently 1.75% per annum, and the applicable margin for borrowings bearing interest based on the Base Rate is currently 2.75% per annum. The Prepetition ABL Facility matures on November 8, 2022, subject to an earlier springing maturity date under certain conditions.

As of the Petition Date, the Prepetition ABL Facility remains undrawn, and the only amounts outstanding thereunder were undrawn letters of credit in the amount of $9.4 million and any accrued but unpaid indemnification obligations, fees and expenses and other obligations incurred in connection therewith.

3. The Prepetition Term Loan Facility

Debtor Pioneer Energy is the borrower under that certain Term Loan Credit Agreement, dated as of November 8, 2017 (as amended, restated, modified, supplemented, or replaced from time to time, the “Prepetition Term Loan Credit Agreement”) among Pioneer, the lenders party thereto from time to time (the “Prepetition Term Lenders”, and together with the Prepetition ABL Lenders, the “Prepetition Lenders”), and Wilmington Trust, National Association, as administrative agent (in such capacity, the “Prepetition Term Loan Agent” and, together with the Prepetition Term Lenders, the “Prepetition Term Loan Secured Parties”; and the Prepetition Term Loan Secured Parties, together with the Prepetition ABL Secured Parties, the “Prepetition Secured Parties”).

The Prepetition Term Loan Credit Agreement provides for a term loan credit facility (the “Prepetition Term Loan Facility”) in an initial aggregate principal amount of $175 million. The obligations under the Prepetition Term Loan Credit Agreement in respect of the Prepetition Term Loan Facility are guaranteed by Pioneer Global Holdings, Inc., Pioneer Drilling Services, Ltd., Pioneer Production Services, Inc., Pioneer Wireline Services Holdings, Inc., Pioneer Wireline Services, LLC, Pioneer Well Services, LLC, Pioneer Fishing & Rental Services, LLC, and Pioneer Coiled Tubing Services, LLC and secured by liens on the Prepetition Collateral.

The Prepetition Term Loan Facility bears interest at LIBOR or the Base Rate (as defined in the Prepetition Term Loan Credit Agreement), at the option of Pioneer Energy, plus an applicable margin of 7.75% and 6.75% per annum, respectively. The Prepetition Term Loan Facility matures on November 8, 2022, subject to earlier springing maturity dates under certain conditions, including a maturity date in December 2021 if, at such time, the aggregate amount of Senior Notes outstanding exceeds $15 million.

As of the Petition Date, $175 million in principal amount remains outstanding under the Prepetition Term Loan Facility, plus any accrued but unpaid interest, indemnification obligations, fees and expenses and other obligations incurred in connection therewith.

4. Notes

Debtor Pioneer Energy is the issuer of 6.125% senior unsecured notes due March 15, 2022 (the “Notes” and, together with the Prepetition ABL Facility and the Prepetition Term Loan Facility, the “Prepetition Debt”) pursuant to that certain Indenture, dated as of March 18, 2014 (as amended, restated, modified, supplemented, or replaced from time to time, the “Indenture”) with Wells Fargo Bank, National Association, as trustee, and certain of the Debtors as guarantors. The Notes are unsecured obligations and are pari passu with one another.

As of the Petition Date, the total aggregate outstanding amount of the Notes is approximately $300 million.

5. Intercreditor Agreement

The respective rights and interests of the Prepetition ABL Lenders and Prepetition Term Lenders are governed by that certain Intercreditor Agreement, dated as of November 8, 2017 (as amended, restated, modified, supplemented, or replaced from time to time, the “Intercreditor Agreement”) among Pioneer Energy, the Prepetition ABL Administrative Agent, and the Prepetition Term Loan Agent.

Specifically, the Intercreditor Agreement governs the respective rights and interests of the Prepetition ABL Secured Parties and the Prepetition Term Loan Secured Parties relating to, among other things, their rights and their ability to exercise remedies in connection with an ABL Event of Default or Term Event of Default (each as defined in the Intercreditor Agreement) and in the event of a bankruptcy filing, including related enforcement, standstill and turnover provisions. Pursuant to the Intercreditor Agreement, the Prepetition ABL Liens on the Prepetition Collateral consisting of ABL Priority Collateral (as defined in the Intercreditor Agreement) are first-priority and senior to the Prepetition Term Loan Liens on such ABL Priority Collateral, and the Prepetition Term Loan Liens on the Prepetition Collateral consisting of Term Priority Collateral (as defined in the Intercreditor Agreement) are first-priority and senior to the Prepetition ABL Liens on such Term Priority Collateral.

6. Equity Ownership

As discussed above, Pioneer Energy is a public company. Until recently, the common stock of Pioneer Energy was traded on the NYSE under the symbol “PES.” The NYSE, however, has suspended trading in the common stock due to its low trading price levels.

As of September 30, 2019, 200,000,000 shares of the Debtors’ $0.10 par value common stock had been authorized with 79,202,216 shares of common stock issued and outstanding.

7. Other Financing Arrangements and Indebtedness

In addition to the foregoing, certain Debtors are parties to other financing arrangements. These arrangements and facilities are described here solely to the extent they implicate one or more of the Debtors. Certain non-Debtor affiliates may be party to additional financing arrangements.4

a. Affiliate Financing Arrangements and Intercompany Loans

The Debtors maintain an integrated cash management system to manage the collection, transfer and disbursement of funds across the Debtors’ different legal entities, as directed and determined by the Debtors’ treasury department. This system includes a variety of routine intercompany transactions.

Certain of the Debtors also routinely engage in business with one another, generating ordinary course intercompany claims arising from, among other things, the allocation of costs due to shared services, employees and equipment. These intercompany financing arrangements are critical to the Debtors’ business. Continuation of these practices and procedures in the normal course during the pendency of these Chapter 11 Cases is essential to avoiding significant business disruptions. As such, the Debtors intend to continue these arrangements in the normal course of business, subject to the terms described in the Cash Management Motion (as defined below).

[4]

The non-Debtor subsidiaries routinely obtain bonds for bidding on drilling contracts, performing under drilling contracts and remitting customs and importation duties. To facilitate these practices, such non-Debtor subsidiaries are party to certain bank guarantees in the aggregate amount of $70.2 million (as amended and restated from time to time, the “Bonding Obligations”); however, none of the Debtor entities are guarantors under such Bonding Obligations.

b. Trade Debt

In addition to the foregoing, the Debtors had approximately $19.3 million in ordinary course trade debt owed to third parties (excluding affiliates) that was unpaid as January 21, 2020.

F. Legal Proceedings

The Debtors are named as defendants from time to time in routine litigation proceedings. In the opinion of management, the outcome of these proceedings will not have a material adverse effect on Pioneer’s financial position, results of operations, or cash flows. The Debtors, however, cannot predict with certainty the outcome or effect of pending or threatened litigation or legal proceedings, and the eventual outcome could materially differ from their current estimates.

ARTICLE III.

KEY EVENTS LEADING TO COMMENCEMENT OF CHAPTER 11 CASES

A. Recent Industry Trends

Pioneer’s performance is closely linked to market trends in the oil and gas industry and, in particular, the volatility of oil and natural gas prices. The last few years, however, have seen a significant and sustained drop in oil and gas prices. Oil and gas prices are dependent on factors beyond the Company’s control, including the supply of and demand for oil, weather conditions and political conditions, among others. As a result of this sustained market downturn, oil and gas companies around the world have dramatically curtailed capital and operating expenditures dedicated to oil and gas exploration, development and production. This, in turn, has caused a commensurate drop in demand for the products and services offered by Pioneer and its competitors. In fact, many of Pioneer’s competitors in the oilfield services space, whose businesses are also dependent on spending by oil and gas companies, have filed for bankruptcy in the last several years.

The sustained drop in oil and gas prices has impacted companies throughout the oil and gas industry including Pioneer and the majority of its customers. As spending on exploration, development and production of oil and natural gas has decreased so too has demand for Pioneer’s services. The decline in spending by oil and gas companies has had a significant effect on the Debtors’ financial health and prospects.

In addition to the issues facing the oil and gas industry generally, Pioneer operates in a highly competitive market. The oilfield services industry is saturated with competition from various companies that operate in the same sectors and the same regions of the world as Pioneer. The primary competitive factors that Pioneer faces include safety, performance, price, quality and breadth of products and services. Pioneer also faces competition from regional suppliers in some of the sectors in which it operates as these suppliers provide mobile equipment that can be moved from one market to another in response to market conditions.    This heavily competitive market has impacted the Company’s ability to maintain its market share and defend or maintain the pricing for its services. Heavy competition has also impacted the Company’s ability to negotiate favorable contract terms with its customers and suppliers, which, on occasion has resulted in the Company accepting suboptimal terms.

The Company’s operations are also subject to extensive federal, international, state and local laws and regulations governing environmental quality, pollution control, remediation of contamination, preservation of natural resources, transportation, work safety and other matters. Compliance with the various requirements imposed by these laws and regulations has also resulted in increased capital expenditures as companies in these sectors have had to make significant investments to ensure compliance.

B. Prepetition Efforts to Combat Market Downturn

As with many of its peers, Pioneer has worked diligently to respond to the adverse market conditions and heavy industry competition. As described below, Pioneer has implemented broad cost-saving measures to reduce operating expenses while preserving operational capacity and revenue margins. The Company and its management team focused primarily on cutting costs, reducing capital expenditure and managing liquidity.

1. Cost-Cutting Initiatives and Operational Adjustments

Pioneer has initiated significant cost-saving measures in response to the ongoing market downturn. In doing so, Pioneer has prioritized protecting its operational capabilities so that it is well situated to respond when the market changes. Accordingly, these efforts have been highly strategic, and focused on an effort to reduce overhead and eliminate inefficiencies without jeopardizing or impairing Pioneer’s operational capabilities.

Specifically, in 2015 and 2016, Pioneer reduced its total headcount by over 50%, reduced wage rates for its operations personnel, reduced incentive compensation and eliminated certain employment benefits. In 2016, the Company closed ten field offices to reduce overhead and associated lease payments. At the same time, the Company lowered its capital expenditures by 77% to primarily routine expenditures that were necessary to maintain its equipment and deferred discretionary upgrades and additions (except those that it had previously committed to make during the 2014 market slowdown).

Pioneer has also implemented key operational initiatives to maximize revenue by deploying its products and services in new ways that better serve the demands of its customers. By way of example, with increased industry activity and pricing during 2017 and 2018, Pioneer resumed efforts to build value in its core businesses by redeploying assets to areas with improving demand, selectively upgrading its fleets and executing limited strategic growth. Specifically, Pioneer has positioned itself as a leading provider in domestic shale regions as not all of its competitors’ rigs are capable of working in unconventional shale producing regions. The Company’s domestic drilling and production services fleets are, however, highly capable and designed for operation in shale’s long lateral, pad-oriented environment.

In the first quarter of 2019, the Company continued its cost-reduction initiatives and operational adjustments by expanding the roles and related responsibilities of several of its executive leaders to further leverage their existing talents to the entire organization. Specifically, the Company appointed a Chief Operating Officer to centralize operational and sales leadership for all business segments and a Chief Strategy Officer to lead a team designed to identify market opportunities, execute strategic initiatives and enhance the Company’s fleet performance across all business units. More recently, in January and February of 2020, Pioneer realized Selling, General & Administrative (SG&A) cost savings by further reducing its employee headcount.

Despite implementing these initiatives, the Company continued to face declining revenue and cash flow, as well as significant market challenges. Moreover, as discussed above, the highly competitive market in which the Company operates posed challenges for the Company in winning bids from new customers, resulting in further decreased revenue.

2. Strategic Divestitures

As part of the Company’s overall operational adjustments, Pioneer’s management team conducted a detailed review of all of the Company’s assets, the ability to invest in growth, and the overall role of the assets in the Company’s long-term strategy. Management and the board determined that there were assets that could be sold, which would increase liquidity and concentrate the Company’s focus on its key product lines and services.

Since the beginning of 2015 through the end of 2018, the Company has liquidated nonstrategic or non-core assets. Specifically, Pioneer has sold thirty-nine (39) non-AC domestic drill rigs, thirty-three (33) older wireline units, seven (7) smaller diameter coiled tubing units and various other drilling and coiled tubing equipment for aggregate net proceeds of over $75 million. As of September 30, 2019, the Company reported another $6.2 million in assets remaining held for sale, including the fair value of buildings and yards for one domestic drilling yard and two closed wireline locations, one domestic SCR drilling rig, two coiled tubing units and spare support equipment.

3. Efforts to Improve Liquidity

In conjunction with management’s efforts to institute its cost-cutting and operational adjustment initiatives, it became apparent that the Company’s revenue and cash flow generating capacity would be insufficient to service its outstanding debt on a long-term basis and to maintain the liquidity necessary to operate its business and maximize long-term enterprise value. In December 2016, the Company sold 12.1 million shares of its common stock in a public offering and applied the net proceeds to reduce its outstanding debt under its then-revolving credit facility.

In November 2017, the Company entered into the Prepetition ABL Facility and Prepetition Term Loan Facility, the proceeds of which were used to pay and extinguish its prior revolving credit facility which was set to mature in 2019.

C. Prepetition Negotiations with Creditors

Despite these efforts, performance and liquidity further deteriorated as the overall industry downturn continued. By the spring of 2019, management determined that – notwithstanding its ongoing cost-cutting efforts, strategic divestitures, and other efforts to improve liquidity – further steps needed to be taken to enable the Debtors to successfully weather the ongoing downturn and avoid eventual default. Although the Company’s Prepetition Term Loan Facility does not mature until December 2021, in May 2019, management retained Lazard Frères & Co (“Lazard”), as investment banker, and Paul, Weiss, Rifkind, Wharton & Garrison LLP (“Paul, Weiss), as counsel, to begin proactively exploring various strategic and other alternatives to address the uncertainties related to its ability to refinance its outstanding debts as their maturities approached, including the incurrence of new indebtedness and other potential M&A transactions. Management, however, concluded that these alternatives to restructuring were not feasible or commercially practicable, and that it was in the Company’s best interests to pursue financial restructuring proactively.

Management, aided by its advisors and the Company’s existing counsel at Norton Rose Fulbright, soon began discussions with the Company’s stakeholders. In June 2019, management commenced negotiations with an ad hoc committee of holders of the Company’s Notes (the “Ad Hoc Noteholder Group”), represented by Davis Polk & Wardwell LLP (“Davis Polk”). During an eight-month negotiation period, the Company’s financial condition worsened, and its common stock declined. On August 14, 2019, the NYSE suspended trading in the Company’s common stock due to low-trading price levels, and delisted the Company on September 9, 2019.

In October 2019, to maximize the Company’s flexibility in terms of implementing a potential transaction, the Company also retained Alvarez & Marsal North America, LLC (“A&M”) to assist it in preparing for possible in-court restructuring proceedings. After extensive good faith and arms’ length negotiations, the parties reached a final agreement in February 2020, which, in the opinion of management, reflected terms that were in the best interest of the Company.

D. Restructuring Support Agreement.

On February 28, 2020, the Company entered into a restructuring support agreement (the “Restructuring Support Agreement” or “RSA”) which, among other things, outlines the terms of a comprehensive financial restructuring with (i) Prepetition Term Lenders holding over 99% in the aggregate amount outstanding under the Prepetition Term Loan Facility, and (ii) members of the Ad Hoc Noteholder Group holding approximately 75.9% in the aggregate of the principal amount outstanding under the Notes. This represents an overwhelming level of support, and will play a meaningful role in ensuring the success of these prepackaged cases. The RSA envisions a balance sheet restructuring of the Company’s funded indebtedness and an infusion of up to $125 million in new money through a partially backstopped rights offering and management commitment. The specific terms of the proposed transaction are detailed in a comprehensive term sheet (as amended from time to time, the “Term Sheet”) attached as an exhibit to the Restructuring Support Agreement, a copy of which is attached hereto as Exhibit B and provide for, among other things:

•

The repayment in full in Cash of the Prepetition Term Loan Claims with the proceeds of the New Secured Bonds and Rights Offering. The New Secured Bonds will mature five (5) years from issuance and bear cash interest at a rate of LIBOR plus 9.5%.

•

The exchange of the existing Notes Claims for (a) 94.25% of the New Equity (subject to dilution from the conversion of the New Convertible Bonds and the Employee Incentive Plan) and (b) the right to participate in the Rights Offering on a pro rata basis for the purchase of 94.25% of the New Convertible Bonds to be issued by Reorganized Pioneer pursuant to the Rights Offering.

•

To the extent holders of Pioneer Interests vote to accept the Prepackaged Plan, holders of Pioneer Interests will receive (a) 5.75% of the New Equity (subject to dilution from the conversion of the New Convertible Bonds and the Employee Incentive Plan) and (b) the right to participate in the Rights Offering on a pro rata basis for the purchase of 5.75% of the New Convertible Bonds to be issued pursuant to the Rights Offering, even though the valuation of the Debtors set forth in this Disclosure Statement does not merit any distribution to holders of Pioneer Interests.

•	The Rights Offering will be partially backstopped by the Consenting Noteholders pursuant to the Backstop Commitment Agreement.

•	Certain members of the Company’s senior management will purchase approximately $1.795 million of New Convertible Bonds pursuant to the Backstop Commitment Agreement.

•

The total outstanding principal amount of New Convertible Bonds upon issuance will be up to $135 million, inclusive of the Backstop Commitment Premium (as defined below) and the New Convertible Bonds will mature in 5 years and 6 months from issuance and bear payable-in-kind interest at 5%.

In connection with execution of the RSA and agreement on the foregoing restructuring terms, the Company and its advisors also reached agreement with PNC Bank, National Association (“PNC”) regarding the financing that would be necessary to fund the Chapter 11 Cases. Specifically, in parallel with reaching agreement on the Term Sheet, PNC committed to provide the Debtors with a $75 million asset-based revolving loan debtor-in-possession financing facility (the “DIP Financing”). The DIP Financing will be used to fund these Chapter 11 Cases. The DIP Financing has a 5-month term and standard covenants and terms. Amounts outstanding under the DIP Financing will bear interest, at the Debtors’ option, (i) at the Base Rate plus 1% or (ii) at LIBOR plus 2%. The DIP Financing also provides for certain fees, including an annual unused facility fee of 0.50% and standard letter of credit fees. Upon emergence from these Chapter 11 Cases, the DIP Financing shall be automatically convertible dollar for dollar into an exit financing facility.

The Prepetition Term Lenders have also consented to the Debtors’ use of their prepetition cash collateral for the pendency of the Chapter 11 Cases.

Pioneer negotiated with the Management Commitment Parties to ensure that the Management Commitment Convertible Bonds would be fully committed. The Management Commitment Parties will receive a commitment premium of 8% of the total commitment amount (the “Management Commitment Premium”), payable in New Convertible Bonds issued as of the effective date of the Prepackaged Plan; in the event the Prepackaged Plan is not consummated because the Company has determined to pursue an alternative transaction that it determines is superior, the commitment parties shall be paid this commitment premium in cash.

Finally, as part of this comprehensive negotiation, Pioneer negotiated with the Ad Hoc Noteholder Group to ensure that substantially all of the Rights Offering would be backstopped.5 The Ad Hoc Noteholder Group was the only constituency willing to backstop the Noteholder Rights Offering and negotiated the terms of the Rights Offering and the Backstop Commitment Agreement extensively with the Debtors. The backstop parties will receive a commitment premium of 8% of the total committed amount of the rights offering (the “Backstop Commitment Premium”), payable in New Convertible Bonds issued as of the effective date of the Prepackaged Plan; in the event the Prepackaged Plan is not consummated because the Company has determined to pursue an alternative transaction that it determines is superior, the backstop parties shall be paid this commitment premium in cash.

The RSA documents the parties’ commitment to the restructuring transaction described above. As such, it is an essential component of the Debtors’ restructuring efforts, and provides the Debtors with significant assurances regarding the ultimate success of its Chapter 11 Cases. In particular, by signing the RSA, the signing parties have agreed to support the restructuring process on the terms set forth in the Term Sheet and in the RSA. This includes an agreement by these parties to take any steps and actions that are reasonably necessary to implement the restructuring transaction, including voting in favor of the Prepackaged Plan subject to receipt of appropriate solicitation materials, including the Debtors’ Prepackaged Plan and Disclosure Statement. In exchange, the Company has agreed, among other things, that the key documents necessary to implement the transaction must be reasonably acceptable to a majority of the supporting stakeholders.

E. Milestones

To minimize costs and the potential disruptions to the business that could result from the chapter 11 filings, the Debtors and their key constituencies made it a priority to minimize the duration of the Chapter 11 Cases. As a result, the RSA obligates the parties to work expeditiously to consummate the restructuring described in the Term Sheet and establishes a number of milestones (the “Milestones”) to govern that process, including the following:

•	filing the Prepackaged Plan, Disclosure Statement and the DIP Motion one (1) calendar day after the Petition Date that are consistent with the Term Sheet and the RSA;

•	obtaining an order approving the Disclosure Statement no later than forty-five (45) calendar days after the Petition Date;

•	confirming the Prepackaged Plan no later than forty-five (45) calendar days after the Petition Date (the “Confirmation Date”); and

[5]

Pursuant to the Prepackaged Plan, as of and subject to the occurrence of the effective date of the Prepackaged Plan and the payment of any applicable cure claims, any backstop commitment agreement shall be deemed assumed.

•	consummating the restructuring pursuant to the Chapter 11 Plan no later than fourteen (14) calendar days after the Confirmation Date.[6]

Accordingly, the Debtors are seeking authority to schedule a combined hearing to (i) approve the Disclosure Statement and (ii) consider confirmation of the Prepackaged Plan on or around April 8, 2020.

To abide by this schedule, the Debtors spent considerable time and effort in the period leading up to the Petition Date drafting and negotiating all of the material documents necessary to implement the agreed restructuring. This includes, among many other documents, the Chapter 11 Plan, which was filed contemporaneously herewith, and all of the related documents, including the Disclosure Statement and various exhibits thereto – all of which were substantially finalized prior to the Petition Date. Given this level of preparation and support from the Consenting Stakeholders under the RSA, the Debtors in fact were able to commence the solicitation process for their Chapter 11 Plan prior to the Petition Date. Accordingly, on February 28, 2020, the Debtors commenced the solicitation process.

ARTICLE IV.

ANTICIPATED EVENTS DURING CHAPTER 11 CASES

In accordance with the Restructuring Support Agreement, the Debtors anticipate filing voluntary petitions for relief under chapter 11 of the Bankruptcy Code on or about March 1, 2020. The filing of the petitions will commence the Chapter 11 Cases, at which time the Debtors will be afforded the benefits and become subject to the limitations of the Bankruptcy Code.

The Debtors intend to continue to operate their businesses in the ordinary course during the pendency of the Chapter 11 Cases as they have been doing before the Petition Date. To facilitate the efficient and expeditious implementation of the Prepackaged Plan through the Chapter 11 Cases, and to minimize disruptions to the Debtors’ operations on the Petition Date, the Debtors intend to seek to have the Chapter 11 Cases assigned to the same bankruptcy judge and administered jointly and to file various motions seeking important and urgent relief from the Bankruptcy Court. Such relief, if granted, will assist in the administration of the Chapter 11 Cases; however, there can be no assurance that the requested relief will be granted by the Bankruptcy Court.

A. Commencement of the Chapter 11 Cases and First Day Motions

On the Petition Date, the Debtors intend to file multiple motions seeking various relief from the Bankruptcy Court and authorizing the Debtors to maintain their operations in the ordinary course. Such relief is designed to ensure a seamless transition between the Debtors’ prepetition and postpetition business operations, facilitate a smooth reorganization through the Chapter 11 Cases, and minimize any disruptions to the Debtors’ operations. The following is a brief overview of the relief the Debtors intend to seek on the Petition Date to maintain their operations in the ordinary course.

[6]

The RSA also imposes certain requirements affecting the DIP Financing, specifying that an interim order approving the DIP Financing must be entered within five (5) calendar days of the Petition Date and a final order within forty-five (45) days of the Petition Date.

1. Cash Management. The Debtors maintain a centralized cash management system designed to receive, monitor, aggregate, and distribute cash among the various Debtors and non-Debtor affiliates. On the Petition Date, the Debtors intend to seek authority from the Bankruptcy Court to, among other things, continue the use of their existing cash management system, bank accounts and related business forms, transition into a new cash management system, as well as to continue their intercompany arrangements to avoid disruption in the Debtors’ operations and facilitate the efficient administration of the Chapter 11 Cases.

2. Corporate Credit Cards. As part of its cash management system, the Debtors maintain a corporate credit card program through which its employees can incur necessary business expenses in the ordinary course of their duties. On the Petition Date, the Debtors intend to seek limited emergency authority from the Bankruptcy Court to continue the use of the corporate credit card program to avoid disruption in the Debtors’ operations. Such emergency authority would not include any authority to pay any prepetition amounts outstanding under the corporate credit card program and would remain subject to entry of interim and final relief by the Bankruptcy Court with respect to the Debtors’ cash management system.

3. Trade Creditors. The Debtors incur numerous fixed, liquidated, and undisputed payment obligations to their trade creditors in the ordinary course of business. The trade creditors provide the Debtors with goods and services that are essential to the Debtors’ corporate and well-site operations, including, among other things, specialized equipment and technical services specific to the Debtors’ operations, as well as information technology services, financial services, leases of property and equipment, utility services, maintenance and repair services, legal services, human resources services, and other basic business necessities for the operation of the Debtors’ businesses. On the Petition Date, the Debtors intend to seek authority from the Bankruptcy Court to pay in the ordinary course of business all allowed prepetition claims of the trade creditors.

4. Wages. The Debtors’ businesses are labor intensive and rely upon employees in various locations within the United States. It is essential the smooth operation of the business that the Debtors’ workforce continues to perform in the normal course. On the Petition Date, the Debtors intend to seek authority from the Bankruptcy Court to (i) pay prepetition wages, salaries, other compensation, and reimbursable expenses and (ii) continue employee benefits programs in the ordinary course of business, including payment of certain prepetition obligations related thereto.

5. Customer Contracts. The Debtors’ businesses depend on third-party contracts with a limited number of key vendors, suppliers, customers and other critical counterparties, the loss of any one or more of which could have a material adverse effect on the Company’s operations during chapter 11 proceeding. On the Petition Date, the Debtors intend to seek an order from the Bankruptcy Court confirming the Debtors’ ability to continue performing under such contracts during the pendency of the Chapter 11 Cases, thereby alleviating concerns that could otherwise disrupt the Debtors’ operations.

6. Taxes. In the ordinary course of business, the Debtors incur various taxes, fees and similar charges in the United States and South America. On the Petition Date, the Debtors intend to seek authority from the Bankruptcy Court to pay all taxes, fees, and similar charges and assessments, whether arising pre- or postpetition, to the appropriate taxing, regulatory, or other governmental authority in the ordinary course of the Debtors’ businesses.

7. Insurance. In the ordinary course of business, the Debtors maintain a variety of insurance policies and programs under multiple different policies. On the Petition Date, the Debtors intend to seek authority from the Bankruptcy Court to (i) continue their prepetition insurance coverage and satisfy prepetition obligations related thereto and (ii) renew, supplement, or enter into new insurance coverage in the ordinary course of business on a postpetition basis.

8. Utilities. In the ordinary course of business, the Debtors incur certain expenses related to essential utility services including, among others, water, electricity, natural gas, waste disposal, and telecommunication services. On the Petition Date, the Debtors intend to seek authority from the Bankruptcy Court to (i) prohibit utility companies from altering, refusing, or discontinuing utility services, (ii) deem utility companies adequately assured of future performance, and (iii) establish procedures for determining adequate assurance of payment for their utility companies.

9. Equity Trading Procedures. The Debtors have certain federal net operating loss carryovers and other tax attributes (together, the “Tax Attributes”) that provide for potential material future tax savings or other tax structuring possibilities in these Chapter 11 Cases. On the Petition Date, the Debtors intend to seek authority from the Bankruptcy Court to establish procedures to protect the Tax Attributes, including stock trading restrictions.

B. Proposed Use of Cash Collateral / Debtor in Possession Financing

A critical goal of the Debtors’ business stabilization efforts has been to ensure that the Debtors maintain sufficient liquidity to operate their business over the long term. To this end, the Debtors have sought and obtained the agreement of the super-majority of Prepetition Term Lenders pursuant to the Restructuring Support Agreement to support the Debtors’ use of cash collateral and to obtain the DIP Facility during the course of the Chapter 11 Cases. The Debtors’ access to cash collateral and funding under the DIP Facility will provide the Debtors with adequate liquidity in order to fund operations and administer the contemplated Chapter 11 Cases.

The DIP Facility will be provided by PNC and will be secured by a priming, senior first lien security interest on substantially all of the Debtors’ assets. The borrowing availability under the DIP Facility will be up to $75 million, most of which will be available as working capital for the Debtors.

On the Petition Date, the Debtors intend to file a motion seeking approval of agreed forms of interim and final orders authorizing the Debtors’ access to cash collateral and funding under the DIP Facility.

These agreements will allow the Debtors to, among other things: (a) continue to operate their business in an orderly manner; (b) maintain their valuable relationships with vendors, shippers, suppliers, customers and employees; (c) pay various administrative professionals’ fees to be incurred in the Chapter 11 Cases; and (d) support the Debtors’ working capital, general corporate and overall operational needs – all of which are necessary to preserve and maintain the going concern value of the Debtors’ business and, ultimately, help ensure a successful reorganization under the Prepackaged Plan.

C. Other Procedural Motions and Retention of Professionals

The Debtors intend to file various motions that are common to chapter 11 proceedings of similar size and complexity as the Chapter 11 Cases, including applications to retain various professionals to assist the Debtors in the Chapter 11 Cases.

D. Confirmation Hearing

Contemporaneously with the filing of the Petitions, the Debtors will seek an order of the Bankruptcy Court scheduling the Confirmation Hearing to consider (i) the adequacy of this Disclosure Statement and the Solicitation in connection herewith and (ii) confirmation of the Prepackaged Plan. The Debtors anticipate that notice of these hearings will be published and mailed to all known Holders of Claims and Interests at least twenty-eight (28) days before the date by which objections must be filed with the Bankruptcy Court.

E. Timetable for the Chapter 11 Cases

In accordance with the Restructuring Support Agreement, the Debtors have agreed to proceed with the implementation of the Prepackaged Plan through the Chapter 11 Cases. Among other things, the Restructuring Support Agreement requires that the Court enter the order approving this Disclosure Statement and the solicitation procedures and confirming the Prepackaged Plan no later than forty-five (45) days after the Petition Date. The Restructuring Support Agreement also requires that the Effective Date occur no later than fourteen (14) days after entry of the Confirmation Order. Although the Debtors will request that the Court approve the timetable set forth in the Restructuring Support Agreement, there can be no assurance that the Court will grant such relief or that the Effective Date will occur on such timetable. Satisfying the requirements of the Restructuring Support Agreement is crucial to Debtors’ successful reorganization.

ARTICLE V.

SUMMARY OF PREPACKAGED PLAN

This section of this Disclosure Statement summarizes the Prepackaged Plan. This summary is qualified in its entirety by reference to the Prepackaged Plan.

A. Chapter 11 Prepackaged Plan

THE FOLLOWING SUMMARIZES SOME OF THE SIGNIFICANT ELEMENTS OF THE PREPACKAGED PLAN. THIS DISCLOSURE STATEMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE MORE DETAILED INFORMATION SET FORTH IN THE PREPACKAGED PLAN.

1. Classification and Treatment of Administrative Claims, Claims and Interests Under the Prepackaged Plan

a. General. Only administrative expenses, claims and equity interests that are “allowed” may receive distributions under a chapter 11 plan. An “allowed” administrative expense, claim or equity interest simply means that the debtors agree, or in the event of a dispute, that the Court determines, that the administrative expense, claim or equity interest, including the amount thereof, is in fact a valid obligation of, or equity interest in, the Debtors.

The Bankruptcy Code also requires that, for purposes of treatment and voting, a chapter 11 plan divide the different claims against, and equity interests in, the Debtors into separate classes based upon their legal nature. Claims of a substantially similar legal nature are usually classified together, as are equity interests of a substantially similar legal nature. Because an entity may hold multiple claims and/or equity interests which give rise to different legal rights, the Holders of such claims and/or equity interests may find themselves as members of multiple classes of claims and/or equity interests.

Under a chapter 11 plan, the separate classes of claims and equity interests must be designated either as “impaired” (altered by the plan in any way) or “unimpaired” (unaltered by the plan). If a class of claims or interests is “impaired,” the Bankruptcy Code affords certain rights to the Holders of such claims or interests, such as the right to vote on the plan (unless the plan provides for no distribution to the Holder, in which case, the Holder is deemed to reject the plan), and the right to receive an amount under the chapter 11 plan that is not less than the value that the Holder would receive if the debtor were liquidated under chapter 7.

Under section 1124 of the Bankruptcy Code, a class of claims or interests is “impaired” unless, with respect to each claim or interest of such class, the plan (i) does not alter the legal, equitable or contractual rights of the Holders of such claims or interests or (ii) notwithstanding the Holders’ right to receive accelerated payment of such claims or interests after the occurrence of a default, cures all defaults (other than those arising from, among other things, the debtor’s insolvency or the commencement of a bankruptcy case), reinstates the maturity of the claims or interests in the class, compensates the Holders of such claims or interests for any damages incurred as a result of their reasonable reliance upon any acceleration rights and does not otherwise alter their legal, equitable or contractual rights. Typically, this means that the Holder of an unimpaired claim will receive on the later of the effective date of the plan of reorganization or the date on which amounts owing are due and payable, payment in full, in cash, with post-petition interest to the extent permitted and provided under the governing agreement between the parties (or, if there is no agreement, under applicable non-bankruptcy law), and the remainder of the debtor’s obligations, if any, will be performed as they come due in accordance with their terms.

Pursuant to sections 1122 and 1123 of the Bankruptcy Code, the following designates the Classes of Claims and Interests in the Prepackaged Plan. A Claim or Interest is in a particular Class for purposes of voting on, and of receiving distributions pursuant to, the Prepackaged Plan only to the extent that such Claim or Interest is an Allowed Claim or Interest in that Class and such Claim or Interest has not been paid, released or otherwise settled prior to the Effective Date. A Claim or Interest is classified in a particular Class only to the extent that the Claim or Interest qualifies within the description of that Class, and is classified in a different Class to the extent that any remainder of such Claim or Interest qualifies within the description of such different Class.

In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims (which include DIP Facility Claims and Accrued Professional Compensation Claims), Priority Tax Claims and Statutory Fees have not been classified, although the treatment for such Claims is set forth below.

2. Unclassified Claims. All Claims and Interests, except Administrative Claims, DIP Facility Claims, and Priority Tax Claims, are classified in the Classes set forth below. In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims, Statutory Fees and Priority Tax Claims have not been classified and, thus, are excluded from the Classes of Claims and Interests set forth in Article III of the Prepackaged Plan.

a. Administrative Claims. Except with respect to Administrative Claims that are Accrued Professional Compensation Claims, Administrative Claims will be paid in full in Cash in the ordinary course of the Debtors’ business, in accordance with the terms and subject to the conditions of any agreements governing, instruments evidencing or other documents relating to such transactions. Accordingly, no request for payment of such Claim need be Filed in these Chapter 11 Cases, and no bar date for such Claims will be set.

b. Accrued Professional Compensation Claims. All final requests for payment of Accrued Professional Compensation Claims incurred during the period from the Petition Date through the Effective Date shall be Filed no later than thirty (30) calendar days after the Effective Date. After notice and a hearing in accordance with the procedures established by the Bankruptcy Code, Bankruptcy Rules and prior Court orders, the Allowed amounts of such Accrued Professional Compensation Claims shall be determined by the Court. The amount of Accrued Professional Compensation Claims owing to the Professionals shall be paid in Cash to such Professionals when such Claims are Allowed by a Final Order from the Professional Fee Escrow in the case of the Debtors’ Professionals and by the Reorganized Debtors in the case of all other Professionals.

To the extent that funds held in the Professional Fee Escrow are unable to satisfy the amount of Accrued Professional Compensation Claims owing to the Debtors’ Professionals, such Professionals shall have an Allowed Administrative Claim for any such deficiency, which shall be satisfied by the Reorganized Debtors in accordance with Article II.A of the Prepackaged Plan. After all Accrued Professional Compensation Claims of the Debtors have been paid in full, the Final Order allowing such Accrued Professional Compensation Claims shall direct the escrow agent of the Professional Fee Escrow to return any excess amounts to the Reorganized Debtors.

c. DIP Facility Claims. Except to the extent that a Holder of a DIP Facility Claim agrees to a less favorable treatment, each Holder of a DIP Facility Claim will be either (i) indefeasibly paid and satisfied in full in Cash on the Effective Date or (ii) receive its Pro Rata share of revolving loans and letter of credit participations under the Exit ABL Facility, in full satisfaction, settlement, discharge and release of, and in exchange for, such DIP Facility Claim. The DIP Facility Claims shall be Allowed in an aggregate principal amount with respect to drawn amounts under the DIP Facility (plus any unpaid accrued interest and unpaid fees, expenses and other obligations under the DIP Facility Loan Agreement as of the Effective Date). Except as otherwise expressly provided in the DIP Credit Agreement or the DIP Orders, upon the indefeasible payment or satisfaction in full in Cash of the DIP Facility Claims (other than any DIP Facility Claims based on the Debtors’ contingent obligations under the DIP Credit Agreement for which no claim has been made) or distribution of the Pro Rata share of the Exit ABL Facility in accordance with the terms of the Prepackaged Plan, on the Effective Date all Liens and security interests granted to secure such DIP Facility Claims shall be terminated and of no further force and effect, and the DIP Agent will promptly execute and deliver to the Reorganized Debtors, at the Reorganized Debtors’ sole cost and expense, such instruments of termination, release, satisfaction and/or assignment (in recordable form) as may be reasonably requested by the Reorganized Debtors to effectuate the foregoing. Notwithstanding the foregoing, the DIP Credit Agreement shall continue in effect solely for the purpose of preserving the DIP Agent’s and the DIP Lenders’ rights to any contingent or indemnification obligation of the Debtors pursuant and subject to the terms of the DIP Credit Agreement or DIP Orders.

d. Priority Tax Claims. Except to the extent that a Holder of an Allowed Priority Tax Claim agrees to a less favorable treatment, in full and final satisfaction, settlement, release and discharge of and in exchange for each Allowed Priority Tax Claim, each Holder of such Allowed Priority Tax Claim shall be treated in accordance with the terms set forth in section 1129(a)(9)(C) of the Bankruptcy Code. In the event an Allowed Priority Tax Claim is also a Secured Tax Claim, such Claim shall, to the extent it is Allowed, be treated as an Other Secured Claim if such Claim is not otherwise paid in full.

e. Statutory Fees. All Statutory Fees due and payable prior to the Effective Date shall be paid by the Debtors. On and after the Effective Date, the Reorganized Debtors shall pay all Statutory Fees when due and payable, and shall file with the Court quarterly reports in a form reasonably acceptable to the U.S. Trustee. Each Debtor shall remain obligated to pay quarterly fees to the U.S. Trustee and file quarterly reports until the earliest of that particular Debtor’s case being closed, dismissed or converted to a case under chapter 7 of the Bankruptcy Code.

3. Classified Claims and Interests. The treatment and voting rights provided to each Class for distribution purposes is set forth below.

a. Class 1 – Other Priority Claims. Except to the extent that a Holder of an Allowed Other Priority Claim agrees to a less favorable treatment, in full and final satisfaction, compromise, settlement, release and discharge of and in exchange for each Allowed Other Priority Claim, each such Holder shall receive, at the option of the applicable Debtor or Reorganized Debtor, with the consent of the Required Consenting Noteholders, (i) payment in full, in Cash, of the unpaid portion of its Allowed Other Priority Claim on the later of the Effective Date and the date that is ten (10) Business Days after the date on which such Other Priority Claim becomes an Allowed Other Priority Claim, in each case (or, if payment is not then due, shall be paid in accordance with its terms), or (ii) such other recovery necessary to satisfy section 1129 of the Bankruptcy Code pursuant to such other terms as may be agreed to by the Holder of an Allowed Other Priority Claim and the Debtors.

Class 1 is Unimpaired under the Prepackaged Plan. Each Holder of an Allowed Other Priority Claim will be conclusively presumed to have accepted the Prepackaged Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, each Holder of an Allowed Other Priority Claim is not entitled to vote to accept or reject the Prepackaged Plan.

b. Class 2 – Other Secured Claims. On the Effective Date, except to the extent that a Holder of an Allowed Other Secured Claim agrees to a less favorable treatment, in full and final satisfaction, compromise, settlement, release and discharge of and in exchange for each Allowed Other Secured Claim, each such Holder shall receive, at the option of the applicable Debtor or Reorganized Debtor, with the consent of the Required Consenting Noteholders: (i) payment in full in Cash of the unpaid portion of its Allowed Other Secured Claim on the later of the Effective Date and the date that is ten (10) Business Days after the date on which such Other Secured Claim becomes an Allowed Other Secured Claim, in each case (or if payment is not then due, then such Allowed Other Secured Claim shall be paid in accordance with its terms), (ii) Reinstatement of its Claims or (iii) such other recovery necessary to satisfy section 1129 of the Bankruptcy Code.

Class 2 is Unimpaired under the Prepackaged Plan. Each Holder of an Allowed Other Secured Claim will be conclusively presumed to have accepted the Prepackaged Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, each Holder of an Allowed Other Secured Claim is not entitled to vote to accept or reject the Prepackaged Plan.

c. Class 3 – ABL Claims. Except to the extent that a Holder of an Allowed ABL Claim agrees to a less favorable treatment, in full and final satisfaction, compromise, settlement, release and discharge of and in exchange for each Allowed ABL Claim, to the extent such Claims have not been refinanced with the proceeds of the DIP Facility, each such Holder shall receive, at the option of the applicable Debtor or Reorganized Debtor, with the consent of the Required Consenting Noteholders, (i) payment in full, in Cash, of the unpaid portion of its Allowed ABL Claim on the Effective Date or as soon thereafter as reasonably practicable (or, if payment is not then due, such Allowed ABL Claim shall be paid in accordance with its terms), or (ii) such other recovery necessary to satisfy section 1129 of the Bankruptcy Code.

Class 3 is Unimpaired under this Plan. Each Holder of an Allowed ABL Claim will be conclusively presumed to have accepted this Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, each Holder of an Allowed ABL Claim is not entitled to vote to accept or reject this Plan.

d. Class 4 – Prepetition Term Loan Claims. The Prepetition Term Loan Claims shall be Allowed in the aggregate principal amount of $175,000,000, plus any accrued and unpaid interest at the default rate under the Prepetition Term Loan Agreement whether before or after the Petition Date, plus all other unpaid and outstanding fees, costs, expenses and other amounts and Obligations (as defined in the Prepetition Term Loan Agreement) and including, without limitation and solely for the avoidance of doubt, the “Applicable Premium” (as defined in the Prepetition Term Loan Agreement), as applicable, and shall not be subject to disallowance, setoff, recoupment, subordination, recharacterization, or reduction of any kind, including pursuant to section 502(d) of the Bankruptcy Code.

On the Effective Date or as soon thereafter as reasonably practicable, in full and final satisfaction, compromise, settlement, release, and discharge of and in exchange for each Prepetition Term Loan Claim, each Holder of an Allowed Prepetition Term Loan Claim shall receive payment in full in Cash of each such Allowed Prepetition Term Loan Claim.

Class 4 is Unimpaired under this Plan. Each Holder of an Allowed Prepetition Term Loan Claim will be conclusively presumed to have accepted this Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, each Holder of an Allowed Prepetition Term Loan Claim is not entitled to vote to accept or reject this Plan.

e. Class 5 – Notes Claims. The Notes Claims shall be Allowed in the aggregate principal amount of $300,000,000, plus any accrued and unpaid interest under the Indenture as of the Petition Date and shall not be subject to disallowance, setoff, recoupment, subordination, recharacterization, or reduction of any kind, including pursuant to section 502(d) of the Bankruptcy Code.

On the Effective Date or as soon thereafter as reasonably practicable, in full and final satisfaction, compromise, settlement, release, and discharge of and in exchange for each Notes Claim, each Holder of an Allowed Notes Claim shall receive its Pro Rata share of (i) 94.25% of the New Equity (and, if Class 10 does not vote to accept the Plan, such percentage will increase to 100%), subject to dilution by the New Equity issued upon conversion of the New Convertible Bonds (inclusive of the Management Commitment Convertible Bonds, the Rights Offering Convertible Bonds and the Premium Convertible Bonds) and the Employee Incentive Plan and (ii) Subscription Rights to acquire $116,121,000 in New Convertible Bonds (and the corresponding Stapled Special Voting Stock) in accordance with the Rights Offering Procedures.

f. Class 6 – General Unsecured Claims. General Unsecured Claims shall be paid in full in Cash (together with interest if provided for under the governing agreement) in the ordinary course of the Debtors’ business, in accordance with the terms and subject to the conditions of any agreements governing, instruments evidencing or other documents relating to such transactions, or Reinstated, subject to all claims, defenses, or disputes the Debtors or the Reorganized Debtors may have with respect to such General Unsecured Claims. Accordingly, no request for payment of a General Unsecured Claim need be Filed in these Chapter 11 Cases, and no bar date for such General Unsecured Claims will be set. Each Holder of an Allowed General Unsecured Claim is conclusively deemed to have accepted the Prepackaged Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, no Holder of a General Unsecured Claim is entitled to vote to accept or reject the Prepackaged Plan.

g. Class 7 – Intercompany Claims. On the Effective Date, all Intercompany Claims shall be, with the reasonable consent of the Required Consenting Noteholders, adjusted, Reinstated, or discharged to the extent determined to be appropriate by the Debtors or Reorganized Debtors, as applicable. Class 7 is Unimpaired. Each Holder of an Intercompany Claim is therefore conclusively presumed to have accepted the Prepackaged Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, no Holder of an Intercompany Claim is entitled to vote to accept or reject the Prepackaged Plan.

h. Class 8 – Subordinated Claims. On the Effective Date, all Allowed Subordinated Claims, if any, shall be discharged, cancelled, released, and extinguished, and will be of no further force or effect. No Holder of Allowed Subordinated Claims will receive any distribution or recovery on account of such Allowed Subordinated Claims. Class 8 is Impaired under this Plan. Each Holder of an Allowed Subordinated Claim is conclusively deemed to have rejected the Prepackaged Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, each Holder of an Allowed Subordinated Claim is not entitled to vote to accept or reject this Plan.

f. Class 9 – Intercompany Interests. On the Effective Date, each Intercompany Interest shall be Reinstated or cancelled at the option of the Debtors (with the consent of the Required Consenting Noteholders). Class 9 is Unimpaired under this Plan. Each Holder of an Intercompany Interest is conclusively presumed to have accepted this Plan pursuant to section 1126 of the Bankruptcy Code. Therefore, each Holder of an Intercompany Interest is not entitled to vote to accept or reject this Plan.

h. Class 10 – Pioneer Interests. On the Effective Date or as soon thereafter as reasonably practicable, all Pioneer Interests shall be cancelled and discharged and shall be of no further force and effect, whether surrendered for cancellation or otherwise, and each Holder of an Allowed Pioneer Interest shall receive: (A) if Class 10 votes to accept the Prepackaged Plan, its Pro Rata share of (i) 5.75% of the New Equity, subject to dilution by the New Equity issued upon conversion of the New Convertible Bonds (inclusive of the Management Commitment Convertible Bonds, the Rights Offering Convertible Bonds and the Premium Convertible Bonds) and the Employee Incentive Plan and (ii) Subscription Rights to acquire $7,084,000 in New Convertible Bonds (and the corresponding Stapled Special Voting Stock) in accordance with the Rights Offering Procedures; or (B) if Class 10 does not vote to accept the Prepackaged Plan, its Pro Rata Share of Subscription Rights to acquire $7,084,000 in New Convertible Bonds (and the corresponding Stapled Special Voting Stock) in accordance with the Rights Offering Procedures.

Class 10 is Impaired under the Prepackaged Plan. Each Holder of a Pioneer Interest is entitled to vote to accept or reject the Prepackaged Plan.

4. No Substantive Consolidation. Although the Prepackaged Plan is presented as a joint plan of reorganization, the Prepackaged Plan does not provide for the substantive consolidation of the Debtors’ Estates, and on the Effective Date, the Debtors’ Estates shall not be deemed to be substantively consolidated for any reason. Nothing in the Prepackaged Plan or the Disclosure Statement shall constitute or be deemed to constitute a representation that any one or all of the Debtors is subject to or liable for any Claims against any other Debtor. A Claim against multiple Debtors will be treated as a separate Claim against each applicable Debtor’s Estate for all purposes, including voting and distribution; provided, however, that no Claim will receive value in excess of one hundred percent (100.0%) of the Allowed amount of such Claim under the Prepackaged Plan for each Debtor.

5. General Settlement of Claims and Interests. Pursuant to sections 363 and 1123 of the Bankruptcy Code and Bankruptcy Rule 9019, and in consideration for the classification, distributions, releases, and other benefits provided under the Prepackaged Plan, upon the Effective Date, the provisions of the Prepackaged Plan shall constitute a good faith compromise and settlement of all Claims and Interests and controversies resolved pursuant to the Prepackaged Plan. The entry of the Confirmation Order shall constitute the Court’s approval of the compromise and settlement of all such Claims, Interests, and controversies, as well as a finding by the Court that such compromise and settlement is in the best interests of the Debtors, their Estates, and Holders of Claims and Interests and is fair, equitable, and is within the range of reasonableness. All distributions made to Holders of Allowed Claims and Allowed Interests in any Class are intended to be and shall be final.

6. Restructuring Transactions. Prior to, or on the Effective Date or thereafter, the Debtors or the Reorganized Debtors may take all actions as may be necessary or appropriate to effect any transaction described in, approved by, contemplated by, or necessary to effectuate the Prepackaged Plan (the “Restructuring Transactions”), in each case subject to the consent rights set forth in the Restructuring Support Agreement, including (a) the execution, adoption, amendment and/or delivery of appropriate instruments of transfer, assignment, assumption or delegation of any asset, property, interest, right, liability, debt or obligation on terms consistent with the terms of the Prepackaged Plan and having other terms for which the applicable parties agree, including, without limitation, Reorganized Pioneer’s issuance of New Equity, Stapled Special Voting Stock and the New Secured Bonds; (c) the filing of appropriate certificates or articles of incorporation, reincorporation, merger, consolidation, conversion or dissolution pursuant to applicable law; (d) the execution, adoption, amendment and/or delivery of the applicable documents included in the Plan Supplement, to the extent required by the Debtors, including, but not limited to, the Restructuring Documents where relevant; and (e) all other actions that the applicable Entities determine to be necessary or appropriate, in the most tax efficient manner to the extent commercially reasonable, including making filings or recordings that may be required by applicable law and the payment in full and in Cash of any and all Allowed Prepetition Term Loan Claims pursuant to Article III(B)(4) of the Plan.

For purposes of effecting the Prepackaged Plan, none of the transactions contemplated in Article IV of the Prepackaged Plan shall constitute a change of control under any agreement, contract, or document of the Debtors.

Each officer, member of the board of directors, or manager of the Debtors is (and each officer, member of the board of directors, or manager of the Reorganized Debtors shall be) authorized and directed to issue, execute, deliver, file, or record such contracts, securities, instruments, releases, indentures, and other agreements or documents and take such actions as may be necessary or appropriate to effectuate, implement, and further evidence the terms and conditions of the Prepackaged Plan and the securities issued pursuant to the Prepackaged Plan in the name of and on behalf of the Reorganized Debtors, all of which shall be authorized and approved in all respects, in each case, without the need for any approvals, authorizations, consents, or any further actions required under applicable law, regulation, order, or rule (including, without limitation, any action by the shareholders or directors or managers of the Debtors or the Reorganized Debtors) except for those expressly required pursuant to the Prepackaged Plan.

All matters provided for herein involving the corporate structure of the Debtors or Reorganized Debtors, or any corporate, limited liability company, or related action required by the Debtors or Reorganized Debtors in connection herewith shall be deemed to have occurred and shall be in effect, without any requirement of further action by the shareholders, members, directors, or managers of the Debtors or Reorganized Debtors, and with like effect as though such action had been taken unanimously by the shareholders, members, directors, or managers, as applicable, of the Debtors or Reorganized Debtors.

7. Sources of Consideration for Plan Distributions. All Cash necessary for the Debtors or the Reorganized Debtors, as applicable, to make required distributions under the Prepackaged Plan will be obtained from their respective Cash balances, including Cash from operations, the Exit ABL Facility, the Rights Offering, and the New Secured Bonds.

8. Corporate Existence. Except as otherwise provided in the Prepackaged Plan, any agreement, instrument or other document incorporated in the Prepackaged Plan or the Plan Supplement, or as a result of the Restructuring Transactions, on the Effective Date, each Debtor shall continue to exist after the Effective Date as a separate corporation or other form of entity under governing law, as the case may be, with all the powers of such corporation, limited liability company or other form of entity, as the case may be, pursuant to the applicable law in the jurisdiction in which each applicable Debtor is incorporated or formed and pursuant to the respective certificate of incorporation and bylaws (or other analogous formation documents) in effect before the Effective Date, except to the extent such certificate of incorporation and bylaws (or other analogous formation documents) are amended by the Prepackaged Plan or otherwise, and to the extent such documents are amended, such documents are deemed to be amended pursuant to the Prepackaged Plan and require no further action or approval (other than any requisite filings required under applicable state, provincial, federal or foreign law). For the avoidance of doubt, nothing in the Prepackaged Plan prevents, precludes or otherwise impairs the Reorganized Debtors, or any one of them, from merging, amalgamating or otherwise restructuring their legal entity form in accordance with applicable non-bankruptcy law after the Effective Date.

9. Listing of New Securities and Transfer Restrictions. Under the Registration Rights Agreement and subject to further revision by the Required Consenting Noteholders in consultation with Reorganized Pioneer, holders of a majority of shares of New Equity and Stapled Special Voting Stock can by notice require Reorganized Pioneer to use its reasonable best efforts to cause the New Equity to be listed for trading on Nasdaq or the New York Stock Exchange, in accordance with the applicable listing requirements of Nasdaq or New York Stock Exchange, with such listing to be effective as soon as practical after the delivery of such notice. Each share of New Equity will have the same rights, including with respect to voting, dividend, capital, redemption, and information rights. Each share of Stapled Special Voting Stock will have the same rights, including with respect to voting, dividend, capital, redemption, and information rights. The New Equity and the Stapled Special Voting Stock will constitute two classes of equity securities in Reorganized Pioneer on the Effective Date and, other than the New Equity issued under the Employee Incentive Plan and upon conversion of the New Convertible Bonds (inclusive of the Management Commitment Convertible Bonds, the Rights Offering Convertible Bonds and the Premium Convertible Bonds), there will exist no other equity securities, warrants, options, or other agreements to acquire any equity interest in Reorganized Pioneer as of the Effective Date.

10. Vesting of Assets in the Reorganized Debtors. Except as otherwise provided in the Prepackaged Plan, any agreement, instrument or other document incorporated in the Prepackaged Plan or the Plan Supplement, or pursuant to a Final Order of the Court, on the Effective Date, all property in each Estate, all Causes of Action and any property acquired by any of the Debtors pursuant to the Prepackaged Plan shall vest in each respective Reorganized Debtor, free and clear of all Liens, Claims, charges or other encumbrances. On and after the Effective Date, except as otherwise provided in the Prepackaged Plan or the Confirmation Order, each Reorganized Debtor may operate its business and may use, acquire or dispose of property and compromise or settle any Claims, Interests or Causes of Action without supervision or approval by the Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules. Without limiting the foregoing, the Reorganized Debtors may pay the charges that they incur on or after the Effective Date for professional fees, disbursements, expenses, or related support services without application to the Court.

11. Cancellation of Existing Securities and Agreements. Except as otherwise provided in the Prepackaged Plan or any agreement, instrument or other document incorporated in the Prepackaged Plan or the Plan Supplement, on the Effective Date: (a) the obligations of the Debtors under the Prepetition ABL Credit Agreement, Prepetition Term Loan Agreement (subject to, for the avoidance of doubt, payment in full in Cash of any and all Allowed Prepetition Term Loan Claims pursuant to Article III(B)(4)), Indenture and any other certificate, share, note, bond, indenture, purchase right, option, warrant or other instrument or document, directly or indirectly, evidencing or creating any indebtedness or obligation of or ownership interest in the Debtors giving rise to any Claim or Interest (except such certificates, notes or other instruments or documents evidencing indebtedness or obligations of, or Interests in, the Debtors that are specifically Reinstated pursuant to the Prepackaged Plan) shall be cancelled as to the Debtors and the Reorganized Debtors shall not have any continuing obligations thereunder; (b) the obligations of the Debtors pursuant, relating or pertaining to any agreements, indentures, certificates of designation, bylaws or certificate or articles of incorporation or similar documents governing the shares, certificates, notes, bonds, purchase rights, options, warrants or other instruments or documents evidencing or creating any indebtedness or obligation of the Debtors (except such agreements, certificates, notes or other instruments evidencing indebtedness or obligations of or Interests in the Debtors that are specifically Reinstated pursuant to the Prepackaged Plan) shall be released and discharged; provided, however, that, in the cases of clauses (a) and (b) hereof, notwithstanding Confirmation or the occurrence of the Effective Date, any agreement (including the Existing Intercreditor Agreement) that governs the rights of the Prepetition ABL Agent, the Prepetition Term Loan Agent, the Indenture Trustee or any other Holder of a Claim shall continue in effect solely for purposes of (i) enabling Holders of Allowed Claims to receive distributions under the Prepackaged Plan as provided herein and for enforcing any rights thereunder against parties other than the Debtors, the Reorganized Debtors or their Representatives; (ii) allowing the Prepetition ABL Agent, Prepetition Term Loan Agent and Indenture Trustee, as applicable, in accordance with the Prepackaged Plan, to make distributions to the Holders of the ABL Claims, Prepetition Term Loan Claims and the Notes Claims, as applicable; (iii) allowing the Prepetition ABL Agent, Prepetition Term Loan Agent and Indenture Trustee to maintain any right of priority of payment, indemnification, exculpation, contribution, subrogation or any other claim or entitlement it may have under the ABL Documents, Term Loan Documents or the Indenture, as applicable (which shall survive and not be released, except as otherwise expressly provided in the Prepackaged Plan) other than against the Debtors and the Reorganized Debtors; (iv) allowing the Prepetition ABL Agent, Prepetition Term Loan Agent and Indenture Trustee to enforce any obligations owed to each of them under the Prepackaged Plan or the Confirmation Order; (v)

permitting the Prepetition ABL Agent, Prepetition Term Loan Agent and Indenture Trustee to appear before the Court or any other court; (vi) permitting the Prepetition ABL Agent, Prepetition Term Loan Agent and Indenture Trustee to exercise rights and obligations relating to the interests of the Prepetition ABL Lenders, Prepetition Term Lenders and Noteholders, as applicable, to the extent consistent with the Prepackaged Plan and the Confirmation Order; and (vii) permitting the Prepetition ABL Agent, Prepetition Term Loan Agent and Indenture Trustee to perform any functions that are necessary to effectuate the foregoing; provided, further, however, that nothing in the Prepackaged Plan shall affect the discharge of Claims pursuant to the Bankruptcy Code, the Confirmation Order or the Prepackaged Plan or result in any expense or liability to the Reorganized Debtors, except to the extent set forth in or provided for under the Prepackaged Plan; provided, further, however, that nothing in the Prepackaged Plan shall effect a cancellation of any Subscription Rights, New Equity, Stapled Special Voting Stock or Intercompany Interests.

Except as expressly provided in the Prepackaged Plan and Confirmation Order, on the Effective Date, each of the Prepetition ABL Agent, Prepetition Term Loan Agent and Indenture Trustee and their respective agents, successors and assigns shall be fully discharged of all of their duties and obligations under the Indenture and the applicable Prepetition ABL Documents and Prepetition Term Loan Documents.

12. Corporate Action. On the Effective Date, all actions contemplated by the Prepackaged Plan shall be deemed authorized and approved by the Court in all respects, including, as applicable: (a) the execution and delivery of the Restructuring Documents and any related instruments, agreements, guarantees, filings or other related documents; (b) the implementation of the Restructuring Transactions; and (c) all other actions contemplated by the Prepackaged Plan (whether to occur before, on or after the Effective Date). On the Effective Date, all matters provided for in the Prepackaged Plan involving the corporate structure of the other Reorganized Debtors, and any corporate action required by the Debtors or the Reorganized Debtors in connection with the Prepackaged Plan, shall be deemed to have occurred and shall be in effect, without any requirement of further action by the Interest Holders, directors or officers of the Debtors or the Reorganized Debtors.

On or (as applicable) before the Effective Date, the appropriate officers of the Debtors or the Reorganized Debtors shall be authorized and (as applicable) directed to issue, execute and deliver the agreements, documents, securities and instruments contemplated by the Prepackaged Plan (or necessary or desirable to effect the transactions contemplated by the Prepackaged Plan) in the name of and on behalf of the Reorganized Debtors, including, without limitation, the Restructuring Documents and any and all other agreements, documents, securities and instruments relating to the foregoing, to the extent not previously authorized by the Court. The authorizations and approvals contemplated by the Prepackaged Plan shall be effective notwithstanding any requirements under non-bankruptcy law.

13. New Organizational Documents. To the extent required under the Prepackaged Plan or applicable non-bankruptcy law, the Reorganized Debtors shall file their respective New Organizational Documents with the applicable Secretaries of State or other applicable authorities in their respective states, provinces or countries of incorporation or formation in accordance with the corporate laws of the respective states, provinces or countries of incorporation or formation. Pursuant to section 1123(a)(6) of the Bankruptcy Code, to the extent applicable to these Chapter 11 Cases, the New Organizational Documents of the Reorganized Debtors will prohibit the issuance of non-voting equity securities.

14. Directors and Officers of the Reorganized Debtors. The New Boards shall be appointed by the Required Consenting Noteholders, in consultation with the Reorganized Debtors’ management, and the identities of directors on the New Board shall be set forth in the Plan Supplement, to the extent known at the time of filing; provided, however that the Reorganized Debtors’ chief executive officer shall be a member of the New Board and the remainder of the New Board shall be appointed in compliance with section 1129(a)(5) of the Bankruptcy Code.

15. Effectuating Documents; Further Transactions. On and after the Effective Date, the Reorganized Debtors, and the officers and members of the New Boards thereof, are authorized to and may issue, execute, deliver, file or record such contracts, Securities, instruments, releases and other agreements or documents and take such actions as may be necessary or appropriate to effectuate, implement and further evidence the terms and conditions of the Prepackaged Plan, the Securities issued pursuant to the Prepackaged Plan, including the Restructuring Documents, in the name of and on behalf of the Reorganized Debtors, without the need for any approvals, authorization or consents, except those expressly required pursuant to the Prepackaged Plan.

16. Exemption from Certain Taxes and Fees. Pursuant to section 1146(a) of the Bankruptcy Code, any transfers of property pursuant to the Prepackaged Plan (including under any of the Restructuring Documents and related documents) shall not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, stamp act, real estate transfer tax, sale or use tax, mortgage recording tax or other similar tax or governmental assessment, and upon entry of the Confirmation Order, the appropriate state or local governmental officials or agents shall forgo the collection of any such tax or governmental assessment and accept for filing and recordation any of the foregoing instruments or other documents pursuant to such transfers of property without the payment of any such tax, recordation fee or governmental assessment. Such exemption under section 1146(a) of the Bankruptcy Code specifically applies, without limitation, to: (1) the creation and recording of any mortgage, deed of trust, Lien or other security interest; (2) the making or assignment of any lease or sublease; (3) any Restructuring Transaction; (4) the issuance, distribution and/or sale of any Securities of the Debtors or the Reorganized Debtors; and (5) the making or delivery of any deed or other instrument of transfer under, in furtherance of or in connection with the Prepackaged Plan, including (a) any merger agreements, (b) agreements of consolidation, restructuring, disposition, liquidation or dissolution, (c) deeds, (d) bills of sale, or (e) assignments executed in connection with any Restructuring Transaction occurring under the Prepackaged Plan.

17. Preservation of Causes of Action. In accordance with section 1123(b) of the Bankruptcy Code, but subject in all respects to Article VIII of the Prepackaged Plan, unless expressly stated otherwise in the Prepackaged Plan, the Reorganized Debtors shall retain and may enforce all rights to commence and pursue, as appropriate, any and all Causes of Action, whether arising before or after the Petition Date, and such rights to commence, prosecute or settle such Causes of Action shall be preserved notwithstanding the occurrence of the Effective Date. The Reorganized Debtors may pursue such Causes of Action in accordance with the best interests of the Reorganized Debtors. No Entity may rely on the absence of a specific reference in the Prepackaged Plan, the Plan Supplement or the Disclosure Statement to any Causes of Action

against it as any indication that the Debtors or the Reorganized Debtors will not pursue any and all available Causes of Action against it. The Debtors or the Reorganized Debtors, as applicable, expressly reserve all rights to prosecute any and all Causes of Action against any Entity, except as otherwise expressly provided in the Prepackaged Plan. Unless any Causes of Action against an Entity are expressly waived, relinquished, exculpated, released, compromised or settled in the Prepackaged Plan or a Court order, the Debtors or Reorganized Debtors, as applicable, expressly reserve all Causes of Action, for later adjudication, and, therefore, no preclusion doctrine, including the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, estoppel (judicial, equitable or otherwise) or laches, shall apply to such Causes of Action upon, after or as a consequence of the Confirmation or Consummation of the Prepackaged Plan.

In accordance with section 1123(b)(3) of the Bankruptcy Code, except as otherwise provided herein, any Causes of Action that a Debtor may hold against any Entity shall vest in the Reorganized Debtors. The applicable Reorganized Debtors, through their authorized agents or representatives, shall retain and have the exclusive right, authority and discretion to determine and to initiate, file, prosecute, enforce, abandon, settle, compromise, release, withdraw or litigate to judgment any such Causes of Action, and to decline to do any of the foregoing without the consent or approval of any third party or further notice to or action, order or approval of the Court.

18. Director and Officer Liability Insurance. The Debtors’ D&O Liability Insurance Policies shall be Reinstated under the Prepackaged Plan to the fullest extent possible under applicable law. Notwithstanding anything in the Prepackaged Plan to the contrary, effective as of the Effective Date, the Reorganized Debtors shall be deemed to have assumed all D&O Liability Insurance Policies with respect to the Debtors’ directors, managers, officers and employees serving on or prior to the Effective Date pursuant to section 365(a) of the Bankruptcy Code. Entry of the Confirmation Order will constitute the Court’s approval of the Reorganized Debtors’ assumption of each of the D&O Liability Insurance Policies. Notwithstanding anything to the contrary contained in the Prepackaged Plan, Confirmation of the Prepackaged Plan shall not discharge, impair or otherwise modify any indemnity obligations assumed by the foregoing assumption of the D&O Liability Insurance Policies, and each such indemnity obligation will be deemed and treated as an Executory Contract that has been assumed by the Reorganized Debtors under the Prepackaged Plan and no Proof of Claim, Administrative Claim or objection to Cure Claim need be Filed with respect thereto. For the avoidance of doubt, the D&O Liability Insurance Policies will continue to apply with respect to actions, or failures to act, that occurred on or prior to the Effective Date, subject to the terms and conditions of the D&O Liability Insurance Policies.

19. Employee Incentive Plan. On the Effective Date, Reorganized Pioneer shall adopt the Employee Incentive Plan. All awards issued under the Employee Incentive Plan, including restricted shares, restricted stock units, New Equity or other rights exercisable, exchangeable or convertible into New Equity, will be dilutive of all other New Equity, including the New Equity to be issued upon conversion of the New Convertible Bonds (inclusive of the Management Commitment Convertible Bonds, the Rights Offering Convertible Bonds and the Premium Convertible Bonds). The Employee Incentive Plan shall reserve 10% of the New Equity on a fully diluted basis (for the avoidance of doubt, after giving effect to the conversion of New Convertible Bonds, inclusive of the Management Commitment Convertible Bonds, the Rights Offering Convertible Bonds and the Premium Convertible Bonds), to be available for issuance pursuant to equity or equity-based incentive awards to management and other key employees of the

Reorganized Debtors. The key terms and conditions of the Employee Incentive Plan, including the terms of certain awards to be granted on or as soon as practicable following the Effective Date, shall be consistent with the terms set forth in the EIP Term Sheet. The Employee Incentive Plan shall be included in the Plan Supplement.

20. Employee Matters and Retiree Benefits. Unless otherwise set forth in the Schedule of Rejected Executory Contracts and Unexpired Leases included in the Plan Supplement, on the Effective Date or the Confirmation Order, the Employment Arrangements, except for the KESP, shall be assumed by the Reorganized Debtors and shall remain in place after the Effective Date, as may be amended by agreement between the beneficiaries of such Employment Arrangements, plans, or arrangements, on the one hand, and the Debtors, on the other hand, or, after the Effective Date, by agreement with the Reorganized Debtors, and the Reorganized Debtors will continue to honor such Employment Arrangements.

On the Effective Date, Reorganized Pioneer shall adopt the Post-Filing Severance Plan, which shall be included in the Plan Supplement and be consistent with the terms set forth on Appendix A to the EIP Term Sheet.

Nothing in this Plan shall limit, diminish or otherwise alter the Reorganized Debtors’ defenses, Claims, Causes of Action or other rights with respect to any such contracts, agreements, policies, programs and plans. Pursuant to section 1129(a)(13) of the Bankruptcy Code, on and after the Effective Date, all retiree benefits (as that term is defined in section 1114 of the Bankruptcy Code), if any, shall continue to be paid in accordance with applicable law.

21. Restructuring Expenses

The Restructuring Expenses incurred, or estimated to be incurred, up to and including the Effective Date shall be paid in full in Cash on the Effective Date (to the extent not previously paid during the course of the Chapter 11 Cases on the dates on which such amounts would be required to be paid under the DIP Credit Agreement, the DIP Orders, the Prepetition ABL Credit Agreement, the Prepetition Term Loan Documents, the Indenture or the Restructuring Support Agreement) without the requirement to file a fee application with the Court and without any requirement for Court review or approval. All Restructuring Expenses to be paid on the Effective Date shall be estimated prior to and as of the Effective Date and such estimates shall be delivered to the Debtors at least five (5) Business Days before the anticipated Effective Date; provided, that such estimates shall not be considered to be admissions or limitations with respect to such Restructuring Expenses. On the Effective Date, final invoices for all Restructuring Expenses incurred prior to and as of the Effective Date shall be submitted to the Debtors. In addition, the Debtors and Reorganized Debtors (as applicable) shall continue to pay post-Effective Date, when due and payable in the ordinary course, Restructuring Expenses related to implementation, consummation and defense of the Prepackaged Plan.

22. Claims Administration Responsibilities. Except as otherwise specifically provided in the Prepackaged Plan, after the Effective Date, the Reorganized Debtors shall have the sole authority: (1) to File, withdraw or litigate to judgment objections to or disputes regarding Claims; and (2) to settle or compromise any Claim without any further notice to or action, order or approval by the Court.

23. Treatment of Executory Contracts and Unexpired Leases.

a. Assumption and Rejection of Executory Contracts and Unexpired Leases. As of and subject to the occurrence of the Effective Date and the payment of any applicable Cure Claims, all Executory Contracts and Unexpired Leases to which any of the Debtors are a party, including, without limitation, the Backstop Commitment Agreement, and which have not expired by their own terms on or prior to the Confirmation Date, shall be deemed assumed except for any Executory Contract or Unexpired Lease that, with the consent of the Required Consenting Noteholders (not to be unreasonably withheld), (1) is identified on the Schedule of Rejected Executory Contracts and Unexpired Leases; (2) those that have been previously rejected by a Final Order; (3) those that are the subject of a motion to reject Executory Contracts or Unexpired Leases that is pending on the Confirmation Date; or (4) those that are subject to a motion to reject an Executory Contract or Unexpired Lease pursuant to which the requested effective date of such rejection is after the Effective Date. All Executory Contracts and Unexpired Leases listed on the Schedule of Rejected Executory Contracts and Unexpired Leases will be deemed rejected as of the Effective Date.

Subject to the occurrence of the Effective Date, entry of the Confirmation Order by the Court shall constitute approval of the assumptions or rejections of Executory Contracts and Unexpired Leases provided for in the Prepackaged Plan or the Schedule of Rejected Executory Contacts and Unexpired Leases, pursuant to sections 365(a) and 1123 of the Bankruptcy Code. Unless otherwise indicated, assumptions of Executory Contracts and Unexpired Leases pursuant to the Prepackaged Plan are effective as of the Effective Date. Each Executory Contract or Unexpired Lease assumed pursuant to the Prepackaged Plan or by Court order, but not assigned to a third party before the Effective Date, shall re-vest in and be fully enforceable by the applicable contracting Reorganized Debtor in accordance with its terms, except as such terms may have been modified by the provisions of the Prepackaged Plan or any order of the Court authorizing and providing for its assumption under applicable federal law.

To the maximum extent permitted by law, to the extent any provision in any Executory Contract or Unexpired Lease assumed pursuant to the Prepackaged Plan restricts or prevents, or purports to restrict or prevent, or is breached or deemed breached by, the assumption of such Executory Contract or Unexpired Lease (including any “change of control” provision), then such provision shall be deemed modified such that the transactions contemplated by the Prepackaged Plan shall not entitle the non-Debtor party thereto to terminate such Executory Contract or Unexpired Lease or to exercise any other default-related rights with respect thereto.

b. Claims Based on Rejection of Executory Contracts or Unexpired Leases. Counterparties to Executory Contracts or Unexpired Leases listed on the Schedule of Rejected Executory Contracts and Unexpired Leases, if any, shall be served with a notice of rejection of Executory Contracts and Unexpired Leases with the Plan Supplement. Proofs of Claim with respect to Claims arising from the rejection of Executory Contracts and Unexpired Leases, if any, must be Filed with the Court within thirty (30) days after the date of the order of the Court approving such rejection. Any Claims arising from the rejection of an Executory Contract or Unexpired Lease that are not Filed within such time will be automatically disallowed, forever barred from assertion, and shall not be enforceable against, as applicable, the Debtors, the Reorganized Debtors, the Estates, or the property of the foregoing parties, without the need for any objection by the Debtors or Reorganized Debtors, as applicable, or further notice to, or action, order, or approval of the Court or any other Entity, and any Claim arising out of the rejection of the Executory Contract or Unexpired Lease shall be deemed fully satisfied, released, and discharged, notwithstanding anything in a Proof of Claim to the contrary and all such Claims will be subject to the injunction set forth in Article VIII.F of the Prepackaged Plan. Claims arising from the rejection of the Executory Contract and Unexpired Leases shall be classified as General Unsecured Claims and shall be treated in accordance with Article III of the Prepackaged Plan.

c. Cure of Defaults for Assumed Executory Contracts and Unexpired Leases. The Debtors or the Reorganized Debtors, as applicable, shall pay Cure Claims, if any, on the Effective Date or as soon as reasonably practicable thereafter. Unless otherwise agreed upon in writing by the parties to the applicable Executory Contract or Unexpired Lease, all requests for payment of Cure Claims that differ from the amounts paid or proposed to be paid by the Debtors or the Reorganized Debtors to a counterparty must be filed with the Reorganized Debtors and the Notice and Claims Agent on or before thirty (30) days after the Effective Date. Any such request that is not timely filed shall be disallowed and forever barred, estopped, and enjoined from assertion, and shall not be enforceable against any Reorganized Debtor, without the need for any objection by the Reorganized Debtors or any other party in interest or any further notice to or action, order, or approval of the Court. Any Cure Claim shall be deemed fully satisfied, released, and discharged upon payment by the Debtors or the Reorganized Debtors of the Cure Claim; provided, however, that nothing herein shall prevent the Reorganized Debtors from paying any Cure Claim despite the failure of the relevant counterparty to file such request for payment of such Cure Claim. The Reorganized Debtors also may settle any Cure Claim without any further notice to or action, order, or approval of the Court. In addition, any objection to the assumption of an Executory Contract or Unexpired Lease under the Prepackaged Plan must be filed with the Court on or before the Confirmation Hearing. Any such objection will be scheduled to be heard by the Court at the Confirmation Hearing or at the Debtors’ or Reorganized Debtors’, as applicable, first scheduled omnibus hearing for which such objection is timely filed. Any counterparty to an Executory Contract or Unexpired Lease that fails to timely object to the proposed assumption of any Executory Contract or Unexpired Lease will be deemed to have consented to such assumption.

If there is any dispute regarding any Cure Claim, the ability of the Reorganized Debtors or any assignee to provide “adequate assurance of future performance” within the meaning of section 365 of the Bankruptcy Code, or any other matter pertaining to assumption, then payment of any Cure Claim shall occur as soon as reasonably practicable after entry of a Final Order resolving such dispute, approving such assumption (and, if applicable, assignment), or as may be agreed upon by the Debtors or the Reorganized Debtors, as applicable, and the counterparty to the Executory Contract or Unexpired Lease. The Debtors and Reorganized Debtors, as applicable, reserve the right at any time to move to reject any Executory Contract or Unexpired Lease based upon the existence or outcome of any such dispute.

Assumption of any Executory Contract or Unexpired Lease pursuant to the Prepackaged Plan or otherwise and full payment of any applicable Cure Claim pursuant to Article V.B of the Prepackaged Plan shall result in the full release and satisfaction of any Cure Claims, Claims, or defaults, whether monetary or nonmonetary, including defaults of provisions restricting the change in control or ownership interest composition or other bankruptcy-related defaults, arising under any assumed Executory Contract or Unexpired Lease at any time prior to the effective date of assumption.

d. Preexisting Obligations to the Debtors Under Executory Contracts and Unexpired Leases. Notwithstanding any non-bankruptcy law to the contrary, the Debtors expressly reserve and do not waive any right to receive, or any continuing obligation of a counterparty to provide, warranties or continued maintenance obligations on goods previously purchased, or services previously received, by the contracting Debtors from counterparties to rejected or repudiated Executory Contracts or Unexpired Leases.

e. Indemnification Obligations. Except to the extent inconsistent with the Prepackaged Plan, the obligation of each Debtor to indemnify any individual who is serving or served as one of such Debtor’s directors, officers or employees on or after the Petition Date will be deemed and treated as Executory Contracts that are assumed by each Reorganized Debtor pursuant to the Prepackaged Plan as of the Effective Date on the terms provided in the applicable certificates of incorporation, bylaws or similar constituent documents, by statutory law or by written agreement, policies or procedures of or with such Debtor. Accordingly, such indemnification obligations will survive and be unaffected by entry of the Confirmation Order, irrespective of whether such indemnification is owed for an act or event occurring before or after the Petition Date; provided, however, that none of the Reorganized Debtors shall amend or restate any New Organizational Documents before or after the Effective Date to terminate or adversely affect any such indemnification obligations; provided, further, that the Reorganized Debtors shall not indemnify officers, directors, members, or managers, as applicable, of the Reorganized Debtors for any claims or Causes of Action arising out of or relating to any act or omission that is a criminal act or constitutes intentional fraud, gross negligence, or willful misconduct as determined by a final order of a court of competent jurisdiction.

f. Insurance Policies. All insurance policies pursuant to which any Debtor has any obligations in effect as of the date of the Confirmation Order shall be deemed and treated as executory contracts pursuant to the Prepackaged Plan and shall be assumed by the respective Debtors and Reorganized Debtors and shall continue in full force and effect thereafter in accordance with their respective terms. All other insurance policies shall vest in the Reorganized Debtors.

g. Modifications, Amendments, Supplements, Restatements or Other Agreements. Unless otherwise provided in the Prepackaged Plan, each Executory Contract or Unexpired Lease that is assumed shall include all modifications, amendments, supplements, restatements or other agreements that in any manner affect such Executory Contract or Unexpired Lease, and Executory Contracts and Unexpired Leases related thereto, if any, including easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal and any other interests, unless any of the foregoing agreements has been previously rejected or repudiated or is rejected or repudiated under the Prepackaged Plan.

Modifications, amendments, supplements and restatements to prepetition Executory Contracts and Unexpired Leases that have been executed by the Debtors during the Chapter 11 Cases shall not be deemed to alter the prepetition nature of the Executory Contract or Unexpired Lease or the validity, priority or amount of any Claims that may arise in connection therewith.

h. Contracts and Leases Entered into After the Petition Date. Contracts and leases entered into after the Petition Date by any Debtor, including any Executory Contracts and Unexpired Leases assumed by such Debtor, will be performed by the applicable Debtor or Reorganized Debtor liable thereunder in the ordinary course of its business. Accordingly, such contracts and leases (including any assumed Executory Contracts and Unexpired Leases) that have not been rejected as of the date of Confirmation will survive and remain unaffected by entry of the Confirmation Order.

24. Treatment of General Unsecured Claims. General Unsecured Claims will be paid in full in Cash (together with interest if provided for under the governing agreement) in the ordinary course of the Debtors’ business in accordance with the terms and subject to the conditions of any agreements governing, instruments evidencing or other documents relating to such transactions, or Reinstated. The Debtors will resolve any dispute regarding the amount of a General Unsecured Claim in the ordinary course of the Debtors’ business, and in accordance with the terms and conditions of the agreements governing such Claims. In the event that the Debtors and the Holder of any Disputed General Unsecured Claim are unable to resolve such dispute in accordance with the governing documents (if any), then the Debtors or the Reorganized Debtors shall move the Court to resolve such dispute. Holders of General Unsecured Claims accordingly are not required to File a Proof of Claim and no such parties should File a Proof of Claim.

The Confirmation Order will constitute an order of the Court disallowing without prejudice any Proof of Claim Filed in the Chapter 11 Cases without the need for any objection by the Reorganized Debtors or any further notice to or action, order or approval of the Court.

25. Distributions

a. Distributions Generally. One or more Disbursing Agents shall make all distributions under the Prepackaged Plan to the Holders of Allowed Claims in accordance with the terms of the Prepackaged Plan. Such distributions shall be made to Holders of Allowed Claims on behalf of the respective Debtors to which such Allowed Claims relate.

b. Distribution Record Date. As of the close of business on the Distribution Record Date, the various transfer registers for each of the Classes of Claims as maintained by the Debtors, the Prepetition ABL Agent, the Prepetition Term Loan Agent or their respective agents, shall be closed, and the Debtors, the Prepetition ABL Agent, the Prepetition Term Loan Agent or their respective agents shall not be required to make any further changes in the record Holders of any of the Claims. The Debtors, the Reorganized Debtors or the Disbursing Agent shall have no obligation to recognize any transfer of the Claims or Interests occurring on or after the Distribution Record Date. The Debtors, the Reorganized Debtors and the Disbursing Agent shall be entitled to recognize and deal for all purposes hereunder only with those record Holders stated on the transfer ledgers as of the close of business on the Distribution Record Date, to the extent applicable.

c. Timing and Calculation of Amounts to Be Distributed. Unless otherwise provided in the Prepackaged Plan or the Confirmation Order, on the Effective Date or as soon as reasonably practicable thereafter (or, if a Claim is not an Allowed Claim on the Effective Date, on the date that such Claim becomes Allowed or as soon as reasonably practicable thereafter), each Holder of an Allowed Claim (or such Holder’s affiliate) shall receive the full amount of the distributions that the Prepackaged Plan provides for Allowed Claims in each applicable Class. In the event that any payment or act under the Prepackaged Plan is required to be made or performed on a date that is not a Business Day, then the making of such payment or the performance of such act may be completed on the next succeeding Business Day, but shall be deemed to have been completed as of the required date. Except as otherwise provided in the Prepackaged Plan, Holders of Claims shall not be entitled to interest, dividends, or accruals on the distributions provided for in the Prepackaged Plan, regardless of whether such distributions are delivered on or at any time after the Effective Date.

d. Disbursing Agent. All distributions under the Prepackaged Plan shall be made by the Reorganized Debtors (or such other Entity designated by the Reorganized Debtors), as Disbursing Agent, on or after the Effective Date to the record holders of Claims and Interests as of the Distribution Record Date who are entitled to receive distributions under the Prepackaged Plan. A Disbursing Agent shall not be required to give any bond or surety or other security for the performance of its duties. The Reorganized Debtors shall use commercially reasonable efforts to provide the Disbursing Agent (if other than the Reorganized Debtors) with the amounts of Claims and the identities and addresses of Holders of Claims and Interests as of the Distribution Record Date, in each case, as set forth in the Debtors’ or Reorganized Debtors’ books and records. The Reorganized Debtors shall cooperate in good faith with the applicable Disbursing Agent (if other than the Reorganized Debtors) to comply with the reporting requirements outlined in Article IV of the Prepackaged Plan.

e. Rights and Powers of Disbursing Agent. From and after the Effective Date, the Disbursing Agent, solely in its capacity as Disbursing Agent, shall be exculpated by all Entities, including, without limitation, Holders of Claims against and Interests in the Debtors and other parties in interest, from any and all Claims, Causes of Action, and other assertions of liability arising out of the discharge of the powers and duties conferred upon such Disbursing Agent by the Prepackaged Plan or any order of the Court entered pursuant to or in furtherance of the Prepackaged Plan, or applicable law, except for actions or omissions to act arising out of the gross negligence or willful misconduct, fraud, malpractice, criminal conduct, or ultra vires acts of such Disbursing Agent. No Holder of a Claim or Interest or other party in interest shall have or pursue any claim or Cause of Action against the Disbursing Agent, solely in its capacity as Disbursing Agent, for making payments in accordance with the Prepackaged Plan or for implementing provisions of the Prepackaged Plan, except for actions or omissions to act arising out of the gross negligence or willful misconduct, fraud, malpractice, criminal conduct, or ultra vires acts of such Disbursing Agent.

A Disbursing Agent shall be empowered to (i) effect all actions and execute all agreements, instruments, and other documents necessary to perform its duties hereunder, (ii) make all distributions contemplated hereby, (iii) employ professionals to represent it with respect to its responsibilities, and (iv) exercise such other powers as may be vested in the Disbursing Agent by order of the Court, pursuant to the Prepackaged Plan, or as deemed by the Disbursing Agent to be necessary and proper to implement the provisions of the Prepackaged Plan.

f. Expenses of Disbursing Agent. To the extent the Disbursing Agent is an Entity other than a Reorganized Debtor, except as otherwise ordered by the Court and subject to the written agreement of the Reorganized Debtors, the amount of any reasonable fees and expenses incurred by the Disbursing Agent on or after the Effective Date (including taxes) and any reasonable compensation and expense reimbursement Claims (including for reasonable attorneys’ and other professional fees and expenses) made by the Disbursing Agent shall be paid in Cash by the Reorganized Debtors in the ordinary course of business.

g. No Postpetition Interest on Claims. Unless otherwise specifically provided for in an order of the Court, the Prepackaged Plan, or the Confirmation Order, or required by applicable bankruptcy law, postpetition interest shall not accrue or be paid on any Claims and no Holder of a Claim shall be entitled to interest accruing on or after the Petition Date on any such Claim.

h. Delivery of Distributions. Subject to Bankruptcy Rule 9010, all distributions to any Holder of an Allowed Claim or Interest shall be made to a Disbursing Agent, who shall transmit such distribution to the applicable Holders of Allowed Claims or Interests on behalf of the respective Debtor. In the event that any distribution to any Holder is returned as undeliverable, no further distributions shall be made to such Holder unless and until such Disbursing Agent is notified in writing of such Holder’s then-current address, at which time all currently-due, missed distributions shall be made to such Holder as soon as reasonably practicable thereafter without interest. Nothing herein shall require the Disbursing Agent to attempt to locate Holders or of undeliverable distributions and, if located, assist such Holders in complying with Article IV.J of the Prepackaged Plan.

Notwithstanding anything to the contrary in the Prepackaged Plan, including Article VII, distributions under the Prepackaged Plan (A) to Holders of DIP Facility Claims shall be made to the DIP Agent, (B) to the Holder(s) of ABL Claims (if any) shall be made to the Prepetition ABL Agent, and (C) to the Holders of Prepetition Term Loan Claims shall be made to the Prepetition Term Loan Agent, respectively, in accordance with the terms of the Prepackaged Plan and the applicable credit documents.

i. Securities Registration Exemption. Pursuant to section 1145 of the Bankruptcy Code, the issuance of the New Equity by the Debtors as contemplated by this Plan is exempt from, among other things, the registration requirements of Section 5 of the Securities Act and any other applicable U.S. state or local law requiring registration prior to the offering, issuance, distribution or sale of Securities. The Securities issued by the Debtors pursuant to section 1145 of the Bankruptcy Code (a) are not “restricted securities” as defined in Rule 144(a)(3) under the Securities Act, and (b) are freely tradable and transferable by any initial recipient thereof that (i) is not an “affiliate” of the Reorganized Debtors as defined in Rule 144(a)(1) under the Securities Act, (ii) has not been such an “affiliate” within ninety (90) calendar days of such transfer, (iii) has not acquired the Securities from an “affiliate” within one year of such transfer and (iv) is not an Entity that is an “underwriter” as defined in subsection (b) of section 1145 of the Bankruptcy Code.

Should the Reorganized Debtors elect on or after the Effective Date to reflect any ownership of the New Equity through the facilities of DTC, and presuming DTC agrees to such request, the Reorganized Debtors need not provide any further evidence other than the Prepackaged Plan or the Confirmation Order with respect to the treatment of the New Equity under applicable securities laws.

Notwithstanding anything to the contrary in the Prepackaged Plan, no Entity (including, for the avoidance of doubt, DTC) may require a legal opinion regarding the validity of any transaction contemplated by the Prepackaged Plan, including, for the avoidance of doubt, whether the New Equity is exempt from registration and/or eligible for book-entry delivery, settlement, and depository services.

The Management Commitment Convertible Bonds, the Rights Offering Convertible Bonds, the Premium Convertible Bonds, the Management Commitment Stapled Special Voting Stock, the Rights Offering Stapled Special Voting Stock, the Premium Stapled Special Voting Stock and the New Secured Bonds will be exempt from the registration requirements of the Securities Act pursuant to section 4(a)(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder, and will be “restricted securities” subject to transfer restrictions under the U.S. federal securities laws, as further described in the Rights Offering Procedures, the Backstop Commitment Agreement and this Plan.

j. Compliance with Tax Requirements and Allocation of Distributions. In connection with the Prepackaged Plan, to the extent applicable, the Reorganized Debtors shall comply with all tax withholding and reporting requirements imposed on them by any Governmental Unit, and all distributions pursuant to the Prepackaged Plan shall be subject to such withholding and reporting requirements. Notwithstanding any provision in the Prepackaged Plan to the contrary, the Reorganized Debtors shall be authorized to take all actions necessary or appropriate to comply with such withholding and reporting requirements, including liquidating a portion of the distribution to be made under the Prepackaged Plan to generate sufficient funds to pay applicable withholding taxes, withholding distributions pending receipt of information necessary to facilitate such distributions or establishing any other mechanisms they believe are reasonable and appropriate. The Reorganized Debtors reserve the right to allocate all distributions made under the Prepackaged Plan in compliance with applicable wage garnishments, alimony, child support and other spousal awards, liens and encumbrances.

Any party entitled to receive cash or any property as an issuance or distribution under the Prepackaged Plan shall, upon request, deliver to the Disbursing Agent or such other Entity designated by the Reorganized Debtors (which Entity shall subsequently deliver to the Disbursing Agent all tax forms received) an IRS Form W-9 or (if the payee is a foreign Entity) the appropriate IRS Form W-8 and any other forms or documents reasonably requested by any Reorganized Debtor to reduce or eliminate any withholding required by any federal, state, or local Taxing Authority. If such request is made by the Reorganized Debtors, the Disbursing Agent, or such other Entity designated by the Reorganized Debtors or Disbursing Agent and the Holder fails to comply before the date that is one hundred and eighty (180) days after the request is made, the amount of such distribution shall irrevocably revert to the applicable Reorganized Debtor and any Claim in respect of such distribution shall be discharged and forever barred from assertion against such Reorganized Debtor or its respective property.

Distributions in respect of Allowed Claims shall be allocated first to the principal amount of such Claims (as determined for federal income tax purposes) and then, to the extent the consideration exceeds the principal amount of the Claims, to any portion of such Claims for accrued but unpaid interest as Allowed herein.

k. Distributions after Effective Date.

Distributions made after the Effective Date to Holders of Disputed Claims that are not Allowed Claims as of the Effective Date but which later become Allowed Claims shall be deemed to have been made on the Effective Date.

l. Unclaimed Property.

Undeliverable distributions or unclaimed distributions shall remain in the possession of the Debtors until such time as a distribution becomes deliverable or Holder accepts distribution, or such distribution reverts back to the Debtors or Reorganized Debtors, as applicable, and shall not be supplemented with any interest, dividends, or other accruals of any kind. Such distributions shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code at the expiration of one hundred and eighty (180) days from the date of distribution. After such date all unclaimed property or interest in property shall revert to the Reorganized Debtors, and the Claim of any other Holder to such property or interest in property shall be discharged and forever barred.

m. Satisfaction of Claims.

Except as otherwise specifically provided in the Prepackaged Plan, any distributions and deliveries to be made on account of Allowed Claims under the Prepackaged Plan shall be in complete and final satisfaction, settlement, and discharge of and exchange for such Allowed Claims.

n. Fractional Shares.

If any distributions of New Equity or Stapled Special Voting Stock pursuant to the Prepackaged Plan would result in the issuance of a fractional share of any New Equity or Stapled Special Voting Stock to holders on the books of the Debtors, then the number of shares of New Equity or Stapled Special Voting Stock to be issued in respect of such distribution shall be calculated to one decimal place and rounded up or down to the closest whole share (with a half share or greater rounded up and less than a half share rounded down). The total number of shares of New Equity or Stapled Special Voting Stock to be distributed in connection with the Prepackaged Plan shall be adjusted as necessary to account for the rounding provided for in the Prepackaged Plan. No consideration shall be provided in lieu of fractional shares or notes that are rounded down. Neither the Reorganized Debtors nor the Disbursing Agent shall have any obligation to make a distribution that is less than one (1) share of New Equity or Stapled Special Voting Stock. New Equity or Stapled Special Voting Stock that is not distributed in accordance with the Prepackaged Plan shall be returned to, and ownership thereof shall vest in, Reorganized Pioneer. For the avoidance of doubt, the foregoing provisions in this paragraph shall not apply to DTC, which shall be treated as a single holder with respect to a particular class of securities.

o. Minimum Distributions.

Holders of Allowed Notes Claims or Allowed Interests entitled to Equity valued at $100.00 or less (as estimated by the Reorganized Debtors in good faith), shall not receive distributions, and each such Claim or Interest to which this limitation applies shall be discharged pursuant to Article VIII of the Prepackaged Plan and its Holder is forever barred pursuant to Article VIII of the Prepackaged Plan from asserting that Claim or Interest against the Reorganized Debtors or their property.

p. Setoffs.

Except as otherwise provided herein or in the Confirmation Order, and subject to applicable law, the Debtors or Reorganized Debtors, as applicable, or such Entity’s designee (including, without limitation, the Disbursing Agent) may, pursuant to the Bankruptcy Code (including section 553 of the Bankruptcy Code), applicable non-bankruptcy law, or as may be agreed to by the Holder of a Claim, set off against any Allowed Claim (which setoff shall be made against the Allowed Claim, not against any distributions to be made under the Prepackaged Plan with respect to such Allowed Claim), any Claims, rights and Causes of Action of any nature that such Debtor may hold against the Holder of such Allowed Claim, to the extent such Claims, rights or Causes of Action against such Holder have not been otherwise released, waived, relinquished, exculpated, compromised or settled on or prior to the Effective Date (whether pursuant to the Prepackaged Plan or otherwise), and any distribution to which a Holder is entitled under the Prepackaged Plan shall be made on account of the Claim, as reduced after application of the setoff described above. In no event shall any Holder of Claims be entitled to setoff any Claim against any Claim, right or Cause of Action of the Debtors unless such Holder obtains entry of a Final Order entered by the Court authorizing such setoff or unless such setoff is otherwise agreed to in writing by the Debtors and a Holder of a Claim; provided, however, that, where there is no written agreement between the Debtors and a Holder of a Claim authorizing such setoff, nothing herein shall prejudice or be deemed to have prejudiced the Debtors’ rights to assert that any Holder’s setoff rights were required to have been asserted by motion to the Court prior to the Effective Date.

q. Hart-Scott-Rodino Antitrust Improvements Act.

Any New Equity or Stapled Special Voting Stock to be distributed under the Prepackaged Plan to an Entity required to file a premerger notification and report form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, to the extent applicable, shall not be distributed until the notification and waiting periods applicable under such Act to such Entity have expired or been terminated.

26. Release, Injunction and Related Provisions.

a. Discharge of Claims and Termination of Interests. Pursuant to section 1141(d) of the Bankruptcy Code, and except as otherwise specifically provided in the Prepackaged Plan or in any contract, instrument or other agreement or document created pursuant to the Prepackaged Plan, including the Plan Supplement documents, the distributions, rights and treatment that are provided in the Prepackaged Plan shall be in complete satisfaction, discharge and release, effective as of the Effective Date, of Claims and Causes of Action of any nature whatsoever, including any interest accrued on Claims from and after the Petition Date, whether known or unknown, against liabilities of, liens on, obligations of, rights against, and interests in, the Debtors or any of their assets or properties, regardless of whether any property shall have been distributed or retained pursuant to the Prepackaged Plan on account of such Claims and Interests, including demands, liabilities and Causes of Action that arose before the Effective Date, any contingent or non-contingent liability on account of representations or warranties issued on or before the Effective Date, and all debts of the kind specified in section 502(g), 502(h) or 502(i) of the Bankruptcy Code, whether or not the Holder of such a Claim has accepted the Prepackaged Plan. Any default or “event of default” by the Debtors or Affiliates with respect to any Claim or Interest that existed immediately before or on account of the Filing of the Chapter 11 Cases shall be deemed cured (and no longer continuing) as of the Effective Date. The Confirmation Order shall be a judicial determination of the discharge of all Claims subject to the Effective Date occurring.

b. Release of Liens. Except as otherwise specifically provided in the Prepackaged Plan, the Confirmation Order or the Exit Facilities Documentation (including in connection with any express written amendment of any mortgage, deed of trust, Lien, pledge, or other security interest under the Exit Facilities Documentation), on the Effective Date and concurrently with the applicable distributions made pursuant to the Prepackaged Plan and, in the case of a Secured Claim, satisfaction in full of the portion of the Secured Claim that is Allowed as of the Effective Date in accordance with Article III of the Plan, all mortgages, deeds of trust, Liens, pledges or other security interests against any property of the Estates shall be fully released and discharged, and all of the right, title and interest of any Holder of such mortgages, deeds of trust, Liens, pledges or other security interests shall revert to the Reorganized Debtors and their successors and assigns, in each case, without any further approval or order of the Court and without any action or Filing being required to be made by the Debtors. In addition, on or after the Effective Date, at the written request and sole expense of the Debtors or the Reorganized Debtors, the Prepetition ABL Agent and the Prepetition Term Loan Agent shall execute and deliver all documents reasonably requested by the Debtors, the Reorganized Debtors or the Exit Agents to evidence the release of such mortgages, deeds of trust, Liens, pledges and other security interests (including as required under the laws of other jurisdictions for non-U.S. security interests) and shall authorize the Reorganized Debtors to file UCC-3 termination statements (to the extent applicable) with respect thereto.

c. Debtor Release Pursuant to section 1123(b) of the Bankruptcy Code, to the fullest extent permitted by applicable law, for good and valuable consideration, including the service of the Released Parties to facilitate the expeditious reorganization of the Debtors and the implementation of the restructuring contemplated by the Prepackaged Plan, pursuant to the Confirmation Order and on and after the Effective Date, the Released Parties and their respective property are conclusively, absolutely, unconditionally, irrevocably, and forever deemed released, acquitted and discharged by the Debtors, the Reorganized Debtors, and their Estates from any and all Causes of Action, including any derivative claims, asserted or assertable on behalf of the Debtors, whether known or unknown, foreseen or unforeseen, matured or unmatured, existing or hereinafter arising, in law, equity, contract, tort, or otherwise, by statute, violations of federal or state securities law or otherwise that the Debtors, the Reorganized Debtors, or their Estates or their Affiliates would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the Holder of any Claim against, or Interest in, a Debtor or any other Entity, based on or relating to, or in any manner arising from or in connection with, in whole or in part, the Debtors, their Affiliates, the Reorganized Debtors, the Chapter 11 Cases, the Debtors’ in- or out-of-court restructuring efforts (including the pursuit of the Restructuring Transactions), intercompany transactions, the purchase, sale or rescission of the purchase or sale of any security of the Debtors or the Reorganized Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Prepackaged Plan, the business or contractual arrangements between the Debtors and any Released Party, the restructuring of Claims and Interests prior to or in the Chapter 11 Cases, the Prepetition ABL Documents, the Prepetition Term Loan Documents or the Indenture, the negotiation, formulation, preparation, dissemination, or filing of the Prepackaged Plan and any solicitation of votes with respect to the Prepackaged Plan, the Restructuring Support Agreement the Plan Supplement, the Disclosure Statement, the Backstop Commitment Agreement, the documents in connection with the Rights Offering, the DIP Facility, the Exit Facilities, and any related agreements, instruments, term sheets or other documents contemplated by the foregoing or appropriate to effectuate the foregoing, the pursuit of Confirmation, the pursuit of Consummation, and any other act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date related or relating to any of the foregoing, except for any obligations arising under or pursuant to this Plan, the Restructuring Support Agreement (including the Restructuring Term Sheet), the Backstop Commitment Agreement or other Restructuring Documents, and except for any act or omission that constitutes fraud, gross negligence or willful misconduct as determined by a final order of a court of competent jurisdiction (all such claims and liabilities as described herein, collectively, the “Released Claims”); provided, however, that any holder of a Claim or Interest that opts out of the releases contained in the Prepackaged Plan or otherwise objects to the Prepackaged Plan or any portion or aspect thereof, including the releases in the Prepackaged Plan, shall not be a “Released Party.”

Notwithstanding anything to the contrary in the foregoing, the releases set forth above do not release the rights of the applicable party or Entity to enforce any Restructuring Document and any agreement assumed pursuant to the Prepackaged Plan or by order of the Court.

Entry of the Confirmation Order shall constitute the Court’s approval, pursuant to Bankruptcy Rule 9019, of the Debtor Release, which includes by reference each of the related provisions and definitions contained in this Plan, and further, shall constitute the Court’s finding that the Debtor Release is: (1) in exchange for the good and valuable consideration provided by the Released Parties; (2) a good faith settlement and compromise of the Released Claims released by the Debtors, the Reorganized Debtors and the Estates; (3) in the best interests of the Debtors, the Estates and all Holders of Claims and Interests; (4) fair, equitable, and reasonable; (5) given and made after due notice and opportunity for hearing; and (6) a bar to any of the Debtors, the Reorganized Debtors, or the Estates asserting any Claim or Cause of Action released pursuant to the Debtor Release.

d. Third Party Release. Except as otherwise provided in this Plan, for good and valuable consideration, as of the Effective Date and to the fullest extent permitted by applicable law, as of the Effective Date, each of the Releasing Parties (regardless of whether a Releasing Party is a Released Party) shall be deemed to have conclusively, absolutely, unconditionally, irrevocably, and forever released and acquitted each of the Released Parties and their respective property from any and all Released Claims; provided, however, that any holder of a Claim or Interest that opts out of the releases contained in the Prepackaged Plan or otherwise objects to the Prepackaged Plan or any portion or aspect thereof, including the releases in the Prepackaged Plan, shall not be a “Released Party.”

Notwithstanding anything to the contrary in the foregoing, the releases set forth above do not release the rights of the applicable party or Entity to enforce any Restructuring Document and any agreement assumed pursuant to the Prepackaged Plan or by order of the Court.

Entry of the Confirmation Order shall constitute the Court’s approval, pursuant to Bankruptcy Rule 9019, of the Third-Party Release, which includes, by reference, each of the related provisions and definitions contained under this Plan, and, further, shall constitute the Court’s finding that the Third-Party Release is: (1) consensual; (2) essential to the confirmation of this Plan; (3) given in exchange for the good and valuable consideration provided by the Released Parties; (4) a good faith settlement and compromise of the Claims released by the Third-Party Release; (5) in the best interests of the Debtors and their Estates; (6) fair, equitable, and reasonable; (7) given and made after due notice and opportunity for hearing; and (8) a bar to any of the Releasing Parties asserting any claim or Cause of Action released pursuant to the Third-Party Release.

e. Exculpation. To the maximum extent permitted by Section 1125(e) of the Bankruptcy Code and without affecting or limiting either the estate release set forth in Article VIII.C or the third party releases of the Releasing Parties set forth in Article VIII.D of the Plan, and notwithstanding anything herein to the contrary, no Exculpated Party will have or incur, and each Exculpated Party is hereby exculpated from any claim, obligation, suit, judgment, damage, demand, debt, right, cause of action, remedy, loss, and liability for any claim related to any act or omission derived from, based upon, related to or arising from the Debtors’ in or out-of-court prepetition restructuring efforts, including the Restructuring Transactions; the administration of the Chapter 11 Cases; the formulation, preparation, dissemination, negotiation or Filing of the Disclosure Statement, this Plan, the Restructuring Support Agreement, the Backstop Commitment Agreement, the Filings related to the Rights Offering, or any contract, instrument, release or other agreement or document (including, for the avoidance of doubt, providing any legal opinion requested by any Entity regarding any transaction, contract, instrument, document or other agreement contemplated by this Plan or the reliance by any Released Party on this Plan or the Confirmation Order in lieu of such legal opinion) created or entered into in connection with any of the foregoing, including the Restructuring Documents; the solicitation of votes for, or confirmation of, the Prepackaged Plan; the funding or consummation of the Prepackaged Plan; the occurrence of the Effective Date; the administration of the Prepackaged Plan or the property to be distributed under the Prepackaged Plan; the issuance of New Equity, Stapled Special Voting Stock and New Convertible Bonds (inclusive of the Management

Commitment Convertible Bonds, the Rights Offering Convertible Bonds, the Premium Convertible Bonds, the Management Commitment Stapled Special Voting Stock, the Rights Offering Stapled Special Voting Stock and the Stapled Special Voting Stock) under or in connection with the Prepackaged Plan; the postpetition purchase, sale, or rescission of the purchase or sale of any security of the Debtors the postpetition purchase, sale, or rescission of the purchase or sale of any security of the Debtors; or the transactions in furtherance of any of the foregoing; provided, that nothing in Article VIII.D of the Plan shall be construed to release or exculpate an Exculpated Party from gross negligence, willful misconduct, or fraud as determined by a Final Order.

Injunction. Except as otherwise expressly provided in the Prepackaged Plan or for obligations issued or required to be paid pursuant to the Prepackaged Plan or the Confirmation Order, all Entities who have held, hold or may hold Claims or Interests that have been released, discharged or are subject to exculpation pursuant to Article VIII of the Prepackaged Plan, are permanently enjoined, from and after the Effective Date, from taking any of the following actions against, as applicable, the Debtors, the Reorganized Debtors, and/or the Released Parties: (a) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such Claims or Interests; (b) enforcing, attaching, collecting or recovering by any manner or means any judgment, award, decree or order against such Entities on account of or in connection with or with respect to any such Claims or Interests; (c) creating, perfecting or enforcing any lien or encumbrance of any kind against such Entities or the property or the estates of such Entities on account of or in connection with or with respect to any such Claims or Interests; (d) asserting any right of setoff, subrogation or recoupment of any kind against any obligation due from such Entities or against the property of such Entities on account of or in connection with or with respect to any such Claims or Interests unless such Holder has filed a motion requesting the right to perform such setoff on or before the Effective Date, and notwithstanding an indication of a Claim or Interest or otherwise that such Holder asserts, has, or intends to preserve any right of setoff pursuant to applicable law or otherwise; and (e) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such Claims or Interests released or settled pursuant to the Prepackaged Plan. Notwithstanding anything to the contrary in the foregoing, the injunction does not enjoin any party under the Prepackaged Plan or under any document, instrument or agreement (including those attached to this Disclosure Statement or included in the Plan Supplement) executed to implement the Prepackaged Plan from bringing an action to enforce the terms of the Prepackaged Plan or such document, instrument or agreement (including those attached to this Disclosure Statement or included in the Plan Supplement) executed to implement the Prepackaged Plan.

f. Waiver of Statutory Limitations on Releases. Each Releasing Party in each of the releases contained in the Prepackaged Plan expressly acknowledges that although ordinarily a general release may not extend to Claims which the Releasing Party does not know or suspect to exist in his favor, which if known by it may have materially affected its settlement with the party released, each Releasing Party has carefully considered and taken into account in determining to enter into the above releases the possible existence of such unknown losses or Claims. Without limiting the generality of the foregoing, each

Releasing Party expressly waives any and all rights conferred upon it by any statute or rule of law which provides that a release does not extend to Claims which the claimant does not know or suspect to exist in its favor at the time of executing the release, which if known by it may have materially affected its settlement with the Released Party, including the provisions of California Civil Code Section 1542. The releases contained in the Prepackaged Plan are effective regardless of whether those released matters are presently known, unknown, suspected or unsuspected, foreseen or unforeseen.

g. Protection Against Discriminatory Treatment. Consistent with section 525 of the Bankruptcy Code and the Supremacy Clause of the U.S. Constitution, all Entities, including Governmental Units, shall not discriminate against the Reorganized Debtors or deny, revoke, suspend or refuse to renew a license, permit, charter, franchise or other similar grant to, condition such a grant to, discriminate with respect to such a grant against, the Reorganized Debtors, or another Entity with whom the Reorganized Debtors have been associated, solely because each Debtor has been a debtor under chapter 11 of the Bankruptcy Code, may have been insolvent before the commencement of the Chapter 11 Cases (or during the Chapter 11 Cases but before the Debtors are granted or denied a discharge) or has not paid a debt that is dischargeable in the Chapter 11 Cases.

h. Subordination. Except as otherwise provided in the Prepackaged Plan, any distributions under the Prepackaged Plan to Holders shall be received and retained free from any obligations to hold or transfer the same to any other Holder and shall not be subject to levy, garnishment, attachment or other legal process by any Holder by reason of claimed contractual subordination rights. Any such subordination rights shall be waived, and the Confirmation Order shall constitute an injunction enjoining any Entity from and after the Effective Date from enforcing or attempting to enforce any contractual, legal or equitable subordination rights to property distributed under the Prepackaged Plan, in each case other than as provided in the Prepackaged Plan.

Subject to entry of the Confirmation Order, the allowance, classification and treatment of all Allowed Claims and Allowed Interests and the respective distributions and treatments under the Prepackaged Plan take into account and conform to the relative priority and rights of the Claims and Interests in each Class in connection with any contractual, legal and equitable subordination rights relating thereto, whether arising under general principles of equitable subordination, section 510(b) of the Bankruptcy Code, or otherwise, including the Existing Intercreditor Agreement, the First Lien Credit Agreement Documents and the Mezzanine Facility Documents.

i. Setoffs. Except as otherwise provided herein or in the Confirmation Order, and subject to applicable law, the Debtors or Reorganized Debtors, as applicable, or such entity’s designee (including, without limitation, the Disbursing Agent) may, pursuant to the Bankruptcy Code (including section 553 of the Bankruptcy Code), applicable non-bankruptcy law, or as may be agreed to by the Holder of a Claim, set off against any Allowed Claim (which setoff shall be made against the Allowed Claim, not against any distributions to be made under the Prepackaged Plan with respect to such Allowed Claim), any Claims, rights and Causes of Action of any nature that such Debtor may hold against the Holder of such Allowed Claim, to the extent such Claims, rights or Causes of Action against such Holder have not been otherwise released, waived, relinquished, exculpated, compromised or settled on or prior to the Effective Date (whether pursuant to the Prepackaged Plan or otherwise), and any distribution to which a Holder is entitled under the Prepackaged Plan shall be made on account of the Claim, as reduced after application of the setoff described above. In no event shall any Holder of Claims be entitled to setoff any Claim against any Claim, right or Cause of Action of the Debtors unless such Holder obtains entry of a Final Order entered by the Court authorizing such setoff or unless such setoff is otherwise agreed to in writing by the Debtors and a Holder of a Claim; provided, however, that, where there is no written agreement between the Debtors and a Holder of a Claim authorizing such setoff, nothing herein shall prejudice or be deemed to have prejudiced the Debtors’ rights to assert that any Holder’s setoff rights were required to have been asserted by motion to the Court prior to the Effective Date.

27. Conditions Precedent to Confirmation and Consummation of the Prepackaged Plan

a. Conditions Precedent to Confirmation. The following are conditions precedent to confirmation of the Prepackaged Plan:

i.	an order finding that the Disclosure Statement contains adequate information pursuant to section 1125 of the Bankruptcy Code shall have been entered by the Court;

ii.	the Prepackaged Plan and the Plan Supplement and all of the schedules, documents, and exhibits contained therein shall have been Filed; and

iii.	the Restructuring Support Agreement shall not have been terminated and shall be in full force and effect.

28. Conditions Precedent to the Effective Date.

It shall be a condition to Consummation of the Prepackaged Plan that the following conditions shall have been satisfied (or waived pursuant to the provisions of Article IX.A of the Prepackaged Plan):

a. the Court shall have entered the Confirmation Order, the form and substance of which is acceptable to the Debtors and the Required Consenting Stakeholders in accordance with the consent rights on the terms set forth in the Restructuring Term Sheet;

b. the Confirmation Order shall be a Final Order;

c. the Court shall have entered the Interim DIP Order and the Final DIP Order;

d. the Court shall have entered the Backstop Order;

e. the Backstop Order shall not have been stayed, modified or vacated;

f. the Professional Fee Escrow shall have been established and funded in Cash in accordance with Article II.B.1 of the Prepackaged Plan;

g. the Restructuring Documents shall be in form and substance acceptable or reasonably acceptable (as applicable in accordance with Section 3.02 of the Restructuring Support Agreement) to the Debtors and the Required Consenting Stakeholders in accordance with the consent rights in the Restructuring Support Agreement and contain terms and conditions consistent in all material respects with the Prepackaged Plan and the Restructuring Support Agreement;

h. the final version of the Plan Supplement and all of the schedules, documents, and exhibits contained therein (and any amendment thereto) shall have been filed with the Court in a manner consistent in all material respects with the Restructuring Support Agreement;

i. the Debtors shall have received any authorizations, consents, regulatory approvals, rulings, letters, no-action letters, opinions or documents that are necessary to implement the Prepackaged Plan and that are required by law, regulation or order;

j. the New Organizational Documents shall have been filed with the appropriate governmental authorities, as applicable;

k. the Restructuring Support Agreement shall not have been terminated and shall be in full force and effect;

l. the Bankruptcy Court shall have entered an order, in form and substance satisfactory to the Required Consenting Noteholders, authorizing the Company’s assumption of and performance under the Backstop Commitment Agreement, which order may be the Confirmation Order, and such order shall be a Final Order;

m. the Backstop Commitment Agreement shall not have been terminated and shall be in full force and effect;

n. the Rights Offering and all related transactions shall have been conducted and consummated, in all material respects, in accordance with the Rights Offering Procedures, the Backstop Commitment Agreement, the order authorizing the Company’s assumption of and performance under the Backstop Commitment Agreement, and any other relevant transaction documents;

o. all actions and all agreements, instruments or other documents necessary to implement the Prepackaged Plan, including, without limitation, entry into the Restructuring Documents and the New Organizational Documents, shall have been effected or executed and delivered by all of the Entities that are parties thereto, and all conditions precedent to the consummation of such agreements, instruments or other documents shall have been waived or satisfied in accordance with their terms thereof and to the extent applicable, the closing of such agreements, instruments or other documents shall have occurred;

p. all material governmental approvals and consents that are legally required for the consummation of this Prepackaged Plan shall have been obtained, not be subject to unfulfilled conditions and be in full force and effect; and

q. to the extent invoiced at least two (2) Business Days before the Effective Date, all unpaid Restructuring Expenses shall have been paid in Cash pursuant to the applicable fee arrangements of such professionals.

29. Waiver of Conditions. The conditions to the Effective Date of the Prepackaged Plan set forth in Article IX.B of the Prepackaged Plan may be waived on if waived in writing by the Debtors and the Required Consenting Noteholders, other than Article IX.B.5, which may only be waived in writing by the Debtors and the Required Consenting Stakeholders, without notice, leave or order of the Court or any formal action other than proceedings to confirm or consummate the Prepackaged Plan.

30. Substantial Consummation. “Substantial Consummation” of the Prepackaged Plan, as defined in section 1101(2) of the Bankruptcy Code, shall be deemed to occur on the Effective Date.

31. Effect of Failure of a Condition. If the conditions listed in Article IX of the Prepackaged Plan are not satisfied or waived in accordance with Article IX of the Prepackaged Plan on or before the first Business Day that is more than thirty (30) days after the date on which the Confirmation Order is entered or by such later date as may be agreed between the Debtors and the Required Consenting Noteholders as set forth by the Debtors in a notice Filed with the Court prior to the expiration of such period, the Prepackaged Plan shall be null and void in all respects and nothing contained in the Prepackaged Plan or the Disclosure Statement shall (a) constitute a waiver or release of any Claims by or against or any Interests in the Debtors, (b) prejudice in any manner the rights of any Entity, or (c) constitute an admission, acknowledgement, offer, or undertaking by the Debtors, any Holders of Claim or Interests, or any other Entity.

32. Modification, Revocation or Withdrawal of the Prepackaged Plan

a. Modification and Amendments. Subject to the limitations contained herein and in the Restructuring Support Agreement, the Debtors reserve the right (subject to the Restructuring Support Agreement) to modify the Prepackaged Plan and seek Confirmation consistent with the Bankruptcy Code and, as appropriate, not resolicit votes on such modified Prepackaged Plan. Subject to certain restrictions and requirements set forth in section 1127 of the Bankruptcy Code and Bankruptcy Rule 3019 and those restrictions on modifications set forth in the Prepackaged Plan and the Restructuring Support Agreement, the Debtors expressly reserve their rights to alter, amend or materially modify the Prepackaged Plan with respect to the Debtors, one or more times, after Confirmation, and, to the extent necessary, may initiate proceedings in the Court to so alter, amend or modify the Prepackaged Plan, or remedy any defect or omission, or reconcile any inconsistencies in the Prepackaged Plan, the Disclosure Statement or the Confirmation Order as may be necessary to carry out the purposes and intent of the Prepackaged Plan.

b. Effect of Confirmation on Modifications. Entry of the Confirmation Order shall mean that all modifications or amendments to the Prepackaged Plan occurring after the solicitation thereof are approved pursuant to section 1127(a) of the Bankruptcy Code and do not require additional disclosure or resolicitation under Bankruptcy Rule 3019.

c. Revocation or Withdrawal of the Prepackaged Plan. Subject to the terms of the Restructuring Support Agreement, the Debtors reserve the right to revoke or withdraw the Prepackaged Plan prior to the Confirmation Date. If the Debtors revoke or withdraw the Prepackaged Plan, or if Confirmation and Consummation does not occur, then: (1) the Prepackaged Plan shall be null and void in all respects; (2) any settlement or compromise embodied in the Prepackaged Plan (including the fixing or limiting to an amount certain of any Claim or Class of Claims), assumption of Executory Contracts or Unexpired Leases effected by the Prepackaged Plan and any document or agreement executed pursuant to the Prepackaged Plan, shall be deemed null and void; and (3) nothing contained in the Prepackaged Plan shall (i) constitute a waiver or release of any Claims, (ii) prejudice in any manner the rights of the Debtors or any other Entity, including the Holders of Claims or Interests or the Non-Debtors, or (iii) constitute an representation, acknowledgement, offer or undertaking of any sort by the Debtors or any other Entity, including the Non-Debtors.

33. Retention of Jurisdiction. Notwithstanding the entry of the Confirmation Order and the occurrence of the Effective Date, on and after the Effective Date, the Court shall retain jurisdiction over the Chapter 11 Cases and all matters, arising out of, or related to, the Chapter 11 Cases and the Prepackaged Plan, including jurisdiction to:

a. allow, disallow, determine, liquidate, classify, estimate or establish the priority, Secured or unsecured status, or amount of any Claim, including the resolution of any request for payment of any Administrative Claim and the resolution of any and all objections to the Secured or unsecured status, priority, amount or allowance of Claims;

b. decide and resolve all matters related to the granting and denying, in whole or in part, of any applications for allowance of compensation or reimbursement of expenses to Professionals authorized pursuant to the Bankruptcy Code or the Prepackaged Plan;

c. resolve any matters related to: (a) the assumption and assignment or rejection of any Executory Contract or Unexpired Lease to which a Debtor is a party or with respect to which a Debtor may be liable in any manner and to hear, determine and, if necessary, liquidate, any Claims arising therefrom, including Cure Claims; (b) any dispute regarding whether a contract or lease is or was executory or expired; and (c) any other issue related to an Executory Contract or Unexpired Lease;

d. to resolve any disputes concerning whether an Entity had sufficient notice of the Chapter 11 Cases, the Disclosure Statement, any solicitation conducted in connection with the Chapter 11 Cases, any bar date established in the Chapter 11 Cases, or any deadline for responding or objecting to the amount of a Cure, in each case, for the purpose of determining whether a Claim or Interest is discharged hereunder or for any other purpose;

e. ensure that distributions to Holders of Allowed Claims and Interests are accomplished pursuant to the provisions of the Prepackaged Plan;

f. adjudicate, decide or resolve any motions, adversary proceedings, contested or litigated matters and any other matters, and grant or deny any applications involving a Debtor that may be pending on the Effective Date;

g. adjudicate, decide or resolve any and all matters related to Causes of Action;

h. adjudicate, decide or resolve any and all matters related to section 1141 of the Bankruptcy Code;

i. enter and implement such orders as may be necessary or appropriate to execute, implement or consummate the provisions of the Prepackaged Plan and all contracts, instruments, releases, indentures and other agreements or documents created in connection with the Prepackaged Plan or the Disclosure Statement;

j. enter and enforce any order for the sale of property pursuant to section 363, 1123 or 1146(a) of the Bankruptcy Code;

k. resolve any cases, controversies, suits, disputes or Causes of Action that may arise in connection with the Consummation, interpretation or enforcement of the Prepackaged Plan or any Entity’s obligations incurred in connection with the Prepackaged Plan;

l. hear and determine disputes arising in connection with the interpretation, implementation, or enforcement of the Prepackaged Plan, the Plan Supplement, or the Confirmation Order, or any agreement, instrument, or other document governing or relating to any of the foregoing;

m. issue injunctions, enter and implement other orders or take such other actions as may be necessary or appropriate to restrain interference by any Entity with Consummation or enforcement of the Prepackaged Plan;

n. resolve any cases, controversies, suits, disputes or Causes of Action with respect to the settlements, compromises, discharges, releases, injunctions, exculpations and other provisions contained in Article VIII of the Prepackaged Plan, and enter such orders as may be necessary or appropriate to implement such releases, injunctions and other provisions;

o. resolve any cases, controversies, suits, disputes or Causes of Action with respect to the payment of General Unsecured Claims by the Debtors or the Reorganized Debtors;

p. enter and implement such orders as are necessary or appropriate if the Confirmation Order is for any reason modified, stayed, reversed, revoked or vacated;

q. determine any other matters that may arise in connection with or relate to the Prepackaged Plan, the Disclosure Statement, the Confirmation Order or the Plan Supplement; provided, however, that the Court shall not retain jurisdiction over disputes concerning documents contained in the Plan Supplement that have a jurisdictional, forum selection or dispute resolution clause that refers disputes to a different court;

r. adjudicate any and all disputes arising from or relating to distributions under the Prepackaged Plan or any transactions contemplated herein, subject to the proviso in sub-paragraph q above;

s. consider any modifications of the Prepackaged Plan, to cure any defect or omission or to reconcile any inconsistency in any Court order, including the Confirmation Order;

t. determine requests for the payment of Claims entitled to priority pursuant to section 507 of the Bankruptcy Code;

u. to resolve disputes as to the ownership of any Claim or Interest;

v. hear and determine matters concerning state, local, federal and foreign taxes in accordance with sections 346, 505 and 1146 of the Bankruptcy Code;

w. grant any consensual request to extend the deadline for assuming or rejecting Unexpired Leases pursuant to section 365(d)(4) of the Bankruptcy Code;

x. hear, adjudicate, decide or resolve any and all matters related to Article VIII of the Prepackaged Plan, including without limitation, the releases, discharge, exculpation and injunctions issued thereunder;

y. enforce all orders previously entered by the Court;

z. hear any other matter not inconsistent with the Bankruptcy Code;

aa. enter an order concluding or closing the Chapter 11 Cases; and

bb. hear, determine, and resolve any cases, matters, controversies, suits, disputes or Causes of Action in connection with or in any way related to the Chapter 11 Cases, including with respect to the settlements, compromises, discharges, releases, injunctions, exculpations and other provisions contained in Article VIII of the Prepackaged Plan, and enter such orders as may be necessary or appropriate to implement such releases, injunctions and other provisions.

As of the Effective Date, notwithstanding anything in Article XI of the Prepackaged Plan to the contrary, the Exit Facilities Documentation and any documents set forth in the Plan Supplement shall be governed by the respective jurisdictional provisions therein.

ARTICLE VI.

VALUATION OF THE DEBTORS

In order to provide information to parties in interest regarding the possible range of values of their distributions under the Plan, it is necessary to ascribe an estimated value, or range of values, to the Company. The Debtors have been advised by Lazard, their investment banker and financial advisor, with respect to the estimated value of the Company on a going-concern basis. The estimate of the total enterprise value of the Reorganized Debtors is approximately $275 million to $335 million, with a mid-point of $305 million.

A summary of the valuation analysis is set forth in Exhibit D attached hereto. The estimates of the enterprise value contained therein do not reflect values that could be attainable in public or private markets, and are not a prediction or guarantee of the actual market value that may be realized through the sale of any securities to be issued pursuant to the Plan.

Depending on the results of the Reorganized Debtors’ operations, changes in the financial markets and/or other economic conditions, the value of the Reorganized Debtors may change significantly. In addition, the valuation of newly issued securities is subject to additional uncertainties and contingencies, all of which are difficult to predict. Actual market prices of such securities at issuance will depend upon, among other things, prevailing interest rates, conditions in the financial markets, the anticipated initial securities holdings of prepetition creditors, some of which may prefer to liquidate their investment rather than hold it on a long-term basis, and other factors that generally influence the prices of securities. Actual market prices of such securities also may be affected by the Debtors’ history in the Chapter 11 Cases, conditions affecting generally the industry in which the Debtors participate and by other factors not capable of accurate prediction. Accordingly, the reorganization enterprise value estimated by Lazard does not necessarily reflect, and should not be construed as reflecting, values that will be attained in the public or private markets. The estimated reorganization enterprise value depends highly upon achieving the future financial results set forth in the Financial Projections, as well as the realization of certain other assumptions that are not guaranteed. The valuations set forth therein represent estimated reorganization enterprise values and do not necessarily reflect values that could be attainable in public or private markets.

ARTICLE VII.

TRANSFER RESTRICTIONS AND CONSEQUENCES

UNDER FEDERAL SECURITIES LAWS

The Solicitation is being made before the Petition Date only to Holders who are “accredited investors” within the meaning of Rule 501(a) of Regulation D of the Securities Act.

A. 1145 Securities

1. Issuance.

The Prepackaged Plan provides for the offer, issuance, sale or distribution of shares of New Equity (the “Section 1145 Securities”). The offer, issuance, sale or distribution of the Section 1145 Securities by Reorganized Pioneer will be exempt from registration under section 5 of the Securities Act and under any state or local law requiring registration for offer or sale of a security pursuant to section 1145 of the Bankruptcy Code.

Section 1145(a)(1) of the Bankruptcy Code exempts the offer and sale of securities under a plan of reorganization from registration under section 5 of the Securities Act and state or local securities laws if three principal requirements are satisfied: (i) the securities must be offered and sold under a plan of reorganization and must be securities issued by the debtor, an affiliate participating in a joint plan with the debtor, or a successor to the debtor under the plan; (ii) the recipients of the securities must hold prepetition or administrative expense claims against the debtor or interests in the debtor; and (iii) the securities must be issued entirely in exchange for the recipient’s claim against or interest in the debtor, or “principally” in exchange for such claim or interest and “partly” for cash or property.

2. Subsequent Transfers.

The Section 1145 Securities may be freely transferred by recipients following the initial issuance under the Prepackaged Plan, and all resales and subsequent transfers of the Section 1145 Securities are exempt from registration under the Securities Act and state securities laws, unless the Holder is an “underwriter” with respect to such securities. Section 1145(b) of the Bankruptcy Code defines four types of “underwriters”:

(i) a Person who purchases a claim against, an interest in, or a claim for an administrative expense against the debtor with a view to distributing any security received in exchange for such claim or interest;

(ii) a Person who offers to sell securities offered or sold under a plan for the holders of such securities;

(iii) a Person who offers to buy securities offered or sold under a plan from the holders of such securities, if the offer to buy is:

(A) with a view to distributing such securities; and

(B) under an agreement made in connection with the plan, the consummation of the plan, or with the offer or sale of securities under the plan; and

(iv) a Person who is an “issuer” (as defined in section 2(a)(11) of the Securities Act) with respect to the securities.

Under section 2(a)(11) of the Securities Act, an “issuer” includes any Person directly or indirectly controlling or controlled by the issuer, or any Person under direct or indirect common control of the issuer.

To the extent that Persons who receive Section 1145 Securities pursuant to the Prepackaged Plan are deemed to be underwriters, resales by such Persons would not be exempted from registration under the Securities Act or other applicable law by section 1145 of the Bankruptcy Code. Persons deemed to be underwriters may, however, be permitted to resell such Section 1145 Securities without registration pursuant to the provisions of Rule 144 under the Securities Act or another available exemption under the Securities Act. In addition, such Persons will also be entitled to resell their Section 1145 Securities in transactions registered under the Securities Act following the effectiveness of a registration statement.

Holders of Section 1145 Securities who are deemed underwriters may resell Section 1145 Securities pursuant to the limited safe harbor resale provision under Rule 144 of the Securities Act. Generally, Rule 144 would permit the public sale of securities received by such Person if, at the time of the sale, certain current public information regarding the issuer is available and only if such Person also complies with the volume, manner of sale and notice requirements of Rule 144. If the issuer is not subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), adequate current public information as specified under Rule 144 is available if certain company information is made publicly available, as specified in Section (c)(2) of Rule 144. Reorganized Pioneer will not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act.

Whether or not any particular Person would be deemed to be an underwriter with respect to the Section 1145 Securities or other security to be issued pursuant to the Prepackaged Plan would depend upon various facts and circumstances applicable to that Person. Accordingly, the Debtors express no view as to whether any particular Person receiving Section 1145 Securities or other securities under the Prepackaged Plan would be an underwriter with respect to such Section 1145 Securities or other securities, whether such Person may freely resell such securities or the circumstances under which they may resell such securities.

B. Rights to Purchase New Convertible Bonds in the Rights Offering

The rights to purchase New Convertible Bonds in the Rights Offering will not be listed or quoted on any public or over-the-counter exchange or quotation system.

The rights to purchase the Subscription Rights and any Rights Offering Convertible Bonds issuable upon the Effective Date pursuant to the exercise thereof, will be distributed and issued only to Eligible Holders (as defined in the Rights Offering Procedures) who are “accredited investors” within the meaning of Rule 501(a) of Regulation D of the Securities Act or “qualified institutional buyers” as defined in Rule 144A under the Securities Act. A number of the Eligible Holders are parties to the Restructuring Support Agreement. The Subscription Rights with respect to the Rights Offering are not separately transferrable or detachable from the Notes Claims or the Existing Equity Interests (as defined in the Rights Offering Procedures) and may only be transferred together with the Notes Claims or Existing Equity Interests, as applicable.

C. Private Placement Securities.

1. Issuance.

Section 4(a)(2) of the Securities Act provides that the issuance of securities by an issuer in transactions not involving a public offering are exempt from registration under the Securities Act. Regulation D is a non-exclusive safe harbor from registration promulgated by the Securities and Exchange Commission (“SEC”) under the Securities Act.

The Debtors believe that Rights Offering Convertible Bonds (and the corresponding Rights Offering Stapled Special Voting Stock) issued in connection with the exercise of the Subscription Rights, the Management Commitment Convertible Bonds (and the Corresponding Management Commitment Stapled Special Voting Stock), the Premium Convertible Bonds (and the corresponding Premium Stapled Special Voting Stock) and the New Secured Bonds (together, the “4(a)(2) Securities”) are issuable without registration under the Securities Act in reliance upon the exemption from registration provided under section 4(a)(2) of the Securities Act and Regulation D promulgated thereunder. The 4(a)(2) Securities will be subject to resale restrictions and may be resold, exchanged, assigned or otherwise transferred only pursuant to registration, or an applicable exemption from registration, under the Securities Act and other applicable law, as described below.

2. Subsequent Transfers.

The 4(a)(2) Securities will be deemed “restricted securities” (as defined by Rule 144 of the Securities Act) that may not be offered, sold, exchanged, assigned or otherwise transferred unless they are registered under the Securities Act, or an exemption from registration under the Securities Act is available.

Rule 144 provides a limited safe harbor for the public resale of restricted securities if certain conditions are met. These conditions vary depending on whether the holder of the restricted securities is an “affiliate” of the issuer. Rule 144 defines an affiliate as “a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such issuer.”

A non-affiliate of an issuer that is not subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act and who has not been an affiliate of the issuer during the ninety (90) days preceding such sale may resell restricted securities after a one-year holding period whether or not there is current public information regarding the issuer.

An affiliate of an issuer that is not subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act may resell restricted securities after the one-year holding period if at the time of the sale certain current public information regarding the issuer is available. An affiliate must also comply with the volume, manner of sale and notice requirements of Rule 144. First, the rule limits the number of restricted securities (plus any unrestricted securities) sold for the account of an affiliate (and related persons) in any three-month period to the greater of 1% of the outstanding securities of the same class being sold, or, if the class is listed on a stock exchange, the average weekly reported volume of trading in such securities during the four weeks preceding the filing of a notice of proposed sale on Form 144 or if no notice is required, the date of receipt of the order to execute the transaction by the broker or the date of execution of the transaction directly with a market maker. Second, the manner of sale requirement provides that the restricted securities must be sold in a broker’s transaction, directly with a market maker or in a riskless principal transaction (as defined in Rule 144). Third, if the amount of securities sold under Rule 144 in any three month period exceeds 5,000 shares or has an aggregate sale price greater than $50,000, an affiliate must file or cause to be filed with the SEC three copies of a notice of proposed sale on Form 144, and provide a copy to any exchange on which the securities are traded.

The Debtors believe that the Rule 144 exemption will not be available with respect to any 4(a)(2) Securities (whether held by non-affiliates or affiliates) until at least one year after the Effective Date. Accordingly, unless transferred pursuant to an effective registration statement or another available exemption from the registration requirements of the Securities Act, non-affiliate Holders of 4(a)(2) Securities will be required to hold their 4(a)(2) Securities for at least one year and, thereafter, to sell them only in accordance with the applicable requirements of Rule 144, pursuant to the an effective registration statement or pursuant to another available exemption from the registration requirements of applicable securities laws.

Each certificate representing, or issued in exchange for or upon the transfer, sale or assignment of, any 4(a)(2) Security shall, upon issuance, be stamped or otherwise imprinted with a restrictive legend substantially consistent with the following form:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE WERE ORIGINALLY ISSUED ON [DATE OF ISSUANCE], HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY OTHER APPLICABLE STATE SECURITIES LAWS, AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR AN AVAILABLE EXEMPTION FROM REGISTRATION THEREUNDER.”

Reorganized Pioneer reserves the right to require certification, legal opinions or other evidence of compliance with Rule 144 as a condition to the removal of such legend or to any resale of the 4(a)(2) Securities. Reorganized Pioneer also reserves the right to stop the transfer of any 4(a)(2) Securities if such transfer is not in compliance with Rule 144, pursuant to an effective registration statement or pursuant to another available exemption from the registration requirements of applicable securities laws. All persons who receive 4(a)(2) Securities will be required to acknowledge and agree that (a) they will not offer, sell or otherwise transfer any 4(a)(2) Securities except in accordance with an exemption from registration, including under Rule 144 under the Securities Act, if and when available, or pursuant to an effective registration statement, and (b) the 4(a)(2) Securities will be subject to the other restrictions described above.

Any Persons receiving restricted securities under the Prepackaged Plan should consult with their own counsel concerning the availability of an exemption from registration for resale of these securities under the Securities Act and other applicable law.

BECAUSE OF THE COMPLEX, SUBJECTIVE NATURE OF THE QUESTION OF WHETHER A PARTICULAR PERSON MAY BE AN UNDERWRITER OR AN AFFILIATE AND THE HIGHLY FACT-SPECIFIC NATURE OF THE AVAILABILITY OF EXEMPTIONS FROM REGISTRATION UNDER THE SECURITIES ACT, INCLUDING THE EXEMPTIONS AVAILABLE UNDER SECTION 1145 OF THE BANKRUPTCY CODE AND RULE 144 UNDER THE SECURITIES ACT, NONE OF THE DEBTORS MAKE ANY REPRESENTATION CONCERNING THE ABILITY OF ANY PERSON TO DISPOSE OF THE SECURITIES TO BE ISSUED UNDER OR OTHERWISE ACQUIRED PURSUANT TO THE PREPACKAGED PLAN. THE DEBTORS RECOMMEND THAT POTENTIAL RECIPIENTS OF THE SECURITIES TO BE ISSUED UNDER OR OTHERWISE ACQUIRED PURSUANT TO THE PREPACKAGED PLAN CONSULT THEIR OWN COUNSEL CONCERNING WHETHER THEY MAY FREELY TRADE SUCH SECURITIES AND THE CIRCUMSTANCES UNDER WHICH THEY MAY RESELL SUCH SECURITIES.

D. Listing

Under the Registration Rights Agreement and subject to further revision by the Required Consenting Noteholders in consultation with Reorganized Pioneer, holders of a majority of shares of New Equity and Stapled Special Voting Stock can require Reorganized Pioneer to use its reasonable best efforts to list the New Equity for trading on Nasdaq or the New York Stock Exchange, in accordance with the applicable listing requirements of Nasdaq or New York Stock Exchange, acceptable to the Debtors and the Required Consenting Noteholders by notice, with such listing to be effective as soon as practical after the delivery of such notice.

ARTICLE VIII.

CERTAIN U.S. FEDRAL INCOME TAX CONSEQUENCES OF THE PREPACKAGED PLAN

A summary description of certain U.S. federal income tax consequences of the Prepackaged Plan is provided below. Only the principal consequences of the Prepackaged Plan for the Debtors and those Holders that are entitled to vote to accept or reject the Prepackaged Plan are described below. This description is for informational purposes only and substantial uncertainties exist with respect to various tax consequences of the Prepackaged Plan. No opinion of counsel has been sought or obtained with respect to any tax consequences of the Prepackaged Plan. No rulings or determinations of the United States Internal Revenue Service (the “IRS”) or any other tax authorities have been sought or obtained with respect to any tax consequences of the Prepackaged Plan, and the discussion below is not binding on the IRS or such other authorities. No assurance can be given that the IRS would not assert, or that a court would not sustain, a different position from any discussed herein.

The following discussion is based upon the Internal Revenue Code of 1986, as amended (the “Tax Code”), judicial decisions, existing and proposed Treasury Regulations, and published administrative guidance, all as in effect as of the date hereof, all of which are subject to change, possibly on a retroactive basis. Any such change could significantly affect the U.S. federal income tax consequences described below.

This summary does not address any estate or gift tax consequences of the Prepackaged Plan or tax consequences of the Prepackaged Plan under any state, local or non-U.S. laws. This discussion does not address all tax considerations that might be relevant to particular Holders in light of their personal circumstances and, in particular, this description of certain U.S. federal income tax consequences does not address all of the tax considerations that may be relevant to special classes of Holders, such as: broker-dealers, banks, mutual funds, insurance companies, financial institutions, thrifts, small business investment companies, regulated investment companies, real estate investment trusts, tax-exempt organizations, retirement plans, individual retirement and other tax-deferred accounts, S corporations, partnerships or other pass-through entities for U.S. federal income tax purposes, persons holding securities as part of a hedging, straddle, conversion or constructive sale transaction or other integrated investment, traders in securities that elect to use a mark-to-market method of tax accounting for their security holdings, dealers in securities or foreign currencies, persons whose functional currency is not the U.S. dollar, certain expatriates or former long term residents of the United States, persons who received their Claim or Interest as compensation, and persons who use the accrual method of accounting and report income on an “applicable financial statement.” Additionally, this discussion does not address the alternative minimum tax or the “Medicare” tax on net investment income.

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of a claim or interest who is for U.S. federal income tax purposes: (1) an individual citizen or resident of the United States; (2) a corporation created or organized under the laws of the United States or any state thereof or the District of Columbia; (3) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or (4) a trust (A) if a court within the United States is able to exercise primary jurisdiction over its administration and one or more U.S. persons have authority to control all substantial decisions of the trust or (B) that has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person. ‘‘Non-U.S. Holder’’ means any beneficial owner (other than an entity treated as a partnership for U.S. federal income tax purposes) that is not a U.S. Holder.

If an entity or arrangement treated as a partnership or other pass-through vehicle for U.S. federal income tax purposes is a Holder, the tax treatment of its partners or other owners will generally depend upon the status of the individual partner (or other owner) and the activities of the entity or arrangement. A partner (or other owner) of a partnership or other pass-through entity that is a Holder should consult its own tax advisor regarding the tax consequences of the Prepackaged Plan based on such Holder’s particular situation.

This discussion assumes that Holders entitled to vote hold their Claims and Interests as “capital assets” (generally, property held for investment) for U.S. federal income tax purposes and that, except as otherwise specified below, the various debt and other arrangements to which the Debtors are parties will be respected for U.S. federal income tax purposes in accordance with their form.

The following discussion is for general information only and is not intended to be, nor should it be construed to be, legal or tax advice to any Holder and no opinion or representation is made with respect to the U.S. federal income tax consequences to any such Holder. Holders are urged to consult their own tax advisors regarding the application of U.S. federal, state and local tax laws, as well as any applicable non-U.S. tax laws, based on their particular situation.

A. U.S. Federal Income Tax Consequences to the Debtors

1. General.

Each of the Debtors is a member of an affiliated group of corporations that files consolidated federal income tax returns with Pioneer Energy Services Corp. (“Pioneer”) as the common parent (such consolidated group, the “PES Group”) or an entity disregarded as separate from its owner for U.S. federal income tax purposes whose business activities and operations are reflected on the consolidated U.S. federal income tax returns of the PES Group. The Debtors estimate that, as of December 31, 2019, the PES Group had consolidated net operating loss

(“NOL”) carryforwards of approximately $443 million, among other tax attributes (including tax basis in assets), and approximately $31 million of disallowed business interest expense carryovers. However, the amount of PES Group NOLs and other tax attributes, as well as the application of any limitations thereon, remains subject to review and adjustment, including by the IRS. In addition, as discussed below, in connection with the implementation of the Prepackaged Plan, it is anticipated that the Debtors’ NOL carryforwards and certain other tax attributes will be significantly reduced, and that the subsequent utilization of certain tax attributes (including disallowed business interest carryovers) will be significantly limited.

2. Cancellation of Debt.

In general, the Tax Code provides that a debtor must reduce certain of its tax attributes — such as NOL carryforwards and current year operating losses, capital loss carryforwards, certain tax credits, and tax basis in assets — by the amount of any cancellation of debt (“COD”) if the discharge occurs pursuant to a confirmed chapter 11 plan. The amount of COD incurred is generally the amount by which the indebtedness discharged exceeds the value of any consideration given in exchange therefor. Certain statutory or judicial exceptions may apply to limit the amount of COD incurred for U.S. federal income tax purposes. The debtor can also elect to reduce the basis of depreciable property prior to any reduction in its NOL carryforwards or other tax attributes. If such election is not made, then in applying the attribute reduction rule to the tax basis in assets, the tax law limits the reduction in tax basis to the amount by which the debtor’s aggregate tax basis in its assets exceeds the debtor’s post-emergence liabilities. Where, as here, the debtor joins in the filing of a consolidated U.S. federal income tax return, applicable Treasury Regulations require, in certain circumstances, that the tax attributes of the consolidated subsidiaries of the debtor and other members of the group must also be reduced. Any reduction in tax attributes in respect of COD generally does not occur until after the determination of the debtor’s net income or loss for the taxable year in which the COD is incurred. In connection with implementation of the Prepackaged Plan, the Debtors expect to incur a significant amount of COD for U.S. federal income tax purposes, with an attendant reduction in NOLs, and potentially other tax attributes.

3. Limitations on NOLs and Other Tax Attributes.

Under the Tax Code, any NOL carryforwards and certain other tax attributes, including carryover of disallowed interest and certain “built-in” losses, of a corporation (collectively, “Pre-Change Losses”) may be subject to an annual limitation if the corporation undergoes an “ownership change” within the meaning of section 382 of the Tax Code. These limitations apply in addition to, and not in lieu of, the attribute reduction that may result from the COD arising in connection with the Prepackaged Plan.

Under section 382 of the Tax Code, if a corporation undergoes an “ownership change” and does not qualify for (or elects out of) the special bankruptcy exception in section 382(l)(5) of the Tax Code discussed below, the amount of its Pre-Change Losses that may be utilized to offset future taxable income or tax liability is subject to an annual limitation. The Debtors anticipate that the PES Group will experience an “ownership change” (within the meaning of section 382 of the Tax Code) on the Effective Date. Section 383 of the Tax Code applies a similar limitation to capital loss carryforwards and tax credits and, as a result, the PES Group’s ability to use its capital loss carryforwards and tax credits is expected to be similarly limited.

In general, the amount of the annual limitation to which a corporation that undergoes an ownership change will be subject is equal to the product of (i) the fair market value of the stock of the corporation immediately before the ownership change (with certain adjustments) multiplied by (ii) the “long-term tax-exempt rate” in effect for the month in which the ownership change occurs (e.g., 1.63% for ownership changes occurring in February 2020). As discussed below, this annual limitation potentially may be increased in the event the corporation (or consolidated group) has an overall “built-in” gain in its assets at the time of the ownership change. For a corporation (or consolidated group) in bankruptcy that undergoes an ownership change pursuant to a confirmed bankruptcy plan, the fair market value of the stock of the corporation (or the parent of the consolidated group) is generally determined immediately after (rather than before) the ownership change, after giving effect to the discharge of creditors’ claims, but subject to certain adjustments; in no event, however, can the stock value for this purpose exceed the pre-change gross value of the corporation’s assets.

Section 382 of the Tax Code also limits Pioneer’s ability to use “net unrealized built-in losses” (i.e., losses and deductions attributable to a period prior to, but remaining unrecognized as of, the Effective Date) to offset future income. If, however, Pioneer has an unrealized built-in gain as of the Effective Date, any built-in gains recognized, or deemed recognized under the terms of IRS Notice 2003-65, during the following five years generally will increase the annual limitation in the year recognized (but only up to the amount of the net unrealized built-in gain as of the Effective Date), such that Pioneer would be permitted to use its pre-change losses against such built-in gain income in addition to its regular allowance. In addition, any portion of the annual limitation that is not used in a given year may be carried forward, thereby adding to the annual limitation for the subsequent taxable year.

The PES Group’s Pre-Change Losses will be subject to additional limitation if Pioneer experiences future ownership changes or if it does not continue its historic business for at least two years following the Effective Date. In addition, although, as discussed below, the Debtors intend to treat the New Convertible Bonds as equity of Pioneer for U.S. federal income tax purposes, it is possible that a court or the IRS would disagree. If the New Convertible Bonds were to be treated as debt for U.S. federal income tax purposes, depending on a variety of factors, including the identity of the holders of the New Convertible Bonds at the time of conversion, it is possible that the exchange of the New Convertible Bonds for common stock of Reorganized Pioneer pursuant to the terms of the New Convertible Bonds could result in an additional ownership change. As a result, the PES Group’s ability to use Pre-Change Losses may be subject to further future limitation.

The application of section 382 of the Tax Code will be materially different from that described above if Pioneer is subject to the special rules for corporations in bankruptcy provided in section 382(l)(5) of the Tax Code. Pioneer generally would qualify for the special rules provided in section 382(l)(5) of the Tax Code if the historic Holders of Interests in Pioneer and certain Holders of Pioneer’s debt, taken together, own equity interests representing at least fifty percent of the voting power and equity value of Pioneer following consummation of the transactions under the Prepackaged Plan. In that case, Pioneer’s ability to use Pre-Change Losses would not be limited as described in the preceding paragraphs. However, several other limitations would apply to Pioneer under section 382(l)(5), including (a) Pioneer’s Pre-Change Losses would be calculated without taking into account deductions for interest paid or accrued in the portion of the current tax year ending on the Effective Date and the three taxable years preceding the Effective Date with respect to the debt securities that are exchanged for Pioneer common stock pursuant to the Prepackaged Plan, and (b) if Pioneer undergoes another ownership change within two years after the Effective Date, Pioneer’s section 382 limitation following that ownership change would be zero. It is uncertain whether the provisions of section 382(l)(5) will be available and, if available, there are significant uncertainties about how they would apply to the Debtors. If Pioneer qualifies for the special rule under section 382(l)(5), the use of Pre-Change Losses will be subject to section 382(l)(5) of the Tax Code unless Pioneer affirmatively elects for the provisions not to apply. Although the Debtors are not certain whether the special rules under section 382(l)(5) would apply, the Debtors currently expect to elect for those rules not to apply.

B. U.S. Holders of Certain Claims and Interests

The following section discusses certain U.S. federal income tax consequences of the transactions contemplated by the Prepackaged Plan to U.S. Holders of Notes Claims and Pioneer Interests. This section also discusses certain U.S. federal income tax consequences to U.S. Holders of the New Equity, New Convertible Bonds, and the Subscription Rights. U.S. Holders should consult their own tax advisors for information that may be relevant to their particular situations and circumstances and the particular tax consequences to them of the transactions contemplated by the Prepackaged Plan.

1. Treatment of U.S. Holders of Certain Claims and Interests - In General.

Pursuant to the Prepackaged Plan, each U.S. Holder of Notes Claims and Pioneer Interests will receive New Equity and Subscription Rights in exchange for such Claims and Interests, respectively. The U.S. federal income tax consequences of the Prepackaged Plan to U.S. Holders of Notes Claims and Pioneer Interests depends, in part, on whether Notes Claims and the Subscription Rights constitute “securities” of Pioneer for U.S. federal income tax purposes.

The term “security” is not defined in the Tax Code or the Treasury regulations and has not been clearly defined by judicial decisions. The determination of whether a debt obligation constitutes a “security” depends on an overall evaluation of the nature of the debt, including whether the U.S. Holder of such debt obligation is subject to a material level of entrepreneurial risk and whether a continuing proprietary interest is intended or not. Whether a debt instrument constitutes a “security” for U.S. federal income tax purposes is determined based on all the relevant facts and circumstances, but most authorities have held that the length of the term of a debt instrument is an important factor in determining whether such instrument is a security for U.S. federal income tax purposes. These authorities have indicated that a term of less than five years is evidence that the instrument is not a security, whereas a term of ten years or more is evidence that it is a security. The initial term to maturity of the Notes was just under eight years. There are numerous other factors that are taken into account in determining whether a debt instrument is a security, including the presence of collateral, if any, the creditworthiness of the obligor, the subordination or lack thereof to creditors, the right to vote or otherwise participate in the management of the obligor, convertibility of the instrument into an equity interest of the obligor, whether payments of interest are fixed, variable or contingent, and whether such payments are made on a current basis or accrued.

In addition, a right to acquire stock will also generally be treated as a security for purposes of this analysis. Although the matter is not free from doubt, Pioneer intends to treat the New Convertible Bonds as equity of Pioneer for U.S. federal income tax purposes, and all U.S. Holders subscribing for New Convertible Bonds will be required, under the terms of the New Convertible Bonds, to so treat those interests. As a result, it is expected that the Subscription Rights, which confer on U.S. Holders the right to acquire New Convertible Bonds, should be treated as securities for such purposes.

Unless otherwise specified, the discussion in this Article VIII assumes that each of the Notes Claims and Subscription Rights constitute securities for U.S. federal income tax purposes and that the New Convertible Bonds are appropriately treated as equity for U.S. federal income tax purposes. U.S. Holders are urged to consult their own tax advisors as to the treatment of Notes Claims and the Subscription Rights as securities and the U.S. federal income tax consequences of such treatment.

2. Treatment of U.S. Holders of Notes Claims.

a. Recapitalization Treatment

If, and to the extent that, a U.S. Holder’s Notes Claims constitute “securities” of Pioneer for U.S. federal income tax purposes and the Subscription Rights constitute “securities” of Reorganized Pioneer for U.S. federal income tax purposes, the U.S. Holder’s receipt of the New Equity and the Subscription Rights pursuant to the Prepackaged Plan should be treated as a “recapitalization” for U.S. federal income tax purposes. If so treated, each U.S. Holder of a Notes Claim generally will not recognize any gain or loss upon the exchange of its Notes Claim for the New Equity and the Subscription Rights. Any consideration received in respect of accrued but unpaid interest to the extent not previously taxed, if any, is treated separately, see B.2.e, “Distributions in Discharge of Accrued Interest,” below.

In a recapitalization exchange, the U.S. Holder’s aggregate tax basis in the New Equity and the Subscription Rights received should generally equal such U.S. Holder’s aggregate adjusted tax basis in the Notes Claims exchanged therefor, increased by any interest income recognized in the exchange, and decreased by any deductions claimed in respect of any previously accrued but unpaid interest. Such aggregate tax basis should be allocated between the New Equity and the Subscription Rights in accordance with the respective fair market values thereof. A U.S. Holder’s holding period in the New Equity will include its holding period in the Notes Claims exchanged therefor, except to the extent of any New Equity received in respect of accrued but unpaid interest.

b. Taxable Exchange

In the event that a U.S. Holder’s Notes Claims do not constitute “securities” of Pioneer for U.S. federal income tax purposes, a holder of Notes Claims will recognize gain or loss in an amount equal to the difference, if any, between (i) the sum of the aggregate fair market value of the New Equity and the Subscription Rights received in satisfaction of its Notes Claims (other than any consideration received in respect of Notes Claims for accrued but unpaid interest to the extent not previously taxed), and (ii) the U.S. Holder’s adjusted tax basis in its Notes Claims. For a discussion of the character of such gain or loss, see B.2.d, “Character of Gain or Loss,” below. A U.S. Holder will have ordinary interest income to the extent of any consideration allocable to accrued but unpaid interest not previously included in income, see B.2.e, “Distributions in Discharge of Accrued Interest,” below.

In this event, a U.S. Holder of Notes Claims will have a tax basis in the New Equity and the Subscription Rights received in satisfaction of its Notes Claims equal to the fair market value of such interests and rights. Such U.S. Holder’s holding period in respect thereof should begin the day following the Effective Date.

c. Character of Gain or Loss

Where gain or loss is recognized by a U.S. Holder, the character of such gain or loss as long-term or short-term capital gain or loss or as ordinary income or loss will be determined by a number of factors, including the tax status of the U.S. Holder, whether the Claim constitutes a capital asset in the hands of the U.S. Holder and its holding period, whether the Claim was acquired at a market discount, and whether and to what extent the holder previously claimed a bad debt deduction.

A U.S. Holder that purchased its Claim from a prior holder at “market discount” may be subject to the market discount rules of the Tax Code. A debt instrument may be considered to have been acquired with “market discount” if the holder’s adjusted tax basis in the debt instrument is less than its stated principal amount by more than a de minimis amount. Under these rules, any gain recognized on the exchange of Claims (other than in respect of a Claim for accrued but unpaid interest) generally will be treated as ordinary income to the extent of the market discount accrued (on a straight line basis or, at the election of the holder, on a constant yield basis) during the holder’s period of ownership, unless the holder elected to include the market discount in income as it accrued. If a holder did not elect to include market discount in income as it accrued and, thus, under the market discount rules, was required to defer all or a portion of any deductions for interest on debt incurred or maintained to purchase or carry its Claims, such deferred amounts would become deductible at the time of a taxable exchange in respect of such Claims or instruments (like the New Equity and Subscription Rights) acquired in a tax-free exchange in respect of such Claims.

A U.S. Holder who acquired its Claim at a “market discount” and that receives the New Equity and the Subscription Rights as part of a “recapitalization” exchange may be required to carry over to such New Equity and Subscription Rights any accrued market discount with respect to its Claim to the extent not previously included in income. The Tax Code indicates that any accrued market discount in respect of the Claims that is not currently includible in income should carry over to any nonrecognition property received in exchange therefor, or, in respect of the U.S. Holder of Notes Claims, to the New Equity and Subscription Rights received. Any gain recognized by a U.S. Holder upon a subsequent disposition of the New Equity and Subscription Rights (or the New Convertible Bonds received on exercise of such Subscription Rights) should be treated as ordinary income to the extent of any accrued market discount not previously included in income. To date, specific Treasury Regulations implementing this rule have not been issued, and it is therefore unclear how market discount, if any, should be allocated between the New Equity and the Subscription Rights received by a U.S. Holder of Notes Claims, and accordingly, when ordinary income associated with such accrued market discount is appropriately recognized. U.S. Holders of Notes Claims who acquired the notes underlying their Claims with market discount should consult with their own tax advisors as to the appropriate treatment of any such market discount and the timing of the recognition thereof.

d. Distributions in Discharge of Accrued Interest or OID

In general, to the extent that any exchange consideration received pursuant to the Prepackaged Plan by a U.S. Holder of a Claim is received in satisfaction of interest accrued during its holding period, such amount will be taxable to the holder as interest income (if not previously included in the holder’s gross income). Conversely, a U.S. Holder may be entitled to recognize a deductible loss to the extent any accrued interest was previously included in its gross income and is not paid in full.

If the fair market value of the consideration received pursuant to the Prepackaged Plan is not sufficient to fully satisfy all principal and interest on a Claim, the extent to which such consideration will be attributable to accrued but untaxed interest on the Claim is unclear. Under the Prepackaged Plan, distributions with respect to Allowed Claims shall be allocated first to the principal portion of such Allowed Claim (as determined for United States federal income tax purposes) and, thereafter, to the remaining portion of such Allowed Claim, if any. There is no assurance that the IRS will respect such allocation. U.S. Holders are urged to consult their own tax advisors regarding the allocation of consideration received under the Prepackaged Plan, as well as the deductibility of accrued but unpaid interest and the character of any loss claimed with respect to accrued but unpaid interest previously included in gross income for U.S. federal income tax purposes.

e. Subscription Rights

The Debtors expect that a U.S. Holder of a Notes Claim’s receipt of the Subscription Rights and subscription for New Convertible Bonds will be treated, for U.S. federal income tax purposes, as the receipt of a right to acquire New Convertible Bonds and the subsequent exercise of such option. Accordingly, no gain or loss would generally be recognized upon the exercise of such Subscription Rights. A U.S. Holder’s aggregate tax basis in the New Convertible Bonds received upon exercise of its Subscription Rights should be equal to the sum of (i) the amount of Cash paid upon exercise of the Subscription Rights and (ii) the U.S. Holder’s tax basis in the Subscription Rights. In addition, if the Subscription Rights are treated as received as part of a “recapitalization,” any gain recognized upon a subsequent disposition of the New Convertible Bonds may be treated as ordinary income to the extent of any carryover of accrued market discount in respect of the Notes Claims exchanged therefor not previously included in income, see B.2.c, “Character of Gain or Loss,” above. A U.S. Holder’s holding period in the New Convertible Bonds received upon exercise of its Subscription Rights generally should commence the day following the exercise of the Subscription Rights.

Assuming that the Subscription Rights are respected for U.S. federal income tax purposes as options to acquire New Convertible Bonds, upon lapse of any Subscription Rights unexercised, the U.S. Holder generally would recognize a loss to the extent of the U.S. Holder’s tax basis in such Subscription Rights. In general, such loss would be a capital loss, long-term or short-term, depending upon whether the requisite holding period was satisfied (which in the case of a “recapitalization” exchange, even if the right lapses unexercised, should include the holding period of the Notes Claim exchanged therefor).

3. Treatment of U.S. Holders of Pioneer Interests.

a. Receipt of the New Equity and the Subscription Rights

The New Equity and the Subscription Rights received by a U.S. Holders of Pioneer Interests, to the pursuant to the Prepackaged Plan should be treated as received in a “recapitalization” for U.S. federal income tax purposes. In the alternative, a U.S. Holder of Pioneer Interests might be treated, solely for U.S. federal income tax purposes, as having retained such interests in the form of New Equity and as having received a distribution of the Subscription Rights in respect of its New Equity. In either case, if so treated, a U.S. Holder of Pioneer Interests generally will not recognize any gain or loss upon the receipt, pursuant to the Prepackaged Plan, of the New Equity and the Subscription Rights.

In a recapitalization exchange, the U.S. Holder’s aggregate tax basis in the New Equity and the Subscription Rights received should generally equal such U.S. Holder’s aggregate adjusted tax basis in the Pioneer Interests previously held. Such aggregate tax basis should then be allocated between the New Equity and the Subscription Rights in accordance with the respective fair market values thereof. If the U.S. Holder’s receipt of the Subscription Rights is instead treated as a non-taxable distribution on such U.S. Holder’s New Equity, and the fair market value of the Subscription Rights on the Effective Date is less than fifteen percent of the fair market value of the U.S. Holder’s New Equity on such date, unless the holder makes the election described in the following sentence, no portion of such holder’s tax basis will be allocated to the Subscription Rights received. If the fair market value of the Subscription Rights on the Effective Date is more than fifteen percent of the fair market value of the holder’s New Equity on such date, or the holder elects, by including a statement on its tax return for the year including the Effective Date such treatment, the holder’s aggregate tax basis in its Pioneer Interests should be allocated between the New Equity and the Subscription Rights in accordance with the respective fair market values thereof. A U.S. Holder’s holding period in the New Equity should include its holding period in its Pioneer Interests.

b. Subscription Rights

The Debtors expect that a U.S. Holder of Pioneer Interests’ receipt of the Subscription Rights and subscription for New Convertible Bonds will be treated, for U.S. federal income tax purposes, as the receipt of a right to acquire New Convertible Bonds and the subsequent exercise of such option. Accordingly, no gain or loss would generally be recognized upon the exercise of such Subscription Rights. A U.S. Holder’s aggregate tax basis in the New Convertible Bonds received upon exercise of its Subscription Rights should be equal to the sum of (i) the amount of cash paid upon exercise of the Subscription Rights and (ii) the U.S. Holder’s tax basis in its Subscription Rights. A U.S. Holder’s holding period in the New Convertible Bonds received upon exercise of its Subscription Rights generally should commence the day following the exercise of the Subscription Rights.

Assuming that the Subscription Rights are respected for U.S. federal income tax purposes as options to acquire New Convertible Bonds, upon lapse of any Subscription Rights unexercised, the U.S. Holder generally would recognize a loss to the extent of the U.S. Holder’s tax basis, if any, in such Subscription Rights. In general, such loss would be a capital loss, long-term or short-term, depending upon whether the requisite holding period was satisfied (which should include the holding period of the Pioneer Interests in respect of which such U.S. Holder’s New Equity and Subscription Rights were received).

4. Ownership and Disposition of New Equity and New Convertible Bonds

a. Distributions on New Equity and New Convertible Bonds

The Debtors intend, and the terms governing the New Convertible Bonds are expected to provide that the Debtors and all Holders of New Convertible Bonds agree, to treat the New Convertible Bonds as equity of Reorganized Pioneer for U.S. federal income tax purposes. The shares of Stapled Special Voting Stock attached to the New Convertible Bonds, which are intended solely to confer voting rights at Reorganized Pioneer on holders of New Convertibles Bonds, should not be treated as instruments separate from the New Convertible Bonds for U.S. federal income tax purposes. Under the terms of the New Convertible Bonds as set forth in the RSA and the appendices thereto, U.S. Holders of the New Convertible Bonds will share, on a pro rata as-converted basis, with U.S. Holders of the New Equity in any dividends or distributions made by Reorganized Pioneer. Cash distributions with respect to the New Equity and New Convertible Bonds generally will be treated as taxable dividends to the extent allocable to Reorganized Pioneer’s current and/or accumulated “earnings and profits” as determined under U.S. federal income tax principles, and will, subject to the discussion below, be includable as ordinary income by the U.S. Holder when received. To the extent the amount of any distribution exceeds available earnings and profits with respect to such distribution, the excess will be treated as (a) a non-taxable return of the holder’s adjusted tax basis (on a dollar-for-dollar basis) and (b) thereafter as capital gain from the sale or exchange of such stock.

Dividends received by non-corporate U.S. Holders may qualify for taxation at lower rates applicable to long-term capital gains, provided certain holding period and other requirements are satisfied. The length of time that a U.S. Holder has held its New Equity or New Convertible Bonds is reduced for any period during which the U.S. Holder’s risk of loss with respect to such interests is diminished by reason of the existence of certain options, contracts to sell, short sales or similar transactions. Non-corporate U.S. Holders are urged to consult their own tax advisors regarding the applicability of such lower rates in their particular situations. Subject to applicable limitations, a distribution that is treated as a dividend for U.S. federal income tax purposes may qualify for the dividends-received deduction if such amount is distributed to a corporate U.S. Holder and certain other requirements are satisfied.

b. Accrual on the New Convertible Bonds

Under section 305 of the Tax Code, certain transactions that affect the proportionate interest in the corporation’s assets of a Person treated as an equityholder for U.S. federal income tax purposes are treated as creating deemed distributions on such equity, which distributions may be taxed as dividends (with the consequences as described immediately above), despite the absence of any actual payment of cash (or property) to the holder of such equity. Under these rules, unless the New Convertible Bonds are treated as “participating equity” – generally, equity that participates in corporate growth to any significant extent (disregarding conversion privileges) – a Holder thereof may be treated as receiving constructive distributions equal to the amounts periodically accruing to the Holder in respect of the New Convertible Bonds under the terms thereof. The terms of the New Convertible Bonds as set forth in the RSA and the appendices thereto contemplate that the New Convertible Bonds will have the right to participate in any proceeds on liquidation of Reorganized Pioneer as if such New Convertible Bonds had been converted to New Equity in accordance with the terms of the New Convertible Bonds. As noted above, it is also contemplated that the New Convertible Bonds will participate with Holders of New Equity on dividends paid by Reorganized Pioneer. Accordingly, the Debtors intend to treat the New Convertible Bonds as participating preferred equity for purposes of section 305 of the Tax Code. Furthermore, the Debtors intend to treat the conversion of the New Convertible Bonds as not giving rise to a constructive dividend under section 305 of the Tax Code. There is no assurance, however, that the IRS will not successfully take a contrary position. U.S. Holders should consult with their tax advisors as to the tax consequences of holding New Convertible Bonds and of the possibility that the Holder will be treated as receiving constructive dividends with respect to such interests.

c. Conversion of the New Convertible Bonds

A U.S. Holder’s exercise of the conversion feature of the New Convertible Bonds, or the conversion of the New Convertible Bonds to common stock of Reorganized Pioneer pursuant to the terms thereof, should be treated as a “recapitalization” (or potentially as tax-free pursuant to section 1036 of the Tax Code) for U.S. federal income tax purposes. In such event, a U.S. Holder of New Convertible Bonds generally will not recognize loss, but should generally recognize gain realized in an amount not to exceed any Cash received. The U.S. federal income tax treatment of any Cash received as capital gain (treated as set forth below, under B.4.c, “Dispositions of New Equity and New Convertible Bonds”) or as a dividend (treated as set forth above, under B.4.a, “Distributions on New Equity and New Convertible Bonds”) will depend on several factors, analyzed as of the time of such conversion, including the size of a U.S. Holder’s interest in Reorganized Pioneer, the amount of Cash exchanged, and whether Reorganized Pioneer has any “earnings and profits” at such time. U.S. Holders should consult with their tax advisors as to the treatment of the conversion of their New Convertible Bonds to common stock of Reorganized Pioneer.

d. Dispositions of New Equity and New Convertible Bonds

Unless a nonrecognition provision applies, U.S. Holders generally will recognize capital gain or loss upon the sale or exchange of New Equity and upon the sale or exchange of New Convertible Bonds, in each case, in an amount equal to the difference between (i) the holder’s adjusted tax basis in the New Equity or New Convertible Bonds, respectively, and (ii) the sum of the Cash plus the fair market value of any property received from such disposition. Any such gain or loss generally would be treated as long-term if the holder’s holding period for its New Equity or New Convertible Bonds is more than one year at that time. A reduced tax rate on long-term capital gain may apply to non-corporate holders. The deductibility of capital loss is subject to significant limitations.

C. Non-U.S. Holders of Certain Claims and Interests

The following section discusses certain U.S. federal income tax consequences of the transactions contemplated by the Prepackaged Plan to non-U.S. Holders of Notes Claims, and Pioneer Interests. This section also discusses certain U.S. federal income tax consequences to non-U.S. Holders of New Equity, New Convertible Bonds, and the Subscription Rights. Non-U.S. Holders should consult their own tax advisors for information that may be relevant to their particular situations and circumstances and the particular tax consequences to them of the transactions contemplated by the Prepackaged Plan.

1. Gain Recognition

Any gain realized by a non-U.S. Holder on the exchange of its Claim under the rules set forth for U.S. Holders, see B. “U.S. Holders of Certain Claims and Interests,” above, generally will not be subject to U.S. federal income taxation unless (a) the non-U.S. Holder is an individual who was present in the United States for 183 days or more during the taxable year in which the transactions contemplated by the Prepackaged Plan occur and certain other conditions are met or (b) such gain is effectively connected with the conduct by such non-U.S. Holder of a trade or business in the United States (and, if an income tax treaty applies, such gain is attributable to a permanent establishment maintained by such non-U.S. Holder in the United States).

If the first exception applies, the non-U.S. Holder generally will be subject to U.S. federal income tax at a rate of thirty percent (or at a reduced rate or exemption from tax under an applicable income tax treaty) on the amount by which such non-U.S. Holder’s capital gains allocable to U.S. sources exceed capital losses allocable to U.S. sources during the taxable year of the exchange. If the second exception applies, the non-U.S. Holder generally will be subject to U.S. federal income tax with respect to any gain realized on the exchange in the same manner as a U.S. Holder. In addition, if such a non-U.S. Holder is a corporation, it may be subject to a branch profits tax equal to thirty percent (or such lower rate provided by an applicable treaty) of its effectively connected earnings and profits for the taxable year, subject to certain adjustments under the Tax Code.

2. Ownership and Disposition of New Equity and New Convertible Bonds

a. Distributions on New Equity and New Convertible Bonds

The Debtors intend, and the terms governing the New Convertible Notes are expected to provide that the Debtors and all Holders of New Convertible Bonds agree, to treat the New Convertible Bonds as equity of Reorganized Pioneer for U.S. federal income tax purposes. The shares of Stapled Special Voting Stock attached to the New Convertible Bonds, which are intended solely to confer voting rights at Reorganized Pioneer on holders of New Convertible Bonds, should not be treated as instruments separate from the New Convertible Bonds for U.S. federal income tax purposes. Under the terms of the New Convertible Bonds as set forth in the RSA and the appendices thereto, Holders of the New Convertible Bonds will share, on a pro rata as-converted basis, with Holders of the New Equity in any dividends or distributions made by Reorganized Pioneer. Cash distributions with respect to the New Equity and New Convertible Bonds generally will be treated as taxable dividends to the extent allocable to Reorganized Pioneer’s current and/or accumulated “earnings and profits” as determined under U.S. federal income tax principles, and will be includable as ordinary income by the Holder when received. To the extent the amount of any distribution exceeds available earnings and profits with respect to such distribution, the excess will be applied against and will reduce the holder’s adjusted tax basis (on a dollar-for-dollar basis) in respect of the stock as to which the distribution was made, but not below zero. Any remaining excess will be treated as gain from the sale or exchange of such stock, with the consequences as described below.

Dividends paid to a non-U.S. Holder generally will be subject to U.S. federal income tax withholding at a thirty percent rate or such lower rate as may be specified by an applicable income tax treaty. A non-U.S. Holder of New Equity or New Convertible Bonds who wishes to claim the benefit of an applicable treaty rate for dividends will be required to provide Reorganized Pioneer or the applicable paying agent or withholding agent with the applicable properly completed and executed IRS Form W-8 (or a suitable substitute or successor form or such other form as the IRS may prescribe). A non-U.S. Holder eligible for a reduced rate of U.S. federal withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

If dividends paid to a non-U.S. Holder are ECI in respect of the non-U.S. Holder, the non-U.S. Holder will be required to pay U.S. federal income tax on that interest on a net income basis generally in the same manner as a U.S. Holder (and the thirty percent withholding tax described above will not apply, provided the appropriate IRS form is provided to Reorganized Pioneer or to the applicable paying agent or other withholding agent) unless an applicable income tax treaty provides otherwise. To claim an exemption from withholding in respect thereof, such non-U.S. Holder will be required to provide a properly completed and executed IRS Form W-8ECI (or a suitable substitute or successor form or such other form as the IRS may prescribe). If a non-U.S. Holder is eligible for the benefits of any income tax treaty between the United States and its country of residence, any interest income that is ECI will be subject to U.S. federal income tax in the manner specified by the treaty if the non-U.S. Holder claims the benefit of the treaty by providing an appropriate IRS Form W-8 (or a suitable substitute or successor form or such other form as the IRS may prescribe) that has been properly completed and duly executed. In addition, a corporate non-U.S. Holder may, under certain circumstances, be subject to an additional “branch profits tax” at a 30 percent rate, or, if applicable, a lower treaty rate, on its effectively connected earnings and profits attributable to such interest, subject to adjustments under the Tax Code.

b. Accrual on the New Convertible Bonds

Under section 305 of the Tax Code, certain transactions that affect the proportionate interest in the corporation’s assets of a Person treated as an equityholder for U.S. federal income tax purposes are treated as creating deemed distributions on such equity, which distributions may be taxed as dividends (with the consequences as described immediately above), despite the absence of any actual payment of cash (or property) to the holder of such equity. Under these rules, unless the New Convertible Bonds are treated as “participating equity” – generally, equity that participates in corporate growth to any significant extent (disregarding conversion privileges) – a Holder thereof may be treated as receiving constructive distributions equal to the amounts periodically accruing to the Holder in respect of the New Convertible Bonds under the terms thereof. The terms of the New Convertible Bonds as set forth in the RSA and the appendices thereto contemplate that the New Convertible Bonds will have the right to participate in any proceeds on liquidation of Reorganized Pioneer as if such New Convertible Bonds had been converted to New Equity in accordance with the terms of the New Convertible Bonds. As noted above, it is also contemplated that the New Convertible Bonds will participate with Holders of New Equity on dividends paid by Reorganized Pioneer. Accordingly, the Debtors intend to treat the New Convertible Bonds as participating preferred equity for purposes of section 305 of the Tax Code. Furthermore, the Debtors intend to treat the conversion of the New Convertible Bonds as not giving rise to a constructive dividend under section 305 of the Tax Code. There is no assurance, however, that the IRS will not successfully take a contrary position. Non-U.S. Holders should consult with their tax advisors as to the tax consequences of holding New Convertible Bonds and of the possibility that the Holder will be treated as receiving constructive dividends with respect to such interests.

c. Conversion of the New Convertible Bonds

A non-U.S. Holder’s exercise of the conversion feature of the New Convertible Bonds, or the conversion of the New Convertible Bonds to common stock of Reorganized Pioneer pursuant to the terms thereof, should be treated as a “recapitalization” (or potentially as tax-free pursuant to section 1036 of the Tax Code) for U.S. federal income tax purposes. The U.S. federal income tax treatment of any Cash received as capital gain (treated as set forth below, under the heading “Sale or Exchange”) or as a dividend (treated as set forth above, under the heading, “Dividends”) will depend on several factors, analyzed as of the time of such conversion, including the size of a Holder’s interest in Reorganized Pioneer, the amount of Cash exchanged, and whether Reorganized Pioneer has any “earnings and profits” at such time. Non-U.S. Holders should consult with their tax advisors as to the treatment of the conversion of their New Convertible Bonds to common stock of Reorganized Pioneer.

d. Dispositions of New Equity and New Convertible Bonds

A non-U.S. Holder will generally not be subject to U.S. federal income tax on any gain realized in respect of any transaction treated as a sale or exchange of the New Equity or the New Convertible Bonds for U.S. federal income tax purposes, except any such non-U.S. Holder that is subject to U.S. federal income taxation with respect to such income as set forth above, see C.1 “Gain Recognition,” or if Reorganized Pioneer is or has been a “United States real property holding corporation” for U.S. federal income tax purposes and certain other conditions are met. Pioneer does not believe that it is, and does not anticipate Reorganized Pioneer becoming, a ‘‘United States real property holding corporation’’ for U.S. federal income tax purposes.

D. FATCA

Under legislation commonly referred to as the Foreign Account Tax Compliance Act (“FATCA”), foreign financial institutions and certain other foreign entities must report certain information with respect to their U.S. account holders and investors or be subject to withholding at a rate of thirty percent on the receipt of “withholdable payments.” Withholdable payments, as defined for this purpose, are generally U.S. source payments of fixed or determinable, annual or periodical income, and, subject to the paragraph immediately below, also include gross proceeds from the sale of any property of a type which can produce U.S. source interest or dividends. FATCA withholding will apply even if the applicable payment would not otherwise be subject to U.S. federal nonresident withholding.

FATCA withholding rules previously scheduled to take effect on January 1, 2019 would have applied to payments of gross proceeds from the sale or other disposition of property of a type that can produce U.S. source interest or dividends. However, such withholding has effectively been suspended under proposed Treasury Regulations that may be relied on until final regulations become effective. Nonetheless, there can be no assurance that a similar rule will not go into effect in the future. Each non-U.S. Holder should consult its own tax advisor regarding the possible impact of FATCA withholding rules on such non-U.S. Holder.

E. Backup Withholding and Information Reporting

Payments of interest (including accruals of OID) or dividends and any other reportable payments, possibly including amounts received pursuant to the Prepackaged Plan and payments of proceeds from the sale, retirement or other disposition of the exchange consideration, may be subject to “backup withholding” (currently at a rate of 24%) if a recipient of those payments fails to furnish to the payor certain identifying information and, in some cases, a certification that the recipient is not subject to backup withholding. Backup withholding is not an additional tax. Any amounts deducted and withheld generally should be allowed as a credit against that recipient’s U.S. federal income tax and may be refunded to the extent it results in an overpayment of tax, provided that appropriate proof is timely provided under rules established by the IRS. Furthermore, certain penalties may be imposed by the IRS on a recipient of payments who is required to supply information but who does not do so in the proper manner. Backup withholding generally should not apply with respect to payments made to certain exempt recipients, such as, in certain circumstances, corporations and financial institutions. Information may also be required to be provided to the IRS concerning the transactions contemplated by the Prepackaged Plan, unless an exemption applies. Holders should consult their own tax advisors regarding any available exemptions from backup withholding and information reporting and the procedures for obtaining such an exemption.

Treasury Regulations generally require disclosure by a taxpayer on its U.S. federal income tax return of certain types of transactions in which the taxpayer participated, including, among other types of transactions, certain transactions that result in the taxpayer’s claiming a loss in excess of certain thresholds. You are urged to consult your own tax advisor regarding these regulations and whether the contemplated transactions under the Prepackaged Plan will be subject to these regulations and require disclosure on your tax return.

The foregoing summary has been provided for informational purposes only and does not discuss all aspects of U.S. federal income taxation that may be relevant to a particular Holder’s circumstances and income tax situation. All Holders of Claims and Interests are urged to consult their tax advisors concerning the U.S. federal, state, local, and non-U.S., income and non-income tax consequences of the transactions contemplated by the Prepackaged Plan.

ARTICLE IX.

CERTAIN RISK FACTORS TO BE CONSIDERED

PRIOR TO VOTING TO ACCEPT OR REJECT THE PREPACKAGED PLAN, ALL HOLDERS OF CLAIMS AND INTERESTS THAT ARE IMPAIRED SHOULD READ AND CONSIDER CAREFULLY THE RISK FACTORS SET FORTH HEREIN, AS WELL AS ALL OTHER INFORMATION SET FORTH OR OTHERWISE REFERENCED IN THIS DISCLOSURE STATEMENT. ALTHOUGH THESE RISK FACTORS ARE MANY, THESE FACTORS SHOULD NOT BE REGARDED AS CONSTITUTING THE ONLY RISKS PRESENT IN CONNECTION WITH THE DEBTORS’ BUSINESS OR THE PREPACKAGED PLAN AND ITS IMPLEMENTATION.

Prior to voting to accept or reject the Prepackaged Plan, Holders of Claims and Interests should read and carefully consider the risk factors set forth below, in addition to the information set forth in this Disclosure Statement and the attachments, exhibits, or documents incorporated by reference hereto. The factors below should not be regarded as the only risks associated with the Prepackaged Plan or its implementation.

A. Certain Bankruptcy Law Considerations

1. Effect of Restructuring Proceedings. While the Debtors believe that the Chapter 11 Cases will be of short duration and will not be materially disruptive to their businesses, the Debtors cannot be certain that this will be the case. Although the Prepackaged Plan is designed to minimize the length of the Chapter 11 Cases, it is impossible to predict with certainty the amount of time that one or more of the Debtors may spend in bankruptcy or to assure parties in interest that the Prepackaged Plan will be confirmed. Even if confirmed on a timely basis, bankruptcy proceedings to confirm the Prepackaged Plan could have an adverse effect on the Debtors’ businesses. Among other things, it is possible that bankruptcy proceedings could adversely affect the Debtors’ relationships with their key customers, suppliers, and employees. The proceedings will also involve additional expense and will divert some of the attention of the Debtors’ management away from business operations.

2. Risk of Non-Confirmation of Prepackaged Plan under the Bankruptcy Code. Although the Debtors believe that the Prepackaged Plan will satisfy all requirements necessary for confirmation by the Court, there can be no assurance that the Court will reach the same conclusion or that modifications to the Prepackaged Plan will not be required for confirmation, or that such modifications would not necessitate re-solicitation of votes. Moreover, the Debtors can make no assurances that they will receive the requisite votes for acceptance to confirm the Prepackaged Plan. Even if Class 5 and Class 10 vote in favor of the Prepackaged Plan and the requirements for “cramdown” are met with respect to any Class that rejected the Prepackaged Plan, the Court may decline to confirm the Prepackaged Plan, if it finds that any of the requirements for confirmation are not met. If the plan is not confirmed, it is unclear what distributions Holders of Claims ultimately would receive with respect to their Claims under a subsequent plan of reorganization.

3. Non-Consensual Confirmation. In the event that any impaired class of Claims or Interests does not accept or is deemed not to accept a plan of reorganization, the Court may nevertheless confirm such plan at the Debtors’ request if at least one impaired class has voted to accept the Prepackaged Plan (with such acceptance being determined without including the vote of any “insider” in such class), and as to each impaired class that has not accepted the Prepackaged Plan, the Court determines that the Prepackaged Plan “does not discriminate unfairly” and is “fair and equitable” with respect to the dissenting impaired classes.

4. Risk of Non-Occurrence of Effective Date. There can be no assurance as to the timing of the Effective Date. If the conditions precedent to the Effective Date set forth in the Prepackaged Plan have not occurred or have not been waived as set forth in Article IX.C of the Prepackaged Plan, then the Confirmation Order may be vacated, in which event no distributions would be made under the Prepackaged Plan, the Debtors and all Holders of Claims and Interests would be restored to the status quo as of the day immediately preceding the Confirmation Date, and the Debtors’ obligations with respect to Claims and Interests would remain unchanged.

5. Risk of Termination of the Restructuring Support Agreement. The Restructuring Support Agreement contains provisions that give the Consenting Stakeholders the ability to terminate the Restructuring Support Agreement upon the occurrence of certain events or if certain conditions are not satisfied, including the failure to achieve certain milestones. Termination of the Restructuring Support Agreement could result in protracted Chapter 11 Cases, which could significantly and detrimentally impact the Debtors’ relationships with, among others, vendors, suppliers, employees and major customers.

6. Conversion into Chapter 7 Cases. If no plan of reorganization can be confirmed, or if the Court otherwise finds that it would be in the best interests of Holders of Claims and Interests, the Chapter 11 Cases may be converted to cases under chapter 7 of the Bankruptcy Code, pursuant to which a trustee would be appointed or elected to liquidate the Debtors’ assets for distribution in accordance with the priorities established by the Bankruptcy Code. See ARTICLE XI.C.3.f hereof, as well as the Liquidation Analysis attached hereto as Exhibit E, for a discussion of the effects that a chapter 7 liquidation would have on the recoveries to Holders of Claims.

7. Parties in Interest May Object to the Debtors’ Classification of Claims and Equity Interests. Parties in interest may object to the Debtors’ classification of Claims and Interests. Section 1122 of the Bankruptcy Code provides that a plan may place a claim or an equity interest in a particular class only if such claim or equity interest is substantially similar to the other claims or equity interests in such class. The Debtors believe that the classification of Claims and Interests under the Prepackaged Plan complies with the requirements set forth in the Bankruptcy Code because the Debtors created Classes of Claims and Interests, each encompassing Claims or Interests, as applicable, that are substantially similar to the other Claims and Interests in each such Class. Nevertheless, there can be no assurance that the Bankruptcy Court will reach the same conclusion.

8. Impact of the Chapter 11 Cases on the Debtors. The Chapter 11 Cases may affect the Debtors’ relationships with, and their ability to negotiate favorable terms with, creditors, customers, vendors, suppliers, employees and other personnel and counterparties. While the Debtors expect to continue normal operations, public perception of their continued viability may affect, among other things, the desire of new and existing customers to enter into or continue their agreements or arrangements with the Debtors. The failure to maintain any of these important relationships could adversely affect the Debtors’ business, financial condition and results of operations.

In addition, the Debtors’ transactions that are outside of the ordinary course of business are generally subject to the approval of the Court, which may limit the Debtors’ ability to respond on a timely basis to certain events or take advantage of certain opportunities. As a result, the effect that the Chapter 11 Cases will have on the Debtors’ businesses, financial conditions and results of operations cannot be accurately predicted or quantified at this time.

Finally, the terms of the DIP Orders limit the Debtors’ ability to undertake certain business initiatives, as described therein.

9. Releases, Injunctions, and Exculpations Provisions May Not Be Approved. Article VIII of the Prepackaged Plan provides for certain releases, injunctions, and exculpations, including a release of liens and third-party releases that may otherwise be asserted against the Debtors, Reorganized Debtors, or Released Parties, as applicable. The releases, injunctions, and exculpations provided in the Prepackaged Plan may not be approved. If the releases are not approved, certain Released Parties may withdraw their support for the Prepackaged Plan. The releases provided to the Released Parties and the exculpation provided to the Exculpated Parties are necessary to the success of the Debtors’ reorganization because the Released Parties and Exculpated Parties have made significant contributions to the Debtors’ reorganization efforts and have agreed to make further contributions, including by agreeing to convert certain of their claims against the Debtors’ Estates into equity, but only if they receive the full benefit of the Prepackaged Plan’s release and exculpation provisions. The Prepackaged Plan’s release and exculpation provisions are an inextricable component of the Restructuring Support Agreement and the significant deleveraging and financial benefits embodied in the Prepackaged Plan.

10. The Prepackaged Plan Is Based Upon Assumptions the Debtors Developed Which May Prove Incorrect and Could Render the Prepackaged Plan Unsuccessful. The Restructuring affects both the Debtors’ capital structure and the ownership structure and operation of their businesses and reflects assumptions and analyses based on the Debtors’ experience and perception of historical trends, current conditions and expected future developments, as well as other factors that the Debtors consider appropriate under the circumstances.

Whether actual future results and developments will be consistent with the Debtors’ expectations and assumptions depends on a number of factors, including but not limited to (a) the ability to implement the changes to the Debtors’ capital structure; (b) the ability to obtain adequate liquidity and financing sources; (c) the ability to maintain customers’ confidence in the Debtor’s viability as a continuing entity and to attract and retain sufficient business from them; (d) the ability to retain key employees and (e) the overall strength and stability of general economic conditions of the oil and gas industries, in the United States and global markets generally. The failure of any of these factors could materially adversely affect the successful reorganization of the Debtors’ businesses.

In addition, the feasibility of the Prepackaged Plan for confirmation purposes under the Bankruptcy Code relies on financial projections, including with respect to revenues, EBITDA, debt service and cash flow. Financial forecasts are necessarily speculative, and it is likely that one or more of the assumptions and estimates that are the basis of these financial forecasts will not be accurate.

The Debtors expect that its actual financial condition and results of operations may differ, perhaps materially, from what was anticipated. Consequently, there can be no assurance that the results or developments contemplated by any plan of reorganization the Debtors may implement will occur or, even if they do occur, that they will have the anticipated effects on the Debtors and their respective subsidiaries or their businesses or operations. The failure of any such results or developments to materialize as anticipated could materially adversely affect the successful execution of the Prepackaged Plan.

11. Projections and Other Forward-Looking Statements Are Not Assured, and Actual Results May Vary. Certain of the information contained in this Disclosure Statement is, by nature, forward-looking, and contains estimates and assumptions which might ultimately prove to be incorrect, and contains projections which may be materially different from actual future experiences. There are uncertainties associated with any projections and estimates, and they should not be considered assurances or guarantees of the amount of funds or the amount of Claims in the various Classes that might be allowed.

12. Claims Could Be More than Projected. There can be no assurance that the estimated Allowed amount of Claims in certain Classes will not be significantly more than projected, which in turn, could cause the value of distributions to be reduced substantially. Inevitably, some assumptions will not materialize, and unanticipated events and circumstances may affect the ultimate results. Therefore, the actual amount of Allowed Claims may vary from estimates included in the Financial Projections set forth in Exhibit F and the Liquidation Analysis attached hereto at Exhibit E, and the variation may be material.

13. Impact of Interest Rates. Changes in interest rates may affect the fair market value of the Reorganized Debtors’ assets and/or the distributions to Holders of Claims under the Prepackaged Plan.

14. The Debtors May Fail to Obtain the Proceeds of the DIP Facility, the Exit Facilities, or the Rights Offering Amount, and the Backstop Commitment Agreement May Terminate. The Debtors’ ability to fund administrative and operating expenses during the Chapter 11 Cases is predicated upon, among other things, obtaining the proceeds of the DIP Facility. Because final documentation relating to the DIP Facility and Exit Facilities has not yet been executed, there can be no assurance that the Debtors will be able to obtain the proceeds of the DIP Facility and Exit Facilities. In addition, under the DIP Facility and Exit Facilities, the DIP Credit Agreement and Exit Credit Agreements, respectively, are expected to establish various conditions precedent to the closing of the DIP Facility and Exit Facilities. If the Company does not receive the proceeds of the DIP Facility and Exit Facilities, the Debtors will not be able to consummate the Prepackaged Plan in its current form.

Moreover, notwithstanding the Backstop Commitment Agreement applicable to the Rights Offering, because the Rights Offering has not yet been completed, there can be no assurance that the Debtors will receive any or all of the proceeds of the Rights Offering Amount. If the Company does not receive the proceeds of the Rights Offering Amount, the Debtors would not be able to consummate the Prepackaged Plan in its current form.

15. Contingencies May Affect Distributions to Holders of Allowed Claims and Interests. The distributions available to Holders of Allowed Claims under the Prepackaged Plan can be affected by a variety of contingencies, including whether the Court orders certain Allowed Claims to be subordinated and turned over to other Allowed Claims. The occurrence of any and all such contingences could affect distributions under the Prepackaged Plan.

16. The Court May Find the Solicitation of Acceptances Inadequate. Usually, votes to accept or reject a plan of reorganization are solicited after the filing of a petition commencing a chapter 11 case. Nevertheless, a debtor may solicit votes prior to the commencement of a chapter 11 case in accordance with sections 1125(g) and 1126(b) of the Bankruptcy Code and Bankruptcy Rule 3018(b). Sections 1125(g) and 1126(b) of the Bankruptcy Code and Bankruptcy Rule 3018(b) require that:

(A)	solicitation comply with applicable nonbankruptcy law;

(B)	the plan of reorganization be transmitted to substantially all creditors and other interest Holders entitled to vote; and

(C)	the time prescribed for voting is not unreasonably short.

In addition, Bankruptcy Rule 3018(b) provides that a Holder of a claim or interest who has accepted or rejected a plan before the commencement of the case under the Bankruptcy Code will not be deemed to have accepted or rejected the plan if the court finds after notice and a hearing that the plan was not transmitted in accordance with reasonable solicitation procedures. Section 1126(b) of the Bankruptcy Code provides that a Holder of a claim or interest that has accepted or rejected a plan before the commencement of a case under the Bankruptcy Code is deemed to have accepted or rejected the plan if (i) the solicitation of such acceptance or rejection was in compliance with applicable nonbankruptcy law, rule, or regulation governing the adequacy of disclosure in connection with such solicitation; or (ii) there is no such law, rule, or regulation, and such acceptance or rejection was solicited after disclosure to such Holder of adequate information (as defined by section 1125(a) of the Bankruptcy Code). Although the Debtors believe that the requirements of sections 1125(g) and 1126(b) of the Bankruptcy Code and Bankruptcy Rule 3018(b) will be met, there can be no assurance that the Bankruptcy Court will reach the same conclusion.

17. The Debtors May Seek to Amend, Waive or Modify the Prepackaged Plan at Any Time Prior to Confirmation. Subject to and in accordance with the terms of the Restructuring Support Agreement: the Debtors reserve the right, in accordance with the Bankruptcy Code and the Bankruptcy Rules, to amend or modify the Prepackaged Plan before the entry of the Confirmation Order or waive any conditions thereto if and to the extent such amendments or waivers are necessary or desirable to consummate the Prepackaged Plan. The potential impact of any such amendment or waiver on the Holders of Claims and Interests cannot presently be foreseen but may include a change in the economic impact of the Prepackaged Plan on some or all of the proposed Classes or a change in the relative rights of such Classes. All Holders of Claims and Interests will receive notice of such amendments or waivers required by applicable law and the Bankruptcy Court. If, after receiving sufficient acceptances, but prior to Confirmation of the Prepackaged Plan, the Debtors seek to modify the Prepackaged Plan, the previously solicited acceptances will be valid only if (1) all classes of adversely affected creditors and interest Holders accept the modification in writing, or (2) the Bankruptcy Court determines, after notice to designated parties, that such modification was de minimis or purely technical or otherwise did not adversely change the treatment of Holders of accepting Claims and Interests, or is otherwise permitted by the Bankruptcy Code.

18. The Debtors May Be Unsuccessful in Obtaining First Day Orders To Permit Them To Pay Their Vendors, Employees, or To Continue To Operate Their Businesses, in the Ordinary Course of Business. The Debtors have tried to address potential concerns of their users, vendors, employees, and other key parties in interest that might arise from the filing of the Prepackaged Plan through a variety of provisions incorporated into or contemplated by the Prepackaged Plan, including the Debtors’ intention to seek appropriate Bankruptcy Court orders to permit the Debtors to pay their prepetition and postpetition accounts payable to parties in interest in the ordinary course. However, there can be no guarantee that the Debtors will be successful in obtaining the necessary approvals of the Bankruptcy Court for such arrangements or for every party in interest the Debtors may seek to treat in this manner, and, as a result, the Debtors’ businesses might suffer.

19. Other Parties in Interest Might Be Permitted to Propose Alternative Plans of Reorganization That May Be Less Favorable to Certain of the Debtors’ Constituencies Than the Prepackaged Plan. Other parties in interest could seek authority from the Bankruptcy Court to propose an alternative plan of reorganization to the Prepackaged Plan. Under the Bankruptcy Code, a debtor in possession initially has the exclusive right to propose and solicit acceptances of a plan of reorganization for a period of 120 days from the Petition Date. However, such exclusivity period can be reduced or terminated upon order of the Bankruptcy Court. If such an order were to be entered, other parties in interest would then have the opportunity to propose alternative plans of reorganization.

If another party in interest were to propose an alternative plan of reorganization following expiration or termination of the Debtors’ exclusivity period, such a plan may be less favorable to existing Holders of Interests and may seek to exclude such Holders from retaining any equity under their proposed plan. An alternative plan of reorganization also may treat less favorably the Claims of a number of other constituencies. The Debtors consider maintaining relationships with their secured creditors, common shareholders, employees, and users as critical to maintaining the value of Pioneer following the Effective Date and have sought to treat those constituencies accordingly. However, proponents of alternative plans of reorganization may not share the Debtors’ assessments and may seek to impair the Claims or Interests of such constituencies to a greater degree. If there were competing plans of reorganization, the Chapter 11 Cases likely would become longer, more complicated, and much more expensive. If this were to occur, or if the Debtors’ employees or other constituencies important to the Debtors’ business were to react adversely to an alternative plan of reorganization, the adverse consequences discussed in the below Article IX.A.20 also could occur.

20. The Debtors Cannot Predict the Amount of Time Spent in Bankruptcy for the Purpose of Implementing the Prepackaged Plan, and a Lengthy Bankruptcy Proceeding Could Disrupt the Debtors’ Businesses, as Well as Impair the Prospect for Reorganization on the Terms Contained in the Prepackaged Plan. The Debtors estimate that the process of obtaining Confirmation of the Prepackaged Plan by the Bankruptcy Court will last approximately thirty-six (36) days from the Petition Date, but it could last considerably longer if, for example, Confirmation is contested or the conditions to Confirmation or Consummation are not satisfied or waived. Although the Prepackaged Plan is designed to minimize the length of the bankruptcy proceedings, it is impossible to predict with certainty the amount of time that the Debtors may spend in bankruptcy, and the Debtors cannot be certain that the Prepackaged Plan will be confirmed. Even if confirmed on a timely basis, a bankruptcy proceeding to confirm the Prepackaged Plan could itself have an adverse effect on the Debtors’ businesses. There is a risk, due to uncertainty about the Debtors’ futures that, among other things:

(1)	customers could move to the Debtors’ competitors;

(2)	employees could be distracted from performance of their duties or more easily attracted to other career opportunities; and

(3)	business partners could terminate their relationship with the Debtors or demand financial assurances or enhanced performance, any of which could impair the Debtors’ prospects.

A lengthy bankruptcy proceeding also would involve additional expenses and divert the attention of management from the operation of the Debtors’ businesses, as well as create concerns for employees, suppliers, and other parties with whom the Debtors interact.

The disruption that the bankruptcy process would have on the Debtors’ businesses could increase with the length of time it takes to complete the Chapter 11 Cases. If the Debtors are unable to obtain Confirmation of the Prepackaged Plan on a timely basis, because of a challenge to the Prepackaged Plan or otherwise, the Debtors may be forced to operate in bankruptcy for an extended period of time while they try to develop a different plan of reorganization that can be confirmed. A protracted bankruptcy case could increase both the probability and the magnitude of the adverse effects described above.

The Debtors will also be required to seek approvals of the Bankruptcy Court and certain federal and state regulators in connection with certain actions in the Chapter 11 Cases, including with respect to the Prepackaged Plan, and certain parties may intervene and protest approval, absent the imposition of conditions to resolve their concerns. The approvals by governmental entities may be denied, conditioned or delayed.

21. Foreign Proceedings. Neither the Debtors nor the non-Debtor affiliates are subject to bankruptcy, insolvency or other creditor protection proceedings in other foreign jurisdictions. Accordingly, there can be no assurance that the Chapter 11 Cases will be recognized in other foreign jurisdictions. There can also be no assurance that the confirmation and consummation of the Prepackaged Plan will be fully recognized in other foreign jurisdictions, or that creditors in such jurisdictions will not seek to enforce any of their rights and remedies in such jurisdictions. In the event such a creditor seeks to enforce rights and remedies in another foreign jurisdiction, there can be no assurance that the courts and other authorities in such foreign jurisdictions will make factual findings or legal determinations or otherwise take positions that are consistent with the Prepackaged Plan or that do not have a material adverse effect on the Debtors or the Prepackaged Plan.

B. Risks Relating to the Company’s Business

3. Post-Effective Date Indebtedness. Following the Effective Date, the Reorganized Debtors will seek to enter into the Exit Facilities, resulting in outstanding indebtedness of approximately $78.125 million of New Secured Bonds and $75 million under the Exit ABL Facility. The Reorganized Debtors’ ability to service their debt obligations will depend on, among other things, their future operating performance, which depends partly on economic, financial, competitive, and other factors beyond the Reorganized Debtors’ control. The Reorganized Debtors may not be able to generate sufficient cash from operations to meet their debt service obligations as well as fund necessary capital expenditures and investments in sales and marketing. In addition, if the Reorganized Debtors need to refinance their debt, obtain additional financing, or sell assets or equity, they may not be able to do so on commercially reasonable terms, if at all.

4. The Company Derives Its Revenues From Companies in the Oil and Gas Exploration and Production Industry, a Historically Cyclical Industry With Levels Of Activity That are Significantly Affected By The Levels and Volatility of Oil and Gas Prices. As a provider of contract land drilling services and oil and gas production services, the Company’s business depends on the level of exploration and production activity in the geographic markets where it operates. The oil and gas exploration and production industry is a historically cyclical industry characterized by significant changes in the levels of exploration and development activities.

Oil and gas prices, and market expectations of potential changes in those prices, significantly affect the levels of those activities. Oil and gas prices have been volatile historically and the Debtors believe such volatility will likely continue in the future. Worldwide political, economic, and military events, as well as natural disasters, have contributed to oil and gas price volatility historically, and are likely to continue to do so in the future. Many factors beyond the Company’s control affect oil and gas prices, including:

•	the worldwide supply and demand for oil and gas;

•	the cost of exploring for, producing and delivering oil and gas;

•	the discovery rate of new oil and gas reserves;

•	the rate of decline of existing and new oil and gas reserves;

•	available pipeline and other oil and gas transportation capacity;

•	the levels of oil and gas storage;

•	the ability of oil and gas exploration and production companies to raise capital;

•	economic conditions in the United States and elsewhere;

•	actions by the Organization of Petroleum Exporting Countries;

•	political instability in oil and gas producing regions;

•	governmental regulations, both domestic and foreign;

•	domestic and foreign tax policy;

•	weather conditions in the United States and elsewhere;

•	the pace adopted by foreign governments for the exploration, development and production of their national reserves, or their investments in oil and gas reserves located in other countries; and

•	the price of foreign imports of oil and gas.

Additionally, the above factors can also be affected by technological advances affecting energy consumption and the supply and demand within the market for renewable energy resources.

5. Oil and Natural Gas Prices, and Market Expectations of Potential Changes in These Prices, Significantly Impact the Level of Worldwide Drilling and Production Services Activities. Oil and natural gas prices, and market expectations of potential changes in these prices, significantly impact the level of worldwide drilling and production services activities. Reduced demand for oil and natural gas generally results in lower prices for these commodities and often impacts the economics of planned drilling projects and ongoing production projects, resulting in the curtailment, reduction, delay or postponement of such projects for an indeterminate period of time. When drilling and production activity and spending declines, both dayrates and utilization historically decline as well.

If the reduction in the overall level of exploration and development activities, whether resulting from changes in oil and gas prices or otherwise, continues or worsens, it could materially and adversely affect us further by negatively impacting:

•	the Company’s revenues, cash flows and profitability;

•	the fair market value of the Company’s drilling and production services fleets;

•	the Company’s ability to maintain or increase its borrowing capacity;

•	the Company’s ability to obtain additional capital to finance its business or make acquisitions, and the cost of that capital;

•	the collectability of the Company’s receivables; and

•	the Company’s ability to retain skilled operations personnel.

6. Reduced Demand For or Excess Capacity of Drilling Services or Production Services Could Adversely Affect the Company’s Profitability. The Company’s profitability in the future will depend on many factors, but largely on pricing and utilization rates for its drilling services and production services. A reduction in the demand for drilling rigs or an increase in the supply of drilling rigs, whether through new construction or refurbishment, could decrease the dayrates and utilization rates for drilling services, which would adversely affect the Company’s revenues and profitability. Likewise, an increase or oversupply of well servicing rigs, wireline units and coiled tubing units, without increased demand, could further decrease the pricing and utilization rates of the Company’s production services and adversely affect its revenues and profitability.

7. The Company Operates in a Highly Competitive, Fragmented Industry in Which Price Competition Could Reduce Its Profitability. The Company encounters substantial competition from other drilling contractors and other oilfield service companies. Its primary market areas are highly fragmented and competitive. The fact that drilling and production services equipment are mobile and can be moved from one market to another in response to market conditions heightens the competition in the industry and may result in an oversupply of equipment in an area. Contract drilling companies and other oilfield service companies compete primarily on a regional basis, and the intensity of competition may vary significantly from region to region at any particular time. If demand for drilling or production services improves in a region where the Company operates, the Company’s competitors might respond by moving in suitable rigs and production services equipment from other regions. An influx of equipment from other regions could rapidly intensify competition, reduce profitability and make any improvement in demand for the Company’s services short-lived.

Most drilling services contracts and production services contracts are awarded on the basis of competitive bids, which also results in price competition. In addition to pricing and equipment availability, the following factors are also important to the Company’s clients in determining which drilling services or production services provider to select:

•	the type, capability and condition of each of the competing drilling rigs, well servicing rigs, wireline units and coiled tubing units;

•	the mobility and efficiency of the equipment;

•	the quality of service and experience of the crews;

•	the reputation and safety record of the company providing the services;

•	the offering of integrated and/or ancillary services; and

•	the ability to provide drilling and production services equipment adaptable to, and personnel familiar with, new technologies and drilling and production techniques.

While the Company is competitive in its pricing, its competitive strategy generally emphasizes the quality of the Company’s equipment, its safety record, its ability to offer ancillary services, the experience of the Company’s crews and the quality of service it provides to differentiate the Company from its competitors. This strategy is less effective when lower demand for drilling and production services intensifies price competition and makes it more difficult for the Company to compete on the basis of factors other than price. In all of the markets in which the Company competes, an oversupply of drilling rigs or production services equipment generally causes greater price competition and reduced profitability.

8. The Company Faces Competition From Many Competitors With Greater Resources. Some of the Company’s competitors have greater financial, technical and other resources than it does. Their greater capabilities in these areas may enable them to better withstand industry downturns, compete more effectively on the basis of price and technology, retain skilled personnel, and build new rigs or acquire and refurbish existing rigs and place them into service more quickly that the Company in periods of high drilling demand.

9. Technological Advancements and Trends in the Company’s Industry Affect the Demand For Certain Types of Equipment and Can Affect the Overall Demand For the Services That Drilling and Production Services Companies Provide. Technological advancements and trends in the Company’s industry also affect the demand for certain types of equipment, and can affect the overall demand for the services that the industry provides. Enhanced directional and horizontal drilling techniques have allowed exploration and production operators to drill increasingly longer lateral wellbores which enable higher hydrocarbon production per well, and reduce the overall number of wells needed to achieve the desired production. This trend toward longer lateral wellbores also increases demand for the more specialized equipment, such as high-spec drilling rigs, higher horsepower well servicing rigs equipped with taller masts, larger diameter coiled tubing units, and other higher power ancillary equipment, which is needed in order to drill, complete and provide services to the full length of the wellbore.

The Company’s domestic drilling and production services fleets are highly capable and designed for operation in today’s long lateral, pad-oriented environment. Although the Company takes measures to ensure that it uses advanced technologies for drilling and production services equipment, changes in technology or improvements in its competitors’ equipment could make the Company’s equipment less competitive or require significant capital investments to keep its equipment competitive, which could have an adverse effect on the Company’s financial condition and operating results.

10. The Company Derives a Significant Portion of Its Revenue From a Limited Number of Major Clients, and Its Business, Financial Condition and Results of Operations Could Be Materially Adversely Affected If It is Unable to Maintain Relationships With These Clients, or If Their Demand For the Company’s Services Decreases. In the past, the Company has derived a significant portion of its revenue from a limited number of major clients. For the years ended December 31, 2018, 2017 and 2016, the Company’s drilling and production services to its top three clients accounted for approximately 20%, 20%, and 26%, respectively, of its revenue. The loss of one or more of the Company’s major clients, or their decrease in demand for its services, could have a material adverse effect on the Company’s business, financial condition and results of operations.

11. The Company’s Operations Involve Operating Hazards, Which, If Not Insured or Indemnified Against, Could Adversely Affect the Company’s Results of Operations and Financial Condition. Many of the Company’s services are carried out in potentially hazardous environments inherent in exploration and production activity, including blowouts, cratering, fires and explosions, loss of well control, collapse of the borehole, damage or lost drilling equipment, and damage or loss from natural disasters. Any of these hazards could result in substantial liabilities or losses to the Company, from, among other things:

•	suspension of operations;

•	damage to, or destruction of, the Company’s property and equipment and that of others;

•	personal injury and loss of life;

•	damage to producing or potentially productive oil and gas formations through which the Company drills; and

•	environmental damage.

The Company seeks to protect itself from some but not all operating hazards through insurance coverage. However, some risks are either not insurable or insurance is available only at rates that the Company considers uneconomical. Those risks include, among other things, pollution liability in excess of relatively low limits. Depending on competitive conditions and other factors, the Company may attempt to obtain contractual protection against uninsured operating risks from its clients. However, the Company’s clients that provide contractual indemnification protection may not in all cases maintain adequate insurance or otherwise have the financial resources necessary to support their indemnification obligations.

The Company’s insurance or indemnification arrangements may not adequately protect it against liability or loss from all the hazards of its operations. The occurrence of a significant event that the Company has not fully insured or indemnified against or the failure of a client to meet its indemnification obligations to the Company could materially and adversely affect the Company’s results of operations and financial condition. Furthermore, the Company may be unable to maintain adequate insurance in the future at rates it considers reasonable.

12. The Company Could Be Adversely Affected If Shortages of Equipment, Supplies or Personnel Occur. From time to time, there have been shortages of drilling and production services equipment and supplies during periods of high demand, which could recur. Additionally, trade and economic sanctions or other restrictions imposed by the United States or other countries could also affect the supply of equipment and supplies which are needed in the Company’s operations. Shortages could result in increased prices for equipment or supplies that the Company may be unable to pass on to clients and could substantially lengthen the delivery times for equipment and supplies. Any significant delays in the Company’s obtaining equipment or supplies could limit its operations and jeopardize its relations with clients and could delay and adversely affect its ability to obtain new contracts for its rigs. Any of the above could have a material adverse effect on the Company’s financial condition and results of operations.

The Company’s strategy of constructing drilling rigs during periods of peak demand requires that it maintains an adequate supply of drilling rig components to complete its rig building program. The Company’s suppliers may be unable to provide it the needed drilling rig components if their manufacturing sources are unable to fulfill their commitments.

The Company’s operations require the services of employees having the technical training and experience necessary to achieve proper operational results. As a result, its operations depend, to a considerable extent, on the continuing availability of such personnel. Shortages of qualified personnel have occurred in the Company’s industry. If the Company should suffer any material loss of personnel to competitors or be unable to employ additional or replacement personnel with the requisite level of training and experience to adequately operate its equipment, its operations could be materially and adversely affected. A significant increase in the wages paid by other employers could result in a reduction in its workforce, increases in wage rates, or both. The occurrence of either of these events for a significant period of time could have a material adverse effect on the Company’s financial condition and results of operations.

13. The Company is Dependent on Its Senior Personnel. The Company depends on the continued services of its senior personnel, including its directors and senior management. The Company’s existing directors and senior managers possess marketing, engineering, project management, financial, compliance and administrative skills that are important to the operation of the Company’s business.

The loss or an extended interruption in the services of a substantial number of the Company’s directors or senior managers, or the inability to attract or develop a new generation of senior management, could have a material adverse effect on its business, financial condition or results of operations.

14. The Company’s Long-Term Strategy For Growth Through Acquisitions Could Expose It to Various Risks, Including Those Relating to Difficulties in Identifying Suitable Acquisition Opportunities and Integrating Businesses, Assets and Personnel, as well as Difficulties In Obtaining Financing For Targeted Acquisitions and the Potential For Increased Leverage or Debt Service Requirements. A component of the Company’s long-term business strategy is a pursuit of acquisitions of complementary assets and businesses, subject to the limitations imposed by its Exit Facilities. This acquisition strategy in general involves numerous inherent risks, including:

•	unanticipated costs and assumption of liabilities and exposure to unforeseen liabilities of acquired businesses, including environmental liabilities;

•	difficulties in integrating the operations and assets of the acquired business and the acquired personnel;

•

limitations on the Company’s ability to properly assess and maintain an effective internal control environment over an acquired business in order to comply with applicable periodic reporting requirements;

•	potential losses of key employees and clients of the acquired businesses;

•	risks of entering markets in which the Company has limited prior experience; and

•	increases in the Company’s expenses and working capital requirements.

The process of integrating an acquired business may involve unforeseen costs and delays or other operational, technical and financial difficulties that may require a disproportionate amount of management attention and financial and other resources. The Company’s failure to achieve consolidation savings, to incorporate the acquired businesses and assets into its existing operations successfully or to minimize any unforeseen operational difficulties could have a material adverse effect on the Company’s financial condition and results of operations.

In addition, the Company may not have sufficient capital resources to complete additional acquisitions. Historically, the Company has funded business acquisitions and the growth of its fleets through a combination of debt and equity financing. The Company may incur substantial additional indebtedness to finance future acquisitions and also may issue equity securities or convertible securities in connection with such acquisitions. Debt service requirements could represent a significant burden on the Company’s results of operations and financial condition and the issuance of additional equity or convertible securities could be dilutive to Holders of New Equity. Furthermore, the Company may not be able to obtain additional financing on satisfactory terms or at all.

Even if the Company has access to the necessary capital, it may be unable to continue to identify additional suitable acquisition opportunities, negotiate acceptable terms or successfully acquire identified targets.

15. The Company’s Cash and Cash Equivalents Could Be Adversely Affected If the Financial Institutions in Which It Holds Its Cash and Cash Equivalents Fail. The Company maintains cash balances at third-party financial institutions in excess of the Federal Deposit Insurance Corporation insurance limit. While the Company monitors the cash balances in the operating accounts and adjust the balances as appropriate, it may incur a loss to the extent such loss exceeds the insurance limitation, and there could be a material impact on the Company’s business, if one or more of the financial institutions with which it deposits fails or is subject to other adverse conditions in the financial or credit markets and bank regulators elect to impose losses on uninsured depositors. To date, the Company has experienced no loss or lack of access to its invested cash or cash equivalents. However, in the future, the Company’s invested cash and cash equivalents could be adversely affected by adverse conditions in the financial and credit markets.

16. The Company’s International Operations are Subject to Foreign Governmental Regulations and Political, Economic And Other Uncertainties Not Generally Encountered In Its Domestic Operations. The Company is subject to local rules and regulations in the countries in which it conducts business. Such rules and regulations may require the Company to obtain consent from local government or regulators to enter into contracts or may include rules and regulations that promote or incentivize, among other things, the awarding of contracts to local contractors or requiring foreign contractors to employ citizens of, or purchase supplies from, a particular jurisdiction. Such regulations could adversely affect the Company’s ability to compete.

Changes to existing laws and regulations may be difficult to predict and may result in more restrictive requirements or additional costs of compliance. Any one or more of these factors could materially adversely affect the Company’s business, financial condition or results of operations.

In addition, the Company’s international drilling operations have been and may in the future be susceptible to political, social and economic instability, civil disturbances or similar events, which may lead to:

•	risks of war, terrorism, civil unrest and kidnapping of employees;

•	employee strikes, work stoppages, labor disputes and other slowdowns;

•	expropriation, confiscation or nationalization of the Company’s assets;

•	renegotiation or nullification of contracts;

•	foreign taxation, such as the tax for equality and the net-worth tax in Colombia;

•	the inability to repatriate earnings or capital due to laws limiting the right and ability of foreign subsidiaries to pay dividends and remit earnings to affiliated companies;

•	changing political conditions and changing laws and policies affecting trade and investment;

•	trade and economic sanctions or other restrictions imposed by the United States or other countries;

•	concentration of clients;

•	regional economic downturns;

•	the overlap of different tax structures;

•	the burden of complying with multiple and potentially conflicting laws;

•	the risks associated with the assertion of foreign sovereignty over areas in which the Company’s operations are conducted;

•

the risks associated with any actual or alleged lack of compliance with the Foreign Corrupt Practices Act of 1977 or other anticorruption laws, including substantial fines, sanctions, civil and/or criminal penalties, curtailment of operations in certain jurisdictions, reputational damage, and the costs and time of detecting, investigating and resolving such actual or alleged violations;

•

the risks associated with fluctuating currency values, hard currency shortages and controls of foreign currency exchange, and higher rates of inflation as compared to the Company’s domestic operations;

•	difficulty in collecting international accounts receivable; and

•	potentially longer payment cycles.

17. The Company’s Operations are Subject to Various Laws and Governmental Regulations That Could Restrict Its Future Operations and Increase Its Operating Costs. Many aspects of the Company’s operations are subject to various federal, state and local laws and governmental regulations, including, for example, laws and regulations governing:

•	environmental quality;

•	pollution control;

•	remediation of contamination;

•	preservation of natural resources;

•	transportation; and

•	worker safety.

Government regulations control and often limit access to potential markets and impose extensive requirements concerning employee safety, environmental protection, pollution control and remediation of environmental contamination. The Company may be liable for damages resulting from violations of these requirements.

Although the Company seeks to have sufficient safety measures in place for its operations and maintain a system for identifying causes of accidents, the nature of its business is such that accidents may occur. Moreover, while the Company strives to reduce its fatality and injury rates by implementing high safety standards at the locations where it conducts its operations, there can be no assurance that accidents will not occur in the future.

The Company has invested financial and managerial resources to maintain compliance with all applicable laws and regulations and expect to continue to make appropriate similar investments in the future. However, it is possible that changes in these laws and regulations, or interpretations thereof, may have a material adverse impact on the Company’s business, financial condition or results of operations.

A discussion of the environmental protection and transportation laws and regulations that affect the Company’s operations is set forth in the Annual Report for the fiscal year ended December 31, 2018, and in other reports, which are available at the Company’s website at https://www.pioneeres.com.

18. Federal and State Legislative and Regulatory Initiatives Related To Hydraulic Fracturing Could Result In Operating Restrictions or Delays In The Completion of Oil And Natural Gas Wells That May Reduce Demand For the Company’s Drilling and Well Servicing Activities and Could Adversely Affect the Company’s Financial Position, Results Of Operations and Cash Flows. Hydraulic fracturing is a commonly used process that involves injection of water, sand and a minor amount of certain chemicals to fracture the hydrocarbon-bearing rock formation to allow flow of hydrocarbons into the wellbore. Federal and state agencies have adopted new rules that impose additional requirements on the practice of hydraulic fracturing. Increased regulation and attention given to the hydraulic fracturing process could lead to greater opposition, including litigation, to oil and gas production activities using hydraulic fracturing techniques.

Additional legislation or regulation could also lead to operational delays or increased operating costs in the production of oil and natural gas, including from the developing shale plays, incurred by the Company’s clients. The adoption of any federal, state or local laws or the implementation of regulations or ordinances restricting or increasing the costs of hydraulic fracturing could cause a decrease in the completion of new oil and natural gas wells and an associated decrease in demand for the Company’s drilling and well servicing activities, any or all of which could adversely affect the Company’s financial position, results of operations and cash flows.

A discussion of rules, laws, regulations and ordinances that federal and state agencies have adopted, or are considering adopting, is set forth in the Annual Report for the fiscal year ended December 31, 2018, and in other reports, which are available at the Company’s website at https://www.pioneeres.com.

19. The Company’s Operations are Subject to Cybersecurity Risks. The Company’s operations are increasingly dependent on information technologies and services. Threats to information technology systems associated with cybersecurity risks and cyber incidents or attacks continue to grow, and include, among other things, storms and natural disasters, terrorist attacks, utility outages, theft, viruses, malware, design defects, human error or complications encountered as existing systems are maintained, repaired, replaced or upgraded. Risks associated with these threats include, among other things:

•	loss, corruption, or misappropriation of intellectual property, or other proprietary or confidential information (including client, supplier, or employee data);

•	disruption or impairment of the Company’s and its customers’ business operations and safety procedures;

•	loss or damage to the Company’s worksite data delivery systems; and

•	increased costs to prevent, respond to or mitigate cybersecurity events.

Although the Company utilizes various procedures and controls to mitigate its exposure to such risk, cybersecurity attacks and other cyber events are evolving and unpredictable. Moreover, the Company does not have control over the information technology systems of its clients, suppliers, and others with which its systems may connect and communicate. As a result, the occurrence of a cyber incident could go unnoticed for a period time. Any such incident could have a material adverse effect on the Company’s business, financial condition and results of operations.

20. If The Company Implements an Enterprise Resource Planning System, Such Implementation Could Expose It to Certain Risks Commonly Associated with the Conversion Of Existing Data and Processes to a New System. The Company is currently in the selection and evaluation phase of implementing a company-wide enterprise resource planning (“ERP”) system to upgrade, replace and integrate certain existing business, operational and financial processes and systems, upon which the Company relies. ERP implementations are complex and time-consuming projects that require transformations of business and finance processes in order to reap the benefits of an integrated ERP system. Any such project involves certain risks inherent in the conversion, including loss of information and potential disruption to normal operations and finance functions. Additionally, if the ERP system is not effectively implemented as planned, or the system does not operate as intended, the effectiveness of the Company’s internal control over financial reporting could be adversely affected or the Company’s ability to assess those controls adequately could be delayed. In addition, if the Company experiences interruptions in service or operational difficulties and is unable to effectively manage its business during or following the implementation of the ERP system, its business and results of operations could be adversely impacted.

21. Complaints or Litigation From Customers and Other Third Parties Could Adversely Affect the Company. The Company is currently, and may become in the future, involved in legal proceedings initiated by its customers, employees and other third parties. These current or potential future proceedings, whether individually or in the aggregate, could involve substantial claims for damages or other payments, and, even if successfully disposed of without direct adverse financial effect, could have a material adverse effect on its reputation and divert its financial and management resources from more beneficial uses. If the Company were to be found liable under any such claims, the Company’s business, financial condition or results of operations could be materially adversely affected.

22. Additional Risks to Business and Operations. A discussion of additional risks to the Company’s operations, businesses and financial performance is set forth in the Annual Report for the fiscal year ended December 31, 2018, and in other reports, which are available at the Company’s website at https://www.pioneeres.com.

C. Factors Relating to Securities to Be Issued Under the Prepackaged Plan Generally

3. The Reorganized Debtors’ New Equity Will Be Publicly Traded. There can be no assurance that an active market for the New Equity will develop, nor can any assurance be given as to the prices at which such shares might be traded. Under the Registration Rights Agreement and subject to further revision by the Required Consenting Noteholders in consultation with Reorganized Pioneer, a majority of holders of shares of New Equity and Stapled Special Voting Stock can require Reorganized Pioneer to use its reasonable best efforts to list the New Equity for trading on Nasdaq or the New York Stock Exchange acceptable to the Debtors and the Required Consenting Noteholders by notice, with such listing to be effective as soon as practical after delivery of such notice.

4. The Subscription Rights, the Management Commitment Convertible Bonds, the Rights Offering Convertible Bonds, the Management Commitment Stapled Special Voting Stock, the Rights Offering Stapled Special Voting Stock, the Premium Convertible Bonds and the Premium Stapled Special Voting Stock Have Not Been Registered and They and Certain Section 1145 Securities Will Be Subject to Resale Restrictions. The New Convertible Bonds to be issued have not been registered under the Securities Act, any state securities laws or the laws of any other jurisdiction. The Subscription Rights and the New Convertible Bonds are being issued and sold pursuant to an exemption from registration under the applicable securities laws. Accordingly, such securities will be subject to resale restrictions and may be resold, exchanged, assigned or otherwise transferred only pursuant to registration, or an applicable exemption from registration, under the Securities Act and other applicable law. In addition, Holders of New Equity issued pursuant to Section 1145(a) of the Bankruptcy Code who are deemed to be “underwriters” under Section 1145(b) of the Bankruptcy Code will also be subject to resale restrictions. See Article VII of this Disclosure Statement for a further discussion of the transfer restrictions applicable to the Securities.

5. Potential Dilution. The ownership percentage represented by New Equity will be subject to dilution from any other shares that may be issued post-emergence, including by the New Equity issued upon conversion of the New Convertible Bonds and the Employee Incentive Plan, and the conversion or exercise of any other options, warrants, convertible securities, exercisable securities, or other securities that may be issued post-emergence.

In the future, similar to all companies, additional equity financings or other share issuances by any of the Reorganized Debtors could adversely affect the value of the New Equity. The amount and dilutive effect of any of the foregoing could be material.

6. The Estimated Valuation of the Reorganized Debtors and the New Equity and the Estimated Recoveries to Holders of Allowed Claims Are Not Necessarily Representative of the Private or Public Sale Values of the New Equity. The Debtors’ estimated recoveries to Holders of Allowed Claims are not intended to represent the private or public sale values of Reorganized Pioneer’s securities. The estimated recoveries are based on numerous assumptions (the realization of many of which are beyond the control of the Reorganized Debtors), including, without limitation: (a) the successful reorganization of the Debtors; (b) an assumed date for the occurrence of the Effective Date; (c) the Debtors’ ability to achieve the operating and financial results included in the Financial Projections; and (d) the Debtors’ ability to maintain adequate liquidity to fund operations.

7. Small Number of Holders or Voting Blocks May Control the Reorganized Debtors. Consummation of the Prepackaged Plan may result in a small number of Holders owning a significant percentage of the New Equity or the Stapled Special Voting Stock. These Holders may, among other things, exercise a controlling influence over the Reorganized Debtors and have the power to elect directors and approve significant transactions.

8. Equity Interests Subordinated to the Reorganized Debtors’ Indebtedness. In any subsequent liquidation, dissolution, or winding up of the Reorganized Debtors, the New Equity would rank below all debt claims against the Reorganized Debtors. As a result, Holders of the New Equity will not be entitled to receive any payment or other distribution of assets upon the liquidation, dissolution, or winding up of the Reorganized Debtors until after all the Reorganized Debtors’ obligations to their debt holders have been satisfied.

9. Risk of Recharacterization of New Convertible Bonds. Recharacterization of a debt obligation to a capital contribution is an equitable remedy a bankruptcy court may direct if it determines, upon an objection raised by a party in interest, a purported debt obligation is more properly characterized as a capital contribution. In making such a determination, bankruptcy courts consider, among other things, whether the parties intended to create a debt obligation and the nature of the instrument evidencing the obligation. Although the Debtors believe, and intend, the New Convertible Bonds to be a bona fide debt obligation, there can be no assurance a bankruptcy court would agree with the Debtors’ interpretation.

10. The New Convertible Bonds May Not Be Rated or May Receive a Lower Rating than Anticipated. It is not expected that the Reorganized Debtors will seek a rating on the New Convertible Bonds. If, however, one or more rating agencies rates the New Convertible Bonds and assigns them a rating lower than the rating expected by investors, or reduces its rating in the future, the market price of the New Convertible Bonds, and/or the New Equity could be reduced.

11. Insufficient Cash Flow to Meet Debt Obligations. The Reorganized Debtors’ earnings and cash flow may vary significantly from year to year. Additionally, the Reorganized Debtors’ future cash flow may be insufficient to meet their debt obligations and commitments, including its obligations under the Exit Facilities and the New Convertible Bonds, increasing the risk that they may default on such debt obligations. Any insufficiency could negatively impact the Reorganized Debtors’ business. A range of economic, competitive, business, and industry factors will affect the Reorganized Debtors’ future financial performance and, as a result, their ability to generate cash flow from operations and to pay their debt. Many of these factors are beyond the Reorganized Debtors’ control.

If the Reorganized Debtors do not generate enough cash flow from operations to satisfy their debt obligations, they may have to undertake alternative financing plans, such as:

•	refinancing or restructuring debt;

•	selling assets;

•	reducing or delaying capital investments; or

•	seeking to raise additional capital.

It cannot be assured, however, that undertaking alternative financing plans, if necessary, would allow the Reorganized Debtors to meet their debt obligations. An inability to generate sufficient cash flow to satisfy their debt obligations or to obtain alternative financing could materially and adversely affect the Reorganized Debtors’ ability to make payments on the Exit Facilities, as well as the Reorganized Debtors’ business, financial condition, results of operations, and prospects.

12. Defects in Collateral Securing the Exit Facilities. The indebtedness under the Exit Facilities will be secured. Such indebtedness may be subject to certain exceptions and permitted liens, as applicable, by security interests in the principal assets of the Debtors (henceforth, the “Collateral”). The Collateral securing this secured debt may be subject to exceptions, defects, encumbrances, liens and other imperfections. Accordingly, it cannot be assured that the remaining proceeds from a sale of the Collateral would be sufficient to repay Holders of the secured funded debt securities all amounts owed under them. The fair market value of the Collateral is subject to fluctuations based on factors that include, among others, the ability to sell Collateral in an orderly manner, general economic conditions, the availability of buyers, the Reorganized Debtors’ failure to implement their business strategy, and similar factors. The amount received upon a sale of Collateral would be dependent on numerous factors, including, but not limited to, the actual fair market value of the Collateral at such time, and the timing and manner of the sale. By its nature, portions of the Collateral may be illiquid and may have no readily ascertainable market value. In the event of a subsequent foreclosure, liquidation, bankruptcy, or similar proceeding, it cannot be assured that the proceeds from any sale or liquidation of the Collateral will be sufficient to pay the Reorganized Debtors’ obligations under the new secured funded debt, in full or at all. There can also be no assurance that the Collateral will be saleable, and, even if saleable, the timing of its liquidation would be uncertain. Accordingly, there may not be sufficient Collateral to pay all or any of the amounts due on the Reorganized Debtors’ new secured funded debt.

13. Failure to Perfect Security Interests in Collateral. The failure to properly perfect liens on the Collateral could adversely affect the collateral agent’s ability to enforce its rights with respect to the Collateral for the benefit of the Holders of the Reorganized Debtors’ secured funded debt. In addition, applicable law requires that certain property and rights acquired after the grant of a general security interest or lien can only be perfected at the time such property and rights are acquired and identified. There can be no assurance that the collateral agent will monitor, or that the Reorganized Debtors will inform the trustee or the collateral agent of, the future acquisition of property and rights that constitute Collateral, and that the necessary action will be taken to properly perfect the security interest in such after-acquired Collateral. The collateral agent has no obligation to monitor the acquisition of additional property or rights that constitute Collateral or the perfection of any security interests therein. Such failure may result in the loss of the practical benefits of the liens thereon or of the priority of the liens securing the notes against third parties.

14. Casualty Risk of Collateral. The Reorganized Debtors will be obligated under the various secured funded debt documents and instruments to maintain adequate insurance or otherwise insure against hazards as is customarily done by companies having assets of a similar nature in the same or similar localities. There are, however, certain losses that may either be uninsurable or not economically insurable, in whole or in part. As a result, it is possible that the insurance proceeds will not compensate the Reorganized Debtors fully for losses. If there is a total or partial loss of any of the pledged Collateral, the insurance proceeds received may be insufficient to satisfy the secured obligations of the Reorganized Debtors.

15. Any Future Pledge of Collateral Might Be Avoidable in a Subsequent Bankruptcy by the Reorganized Debtors. Any future pledge of Collateral in favor of the collateral agent, including pursuant to security documents delivered after the date of the Exit Facilities, might be avoidable by the pledgor (as a subsequent debtor in possession) or by its trustee in bankruptcy if certain events or circumstances exist or occur, including, among others, if the pledgor is insolvent at the time of the pledge, the pledge permits the holders of the securities under the secured funded debt to receive a greater recovery than if the pledge had not been given, and a U.S. bankruptcy case in respect of the pledgor is commenced within ninety (90) days following the pledge, or, in certain circumstances, a longer period. Similar or longer reachback periods may exist if a case or proceeding is commenced under the insolvency laws of a non-U.S. jurisdiction with similar legal principles.

D. Additional Factors

3. Debtors Could Withdraw Prepackaged Plan. Subject to the terms of, and without prejudice to, the rights of any party to the Restructuring Support Agreement, the Prepackaged Plan may be revoked or withdrawn prior to the Confirmation Date by the Debtors.

4. Debtors Have No Duty to Update. The statements contained in this Disclosure Statement are made by the Debtors as of the date hereof, unless otherwise specified herein, and the delivery of this Disclosure Statement after that date does not imply that there has been no change in the information set forth herein since that date. The Debtors have no duty to update this Disclosure Statement unless otherwise ordered to do so by the Court.

5. No Representations Outside This Disclosure Statement Are Authorized. No representations concerning or related to the Debtors, the Chapter 11 Cases, or the Prepackaged Plan are authorized by the Court or the Bankruptcy Code, other than as set forth in this Disclosure Statement. Any representations or inducements made to secure your acceptance or rejection of the Prepackaged Plan that are other than those contained in, or included with, this Disclosure Statement should not be relied upon in making the decision to accept or reject the Prepackaged Plan.

6. No Legal or Tax Advice Is Provided by this Disclosure Statement. The contents of this Disclosure Statement should not be construed as legal, business or tax advice. Each Creditor should consult its own legal counsel and accountant as to legal, tax, and other matters concerning its Claim. This Disclosure Statement may not be relied upon for any purpose other than to determine how to vote on the Prepackaged Plan or object to confirmation of the Prepackaged Plan.

7. No Representation Made. Nothing contained herein or in the Prepackaged Plan shall constitute a representation of the tax or other legal effects of the Prepackaged Plan on the Debtors or Holders of Claims.

8. Certain Tax Consequences. For a discussion of certain tax considerations to the Debtors and certain Holders of Claims in connection with the implementation of the Prepackaged Plan, see Article VII.A hereof.

ARTICLE X.

VOTING PROCEDURES AND REQUIREMENTS

Before voting to accept or reject the Prepackaged Plan, each Holder of a Notes Claim and/or Pioneer Interest as of the Record Date (an “Eligible Holder”) should carefully review the Prepackaged Plan attached hereto as Exhibit A. All descriptions of the Prepackaged Plan set forth in this Disclosure Statement are subject to the terms and conditions of the Prepackaged Plan.

A. Voting Instructions and Voting Deadline

All Eligible Holders have been sent a Ballot together with this Disclosure Statement. Such Holders should read the Ballot carefully and follow the instructions contained therein. Please use only the Ballot that accompanies this Disclosure Statement to cast your vote.

The Debtors have engaged Epiq Corporate Restructuring, LLC as their voting agent (the “Voting Agent”) to assist in the transmission of voting materials and in the tabulation of votes with respect to the Prepackaged Plan. IN ORDER FOR YOUR VOTE TO BE COUNTED, YOUR VOTE MUST BE RECEIVED BY THE VOTING AGENT ON OR BEFORE THE VOTING DEADLINE OF 5:00 P.M., CENTRAL TIME, ON APRIL 3, 2020, IF YOU ARE A HOLDER OF CLASS 5 NOTES CLAIMS AND/OR A HOLDER OF CLASS 10 PIONEER INTERESTS, UNLESS EXTENDED BY THE DEBTORS. PLEASE RETURN YOUR VOTE IN ACCORDANCE WITH THE INSTRUCTIONS RECEIVED WITH YOUR BALLOT

IF A BALLOT IS DAMAGED OR LOST, YOU MAY CONTACT THE VOTING AGENT AT THE NUMBER SET FORTH BELOW TO RECEIVE A REPLACEMENT BALLOT. ANY BALLOT THAT IS EXECUTED AND RETURNED BUT WHICH DOES NOT INDICATE A VOTE FOR ACCEPTANCE OR REJECTION OF THE PREPACKAGED PLAN WILL NOT BE COUNTED.

IF YOU HAVE ANY QUESTIONS CONCERNING VOTING PROCEDURES, YOU MAY CONTACT THE VOTING AGENT, AT THE TELEPHONE NUMBER INDICATED ON YOUR BALLOT, OR AT ONE OF THE BELOW NUMBERS:

Epiq Corporate Restructuring, LLC

Telephone: 1-833-991-0977 (Domestic, Toll Free) or 1-503-5977679 (International)

Questions (but not documents) may be directed to tabulation@epiqglobal.com (please reference “Pioneer” in the subject line).

Additional copies of this Disclosure Statement are available at https://dm.epiq11.com/pioneerenergy, or upon request made to the Voting Agent at the telephone numbers or e-mail address set forth immediately above.

B. Voting Procedures

The Debtors are providing copies of this Disclosure Statement (including all exhibits thereto), related materials, and a Ballot (collectively, a “Solicitation Package”) to record holders of the Notes Claims and/or the Pioneer Interests. Any Eligible Holder of the Notes Claims and/or the Pioneer Interests who has not received a Ballot should contact the Voting Agent.

Holders of Notes Claims and/or Pioneer Interests should provide all of the information requested by the Ballot and return all Ballots in accordance with the instructions provided with the Ballot.

The Record Date for determining which Holders are entitled to vote on the Prepackaged Plan is February 27, 2020.

C. Parties Entitled to Vote

Pursuant to the provisions of the Bankruptcy Code, only Holders of allowed claims or equity interests in classes of claims or equity interests that are impaired and that are not deemed to have rejected a proposed plan are entitled to vote to accept or reject such proposed plan. Under section 1124 of the Bankruptcy Code, a class of claims or interests is deemed to be “impaired” under a plan unless (i) the plan leaves unaltered the legal, equitable, and contractual rights to which such claim or interest entitles the holder thereof; or (ii) notwithstanding any legal right to an accelerated payment of such claim or interest, the plan cures all existing defaults (other than defaults resulting from the occurrence of events of bankruptcy) and reinstates the maturity of such claim or interest as it existed before the default. Classes of claims or equity interests in which the Holders of claims or equity interests are unimpaired under a chapter 11 plan are deemed to have accepted such plan and are not entitled to vote to accept or reject the plan. For a detailed description of the treatment of Claims under the Prepackaged Plan, see ARTICLE V of this Disclosure Statement.

The Bankruptcy Code defines “acceptance” of a plan by a class of claims as acceptance by creditors in that class that at least two-thirds (2/3) in dollar amount and more than one-half (1/2) in number of the claims that cast ballots for acceptance or rejection of the plan. Pursuant to section 1126(d) of the Bankruptcy Code and except as otherwise provided in section 1126(e) of the Bankruptcy Code, an impaired class of equity interests has accepted a plan if the holders of at least two-thirds (2/3) in amount of the allowed equity interests that cast ballots in such class actually have voted to accept the plan.

The Debtors will request confirmation of the Prepackaged Plan pursuant to section 1129(b) of the Bankruptcy Code as necessary. Section 1129(b) of the Bankruptcy Code permits the confirmation of a chapter 11 plan notwithstanding the rejection of such plan by one or more impaired classes of claims or equity interests. Under section 1129(b), a plan may be confirmed by a bankruptcy court if it does not “discriminate unfairly” and is “fair and equitable” with respect to each rejecting class. For a more detailed description of the requirements for confirmation of a nonconsensual plan, see ARTICLE IX.A.3 of this Disclosure Statement.

The Claims in Class 5 and Interests in Class 10 are impaired under the Prepackaged Plan and entitled to vote to accept or reject the Prepackaged Plan. Class 5 includes the Notes Claims and Class 10 includes the Pioneer Interests.

D. Miscellaneous

All Ballots must be signed by the Holder of record of the Notes Claims and the Pioneer Interests, as applicable, or any person who has obtained a properly completed Ballot proxy from the record holder of the Notes Claims or the Pioneer Interests, as applicable, on such date. For purposes of voting to accept or reject the Prepackaged Plan, the Eligible Holders of the Notes Claims and the Pioneer Interests will be deemed to be the “Holders” of such Claims. Unless otherwise ordered by the Bankruptcy Court, Ballots that are signed, dated, and timely received, but on which a vote to accept or reject the Prepackaged Plan has not been indicated, will not be counted. The Debtors, in their sole discretion, may request that the Voting Agent attempt to contact such voters to cure any such defects in the Ballots. Any Ballot marked to both accept and reject the Prepackaged Plan will not be counted. If you return more than one Ballot voting different Notes Claims and/or Pioneer Interests, the Ballots are not voted in the same manner, and you do not correct this before the Voting Deadline, those Ballots will not be counted. An otherwise properly executed Ballot that attempts to partially accept and partially reject the Prepackaged Plan will likewise not be counted.

The Ballots provided to Eligible Holders will reflect the principal amount of such Eligible Holder’s Claim; however, when tabulating votes, the Voting Agent may adjust the amount of such Eligible Holder’s Claim by multiplying the principal amount by a factor that reflects all amounts accrued between the Record Date and the Petition Date including, without limitation, interest.

Under the Bankruptcy Code, for purposes of determining whether the requisite votes for acceptance have been received, only Holders of the Notes Claims and/or the Pioneer Interests who actually vote will be counted. The failure of a Holder to deliver a duly executed Ballot to the Voting Agent will be deemed to constitute an abstention by such Holder with respect to voting on the Prepackaged Plan and such abstentions will not be counted as votes for or against the Prepackaged Plan.

Except as provided below, unless a Ballot is timely submitted to the Voting Agent before the Voting Deadline together with any other documents required by such Ballot, the Debtors may, in their sole discretion, reject such Ballot as invalid, and therefore decline to utilize it in connection with seeking confirmation of the Prepackaged Plan.

E. Fiduciaries and Other Representatives

If a Ballot is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation, or another, acting in a fiduciary or representative capacity, such person should indicate such capacity when signing and, if requested, must submit proper evidence satisfactory to the Debtors of authority to so act. Authorized signatories should submit the separate Ballot of each Eligible Holder for whom they are voting.

UNLESS A BALLOT IS SUBMITTED TO THE VOTING AGENT ON OR PRIOR TO THE VOTING DEADLINE, SUCH BALLOT WILL BE REJECTED AS INVALID AND WILL NOT BE COUNTED AS AN ACCEPTANCE OR REJECTION OF THE PREPACKAGED PLAN; PROVIDED, HOWEVER, THAT THE DEBTORS RESERVE THE RIGHT, IN THEIR SOLE DISCRETION, TO REQUEST THE BANKRUPTCY COURT TO ALLOW ANY SUCH BALLOT(S) TO BE COUNTED.

F. Agreements Upon Furnishing Ballots

The delivery of an accepting ballot pursuant to one of the procedures set forth above will constitute the agreement of the creditor with respect to such ballot to accept (i) all of the terms of, and conditions to, this Solicitation; and (ii) the terms of the Prepackaged Plan including the injunction, releases and exculpations set forth in Article VIII therein. All parties in interest retain their right to object to confirmation of the Prepackaged Plan, subject to any applicable terms of the Restructuring Support Agreement.

G. Change of Vote

Except as provided in the Restructuring Support Agreement, any party who has previously submitted to the Voting Agent prior to the Voting Deadline a properly completed ballot may revoke such ballot and change its vote by submitting to the Voting Agent prior to the Voting Deadline a subsequent, properly completed ballot for acceptance or rejection of the Prepackaged Plan.

H. Waivers of Defects, Irregularities, etc.

Unless otherwise directed by the Court, all questions as to the validity, form, eligibility (including time of receipt), acceptance and revocation or withdrawals of ballots will be determined by the Voting Agent and/or the Debtors, as applicable, in their sole discretion, which determination will be final and binding. The Debtors reserve the right to reject any and all ballots submitted by any of their respective creditors not in proper form, the acceptance of which would, in the opinion of the Debtors or their counsel, as applicable, be unlawful. The Debtors further reserve their respective rights to waive any defects or irregularities or conditions of delivery as to any particular ballot by any of their creditors. The interpretation (including the ballot and the respective instructions thereto) by the applicable Debtor, unless otherwise directed by the Court, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with deliveries of ballots must be cured within such time as the Debtors (or the Court) determines. Neither the Debtors nor any other person will be under any duty to provide notification of defects or irregularities with respect to deliveries of ballots nor will any of them incur any liabilities for failure to provide such notification. Unless otherwise directed by the Court, delivery of such ballots will not be deemed to have been made until such irregularities have been cured or waived. Ballots previously furnished (and as to which any irregularities have not theretofore been cured or waived) will be invalidated.

I. Miscellaneous

The Debtors, in their sole discretion, may request that the Voting Agent attempt to contact such voters to cure any such defects in the ballots. If you return more than one ballot voting different Voting Claims, the ballots are not voted in the same manner and you do not correct this before the Voting Deadline, the last ballot submitted will be the ballot counted. An otherwise properly executed ballot that attempts to partially accept and partially reject the Prepackaged Plan will likewise not be counted.

The ballots provided to Holders of Notes Claims and/or Pioneer Interests will reflect the principal amount of such Holder’s Claim; however, when tabulating votes, the Voting Agent may adjust the amount of such Holder’s Claim by multiplying the principal amount by a factor that reflects all amounts accrued between the Voting Record Date and the Petition Date including, without limitation, interest.

Under the Bankruptcy Code, for purposes of determining whether the requisite acceptances have been received, only Holders of the Voting Claims, as applicable, who actually vote will be counted.

Except as provided below, unless the ballot is timely submitted to the Voting Agent before the Voting Deadline together with any other documents required by such ballot, the Debtors may, in their sole discretion, reject such ballot as invalid, and therefore decline to utilize it in connection with seeking confirmation of the Prepackaged Plan.

ARTICLE XI.

CONFIRMATION OF THE PREPACKAGED PLAN

A. Confirmation Hearing

Section 1128(a) of the Bankruptcy Code requires the Court to hold a confirmation hearing upon appropriate notice to all required parties. Notice of the Confirmation Hearing will be provided to all known creditors or their representatives. The Confirmation Hearing may be adjourned from time to time by the Court without further notice except for the announcement of the continuation date made at the Confirmation Hearing, at any subsequent continued Confirmation Hearing, or pursuant to a notice filed on the docket for the Chapter 11 Cases.

B. Objections to Confirmation

Section 1128(b) of the Bankruptcy Code provides that any party in interest may object to the confirmation of a plan. Any objection to confirmation of the Prepackaged Plan must be in writing, must conform to the Bankruptcy Rules and the Bankruptcy Local Rules for the Southern District of Texas, must set forth the name of the objector, the nature and amount of Claims held or asserted by the objector against the Debtors’ estates or properties, the basis for the objection and the specific grounds therefor, and must be filed with the Court, together with proof of service thereof, and served upon the following parties, including such other parties as the Court may order:

1.	The Debtors at:

Pioneer Energy Services Corp. 1250 N. E. Loop 410
Suite 1000
San Antonio, Texas 78209
Attention: Bryce Seki (VP & General Counsel)
Email: bseki@pioneeres.com

2.	Counsel to the Debtors at:

Paul, Weiss, Rifkind, Wharton & Garrison LLP 1285 Avenue of the Americas
New York, NY 10019-6064

Fax: +1 212 492 0545
E-mail: bhermann@paulweiss.com
emccolm@paulweiss.com
bbolin@paulweiss.com
epark@paulweiss.com
ghotz@paulweiss.com

Attention: Brian S. Hermann
Elizabeth R. McColm
Brian Bolin
Eugene Y. Park
Grace Hotz

- and –

Norton Rose Fulbright US LLP
1301 McKinney Street, Suite 5100
Houston, TX 77010
Facsimile: +1 713 651 5246
E-mail: william.greendyke@nortonrosefulbright.com
jason.boland@nortonrosefulbright.com
bob.bruner@nortonrosefulbright.com
julie.harrison@nortonrosefulbright.com

Attention: William R. Greendyke
Jason L. Boland
Robert B. Bruner
Julie Goodrich Harrison

3.	Counsel to the Consenting Noteholders:

Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, NY 10017
Fax: +1 212 701 5800
E-mail: damian.schaible@davispolk.com
natasha.tsiouris@davispolk.com
erik.jerrard@davispolk.com

Attention: Damian S. Schaible
Natasha Tsiouris
Erik Jerrard

4.	If to the Ad Hoc Group of Term Lenders:

Vinson & Elkins LLP
The Grace Building, 1114 Avenue of the Americas, 32nd Floor

New York, New York 10036
Fax: + 917-849-5358
Email: dmeyer@velaw.com
pheath@velaw.com
kheverin@velaw.com
Attention: David S. Meyer

Paul Heath
Kevin Heverin

UNLESS AN OBJECTION TO CONFIRMATION IS TIMELY SERVED AND FILED,

IT MAY NOT BE CONSIDERED BY THE COURT.

C. Requirements for Confirmation of the Prepackaged Plan

3. Requirements of Section 1129(a) of the Bankruptcy Code

e. General Requirements. At the Confirmation Hearing, the Court will determine whether the confirmation requirements specified in section 1129(a) of the Bankruptcy Code have been satisfied including, without limitation, whether:

i.	the Prepackaged Plan complies with the applicable provisions of the Bankruptcy Code;

ii.	the Debtors have complied with the applicable provisions of the Bankruptcy Code;

iii.	the Prepackaged Plan has been proposed in good faith and not by any means forbidden by law;

iv.

any payment made or promised by the Debtors or by a person issuing securities or acquiring property under the Prepackaged Plan, for services or for costs and expenses in or in connection with the Chapter 11 Cases, or in connection with the Prepackaged Plan and incident to the Chapter 11 Cases, has been disclosed to the Court, and any such payment made before confirmation of the Prepackaged Plan is reasonable, or if such payment is to be fixed after confirmation of the Prepackaged Plan, such payment is subject to the approval of the Court as reasonable;

v.

the Debtors have disclosed the identity and affiliations of any individual proposed to serve, after confirmation of the Prepackaged Plan, as a director or officer of the Reorganized Debtors, an affiliate of the Debtors participating in a Prepackaged Plan with the Debtors, or a successor to the Debtors under the Prepackaged Plan, and the appointment to, or continuance in, such office of such individual is consistent with the interests of Holders of Claims and Interests and with public policy, and the Debtors have disclosed the identity of any insider who will be employed or retained by the Reorganized Debtors, and the nature of any compensation for such insider;

vi.

with respect to each Class of Claims or Interests, each Holder of an impaired Claim has either accepted the Prepackaged Plan or will receive or retain under the Prepackaged Plan, on account of such Holder’s Claim, property of a value, as of the Effective Date of the Prepackaged Plan, that is not less than the amount such Holder would receive or retain if the Debtors were liquidated on the Effective Date of the Prepackaged Plan under chapter 7 of the Bankruptcy Code;

vii.

except to the extent the Prepackaged Plan meets the requirements of section 1129(b) of the Bankruptcy Code (as discussed further below), each Class of Claims either accepted the Prepackaged Plan or is not impaired under the Prepackaged Plan;

viii.

except to the extent that the Holder of a particular Claim has agreed to a different treatment of such Claim, the Prepackaged Plan provides that administrative expenses and priority Claims, other than priority tax Claims, will be paid in full on the Effective Date, and that priority tax Claims will receive either payment in full on the Effective Date or deferred cash payments over a period not exceeding five years after the Commencement Date, of a value, as of the Effective Date of the Prepackaged Plan, equal to the allowed amount of such Claims;

ix.	at least one Class of impaired Claims has accepted the Prepackaged Plan, determined without including any acceptance of the Prepackaged Plan by any insider holding a Claim in such Class;

x.

confirmation of the Prepackaged Plan is not likely to be followed by the liquidation, or the need for further financial reorganization, of the Debtors or any successor to the Debtors under the Prepackaged Plan; and

xi.

all fees payable under section 1930 of title 28, as determined by the Court at the Confirmation Hearing, have been paid or the Prepackaged Plan provides for the payment of all such fees on the Effective Date of the Prepackaged Plan.

f. Best Interests Test.

As noted above, with respect to each impaired class of claims and equity interests, confirmation of a plan requires that each such Holder either (i) accept the plan or (ii) receive or retain under the plan property of a value, as of the effective date of the plan, that is not less than the value such Holder would receive or retain if the debtors were liquidated under chapter 7 of the Bankruptcy Code. This requirement is referred to as the “best interests test.”

This test requires a Court to determine what the Holders of allowed claims and allowed equity interests in each impaired class would receive from a liquidation of the debtor’s assets and properties in the context of a liquidation under chapter 7 of the Bankruptcy Code. To determine if a plan is in the best interests of each impaired class, the value of the distributions from the proceeds of the liquidation of the debtor’s assets and properties (after subtracting the amounts attributable to the aforesaid claims) is then compared with the value offered to such classes of claims and equity interests under the plan.

A liquidation analysis (the “Liquidation Analysis”) has been prepared solely for purposes of estimating proceeds available in a liquidation under chapter 7 of the Bankruptcy Code (“Chapter 7”) of the Debtor’s estates and is attached as Exhibit E to this Disclosure Statement. The Liquidation Analysis is based on a number of estimates and assumptions that are inherently subject to significant economic, competitive and operational uncertainties and contingencies that are beyond the control of the Debtors or a trustee under Chapter 7. Further, the actual amounts of claims against the Debtors’ estates could vary materially from the estimates set forth in the Liquidation Analysis, depending on, among other things, the claims asserted during Chapter 7. Accordingly, while the information contained in the Liquidation Analysis is necessarily presented with numerical specificity, the Debtors cannot assure you that the values assumed would be realized or the claims estimates assumed would not change if the Debtors were in fact liquidated, nor can assurances be made that the Court would accept this analysis or concur with these assumptions in making its determination under section 1129(a) of the Bankruptcy Code.

As set forth in detail on the Liquidation Analysis, the Debtors believe that the Prepackaged Plan will produce a greater recovery for the Holders of Claims than would be achieved in a Chapter 7 liquidation. Consequently, the Debtors believe that the Prepackaged Plan, which provides for the continuation of the Debtors’ businesses, will provide a substantially greater ultimate return to the Holders of Claims than would a Chapter 7 liquidation.

g. Feasibility.

Pursuant to section 1129(a)(11) of the Bankruptcy Code, among other things, the Court must determine that confirmation of the Prepackaged Plan is not likely to be followed by the liquidation or need for further financial reorganization of the Debtors or any successors to the Debtors under the Prepackaged Plan. This condition is often referred to as the “feasibility” of the Prepackaged Plan. The Debtors believe that the Prepackaged Plan satisfies this requirement.

For purposes of determining whether the Prepackaged Plan meets this requirement, the Debtors’ management prepared a projected financial outlook. These financial outlooks, and the assumptions on which they are based, are annexed hereto as Exhibit F (the “Financial Projections”) and reflects, among other things, the Company’s substantially deleveraged balance sheet. Based upon the Financial Projections, the Debtors believe that the Reorganized Debtors will be able to make all payments required pursuant to the Prepackaged Plan, and therefore, that confirmation of the Prepackaged Plan is not likely to be followed by liquidation or the need for further reorganization. The Reorganized Debtors also believe that they will be able to repay or refinance on commercially reasonable terms any and all of the indebtedness under the Prepackaged Plan at or prior to the maturity of such indebtedness.

The Financial Projections should be read in conjunction with the assumptions, qualifications, and explanations set forth in this Disclosure Statement and in the Prepackaged Plan in their entirety, and the historical consolidated financial statements (including the notes and schedules thereto) and other financial information set forth in the Annual Report for the fiscal year ended December 31, 2018, and other reports filed by the Debtors prior to the Court’s approval of this Disclosure Statement. These documents are available by visiting the Company’s website at https://www.pioneeres.com under the “Investors” link.

The Debtors prepared the Financial Projections based upon, among other things, the anticipated future financial condition and results of operations of the Reorganized Debtors.

THE FINANCIAL PROJECTIONS WERE NOT PREPARED TO COMPLY WITH THE GUIDELINES FOR PROSPECTIVE FINANCIAL STATEMENTS PUBLISHED BY THE FINANCIAL ACCOUNTING STANDARDS BOARD. THE DEBTORS’ INDEPENDENT ACCOUNTANTS HAVE NEITHER EXAMINED NOR COMPILED THE ACCOMPANYING FINANCIAL PROJECTIONS AND ACCORDINGLY DO NOT EXPRESS AN OPINION OR ANY OTHER FORM OF ASSURANCE WITH RESPECT TO THE FINANCIAL PROJECTIONS, ASSUME NO RESPONSIBILITY FOR THE FINANCIAL PROJECTIONS AND DISCLAIM ANY ASSOCIATION WITH THE FINANCIAL PROJECTIONS. EXCEPT AS MAY OTHERWISE BE PROVIDED IN THE PREPACKAGED PLAN OR THIS DISCLOSURE STATEMENT, THE DEBTORS DO NOT INTEND TO UPDATE OR OTHERWISE REVISE THESE FINANCIAL PROJECTIONS TO REFLECT EVENTS OR CIRCUMSTANCES EXISTING OR ARISING AFTER THE DATE OF THIS DISCLOSURE STATEMENT OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS.

THE FINANCIAL PROJECTIONS, WHILE PRESENTED WITH NUMERICAL SPECIFICITY, IS NECESSARILY BASED ON A VARIETY OF ESTIMATES AND ASSUMPTIONS THAT, THOUGH CONSIDERED REASONABLE BY THE DEBTORS, MAY NOT BE REALIZED, AND ARE INHERENTLY SUBJECT TO SIGNIFICANT BUSINESS, ECONOMIC, COMPETITIVE, INDUSTRY, REGULATORY, MARKET AND FINANCIAL UNCERTAINTIES AND CONTINGENCIES, MANY OF WHICH WILL BE BEYOND THE COMPANY AND THE REORGANIZED DEBTORS’ CONTROL. THE DEBTORS CAUTION THAT NO REPRESENTATIONS CAN BE OR ARE MADE AS TO THE ACCURACY OF THE FINANCIAL PROJECTIONS OR TO THE REORGANIZED DEBTORS’ ABILITY TO ACHIEVE THE PROJECTED RESULTS. SOME ASSUMPTIONS INEVITABLY WILL BE INCORRECT. MOREOVER, EVENTS AND CIRCUMSTANCES OCCURRING SUBSEQUENT TO THE DATE ON WHICH THE PROJECTIONS WERE PREPARED MAY BE DIFFERENT FROM THOSE ASSUMED, OR, ALTERNATIVELY, MAY HAVE BEEN UNANTICIPATED, AND THUS MAY AFFECT FINANCIAL RESULTS IN A MATERIAL AND POSSIBLY ADVERSE MANNER. THE FINANCIAL PROJECTIONS, THEREFORE, MAY NOT BE RELIED UPON AS A GUARANTEE OR OTHER ASSURANCE OF THE ACTUAL RESULTS THAT WILL OCCUR. SEE ARTICLE IX, “CERTAIN RISK FACTORS TO BE CONSIDERED.”

IN DECIDING WHETHER TO VOTE TO ACCEPT OR REJECT THE PREPACKAGED PLAN, HOLDERS OF CLAIMS MUST MAKE THEIR OWN DETERMINATIONS AS TO THE REASONABLENESS OF SUCH ASSUMPTIONS AND THE RELIABILITY OF THE FINANCIAL PROJECTIONS AND SHOULD CONSULT WITH THEIR OWN ADVISORS.

4. Equitable Distribution of Voting Power. Pursuant to section 1123(a)(6) of the Bankruptcy Code, to the extent applicable to these Chapter 11 Cases, the New Organizational Documents of the Reorganized Debtors will prohibit the issuance of non-voting equity securities.

5. Additional Requirements for Non-Consensual Confirmation. In the event that any impaired Class of Claims does not accept or is deemed to reject the Prepackaged Plan, the Court may still confirm the Prepackaged Plan at the request of the Debtors if, as to each impaired Class of Claims that has not accepted the Prepackaged Plan, the Prepackaged Plan “does not discriminate unfairly” and is “fair and equitable” with respect to such Classes of Claims or Interests, pursuant to section 1129(b) of the Bankruptcy Code. Both of these requirements are in addition to other requirements established by case law interpreting the statutory requirements.

e. Unfair Discrimination Test

The “no unfair discrimination” test applies to Classes of Claims or Interests that are of equal priority and are receiving different treatment under the Prepackaged Plan. A chapter 11 plan does not discriminate unfairly, within the meaning of the Bankruptcy Code, if the legal rights of a dissenting Class are treated in a manner consistent with the treatment of other Classes whose legal rights are substantially similar to those of the dissenting Class and if no Class of Claims or Interests receives more than it legally is entitled to receive for its Claims or Interests. This test does not require that the treatment be the same or equivalent, but that such treatment be “fair.”

The Debtors believe the Prepackaged Plan satisfies the “unfair discrimination” test. Claims of equal priority are receiving comparable treatment and such treatment is fair under the circumstances.

f. Fair and Equitable Test

The “fair and equitable” test applies to classes of different priority and status (e.g., secured versus unsecured) and includes the general requirement that no class of claims receive more than 100% of the allowed amount of the claims in such class. As to dissenting classes, the test sets different standards depending on the type of claims in such class.

The Debtors believe that the Prepackaged Plan satisfies the “fair and equitable” test. The Debtors submit that if the Debtors “cramdown” the Prepackaged Plan pursuant to section 1129(b) of the Bankruptcy Code, the Prepackaged Plan is structured so that it does not “discriminate unfairly” and satisfies the “fair and equitable” requirement. With respect to the unfair discrimination requirement, all Classes under the Prepackaged Plan are provided treatment that is substantially equivalent to the treatment that is provided to other Classes that have equal rank. With respect to the fair and equitable requirement, no Class under the Prepackaged Plan will receive more than 100 percent of the amount of Allowed Claims or Interests in that Class. The Debtors believe that the Prepackaged Plan and the treatment of all Classes of Claims or Interests under the Prepackaged Plan satisfy the foregoing requirements for nonconsensual Confirmation of the Prepackaged Plan.

ARTICLE XII.

ALTERNATIVES TO CONFIRMATION

AND CONSUMMATION OF THE PREPACKAGED PLAN

The Debtors have evaluated several alternatives to the Prepackaged Plan. After studying these alternatives, the Debtors have concluded that the Prepackaged Plan is the best alternative and will maximize recoveries to parties in interest, assuming confirmation and consummation of the Prepackaged Plan. If the Prepackaged Plan is not confirmed and consummated, the alternatives to the Prepackaged Plan are (i) the preparation and presentation of an alternative plan of reorganization, (ii) a sale of some or all of the Debtors’ assets pursuant to section 363 of the Bankruptcy Code, or (iii) a liquidation under chapter 7 of the Bankruptcy Code.

A.	Alternative Plan of Reorganization

Subject to the terms of the Restructuring Support Agreement, if the Prepackaged Plan is not confirmed, the Debtors (or if the Debtors’ exclusive period in which to file a plan of reorganization has expired, any other party in interest) could attempt to formulate a different plan. Such a plan might involve either a reorganization and continuation of the Debtors’ business or an orderly liquidation of its assets. The Debtors, however, submit that the Prepackaged Plan, as described herein, enables their creditors to realize the most value under the circumstances.

B.	Sale Under Section 363 of the Bankruptcy Code

If the Prepackaged Plan is not confirmed, the Debtors could seek from the Court, after notice and a hearing, authorization to sell their assets under section 363 of the Bankruptcy Code. Holders of Claims in Class 4 would be entitled to credit bid on any property to which their security interest is attached, and to offset their Claims against the purchase price of the property. Alternatively, the security interests in the Debtors’ assets held by Holders of Claims in Class 4 would attach to the proceeds of any sale of the Debtors’ assets. After these Claims are satisfied, the remaining funds could be used to pay Holders of Claims in Class 5. After Claims in Class 5 are satisfied, the remaining funds could be used to pay Holders of Interests in Class 10. Upon analysis and consideration of this alternative, the Debtors do not believe a sale of their assets under section 363 of the Bankruptcy Code would yield a higher recovery for Holders of Claims than the Prepackaged Plan.

C.	Liquidation Under Chapter 7 or Applicable Non-Bankruptcy Law

If no plan can be confirmed, the Chapter 11 Cases may be converted to cases under Chapter 7 of the Bankruptcy Code in which a trustee would be elected or appointed to liquidate the assets of the Debtors for distribution to their creditors in accordance with the priorities established by the Bankruptcy Code. The Liquidation Analysis sets forth the effect a Chapter 7 liquidation would have on the recovery of Holders of allowed Claims and Interests.

As noted in the Liquidation Analysis, the Debtors believe that liquidation under Chapter 7 would result in lower distributions to creditors than those provided for under the Prepackaged Plan. Among other things, the value that the Debtors expect to obtain from their assets in a Chapter 7 liquidation, instead of continuing as a going concern as provided in the Prepackaged Plan, would be materially less. A Chapter 7 liquidation would also generate more unsecured claims against the

Debtors’ estates from, among other things, damages related to rejected contracts. In addition, a Chapter 7 liquidation would result in a delay from the conversion of the cases and the additional administrative expenses associated with the appointment of a trustee and the trustee’s retention of professionals, who would be required to become familiar with the many legal and factual issues in the Debtors’ Chapter 11 Cases.

ARTICLE XIII.

MISCELLANEOUS PROVISIONS

A.	Immediate Binding Effect

Notwithstanding Bankruptcy Rules 3020(e), 6004(h), or 7062 or otherwise, upon the occurrence of the Effective Date, the terms of the Prepackaged Plan, the final versions of the documents contained in the Plan Supplement and the Confirmation Order shall be immediately effective and enforceable and deemed binding upon the Debtors, the Reorganized Debtors and any and all Holders of Claims or Interests (regardless of whether such Claims or Interests are deemed to have accepted or rejected the Prepackaged Plan), all Entities that are parties to or are subject to the settlements, compromises, releases and injunctions described in the Prepackaged Plan, each Entity acquiring property under the Prepackaged Plan or the Confirmation Order and any and all non-Debtor parties to Executory Contracts and Unexpired Leases with the Debtors. All Claims and debts shall be as fixed, adjusted or compromised, as applicable, pursuant to the Prepackaged Plan regardless of whether any Holder of a Claim or debt has voted on the Prepackaged Plan.

B.	Additional Documents

On or before the Effective Date, the Debtors may File with the Court such agreements and other documents as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Prepackaged Plan. The Debtors and all Holders of Claims or Interests receiving distributions pursuant to the Prepackaged Plan and all other parties in interest shall, from time to time, prepare, execute and deliver any agreements or documents and take any other actions as may be necessary or advisable to effectuate the provisions and intent of the Prepackaged Plan.

C.	Reservation of Rights

Except as expressly set forth in the Prepackaged Plan, the Prepackaged Plan shall have no force or effect unless the Court shall enter the Confirmation Order. Neither the Prepackaged Plan, any statement or provision contained in the Prepackaged Plan, nor any action taken or not taken by any Debtor with respect to the Prepackaged Plan, the Disclosure Statement, the Confirmation Order or the Plan Supplement waives any rights of the Debtors with respect to the Holders of Claims or Interests prior to the Effective Date.

D.	Successors and Assigns

The rights, benefits and obligations of any Entity named or referred to in the Prepackaged Plan or the Confirmation Order shall be binding on, and shall inure to the benefit of any heir, executor, administrator, successor or assign, affiliate, officer, director, manager, agent, representative, attorney, beneficiary or guardian, if any, of each Entity.

E.	Term of Injunctions or Stays

Unless otherwise provided in the Prepackaged Plan or in the Confirmation Order, all injunctions or stays in effect in the Chapter 11 Cases pursuant to section 105 or 362 of the Bankruptcy Code or any order of the Court, and existing on the Confirmation Date (excluding any injunctions or stays contained in the Prepackaged Plan or the Confirmation Order) shall remain in full force and effect until the Effective Date. All injunctions or stays contained in the Prepackaged Plan or the Confirmation Order shall remain in full force and effect in accordance with their terms.

F.	Entire Agreement

Except as otherwise indicated, the Prepackaged Plan, the Confirmation Order, the Restructuring Documents, the Plan Supplement and documents related thereto supersede all previous and contemporaneous negotiations, promises, covenants, agreements, understandings and representations on such subjects, all of which have become merged and integrated into the Prepackaged Plan.

G.	Exhibits

All exhibits and documents included in the Prepackaged Plan and the Plan Supplement are incorporated into and are a part of the Prepackaged Plan as if set forth in full in the Prepackaged Plan. After the exhibits and documents are Filed, copies of such exhibits and documents shall be available upon written request to the Debtors’ counsel at the address above or by downloading such exhibits and documents from the Debtors’ restructuring website at https://dm.epiq11.com/pioneerenergy or the Court’s website at http://www.nysb.uscourts.gov/. To the extent any exhibit or document is inconsistent with the terms of the Prepackaged Plan, unless otherwise ordered by the Court, the non-exhibit or non-document portion of the Prepackaged Plan shall control.

H.	Consent Rights of Required Consenting Stakeholders, Required Backstop Parties and Required DIP Lenders

Any and all consent rights of the Required Consenting Stakeholders (or any other Consenting Stakeholder (as defined in the Restructuring Support Agreement), as applicable), the Required Commitment Parties (or any Commitment Party, as applicable), the Required DIP Lenders (or any DIP Lender, as applicable) set forth in the Restructuring Support Agreement with respect to the form and substance of the Prepackaged Plan, the Plan Supplement, and any other Plan Documents are fully enforceable as if stated in full herein until such time as the Restructuring Support Agreement is terminated in accordance with its terms. In case of a conflict between the consent rights of the Required Consenting Stakeholders, Required Commitment Parties or Required DIP Lenders (or any Consenting Stakeholder, Commitment Party or DIP Lender, if applicable) set forth in the Restructuring Support Agreement with the consent rights of the Required Consenting Stakeholders, Required Commitment Parties or Required DIP Lenders (or any Consenting Stakeholder, Commitment Party or DIP Lender) set forth in any Restructuring Document, the consent rights in the Restructuring Support Agreement shall control. In addition, the terms and conditions of the Backstop Commitment Agreement, DIP Credit Agreement and Exit Facilities Documentation, and all related documents shall be consistent with the Restructuring Term Sheet and the exhibits thereto, and any modification, amendment, supplement or waiver of any term of such documents or of the Prepackaged Plan or Plan Supplement, or of any other document that adversely modifies, amends, supplements or waives any provision relating to the Backstop Commitment Agreement, DIP Credit Agreement and Exit Facilities Documentation shall be subject to the consent rights set forth in the Restructuring Support Agreement.

I.	Nonseverability of Prepackaged Plan Provisions

If, prior to Confirmation, any term or provision of the Prepackaged Plan is held by the Court to be invalid, void or unenforceable, the Court, at the request of the Debtors, may alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void or unenforceable, and such terms or provision shall then be applicable as altered or interpreted; provided, however, that any such alteration or interpretation shall be acceptable to the Debtors and the Requisite Consenting Stakeholders and the remainder of the terms and provisions of the Prepackaged Plan will remain in full force and effect and will in no way be affected, impaired, or invalidated by such holding, alteration or interpretation. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Prepackaged Plan, as it may have been altered or interpreted in accordance with the foregoing, is: (1) valid and enforceable pursuant to its terms; (2) integral to the Prepackaged Plan and may not be deleted or modified without the Debtors’ consent; and (3) nonseverable and mutually dependent.

J.	Votes Solicited in Good Faith

Upon entry of the Confirmation Order, the Debtors will be deemed to have solicited votes on the Prepackaged Plan in good faith and in compliance with the Bankruptcy Code, and, pursuant to section 1125(e) of the Bankruptcy Code, the Debtors, each of the Consenting Stakeholders and the Backstop Parties and each of their respective Affiliates, agents, representatives, members, principals, equityholders (regardless of whether such interests are held directly or indirectly), officers, directors, partners (including both general and limited partners) managers, employees, advisors (including investment advisers) and attorneys will be deemed to have participated in good faith and in compliance with the Bankruptcy Code in the offer, issuance, sale, and purchase of Securities offered and sold under the Prepackaged Plan, and, therefore, neither any of such parties or individuals or the Reorganized Debtors will have any liability for the violation of any applicable law, rule, or regulation governing the solicitation of votes on the Prepackaged Plan or the offer, issuance, sale, or purchase of the Securities offered and sold under the Prepackaged Plan.

K.	Request for Expedited Determination of Taxes.

The Debtors shall have the right to request an expedited determination under section 505(b) of the Bankruptcy Code with respect to tax returns filed, or to be filed, for any and all taxable periods ending after the Petition Date through the Effective Date.

L.	Closing of Chapter 11 Cases

The Reorganized Debtors shall, promptly after the full administration of the Chapter 11 Cases, File with the Court all documents required by Bankruptcy Rule 3022 and any applicable order of the Court to close the Chapter 11 Cases.

ARTICLE XIV.

CONCLUSION AND RECOMMENDATION

The Debtors believe the Prepackaged Plan is in the best interests of all stakeholders and urge the Holders of Voting Claims and Voting Interests to vote in favor thereof.

Dated: February 28, 2020	PIONEER ENERGY SERVICES CORP. (for itself and on behalf of each of its subsidiary debtors as Debtors and Debtors in Possession)

/s/ Lorne E. Phillips
	Name:	Lorne E. Phillips
	Title:	Chief Financial Officer

1

EXHIBIT A

Joint Prepackaged Chapter 11 Plan of Reorganization of Pioneer Energy Services Corp. and Its Affiliated Debtors

IN THE UNITED STATES BANKRUPTCY COURT

SOUTHERN DISTRICT OF TEXAS

HOUSTON DIVISION

In re: PIONEER ENERGY SERVICES CORP., et al.,[1] Debtors.	Chapter 11 Case No. 20- ( )

JOINT PREPACKAGED CHAPTER 11 PLAN OF

REORGANIZATION OF PIONEER ENERGY SERVICES CORP. AND ITS

AFFILIATED DEBTORS

THIS CHAPTER 11 PLAN IS BEING SOLICITED FOR ACCEPTANCE OR REJECTION IN ACCORDANCE WITH BANKRUPTCY CODE SECTION 1125 AND WITHIN THE MEANING OF BANKRUPTCY CODE SECTION 1126. THIS CHAPTER 11 PLAN WILL BE SUBMITTED TO THE BANKRUPTCY COURT FOR APPROVAL FOLLOWING COMMENCEMENT OF SOLICITATION AND THE

PAUL, WEISS, RIFKIND, WHARTON & GARRISON LLP Brian S. Hermann Elizabeth R. McColm 1285 Avenue of the Americas New York, New York 10019 Telephone: (212) 373-3000 Facsimile: (212) 757-3990	NORTON ROSE FULBRIGHT US LLP William R. Greendyke Jason L. Boland Bob Bruner 1301 McKinney Street, Suite 5100 Houston, Texas 77010 Telephone: (713) 651-5151 Facsimile: (713) 651-5246

Proposed Counsel for Debtors and Debtors in Possession	Proposed Counsel for Debtors and Debtors in Possession

Dated: February 28, 2020

[1]

The Debtors in these chapter 11 cases, along with the last four digits of each Debtor’s federal tax identification number, if applicable, are as follows: Pioneer Energy Services Corp. (8619); Pioneer Coiled Tubing Services, LLC (6232); Pioneer Drilling Services, Ltd. (2497); Pioneer Fishing & Rental Services, LLC (4399); Pioneer Global Holdings, Inc. (4707); Pioneer Production Services, Inc. (1361); Pioneer Services Holdings, LLC (4706); Pioneer Well Services, LLC (7572); Pioneer Wireline Services Holdings, Inc. (6455); and Pioneer Wireline Services, LLC (2205). The headquarters for the above-captioned Debtors is 1250 N.E. Loop 410, Suite 1000, San Antonio, Texas 78209.

i

P.	Employee Incentive Plan	40
Q.	Employee Matters and Retiree Benefits	41
R.	Restructuring Expenses	41
S.	Notice of Effective Date	42

ARTICLE V. TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES		42
A.	Assumption and Rejection of Executory Contracts and Unexpired Leases	42
B.	Claims Based on Rejection of Executory Contracts or Unexpired Leases	43
C.	Cure of Defaults for Assumed Executory Contracts and Unexpired Leases	43
D.	Preexisting Obligations to the Debtors Under Executory Contracts and Unexpired Leases	44
E.	Indemnification Obligations	44
F.	Insurance Policies	44
G.	Modifications, Amendments, Supplements, Restatements or Other Agreements	45
H.	Reservation of Rights	45
I.	Nonoccurrence of Effective Date	45
J.	Contracts Neither Assumed nor Rejected	45
K.	Contracts and Leases Entered into after the Petition Date	45

ARTICLE VI. TREATMENT OF GENERAL UNSECURED CLAIMS		46

ARTICLE VII. PROVISIONS GOVERNING DISTRIBUTIONS		46
A.	Distributions Generally	46
B.	Distribution Record Date	46
C.	Timing and Calculation of Amounts to Be Distributed	47
D.	Disbursing Agent	47
E.	Rights and Powers of Disbursing Agent	47
F.	Expenses of Disbursing Agent	48
G.	No Postpetition Interest on Claims	48
H.	Delivery of Distributions	48
I.	Securities Registration Exemption	48
J.	Compliance with Tax Requirements and Allocation of Distribution	49
K.	Distributions after Effective Date	50
L.	Unclaimed Property	50
M.	Satisfaction of Claims	50
N.	Fractional Shares	50
O.	Minimum Distributions	51
P.	Setoffs	51
Q.	Hart-Scott-Rodino Antitrust Improvements Act	51

ARTICLE VIII. RELEASE, INJUNCTION AND RELATED PROVISIONS		52
A.	Discharge of Claims and Termination of Interests	52
B.	Release of Liens	52
C.	Debtor Release	53
D.	Third-Party Release	54
E.	Exculpation	54
F.	Injunction	55
G.	Waiver of Statutory Limitations on Releases	56
H.	Protection against Discriminatory Treatment	56
I.	Special Provision Governing Accrued Professional Compensation Claims and Final Fee Applications	57

ARTICLE IX. CONDITIONS PRECEDENT TO CONFIRMATION AND CONSUMMATION OF THIS PLAN		57
A.	Conditions Precedent to Confirmation of the Plan	57
B.	Conditions Precedent to the Effective Date	57

C.	Waiver of Conditions	59
D.	Substantial Consummation	59
E.	Effect of Failure of a Condition	59

ARTICLE X. MODIFICATION, REVOCATION OR WITHDRAWAL OF THIS PLAN		59
A.	Modification and Amendments	59
B.	Effect of Confirmation on Modifications	59
C.	Revocation or Withdrawal of This Plan	60

ARTICLE XI. RETENTION OF JURISDICTION		60

ARTICLE XII. MISCELLANEOUS PROVISIONS		63
A.	Immediate Binding Effect	63
B.	Additional Documents	63
C.	Reservation of Rights	63
D.	Successors and Assigns	63
E.	Service of Documents	64
F.	Term of Injunctions or Stays	65
G.	Entire Agreement	66
H.	Exhibits	66
I.	Consent Rights of Required Consenting Stakeholders, Required Backstop Parties and Required DIP Lenders	66
J.	Deemed Acts	66
K.	Nonseverability of Plan Provisions	67
L.	Votes Solicited in Good Faith	67
M.	Request for Expedited Determination of Taxes	67
N.	Closing of Chapter 11 Cases	67

INTRODUCTION

Pioneer Energy Services Corp., Pioneer Drilling Services, Ltd., Pioneer Production Services, Inc., Pioneer Global Holdings, Inc., Pioneer Wireline Services Holdings, Inc., Pioneer Wireline Services, LLC, Pioneer Well Services, LLC, Pioneer Fishing & Rental Services, LLC, Pioneer Coiled Tubing Services, LLC, and Pioneer Services Holdings, LLC (each, a “Debtor” and, collectively, the “Debtors”) propose the following joint prepackaged chapter 11 plan of reorganization pursuant to section 1121(a) of the Bankruptcy Code. Although proposed jointly for administrative purposes, the Plan constitutes a separate Plan for each Debtor. Capitalized terms used herein shall have the meanings set forth in Article I.A.

Holders of Claims and Interests may refer to the Disclosure Statement for a description of the Debtors’ history, businesses, assets, results of operations, historical financial information and projections of future operations, as well as a summary and description of the Plan and the Restructuring Transaction contemplated thereby. Each Debtor is a proponent of the Plan within the meaning of section 1129 of the Bankruptcy Code.

ALL HOLDERS OF CLAIMS AND INTERESTS, AS APPLICABLE, ARE ENCOURAGED TO READ THE PLAN AND THE DISCLOSURE STATEMENT IN THEIR ENTIRETY BEFORE VOTING TO ACCEPT OR REJECT THE PLAN

ARTICLE I.

DEFINED TERMS, RULES OF INTERPRETATION,

COMPUTATION OF TIME AND GOVERNING LAW

A. Defined Terms

As used in this Plan, capitalized terms have the meanings set forth below.

1. “Accrued Professional Compensation Claims” means Claims for all accrued, contingent or unpaid fees and expenses (including success fees) for legal, financial advisory, accounting and other services and reimbursement of expenses of the Debtors’ Professionals that are awardable and allowable under section 328, 330 or 331 of the Bankruptcy Code or otherwise Allowed before the Confirmation Date, (a) all to the extent that any such fees and expenses have not been previously paid (regardless of whether a fee application has been Filed for any such amount) and (b) after applying any retainer that has been provided to such Professional. To the extent that the Court or any higher court of competent jurisdiction denies or reduces by a Final Order any amount of a Professional’s fees or expenses, or the Professional otherwise agrees to reduce its fees and expenses, then those reduced or denied amounts shall no longer constitute Accrued Professional Compensation Claims.

2. “Administrative Claim” means a Claim for costs and expenses of administration of the Debtors’ Estates pursuant to section 503(b), 507(a)(2), 507(b) or 1114(e)(2) of the Bankruptcy Code, including: (a) the actual and necessary costs and expenses incurred after the Petition Date and through the Effective Date of preserving the Estates and operating the businesses of the Debtors; (b) Allowed Accrued Professional Compensation Claims; (c) the Restructuring Expenses; and (d) the Statutory Fees.

3. “Affiliate” has the meaning set forth in section 101(2) of the Bankruptcy Code.

4. “Allowed” means with respect to any Claim or Interest (a) as to which the Debtors and the Holder of the Claim or Interest agree to the amount of the Claim or Interest or a court of competent jurisdiction has determined the amount of the Claim or Interest by Final Order; (b) any Claim or Interest that is compromised, settled, or otherwise resolved pursuant to the authority of the Debtors or Reorganized Debtors, as applicable, in a Final Order of the Court; (c) any Claim or Interest that is listed in the Schedules, if any are filed, as liquidated, non-contingent and undisputed; or (d) any Claim or Interest expressly allowed hereunder; provided, that, the Reorganized Debtors shall retain all claims and defenses with respect to Allowed Claims or Allowed Interests that are reinstated or otherwise Unimpaired pursuant to the Plan; provided further that, no Claim or Interest shall be “Allowed” if it is subject to disallowance in accordance with section 502(d) of the Bankruptcy Code. “Allow” has a correlative meaning.

5. “Avoidance Actions” means any and all actual or potential Claims and Causes of Action to avoid a transfer of property or an obligation incurred by the Debtors arising under chapter 5 of the Bankruptcy Code, including actions or remedies under sections 502, 510, 542, 543, 544, 545, 547, 548, 549, 550, 551 and 553(b) of the Bankruptcy Code or under similar or related state or federal statutes and common law, including fraudulent transfer laws.

6. “Backstop Amount” means the aggregate principal amount of Rights Offering Convertible Bonds payable to the Backstop Parties committed to backstop pursuant to the Backstop Commitment Agreement, which amount is $118,013,000.

7. “Backstop Commitment Agreement” means that certain Backstop Commitment Agreement, entered into before the Petition Date, by and among the Management Commitment Parties, the Backstop Parties and the Debtors, which is attached to the Restructuring Support Agreement as Exhibit D thereof, with such modifications, amendments or supplements as are permitted under the terms thereof and the Restructuring Support Agreement.

8. “Backstop Commitment Premium” means a nonrefundable commitment premium payable to the Backstop Parties in an amount equal to 8% of each Backstop Party’s Backstop Commitment (as defined in the Backstop Commitment Agreement), which shall be payable in New Convertible Bonds or cash pursuant to and as set forth in the Backstop Commitment Agreement.

9. “Backstop Parties” means the Consenting Noteholders that are signatories to the Backstop Commitment Agreement and that make commitments thereunder, including, without limitation, certain funds and/or accounts managed or advised by Ascribe Capital, DW Partners, LP, Intermarket Corporation, New York Life Investments, Strategic Income Management LLC, and Whitebox Advisors LLC.

10. “Backstop Securities” has the meaning set forth in Article IV.D of this Plan.

11. “Ballot” means the ballots accompanying the Disclosure Statement upon which certain Holders of Impaired Claims and Interests entitled to vote may, among other things, indicate their acceptance or rejection of this Plan in accordance with this Plan and the procedures governing the solicitation process and, if they vote to reject this Plan, whether they elect to opt-out of the release granted pursuant to Article VIII.D of this Plan, and which must be actually received by the Notice and Claims Agent on or before the Voting Deadline.

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12. “Bankruptcy Code” means title 11 of the United States Code, 11 U.S.C. §§ 101 et seq., as may be amended from time to time.

13. “Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure, as applicable to the Chapter 11 Cases, promulgated under section 2075 of title 28 of the United States Code, 28 U.S.C. § 2075, and the general, local and chambers rules of the Court, as may be amended from time to time.

14. “Benefit Plans” means (i) each “employee benefit plan,” as defined in section 3(3) of the Employee Retirement Income Security Act and (ii) each other pension, retirement, supplemental retirement, bonus, incentive, equity or equity-based, health, life, disability, group insurance, vacation, holiday, and fringe benefit plan, program, contract, or arrangement, in each case whether written or unwritten, maintained, contributed to, or required to be contributed to, by the Debtors for the benefit of any of their current or former employees or independent contractors and existing as of the Petition Date.

15. “Business Day” means any day other than a Saturday, Sunday or any other day on which banking institutions in New York, New York are authorized or required by law or executive order to close.

16. “Cash” means the legal tender of the United States of America.

17. “Causes of Action” means any action, claim, cross-claim, third-party claim, cause of action, controversy, demand, right, Lien, indemnity, guaranty, suit, obligation, liability, damage, judgment, account, defense, offset, power, privilege, proceeding, license and franchise of any kind or character whatsoever, whether known, unknown, contingent or non-contingent, matured or unmatured, suspected or unsuspected, foreseen or unforeseen, liquidated or unliquidated, Disputed or undisputed, secured or unsecured, assertable directly or derivatively, choate or inchoate, secured or unsecured, whether arising before, on or after the Petition Date, in contract or in tort, at law or in equity or pursuant to any other theory of law. For the avoidance of doubt, “Causes of Action” include: (a) any right of setoff, counterclaim or recoupment and any Claim for breach of contract or for breach of duties imposed by law or in equity; (b) the right to object to Claims or Interests; (c) any Claim pursuant to section 362 or chapter 5 of the Bankruptcy Code (including Avoidance Actions); (d) any Claim or defense including fraud, mistake, duress and usury and any other defenses set forth in section 558 of the Bankruptcy Code; and (e) any state or foreign law fraudulent transfer or similar Claim.

18. “Chapter 11 Cases” means (a) when used with reference to a particular Debtor, the case filed or to be filed on the Petition Date for that Debtor under chapter 11 of the Bankruptcy Code in the Court and (b) when used with reference to all of the Debtors, the procedurally consolidated and jointly administered chapter 11 cases filed or to be filed for the Debtors in the Court.

19. “Claim” has the meaning set forth in section 101(5) of the Bankruptcy Code.

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20. “Class” means a category of Holders of Claims or Interests as set forth in Article III of this Plan pursuant to section 1122(a) of the Bankruptcy Code.

21. “Commitment Party” means either a Backstop Party or a Management Commitment Party.

22. “Confirmation” means the entry of the Confirmation Order on the docket of the Chapter 11 Cases.

23. “Confirmation Date” means the date upon which the Court enters the Confirmation Order on the docket of the Chapter 11 Cases, within the meaning of Bankruptcy Rules 5003 and 9021.

24. “Confirmation Hearing” means the hearing to be held by the Court to consider Confirmation of this Plan pursuant to section 1129 of the Bankruptcy Code, as such hearing may be adjourned or continued from time to time.

25. “Confirmation Order” means the order of the Court, the form and substance of which shall be subject to the consent rights of the Required Consenting Stakeholders on the terms set forth in the Restructuring Support Agreement, confirming the Plan pursuant to section 1129 of the Bankruptcy Code and approving the Disclosure Statement and related solicitation materials, and the Backstop Commitment Agreement.

26. “Consenting Noteholder Fees and Expenses” means collectively, (i) all of the reasonable and documented fees and expenses of Davis Polk & Wardwell LLP, Haynes and Boone, LLP and Houlihan Lokey, Inc., as counsel, local counsel and financial advisor, respectively, to the Consenting Noteholders in connection with the Restructuring Transactions, in each case, in accordance with the terms of their applicable engagement letters with the Debtors, the Restructuring Support Agreement, and this Plan and (ii) all of the reasonable and documented out-of-pocket expenses incurred by the Consenting Noteholders.

27. “Consenting Noteholders” has the meaning set forth in the Restructuring Support Agreement.

28. “Consenting Stakeholders” means, collectively, the Consenting Term Lenders and the Consenting Noteholders.

29. “Consenting Term Lenders” has the meaning set forth in the Restructuring Support Agreement.

30. “Consenting Term Lender Fees and Expenses” means collectively, (i) all of the reasonable and documented fees and expenses of Vinson & Elkins LLP, as counsel to the Consenting Term Lenders, incurred prior to the Petition Date and (ii) all of the reasonable and documented out-of-pocket expenses incurred by the Consenting Term Lenders.

31. “Consummation” means the occurrence of the Effective Date.

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32. “Court” means the United States Bankruptcy Court for the Southern District of Texas having jurisdiction over the Chapter 11 Cases and, to the extent of any reference made under section 157 of title 28 of the United States Code or the Court is determined not to have authority to enter a Final Order on an issue, the unit of such District Court having jurisdiction over the Chapter 11 Cases under section 151 of title 28 of the United States Code.

33. “Cure Claim” means a monetary Claim based upon the Debtors’ defaults under any Executory Contract or Unexpired Lease at the time such contract or lease is assumed by the Debtors pursuant to section 365 of the Bankruptcy Code.

34. “D&O Liability Insurance Policies” means all insurance policies that covers, among others, current or former directors’, members’, managers’ and officers’ liability issued at any time to or providing coverage to the Debtors and all agreements, documents or instruments relating thereto (including any “tail policy”).

35. “Debtors” has the meaning set forth in the Preamble.

36. “DIP Agent” means PNC Bank, National Association, in its capacity as the administrative agent and collateral agent under the DIP Facility, and any successors thereto.

37. “DIP Credit Agreement” means the credit agreement governing the DIP Facility (as may be amended, waived, supplemented, refinanced and as otherwise modified from time to time) among the Debtors, the DIP Agent, and the DIP Lenders thereto from time to time.

38. “DIP Facility” means that certain senior secured superpriority asset-based revolving facility in an aggregate principal amount of up to $75 million that may be made available to the Debtors pursuant to the DIP Credit Agreement and the DIP Orders.

39. “DIP Facility Claim” means any Claim of the DIP Agent or any DIP Lender arising from, under or in connection with the DIP Facility.

40. “DIP Facility Documents” means the Loan Documents (as defined in the DIP Credit Agreement).

41. “DIP Lenders” means the banks, financial institutions and other parties identified as lenders in the DIP Credit Agreement.

42. “DIP Lenders Fees and Expenses” means all fees and expenses of the DIP Agent required to be paid by the Debtors under the terms of the DIP Orders.

43. “DIP Orders” means, collectively, the Interim DIP Order and Final DIP Order.

44. “Disallowed” means, with respect to any Claim or Interest, that such Claim or Interest has been determined by a Final Order or specified in a provision of the Plan not to be Allowed.

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45. “Disbursing Agent” means any Entity (including any applicable Debtor or Reorganized Debtor if it acts in such capacity) in its capacity as a disbursing agent under Article VII of the Plan.

46. “Disclosure Statement” means the Disclosure Statement for the Joint Prepackaged Chapter 11 Plan of Reorganization of Pioneer Energy Services Corp. and its Affiliated Debtors, as may be further amended from time to time, including all exhibits and schedules thereto, that is prepared and distributed in accordance with the Bankruptcy Code, the Bankruptcy Rules and any other applicable law, subject to the consent rights set forth in the Restructuring Support Agreement.

47. “Disputed” means with respect to a Claim or Interest, any Claim or Interest that (a) is neither Allowed nor Disallowed under the Plan or a Final Order, nor deemed Allowed under sections 502, 503, or 1111 of the Bankruptcy Code; (b) is listed in the Schedules, if any are filed, as unliquidated, contingent or disputed, and as to which no request for payment or Proof of Claim has been filed; (c) is otherwise disputed by any of the Debtors or Reorganized Debtors in accordance with applicable law or contract, which dispute has not been withdrawn, resolved or overruled by a Final Order; or (d) the Debtors or any parties in interest have interposed a timely objection or request for estimation, and such objection or request for estimation has not been withdrawn or determined by a Final Order. If the Debtors dispute only a portion of a Claim, such Claim shall be deemed Allowed in any amount the Debtors do not dispute, and Disputed as to the balance of such Claim.

48. “Distribution Record Date” means the date for purposes of determining which Holders of Allowed Claims against or Allowed Interests in the Debtors are eligible to receive distributions under the Plan, which date shall be two business days prior to the anticipated the Effective Date or such other date as is designated in a Final Order of the Court. The Distribution Record Date shall not apply to any securities deposited with DTC, the Holders of which shall receive a distribution in accordance with the customary procedures of DTC.

49. “DTC” means The Depository Trust Company.

50. “Effective Date” means the date on which all conditions precedent specified in Article IX.B of this Plan have been satisfied (or waived in accordance with Article IX.C of this Plan).

51. “EIP Term Sheet” means the term sheet attached to the Restructuring Term Sheet as Exhibit F.

52. “Eligible Claim” means a Notes Claim held by an Eligible Holder.

53. “Eligible Holder” has the meaning set forth in the Rights Offering Procedures.

54. “Eligible Interest” means a Pioneer Interest held by an Eligible Holder.

55. “Employment Arrangements” means, as to a current or former employee, officer, director, or contractor, all terms of employment, compensation and Benefit Plans existing as of the Petition Date, including, without limitation, any employment, services, separation, severance, retention, incentive, bonus, or related agreements, programs or arrangements.

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56. Employee Incentive Plan” means the employee incentive plan that shall be effective and be implemented as of the Effective Date, in accordance with the terms set forth in the EIP Term Sheet.

57. “Entity” has the meaning set forth in section 101(15) of the Bankruptcy Code.

58. “Estate” means, as to each Debtor, the estate created for the Debtor in its Chapter 11 Case pursuant to section 541 of the Bankruptcy Code upon the commencement of the applicable Debtor’s Chapter 11 Case.

59. “Exculpated Parties” means, in each case in their capacities as such during the Chapter 11 Cases: (i) the Debtors and the Reorganized Debtors; (ii) the DIP Agent; (iii) the DIP Lenders; (iv) the Prepetition ABL Agent; (v) the Prepetition Term Loan Agent, (vi) Indenture Trustee; (vii) Consenting Stakeholders; (viii) each current and former Management Commitment Party; (ix) each current and former Backstop Party; (x) Holders of Pioneer Interests and (xi) each of the foregoing’s current and former Affiliates, and each such Entity’s and its current and former Affiliates’ current and former directors, managers, officers, equity holders (regardless of whether such interests are held directly or indirectly), predecessors, successors, and assigns, subsidiaries, and each of their current and former officers, managers, directors, equity holders (regardless of whether such interests are held directly or indirectly), principals, members, employees, agents, managed accounts or funds, management companies, fund advisors, investment advisors, advisory board members, financial advisors, partners (including both general and limited partners), attorneys, accountants, investment bankers, consultants, representatives and other professionals.

60. “Executory Contract” means a contract or lease to which a Debtor is a party that is subject to assumption or rejection under section 365 of the Bankruptcy Code, including any modifications, amendments, addenda or supplements thereto or restatements thereof.

61. “Existing Intercreditor Agreement” means the Intercreditor Agreement, dated as of November 8, 2017, by and among Pioneer, the Prepetition ABL Agent, the Prepetition Term Loan Agent, and the other grantors party thereto, as may be amended, supplemented, or otherwise modified from time to time.

62. “Exit ABL Agent” means the administrative agent under the Exit ABL Credit Agreement.

63. “Exit ABL Credit Agreement” means a credit agreement which shall govern the Exit ABL Facility.

64. “Exit ABL Documentation” means the Exit ABL Credit Agreement and any other agreement, instrument, guarantee, security, and relevant documentation executed at any time with respect to the Exit ABL Facility, all of which shall be (i) in form and substance substantially consistent with the commitment letter attached to the Restructuring Term Sheet as Exhibit B, (ii) reasonably acceptable to the Debtors and the Exit ABL Agent and (iii) subject to the consent rights set forth in the Restructuring Support Agreement.

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65. “Exit ABL Facility” means that certain asset-based revolving loan facility provided for under the Exit ABL Credit Agreement in the principal amount of $75 million.

66. “Exit ABL Lenders” means those banks, financial institutions, and other lenders under the Exit ABL Credit Agreement.

67. “Exit Agents” means, collectively, the Exit ABL Agent and the New Indenture Trustee.

68. “Exit Creditors” means, collectively, the Exit ABL Lenders and the New Secured Bondholders.

69. “Exit Facilities” means, collectively, the Exit ABL Facility and the New Secured Bonds.

70. “Exit Facilities Documentation” means, collectively, the Exit ABL Documentation and the New Indenture Documents.

71. “File,” “Filed,” or “Filing” means file, filed or filing in the Chapter 11 Cases with the Court.

72. “Final DIP Order” means the order entered by the Court approving the DIP Facility and providing adequate protection to the Holders of Prepetition Term Loan Claims on a final basis, as such order may be amended from time to time, subject to the consent rights set forth in the Restructuring Support Agreement and the DIP Credit Agreement.

73. “Final Order” means an order, ruling or judgment of the Court (or any other court of competent jurisdiction) entered by the Clerk of the Court on the docket in the Chapter 11 Cases (or by the clerk of such other court of competent jurisdiction on the docket of such court), which has not been reversed, stayed, modified, amended or vacated, and as to which (a) the time to appeal, petition for certiorari or move for a new trial, stay, reargument or rehearing has expired and as to which no appeal, petition for certiorari or motion for new trial, stay, reargument or rehearing shall be pending or (b) if an appeal, writ of certiorari, new trial, stay, reargument or rehearing thereof has been sought, such order or judgment of the Court (or other court of competent jurisdiction) shall have been affirmed by the highest court to which such order was appealed, or certiorari shall have been denied, or a new trial, stay, reargument or rehearing shall have been denied or resulted in no modification of such order, and the time to take any further appeal, petition for certiorari or move for a new trial, stay, reargument or rehearing shall have expired, as a result of which such order shall have become final in accordance with Rule 8002 of the Bankruptcy Rules; provided, however, that the possibility that a motion under Rule 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Bankruptcy Rules, may be Filed relating to such order, shall not cause an order not to be a Final Order.

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74. “General Unsecured Claim” means any Claim against any Debtor that is not otherwise paid in full during the Chapter 11 Cases pursuant to an order of the Court and that is not: (a) a DIP Facility Claim; (b) an Administrative Claim or Statutory Fee; (c) a Priority Tax Claim; (d) an Other Priority Claim; (e) an Other Secured Claim; (f) an Prepetition ABL Claim; (g) a Prepetition Term Loan Claim; (h) a Notes Claim; or (i) an Intercompany Claim.

75. “Governmental Unit” has the meaning set forth in section 101(27) of the Bankruptcy Code.

76. “Holder” means any Entity holding a Claim or Interest.

77. “Impaired” means, when used in reference to a Claim or an Interest, a Claim or an Interest that is impaired within the meaning of section 1124 of the Bankruptcy Code.

78. “Indenture” means the Indenture, dated March 18, 2014, by and among Pioneer, as the issuer, the guarantors party thereto, and the Indenture Trustee, pursuant to which the Notes were issued, as may be amended, supplemented, or otherwise modified from time to time.

79. “Indenture Trustee” means Wells Fargo Bank, National Association in its capacity as trustee under the Indenture.

80. “Intercompany Claim” means any Claim against a Debtor held by another Debtor or Non-Debtor.

81. “Intercompany Interest” means an Interest in one Debtor held by another Debtor.

82. “Interests” means, collectively, (a) any equity security (including any equity security that is vested or will be vested as of the Effective Date) as defined in section 101(16) of the Bankruptcy Code, (b) any other instrument evidencing an ownership interest, whether or not transferable, (c) any option, warrant, or right, contractual or otherwise that is vested or will be vested as of the Effective Date to acquire, sell or subscribe for any such interest, and (d) any and all Claims that are otherwise determined by the Court to be an equity interest, including any Claim or debt that is recharacterized as an equity interest.

83. “Interim DIP Order” means the order entered by the Court approving the DIP Facility and providing adequate protection to the Holders of Prepetition Term Loan Claims on an interim basis, as such order may be amended from time to time, subject to the consent rights set forth in the Restructuring Support Agreement and the DIP Credit Agreement.

84. “KESP” means the means the Amended and Restated Pioneer Drilling Services, Ltd. Key Employee Severance Plan.

85. “Liabilities” means any and all Claims, obligations, suits, judgments, damages, demands, debts, rights, recovery actions, Causes of Action and liabilities, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, arising in law, equity or otherwise, that are based in whole or in part on any act, event, injury, omission, transaction or agreement.

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86. “Lien” has the meaning set forth in section 101(37) of the Bankruptcy Code.

87. “Management Commitment Convertible Bonds” means the New Convertible Bonds in the aggregate principal amount of $1,795,000 issued to the Management Commitment Parties on account of their commitment pursuant to the Backstop Commitment Agreement.

88. “Management Commitment Parties” means certain members of Pioneer’s management that are signatories to the Backstop Commitment Agreement and that make commitments thereunder.

89. “Management Commitment Premium” means a nonrefundable commitment premium payable to the Management Commitment Parties in an amount equal to 8% of each Management Commitment Party’s Commitment (as defined in the Backstop Commitment Agreement), which shall be payable in New Convertible Bonds or cash pursuant to and as set forth in the Backstop Commitment Agreement.

90. “Management Commitment Stapled Special Voting Stock” means the Stapled Special Voting Stock issued to the Management Commitment Parties on account of the Management Commitment Convertible Bonds pursuant to and as set forth in the Rights Offering Procedures and Backstop Commitment Agreement.

91. “New Board” means the initial board of directors of the Reorganized Pioneer.

92. “New Convertible Bond Indenture” means that certain unsecured indenture, dated as of the Effective Date, by and among Reorganized Pioneer, as issuer, and the New Convertible Bond Indenture Trustee, including all agreements, notes, instruments and any other documents delivered pursuant thereto or in connection therewith (in each case, as amended, modified or supplemented from time to time) which shall be filed with the Plan Supplement, and subject to the consent rights set forth in the Restructuring Support Agreement and as may be modified consistent with the Restructuring Support Agreement.

93. “New Convertible Bond Indenture Trustee” means the trustee under the New Convertible Bonds Indenture, to be selected by the Debtors with the prior written consent of the Required Consenting Noteholders.

94. “New Convertible Bonds” means the 5% convertible senior unsecured payment-in-kind bonds issued pursuant to the New Convertible Bond Indenture, in the aggregate principal amount as of the Effective Date of up to $134,584,000 (inclusive of the Management Commitment Convertible Bonds, the Rights Offering Convertible Bonds and the Premium Convertible Bonds).

95. “New Equity” means the common equity, par value of $0.01 per share, of Reorganized Pioneer.

96. “New Indenture” means the indenture governing the New Secured Bonds, which shall be in form and substance substantially consistent with the New Secured Bond Term Sheet.

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97. “New Indenture Documents” means the New Indenture and any other agreement, instrument, guarantee, security, and relevant documentation executed at any time with respect to the New Secured Bonds, all of which shall be (i) in form and substance substantially consistent with the New Secured Bond Term Sheet, (ii) reasonably acceptable to the Debtors, the Required New Secured Bonds Commitment Parties (as defined in the Restructuring Support Agreement), the Required Consenting Noteholders and the New Indenture Trustee and (iii) subject to the consent rights set forth in the Restructuring Support Agreement.

98. “New Indenture Trustee” means the trustee under the New Indenture.

99. “New Organizational Documents” means the form of the certificates or articles of incorporation, bylaws or such other applicable formation documents of each of the Reorganized Debtors, which shall be subject to the consent rights set forth in the Restructuring Support Agreement. The New Organizational Documents or a representative form thereof shall be included in the Plan Supplement.

100. “New Secured Bond Term Sheet” means that certain term sheet attached to the Restructuring Term Sheet as Exhibit C that sets forth the principal terms of New Secured Bonds.

101. “New Secured Bonds” means the secured bonds to be issued on the Effective Date in the principal amount of $78,125,000, under and on the terms set forth in the New Indenture Documents.

102. “New Secured Bondholders” means those banks, financial institutions, and other lenders under the New Indenture.

103. “Non-Debtor” means any subsidiary or affiliate of a Debtor that is not a Debtor.

104. “Noteholders” means the Holders of the Notes under the Indenture.

105. “Notes” means the 6.125% Senior Notes due 2022 issued by Pioneer pursuant to the Indenture.

106. “Notes Claims” means any Claim against any Debtor on account of the Notes, including any guarantee of the Notes pursuant to the Indenture.

107. “Notice and Claims Agent” means Epiq Corporate Restructuring, LLC.

108. “Other Priority Claim” means any Claim against any Debtor entitled to priority in right of payment under section 507(a) of the Bankruptcy Code, other than: (a) an Administrative Claim; or (b) a Priority Tax Claim, to the extent such Claim has not already been paid during the Chapter 11 Cases.

109. “Other Secured Claim” means any Secured Claim against any Debtor other than a DIP Facility Claim, an Prepetition ABL Claim or a Prepetition Term Loan Claim.

110. “Person” has the meaning set forth in section 101(41) of the Bankruptcy Code.

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111. “Petition Date” means the date on which a Debtor commenced its Chapter 11 Case.

112. “Pioneer” means Pioneer Energy Services Corp., a Texas corporation.

113. “Pioneer Interests” means the outstanding common stock issued by Pioneer.

114. “Plan” means this Joint Prepackaged Chapter 11 Plan of Reorganization of Pioneer Energy Services Corp. and Its Affiliated Debtors, as the same may be further amended, supplemented or modified from time to time in accordance with the terms hereof and the terms of the Restructuring Support Agreement, including the Plan Supplement and all exhibits, supplements, appendices and schedules thereto, which shall be in form and substance acceptable to the Required Consenting Stakeholders in accordance with the consent rights set forth in the Restructuring Support Agreement.

115. “Plan Supplement” means a supplemental appendix to the Plan, containing, among other things, substantially final forms (in each case subject to the consent rights set forth in the Restructuring Support Agreement) of documents, schedules, and exhibits to the Plan to be Filed with the Court, including, but not limited to, the following: (a) the Backstop Commitment Agreement; (b) the New Organizational Documents, (c) Registration Rights Agreement, (d) Shareholders Agreement(s), (e) any Schedule of Rejected Executory Contracts and Unexpired Leases; (f) the Exit ABL Credit Agreement, (g) the New Indenture, (h) the New Convertible Bond Indenture, (i) the Employee Incentive Plan, (j) the Post-Filing Severance Plan and (k) the identity of the members of the New Board and other information required to be disclosed in accordance with section 1129(a)(5) of the Bankruptcy Code; provided, however, that through the Effective Date, the Debtors shall have the right to amend and supplement the Plan Supplement and any schedules, exhibits, or amendments thereto, in accordance with the terms of the Plan and the Restructuring Support Agreement. The Plan Supplement shall be Filed with the Court not later than five (5) calendar days prior to the deadline to object to confirmation of the Plan.

116. “Post-Filing Severance Plan” means the severance plan that shall be effective and be implemented as of the Effective Date, in accordance with the terms set forth in the term sheet attached to the EIP Term Sheet as Appendix A.

117. “Premium Convertible Bonds” means, collectively, the New Convertible Bonds issued to the Management Commitment Parties pursuant to the Backstop Commitment Agreement on account of the Management Commitment Premium and the New Convertible Bonds issued to the Backstop Parties pursuant to the Backstop Commitment Agreement on account of the Backstop Commitment Premium.

118. “Premium Stapled Special Voting Stock” means, collectively, the Stapled Special Voting Stock issued to the Management Commitment Parties and the Backstop Parties pursuant to the Rights Offering Procedures and Backstop Commitment Agreement on account of the Premium Convertible Bonds.

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119. “Prepetition ABL Agent” means Wells Fargo, National Association, in its capacity as administrative agent and collateral agent under the Prepetition ABL Credit Agreement, and any successors thereto.

120. “Prepetition ABL Claim” means any Claim against any Debtor under the Prepetition ABL Credit Agreement and the Prepetition ABL Documents.

121. “Prepetition ABL Credit Agreement” means the Credit Agreement, dated as of November 8, 2017, by and among Pioneer, as the parent and a borrower, the other borrowers party thereto, the Prepetition ABL Agent, and the other lenders party thereto (as may be amended, supplemented, or otherwise modified from time to time).

122. “Prepetition ABL Documents” means the Loan Documents (as defined in the Prepetition ABL Credit Agreement).

123. “Prepetition ABL Lenders” means those banks, financial institutions, and other lenders under the Prepetition ABL Credit Agreement.

124. “Prepetition Term Lenders” means those banks, financial institutions, and other lenders under the Prepetition Term Loan Agreement.

125. “Prepetition Term Loan Agent” means Wilmington Trust, National Association in its capacity as administrative agent under the Prepetition Term Loan Agreement, and any successors thereto.

126. “Prepetition Term Loan Agreement” means the Prepetition Term Loan Agreement, dated as of November 8, 2017, by and among Pioneer, as the borrower, the lenders party thereto and the Prepetition Term Loan Agent, as may be amended, supplemented, or otherwise modified from time to time.

127. “Prepetition Term Loan Claim” means any Claim against any Debtor under the Prepetition Term Loan Agreement and the Prepetition Term Loan Documents.

128. “Prepetition Term Loan Documents” means the Credit Documents as defined in the Prepetition Term Loan Agreement.

129. “Priority Claims” means Priority Tax Claims and Other Priority Claims.

130. “Priority Tax Claim” means any Claim of a Governmental Unit against a Debtor of the kind specified in section 507(a)(8) of the Bankruptcy Code.

131. “Pro Rata” means the proportion that Allowed Claims or Interests in a particular Class bear to the aggregate amount of Allowed Claims and Disputed Claims or Allowed Interests and Disputed Interests in a particular Class and other Classes entitled to share in the same recovery as such Class under the Plan.

132. “Professional” means an Entity employed pursuant to a Court order in accordance with section 327 or 1103 of the Bankruptcy Code and to be compensated for services rendered before or on the Confirmation Date, pursuant to section 327, 328, 329, 330 or 331 of the Bankruptcy Code.

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133. “Professional Fee Escrow” means an interest-bearing account to hold and maintain an amount of Cash equal to the Professional Fee Escrow Amount funded by the Debtors on the Effective Date solely for the purpose of paying all Allowed and unpaid Accrued Professional Compensation Claims of the Debtors’ Professionals.

134. “Professional Fee Escrow Amount” means the amount of Cash transferred by the Debtors to the Professional Fee Escrow to pay Accrued Professional Compensation Claims of the Debtors’ Professionals.

135. “Proof of Claim” means a proof of Claim Filed against any of the Debtors in the Chapter 11 Cases.

136. “Registration Rights Agreement” means the registration rights agreement with respect to the New Equity, consistent with the terms set forth in the term sheet attached as Exhibit E to the Restructuring Term Sheet and substantially in the form to be included in the Plan Supplement.

137. “Reinstated” or “Reinstatement” means, unless this Plan specifies a particular method pursuant to which a Claim or Interest shall be reinstated, with respect to Claims and Interests, the treatment provided for in section 1124 of the Bankruptcy Code.

138. “Released Claims” has the meaning set forth in Article VIII.C of this Plan.

139. “Released Parties” means, in each case in their capacities as such: (i) the Debtors and the Reorganized Debtors; (ii) the DIP Agent; (iii) the DIP Lenders; (iv) the Prepetition ABL Agent; (v) the Prepetition Term Loan Agent, (vi) Indenture Trustee; (vii) Consenting Stakeholders; (viii) the Exit Agents, (ix) the Exit Creditors; (x) each current and former Management Commitment Party; (xi) each current and former Backstop Party; (xii) to the extent that Class 10 votes to accept the Plan, Holders of Pioneer Interests and (xiii) each of the foregoing’s current and former Affiliates, and each such Entity’s and its current and former Affiliates’ current and former directors, managers, officers, equity holders (regardless of whether such interests are held directly or indirectly), predecessors, successors, and assigns, subsidiaries, and each of their current and former officers, members, managers, directors, equity holders (regardless of whether such interests are held directly or indirectly), principals, members, employees, agents, managed accounts or funds, management companies, fund advisors, investment advisors, advisory board members, financial advisors, partners (including both general and limited partners), attorneys, accountants, investment bankers, consultants, representatives and other professionals, and any and all other persons or entities that may purport to assert any cause of action derivatively, by or through the foregoing entities; provided, however, that any Holder of a Claim or Interest that opts out of the releases contained in, or otherwise objects to such releases in, this Plan shall not be a “Released Party.”

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140. “Releasing Parties” means: (a) any Released Party; (b) all Holders of Claims or Interests that are deemed to accept this Plan; (c) all Holders of Claims or Interests who either (i) vote to accept or (ii) receive or are deemed to receive a Ballot but abstain from voting on this Plan; (d) all Holders of Claims or Interests entitled to vote who vote to reject this Plan that do not elect on their Ballot to opt-out of the release granted pursuant to Article VIII.D of this Plan; (e) all other Holders of Claims or Interests to the extent permitted by law; and (f) with respect to the foregoing clauses (a) through (f), each such Entity and its current and former Affiliates, and each such Entity and its current and former Affiliates’ current and former directors, managers, officers, principals, members, employees, equity Holders (regardless of whether such interests are held directly or indirectly), predecessors, successors, assigns, subsidiaries, agents, advisory board members, financial advisors, partners (including both general and limited partners), attorneys, accountants, investment bankers, investment advisors, consultants, representatives and other professionals, each in their capacity as such.

141. “Reorganized Debtors” means the Debtors, or any successors thereto, by merger, consolidation, sale, transfer or otherwise, on or after the Effective Date, including, without limitation, Reorganized Pioneer.

142. “Reorganized Pioneer” means, (i) Pioneer Energy Services Corp. on or after the Effective Date or (ii) any Affiliate or successor of Pioneer Energy Services Corp. on or after the Effective Date, whether by way of merger, consolidation, sale, transfer or otherwise.

143. “Representatives” means, with respect to any Entity, any successor, officer, director, partner (including both general and limited partners), shareholder, manager, member, management company, investment manager, affiliate, employee, agent, attorney, advisor, investment banker, financial advisor, investment advisor, accountant or other Professional of such Entity and committee of which such Entity is a member, in each case, solely in such capacity, serving on or after the Petition Date.

144. “Required Commitment Parties” has the meaning set forth in the Backstop Commitment Agreement.

145. “Required Consenting Noteholders” has the meaning set forth in the Restructuring Support Agreement.

146. “Required Consenting Stakeholders” has the meaning set forth in the Restructuring Support Agreement.

147. “Required DIP Lenders” means, as of the date of determination, DIP Lenders holding more than 50% of the aggregate Revolving Loan Exposure (as defined in the DIP Credit Agreement), but excluding any Defaulting Lenders (as defined in the DIP Credit Agreement) and their corresponding Total aggregate Revolving Loan Exposure].

148. “Restructuring Documents” means the (i) Plan and its exhibits, Ballots, and solicitation procedures, (ii) Confirmation Order, (iii) DIP Facility Documents, (iv) Disclosure Statement, (v) order of the Court approving the Disclosure Statement and the other solicitation materials in respect of the Plan, (vi) “first day” pleadings and all orders sought pursuant thereto, (vii) Plan Supplement, (viii) the New Convertible Bond Indenture, (ix) Exit Facilities Documentation, (x) New Organizational Documents, (xi) Backstop Commitment Agreement, and (xii) any documents with respect to the Rights Offering, including the Rights Offering Procedures.

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149. “Restructuring Expenses” means (i) the DIP Lenders Fees and Expenses, (ii) the Consenting Term Lender Fees and Expenses, (iii) the Consenting Noteholder Fees and Expenses, and (iv) all reasonable and documented fees, expenses and disbursements of the DIP Agent, Prepetition ABL Agent, Prepetition Term Loan Agent (including, without limitation, all of the reasonable and documented fees of Covington & Burling LLP, as counsel, and one local counsel to the Prepetition Term Loan Agent), and Indenture Trustee that are required to be paid under or pursuant to the Restructuring Support Agreement, DIP Facility Documents, DIP Orders, Prepetition ABL Documents, Prepetition Term Loan Documents and the Indenture, as applicable.

150. “Restructuring Support Agreement” means that certain Restructuring Support Agreement, dated as of February 28, 2020, by and among the Debtors, the Consenting Term Lenders and the Consenting Noteholders, as may be amended, amended and restated, supplemented or modified from time to time in accordance with the terms thereof.

151. “Restructuring Term Sheet” means that term sheet attached as Exhibit B to the Restructuring Support Agreement (including all exhibits, annexes and schedules attached thereto).

152. “Restructuring Transactions” has the meaning set forth in Article IV.B of this Plan.

153. “Rights Exercise Price” means the purchase price for each Rights Offering Convertible Bond, as set forth in the Rights Offering Procedures stapled thereto.

154. “Rights Offering” means the offering of Subscription Rights to Eligible Holders to purchase the Rights Offering Convertible Bonds at the Rights Exercise Price with an aggregate purchase price up to $123,205,000, to be conducted in reliance upon the exemption from registration under the Securities Act provided in section 4(a)(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder.

155. “Rights Offering Convertible Bonds” means the New Convertible Bonds issued pursuant to the Rights Offering Procedures and Backstop Commitment Agreement (exclusive of the Management Commitment Convertible Bonds and the Premium Convertible Bonds).

156. “Rights Offering Procedures” means the procedures governing the Rights Offering attached as an exhibit to the motion to conditionally approve the Disclosure Statement and approve the solicitation procedures in connection therewith, in form and substance acceptable to the Required Consenting Noteholders.

157. “Rights Offering Securities” means the Rights Offering Convertible Bonds and the Rights Offering Stapled Special Voting Stock stapled thereto, which either shall be issued as a stapled unit comprised of both the Rights Offering Convertible Bond and the associated Rights Offering Stapled Special Voting Stock, or shall be issued in the form of the Rights Offering Convertible Bonds with the associated Rights Offering Stapled Special Voting Stock in a non-materialized form.

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158. “Rights Offering Stapled Special Voting Stock” means the Stapled Special Voting Stock issued pursuant to the Rights Offering Procedures and Backstop Commitment Agreement (exclusive of the Management Commitment Stapled Special Voting Stock and the Premium Stapled Special Voting Stock).

159. “Schedule of Rejected Executory Contracts and Unexpired Leases” means any schedule (including any amendments or modifications thereto) of certain Executory Contracts and Unexpired Leases to be rejected by the Debtors pursuant hereto, as set forth in the Plan Supplement, as amended by the Debtors from time to time prior to the Confirmation Date.

160. “Schedules” means, collectively, the schedules of assets and liabilities, schedules of Executory Contracts and Unexpired Leases and statements of financial affairs that will be Filed by the Debtors, unless the Court orders otherwise, pursuant to section 521 of the Bankruptcy Code and in substantial accordance with the Official Bankruptcy Forms, as the same may have been amended, modified or supplemented from time to time.

161. “Secured” means, when referring to a Claim, a Claim: (a) secured by a Lien on property in which the applicable Estate has an interest, which Lien is valid, perfected and enforceable pursuant to applicable law or by reason of a Court order, or that is subject to setoff pursuant to section 553 of the Bankruptcy Code, to the extent of the value of the creditor’s interest in such Estate’s interest in such property or to the extent of the amount subject to setoff, as applicable, as determined pursuant to section 506(a) of the Bankruptcy Code; or (b) otherwise Allowed pursuant to this Plan as a Secured Claim.

162. “Secured Tax Claim” means any Secured Claim against any Debtor that, absent its secured status, would be entitled to priority in right of payment under section 507(a)(8) of the Bankruptcy Code (determined irrespective of time limitations), including any related Secured Claim for penalties.

163. “Securities Act” means the Securities Act of 1933, 15 U.S.C. §§ 77a–77aa, as amended.

164. “Security” has the meaning set forth in section 101(49) of the Bankruptcy Code.

165. “Shareholders Agreement(s)” means one or more shareholder agreement(s) or limited company membership agreement(s), as applicable, with respect to New Equity and the Stapled Special Voting Stock, substantially in the form to be included in the Plan Supplement.

166. “Stapled Special Voting Stock” means the Special Voting Stock of Reorganized Pioneer issued in the Rights Offering, in the aggregate amount as of the Effective Date of up to 10,093,800 million shares (inclusive of the Management Commitment Stapled Special Voting Stock, the Rights Offering Stapled Special Voting Stock and the Premium Stapled Special Voting Stock), which shall be stapled to the New Convertible Bonds such that at all times each holder of New Convertible Bonds shall also hold 75 shares of Stapled Special Voting Stock per $1,000 principal amount of New Convertible Bonds;

167. “Statutory Fees” means all fees for which the Debtors are obligated pursuant to 28 U.S.C. § 1930(a)(6), together with interest, if any, pursuant to 31 U.S.C. § 3717.

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168. “Subordinated Claim” means a Claim against any Debtor, if any, subject to subordination in accordance with sections 510(b)-(c) of the Bankruptcy Code.

169. “Subscription Rights” means the non-transferable (other than together with the underlying Eligible Claim or Eligible Interest), non-certificated subscription rights of Eligible Holders to purchase Rights Offering Convertible Bonds (and the corresponding Stapled Special Voting Stock) in connection with the Rights Offering on the terms and conditions set forth in the Rights Offering Procedures.

170. “Tax” means: (a) any net income, alternative or add-on minimum, gross income, gross receipts, sales, use, ad valorem, value-added, transfer, franchise, profits, license, property, environmental or other tax, assessment or charge of any kind whatsoever (together in each instance with any interest, penalty, addition to tax or additional amount) imposed by any federal, state, local or foreign taxing authority; or (b) any liability for payment of any amounts of the foregoing types as a result of being a member of an affiliated, consolidated, combined or unitary group or being a party to any agreement or arrangement whereby liability for payment of any such amount is determined by reference to the liability of any other Entity.

171. “Taxing Authority” means any governmental authority exercising any authority to impose, regulate, levy, assess or administer the imposition of any tax.

172. “U.S. Trustee” means the United States Trustee for the Southern District of Texas (Region 7).

173. “Unexpired Lease” means a lease of nonresidential real property to which one or more of the Debtors is a party that is subject to assumption or rejection under section 365 or 1123 of the Bankruptcy Code.

174. “Unimpaired” means, with respect to a Class of Claims or Interests, a Claim or an Interest that is unimpaired within the meaning of section 1124 of the Bankruptcy Code, including through payment in full in Cash.

175. “Voting Deadline” means, as applicable, the Voting Deadline for Claims or the Voting Deadline for Interests.

176. “Voting Deadline for Claims” means the Voting Deadline set forth in the Ballot for holders of Notes Claims.

177. “Voting Deadline for Interests” means the Voting Deadline set forth in the Ballot for holders of Pioneer Interests.

B. Rules of Interpretation

For purposes herein: (1) in the appropriate context, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, feminine and the neuter gender; (2) except as otherwise provided, any reference herein to a contract, lease, instrument, release, indenture or other agreement or document being in a particular form or on particular

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terms and conditions means that the referenced document shall be substantially in that form or substantially on those terms and conditions; (3) except as otherwise provided, any reference herein to an existing document or exhibit having been Filed or to be Filed shall mean that document or exhibit, as it may thereafter be amended, restated, supplemented or otherwise modified in accordance with the terms of this Plan; (4) unless otherwise specified, all references herein to “Articles” are references to Articles of this Plan or hereto; (5) unless otherwise stated, the words “herein,” “hereof,” and ‘‘hereto’’ refer to this Plan in its entirety rather than to a particular portion of this Plan; (6) captions and headings to Articles are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation hereof; (7) the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, and shall be deemed to be followed by the words “without limitation”; (8) the rules of construction set forth in section 102 of the Bankruptcy Code shall apply; (9) any term used in capitalized form herein that is not otherwise defined, but that is used in the Bankruptcy Code or the Bankruptcy Rules, has the meaning assigned to that term in the Bankruptcy Code or the Bankruptcy Rules, as the case may be; (10) all references to statutes, regulations, orders, rules of courts, and the like shall mean as amended from time to time, and as applicable to the Chapter 11 Cases, unless otherwise stated; (11) any reference to an Entity as a Holder of a Claim or Interest includes that Entity’s successors and assigns; (12) any effectuating provisions may be interpreted by the Reorganized Debtors in a manner consistent with the overall purpose and intent of this Plan, all without further notice to or action, order or approval of the Court or any other Entity, and such interpretation shall control in all respects; (13) except as otherwise provided, any references to the Effective Date shall mean the Effective Date or as soon as reasonably practicable thereafter; and (14) any docket number references in this Plan shall refer to the docket number of any document Filed with the Court in the Chapter 11 Cases.

C. Computation of Time

Unless otherwise specifically stated herein, the provisions of Bankruptcy Rule 9006(a) shall apply in computing any period of time prescribed or allowed herein. If the date on which a transaction may occur pursuant to this Plan shall occur on a day that is not a Business Day, then such transaction shall instead occur on the next succeeding Business Day, but shall be deemed to have been completed or to have occurred as of the required date.

D. Governing Law

Unless a rule of law or procedure is supplied by federal law (including the Bankruptcy Code and Bankruptcy Rules) or unless otherwise specifically stated herein, the laws of the State of New York (except for section 5-1401 and 5-1402 of the General Obligations Law of the State of New York), without giving effect to the principles of conflicts of law, shall govern the rights, obligations, construction and implementation of this Plan, any agreements, documents, instruments or contracts executed or entered into in connection with this Plan (except as otherwise set forth in those agreements, in which case the governing law of such agreement shall control); provided, however, that corporate or limited liability company governance matters relating to the Debtors or the Reorganized Debtors, as applicable, shall be governed by the laws of the state of incorporation or formation (as applicable) of the applicable Debtor or Reorganized Debtor.

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E. Reference to Monetary Figures

All references in the Plan to monetary figures shall refer to the legal tender of the United States of America, unless otherwise expressly provided.

F. Reference to the Debtors or the Reorganized Debtors

Except as otherwise specifically provided in this Plan to the contrary, references in this Plan to the Debtors or the Reorganized Debtors shall mean the Debtors and the Reorganized Debtors, as applicable, to the extent the context requires.

G. Controlling Document

In the event of an inconsistency between this Plan and the Disclosure Statement, the terms of this Plan shall control in all respects. In the event of an inconsistency between this Plan and the Plan Supplement, the terms of the relevant document in the Plan Supplement shall control (unless otherwise provided in such Plan Supplement document or in the Confirmation Order). In the event of an inconsistency between the Confirmation Order and this Plan, the Confirmation Order shall control.

ARTICLE II.

ADMINISTRATIVE, DIP FACILITY AND PRIORITY CLAIMS

AND STATUTORY FEES

All Claims and Interests, except Administrative Claims, DIP Facility Claims, and Priority Tax Claims are classified in the Classes set forth below. In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims and Priority Tax Claims have not been classified and, thus, are excluded from the Classes of Claims and Interests set forth in Article III of this Plan.

A. Administrative Claims

Except with respect to Administrative Claims that are Accrued Professional Compensation Claims, Administrative Claims will be paid in full in Cash in the ordinary course of the Debtors’ business, in accordance with the terms and subject to the conditions of any agreements governing, instruments evidencing or other documents relating to such transactions. Accordingly, no request for payment of such Claim need be Filed in these Chapter 11 Cases, and no bar date for such Claims will be set.

B. Accrued Professional Compensation Claims

1.	Professional Fee Escrow

On the Effective Date, the Debtors shall establish the Professional Fee Escrow and fund the Professional Fee Escrow with Cash equal to the Professional Fee Escrow Amount. The Professional Fee Escrow shall be maintained in trust for the Debtors’ Professionals and shall not be considered property of the Debtors’ Estates; provided, however, that the Reorganized Debtors shall have a reversionary interest in the excess, if any, of the amount of the Professional Fee Escrow over the aggregate Allowed Accrued Professional Compensation Claims of the Debtors’ Professionals to be paid from the Professional Fee Escrow.

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2.	Final Fee Applications and Payment of Accrued Professional Compensation Claims

All final requests for payment of Accrued Professional Compensation Claims incurred during the period from the Petition Date through the Confirmation Date shall be Filed no later than thirty (30) calendar days after the Effective Date. After notice and a hearing in accordance with the procedures established by the Bankruptcy Code, Bankruptcy Rules and prior Court orders, the Allowed amounts of such Accrued Professional Compensation Claims shall be determined by the Court. The amount of Accrued Professional Compensation Claims owing to the Professionals shall be paid in Cash to such Professionals when such Claims are Allowed by a Final Order from the Professional Fee Escrow in the case of the Debtors’ Professionals and by the Reorganized Debtors in the case of all other Professionals.

To the extent that funds held in the Professional Fee Escrow are unable to satisfy the amount of Accrued Professional Compensation Claims owing to the Debtors’ Professionals, such Professionals shall have an Allowed Administrative Claim for any such deficiency, which shall be satisfied by the Reorganized Debtors in accordance with Article II.A of this Plan. After all Accrued Professional Compensation Claims of the Debtors have been paid in full, the Final Order allowing such Accrued Professional Compensation Claims shall direct the escrow agent of the Professional Fee Escrow to return any excess amounts to the Reorganized Debtors.

3.	Estimation of Fees and Expenses

To receive payment for unbilled fees and expenses incurred through the Effective Date, the Debtors’ Professionals shall reasonably estimate their Accrued Professional Compensation Claims before and as of the Effective Date, and shall deliver such estimate to the Debtors no later than ten (10) calendar days prior to the Confirmation Date; provided, however, that such estimate shall not be considered a representation with respect to the fees and expenses of such Professional, and such Professionals are not bound to any extent by the estimates. If any of the Debtors’ Professionals fails to provide an estimate or does not provide a timely estimate, the Debtors may estimate the unbilled fees and expenses of such Professional. The total amount so estimated shall be utilized by the Debtors to determine the Professional Fee Escrow Amount.

4.	Post-Effective Date Fees and Expenses

Except as otherwise specifically provided in this Plan, from and after the Effective Date, the Debtors or the Reorganized Debtors, as the case may be, shall, in the ordinary course of business and without any further notice to or action, order or approval of the Court, pay in Cash the reasonable and documented legal, professional or other fees and expenses incurred by the Debtors. Upon the Effective Date, any requirement that Professionals comply with section 327 through 331 and 1103 of the Bankruptcy Code, or any order of the Court governing the retention or compensation of Professionals in seeking retention or compensation for services rendered after such date shall terminate, and the Debtors may employ and pay any Professional in the ordinary course of business without any further notice to or action, order or approval of the Court.

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C. DIP Facility Claims

Except to the extent that a Holder of a DIP Facility Claim agrees to a less favorable treatment, each Holder of a DIP Facility Claim will be either (i) indefeasibly paid and satisfied in full in Cash on the Effective Date or (ii) to the extent not paid and satisfied in full in Cash on the Effective Date, receive its Pro Rata share of revolving loans and letter of credit participations under the Exit ABL Facility, in full satisfaction, settlement, discharge and release of, and in exchange for, such DIP Facility Claim not being paid in full in Cash on the Effective Date. The DIP Facility Claims shall be Allowed in an aggregate principal amount with respect to drawn amounts under the DIP Facility (plus any unpaid accrued interest and unpaid fees, expenses and other obligations under the DIP Credit Agreement as of the Effective Date). Except as otherwise expressly provided in the DIP Facility Agreement or the DIP Orders, upon the indefeasible payment or satisfaction in full in Cash of the DIP Facility Claims (other than any DIP Facility Claims based on the Debtors’ contingent obligations under the DIP Credit Agreement for which no claim has been made) or distribution of the Pro Rata share of the Exit ABL Facility or a combination thereof in accordance with the terms of this Plan, on the Effective Date all Liens and security interests granted to secure such DIP Facility Claims shall be terminated and of no further force and effect, and the DIP Agent will promptly execute and deliver to the Reorganized Debtors, at the Reorganized Debtors’ sole cost and expense, such instruments of termination, release, satisfaction and/or assignment (in recordable form) as may be reasonably requested by the Reorganized Debtors to effectuate the foregoing. Notwithstanding the foregoing, the DIP Credit Agreement shall continue in effect solely for the purpose of preserving the DIP Agent’s and the DIP Lenders’ rights to any contingent or indemnification obligation of the Debtors pursuant and subject to the terms of the DIP Credit Agreement or DIP Orders.

D. Priority Tax Claims

Except to the extent that a Holder of an Allowed Priority Tax Claim agrees to a less favorable treatment, in full and final satisfaction, settlement, release and discharge of and in exchange for each Allowed Priority Tax Claim, each Holder of such Allowed Priority Tax Claim shall be treated in accordance with the terms set forth in section 1129(a)(9)(C) of the Bankruptcy Code. In the event an Allowed Priority Tax Claim is also a Secured Tax Claim, such Claim shall, to the extent it is Allowed, be treated as an Other Secured Claim if such Claim is not otherwise paid in full.

E. Statutory Fees

All Statutory Fees due and payable prior to the Effective Date shall be paid by the Debtors. On and after the Effective Date, the Reorganized Debtors shall pay all Statutory Fees when due and payable, and shall File with the Court quarterly reports in a form reasonably acceptable to the U.S. Trustee. Each Debtor shall remain obligated to pay quarterly fees to the U.S. Trustee and File quarterly reports until the earliest of that particular Debtor’s case being closed, dismissed or converted to a case under chapter 7 of the Bankruptcy Code.

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ARTICLE III.

CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS

All Claims and Interests, except Administrative Claims, DIP Facility Claims, and Priority Tax Claims, are classified in the Classes set forth below. In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims and Priority Tax Claims have not been classified.

A. Summary of Classification

All Claims and Interests, other than Administrative Claims (including Accrued Professional Compensation Claims and Statutory Fees), DIP Facility Claims, and Priority Tax Claims are classified in the Classes set forth in this Article III for all purposes, including voting, Confirmation and distributions pursuant hereto and pursuant to sections 1122 and 1123(a)(1) of the Bankruptcy Code. A Claim or Interest is classified in a particular Class only to the extent that the Claim or Interest qualifies within the description of that Class and is classified in other Classes to the extent that any portion of the Claim or Interest qualifies within the description of such other Classes. A Claim or Interest is also classified in a particular Class for the purpose of receiving distributions pursuant to this Plan, only to the extent that such Claim or Interest is an Allowed Claim or Allowed Interest in that Class and has not been paid, released or otherwise satisfied prior to the Effective Date.

Except as provided below, this Plan constitutes a separate chapter 11 plan of reorganization for each Debtor, and the classifications set forth in Classes 1 through 10 shall be deemed to apply to each Debtor. Each Class of Claims against or Interests in the Debtors shall be deemed to constitute separate sub-Classes of Claims against and Interests in each of the Debtors, as applicable, and each such sub-Class shall vote as a single separate Class for each of the Debtors, as applicable, and the confirmation requirements of section 1129 of the Bankruptcy Code must be satisfied separately with respect to each of the Debtors.

1.	Class Identification

The classification of Claims and Interests against each Debtor (as applicable) pursuant to this Plan is as set forth below. All of the potential Classes for the Debtors are set forth herein. Certain of the Debtors may not have Holders of Claims or Interests in a particular Class or Classes, and such Classes shall be treated as set forth in Article III.G of this Plan.

Class	Claims and Interests	Status	Voting Rights
1	Other Priority Claims	Unimpaired	Not Entitled to Vote (Presumed to Accept)

2	Other Secured Claims	Unimpaired	Not Entitled to Vote (Presumed to Accept)

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Class	Claims and Interests	Status	Voting Rights
3	Prepetition ABL Claims	Unimpaired	Not entitled to Vote (Presumed to Accept)

4	Prepetition Term Loan Claims	Unimpaired	Not entitled to Vote (Presumed to Accept)

5	Notes Claims	Impaired	Entitled to Vote

6	General Unsecured Claims	Unimpaired	Not Entitled to Vote (Presumed to Accept)

7	Intercompany Claims	Unimpaired	Not Entitled to Vote (Presumed to Accept)

8	Subordinated Claims	Impaired	Not Entitled to Vote (Deemed to Reject)

9	Intercompany Interests	Unimpaired	Not Entitled to Vote (Presumed to Accept)

10	Pioneer Interests	Impaired	Entitled to Vote

B. Treatment of Claims and Interests

The treatment and voting rights provided under this Plan to each Class for distribution purposes is specified below:

1.	Class 1 – Other Priority Claims

a.	Classification: Class 1 consists of all Allowed Other Priority Claims.

b.

Treatment: Except to the extent that a Holder of an Allowed Other Priority Claim agrees to a less favorable treatment, in full and final satisfaction, compromise, settlement, release and discharge of and in exchange for each Allowed Other Priority Claim, each such Holder shall receive, at the option of the applicable Debtor or Reorganized Debtor, with the consent of the Required Consenting Noteholders, (i) payment in full, in Cash, of the unpaid portion of its Allowed Other Priority Claim or (ii) such other recovery necessary to satisfy section 1129 of the Bankruptcy Code pursuant to such other terms as may be agreed to by the Holder of an Allowed Other Priority Claim and the Debtors, payable on the later of the Effective Date and the date that is ten (10) Business Days after the date on which such Other Priority Claim becomes an Allowed Other Priority Claim, in each case, or as soon thereafter as reasonably practicable (or, if payment is not then due, such Allowed Other Priority Claim shall be paid in accordance with its terms).

c.

Voting: Class 1 is Unimpaired under this Plan. Each Holder of an Allowed Other Priority Claim will be conclusively presumed to have accepted this Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, each Holder of an Allowed Other Priority Claim is not entitled to vote to accept or reject this Plan.

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2.	Class 2 – Other Secured Claims

a.	Classification: Class 2 consists of all Allowed Other Secured Claims.

b.

Treatment: On the Effective Date, except to the extent that a Holder of an Allowed Other Secured Claim agrees to a less favorable treatment, in full and final satisfaction, compromise, settlement, release and discharge of and in exchange for each Allowed Other Secured Claim, each such Holder shall receive, at the option of the applicable Debtor or Reorganized Debtor, with the consent of the Required Consenting Noteholders: (i) payment in full in Cash of the unpaid portion of its Allowed Other Secured Claim, payable on the later of the Effective Date and the date that is ten (10) Business Days after the date on which such Other Secured Claim becomes an Allowed Other Secured Claim, in each case (or if payment is not then due, then such Allowed Other Secured Claim shall be paid in accordance with its terms), (ii) Reinstatement of its Claims or (iii) such other recovery necessary to satisfy section 1129 of the Bankruptcy Code.

c.

Voting: Class 2 is Unimpaired under this Plan. Each Holder of an Allowed Other Secured Claim will be conclusively presumed to have accepted this Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, each Holder of an Allowed Other Secured Claim is not entitled to vote to accept or reject this Plan.

3.	Class 3 – Prepetition ABL Claims

a.	Classification: Class 3 consists of all Prepetition ABL Claims.

b.

Treatment: Except to the extent that a Holder of an Allowed Prepetition ABL Claim agrees to a less favorable treatment, in full and final satisfaction, compromise, settlement, release and discharge of and in exchange for each Allowed Prepetition ABL Claim, to the extent such Claims have not been refinanced with the proceeds of the DIP Facility, each such Holder shall receive, at the option of the applicable Debtor or Reorganized Debtor, with the consent of the Required Consenting Noteholders, (i) payment in full, in Cash, of the unpaid portion of its Allowed Prepetition ABL Claim on the Effective Date or as soon thereafter as reasonably practicable (or, if payment is not then due, such Allowed Prepetition ABL Claim shall be paid in accordance with its terms), or (ii) such other recovery necessary to satisfy section 1129 of the Bankruptcy Code.

c.

Voting: Class 3 is Unimpaired under this Plan. Each Holder of an Allowed Prepetition ABL Claim will be conclusively presumed to have accepted this Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, each Holder of an Allowed Prepetition ABL Claim is not entitled to vote to accept or reject this Plan.

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4.	Class 4 – Prepetition Term Loan Claims

a.	Classification: Class 4 consists of all Allowed Prepetition Term Loan Claims.

b.

Allowance: The Prepetition Term Loan Claims shall be Allowed in the aggregate principal amount of $175,000,000, plus any accrued and unpaid interest at the default rate under the Prepetition Term Loan Agreement whether before or after the Petition Date, plus all other unpaid and outstanding fees, costs, expenses, and other amounts and Obligations (as defined in the Prepetition Term Loan Agreement) and including, without limitation and solely for the avoidance of doubt, the “Applicable Premium” (as defined in the Prepetition Term Loan Agreement), as applicable, and shall not be subject to disallowance, setoff, recoupment, subordination, recharacterization, or reduction of any kind, including pursuant to section 502(d) of the Bankruptcy Code.

c.

Treatment: On the Effective Date or as soon thereafter as reasonably practicable, in full and final satisfaction, compromise, settlement, release, and discharge of and in exchange for each Prepetition Term Loan Claim, each Holder of an Allowed Prepetition Term Loan Claim shall receive payment in full in Cash of each such Allowed Prepetition Term Loan Claim.

d.

Voting: Class 4 is Unimpaired under this Plan. Each Holder of an Allowed Prepetition Term Loan Claim will be conclusively presumed to have accepted this Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, each Holder of an Allowed Prepetition Term Loan Claim is not entitled to vote to accept or reject this Plan.

5.	Class 5 – Notes Claims

a.	Classification: Class 5 consists of all Allowed Notes Claims.

b.

Allowance. The Notes Claims shall be Allowed in the aggregate principal amount of $300,000,000, plus any accrued and unpaid interest under the Indenture as of the Petition Date, and shall not be subject to disallowance, setoff, recoupment, subordination, recharacterization, or reduction of any kind, including pursuant to section 502(d) of the Bankruptcy Code.

c.

Treatment: On the Effective Date or as soon thereafter as reasonably practicable, in full and final satisfaction, compromise, settlement, release, and discharge of and in exchange for each Notes Claim, each Holder of an Allowed Notes Claim shall receive its Pro Rata share of (i) 94.25% of the

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New Equity (and, if Class 10 does not vote to accept the Plan, such percentage will increase to 100%), subject to dilution by the New Equity issued upon conversion of the New Convertible Bonds (inclusive of the Management Commitment Convertible Bonds, the Rights Offering Convertible Bonds and the Premium Convertible Bonds) and the Employee Incentive Plan and (ii) Subscription Rights to acquire $116,121,000 in New Convertible Bonds (and the corresponding Stapled Special Voting Stock) in accordance with the Rights Offering Procedures.

d.	Voting: Class 5 is Impaired under this Plan. Each Holder of an Allowed Notes Claim is entitled to vote to accept or reject this Plan.

6.	Class 6 – General Unsecured Claims

a.	Classification: Class 6 consists of all General Unsecured Claims.

b.

Treatment: Each Holder of a General Unsecured Claim will be paid in full in Cash (together with interest if provided for under the governing agreement) in the ordinary course of the Debtors’ business, in accordance with the terms and subject to the conditions of any agreements governing, instruments evidencing or other documents relating to such transactions, or Reinstated, subject to all claims, defenses, or disputes the Debtors or the Reorganized Debtors may have with respect to may assert as to the validity or amount of such General Unsecured Claims or receive such other treatment as may be required to deem such General Unsecured Claim Unimpaired.

c.

Voting: Class 6 is Unimpaired under this Plan. Each Holder of an Allowed General Unsecured Claim is conclusively presumed to have accepted this Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, each Holder of a General Unsecured Claim is not entitled to vote to accept or reject this Plan.

7.	Class 7 – Intercompany Claims

a.	Classification: Class 7 consists of all Intercompany Claims.

b.

Treatment: On the Effective Date, all Intercompany Claims shall be, with the reasonable consent of the Required Consenting Noteholders, adjusted, Reinstated, or discharged, to the extent determined to be appropriate by the Debtors or Reorganized Debtors, as applicable.

c.

Voting: Class 7 is Unimpaired. Each Holder of an Intercompany Claim is therefore conclusively presumed to have accepted this Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, each Holder of an Intercompany Claim is not entitled to vote to accept or reject this Plan.

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8.	Class 8 – Subordinated Claims

a.	Classification: Class 8 consists of all Allowed Subordinated Claims.

b.

Treatment: On the Effective Date, all Allowed Subordinated Claims, if any, shall be discharged, cancelled, released, and extinguished, and will be of no further force or effect. No Holder of Allowed Subordinated Claims will receive any distribution or recovery on account of such Allowed Subordinated Claims.

c.

Voting: Class 8 is Impaired under this Plan. Each Holder of an Allowed Subordinated Claim is conclusively deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, each Holder of an Allowed Subordinated Claim is not entitled to vote to accept or reject this Plan.

9.	Class 9 – Intercompany Interests

a.	Classification: Class 9 consists of all Intercompany Interests.

b.	Treatment: On the Effective Date, each Intercompany Interest shall be Reinstated or cancelled at the option of the Debtors (with the consent of the Required Consenting Noteholders).

c.

Voting: Class 9 is Unimpaired under this Plan. Each Holder of an Intercompany Interest is conclusively presumed to have accepted this Plan pursuant to section 1126 of the Bankruptcy Code. Therefore, each Holder of an Intercompany Interest is not entitled to vote to accept or reject this Plan.

10.	Class 10 – Pioneer Interests

a.	Classification: Class 10 consists of all Allowed Pioneer Interests.

Treatment: On the Effective Date or as soon thereafter as reasonably practicable, all Pioneer Interests shall be cancelled and discharged and shall be of no further force and effect, whether surrendered for cancellation or otherwise, and each Holder of an Allowed Pioneer Interest shall receive:

i.

If Class 10 votes to accept the Plan, its Pro Rata share of (i) 5.75% of the New Equity, subject to dilution by the New Equity issued upon conversion of the New Convertible Bonds (inclusive of the Management Commitment Convertible Bonds, the Rights Offering Convertible Bonds and the Premium Convertible Bonds) and the Employee Incentive Plan and (ii) Subscription Rights to acquire $7,084,000 in New Convertible Bonds (and the corresponding Stapled Special Voting Stock) in accordance with the Rights Offering Procedures; and

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ii.

If Class 10 does not vote to accept the Plan, its Pro Rata share of Subscription Rights to acquire $7,084,000 in New Convertible Bonds (and the corresponding Stapled Special Voting Stock) in accordance with the Rights Offering Procedures.

b.	Voting: Class 10 is Impaired under this Plan. Each Holder of a Pioneer Interest is entitled to vote to accept or reject this Plan.

C. No Substantive Consolidation

Although this Plan is presented as a joint plan of reorganization, this Plan does not provide for the substantive consolidation of the Debtors’ Estates, and on the Effective Date, the Debtors’ Estates shall not be deemed to be substantively consolidated for any reason. Nothing in this Plan or the Disclosure Statement shall constitute or be deemed to constitute a representation that any one or all of the Debtors is subject to or liable for any Claims against any other Debtor. A Claim against multiple Debtors will be treated as a separate Claim against each applicable Debtor’s Estate for all purposes, including voting and distribution; provided, however, that no Claim will receive value in excess of one hundred percent (100.0%) of the Allowed amount of such Claim under the Plan for each Debtor.

D. Confirmation of Certain, but Not All Cases

If this Plan is not confirmed as to one or more of the Debtors, but the other Debtors, subject to the consent rights set forth in the Restructuring Support Agreement, determine to proceed with this Plan, then the Debtor(s), as to which this Plan may not be confirmed, shall be severed from, and this Plan shall not apply to, such Debtor(s).

E. Special Provision Governing Unimpaired Claims

Except as otherwise set forth in this Plan, nothing shall affect the Debtors’ or the Reorganized Debtors’ rights in respect of any Unimpaired Claims or Interests, including all rights in respect of legal and equitable defenses to or setoffs or recoupment against any such Unimpaired Claims or Interests.

F. Confirmation Pursuant to Sections 1129(a)(10) and 1129(b) of the Bankruptcy Code

The Debtors shall seek Confirmation of this Plan pursuant to section 1129(b) of the Bankruptcy Code with respect to any rejecting Class of Claims. The Debtors reserve the right to modify this Plan in accordance with Article X.A of this Plan to the extent, if any, that Confirmation pursuant to section 1129(b) of the Bankruptcy Code requires modification.

G. Elimination of Vacant Classes

Any Class of Claims or Interests that does not have a Holder of an Allowed Claim or Allowed Interest as of the date of the Confirmation Hearing shall be deemed eliminated from this Plan for purposes of voting to accept or reject this Plan and for purposes of determining acceptance or rejection of this Plan by such Class pursuant to section 1129(a)(8) of the Bankruptcy Code.

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H. Voting Classes; Presumed Acceptance by Non-Voting Classes

If a Class contains Claims or Interests eligible to vote and no Holders of Claims or Interests eligible to vote in such Class vote to accept or reject this Plan, this Plan shall be deemed accepted by the Holders of such Claims or Interests in such Class.

I. Presumed Acceptance of the Plan

To the extent that Claims of any Class are Reinstated, each Holder of a Claim or Interests in such Class is presumed to have accepted this Plan pursuant to section 1126(f) of the Bankruptcy Code and is not entitled to vote to accept or reject this Plan.

J. Intercompany Interests

Intercompany Interests are being Reinstated to maintain the existing corporate structure of the Debtors. For the avoidance of doubt, any Interest in non-Debtor subsidiaries owned by a Debtor shall continue to be owned by the applicable Reorganized Debtor.

K. Relative Rights and Priorities

Unless otherwise expressly provided in the Plan or the Confirmation Order, the allowance, classification and treatment of all Allowed Claims and Allowed Interests and the respective distributions and treatments under this Plan take into account and conform to the relative priority and rights of the Claims and Interests in each Class in connection with any contractual, legal and equitable subordination rights relating thereto, whether arising under general principles of equitable subordination, section 510(b) of the Bankruptcy Code, or otherwise, including the Existing Intercreditor Agreement, the Prepetition ABL Credit Agreement, the Prepetition Term Loan Agreement and the Indenture.

ARTICLE IV.

MEANS FOR IMPLEMENTATION OF THIS PLAN

A. General Settlement of Claims and Interests

Pursuant to sections 363 and 1123 of the Bankruptcy Code and Bankruptcy Rule 9019, and in consideration for the classification, distributions, releases, and other benefits provided under this Plan, upon the Effective Date, the provisions of this Plan shall constitute a good faith compromise and settlement of all Claims and Interests and controversies resolved pursuant to this Plan. The entry of the Confirmation Order shall constitute the Court’s approval of the compromise and settlement of all such Claims, Interests, and controversies, as well as a finding by the Court that such compromise and settlement is in the best interests of the Debtors, their Estates, and Holders of Claims and Interests and is fair, equitable, and is within the range of reasonableness. All distributions made to Holders of Allowed Claims and Allowed Interests in any Class are intended to be and shall be final.

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B. Restructuring Transactions

Prior to, on, or as soon as reasonably practicable after the Effective Date, the Debtors or the Reorganized Debtors may take all actions as may be necessary or appropriate to effect any transaction described in, approved by, contemplated by, or necessary to effectuate this Plan (the “Restructuring Transactions”), in each case subject to the consent rights set forth in the Restructuring Support Agreement, including:

1.

the execution, adoption, amendment and/or delivery of appropriate instruments of transfer, assignment, assumption or delegation of any asset, property, interest, right, liability, debt or obligation on terms consistent with the terms of this Plan and having other terms for which the applicable parties agree, including, without limitation, Reorganized Pioneer’s issuance of the New Equity, the Stapled Special Voting Stock and the New Convertible Bonds;

2.	the filing of appropriate certificates or articles of incorporation, reincorporation, merger, consolidation, conversion or dissolution pursuant to applicable law;

3.

the execution, adoption, amendment and/or delivery of the applicable documents included in the Plan Supplement, to the extent required by the Debtors, including, but not limited to, the Restructuring Documents where relevant; and

4.

all other actions that the applicable Entities determine to be necessary or appropriate, in the most tax efficient manner to the extent commercially reasonable, including making filings or recordings that may be required by applicable law and the payment in full and in Cash of any and all Allowed Prepetition Term Loan Claims pursuant to Article III(B)(4).

For purposes of effecting the Plan, none of the transactions contemplated in this Article IV.B shall constitute a change of control under any agreement, contract, or document of the Debtors.

Each officer, member of the board of directors, or manager of the Debtors is (and each officer, member of the board of directors, or manager of the Reorganized Debtors shall be) authorized and directed to issue, execute, deliver, file, or record such contracts, securities, instruments, releases, indentures, and other agreements or documents and take such actions as may be necessary or appropriate to effectuate, implement, and further evidence the terms and conditions of the Plan and the securities issued pursuant to the Plan in the name of and on behalf of the Reorganized Debtors, all of which shall be authorized and approved in all respects, in each case, without the need for any approvals, authorizations, consents, or any further actions required under applicable law, regulation, order, or rule (including, without limitation, any action by the shareholders or directors or managers of the Debtors or the Reorganized Debtors) except for those expressly required pursuant to the Plan.

All matters provided for herein involving the corporate structure of the Debtors or Reorganized Debtors, or any corporate, limited liability company, or related action required by the Debtors or Reorganized Debtors in connection herewith shall be deemed to have occurred and shall be in effect, without any requirement of further action by the shareholders, members, directors, or managers of the Debtors or Reorganized Debtors, and with like effect as though such action had been taken unanimously by the shareholders, members, directors, or managers, as applicable, of the Debtors or Reorganized Debtors.

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C. Cancellation of Liens.

Upon the payment or other satisfaction of an Allowed Secured Claim pursuant to Article III hereof, the Holder of such Allowed Secured Claim shall, at the sole expense of the Debtors or the Reorganized Debtors (as applicable), deliver to the Debtors or Reorganized Debtors (as applicable) or their respective designees any collateral or other property of the Debtors held by such Holder, and any termination statements, instruments of satisfaction, or releases of all security interests with respect to its Allowed Secured Claim that may be required in order to terminate any Lien, related financing statements, mortgages, mechanic’s liens, or lis pendens, or other similar interests or documents.

D. Sources of Consideration for Plan Distributions

Consideration for plan distributions shall come from:

1.	Equity Interests in Reorganized Pioneer

a.	Issuance and Distribution of New Equity

On the Effective Date, all Pioneer Interests shall be cancelled and Reorganized Pioneer shall issue the New Equity to Holders of Allowed Claims and Allowed Interests entitled to receive the New Equity pursuant to Article III hereof. All of the New Equity to be issued pursuant to the Plan (including upon the conversion of the New Convertible Bonds and under the Employee Incentive Plan) shall be duly authorized, validly issued, fully paid, and non-assessable. Each distribution and issuance of the New Equity under the Plan shall be governed by the terms and conditions set forth in the Plan applicable to such distribution or issuance and by the terms and conditions of the instruments evidencing or relating to such distribution or issuance, which terms and conditions shall bind each Entity receiving such distribution or issuance.

The New Equity issued pursuant to the Plan as of the Effective Date shall be subject to dilution by the New Equity issued upon conversion of the New Convertible Bonds (inclusive of the Management Commitment Convertible Bonds, the Rights Offering Convertible Bonds and the Premium Convertible Bonds) and the Employee Incentive Plan.

b.	Issuance and Distribution of Stapled Special Voting Stock

On the Effective Date, Reorganized Pioneer shall issue the Stapled Special Voting Stock to the applicable recipients thereof in accordance with the Rights Offering Procedures and the Backstop Commitment Agreement pursuant to this Plan. All of the Stapled Special Voting Stock to be issued pursuant to the Plan shall be duly authorized, validly issued, fully paid, and non-assessable. Each distribution and issuance of the Stapled Special Voting Stock under the Plan shall be governed by the terms and conditions set forth in the Plan applicable to such distribution or issuance and by the terms and conditions of the instruments evidencing or relating to such distribution or issuance, which terms and conditions shall bind each Entity receiving such distribution or issuance.

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The Stapled Special Voting Stock issued pursuant to the Plan as of the Effective Date shall be stapled to the New Convertible Bonds that will be issued in the Rights Offering or pursuant to the Backstop Commitment Agreement in such an amount that the number of shares of such Stapled Special Voting Stock that each Person receives are equal to the number of shares of New Equity that the New Convertible Bonds are initially convertible into, and shall have the same payment-in-kind features as the New Convertible Bonds (i.e., such number of shares of Stapled Special Voting Stock will always equal the number of shares of New Equity into which the New Convertible Bonds will convert at a given time).

c.	Deemed Execution of Shareholders Agreement

On the Effective Date, each Holder of an Allowed Claim and an Allowed Interest that receives New Equity and recipients of the Stapled Special Voting Stock shall be deemed to have executed, without any further action by any party, the Shareholders Agreement.

2.	Rights Offering

a.	Issuance of Rights

The Debtors and Reorganized Debtors, as applicable, will implement the Rights Offering in accordance with the Rights Offering Procedures. The Rights Offering shall consist of a distribution of the Subscription Rights to the applicable recipients thereof in accordance with the Rights Offering Procedures, pursuant to which the Rights Offering Convertible Bonds (and the corresponding Stapled Special Voting Stock) will be issued and the proceeds used to fund the distributions under the Plan, including to pay the Restructuring Expenses and for ordinary course operations and general corporate purposes of the Reorganized Debtors.

In accordance with the Rights Offering Procedures and the Backstop Commitment Agreement, each Eligible Holder of an Eligible Claim shall receive Subscription Rights to acquire its Pro Rata share of 94.25% of the Rights Offering Convertible Bonds (and the corresponding Stapled Special Voting Stock), each Eligible Holder of an Eligible Interest shall receive Subscription Rights to acquire its Pro Rata share of 5.75% of the Rights Offering Convertible Bonds (and the corresponding Stapled Special Voting Stock), in each case, pursuant to the terms set forth in the Rights Offering Procedures.

Subject to the terms, conditions and limitations set forth in the Backstop Commitment Agreement, if, after following the procedures set forth in the Rights Offering Procedures, there remain any unexercised Subscription Rights, Reorganized Pioneer will sell to the Backstop Parties, and the Backstop Parties shall purchase, severally and not jointly, their applicable portion of the Backstop Amount of New Convertible Bonds (and the corresponding Stapled Special Voting Stock) (based on each Backstop Party’s Backstop Commitment Percentage (as defined in the Backstop Commitment Agreement)) associated with such unexercised Subscription Rights, in accordance with, and subject to, the terms and conditions of the Backstop Commitment Agreement and the Rights Offering Procedures (such purchased New Convertible Bonds and Stapled Special Voting Stock, the “Backstop Securities”). The Rights Offering Convertible Bonds (and the corresponding Stapled Special Voting Stock) will be issued pursuant to the Rights Offering.

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The New Convertible Bonds (inclusive of the Management Commitment Convertible Bonds, the Rights Offering Convertible Bonds and the Premium Convertible Bonds) will be convertible into 90.00%-93.61% of the New Equity, on a post-conversion basis, subject to dilution on account of the Employee Incentive Plan; provided, that the low end of the range assumes that the Rights Offering Convertible Bonds are issued only with respect to the Backstop Amount and the high end of the range assumes that the Rights Offering is fully subscribed.

On the Effective Date, Reorganized Pioneer shall issue (i) the Rights Offering Securities pursuant to the Rights Offering, and (ii) (A) the Backstop Securities, (B) the Management Commitment Convertible Bonds and (C) the Management Commitment Stapled Special Voting Stock, the Premium Convertible Bonds and the Premium Stapled Special Voting Stock (without payment of any additional consideration therefor), in each case pursuant to the terms of the Backstop Commitment Agreement. For the avoidance of doubt, the Management Commitment Convertible Bonds and the Premium Convertible Bonds shall be New Convertible Bonds, and the Management Commitment Stapled Special Voting Stock and the Premium Stapled Special Voting Stock shall be Stapled Special Voting Stock.

Notwithstanding anything to the contrary in the Plan or the Confirmation Order, (i) the Debtors’ obligations under the Backstop Commitment Agreement shall remain unaffected and shall survive following the Effective Date in accordance with the terms thereof, (ii) any such obligations shall not be discharged under the Plan, and (iii) none of the Reorganized Debtors shall terminate any such obligations.

b.	Securities Law

The offer and sale of the Management Commitment Convertible Bonds, the Rights Offering Convertible Bonds, the Premium Convertible Bonds, the Management Commitment Stapled Special Voting Stock, the Rights Offering Stapled Special Voting Stock and the Premium Stapled Special Voting Stock will be exempt from the registration requirements of the Securities Act pursuant to section 4(a)(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder, and will be “restricted securities” subject to transfer restrictions under the U.S. federal securities laws, as further described in the Rights Offering Procedures. Only Eligible Holders (as defined in the Rights Offering Procedures) who have certified to being an “accredited investor” as defined in Rule 501(a) promulgated under Regulation D of the Securities Act or a “qualified institutional buyer” as defined in Rule 144A under the Securities Act may participate in the Rights Offering.

3.	Exit Facilities

On the Effective Date, the applicable Reorganized Debtors shall enter into the Exit Facilities Documentation to the extent a party thereto, including, without limitation, any documents required in connection with the creation or perfection of Liens in connection therewith. The Confirmation Order shall include approval of the Exit Facilities and the Exit

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Facilities Documentation, all transactions contemplated thereby, and all actions to be taken, undertakings to be made, and obligations to be incurred by the Reorganized Debtors in connection therewith, authorization of the Reorganized Debtors to enter into and execute the Exit Facilities Documentation to the extent a party thereto, and authorization for the Reorganized Debtors to create or perfect the Liens in connection therewith. The Exit Agents and Exit Creditors shall have valid, binding, and enforceable Liens on the collateral specified in, and to the extent required by, the Exit Facilities Documentation. To the extent granted, the guarantees, mortgages, pledges, Liens and other security interests granted pursuant to the Exit Facilities Documentation are granted in good faith as an inducement to the Exit Agents and Exit Creditors to extend credit thereunder and shall be deemed not to constitute a fraudulent conveyance or fraudulent transfer, shall not otherwise be subject to avoidance, and the priorities of any such Liens and security interests shall be as set forth in the relevant Exit Facilities Documentation.

E. Corporate Existence

Except as otherwise provided in this Plan, any agreement, instrument or other document incorporated in this Plan or the Plan Supplement, or as a result of the Restructuring Transactions, on the Effective Date, each Debtor shall continue to exist after the Effective Date as a separate corporation or other form of Entity under governing law with all the powers of such corporation, limited liability company or other form of Entity, as the case may be, pursuant to the applicable law in the jurisdiction in which each applicable Debtor is incorporated or formed and pursuant to the respective certificate of incorporation and bylaws (or other analogous formation documents) in effect before the Effective Date, except to the extent such certificate of incorporation and bylaws (or other analogous formation documents) are amended by this Plan or otherwise, and to the extent such documents are amended, such documents are deemed to be amended pursuant to this Plan and require no further action or approval (other than any requisite filings required under applicable state, provincial, federal or foreign law). For the avoidance of doubt, nothing in this Article IV.E prevents, precludes or otherwise impairs the Reorganized Debtors, or any one of them, from merging, amalgamating or otherwise restructuring their legal Entity form in accordance with applicable non-bankruptcy law after the Effective Date.

F. Listing of New Securities and Transfer Restrictions

Under the Registration Rights Agreement and subject to further revision by the Required Consenting Noteholders in consultation with Reorganized Pioneer, holders of a majority of shares of New Equity and Stapled Special Voting Stock can by notice require Reorganized Pioneer to use its reasonable best efforts to cause the New Equity to be listed for trading on Nasdaq or the New York Stock Exchange, in accordance with the applicable listing requirements of Nasdaq or New York Stock Exchange with such listing to be effective as soon as practical after the delivery of such notice. Each share of New Equity will have the same rights, including with respect to voting, dividend, capital, redemption, and information rights. Each share of Stapled Special Voting Stock will have the same rights, including with respect to voting, dividend, capital, redemption, and information rights. The New Equity and the Stapled Special Voting Stock will constitute two classes of equity securities in Reorganized Pioneer on the Effective Date and, other than the New Equity issued under the Employee Incentive Plan and upon conversion of the New Convertible Bonds (inclusive of the Management Commitment Convertible Bonds, the Rights Offering Convertible Bonds and the Premium Convertible Bonds), there will exist no other equity securities, warrants, options, or other agreements to acquire any equity interest in Reorganized Pioneer as of the Effective Date.

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G. Vesting of Assets in the Reorganized Debtors

Except as otherwise provided in this Plan, any agreement, instrument or other document incorporated in this Plan or the Plan Supplement, or pursuant to a Final Order of the Court, on the Effective Date, all property in each Estate, all Causes of Action and any property acquired by any of the Debtors pursuant to this Plan shall vest in each respective Reorganized Debtor, free and clear of all Liens, Claims, charges or other encumbrances. On and after the Effective Date, except as otherwise provided in this Plan or the Confirmation Order, each Reorganized Debtor may operate its business and may use, acquire or dispose of property and compromise or settle any Claims, Interests or Causes of Action without supervision or approval by the Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules. Without limiting the foregoing, the Reorganized Debtors may pay the charges that they incur on or after the Effective Date for professional fees, disbursements, expenses, or related support services without application to the Court.

H. Cancellation of Existing Securities and Agreements

Except as otherwise provided in this Plan or any agreement, instrument or other document incorporated in this Plan or the Plan Supplement, on the Effective Date:

1.

the obligations of the Debtors under the Prepetition ABL Credit Agreement, Prepetition Term Loan Agreement (subject to, for the avoidance of doubt, payment in full in Cash of any and all Allowed Prepetition Term Loan Claims pursuant to Article III(B)(4)), Indenture and any other certificate, share, note, bond, indenture, purchase right, option, warrant or other instrument or document, directly or indirectly, evidencing or creating any indebtedness or obligation of or ownership interest in the Debtors giving rise to any Claim or Interest (except such certificates, notes or other instruments or documents evidencing indebtedness or obligations of, or Interests in, the Debtors that are specifically Reinstated pursuant to this Plan) shall be cancelled as to the Debtors and the Reorganized Debtors shall not have any continuing obligations thereunder;

2.

the obligations of the Debtors pursuant, relating or pertaining to any agreements, indentures, certificates of designation, bylaws or certificate or articles of incorporation or similar documents governing the shares, certificates, notes, bonds, purchase rights, options, warrants or other instruments or documents evidencing or creating any indebtedness or obligation of the Debtors (except such agreements, certificates, notes or other instruments evidencing indebtedness or obligations of or Interests in the Debtors that are specifically Reinstated pursuant to this Plan) shall be released and discharged; provided, however, that, in the cases of clauses (1), (2) and (3) hereof, notwithstanding Confirmation or the occurrence of the Effective Date, any agreement (including the Existing Intercreditor Agreement) that governs the rights of the Prepetition ABL Agent, the Prepetition Term Loan Agent, the Indenture Trustee, or any other Holder of a Claim shall continue in effect solely for purposes of:

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a.

enabling Holders of Allowed Claims and Allowed Interests to receive distributions under this Plan as provided herein and for enforcing any rights hereunder or thereunder against parties other than the Debtors, the Reorganized Debtors or their Representatives;

b.

allowing the Prepetition ABL Agent, Prepetition Term Loan Agent and Indenture Trustee, in accordance with Article VII of this Plan, to make distributions to the Holders of the Prepetition ABL Claims, Prepetition Term Loan Claims and Notes Claims, as applicable;

c.

allowing the Prepetition ABL Agent, Prepetition Term Loan Agent and Indenture Trustee to maintain any right of priority of payment, indemnification, exculpation, contribution, subrogation or any other claim or entitlement it may have under the Prepetition ABL Documents, Prepetition Term Loan Documents or the Indenture, as applicable (which shall survive and not be released, except as otherwise expressly provided in this Plan) other than against the Debtors and the Reorganized Debtors;

d.	allowing the Prepetition ABL Agent, Prepetition Term Loan Agent and Indenture Trustee to enforce any obligations owed to each of them under this Plan or the Confirmation Order;

e.	permitting the Prepetition ABL Agent, Prepetition Term Loan Agent and Indenture Trustee to appear before the Court or any other court;

f.

permitting the Prepetition ABL Agent, Prepetition Term Loan Agent and Indenture Trustee to exercise rights and obligations relating to the interests of the Prepetition ABL Lenders, Prepetition Term Lenders and Noteholders, as applicable, to the extent consistent with this Plan and the Confirmation Order; and

g.	permitting the Prepetition ABL Agent, Prepetition Term Loan Agent and Indenture Trustee to perform any functions that are necessary to effectuate the foregoing;

provided, further, however, that the preceding provisos shall not affect the discharge of Claims pursuant to the Bankruptcy Code, the Confirmation Order or this Plan or result in any expense or liability to the Reorganized Debtors, except to the extent set forth in or provided for under this Plan; provided, further, however, that nothing in this section shall effect a cancellation of any Subscription Rights, New Equity, Stapled Special Voting Stock or Intercompany Interests.

Except as expressly provided in this Plan and Confirmation Order, on the Effective Date, each of the Prepetition ABL Agent, Prepetition Term Loan Agent and Indenture Trustee and their respective agents, successors and assigns shall be fully discharged of all of their duties and obligations under the Indenture and the applicable Prepetition ABL Documents and Prepetition Term Loan Documents.

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I. Corporate Action

On the Effective Date, all actions contemplated by this Plan shall be deemed authorized and approved by the Court in all respects, including, as applicable:

1.	the execution and delivery of the Restructuring Documents and any related instruments, agreements, guarantees, filings or other related documents;

2.	the implementation of the Restructuring Transactions; and

3.

all other actions contemplated by this Plan (whether to occur before, on or after the Effective Date). On the Effective Date, all matters provided for in this Plan involving the corporate structure of the other Reorganized Debtors, and any corporate action required by the Debtors or the Reorganized Debtors in connection with this Plan, shall be deemed to have occurred and shall be in effect, without any requirement of further action by the Interest Holders, directors or officers of the Debtors or the Reorganized Debtors.

On or (as applicable) before the Effective Date, the appropriate officers of the Debtors or the Reorganized Debtors shall be authorized and (as applicable) directed to issue, execute and deliver the agreements, documents, securities and instruments contemplated by this Plan (or necessary or desirable to effect the transactions contemplated by this Plan) in the name of and on behalf of the Reorganized Debtors, including, without limitation, the Restructuring Documents and any and all other agreements, documents, securities and instruments relating to the foregoing, to the extent not previously authorized by the Court. The authorizations and approvals contemplated by this Article IV.I shall be effective notwithstanding any requirements under non-bankruptcy law.

J. New Organizational Documents

To the extent required under this Plan or applicable non-bankruptcy law, the Reorganized Debtors shall file their respective New Organizational Documents and any Shareholders Agreements with the applicable Secretaries of State or other applicable authorities in their respective states, provinces or countries of incorporation or formation in accordance with the corporate laws of the respective states, provinces or countries of incorporation or formation. Pursuant to section 1123(a)(6) of the Bankruptcy Code, to the extent applicable to these Chapter 11 Cases, the New Organizational Documents of the Reorganized Debtors will prohibit the issuance of non-voting equity securities.

K. Directors and Officers of the Reorganized Debtors

The New Board shall be appointed by the Required Consenting Noteholders, in consultation with the Debtors’ management, and the identities of directors on the New Board shall be set forth in the Plan Supplement, to the extent known at the time of filing; provided, however, that the Reorganized Pioneer’s chief executive officer shall be a member of the New Board (and shall at all times remain a member of the New Board) and the remainder of the New Board shall be appointed in compliance with section 1129(a)(5) of the Bankruptcy Code.

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L. Effectuating Documents; Further Transactions

On and after the Effective Date, the Reorganized Debtors, and the officers and members of the New Board, are authorized to and may issue, execute, deliver, file or record such contracts, Securities, instruments, releases and other agreements or documents and take such actions as may be necessary or appropriate to effectuate, implement and further evidence the terms and conditions of this Plan, the Securities issued pursuant to this Plan, including the Restructuring Documents, in the name of and on behalf of the Reorganized Debtors, without the need for any approvals, authorization or consents, except those expressly required pursuant to this Plan.

M. Exemption from Certain Taxes and Fees

Pursuant to section 1146(a) of the Bankruptcy Code, any transfers of property pursuant to this Plan (including under any of the Restructuring Documents and related documents) shall not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, stamp act, real estate transfer tax, sale or use tax, mortgage recording tax or other similar tax or governmental assessment, and upon entry of the Confirmation Order, the appropriate state or local governmental officials or agents shall forgo the collection of any such tax or governmental assessment and accept for filing and recordation any of the foregoing instruments or other documents pursuant to such transfers of property without the payment of any such tax, recordation fee or governmental assessment. Such exemption under section 1146(a) of the Bankruptcy Code specifically applies, without limitation, to: (1) the creation and recording of any mortgage, deed of trust, Lien or other security interest; (2) the making or assignment of any lease or sublease; (3) any Restructuring Transaction; (4) the issuance, distribution and/or sale of any Securities of the Debtors or the Reorganized Debtors; and (5) the making or delivery of any deed or other instrument of transfer under, in furtherance of or in connection with this Plan, including (a) any merger agreements, (b) agreements of consolidation, restructuring, disposition, liquidation or dissolution, (c) deeds, (d) bills of sale, or (e) assignments executed in connection with any Restructuring Transaction occurring under this Plan.

N. Preservation of Causes of Action

In accordance with section 1123(b) of the Bankruptcy Code, but subject in all respects to Article VIII of this Plan, unless expressly stated otherwise in this Plan, the Reorganized Debtors shall retain and may enforce all rights to commence and pursue, as appropriate, any and all Causes of Action, whether arising before or after the Petition Date, and such rights to commence, prosecute or settle such Causes of Action shall be preserved notwithstanding the occurrence of the Effective Date. The Reorganized Debtors may pursue such Causes of Action in accordance with the best interests of the Reorganized Debtors. No Entity may rely on the absence of a specific reference in this Plan, the Plan Supplement or the Disclosure Statement to any Causes of Action against it as any indication that the Debtors or the Reorganized Debtors will not pursue any and all available Causes of Action against it. The Debtors or the

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Reorganized Debtors, as applicable, expressly reserve all rights to prosecute any and all Causes of Action against any Entity, except as otherwise expressly provided in this Plan. Unless any Causes of Action against an Entity are expressly waived, relinquished, exculpated, released, compromised or settled in this Plan or a Court order, the Debtors or Reorganized Debtors, as applicable, expressly reserve all Causes of Action, for later adjudication, and, therefore, no preclusion doctrine, including the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, estoppel (judicial, equitable or otherwise) or laches, shall apply to such Causes of Action upon, after or as a consequence of the Confirmation or Consummation of this Plan.

In accordance with section 1123(b)(3) of the Bankruptcy Code, except as otherwise provided herein, any Causes of Action that a Debtor may hold against any Entity shall vest in the Reorganized Debtors. The applicable Reorganized Debtors, through their authorized agents or representatives, shall retain and have the exclusive right, authority and discretion to determine and to initiate, file, prosecute, enforce, abandon, settle, compromise, release, withdraw or litigate to judgment any such Causes of Action, and to decline to do any of the foregoing without the consent or approval of any third party or further notice to or action, order or approval of the Court.

O. Director and Officer Liability Insurance

The Debtors’ D&O Liability Insurance Policies shall be Reinstated under this Plan to the fullest extent possible under applicable law. Notwithstanding anything in this Plan to the contrary, effective as of the Effective Date, the Reorganized Debtors shall be deemed to have assumed all D&O Liability Insurance Policies with respect to the Debtors’ directors, managers, officers and employees serving on or prior to the Effective Date pursuant to section 365(a) of the Bankruptcy Code. Entry of the Confirmation Order will constitute the Court’s approval of the Reorganized Debtors’ assumption of each of the D&O Liability Insurance Policies. Notwithstanding anything to the contrary contained in this Plan, Confirmation of this Plan shall not discharge, impair or otherwise modify any indemnity obligations assumed by the foregoing assumption of the D&O Liability Insurance Policies, and each such indemnity obligation will be deemed and treated as an Executory Contract that has been assumed by the Reorganized Debtors under this Plan and no Proof of Claim, Administrative Claim or objection to Cure Claim need be Filed with respect thereto. For the avoidance of doubt, the D&O Liability Insurance Policies will continue to apply with respect to actions, or failures to act, that occurred on or prior to the Effective Date, subject to the terms and conditions of the D&O Liability Insurance Policies.

P. Employee Incentive Plan

On the Effective Date, Reorganized Pioneer shall adopt the Employee Incentive Plan. All awards issued under the Employee Incentive Plan, including restricted shares, restricted stock units, New Equity or other rights exercisable, exchangeable or convertible into New Equity, will be dilutive of all other New Equity, including the New Equity to be issued upon conversion of the New Convertible Bonds (inclusive of the Management Commitment Convertible Bonds, the Rights Offering Convertible Bonds and the Premium Convertible Bonds). The Employee Incentive Plan shall reserve 10% of the New Equity on a fully diluted basis (for the avoidance of doubt, after giving effect to the conversion of New Convertible

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Bonds, inclusive of the Management Commitment Convertible Bonds, the Rights Offering Convertible Bonds and the Premium Convertible Bonds), to be available for issuance pursuant to equity or equity-based incentive awards to management and other key employees of the Reorganized Debtors. The key terms and conditions of the Employee Incentive Plan, including the terms of certain awards to be granted on or as soon as practicable following the Effective Date, shall be consistent with the terms set forth in the EIP Term Sheet. The Employee Incentive Plan shall be included in the Plan Supplement.

Q. Employee Matters and Retiree Benefits

Unless otherwise set forth in the Schedule of Rejected Executory Contracts and Unexpired Leases included in the Plan Supplement, on the Effective Date or the Confirmation Order, the Employment Arrangements, except for the KESP, shall be assumed by the Reorganized Debtors and shall remain in place after the Effective Date, as may be amended by agreement between the beneficiaries of such Employment Arrangements, plans, or arrangements, on the one hand, and the Debtors, on the other hand, or, after the Effective Date, by agreement with the Reorganized Debtors, and the Reorganized Debtors will continue to honor such Employment Arrangements.

On the Effective Date, Reorganized Pioneer shall adopt the Post-Filing Severance Plan, which shall be included in the Plan Supplement and be consistent with the terms set forth on Appendix A to the EIP Term Sheet.

Nothing in this Plan shall limit, diminish or otherwise alter the Reorganized Debtors’ defenses, Claims, Causes of Action or other rights with respect to any such contracts, agreements, policies, programs and plans. Pursuant to section 1129(a)(13) of the Bankruptcy Code, on and after the Effective Date, all retiree benefits (as that term is defined in section 1114 of the Bankruptcy Code), if any, shall continue to be paid in accordance with applicable law.

R. Restructuring Expenses

The Restructuring Expenses incurred, or estimated to be incurred, up to and including the Effective Date shall be paid in full in Cash on the Effective Date (to the extent not previously paid during the course of the Chapter 11 Cases on the dates on which such amounts would be required to be paid under the DIP Credit Agreement, the DIP Orders, the Prepetition ABL Credit Agreement, the Prepetition Term Loan Documents, the Indenture or the Restructuring Support Agreement) without the requirement to file a fee application with the Court and without any requirement for Court review or approval. All Restructuring Expenses to be paid on the Effective Date shall be estimated prior to and as of the Effective Date and such estimates shall be delivered to the Debtors at least five (5) Business Days before the anticipated Effective Date; provided, that such estimates shall not be considered to be admissions or limitations with respect to such Restructuring Expenses. On the Effective Date, final invoices for all Restructuring Expenses incurred prior to and as of the Effective Date shall be submitted to the Debtors. In addition, the Debtors and Reorganized Debtors (as applicable) shall continue to pay post-Effective Date, when due and payable in the ordinary course, Restructuring Expenses related to implementation, consummation and defense of the Plan.

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S. Notice of Effective Date.

On the Effective Date, the Debtors shall File a notice of the occurrence of the Effective Date with the Court.

ARTICLE V.

TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

A. Assumption and Rejection of Executory Contracts and Unexpired Leases

As of and subject to the occurrence of the Effective Date and the payment of any applicable Cure Claims, all Executory Contracts and Unexpired Leases to which any of the Debtors are a party, including, without limitation, the Backstop Commitment Agreement, and which have not expired by their own terms on or prior to the Confirmation Date, shall be deemed assumed except for any Executory Contract or Unexpired Lease that, with the consent of the Required Consenting Noteholders (not to be unreasonable withheld), (1) is identified on the Schedule of Rejected Executory Contracts and Unexpired Leases; (2) those that have been previously rejected by a Final Order; (3) those that are the subject of a motion to reject Executory Contracts or Unexpired Leases that is pending on the Confirmation Date; or (4) those that are subject to a motion to reject an Executory Contract or Unexpired Lease pursuant to which the requested effective date of such rejection is after the Effective Date. All Executory Contracts and Unexpired Leases listed on the Schedule of Rejected Executory Contracts and Unexpired Leases will be deemed rejected as of the Effective Date.

Subject to the occurrence of the Effective Date, entry of the Confirmation Order by the Court shall constitute approval of the assumptions or rejections of Executory Contracts and Unexpired Leases provided for in the Plan or the Schedule of Rejected Executory Contacts and Unexpired Leases, pursuant to sections 365(a) and 1123 of the Bankruptcy Code. Unless otherwise indicated, assumptions of Executory Contracts and Unexpired Leases pursuant to this Plan are effective as of the Effective Date. Each Executory Contract or Unexpired Lease assumed pursuant to this Plan or by Court order, but not assigned to a third party before the Effective Date, shall re-vest in and be fully enforceable by the applicable contracting Reorganized Debtor in accordance with its terms, except as such terms may have been modified by the provisions of this Plan or any order of the Court authorizing and providing for its assumption under applicable federal law.

To the maximum extent permitted by law, to the extent any provision in any Executory Contract or Unexpired Lease assumed pursuant to this Plan restricts or prevents, or purports to restrict or prevent, or is breached or deemed breached by, the assumption of such Executory Contract or Unexpired Lease (including any “change of control” provision), then such provision shall be deemed modified such that the transactions contemplated by this Plan shall not entitle the non-Debtor party thereto to terminate such Executory Contract or Unexpired Lease or to exercise any other default-related rights with respect thereto.

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B. Claims Based on Rejection of Executory Contracts or Unexpired Leases

Counterparties to Executory Contracts or Unexpired Leases listed on the Schedule of Rejected Executory Contracts and Unexpired Leases, if any, shall be served with a notice of rejection of Executory Contracts and Unexpired Leases with the Plan Supplement. Proofs of Claim with respect to Claims arising from the rejection of Executory Contracts and Unexpired Leases, if any, must be Filed with the Court within thirty (30) days after the date of the order of the Court approving such rejection. Any Claims arising from the rejection of an Executory Contract or Unexpired Lease that are not Filed within such time will be automatically disallowed, forever barred from assertion, and shall not be enforceable against, as applicable, the Debtors, the Reorganized Debtors, the Estates, or the property of the foregoing parties, without the need for any objection by the Debtors or Reorganized Debtors, as applicable, or further notice to, or action, order, or approval of the Court or any other Entity, and any Claim arising out of the rejection of the Executory Contract or Unexpired Lease shall be deemed fully satisfied, released, and discharged, notwithstanding anything in a Proof of Claim to the contrary and all such Claims will be subject to the injunction set forth in Article VIII.F of the Plan. Claims arising from the rejection of the Executory Contract and Unexpired Leases shall be classified as General Unsecured Claims and shall be treated in accordance with Article III of the Plan.

C. Cure of Defaults for Assumed Executory Contracts and Unexpired Leases

The Debtors or the Reorganized Debtors, as applicable, shall pay Cure Claims, if any, on the Effective Date or as soon as reasonably practicable thereafter. Unless otherwise agreed upon in writing by the parties to the applicable Executory Contract or Unexpired Lease, all requests for payment of Cure Claims that differ from the amounts paid or proposed to be paid by the Debtors or the Reorganized Debtors to a counterparty must be filed with the Reorganized Debtors and the Notice and Claims Agent on or before thirty (30) days after the Effective Date. Any such request that is not timely filed shall be disallowed and forever barred, estopped, and enjoined from assertion, and shall not be enforceable against any Reorganized Debtor, without the need for any objection by the Reorganized Debtors or any other party in interest or any further notice to or action, order, or approval of the Court. Any Cure Claim shall be deemed fully satisfied, released, and discharged upon payment by the Debtors or the Reorganized Debtors of the Cure Claim; provided, however, that nothing herein shall prevent the Reorganized Debtors from paying any Cure Claim despite the failure of the relevant counterparty to file such request for payment of such Cure Claim. The Reorganized Debtors also may settle any Cure Claim without any further notice to or action, order, or approval of the Court. In addition, any objection to the assumption of an Executory Contract or Unexpired Lease under the Plan must be filed with the Court on or before the Confirmation Hearing. Any such objection will be scheduled to be heard by the Court at the Confirmation Hearing or at the Debtors’ or Reorganized Debtors’, as applicable, first scheduled omnibus hearing for which such objection is timely filed. Any counterparty to an Executory Contract or Unexpired Lease that fails to timely object to the proposed assumption of any Executory Contract or Unexpired Lease will be deemed to have consented to such assumption.

If there is any dispute regarding any Cure Claim, the ability of the Reorganized Debtors or any assignee to provide “adequate assurance of future performance” within the meaning of section 365 of the Bankruptcy Code, or any other matter pertaining to assumption, then payment of any Cure Claim shall occur as soon as reasonably practicable after entry of a Final Order resolving such dispute, approving such assumption (and, if applicable, assignment), or as may be agreed upon by the Debtors or the Reorganized Debtors, as applicable, and the counterparty to the Executory Contract or Unexpired Lease. The Debtors and Reorganized Debtors, as applicable, reserve the right at any time to move to reject any Executory Contract or Unexpired Lease based upon the existence or outcome of any such dispute.

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Assumption of any Executory Contract or Unexpired Lease pursuant to the Plan or otherwise and full payment of any applicable Cure Claim pursuant to this Article V.B shall result in the full release and satisfaction of any Cure Claims, Claims, or defaults, whether monetary or nonmonetary, including defaults of provisions restricting the change in control or ownership interest composition or other bankruptcy-related defaults, arising under any assumed Executory Contract or Unexpired Lease at any time prior to the effective date of assumption.

D. Preexisting Obligations to the Debtors Under Executory Contracts and Unexpired Leases

Notwithstanding any non-bankruptcy law to the contrary, the Debtors expressly reserve and do not waive any right to receive, or any continuing obligation of a counterparty to provide, warranties or continued maintenance obligations on goods previously purchased, or services previously received, by the contracting Debtors from counterparties to rejected or repudiated Executory Contracts or Unexpired Leases.

E. Indemnification Obligations

Except to the extent inconsistent with this Plan, the obligation of each Debtor to indemnify any individual who is serving or served as one of such Debtor’s directors, officers or employees on or after the Petition Date will be deemed and treated as Executory Contracts that are assumed by each Reorganized Debtor pursuant to this Plan as of the Effective Date on the terms provided in the applicable certificates of incorporation, bylaws or similar constituent documents, by statutory law or by written agreement, policies or procedures of or with such Debtor. Accordingly, such indemnification obligations will survive and be unaffected by entry of the Confirmation Order, irrespective of whether such indemnification is owed for an act or event occurring before or after the Petition Date; provided, however, that none of the Reorganized Debtors shall amend or restate any New Organizational Documents before or after the Effective Date to terminate or adversely affect any such indemnification obligations; provided, further, that the Reorganized Debtors shall not indemnify officers, directors, members, or managers, as applicable, of the Reorganized Debtors for any claims or Causes of Action arising out of or relating to any act or omission that is a criminal act or constitutes intentional fraud, gross negligence, or willful misconduct as determined by a final order of a court of competent jurisdiction.

F. Insurance Policies

All insurance policies pursuant to which any Debtor has any obligations in effect as of the date of the Confirmation Order shall be deemed and treated as executory contracts pursuant to the Plan and shall be assumed by the respective Debtors and Reorganized Debtors and shall continue in full force and effect thereafter in accordance with their respective terms. All other insurance policies shall vest in the Reorganized Debtors.

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G. Modifications, Amendments, Supplements, Restatements or Other Agreements

Unless otherwise provided in this Plan, each Executory Contract or Unexpired Lease that is assumed shall include all modifications, amendments, supplements, restatements or other agreements that in any manner affect such Executory Contract or Unexpired Lease, and Executory Contracts and Unexpired Leases related thereto, if any, including easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal and any other interests, unless any of the foregoing agreements has been previously rejected or repudiated or is rejected or repudiated under this Plan.

Modifications, amendments, supplements and restatements to prepetition Executory Contracts and Unexpired Leases that have been executed by the Debtors during the Chapter 11 Cases shall not be deemed to alter the prepetition nature of the Executory Contract or Unexpired Lease or the validity, priority or amount of any Claims that may arise in connection therewith.

H. Reservation of Rights

Nothing contained in this Plan shall constitute a representation by the Debtors that any contract or lease is in fact an Executory Contract or Unexpired Lease or that any Reorganized Debtor has any liability thereunder. If there is a dispute regarding whether a contract or lease is or was executory or unexpired at the time of assumption, the Debtors, or, after the Effective Date, the Reorganized Debtors shall have thirty (30) calendar days following entry of a Final Order resolving such dispute to alter their treatment of such contract or lease.

I. Nonoccurrence of Effective Date

In the event that the Effective Date does not occur, the Court shall retain jurisdiction with respect to any request to extend the deadline for assuming or rejecting Unexpired Leases pursuant to section 365(d)(4) of the Bankruptcy Code.

J. Contracts Neither Assumed nor Rejected

Any contract, whether executory or otherwise, that is neither assumed nor rejected pursuant to sections 365 or 1129(b) of the Bankruptcy Code under this Plan shall continue pursuant to its terms unaffected by the discharge or otherwise by these Chapter 11 Cases.

K. Contracts and Leases Entered into after the Petition Date

Contracts and leases entered into after the Petition Date by any Debtor, including any Executory Contracts and Unexpired Leases assumed by such Debtor, will be performed by the applicable Debtor or Reorganized Debtor liable thereunder in the ordinary course of its business. Accordingly, such contracts and leases (including any assumed Executory Contracts and Unexpired Leases) that have not been rejected as of the date of Confirmation will survive and remain unaffected by entry of the Confirmation Order.

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ARTICLE VI.

TREATMENT OF GENERAL UNSECURED CLAIMS

General Unsecured Claims will be paid in full in Cash (together with interest if provided for under the governing agreement) in the ordinary course of the Debtors’ business in accordance with the terms and subject to the conditions of any agreements governing, instruments evidencing or other documents relating to such transactions, or Reinstated. The Debtors will resolve any dispute regarding the amount of a General Unsecured Claim in the ordinary course of the Debtors’ business, and in accordance with the terms and conditions of the agreements governing such Claims. In the event that the Debtors and the Holder of any Disputed General Unsecured Claim are unable to resolve such dispute in accordance with the governing documents (if any), then the Debtors or the Reorganized Debtors shall move the Court to resolve such dispute. Holders of General Unsecured Claims accordingly are not required to File a Proof of Claim and no such parties should File a Proof of Claim.

The Confirmation Order will constitute an order of the Court disallowing without prejudice any Proof of Claim Filed in the Chapter 11 Cases without the need for any objection by the Reorganized Debtors or any further notice to or action, order or approval of the Court.

ARTICLE VII.

PROVISIONS GOVERNING DISTRIBUTIONS

A. Distributions Generally.

One or more Disbursing Agents shall make all distributions under the Plan to the Holders of Allowed Claims and Allowed Interests in accordance with the terms of the Plan. Such distributions shall be made to Holders of Allowed Claims and Allowed Interests on behalf of the respective Debtors to which such Allowed Claims and Allowed Interests relate.

B. Distribution Record Date

As of the close of business on the Distribution Record Date, the various transfer registers for each of the Classes of Claims as maintained by the Debtors, the Prepetition ABL Agent, the Prepetition Term Loan Agent or their respective agents, shall be closed, and the Debtors, the Prepetition ABL Agent, the Prepetition Term Loan Agent or their respective agents shall not be required to make any further changes in the record Holders of any of the Claims. The Debtors, the Reorganized Debtors or the Disbursing Agent shall have no obligation to recognize any transfer of the Claims or Interests occurring on or after the Distribution Record Date. The Debtors, the Reorganized Debtors and the Disbursing Agent shall be entitled to recognize and deal for all purposes hereunder only with those record Holders stated on the transfer ledgers as of the close of business on the Distribution Record Date, to the extent applicable.

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C. Timing and Calculation of Amounts to Be Distributed

Unless otherwise provided in the Plan or the Confirmation Order, on the Effective Date or as soon as reasonably practicable thereafter (or, if a Claim or Interest is not an Allowed Claim or Allowed Interest on the Effective Date, on the date that such Claim or Interest becomes Allowed or as soon as reasonably practicable thereafter), each Holder of an Allowed Claim or Allowed Interest (or such Holder’s affiliate) shall receive the full amount of the distributions that the Plan provides for Allowed Claims and Allowed Interests in each applicable Class. In the event that any payment or act under the Plan is required to be made or performed on a date that is not a Business Day, then the making of such payment or the performance of such act may be completed on the next succeeding Business Day, but shall be deemed to have been completed as of the required date. Except as otherwise provided in the Plan, Holders of Claims or Interests shall not be entitled to interest, dividends, or accruals on the distributions provided for in the Plan, regardless of whether such distributions are delivered on or at any time after the Effective Date.

D. Disbursing Agent.

All distributions under the Plan shall be made by the Reorganized Debtors (or such other Entity designated by the Reorganized Debtors), as Disbursing Agent, on or after the Effective Date to the record Holders of Claims and Interests as of the Distribution Record Date who are entitled to receive distributions under the Plan. A Disbursing Agent shall not be required to give any bond or surety or other security for the performance of its duties. The Reorganized Debtors shall use commercially reasonable efforts to provide the Disbursing Agent (if other than the Reorganized Debtors) with the amounts of Claims and the identities and addresses of Holders of Claims and Interests as of the Distribution Record Date, in each case, as set forth in the Debtors’ or Reorganized Debtors’ books and records. The Reorganized Debtors shall cooperate in good faith with the applicable Disbursing Agent (if other than the Reorganized Debtors) to comply with the reporting requirements outlined in Article IV.J of the Plan.

E. Rights and Powers of Disbursing Agent.

From and after the Effective Date, the Disbursing Agent, solely in its capacity as Disbursing Agent, shall be exculpated by all Entities, including, without limitation, Holders of Claims against and Interests in the Debtors and other parties in interest, from any and all Claims, Causes of Action, and other assertions of liability arising out of the discharge of the powers and duties conferred upon such Disbursing Agent by the Plan or any order of the Court entered pursuant to or in furtherance of the Plan, or applicable law, except for actions or omissions to act arising out of the gross negligence or willful misconduct, fraud, malpractice, criminal conduct, or ultra vires acts of such Disbursing Agent. No Holder of a Claim or Interest or other party in interest shall have or pursue any claim or Cause of Action against the Disbursing Agent, solely in its capacity as Disbursing Agent, for making payments in accordance with the Plan or for implementing provisions of the Plan, except for actions or omissions to act arising out of the gross negligence or willful misconduct, fraud, malpractice, criminal conduct, or ultra vires acts of such Disbursing Agent.

A Disbursing Agent shall be empowered to (i) effect all actions and execute all agreements, instruments, and other documents necessary to perform its duties hereunder, (ii) make all distributions contemplated hereby, (iii) employ professionals to represent it with respect to its responsibilities, and (iv) exercise such other powers as may be vested in the Disbursing Agent by order of the Court, pursuant to the Plan, or as deemed by the Disbursing Agent to be necessary and proper to implement the provisions of the Plan.

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F. Expenses of Disbursing Agent.

To the extent the Disbursing Agent is an Entity other than a Reorganized Debtor, except as otherwise ordered by the Court and subject to the written agreement of the Reorganized Debtors, the amount of any reasonable fees and expenses incurred by the Disbursing Agent on or after the Effective Date (including taxes) and any reasonable compensation and expense reimbursement Claims (including for reasonable attorneys’ and other professional fees and expenses) made by the Disbursing Agent shall be paid in Cash by the Reorganized Debtors in the ordinary course of business.

G. No Postpetition Interest on Claims

Unless otherwise specifically provided for in an order of the Court, the Plan, or the Confirmation Order, or required by applicable bankruptcy law, postpetition interest shall not accrue or be paid on any Claims and no Holder of a Claim shall be entitled to interest accruing on or after the Petition Date on any such Claim.

H. Delivery of Distributions

(a) Subject to Bankruptcy Rule 9010, all distributions to any Holder of an Allowed Claim or Interest shall be made to a Disbursing Agent, who shall transmit such distribution to the applicable Holders of Allowed Claims or Interests on behalf of the respective Debtor. In the event that any distribution to any Holder is returned as undeliverable, no further distributions shall be made to such Holder unless and until such Disbursing Agent is notified in writing of such Holder’s then-current address, at which time all currently-due, missed distributions shall be made to such Holder as soon as reasonably practicable thereafter without interest. Nothing herein shall require the Disbursing Agent to attempt to locate Holders or of undeliverable distributions and, if located, assist such Holders in complying with Article IV.J of the Plan.

(b) Notwithstanding anything to the contrary in the Plan, including this Article VII, distributions under the Plan (A) to Holders of DIP Facility Claims shall be made to the DIP Agent, (B) to the Holders of Prepetition ABL Claims (if any) shall be made to the Prepetition ABL Agent, and (C) to the Holder(s) of Prepetition Term Loan Claims shall be made to the Prepetition Term Loan Agent, respectively, in accordance with the terms of the Plan and the applicable credit documents.

I. Securities Registration Exemption

1.	1145 Securities

Pursuant to section 1145 of the Bankruptcy Code, the issuance of the New Equity by the Debtors as contemplated by this Plan is exempt from, among other things, the registration requirements of Section 5 of the Securities Act and any other applicable U.S. state or local law requiring registration prior to the offering, issuance, distribution or sale of Securities. The Securities issued by the Debtors pursuant to section 1145 of the Bankruptcy Code (a) are not “restricted securities” as defined in Rule 144(a)(3) under the Securities Act, and (b) are freely tradable and transferable by any initial recipient thereof that (i) is not an “affiliate” of the Reorganized Debtors as defined in Rule 144(a)(1) under the Securities Act, (ii) has not been such an “affiliate” within ninety (90) calendar days of such transfer, (iii) has not acquired the Securities from an “affiliate” within one year of such transfer and (iv) is not an Entity that is an “underwriter” as defined in subsection (b) of section 1145 of the Bankruptcy Code.

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Should the Reorganized Debtors elect on or after the Effective Date to reflect any ownership of the New Equity through the facilities of DTC, and presuming DTC agrees to such request, the Reorganized Debtors need not provide any further evidence other than the Plan or the Confirmation Order with respect to the treatment of the New Equity under applicable securities laws.

Notwithstanding anything to the contrary in the Plan, no Entity (including, for the avoidance of doubt, DTC) may require a legal opinion regarding the validity of any transaction contemplated by the Plan, including, for the avoidance of doubt, whether the New Equity are exempt from registration and/or eligible for book-entry delivery, settlement, and depository services.

2.	Private Placement Securities

The Management Commitment Convertible Bonds, the Rights Offering Convertible Bonds, the Premium Convertible Bonds, the Management Commitment Stapled Special Voting Stock, the Rights Offering Stapled Special Voting Stock, the Premium Stapled Special Voting Stock and the New Secured Bonds will be exempt from the registration requirements of the Securities Act pursuant to section 4(a)(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder, and will be “restricted securities” subject to transfer restrictions under the U.S. federal securities laws, as further described in the Rights Offering Procedures, the Backstop Commitment Agreement and this Plan.

J. Compliance with Tax Requirements and Allocation of Distribution

In connection with this Plan, to the extent applicable, the Reorganized Debtors shall comply with all tax withholding and reporting requirements imposed on them by any Governmental Unit, and all distributions pursuant to this Plan shall be subject to such withholding and reporting requirements. Notwithstanding any provision in this Plan to the contrary, the Reorganized Debtors shall be authorized to take all actions necessary or appropriate to comply with such withholding and reporting requirements, including liquidating a portion of the distribution to be made under this Plan to generate sufficient funds to pay applicable withholding taxes, withholding distributions pending receipt of information necessary to facilitate such distributions or establishing any other mechanisms they believe are reasonable and appropriate. The Reorganized Debtors reserve the right to allocate all distributions made under this Plan in compliance with applicable wage garnishments, alimony, child support and other spousal awards, liens and encumbrances.

Any party entitled to receive cash or any property as an issuance or distribution under this Plan shall, upon request, deliver to the Disbursing Agent or such other Entity designated by the Reorganized Debtors (which Entity shall subsequently deliver to the Disbursing Agent all tax forms received) an IRS Form W-9 or (if the payee is a foreign Entity) the appropriate IRS Form W-8 and any other forms or documents reasonably requested by any Reorganized Debtor to

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reduce or eliminate any withholding required by any federal, state, or local Taxing Authority. If such request is made by the Reorganized Debtors, the Disbursing Agent, or such other Entity designated by the Reorganized Debtors or Disbursing Agent and the Holder, fails to comply before the date that is one hundred and eighty (180) days after the request is made, the amount of such distribution shall irrevocably revert to the applicable Reorganized Debtor and any Claim in respect of such distribution shall be discharged and forever barred from assertion against such Reorganized Debtor or its respective property.

Distributions in respect of Allowed Claims shall be allocated first to the principal amount of such Claims (as determined for federal income tax purposes) and then, to the extent the consideration exceeds the principal amount of the Claims, to any portion of such Claims for accrued and unpaid interest as Allowed herein.

K. Distributions after Effective Date.

Distributions made after the Effective Date to Holders of Disputed Claims or Disputed Interests that are not Allowed Claims or Allowed Interests as of the Effective Date but which later become Allowed Claims or Allowed Interests shall be deemed to have been made on the Effective Date.

L. Unclaimed Property.

Undeliverable distributions or unclaimed distributions shall remain in the possession of the Debtors until such time as a distribution becomes deliverable or Holder accepts distribution, or such distribution reverts back to the Debtors or Reorganized Debtors, as applicable, and shall not be supplemented with any interest, dividends, or other accruals of any kind. Such distributions shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code at the expiration of one hundred and eighty (180) days from the date of distribution. After such date all unclaimed property or interest in property shall revert to the Reorganized Debtors, and the Claim of any other Holder to such property or interest in property shall be discharged and forever barred.

M. Satisfaction of Claims.

Except as otherwise specifically provided in the Plan, any distributions and deliveries to be made on account of Allowed Claims and Allowed Interests under the Plan shall be in complete and final satisfaction, settlement, and discharge of and exchange for such Allowed Claims and Allowed Interests.

N. Fractional Shares.

If any distributions of New Equity or Stapled Special Voting Stock pursuant to the Plan would result in the issuance of a fractional share of any New Equity or Stapled Special Voting Stock to holders on the books of the Debtors, then the number of shares of New Equity or Stapled Special Voting Stock to be issued in respect of such distribution shall be calculated to one decimal place and rounded up or down to the closest whole share (with a half share or greater rounded up and less than a half share rounded down). The total number of shares of New Equity or Stapled Special Voting Stock to be distributed in connection with the Plan shall be

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adjusted as necessary to account for the rounding provided for in this Article VII.N. No consideration shall be provided in lieu of fractional shares or notes that are rounded down. Neither the Reorganized Debtors nor the Disbursing Agent shall have any obligation to make a distribution that is less than one (1) share of New Equity or Stapled Special Voting Stock. New Equity or Stapled Special Voting Stock that is not distributed in accordance with this Article VII.N shall be returned to, and ownership thereof shall vest in, Reorganized Pioneer. For the avoidance of doubt, the foregoing provisions shall not apply to DTC, which shall be treated as a single holder with respect to a particular class of securities.

O. Minimum Distributions.

Holders of Allowed Notes Claims or Allowed Interests entitled to New Equity valued at $100.00 or less (as estimated by the Reorganized Debtors in good faith), shall not receive distributions, and each such Claim or Interest to which this limitation applies shall be discharged pursuant to Article VIII and its Holder is forever barred pursuant to Article VIII from asserting that Claim or Interest against the Reorganized Debtors or their property.

P. Setoffs.

Except as otherwise provided herein or in the Confirmation Order, and subject to applicable law, the Debtors or Reorganized Debtors, as applicable, or such Entity’s designee (including, without limitation, the Disbursing Agent) may, pursuant to the Bankruptcy Code (including section 553 of the Bankruptcy Code), applicable non-bankruptcy law, or as may be agreed to by the Holder of a Claim, set off against any Allowed Claim (which setoff shall be made against the Allowed Claim, not against any distributions to be made under this Plan with respect to such Allowed Claim), any Claims, rights and Causes of Action of any nature that such Debtor may hold against the Holder of such Allowed Claim, to the extent such Claims, rights or Causes of Action against such Holder have not been otherwise released, waived, relinquished, exculpated, compromised or settled on or prior to the Effective Date (whether pursuant to this Plan or otherwise), and any distribution to which a Holder is entitled under this Plan shall be made on account of the Claim, as reduced after application of the setoff described above. In no event shall any Holder of Claims be entitled to setoff any Claim against any Claim, right or Cause of Action of the Debtors unless such Holder obtains entry of a Final Order entered by the Court authorizing such setoff or unless such setoff is otherwise agreed to in writing by the Debtors and a Holder of a Claim; provided, however, that, where there is no written agreement between the Debtors and a Holder of a Claim authorizing such setoff, nothing herein shall prejudice or be deemed to have prejudiced the Debtors’ rights to assert that any Holder’s setoff rights were required to have been asserted by motion to the Court prior to the Effective Date.

Q. Hart-Scott-Rodino Antitrust Improvements Act.

Any New Equity or Stapled Special Voting Stock to be distributed under the Plan to an Entity required to file a premerger notification and report form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, to the extent applicable, shall not be distributed until the notification and waiting periods applicable under such Act to such Entity have expired or been terminated.

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ARTICLE VIII.

RELEASE, INJUNCTION AND RELATED PROVISIONS

A. Discharge of Claims and Termination of Interests

Pursuant to section 1141(d) of the Bankruptcy Code, and except as otherwise specifically provided in this Plan or in any contract, instrument or other agreement or document created pursuant to this Plan, including the Plan Supplement documents, the distributions, rights and treatment that are provided in this Plan shall be in complete satisfaction, discharge and release, effective as of the Effective Date, of Claims and Causes of Action of any nature whatsoever, including any interest accrued on Claims from and after the Petition Date, whether known or unknown, against liabilities of, liens on, obligations of, rights against, and interests in, the Debtors or any of their assets or properties, regardless of whether any property shall have been distributed or retained pursuant to this Plan on account of such Claims and Interests, including demands, liabilities and Causes of Action that arose before the Effective Date, any contingent or non-contingent liability on account of representations or warranties issued on or before the Effective Date, and all debts of the kind specified in section 502(g), 502(h) or 502(i) of the Bankruptcy Code, whether or not the Holder of such a Claim has accepted this Plan. Any default or “event of default” by the Debtors or Affiliates with respect to any Claim or Interest that existed immediately before or on account of the Filing of the Chapter 11 Cases shall be deemed cured (and no longer continuing) as of the Effective Date. The Confirmation Order shall be a judicial determination of the discharge of all Claims subject to the Effective Date occurring.

B. Release of Liens

Except as otherwise specifically provided in this Plan, the Confirmation Order or the Exit Facilities Documentation (including in connection with any express written amendment of any mortgage, deed of trust, Lien, pledge, or other security interest under the Exit Facilities Documentation), on the Effective Date and concurrently with the applicable distributions made pursuant to this Plan and, in the case of a Secured Claim, satisfaction in full of the portion of the Secured Claim that is Allowed as of the Effective Date in accordance with Article III, all mortgages, deeds of trust, Liens, pledges or other security interests against any property of the Estates shall be fully released and discharged, and all of the right, title and interest of any Holder of such mortgages, deeds of trust, Liens, pledges or other security interests shall revert to the Reorganized Debtors and their successors and assigns, in each case, without any further approval or order of the Court and without any action or Filing being required to be made by the Debtors. In addition, on or after the Effective Date, at the written request and sole expense of the Debtors or the Reorganized Debtors, the Prepetition ABL Agent and the Prepetition Term Loan Agent shall execute and deliver all documents reasonably requested by the Debtors, the Reorganized Debtors or the Exit Agents to evidence the release of such mortgages, deeds of trust, Liens, pledges and other security interests (including as required under the laws of other jurisdictions for non-U.S. security interests) and shall authorize the Reorganized Debtors to file UCC-3 termination statements (to the extent applicable) with respect thereto.

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C. Debtor Release

Pursuant to section 1123(b) of the Bankruptcy Code, to the fullest extent permitted by applicable law, for good and valuable consideration, including the service of the Released Parties to facilitate the expeditious reorganization of the Debtors and the implementation of the restructuring contemplated by the Plan, pursuant to the Confirmation Order and on and after the Effective Date, the Released Parties and their respective property are conclusively, absolutely, unconditionally, irrevocably, and forever deemed released, acquitted and discharged by the Debtors, the Reorganized Debtors, and their Estates from any and all Causes of Action, including any derivative claims, asserted or assertable on behalf of the Debtors, whether known or unknown, foreseen or unforeseen, matured or unmatured, existing or hereinafter arising, in law, equity, contract, tort, or otherwise, by statute, violations of federal or state securities law or otherwise that the Debtors, the Reorganized Debtors, or their Estates or their Affiliates would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the Holder of any Claim against, or Interest in, a Debtor or any other Entity, based on or relating to, or in any manner arising from or in connection with, in whole or in part, the Debtors, their Affiliates, the Reorganized Debtors, the Chapter 11 Cases, the Debtors’ in- or out-of-court restructuring efforts (including the pursuit of the Restructuring Transactions), intercompany transactions, the purchase, sale or rescission of the purchase or sale of any security of the Debtors or the Reorganized Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the business or contractual arrangements between the Debtors and any Released Party, the restructuring of Claims and Interests prior to or in the Chapter 11 Cases, the Prepetition ABL Documents, the Prepetition Term Loan Documents or the Indenture, the negotiation, formulation, preparation, dissemination, or filing of the Plan and any solicitation of votes with respect to the Plan, the Restructuring Support Agreement the Plan Supplement, the Disclosure Statement, the Backstop Commitment Agreement, the documents in connection with the Rights Offering, the DIP Facility, the Exit Facilities, and any related agreements, instruments, term sheets or other documents contemplated by the foregoing or appropriate to effectuate the foregoing, the pursuit of Confirmation, the pursuit of Consummation, and any other act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date related or relating to any of the foregoing, except for any obligations arising under or pursuant to this Plan, the Restructuring Support Agreement (including the Restructuring Term Sheet), the Backstop Commitment Agreement or other Restructuring Documents, and except for any act or omission that constitutes fraud, gross negligence or willful misconduct as determined by a final order of a court of competent jurisdiction (all such claims and liabilities as described herein, collectively, the “Released Claims”); provided, however, that any holder of a Claim or Interest that opts out of the releases contained in the Plan or otherwise objects to the Plan or any portion or aspect thereof, including the releases in the Plan, shall not be a “Released Party.”

Notwithstanding anything to the contrary in the foregoing, the releases set forth above do not release the rights of the applicable party or Entity to enforce any Restructuring Document and any agreement assumed pursuant to the Plan or by order of the Court.

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Entry of the Confirmation Order shall constitute the Court’s approval, pursuant to Bankruptcy Rule 9019, of the Debtor Release, which includes by reference each of the related provisions and definitions contained in this Plan, and further, shall constitute the Court’s finding that the Debtor Release is: (1) in exchange for the good and valuable consideration provided by the Released Parties; (2) a good faith settlement and compromise of the Released Claims released by the Debtors, the Reorganized Debtors and the Estates; (3) in the best interests of the Debtors, the Estates and all Holders of Claims and Interests; (4) fair, equitable, and reasonable; (5) given and made after due notice and opportunity for hearing; and (6) a bar to any of the Debtors, the Reorganized Debtors, or the Estates asserting any Claim or Cause of Action released pursuant to the Debtor Release.

D. Third-Party Release

Except as otherwise provided in this Plan, for good and valuable consideration, as of the Effective Date and to the fullest extent permitted by applicable law, as of the Effective Date, each of the Releasing Parties (regardless of whether a Releasing Party is a Released Party) shall be deemed to have conclusively, absolutely, unconditionally, irrevocably, and forever released and acquitted each of the Released Parties and their respective property from any and all Released Claims; provided, however, that any holder of a Claim or Interest that opts out of the releases contained in the Plan or otherwise objects to the Plan or any portion or aspect thereof, including the releases in the Plan, shall not be a “Released Party.”

Notwithstanding anything to the contrary in the foregoing, the releases set forth above do not release the rights of the applicable party or Entity to enforce any Restructuring Document and any agreement assumed pursuant to the Plan or by order of the Court.

Entry of the Confirmation Order shall constitute the Court’s approval, pursuant to Bankruptcy Rule 9019, of the Third-Party Release, which includes, by reference, each of the related provisions and definitions contained under this Plan, and, further, shall constitute the Court’s finding that the Third-Party Release is: (1) consensual; (2) essential to the confirmation of this Plan; (3) given in exchange for the good and valuable consideration provided by the Released Parties; (4) a good faith settlement and compromise of the Claims released by the Third-Party Release; (5) in the best interests of the Debtors and their Estates; (6) fair, equitable, and reasonable; (7) given and made after due notice and opportunity for hearing; and (8) a bar to any of the Releasing Parties asserting any claim or Cause of Action released pursuant to the Third-Party Release.

E. Exculpation

To the maximum extent permitted by Section 1125(e) of the Bankruptcy Code and without affecting or limiting either the estate release set forth in Article VIII.C or the third party releases of the Releasing Parties set forth in Article VIII.D, and notwithstanding anything herein to the contrary, no Exculpated Party will have or incur, and each Exculpated Party is hereby exculpated from any claim, obligation, suit, judgment, damage,

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demand, debt, right, cause of action, remedy, loss, and liability for any claim related to any act or omission derived from, based upon, related to or arising from the Debtors’ in or out-of-court prepetition restructuring efforts, including the Restructuring Transactions; the administration of the Chapter 11 Cases; the formulation, preparation, dissemination, negotiation or Filing of the Disclosure Statement, this Plan, the Restructuring Support Agreement, the Backstop Commitment Agreement, the Filings related to the Rights Offering, or any contract, instrument, release or other agreement or document (including, for the avoidance of doubt, providing any legal opinion requested by any Entity regarding any transaction, contract, instrument, document or other agreement contemplated by this Plan or the reliance by any Released Party on this Plan or the Confirmation Order in lieu of such legal opinion) created or entered into in connection with any of the foregoing, including the Restructuring Documents; the solicitation of votes for, or confirmation of, the Plan; the funding or consummation of the Plan; the occurrence of the Effective Date; the administration of the Plan or the property to be distributed under the Plan; the issuance of New Equity, Stapled Special Voting Stock and New Convertible Bonds (inclusive of the Management Commitment Convertible Bonds, the Rights Offering Convertible Bonds, the Premium Convertible Bonds, the Management Commitment Stapled Special Voting Stock, the Rights Offering Stapled Special Voting Stock and the Stapled Special Voting Stock) under or in connection with the Plan; the postpetition purchase, sale, or rescission of the purchase or sale of any security of the Debtors the postpetition purchase, sale, or rescission of the purchase or sale of any security of the Debtors; or the transactions in furtherance of any of the foregoing; provided, that nothing in this Article VIII.E shall be construed to release or exculpate an Exculpated Party from gross negligence, willful misconduct, or fraud as determined by a Final Order.

F. Injunction

Except as otherwise expressly provided in this Plan or for obligations issued or required to be paid pursuant to this Plan or the Confirmation Order, all Entities who have held, hold or may hold Claims or Interests that have been released, discharged or are subject to exculpation pursuant to Article VIII of this Plan, are permanently enjoined, from and after the Effective Date, from taking any of the following actions against, as applicable, the Debtors, the Reorganized Debtors, and/or the Released Parties:

1.	commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such Claims or Interests;

2.

enforcing, attaching, collecting or recovering by any manner or means any judgment, award, decree or order against such Entities on account of or in connection with or with respect to any such Claims or Interests;

3.

creating, perfecting or enforcing any lien or encumbrance of any kind against such Entities or the property or the Estates of such Entities on account of or in connection with or with respect to any such Claims or Interests;

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4.

asserting any right of setoff, subrogation or recoupment of any kind against any obligation due from such Entities or against the property of such Entities on account of or in connection with or with respect to any such Claims or Interests unless such Holder has filed a motion requesting the right to perform such setoff on or before the Effective Date, and notwithstanding an indication of a Claim or Interest or otherwise that such Holder asserts, has, or intends to preserve any right of setoff pursuant to applicable law or otherwise; and

5.

commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such Claims or Interests released or settled pursuant to this Plan.

Notwithstanding anything to the contrary in the foregoing, the injunction does not enjoin any party under this Plan or under any document, instrument or agreement (including those attached to the Disclosure Statement or included in the Plan Supplement) executed to implement this Plan from bringing an action to enforce the terms of this Plan or such document, instrument or agreement (including those attached to the Disclosure Statement or included in the Plan Supplement) executed to implement this Plan.

G. Waiver of Statutory Limitations on Releases

Each Releasing Party in each of the releases contained in this Plan expressly acknowledges that although ordinarily a general release may not extend to Claims which the Releasing Party does not know or suspect to exist in his favor, which if known by it may have materially affected its settlement with the party released, each Releasing Party has carefully considered and taken into account in determining to enter into the above releases the possible existence of such unknown losses or Claims. Without limiting the generality of the foregoing, each Releasing Party expressly waives any and all rights conferred upon it by any statute or rule of law which provides that a release does not extend to Claims which the claimant does not know or suspect to exist in its favor at the time of executing the release, which if known by it may have materially affected its settlement with the Released Party, including the provisions of California Civil Code Section 1542. The releases contained in this Plan are effective regardless of whether those released matters are presently known, unknown, suspected or unsuspected, foreseen or unforeseen.

H. Protection against Discriminatory Treatment

Consistent with section 525 of the Bankruptcy Code and the Supremacy Clause of the U.S. Constitution, all Entities, including Governmental Units, shall not discriminate against the Reorganized Debtors or deny, revoke, suspend or refuse to renew a license, permit, charter, franchise or other similar grant to, condition such a grant to, discriminate with respect to such a grant against, the Reorganized Debtors, or another Entity with whom the Reorganized Debtors have been associated, solely because each Debtor has been a debtor under chapter 11 of the Bankruptcy Code, may have been insolvent before the commencement of the Chapter 11 Cases (or during the Chapter 11 Cases but before the Debtors are granted or denied a discharge) or has not paid a debt that is dischargeable in the Chapter 11 Cases.

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I. Special Provision Governing Accrued Professional Compensation Claims and Final Fee Applications

For the avoidance of doubt, the releases in this Article VIII of this Plan shall not waive, affect, limit, restrict or otherwise modify the right of any party in interest to object to any Accrued Professional Compensation Claim or final fee application Filed by any Professional in the Chapter 11 Cases.

ARTICLE IX.

CONDITIONS PRECEDENT TO CONFIRMATION AND

CONSUMMATION OF THIS PLAN

A. Conditions Precedent to Confirmation of the Plan

The following are conditions precedent to confirmation of the Plan:

1.	an order finding that the Disclosure Statement contains adequate information pursuant to section 1125 of the Bankruptcy Code shall have been entered by the Court;

2.	the Plan and the Plan Supplement and all of the schedules, documents, and exhibits contained therein shall have been Filed; and

3.	the Restructuring Support Agreement shall not have been terminated and shall be in full force and effect,

B. Conditions Precedent to the Effective Date

It shall be a condition to Consummation of this Plan that the following conditions shall have been satisfied (or waived pursuant to the provisions of Article IX.C of this Plan):

1.

the Court shall have entered the Confirmation Order, the form and substance of which is acceptable to the Debtors and the Required Consenting Stakeholders in accordance with the consent rights on the terms set forth in the Restructuring Support Agreement;

2.	the Confirmation Order shall be a Final Order;

3.	the Court shall have entered the Interim DIP Order and the Final DIP Order;

4.	the Professional Fee Escrow shall have been established and funded in Cash in accordance with Article II.B.1 of this Plan;

5.

the Restructuring Documents shall be in form and substance acceptable or reasonably acceptable (as applicable in accordance with Section 3.02 of the Restructuring Support Agreement) to the Debtors and the Required Consenting Stakeholders in accordance with the consent rights in the Restructuring Support Agreement and contain terms and conditions consistent in all material respects with this Plan and the Restructuring Support Agreement;

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6.

the final version of the Plan Supplement and all of the schedules, documents, and exhibits contained therein (and any amendment thereto) shall have been filed with the Court in a manner consistent in all material respects with the Restructuring Support Agreement;

7.	the New Organizational Documents shall have been filed with the appropriate governmental authorities, as applicable.

8.	the Restructuring Support Agreement shall not have been terminated and shall be in full force and effect;

9.

the Bankruptcy Court shall have entered an order, in form and substance satisfactory to the Required Consenting Noteholders, authorizing the Company’s assumption of and performance under the Backstop Commitment Agreement, which order may be the Confirmation Order, and such order shall be a Final Order;

10.	the Backstop Commitment Agreement shall not have been terminated and shall be in full force and effect, and the parties thereto shall be in compliance therewith;

11.

the Rights Offering and all related transactions shall have been conducted and consummated, in all material respects, in accordance with the Rights Offering Procedures, the Backstop Commitment Agreement, the order authorizing the Company’s assumption of and performance under the Backstop Commitment Agreement, and any other relevant transaction documents;

12.

all actions and all agreements, instruments or other documents necessary to implement this Plan, including, without limitation, entry into the Restructuring Documents and the New Organizational Documents, shall have been effected or executed and delivered by all of the Entities that are parties thereto, and all conditions precedent to the consummation of such agreements, instruments or other documents shall have been waived or satisfied in accordance with their terms thereof and to the extent applicable, the closing of such agreements, instruments or other documents shall have occurred;

13.

all material governmental approvals and consents that are legally required for the consummation of this Plan shall have been obtained, not be subject to unfulfilled conditions and be in full force and effect; and

14.

to the extent invoiced at least two (2) Business Days before the Effective Date, all unpaid Restructuring Expenses shall have been paid in Cash pursuant to the applicable fee arrangements of such professionals.

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C. Waiver of Conditions

The conditions to the Effective Date of this Plan set forth in this Article IX.B may be waived only if waived in writing by the Debtors and the Required Consenting Noteholders, other than Article IX.B.5, which may only be waived in writing by the Debtors and the Required Consenting Stakeholders, without notice, leave or order of the Court or any formal action other than proceedings to confirm or consummate this Plan.

D. Substantial Consummation

“Substantial Consummation” of this Plan, as defined in section 1101(2) of the Bankruptcy Code, shall be deemed to occur on the Effective Date.

E. Effect of Failure of a Condition.

If the conditions listed in Article IX.B of the Plan are not satisfied or waived in accordance with Article IX.C of the Plan on or before the first Business Day that is more than thirty (30) days after the date on which the Confirmation Order is entered or by such later date as may be agreed between the Debtors and the Required Consenting Noteholders and set forth by the Debtors in a notice Filed with the Court prior to the expiration of such period, the Plan shall be null and void in all respects and nothing contained in the Plan or the Disclosure Statement shall (a) constitute a waiver or release of any Claims by or against or any Interests in the Debtors, (b) prejudice in any manner the rights of any Entity, or (c) constitute an admission, acknowledgement, offer, or undertaking by the Debtors, any Holders of Claims or Interests, or any other Entity.

ARTICLE X.

MODIFICATION, REVOCATION OR WITHDRAWAL OF THIS PLAN

A. Modification and Amendments

Subject to the limitations contained herein and in the Restructuring Support Agreement, the Debtors reserve the right (subject to the consent right of the Required Consenting Noteholders under the Restructuring Support Agreement) to modify this Plan and seek Confirmation consistent with the Bankruptcy Code and, as appropriate, not resolicit votes on such modified Plan. Subject to certain restrictions and requirements set forth in section 1127 of the Bankruptcy Code and Bankruptcy Rule 3019 and those restrictions on modifications set forth in this Plan and the Restructuring Support Agreement, the Debtors expressly reserve their rights to alter, amend or materially modify this Plan with respect to the Debtors, one or more times, after Confirmation, and, to the extent necessary, may initiate proceedings in the Court to so alter, amend or modify this Plan, or remedy any defect or omission, or reconcile any inconsistencies in this Plan, the Disclosure Statement or the Confirmation Order as may be necessary to carry out the purposes and intent of this Plan.

B. Effect of Confirmation on Modifications

Entry of the Confirmation Order shall mean that all modifications or amendments to this Plan occurring after the solicitation thereof are approved pursuant to section 1127(a) of the Bankruptcy Code and do not require additional disclosure or resolicitation under Bankruptcy Rule 3019.

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C. Revocation or Withdrawal of This Plan

Subject to the terms of the Restructuring Support Agreement, the Debtors reserve the right to revoke or withdraw this Plan prior to the Confirmation Date. If the Debtors revoke or withdraw this Plan, or if Confirmation and Consummation does not occur, then: (1) this Plan shall be null and void in all respects; (2) any settlement or compromise embodied in this Plan (including the fixing or limiting to an amount certain of any Claim or Class of Claims), assumption of Executory Contracts or Unexpired Leases effected by this Plan and any document or agreement executed pursuant to this Plan, shall be deemed null and void; and (3) nothing contained in this Plan shall (i) constitute a waiver or release of any Claims, (ii) prejudice in any manner the rights of the Debtors or any other Entity, including the Holders of Claims or Interests or the Non-Debtors, or (iii) constitute an representation, acknowledgement, offer or undertaking of any sort by the Debtors or any other Entity, including the Non-Debtors.

ARTICLE XI.

RETENTION OF JURISDICTION

Notwithstanding the entry of the Confirmation Order and the occurrence of the Effective Date, on and after the Effective Date, the Court shall retain jurisdiction over the Chapter 11 Cases and all matters, arising out of, or related to, the Chapter 11 Cases and this Plan, including jurisdiction to:

1.

allow, disallow, determine, liquidate, classify, estimate or establish the priority, Secured or unsecured status, or amount of any Claim, including the resolution of any request for payment of any Administrative Claim and the resolution of any and all objections to the Secured or unsecured status, priority, amount or allowance of Claims;

2.

decide and resolve all matters related to the granting and denying, in whole or in part, of any applications for allowance of compensation or reimbursement of expenses to Professionals authorized pursuant to the Bankruptcy Code or this Plan;

3.

resolve any matters related to: (a) the assumption and assignment or rejection of any Executory Contract or Unexpired Lease to which a Debtor is a party or with respect to which a Debtor may be liable in any manner and to hear, determine and, if necessary, liquidate, any Claims arising therefrom, including Cure Claims; (b) any dispute regarding whether a contract or lease is or was executory or expired; and (c) any other issue related to an Executory Contract or Unexpired Lease;

4.

to resolve any disputes concerning whether an Entity had sufficient notice of the Chapter 11 Cases, the Disclosure Statement, any solicitation conducted in connection with the Chapter 11 Cases, any bar date established in the Chapter 11 Cases, or any deadline for responding or objecting to the amount of a Cure, in each case, for the purpose of determining whether a Claim or Interest is discharged hereunder or for any other purpose;

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5.	ensure that distributions to Holders of Allowed Claims and Interests are accomplished pursuant to the provisions of this Plan;

6.

adjudicate, decide or resolve any motions, adversary proceedings, contested or litigated matters and any other matters, and grant or deny any applications involving a Debtor that may be pending on the Effective Date;

7.	adjudicate, decide or resolve any and all matters related to Causes of Action;

8.	adjudicate, decide or resolve any and all matters related to section 1141 of the Bankruptcy Code;

9.

enter and implement such orders as may be necessary or appropriate to execute, implement or consummate the provisions of this Plan and all contracts, instruments, releases, indentures and other agreements or documents created in connection with this Plan or the Disclosure Statement;

10.	enter and enforce any order for the sale of property pursuant to section 363, 1123 or 1146(a) of the Bankruptcy Code;

11.

resolve any cases, controversies, suits, disputes or Causes of Action that may arise in connection with the Consummation, interpretation or enforcement of this Plan or any Entity’s obligations incurred in connection with this Plan;

12.

hear and determine disputes arising in connection with the interpretation, implementation, or enforcement of the Plan, the Plan Supplement, or the Confirmation Order, or any agreement, instrument, or other document governing or relating to any of the foregoing;

13.	issue injunctions, enter and implement other orders or take such other actions as may be necessary or appropriate to restrain interference by any Entity with Consummation or enforcement of this Plan;

14.

resolve any cases, controversies, suits, disputes or Causes of Action with respect to the settlements, compromises, discharges, releases, injunctions, exculpations and other provisions contained in Article VIII of this Plan, and enter such orders as may be necessary or appropriate to implement such releases, injunctions and other provisions;

15.	resolve any cases, controversies, suits, disputes or Causes of Action with respect to the payment of General Unsecured Claims by the Debtors or the Reorganized Debtors;

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16.	enter and implement such orders as are necessary or appropriate if the Confirmation Order is for any reason modified, stayed, reversed, revoked or vacated;

17.

determine any other matters that may arise in connection with or relate to this Plan, the Disclosure Statement, the Confirmation Order or the Plan Supplement; provided, however, that the Court shall not retain jurisdiction over disputes concerning documents contained in the Plan Supplement that have a jurisdictional, forum selection or dispute resolution clause that refers disputes to a different court;

18.	adjudicate any and all disputes arising from or relating to distributions under this Plan or any transactions contemplated herein, subject to the proviso in sub-paragraph 17 above;

19.	consider any modifications of this Plan, to cure any defect or omission or to reconcile any inconsistency in any Court order, including the Confirmation Order;

20.	determine requests for the payment of Claims entitled to priority pursuant to section 507 of the Bankruptcy Code;

21.	to resolve disputes as to the ownership of any Claim or Interest;

22.	hear and determine matters concerning state, local, federal and foreign taxes in accordance with sections 346, 505 and 1146 of the Bankruptcy Code;

23.	grant any consensual request to extend the deadline for assuming or rejecting Unexpired Leases pursuant to section 365(d)(4) of the Bankruptcy Code;

24.	hear, adjudicate, decide or resolve any and all matters related to Article VIII of the Plan, including without limitation, the releases, discharge, exculpation and injunctions issued thereunder;

25.	enforce all orders previously entered by the Court;

26.	hear any other matter not inconsistent with the Bankruptcy Code;

27.	enter an order concluding or closing the Chapter 11 Cases; and

28.

hear, determine, and resolve any cases, matters, controversies, suits, disputes or Causes of Action in connection with or in any way related to the Chapter 11 Cases, including with respect to the settlements, compromises, discharges, releases, injunctions, exculpations and other provisions contained in Article VIII of this Plan, and enter such orders as may be necessary or appropriate to implement such releases, injunctions and other provisions.

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As of the Effective Date, notwithstanding anything in this Article XI to the contrary, the Exit Facilities Documentation and any documents set forth in the Plan Supplement shall be governed by the respective jurisdictional provisions therein.

ARTICLE XII.

MISCELLANEOUS PROVISIONS

A.	Immediate Binding Effect

Notwithstanding Bankruptcy Rules 3020(e), 6004(h), or 7062 or otherwise, upon the occurrence of the Effective Date, the terms of this Plan, the final versions of the documents contained in the Plan Supplement and the Confirmation Order shall be immediately effective and enforceable and deemed binding upon the Debtors, the Reorganized Debtors and any and all Holders of Claims or Interests (regardless of whether such Claims or Interests are deemed to have accepted or rejected this Plan), all Entities that are parties to or are subject to the settlements, compromises, releases and injunctions described in this Plan, each Entity acquiring property under this Plan or the Confirmation Order and any and all non-Debtor parties to Executory Contracts and Unexpired Leases with the Debtors. All Claims and debts shall be as fixed, adjusted or compromised, as applicable, pursuant to this Plan regardless of whether any Holder of a Claim or debt has voted on this Plan.

B.	Additional Documents

On or before the Effective Date, the Debtors may File with the Court such agreements and other documents as may be necessary or appropriate to effectuate and further evidence the terms and conditions of this Plan. The Debtors and all Holders of Claims or Interests receiving distributions pursuant to this Plan and all other parties in interest shall, from time to time, prepare, execute and deliver any agreements or documents and take any other actions as may be necessary or advisable to effectuate the provisions and intent of this Plan.

C.	Reservation of Rights

Except as expressly set forth in this Plan, this Plan shall have no force or effect unless the Court shall enter the Confirmation Order. Neither this Plan, any statement or provision contained in this Plan, nor any action taken or not taken by any Debtor with respect to this Plan, the Disclosure Statement, the Confirmation Order or the Plan Supplement waives any rights of the Debtors with respect to the Holders of Claims or Interests prior to the Effective Date.

D.	Successors and Assigns

The rights, benefits and obligations of any Entity named or referred to in this Plan or the Confirmation Order shall be binding on, and shall inure to the benefit of any heir, executor, administrator, successor or assign, affiliate, officer, director, manager, agent, representative, attorney, beneficiary or guardian, if any, of each Entity.

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E.	Service of Documents

Any pleading, notice or other document required by this Plan to be served on or delivered shall be served by first class or overnight mail:

If to the Debtors or the Reorganized Debtors:

Pioneer Energy Services Corp. 1250 N. E. Loop 410
Suite 1000
San Antonio, Texas 78209
Attention: Bryce Seki (VP & General Counsel)
Email: bseki@pioneeres.com

With copies to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP 1285 Avenue of the Americas
New York, NY 10019-6064
Fax: +1 212 492 0545
E-mail:	bhermann@paulweiss.com
emccolm@paulweiss.com
bbolin@paulweiss.com
epark@paulweiss.com
ghotz@paulweiss.com

Attention:	Brian S. Hermann
Elizabeth R. McColm
Brian Bolin
Eugene Y. Park
Grace Hotz

- and –

Norton Rose Fulbright US LLP
1301 McKinney Street, Suite 5100
Houston, TX 77010
Facsimile: +1 713 651 5151

E-mail:	william.greendyke@nortonrosefulbright.com
jason.boland@nortonrosefulbright.com
bob.bruner@nortonrosefulbright.com

Attention:	William R. Greendyke
Jason L. Boland
Bob Bruner

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If to the Consenting Noteholders:

Davis Polk & Wardwell LLP 450 Lexington Avenue
New York, NY 10017
Fax: +1 212 701 5800
E-mail:	damian.schaible@davispolk.com
natasha.tsiouris@davispolk.com
erik.jerrard@davispolk.com

Attention:	Damian S. Schaible
Natasha Tsiouris
Erik Jerrard

-and-

Haynes & Boone LLP 1221 McKinney Street

Suite 2100
Houston, TX 77010
Fax: +1 713 236 5638
E-mail:	charles.beckham@haynesboone.com

Attention:	Charles A. Beckham Jr.

If to the Consenting Term Loan Lenders:

Vinson & Elkins LLP
The Grace Building, 1114 Avenue of the Americas, 32nd Floor
New York, New York 10036
Fax: + 917-849-5358
Email:	dmeyer@velaw.com
pheath@velaw.com
kheverin@velaw.com
Attention:	David S. Meyer
Paul Heath
Kevin Heverin

F.	Term of Injunctions or Stays

Unless otherwise provided in this Plan or in the Confirmation Order, all injunctions or stays in effect in the Chapter 11 Cases pursuant to section 105 or 362 of the Bankruptcy Code or any order of the Court, and existing on the Confirmation Date (excluding any injunctions or stays contained in this Plan or the Confirmation Order) shall remain in full force and effect until the Effective Date. All injunctions or stays contained in this Plan or the Confirmation Order shall remain in full force and effect in accordance with their terms.

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G.	Entire Agreement

Except as otherwise indicated, this Plan, the Confirmation Order, the Restructuring Documents, the Plan Supplement and documents related thereto supersede all previous and contemporaneous negotiations, promises, covenants, agreements, understandings and representations on such subjects, all of which have become merged and integrated into this Plan.

H.	Exhibits

All exhibits and documents included in the Plan and the Plan Supplement are incorporated into and are a part of this Plan as if set forth in full in this Plan. After the exhibits and documents are Filed, copies of such exhibits and documents shall be available upon written request to the Debtors’ counsel at the address above or by downloading such exhibits and documents from the Debtors’ restructuring website at http://dm.epiq11.com/pioneerenergy or the Court’s website at http://www.nysb.uscourts.gov/. To the extent any exhibit or document is inconsistent with the terms of this Plan, unless otherwise ordered by the Court, the non-exhibit or non-document portion of this Plan shall control.

I.	Consent Rights of Required Consenting Stakeholders, Required Commitment Parties and Required DIP Lenders

Any and all consent rights of the Required Consenting Stakeholders (or any other Consenting Stakeholder (as defined in the Restructuring Support Agreement), as applicable), the Required Commitment Parties (or any Commitment Party, as applicable), or the Required DIP Lenders (or any DIP Lender, as applicable), set forth in the Restructuring Support Agreement with respect to the form and substance of this Plan, the Plan Supplement, and any other Restructuring Documents are fully enforceable as if stated in full herein until such time as the Restructuring Support Agreement is terminated in accordance with its terms. In case of a conflict between the consent rights of the Required Consenting Stakeholders, Required Commitment Parties, or Required DIP Lenders (or any Consenting Stakeholder, Commitment Party, or DIP Lender, if applicable) set forth in the Restructuring Support Agreement with the consent rights of the Required Consenting Stakeholders, Required Commitment Parties, or Required DIP Lenders (or any Consenting Stakeholder, Commitment Party, or DIP Lender) set forth in any Restructuring Document, the consent rights in the Restructuring Support Agreement shall control. In addition, the terms and conditions of the Backstop Commitment Agreement, DIP Credit Agreement and Exit Facilities Documentation, and all related documents shall be consistent with the Restructuring Term Sheet and the exhibits thereto, and any modification, amendment, supplement or waiver of any term of such documents or of the Plan or Plan Supplement, or of any other document that adversely modifies, amends, supplements or waives any provision relating to the Backstop Commitment Agreement, DIP Credit Agreement and Exit Facilities Documentation shall be subject to the consent rights set forth in the Restructuring Support Agreement.

J.	Deemed Acts.

Subject to and conditioned on the occurrence of the Effective Date, whenever an act or event is expressed under the Plan to have been deemed done or to have occurred, it shall be deemed to have been done or to have occurred without any further act by any party, by virtue of the Plan and the Confirmation Order.

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K.	Nonseverability of Plan Provisions

If, prior to Confirmation, any term or provision of this Plan is held by the Court to be invalid, void or unenforceable, the Court, at the request of the Debtors, may alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void or unenforceable, and such terms or provision shall then be applicable as altered or interpreted; provided, however, that any such alteration or interpretation shall be acceptable to the Debtors and the Required Consenting Stakeholders and the remainder of the terms and provisions of this Plan will remain in full force and effect and will in no way be affected, impaired, or invalidated by such holding, alteration or interpretation. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of this Plan, as it may have been altered or interpreted in accordance with the foregoing, is: (1) valid and enforceable pursuant to its terms; (2) integral to this Plan and may not be deleted or modified without the Debtors’ consent; and (3) nonseverable and mutually dependent.

L.	Votes Solicited in Good Faith

Upon entry of the Confirmation Order, the Debtors will be deemed to have solicited votes on this Plan in good faith and in compliance with the Bankruptcy Code, and, pursuant to section 1125(e) of the Bankruptcy Code, the Debtors, each of the Consenting Stakeholders, and the Backstop Parties and each of their respective Affiliates, agents, representatives, members, principals, equityholders (regardless of whether such interests are held directly or indirectly), officers, directors, partners (including both general and limited partners) managers, employees, advisors (including investment advisers) and attorneys will be deemed to have participated in good faith and in compliance with the Bankruptcy Code in the offer, issuance, sale, and purchase of Securities offered and sold under this Plan, and, therefore, neither any of such parties or individuals or the Reorganized Debtors will have any liability for the violation of any applicable law, rule, or regulation governing the solicitation of votes on this Plan or the offer, issuance, sale, or purchase of the Securities offered and sold under this Plan.

M.	Request for Expedited Determination of Taxes.

The Debtors shall have the right to request an expedited determination under section 505(b) of the Bankruptcy Code with respect to tax returns filed, or to be filed, for any and all taxable periods ending after the Petition Date through the Effective Date.

N.	Closing of Chapter 11 Cases

The Reorganized Debtors shall, promptly after the full administration of the Chapter 11 Cases, File with the Court all documents required by Bankruptcy Rule 3022 and any applicable order of the Court to close the Chapter 11 Cases.

[Signature pages follow.]

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Respectfully submitted, as of the date first set forth above by the Debtors,

Dated: February 28, 2020	Pioneer Energy Services Corp. (for itself and on behalf of each of its subsidiary debtors as Debtors and Debtors in Possession)

/s/ Lorne Phillips
Name: Lorne Phillips
Title: Chief Financial Officer

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EXHIBIT B

Restructuring Support Agreement

THIS RESTRUCTURING SUPPORT AGREEMENT IS NOT AN OFFER OR SOLICITATION WITH RESPECT TO ANY SECURITIES OR A SOLICITATION OF ACCEPTANCES OF A CHAPTER 11 PLAN WITHIN THE MEANING OF SECTION 1125 OF THE BANKRUPTCY CODE. ANY SUCH OFFER OR SOLICITATION WILL COMPLY WITH ALL APPLICABLE SECURITIES LAWS AND/OR PROVISIONS OF THE BANKRUPTCY CODE. NOTHING CONTAINED IN THIS RESTRUCTURING SUPPORT AGREEMENT SHALL BE AN ADMISSION OF FACT OR LIABILITY OR, UNTIL THE OCCURRENCE OF THE AGREEMENT EFFECTIVE DATE ON THE TERMS DESCRIBED IN THIS AGREEMENT, DEEMED BINDING ON ANY OF THE PARTIES TO THIS AGREEMENT.

RESTRUCTURING SUPPORT AGREEMENT

This RESTRUCTURING SUPPORT AGREEMENT (including all exhibits, annexes, and schedules attached to this agreement in accordance with Section 15.02, this “Agreement”) is made and entered into as of February 28, 2020 (the “Execution Date”), by and among the following parties (each of the following described in sub-clauses (i) through (iv) of this preamble, collectively, the “Parties”):1

(i)

(a) Pioneer Energy Services Corp. (“Pioneer”), a company incorporated under the Laws of Texas, and (b) each of its affiliates listed on Exhibit A to this Agreement that has executed and delivered a counterpart signature page to this Agreement to counsel to the Consenting Stakeholders (the Entities in this clause (i), collectively, the “Company Parties”);

(ii)

the undersigned holders of or investment advisors, sub-advisors, or managers of discretionary accounts that hold, Term Loan Claims that have executed and delivered counterpart signature pages to this Agreement, a Joinder, or a Transfer Agreement to counsel to the Company Parties (the Entities in this clause (ii), collectively, the “Consenting Term Lenders”); and

(iii)

the undersigned holders of, or investment advisors, sub-advisors, or managers of discretionary accounts that hold, Notes Claims that have executed and delivered counterpart signature pages to this Agreement, a Joinder, or a Transfer Agreement to counsel to the Company Parties (the Entities in this clause (iii), collectively, the “Consenting Noteholders” and together with the Consenting Term Lenders, the “Consenting Stakeholders”).

RECITALS

WHEREAS, the Company Parties and the Consenting Stakeholders have in good faith and at arm’s length negotiated or been apprised of certain restructuring and recapitalization transactions with respect to the Company Parties’ capital structure on the terms set forth in: this Agreement, including the term sheet setting forth the terms of the Restructuring Transactions, attached as Exhibit B to this Agreement (including all exhibits, annexes and schedules attached thereto, the “Term Sheet” and, such transactions as described in this Agreement, the “Restructuring Transactions”);

[1]	Capitalized terms used but not defined in the preamble and recitals to this Agreement have the meanings ascribed to them in Section 1.

WHEREAS, the Company Parties will implement the Restructuring Transactions in connection with prepackaged cases under chapter 11 of the Bankruptcy Code in the Bankruptcy Court (the cases commenced, the “Chapter 11 Cases”); and

WHEREAS, the Parties have agreed to take certain actions in support of the Restructuring Transactions on the terms and conditions set forth in this Agreement and the Term Sheet.

NOW, THEREFORE, in consideration of the covenants and agreements contained in this Agreement, and for other valuable consideration, the receipt and sufficiency of which are acknowledged, each Party, intending to be legally bound by this Agreement, agrees as follows:

AGREEMENT

Section 1. Definitions and Interpretation.

1.01. Definitions. The following terms shall have the following definitions:

“ABL Credit Agreement” means the Credit Agreement, dated as of November 8, 2017, by and among Pioneer, as the parent and a borrower, the other borrowers party thereto, the lenders party thereto, and Wells Fargo Bank, National Association, as administrative agent, as may be amended, supplemented, or otherwise modified from time to time.

“ABL Claim” means any Claim under the ABL Credit Agreement and the other Loan Documents (as defined in the ABL Credit Agreement).

“Ad Hoc Group of Noteholders” means the ad hoc group of holders of Notes Claims that is represented by Davis Polk & Wardwell LLP, Haynes and Boone LLP and Houlihan Lokey, Inc.

“Agreement” has the meaning set forth in the preamble hereto and, for the avoidance of doubt, includes all the exhibits, annexes, and schedules attached hereto in accordance with Section 15.02 (including the Term Sheet).

“Agreement Effective Date” means the date on which the conditions set forth in Section 2 have been satisfied or waived by the appropriate Party or Parties in accordance with this Agreement.

“Agreement Effective Period” means, with respect to a Party, the period from the Agreement Effective Date to the Termination Date applicable to that Party.

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“Alternative Restructuring Proposal” means any dissolution, winding up, liquidation, reorganization, recapitalization, assignment for the benefit of creditors, merger, transaction, consolidation, business combination, joint venture, partnership, sale of all or substantially all assets, financing (debt or equity), restructuring (in each case, of all or substantially all of one or more Company Parties, its assets, or its capital structure), or repurchase, refinancing, extension or repayment of a material portion of the funded debt of one or more of the Company Parties (in each case, outside of the ordinary course of business) other than in accordance with or in furtherance of the Restructuring Transactions.

“Backstop Commitment Agreement” has the meaning set forth in the Term Sheet.

“Bankruptcy Code” means title 11 of the United States Code, 11 U.S.C. §§ 101–1532, as amended.

“Bankruptcy Court” means the United States Bankruptcy Court for the Southern District of Texas (Houston Division) presiding over the Chapter 11 Cases.

“Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure, as applicable to the Chapter 11 Cases, promulgated under section 2075 of title 28 of the United States Code, 28 U.S.C. § 2075, and the general, local and chambers rules of the Court, as may be amended from time to time.

“Business Day” means any day other than a Saturday, Sunday, or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state of New York.

“Causes of Action” means any action, Claim, cause of action, controversy, demand, right, action, lien, indemnity, Equity Interest, guaranty, suit, obligation, liability, damage, judgment, account, defense, offset, power, privilege, license, and franchise of any kind or character whatsoever, whether known, unknown, contingent or noncontingent, matured or unmatured, suspected or unsuspected, liquidated or unliquidated, disputed or undisputed, secured or unsecured, assertable directly or derivatively, in contract or in tort, in law or in equity, or pursuant to any other theory of law.

“Chapter 11 Cases” has the meaning set forth in the recitals to this Agreement.

“Claim” has the meaning ascribed to it in section 101(5) of the Bankruptcy Code.

“Company Claims/Interests” means any Claim against, or Equity Interest in, a Company Party, including the ABL Claims and Notes Claims, and with respect to Term Loan Claims, any Claim against a Company Party.

“Company Parties” has the meaning set forth in the recitals to this Agreement.

“Confidentiality Agreement” means an executed confidentiality agreement between the Company Parties and a Consenting Stakeholder, including with respect to the issuance of a “cleansing letter” or other public disclosure of material non-public information agreement, in connection with any proposed Restructuring Transactions.

“Confirmation Order” means the confirmation order with respect to the Plan.

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“Consenting Noteholders” has the meaning set forth in the preamble to this Agreement.

“Consenting Noteholder Termination Event” has the meaning set forth in Section 13.01.

“Consenting Stakeholders” has the meaning set forth in the preamble to this Agreement.

“Consenting Stakeholder Termination Event” has the meaning set forth in Section 13.02.

“Consenting Term Lenders” has the meaning set forth in the preamble to this Agreement.

“Consenting Term Lender Fees and Expenses” has the meaning set forth in the Term Sheet.

“Consenting Term Lender Termination Event” has the meaning set forth in Section 13.02.

“Corporate Governance Documents” means, with respect to a Reorganized Debtor, any documents, certificates or other agreements for the governance of such Reorganized Debtor, including, without limitation, the certificate of incorporation, certificate of formation, bylaws, limited liability company agreements, shareholder agreement (if any), operating agreement, any Employee Incentive Plan (as defined in the Term Sheet), or other similar organizational or formation documents, as applicable, of such Reorganized Debtor.

“Definitive Documents” means the documents set forth in Section 3.01.

“DIP Agent” means PNC Bank, National Association, in its capacity as the administrative agent and collateral agent under the DIP Facility, and any successors thereto.

“DIP Claim” means any Claim under the DIP Credit Agreement and the other DIP Documents.

“DIP Credit Agreement” means the credit agreement with respect to the DIP Facility.

“DIP Documents” means the DIP Order, the DIP Motion, the DIP-to-Exit Commitment Letter and the DIP Credit Agreement, any guaranty related thereto, any collateral and security documentation related thereto and any budget related thereto.

“DIP Facility” has the meaning set forth in the Term Sheet.

“DIP Lenders” means the banks, financial institutions and other parties identified as lenders in the DIP Credit Agreement.

“DIP Motion” means the motion filed by the Company Parties seeking entry of an interim and final DIP Order.

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“DIP Order” means any order entered in the Chapter 11 Cases authorizing debtor in possession financing or the use of cash collateral (whether interim or final).

“DIP-to-Exit Commitment Letter” has the meaning set forth in the Term Sheet.

“Disclosure Statement” means the related disclosure statement with respect to the Plan.

“Disclosure Statement Order” means the order of the Bankruptcy Court approving the Disclosure Statement and the other Solicitation Materials.

“Entity” shall have the meaning set forth in section 101(15) of the Bankruptcy Code.

“Equity Interests” means, collectively, any (a) equity security (as such term is defined in Bankruptcy Code section 101(16)), (b) any other instrument evidencing an ownership interest, whether or not transferable, (c) any option, warrant, or right, contractual or otherwise, to acquire, sell or subscribe for any such interest, and (d) any and all Claims that are otherwise determined by the Bankruptcy Court to be an equity interest, including any Claim or debt that is recharacterized as an equity interest.

“Execution Date” has the meaning set forth in the preamble to this Agreement.

“Exit ABL Credit Agreement” means the credit agreement with respect to the Exit ABL Facility.

“Exit ABL Documents” means the Exit ABL Credit Agreement, the DIP-to-Exit Commitment Letter, any guaranty related thereto, and any collateral and security documentation related thereto.

“Exit ABL Facility” has the meaning set forth in the Term Sheet.

“Final Order” means an order or judgment of the Bankruptcy Court or other court of competent jurisdiction with respect to the relevant subject matter which has: (a) not been reversed, stayed, modified or amended, as to which the time to appeal, petition for certiorari or move for reargument, reconsideration or rehearing has expired and no appeal, petition for certiorari or motion for reargument, reconsideration or rehearing has been timely filed; or (b) as to which any appeal, petition for certiorari or motion for reargument, reconsideration or rehearing that has been or may be filed has been resolved by the highest court to which the order or judgment was appealed or from which certiorari, reargument, reconsideration or rehearing was sought; provided that the possibility that a motion under Rule 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Bankruptcy Rules, may be filed relating to such order shall not prevent such order from being a Final Order.

“First Day Pleadings” means the “first-day” pleadings that the Company Parties file upon the commencement of the Chapter 11 Cases.

“Indenture” means the Indenture, dated March 18, 2014, by and among Pioneer, as the issuer, the guarantors party thereto, and Wells Fargo Bank, National Association, as trustee, pursuant to which the Notes were issued, as may be amended, supplemented, or otherwise modified from time to time.

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“Interest” means any equity interest (as defined in section 101(16) of the Bankruptcy Code) in a Company Party, including all ordinary shares, units, common stock, preferred stock, membership interest, partnership interest or other instrument, evidencing any fixed or contingent ownership interest in such Company Party, whether or not transferable, including any option, warrant, or other right, contractual or otherwise, to acquire any such interest in such Company Party, that existed immediately before the Plan Effective Date, and including any equity interest issued to such Company Party’s current or former employees and non-employee directors, various forms of long-term incentive compensation including stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares/units, incentive awards, cash awards, and other stock-based awards.

“Joinder” means a joinder to this Agreement substantially in the form attached to this Agreement as Exhibit C.

“Law” means any federal, state, local, or foreign law (including common law), statute, code, ordinance, rule, regulation, order, ruling, or judgment, in each case, that is validly adopted, promulgated, issued, or entered by a governmental authority of competent jurisdiction (including the Bankruptcy Court).

“Milestones” means the milestones set forth in Section 4.

“New Convertible Bonds” means the 5% convertible senior unsecured payment-in-kind bonds issued pursuant to the New Convertible Bond Indenture, in the initial aggregate principal amount as of the Plan Effective Date of up to $134,584,000 (inclusive of the Rights Offering Convertible Bonds, the Management Commitment Convertible Bonds and the Premium Convertible Bonds (each as defined in the Term Sheet)).

“New Convertible Bond Indenture” means that certain unsecured indenture, dated as of the Plan Effective Date, by and among Reorganized Pioneer, as issuer, and the New Convertible Bonds Indenture Trustee, including all agreements, notes, instruments and any other documents delivered pursuant thereto or in connection therewith (in each case, as amended, modified or supplemented from time to time) which shall be filed with the Plan Supplement, and subject to the consent rights set forth in this Agreement and as may be modified consistent with this Agreement.

“New Convertible Bond Indenture Trustee” means the trustee under the New Convertible Bonds Indenture, to be selected by the Company Parties with the prior written consent of the Required Consenting Noteholders.

“New Equity” means the new common stock or common equity issued by Reorganized Pioneer.

“New Secured Bonds” has the meaning set forth in the Term Sheet.

“New Secured Bonds Commitment” has the meaning set forth in Section 11.

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“New Secured Bonds Commitment Parties” has the meaning set forth in Section 11.

“New Secured Bonds Documents” means the New Secured Bonds Indenture, any guaranty related thereto, and any collateral and security documentation related thereto.

“New Secured Bonds Indenture” means the indenture with respect to the New Secured Bonds.

“Notes” means the 6.125% Senior Notes due 2022 issued by Pioneer pursuant to the Indenture.

“Notes Claim” means any Claim against any Company Party on account of the Notes, including any guarantee of the Notes pursuant to the Indenture.

“Parties” has the meaning set forth in the preamble to this Agreement.

“Permitted Transferee” means each transferee of any Company Claims/Interests who meets the requirements of Section 9.01.

“Petition Date” means the first date any of the Company Parties commences a Chapter 11 Case.

“Pioneer” has the meaning set forth in the Preamble to this Agreement.

“Plan” means the plan of reorganization with respect to the Restructuring Transactions.

“Plan Effective Date” means the date upon which (a) the Confirmation Order has become a Final Order, (b) all conditions precedent to the effectiveness of the Plan have been satisfied or are expressly waived in accordance with the terms thereof, as the case may be, (c) the transactions to occur on the Plan Effective Date pursuant to the Plan become effective or are consummated, and (d) the substantial consummation (as defined in section 1101 of the Bankruptcy Code) of the Plan occurs.

“Plan Supplement” means the compilation of documents and forms of documents, schedules, and exhibits to the Plan that will be filed by the Company Parties with the Bankruptcy Court.

“Qualified Marketmaker” means an entity that (a) holds itself out to the public or the applicable private markets as standing ready in the ordinary course of business to purchase from customers and sell to customers Company Claims/Interests (or enter with customers into long and short positions in Company Claims/Interests), in its capacity as a dealer or market maker in Company Claims/Interests and (b) is, in fact, regularly in the business of making a market in claims against issuers or borrowers (including debt securities or other debt).

“Reorganized Debtor” means each of the affiliates of Pioneer listed on Exhibit A hereto, as reorganized pursuant to and under the Plan, or any successor or assign thereto, by merger, amalgamation, consolidation, or otherwise, on or after the Plan Effective Date.

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“Reorganized Pioneer” means either (a) Pioneer, as reorganized pursuant to and under the Plan, or any successor or assign thereto, by merger, amalgamation, consolidation, or otherwise, on or after the Plan Effective Date, or (b) a new corporation or limited liability company that may be formed to, among other things, directly or indirectly acquire substantially all of the assets and/or stock of the debtors in the Chapter 11 Cases and issue the New Equity to be distributed pursuant to the Plan.

“Required New Secured Bonds Commitment Parties” means, as of the relevant date, New Secured Bonds Commitment Parties holding at least 50.01% of the aggregate New Secured Bonds Commitments.

“Required Consenting Noteholders” means, as of the relevant date, Consenting Noteholders holding at least 66.67% of the aggregate outstanding principal amount of the Notes Claims that are held by all Consenting Noteholders.

“Required Consenting Stakeholders” means the Required Consenting Term Lenders and the Required Consenting Noteholders.

“Required Consenting Term Lenders” means, as of the relevant date, the Consenting Term Lenders holding at least 66.67% of the aggregate outstanding principal amount of the Term Loan Claims that are held by all Consenting Term Lenders.

“Restructuring Expenses” has the meaning set forth in the Term Sheet.

“Restructuring Transactions” has the meaning set forth in the preamble to this Agreement.

“Rights Offering” has the meaning set forth in the Term Sheet.

“Rights Offering Documents” has the meaning set forth in the Term Sheet.

“Rights Offering Procedures” has the meaning set forth in the Term Sheet.

“Rules” means Rule 501(a)(1), (2), (3), and (7) of Regulation D under the Securities Act.

“Second Day Pleadings” means the “second-day” pleadings that the Company Parties file following the commencement of the Chapter 11 Cases.

“Securities Act” means the Securities Act of 1933, as amended.

“Solicitation Materials” means all solicitation materials in respect of the Plan.

“Superior Proposal” means a bona fide Alternative Restructuring Proposal that the board of directors of Pioneer determines in good faith would, if consummated, result in a superior restructuring transaction to the Company Parties and their estates than the transactions contemplated by this Agreement, after consultation with a financial advisor and outside legal counsel and taking into account (x) the likelihood and timing of consummation and (y) all material legal, financial (including the financing terms of any such proposal), conditionality, and other aspects of such proposal, in each case as compared to the transactions contemplated by this Agreement.

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“Termination Date” means the date on which termination of this Agreement as to a Party is effective in accordance with Sections 13.01-13.05.

“Term Loan Agreement” means the Term Loan Agreement, dated as of November 8, 2017, by and among Pioneer, as the borrower, the lenders party thereto and Wilmington Trust, National Association, as the administrative agent, as may be amended, supplemented, or otherwise modified from time to time.

“Term Loan Claim” means any Claim against a Company Party under the Term Loan Agreement and the other Credit Documents (as defined in the Term Loan Credit Agreement).

“Term Sheet” has the meaning set forth in the preamble to this Agreement.

“Transfer” means to sell, resell, reallocate, use, pledge, assign, transfer, hypothecate, participate, donate, or otherwise encumber or dispose of, directly or indirectly (including through derivatives, options, swaps, pledges, forward sales, or other transactions); provided, however, that any pledge in favor of (a) a bank or broker dealer at which a Consenting Stakeholder maintains an account, where such bank or broker dealer holds a security interest or other encumbrance over property in the account generally or (b) any lender, agent or trustee to secure obligations generally under debt issued by the applicable fund or account, in each case shall not be deemed a “Transfer” for any purposes hereunder.

“Transfer Agreement” means an executed form of the transfer agreement providing, among other things, that a transferee is bound by the terms of this Agreement and substantially in the form attached to this Agreement as Exhibit D.

“United States Trustee” means the Office of the United States Trustee for the Southern District of Texas (Houston Division).

1.02. Interpretation. For purposes of this Agreement:

(a) in the appropriate context, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine, or neuter gender shall include the masculine, feminine, and the neuter gender;

(b) capitalized terms defined only in the plural or singular form shall nonetheless have their defined meanings when used in the opposite form;

(c) unless otherwise specified, any reference in this Agreement to a contract, lease, instrument, release, indenture, or other agreement or document being in a particular form or on particular terms and conditions means that such document shall be substantially in such form or substantially on such terms and conditions;

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(d) unless otherwise specified, any reference in this Agreement to an existing document, schedule, or exhibit shall mean such document, schedule, or exhibit, as it may have been or may be amended, restated, supplemented, or otherwise modified from time to time; notwithstanding the foregoing, any capitalized terms in this Agreement that are defined with reference to another agreement, are defined with reference to such other agreement as of the date of this Agreement, without giving effect to any termination of such other agreement or amendments to such capitalized terms in any such other agreement following the date of this Agreement;

(e) unless otherwise specified, all references in this Agreement to “Sections” are references to Sections of this Agreement;

(f) captions and headings to Sections are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of this Agreement;

(g) references to “shareholders,” “directors,” and/or “officers” shall also include “members” and/or “managers,” as applicable, as such terms are defined under the applicable limited liability company Laws;

(h) the use of “include” or “including” is without limitation, whether stated or not; and

(i) the phrase “counsel to the Consenting Stakeholders” refers in this Agreement to each counsel specified in Section 15.10 other than counsel to the Company Parties.

Section 2. Effectiveness of this Agreement. This Agreement shall become effective and binding upon each of the Parties at 12:00 a.m., prevailing Eastern Time, on the Agreement Effective Date, which is the date on which all of the following conditions have been satisfied or waived in accordance with this Agreement:

(a) each of the Company Parties shall have executed and delivered counterpart signature pages of this Agreement to counsel to each of the Parties;

(b) holders of at least two thirds (2/3) of the aggregate outstanding principal amount of Term Loan Claims shall have executed and delivered counterpart signature pages of this Agreement to counsel to each of the Parties;

(c) holders of at least two thirds (2/3) of the aggregate outstanding principal amount of Notes Claims shall have executed and delivered counterpart signature pages of this Agreement to counsel to each of the Parties;

(d) the Company Parties shall have paid, or caused to be paid, (i) all Restructuring Expenses of the Ad Hoc Group of Noteholders and (ii) all Consenting Term Lender Fees and Expenses, in each case for which an invoice has been received by the Company Parties by no later than February 28, 2020; and

(e) counsel to the Company Parties shall have given notice to counsel to the Consenting Stakeholders in the manner set forth in Section 15.10 (by email or otherwise) that the other conditions to the Agreement Effective Date set forth in this Section 2 have occurred.

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Section 3. Definitive Documents.

3.01. The “Definitive Documents” governing the Restructuring Transactions shall consist of the following: (a) the Plan and its exhibits, ballots, and solicitation procedures; (b) the Confirmation Order; (c) the DIP Documents; (d) the Disclosure Statement; (e) the Disclosure Statement Order; (f) the First Day Pleadings, the Second Day Pleadings, and all orders sought pursuant thereto; (g) the Plan Supplement; (h) New Convertible Bond Indenture; (i) the Exit ABL Documents; (j) the Corporate Governance Documents; (k) New Secured Bonds Documents; (l) the Backstop Commitment Agreement; and (m) the Rights Offering Documents.

3.02. The Definitive Documents shall be in form and substance consistent with this Agreement or otherwise acceptable or reasonably acceptable (as applicable) to the applicable Consenting Noteholders as set forth in this Section 3.02. The Definitive Documents not executed or in a form attached to this Agreement as of the Execution Date remain subject to negotiation and completion. Upon completion, the Definitive Documents shall reflect and contain terms, conditions, representations, warranties, and covenants consistent with the terms of this Agreement (including the Term Sheet), as it may be modified, amended, or supplemented in accordance with Section 14, and otherwise (i) in the case of the Plan, Plan Supplement, Confirmation Order, Disclosure Statement and Disclosure Statement Order, DIP Documents, New Secured Bonds Documents, Exit ABL Documents, Corporate Governance Documents, New Convertible Bond Indenture and the Rights Offering Documents, be in form and substance acceptable to the Company Parties and the Required Consenting Noteholders, including any modifications, amendments or supplements thereto, (ii) any provision in the Plan or the Confirmation Order provides that the Term Loan Claims held by the Consenting Term Lenders shall receive a treatment other than as set forth in the Term Sheet, such provision shall be in form and substance acceptable to the Required Consenting Term Lenders, (iii) any provision in the DIP Order that is applicable to the Consenting Term Lenders shall be in form and substance reasonably acceptable to the Required Consenting Term Lenders and (iv) in the case of all other Definitive Documents, be in form and substance reasonably acceptable to the Company Parties and the Required Consenting Noteholders.

3.03. The Company Parties acknowledge and agree that they will provide advance initial draft copies of Definitive Documents to the Ad Hoc Group of Noteholders and Consenting Term Lenders at least three (3) business days prior to the date when any Company Parties intend to file the applicable Definitive Documents with the Bankruptcy Court; provided, that if three (3) business days in advance is not reasonably practicable, such initial draft Definitive Document shall be provided as soon as reasonably practicable prior to filing, but in no event later than twenty-four (24) hours in advance of any filing thereof.

Section 4. Milestones. The following Milestones shall apply to this Agreement unless extended or waived in writing (email being sufficient) by the Company Parties and the Required Consenting Noteholders:

(a) no later than one (1) calendar day prior to the Petition Date, the Company Parties shall commence solicitation of votes to approve or reject the Plan.

(b) no later than March 3, 2020, the Petition Date shall have occurred;

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(c) no later than one (1) calendar day after the Petition Date, the Company Parties shall have filed the Plan, the Disclosure Statement and the DIP Motion with the Bankruptcy Court;

(d) no later than five (5) calendar days after the Petition Date, the Bankruptcy Court shall have entered an interim DIP Order;

(e) no later than forty five (45) calendar days after the Petition Date, the Bankruptcy Court shall have entered a final DIP Order;

(f) no later than forty five (45) calendar days after the Petition Date, the Bankruptcy Court shall have entered an order approving the Disclosure Statement;

(g) no later than forty five (45) calendar days after the Petition Date, the Bankruptcy Court shall have entered the Confirmation Order (the “Confirmation Date”); and

(h) no later than fourteen (14) calendar days after the Confirmation Date, the Plan Effective Date shall have occurred.

Section 5. Commitments of the Consenting Stakeholders.

5.01. Affirmative Commitments. During the Agreement Effective Period, each Consenting Stakeholder severally, and not jointly, agrees in respect of all of its Company Claims/Interests (for the avoidance of doubt, the Consenting Term Lenders do not make any affirmative covenants with respect to any Equity Interests they may hold) pursuant to this Agreement, to:

(a) do all things reasonably necessary and proper to support the Restructuring Transactions within the timeframes outlined herein and in the Definitive Documents;

(b) negotiate in good faith and use commercially reasonable efforts to execute and implement the Definitive Documents that are consistent with this Agreement to which it is required to be a party;

(c) consent to the releases set forth in the Plan and not make an election to opt out of such releases; and

(d) in the case of the Consenting Term Lenders, direct the Agents under the Term Loan Agreement, as defined therein, to take all actions consistent with this Agreement and abstain from all actions inconsistent with this Agreement.

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5.02. Chapter 11 Voting. In addition to the obligations set forth in Section 5.01, during the Agreement Effective Period, each Consenting Stakeholder that is entitled to vote to accept or reject the Plan pursuant to its terms, severally, and not jointly, agrees that it shall, subject to receipt by such Consenting Stakeholder, whether before or after the commencement of the Chapter 11 Cases, of the Solicitation Materials:

(a) vote each of its Company Claims/Interests (for the avoidance of doubt, the Consenting Term Lenders have no obligation under this Agreement to vote any Equity Interest) to accept the Plan by delivering its duly executed and completed ballot accepting the Plan on a timely basis following the commencement of the solicitation of the Plan and its actual receipt of the Solicitation Materials and the ballot;

(b) to the extent it is permitted to elect whether to opt out of the releases set forth in the Plan, elect not to opt out of the releases set forth in the Plan by timely delivering its duly executed and completed ballot(s) indicating such election; and

(c) not change, withdraw, amend, or revoke (or cause to be changed, withdrawn, amended, or revoked) any vote or election referred to in clauses (a) and (b) above.

5.03. Releases; D&O Claims. Subject to the occurrence of the Plan Effective Date and only if no Consenting Noteholder Termination Event has occurred, each Consenting Stakeholder hereby (i) grants the releases by the Consenting Stakeholder set forth in the Term Sheet in favor of the Released Parties (as defined in the Term Sheet), and (ii) agrees not to pursue any claims that such Consenting Stakeholder may currently have against the current and former directors and officers of the Company Parties and each of their respective subsidiaries.

5.04. Negative Covenants. During the Agreement Effective Period, each Consenting Stakeholder severally, and not jointly, agrees in respect of all of its Company Claims/Interests (for the avoidance of doubt, the Consenting Term Lenders do not undertake any negative covenants with respect to any Equity Interests they may hold) pursuant to this Agreement that it shall not, directly or indirectly, and shall not direct any other person to:

(a) object to, delay, impede, or take any other action to interfere with acceptance, implementation, or consummation of the Restructuring Transactions;

(b) propose, file, knowingly support, or vote for any Alternative Restructuring Proposal;

(c) file any motion, pleading, or other document with the Bankruptcy Court or any other court (including any modifications or amendments thereof) that, in whole or in part, is not consistent with this Agreement or the Plan;

(d) exercise any right or remedy for the enforcement, collection, or recovery of any of the Company Claims/Interests against the Company Parties, including rights or remedies arising from or asserting or bringing any claims under or with respect to the ABL Claims, Term Loan Claims or Notes Claims (as applicable), other than as otherwise permitted under this Agreement;

(e) initiate, or have initiated on its behalf, any litigation proceeding of any kind with respect to the Chapter 11 Cases, this Agreement or the other Restructuring Transactions contemplated in this Agreement against the Company Parties or the other Parties, other than to enforce this Agreement or any Definitive Document or as otherwise permitted under this Agreement;

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(f) object to, delay, impede, or take any other action to interfere with the Company Parties’ ownership and possession of their assets, wherever located, or interfere with the automatic stay arising under section 362 of the Bankruptcy Code; or

(g) object to, delay, impede, or take any other action that would reasonably be expected to interfere with the Restructuring Transactions consistent with this Agreement.

5.05. No Liabilities. Nothing in this Agreement shall require any Consenting Stakeholder to incur any expenses, liabilities or other obligations, or agree to any commitments, undertakings, concessions, indemnities or other arrangements that would reasonably be expected to result in expenses, liabilities or other obligations to any Consenting Stakeholder. Notwithstanding the immediately preceding sentence, nothing in this Section 5.05 shall serve to limit, alter or modify any Consenting Stakeholder’s express obligations under the terms of this Agreement.

Section 6. Additional Provisions Regarding the Consenting Stakeholders’ Commitments. Notwithstanding anything contained in this Agreement, nothing in this Agreement shall: (a) impair or waive the rights of any Consenting Stakeholder to appear as a party in interest in any matter to be adjudicated in order to be heard concerning any matter arising under the Chapter 11 Cases so long as the exercise of any such right is not in violation of or inconsistent with this Agreement, the Term Sheet, or such Consenting Stakeholder’s obligations hereunder or thereunder, or (b) prevent any Consenting Stakeholder from enforcing this Agreement or contesting whether any matter, fact, or thing is a breach of, or is inconsistent with, this Agreement.

Section 7. Commitments of the Company Parties.

7.01. Affirmative Commitments. Except as set forth in Section 8, during the Agreement Effective Period, the Company Parties agree to:

(a) do all things reasonably necessary and proper to (i) support and consummate the Restructuring Transactions in accordance with this Agreement, (ii) prosecute and defend any appeals relating to the Confirmation Order and (iii) comply with each Milestone set forth in this Agreement;

(b) to the extent any legal or structural impediment arises that would prevent, hinder, or delay the consummation of the Restructuring Transactions contemplated in this Agreement, support and take all steps reasonably necessary and desirable to address any such impediment;

(c) use commercially reasonable efforts to obtain any and all required governmental, regulatory and/or third-party approvals necessary or required for implementation or consummation of the Restructuring Transactions or approval by the Bankruptcy Court of the Definitive Documents;

(d) negotiate in good faith and use commercially reasonable efforts to execute and deliver the Definitive Documents and any other required agreements to effectuate and consummate the Restructuring Transactions as contemplated by this Agreement;

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(e) not seek to amend or modify, or file a pleading seeking authority to amend or modify, the Definitive Documents in a manner that is inconsistent with this Agreement;

(f) not file or seek authority to file any pleading materially inconsistent with the Restructuring Transactions or the terms of this Agreement;

(g) not conduct any transaction not in the ordinary course of business (no matter whether the Company Parties have received Bankruptcy Court’s authorization to conduct such transaction), unless the Company Parties have received prior written consent from the Required Consenting Noteholders; provided that any transaction (or a series of related transactions) in an amount exceeding $10 million is deemed to be not in the ordinary course of business for the purposes of this clause (g);

(h) timely file a formal written response in opposition to any objection filed with the bankruptcy court by any person with respect to the Definitive Documents;

(i) timely file a formal objection to any motion filed with the Bankruptcy Court by any person seeking the entry of an order (i) directing the appointment of a trustee or examiner (with expanded powers beyond those set forth in sections 1106(a)(3) and (4) of the Bankruptcy Code), (ii) converting the Chapter 11 Cases to cases under chapter 7 of the Bankruptcy Code, (iii) dismissing the Chapter 11 Cases or (v) for relief that (y) is inconsistent with this Agreement in any material respect or (z) would reasonably be expected to frustrate the purposes of this Agreement, including by preventing consummation of the Restructuring Transactions;

(j) timely file a formal objection to any motion filed with the Bankruptcy Court by any person seeking the entry of an order modifying or terminating the Company Parties’ exclusive right to file and/or solicit acceptances of a plan of reorganization, as applicable; and

(k) promptly pay the reasonable fees and expenses of the Ad Hoc Group of Noteholders in accordance with this Agreement and the applicable fee letters on a monthly basis and within ten (10) Business Days of receipt of invoices thereof and pay the Consenting Term Lender Fees and Expenses.

7.02. Negative Commitments. Except as set forth in Section 8, during the Agreement Effective Period, each of the Company Parties shall not, directly or indirectly, and shall not direct any other person to:

(a) object to, delay, impede, or take any other action to interfere with acceptance, implementation, or consummation of the Restructuring Transactions;

(b) take any action that is inconsistent with, or is intended to frustrate or impede approval, implementation and consummation of, the Restructuring Transactions;

(c) file any motion, pleading, or Definitive Documents with the Bankruptcy Court or any other court (including any modifications or amendments thereof) that, in whole or in part, is not materially consistent with this Agreement or the Term Sheet; or

(d) seek, solicit, or propose any Alternative Restructuring Proposal.

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Section 8. Additional Provisions Regarding Company Parties’ Commitments.

8.01. Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall require a Company Party or the board of directors, board of managers, or similar governing body of a Company Party, in such person’s capacity as a director, officer, or member of the Company Party, to take any action or to refrain from taking any action to the extent such Company Party, board of directors, board of managers, or similar governing body believes in good faith, based on advice of counsel, that the taking or failing to take such action would be inconsistent with applicable Law or its fiduciary obligations under applicable Law, and any such action or inaction pursuant to this Section 8.01 shall not be deemed to constitute a breach of this Agreement; provided, however, that nothing in this Section 8.01 shall be deemed to amend, supplement, or otherwise modify, or constitute a waiver of, any Consenting Term Lender Termination Event that may arise as a result of any such action or omission; provided further, it is agreed that any such action that results in a termination of this Agreement in accordance with the terms hereof shall be subject to the provisions set forth in Section 13.06 hereof.

8.02. Notwithstanding anything to the contrary in this Agreement, but subject to the terms of Sections 7.02 and 8.01, each Company Party and their respective directors, officers, employees, investment bankers, attorneys, accountants, consultants, and other advisors or representatives shall have the rights to: (a) consider, respond to, facilitate, and negotiate in connection with any Alternative Restructuring Proposal received by any Company Party that is a Superior Proposal and (b) enter into or continue discussions or negotiations with holders of Company Claims/Interests (including any Consenting Stakeholder), any other party in interest in the Chapter 11 Cases (including any official committee and the United States Trustee), or any other Entity regarding the Restructuring Transactions. If any Company Party receives a written or oral proposal or expression of interest regarding any Alternative Restructuring Proposal, within two (2) Business Days, the Company Party shall notify (with email being sufficient) counsel to the Ad Hoc Group of Noteholders and Consenting Term Lenders of any such proposal or expression of interest, with such notice to include a copy of such proposal, if it is in writing, or otherwise a summary of the material terms thereof. If the board of directors of the Company Parties decides, in the exercise of its fiduciary duties, to pursue a Superior Proposal, the Company Parties shall notify counsel to the Ad Hoc Group of Noteholders and Consenting Term Lenders within two (2) Business Days of such determination.

8.03. Nothing in this Agreement shall: (a) impair or waive the rights of any Company Party to assert or raise any objection permitted under this Agreement in connection with the Restructuring Transactions; or (b) prevent any Company Party from enforcing this Agreement or contesting whether any matter, fact, or thing is a breach of, or is inconsistent with, this Agreement.

8.04. The Company Parties, to the extent enforceable, waive any right to assert that the exercise of termination rights under this Agreement is subject to the automatic stay provisions of the Bankruptcy Code and expressly stipulate and consent hereunder to the prospective modification of the automatic stay provisions of the Bankruptcy Code for purposes of exercising termination rights under this Agreement, to the extent the Bankruptcy Court determines that such relief is required.

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8.05. The Company Parties, severally, and not jointly, represents, warrants, and covenants to each Consenting Stakeholder, as of the date such Consenting Stakeholder executes and delivers this Agreement and as of immediately prior to the Plan Effective Date, that Reorganized Pioneer is not a “covered fund” as such term is defined in the final regulations promulgated under Section 13 of the U.S. Bank Holding Company Act of 1956, as amended, 12 C.F.R. section 248.10(b)(1) (the “Volcker Rule”).

Section 9. Transfer of Interests and Securities.

9.01. During the Agreement Effective Period, no Consenting Stakeholder shall Transfer any ownership (including any beneficial ownership as defined in the Rule 13d-3 under the Securities Exchange Act of 1934, as amended) in any Company Claims/Interests to any affiliated or unaffiliated party, including any party in which it may hold a direct or indirect beneficial interest, unless:

(a) in the case of any Company Claims/Interests, the authorized transferee is either (1) a qualified institutional buyer as defined in Rule 144A under the Securities Act, (2) a non-U.S. person in an offshore transaction as defined in Regulation S under the Securities Act, (3) an institutional accredited investor (as defined in the Rules), or (4) a Consenting Stakeholder;

(b) either (i) the transferee executes and delivers to counsel to the Company Parties, at or before the time of the proposed Transfer, a Transfer Agreement or (ii) the transferee is a Consenting Stakeholder or an affiliate thereof and the transferee provides notice of such Transfer (including the amount and type of Company Claim/Interest Transferred) to counsel to the Company Parties by the close of business five (5) Business Days following such Transfer; and

(c) with respect to the Transfer of any Equity Interests only, such Transfer shall not (i) violate the terms of any order entered by the Bankruptcy Court with respect to preservation of net operating losses or (ii) in the reasonable business judgment of the Company Parties and their legal and tax advisors, adversely affect the Company Parties’ ability to maintain the value of and utilize the Company Parties’ net operating loss carryforwards or other tax attributes.

9.02. Upon compliance with the requirements of Section 9.01, the transferor shall be deemed to relinquish its rights (and be released from its obligations) under this Agreement to the extent of the rights and obligations in respect of such transferred Company Claims/Interests. Any Transfer in violation of Section 9.01 shall be void ab initio.

9.03. This Agreement shall in no way be construed to preclude the Consenting Stakeholders from acquiring additional Company Claims/Interests. Notwithstanding the foregoing, (a) such additional Company Claims/Interests shall automatically and immediately upon acquisition by a Consenting Stakeholder be deemed subject to the terms of this Agreement (regardless of when or whether notice of such acquisition is given to counsel to the Company Parties or counsel to the Consenting Stakeholders) and (b) such Consenting Stakeholder must provide notice of such acquisition (including the amount and type of Company Claim/Interest acquired) to counsel to the Company Parties within three (3) Business Days of such acquisition.

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9.04. This Section 9 shall not impose any obligation on any Company Party to issue any “cleansing letter” or otherwise publicly disclose information for the purpose of enabling a Consenting Stakeholder to Transfer any of its Company Claims/Interests. Notwithstanding anything to the contrary in this Agreement, to the extent a Company Party and another Party have entered into a Confidentiality Agreement, the terms of such Confidentiality Agreement shall continue to apply and remain in full force and effect according to its terms, and this Agreement does not supersede any rights or obligations otherwise arising under such Confidentiality Agreements.

9.05. Notwithstanding anything herein to the contrary, a Qualified Marketmaker that acquires any Company Claims/Interests with the purpose and intent of acting as a Qualified Marketmaker for such Company Claims/Interests shall not be required to execute and deliver a Transfer Agreement in respect of such Company Claims/Interests; provided, however, that (a) such Qualified Marketmaker must Transfer such right, title, or interest by within ten (10) Business Days following its receipt thereof to a transferee that is an entity that is not an affiliate, affiliated fund, or affiliated entity with a common investment advisor; and (b) any subsequent Transfer by such Qualified Marketmaker of the right, title, or interest in such Claims is to a transferee that is or becomes a Consenting Stakeholder at the time of such transfer, and (c) such Consenting Stakeholder shall be solely responsible for the Qualified Marketmaker’s failure to comply with the requirements of this Section 9. To the extent that a Consenting Stakeholder is acting in its capacity as a Qualified Marketmaker, it may Transfer (by purchase, sale, assignment, participation, or otherwise) any right, title, or interests in Company Claims/Interests that the Qualified Marketmaker acquires from a holder of the Company Claims/Interests who is not a Consenting Stakeholder without the requirement that the transferee be a Permitted Transferee.

9.06. Notwithstanding anything to the contrary in this Section 9.06, the restrictions on Transfer set forth in this Section 9.06 shall not apply to the grant of any liens or encumbrances on any claims and interests in favor of a bank or broker-dealer holding custody of such claims and interests in the ordinary course of business and which lien or encumbrance is released upon the Transfer of such claims and interests.

Section 10. Representations and Warranties of Consenting Stakeholders. Each Consenting Stakeholder severally, and not jointly, represents and warrants that, as of the date such Consenting Stakeholder executes and delivers this Agreement:

(a) it is the beneficial or record owner of the face amount of the Company Claims/Interests or is the nominee, investment manager, or advisor for beneficial holders of the Company Claims/Interests reflected in, and having made reasonable inquiry, is not the beneficial or record owner of any Company Claims/Interests other than those reflected in such Consenting Stakeholder’s signature page to this Agreement or a Transfer Agreement, as applicable (as may be updated pursuant to Section 9);

(b) it has the full power and authority to act on behalf of, vote and consent to matters concerning, such Company Claims/Interests;

(c) such Company Claims/Interests are free and clear of any pledge, lien, security interest, charge, claim, equity, option, proxy, voting restriction, right of first refusal, or other limitation on disposition, transfer, or encumbrances of any kind, that would materially and adversely affect in any way such Consenting Stakeholder’s ability to perform any of its obligations under this Agreement at the time such obligations are required to be performed;

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(d) it has the full power to vote, approve changes to, and transfer all of its Company Claims/Interests referable to it as contemplated by this Agreement subject to applicable Law; and

(e) (i) it is either (A) a qualified institutional buyer as defined in Rule 144A under the Securities Act, (B) not a U.S. person (as defined in Regulation S under the Securities Act), or (C) an institutional accredited investor (as defined in the Rules), and (ii) any securities acquired by the Consenting Stakeholder in connection with the Restructuring Transactions will have been acquired for investment and not with a view to distribution or resale in violation of the Securities Act.

Section 11. New Secured Bonds Commitment. Subject to Section 14(e), each Consenting Noteholder party hereto as of the date hereof whose name is listed on Schedule 1 hereto (such Consenting Noteholder, a “New Secured Bonds Commitment Party”) hereby commits, severally and not jointly, to purchase the portion of the New Secured Bonds set forth opposite such New Secured Bonds Commitment Party’s name on Schedule 1 hereto, on the Plan Effective Date, on the terms and subject only to the conditions set forth in the New Secured Bonds Term Sheet attached to the Term Sheet (such commitment, the “New Secured Bonds Commitment”). Subject to Section 14(e), each of the Parties agrees that this Section 11 is a valid, binding and enforceable agreement with respect to the purchase of such New Secured Bonds and an agreement by each of the New Secured Bonds Commitment Parties and the Company Parties to negotiate in good faith the New Secured Bonds Documents and the other Definitive Documents in a manner consistent with this Agreement and the Term Sheet (including the New Secured Bonds Term Sheet and the other exhibits to the Term Sheet), it being acknowledged and agreed that the commitment provided hereunder is subject only to the express conditions precedent set forth under “Conditions Precedent to the Restructuring” in the Term Sheet and that there are no other implied or express conditions to such purchase and that upon the satisfaction (or waiver) of such express conditions, the purchase of the New Secured Bonds will be consummated. Notwithstanding the foregoing, upon a termination of this Agreement as to the Consenting Noteholders in accordance with the provisions hereof prior to the Plan Effective Date, the New Secured Bonds Commitments of the New Secured Bonds Commitment Parties as set forth in this Section 11 shall also terminate.

Section 12. Mutual Representations, Warranties, and Covenants. Each of the Parties, severally, and not jointly, represents, warrants, and covenants to each other Party, as of the date such Party executes and delivers this Agreement and as of immediately prior to the Plan Effective Date:

(a) it is validly existing and in good standing under the Laws of the state of its organization, and this Agreement is a legal, valid, and binding obligation of such Party, enforceable against it in accordance with its terms, except as enforcement may be limited by applicable Laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability;

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(b) except (i) as expressly provided in this Agreement, the Plan, and the Bankruptcy Code or (ii) as may be necessary and/or required by the SEC or other securities regulatory authorities under applicable securities laws, no material registration or filing with, consent or approval of, or notice to, or other action, with or by, any federal, state or governmental authority or regulatory body is required in order for it to effectuate the Restructuring Transactions contemplated by, and perform its respective obligations under, this Agreement;

(c) the entry into this Agreement and performance by it of the transactions contemplated thereby do not, and will not, conflict in any material respect with any Law or regulation applicable to it or with any of its articles of association, memorandum of association, or other constitutional documents;

(d) except as expressly provided in this Agreement, it has (or will have, at the relevant time) all requisite corporate or other power and authority to enter into, execute, and deliver this Agreement and to effectuate the Restructuring Transactions contemplated by, and perform its respective obligations under, this Agreement; and

(e) except as expressly provided by this Agreement, it is not party to any restructuring or similar agreements or arrangements with the other Parties to this Agreement that have not been disclosed to all Parties to this Agreement.

Section 13. Termination Events.

13.01. Consenting Noteholder Termination Event. This Agreement may be terminated by the Required Consenting Noteholders, and, in each case by the delivery to the other Parties of a written notice in accordance with Section 15.10 (with such termination being effective three (3) Business Days following delivery of such written notice, except as otherwise set forth below) upon the occurrence of the following events, each, a “Consenting Noteholder Termination Event”:

(a) the breach in any material respect by a Company Party of any of the representations, warranties, undertakings, commitments or covenants of the Company Parties set forth in this Agreement that remains uncured (to the extent curable) for five (5) Business Days after the terminating Required Consenting Noteholders transmit a written notice in accordance with Section 15.10 detailing any such breach;

(b) the issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction, of any final, non-appealable ruling or order that (i) would reasonably be expected to prevent the consummation of a material portion of the Restructuring Transactions and (ii) remains in effect for ten (10) Business Days after such terminating Required Consenting Noteholders transmit a written notice in accordance with Section 15.10 detailing any such issuance; notwithstanding the foregoing, this termination right may not be exercised by any Party that sought or requested such ruling or order in contravention of any obligation set out in this Agreement;

(c) the occurrence of any event that allows the Required Commitment Parties (as defined in the Backstop Commitment Agreement) to terminate the Backstop Commitment Agreement pursuant to Section 14(c) of the Backstop Commitment Agreement;

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(d) the entry of an order by the Bankruptcy Court, or the filing of a motion or application by any Company Party seeking an order (without the prior written consent of the Required Consenting Noteholders), (i) converting one or more of the Chapter 11 Cases of a Company Party to a case under chapter 7 of the Bankruptcy Code, (ii) appointing an examiner with expanded powers beyond those set forth in sections 1106(a)(3) and (4) of the Bankruptcy Code or a trustee in one or more of the Chapter 11 Cases of a Company Party, or (iii) rejecting this Agreement;

(e) the failure to meet a Milestone, which has not been waived or extended in a manner consistent with this Agreement, unless such failure is the result of any act, omission, or delay on the part of the terminating Required Consenting Noteholders in violation of its obligations under this Agreement;

(f) the Bankruptcy Court grants relief that is inconsistent in any material respect with this Agreement, the Definitive Documents or the Restructuring Transactions, and such inconsistent relief is not dismissed, vacated or modified to be consistent with this Agreement and the Restructuring Transactions within five (5) business days following written notice thereof to the Company Parties by the Required Consenting Noteholders;

(g) the occurrence of an “Event of Default” under the DIP Credit Agreement or Backstop Commitment Agreement that has not been waived or timely cured in accordance therewith;

(h) on or after the Agreement Effective Date, any of the Company Parties consummates or enters into a definitive agreement evidencing any merger, consolidation, disposition of material assets, acquisition of material assets, or similar transaction, pays any dividend, or incurs any indebtedness for borrowed money, in each case outside the ordinary course of business, in each case other than: (i) the Restructuring Transactions or (ii) with the prior consent of the Required Consenting Noteholders;

(i) if the Company Parties (i) notify counsel to the Ad Hoc Group of Noteholders pursuant to Section 8.02 and/or make a public announcement that they intend to pursue a Superior Proposal or (ii) enter into a definitive agreement with respect to a Superior Proposal;

(j) the filing by the Company of any Definitive Document, amendments, modifications or supplements thereto, motion or pleading with the Bankruptcy Court that is not consistent in all material respects with this Agreement and the Term Sheet, and such filing is not withdrawn (or, in the case of a motion that has already been approved by an order of the Bankruptcy Court at the time the Company Parties are provided with such notice, such order is not stayed, reversed or vacated) within five (5) business days following written notice thereof to the Company Parties by the Required Consenting Noteholders;

(k) any of the following shall have occurred: (i) the Company Parties or any affiliate of the Company Parties shall have filed any motion, application, adversary proceeding or Cause of Action (A) challenging the validity, enforceability, or priority of, or seek avoidance or subordination of the Notes Claims or (B) otherwise seeking to impose liability upon or enjoin the Consenting Noteholders (in each case, other than with respect to a breach of this Agreement) or

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(ii) the Company Parties or any affiliate of the Company Parties shall have supported any application, adversary proceeding or Cause of Action referred to in this clause (k) filed by another person, or consents (without the consent of the Required Consenting Noteholders) to the standing of any such person to bring such application, adversary proceeding or Cause of Action;

(l) the Bankruptcy Court grants relief terminating, annulling or modifying the automatic stay (as set forth in Section 362 of the Bankruptcy Code) with regard to any assets of the Company Parties having an aggregate fair market value in excess of $5 million without the consent of the Required Consenting Noteholders;

(m) the Company Parties lose the exclusive right to file and solicit acceptances of a chapter 11 plan;

(n) the failure of the Company Parties to promptly pay the reasonable fees and expenses of the Ad Hoc Group of Noteholders in accordance with this Agreement;

(o) any Company Party withdraws or revokes the Plan or files, proposes or otherwise supports any (i) Alternative Restructuring Proposal or (ii) amendment or modification to the Restructuring Transactions containing any terms that are materially inconsistent with the implementation of, and the terms set forth it, the Term Sheet, without the prior written consent of the Required Consenting Noteholders which remains uncured (to the extent curable) for five (5) Business Days after such terminating Consenting Stakeholders transmit a written notice in accordance with Section 15.10 detailing any such breach

(p) any Company Party enters into a definitive agreement with respect to an Alternative Restructuring Proposal; or

(q) the Required Consenting Term Lenders’ termination of this Agreement with respect to the Consenting Term Lenders pursuant to Section 13.02.

13.02. Consenting Term Lenders Termination Event. This Agreement may be terminated by the Required Consenting Term Lenders, solely with respect to the Consenting Term Lenders, by the delivery to the other Parties of a written notice in accordance with Section 15.10 (with such termination being effective three (3) Business Days following delivery of such written notice, except as otherwise set forth below) if:

(a) the Plan Effective Date has not occurred by 90 days after the Petition Date (the “Consenting Term Lenders Termination Event” and together with the Consenting Noteholders Termination Event, the “Consenting Stakeholder Termination Events”);

(b) the filing by the Company of any plan of reorganization with the Bankruptcy Court that provides that the Term Loan Claims held by the Consenting Term Lenders shall receive a treatment other than as set forth in the Term Sheet, which has not been consented to by the Required Consenting Term Lenders pursuant to Section 3.02, and such filing is not withdrawn (or, in the case of a motion that has already been approved by an order of the Bankruptcy Court at the time the Company Parties are provided with such notice, such order is not stayed, reversed or vacated) within five (5) business days following written notice thereof to the Company Parties by the Required Consenting Term Lenders;

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(c) the failure of the Company Parties to pay the Consenting Term Lender Fees and Expenses in accordance with this Agreement; or

(d) the Required Consenting Noteholders’ termination of this Agreement with respect to the Consenting Noteholders pursuant to Section 13.01.

13.03. Company Party Termination Events. Any Company Party may terminate this Agreement as to all Parties by the delivery to the other Parties of a written notice in accordance with Section 15.10 (with such termination being effective three (3) Business Days following delivery of such written notice, except as otherwise set forth below) upon the occurrence of the following events:

(a) the breach of this Agreement in any material respect by Consenting Noteholders holding an amount of Notes Claims that would result in non-breaching Consenting Noteholders holding less than two-thirds (2/3) of the aggregate outstanding principal amount of the Notes that remains uncured (to the extent curable) for five (5) Business Days after the terminating Company Parties transmit a written notice in accordance with Section 15.10 detailing any such breach;

(b) the board of directors, board of managers, or such similar governing body of any Company Party determines in good faith, based on advice of counsel, that proceeding with any of the Restructuring Transactions would be inconsistent with the exercise of its fiduciary duties; or

(c) the issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction, of any final, non-appealable ruling or order that would reasonably be expected to prevent the consummation of a material portion of the Restructuring Transactions; provided, that notwithstanding the foregoing, this termination right shall not apply to or be exercised by any Company Party that sought or requested such ruling or order or in contravention of any obligation or restriction set out in this Agreement; provided further, that a ruling by the Bankruptcy Court that the Plan is not confirmable as a result of the terms included therein and contemplated by one or more provisions of the Term Sheet shall not, by itself, constitute a termination event pursuant to this Section 13.03(e); or

(d) the Bankruptcy Court enters an order denying confirmation of the Plan.

13.04. Mutual Termination. This Agreement, and the obligations of all Parties hereunder, may be terminated by mutual written agreement among all of the following: (a) the Required Consenting Stakeholders; and (b) each Company Party.

13.05. Automatic Termination. This Agreement shall terminate automatically without any further required action or notice simultaneously with the Plan Effective Date.

13.06. Effect of Termination. After the occurrence of a Termination Date as to a Party, this Agreement shall be of no further force and effect as to such Party and each Party subject to such termination shall be immediately released from its or their respective liabilities, obligations, commitments, undertakings, and agreements under or related to this Agreement, shall have no further rights, benefits or privileges hereunder and shall have all the rights and remedies that it would have had, had it not entered into this Agreement, and no such rights or remedies shall be

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deemed waived pursuant to a claim of laches or estoppel, and shall be entitled to take all actions, whether with respect to the Restructuring Transactions or otherwise, that it would have been entitled to take had it not entered into this Agreement, including with respect to any and all Claims or Causes of Action; provided, that in no event shall any such termination relieve a Party from liability for its breach or non-performance of its obligations hereunder before the Termination Date. Upon the occurrence of a Termination Date prior to the Confirmation Order being entered by a Bankruptcy Court, any and all consents or ballots tendered by the Parties subject to such termination before a Termination Date shall be deemed, for all purposes, to be null and void from the first instance and shall not be considered or otherwise used in any manner by the Parties in connection with the Restructuring Transactions and this Agreement or otherwise. Notwithstanding the foregoing, any Consenting Stakeholder withdrawing or changing its vote pursuant to this Section 13.06 shall promptly provide written notice of such withdrawal or change to each other Party to this Agreement and, if such withdrawal or change occurs on or after the Petition Date, file notice of such withdrawal or change with the Bankruptcy Court. Nothing in this Agreement shall be construed as prohibiting a Company Party or any of the Consenting Stakeholders from contesting whether any such termination is in accordance with its terms or to seek enforcement of any rights under this Agreement that arose or existed before a Termination Date. Except as expressly provided in this Agreement, nothing in this Agreement is intended to, or does, in any manner waive, limit, impair, or restrict (a) any right of any Company Party or the ability of any Company Party to protect and reserve its rights (including rights under this Agreement), remedies, and interests, including its claims against any Consenting Stakeholder, and (b) any right of any Consenting Stakeholder, or the ability of any Consenting Stakeholder, to protect and preserve its rights (including rights under this Agreement), remedies, and interests, including its claims against any Company Party or any other Consenting Stakeholder. Notwithstanding any provision to the contrary in this Section 13, no Party may exercise any of its respective termination rights as set forth herein if such Party has failed to perform or comply in all material respects with the terms and conditions of this Agreement (unless such failure to perform or comply arises as a result of another Party’s actions or inactions), with such failure to perform or comply causing, or resulting in, the occurrence of the applicable termination event giving rise to such termination right. Nothing in this Section 13.06 shall restrict any Company Party’s right to terminate this Agreement in accordance with Section 13.03(d).

Section 14. Amendments and Waivers.

(a) Subject to Section 4, this Agreement may not be modified, amended, or supplemented, and no condition or requirement of this Agreement may be waived, in any manner except in accordance with this Section 14 and Section 15.18.

(b) This Agreement may be modified, amended, or supplemented in a writing signed by each Company Party and the Required Consenting Noteholders; provided, that amendments to this Section 14 shall require the consent of each Consenting Noteholder. Notwithstanding the foregoing, (i) if the proposed modification, amendment, waiver, or supplement has an adverse effect on the rights or obligations hereunder or treatment under the Plan of any of the Company Claims/Interests held by a Consenting Stakeholder, then the consent of each such affected Consenting Stakeholder shall also be required to effectuate such modification, amendment, waiver, or supplement. In the event that the Required Consenting Noteholders and the Company

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Parties have agreed to any modification, amendment, waiver, or supplement to which any Consenting Stakeholder has refused to consent pursuant to the immediately preceding sentence, then the Company and the Required Consenting Noteholders may elect to terminate this Agreement as to each such Consenting Stakeholder, and this Agreement shall continue in full force and effect with respect to all other Consenting Stakeholders from time to time party hereto.

(c) Any proposed modification, amendment, waiver, or supplement that does not comply with this Section 14 shall be ineffective and void ab initio.

(d) The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any Party to exercise, and no delay in exercising, any right, power, or remedy under this Agreement shall operate as a waiver of, any such right, power, or remedy or any provision of this Agreement, nor shall any single or partial exercise of such right, power, or remedy by such Party preclude any other or further exercise of such right, power, or remedy or the exercise of any other right, power, or remedy. All remedies under this Agreement are cumulative and are not exclusive of any other remedies provided by Law.

(e) Any waiver, change, modification or amendment to this Agreement and the Term Sheet (including the New Secured Bonds Term Sheet attached thereto) that adversely affects the rights or obligations hereunder of the New Secured Bonds Commitment Parties in their capacity as such shall require the consent of the Required New Secured Bonds Commitment Parties. Prior to the Plan Effective Date, (a) any change, modification, or amendment to Schedule 1 hereto that affects the commitment of any New Secured Bonds Commitment Party shall require the consent of such New Secured Bonds Commitment Party, and (b) any change, modification, or amendment reducing the interest rate or fees set forth in the New Secured Bonds Term Sheet shall require the consent of each affected New Secured Bonds Commitment Party.

Section 15. Miscellaneous.

15.01. Acknowledgement. Notwithstanding any other provision of this Agreement, this Agreement is not and shall not be deemed to be an offer with respect to any securities or solicitation of votes for the acceptance of a plan of reorganization for purposes of sections 1125 and 1126 of the Bankruptcy Code or otherwise. Any such offer or solicitation will be made only in compliance with all applicable securities Laws, provisions of the Bankruptcy Code, and/or other applicable Law. Each Consenting Stakeholder acknowledges and agrees that if it is to acquire any securities, as defined in the Securities Act, pursuant to the Restructuring Transactions, such securities have not been registered under the Securities Act and that such securities are, to the extent not offered, solicited or acquired pursuant to section 1145 of the Bankruptcy Code, being offered and sold pursuant to an exemption from registration contained in the Securities Act, based in part upon such Consenting Stakeholder’s representations contained in this Agreement, and cannot be sold unless subsequently registered under the Securities Act or an exemption from registration is available.

15.02. Exhibits Incorporated by Reference; Conflicts. Each of the exhibits, annexes, signatures pages, and schedules attached to this Agreement is expressly incorporated and made a part of this Agreement, and all references to this Agreement shall include such exhibits, annexes, and schedules. In the event of any inconsistency between this Agreement (without reference to the exhibits, annexes, and schedules attached to this Agreement) and the exhibits, annexes, and schedules attached to this Agreement, this Agreement (without reference to the exhibits, annexes, and schedules thereto) shall govern.

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15.03. Further Assurances. Subject to the other terms of this Agreement, the Parties agree to use their commercially reasonable efforts to execute and deliver such other instruments and perform such acts, in addition to the matters specified in this Agreement, as may be reasonably appropriate or necessary, or as may be required by order of the Bankruptcy Court, from time to time, to effectuate the Restructuring Transactions, as applicable.

15.04. Complete Agreement. Except as otherwise explicitly provided in this Agreement, this Agreement constitutes the entire agreement among the Parties with respect to the subject matter of this Agreement and supersedes all prior agreements, oral or written, among the Parties with respect thereto, other than any Confidentiality Agreement. The Parties acknowledge and agree that they are not relying on any representations or warranties other than as set forth in this Agreement.

15.05. GOVERNING LAW; SUBMISSION TO JURISDICTION; SELECTION OF FORUM. THIS AGREEMENT IS TO BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN THE CHOSEN STATE, WITHOUT GIVING EFFECT TO ITS CONFLICT OF LAWS PRINCIPLES. Each Party to this Agreement agrees that it shall bring any action or proceeding in respect of any claim arising out of or related to this Agreement, to the extent possible, in the Bankruptcy Court, and solely in connection with claims arising under this Agreement: (a) irrevocably submits to the exclusive jurisdiction of the Bankruptcy Court; (b) waives any objection to laying venue in any such action or proceeding in the Bankruptcy Court; and (c) waives any objection that the Bankruptcy Court is an inconvenient forum or does not have jurisdiction over any Party to this Agreement.

15.06. TRIAL BY JURY WAIVER. EACH PARTY TO THIS AGREEMENT IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

15.07. Execution of Agreement. This Agreement may be executed and delivered in any number of counterparts and by way of electronic signature and delivery, each such counterpart, when executed and delivered, shall be deemed an original, and all of which together shall constitute the same agreement. Except as expressly provided in this Agreement, each individual executing this Agreement on behalf of a Party has been duly authorized and empowered to execute and deliver this Agreement on behalf of said Party.

15.08. Rules of Construction. This Agreement is the product of negotiations among the Company Parties and the Consenting Stakeholders, and in the enforcement or interpretation of this Agreement, is to be interpreted in a neutral manner, and any presumption with regard to interpretation for or against any Party by reason of that Party having drafted or caused to be drafted this Agreement, or any portion of this Agreement, shall not be effective in regard to the interpretation of this Agreement. The Company Parties and the Consenting Stakeholders were each represented by counsel during the negotiations and drafting of this Agreement and continue to be represented by counsel.

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15.09. Successors and Assigns; Third Parties. This Agreement is intended to bind and inure to the benefit of the Parties and their respective successors and permitted assigns, as applicable. There are no third-party beneficiaries under this Agreement, and, except as set forth in Section 9, the rights or obligations of any Party under this Agreement may not be assigned, delegated, or transferred to any other person or entity.

15.10. Notices. All notices hereunder shall be deemed given if in writing and delivered, by electronic mail, courier, or registered or certified mail (return receipt requested), to the following addresses (or at such other addresses as shall be specified by like notice):

(a)	if to a Company Party, to:

Pioneer Energy Services Corp.

1250 N.E. Loop 410, Suite 1000

San Antonio, Texas 78209

Attention: Bryce Seki, VP - General Counsel

E-mail:     BSeki@pioneeres.com

with copies to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, New York 10019

Attention:   Brian S. Hermann,

Elizabeth R. McColm,

Brian Bolin

Eugene Y. Park

E-mail:       bhermann@paulweiss.com

emccolm@paulweiss.com

bbolin@paulweiss.com

epark@paulweiss.com

(b)	if to a Consenting Term Lender, to:

Vinson & Elkins LLP

The Grace Building

1114 Avenue of the Americas, 32nd Floor

New York, New York 10036

Attention:   David S. Meyer

Paul E. Heath

Kevin Heverin

Steven Zundell

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E-mail:       dmeyer@velaw.com

pheath@velaw.com

kheverin@velaw.com

szundell@velaw.com

(c)	if to a Consenting Noteholder, to:

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, New York 10017

Attention:   Damian S. Schaible

Natasha Tsiouris

Erik Jerrard

E-mail:       damian.schaible@davispolk.com,

natasha.tsiouris@davispolk.com

erik.jerrard@davispolk.com

Any notice given by delivery, mail, or courier shall be effective when received.

15.11. Independent Due Diligence and Decision Making. Each Consenting Stakeholder confirms that its decision to execute this Agreement has been based upon its independent investigation of the operations, businesses, financial and other conditions, and prospects of the Company Parties. Each Consenting Stakeholder acknowledges and agrees that it is not relying on any representations or warranties other than as set forth in this Agreement.

15.12. Enforceability of Agreement. Each of the Parties to the extent enforceable waives any right to assert that the exercise of termination rights under this Agreement is subject to the automatic stay provisions of the Bankruptcy Code, and expressly stipulates and consents hereunder to the prospective modification of the automatic stay provisions of the Bankruptcy Code for purposes of exercising termination rights under this Agreement, to the extent the Bankruptcy Court determines that such relief is required.

15.13. Waiver. If the Restructuring Transactions are not consummated, or if this Agreement is terminated for any reason, the Parties fully reserve any and all of their rights and nothing herein shall constitute or be deemed to constitute such Party’s consent or approval of any chapter 11 plan of reorganization for the Company Parties or any waiver of any rights such Party may have under any subordination agreement. Pursuant to Federal Rule of Evidence 408 and any other applicable rules of evidence, this Agreement and all negotiations relating to this Agreement shall not be admissible into evidence in any proceeding other than a proceeding to enforce its terms or the payment of damages to which a Party may be entitled under this Agreement.

15.14. Specific Performance. It is understood and agreed by the Parties that money damages would be an insufficient remedy for any breach of this Agreement by any Party, and each non-breaching Party shall be entitled to specific performance and injunctive or other equitable relief (without the posting of any bond and without proof of actual damages) as a remedy of any such breach, including an order of the Bankruptcy Court or other court of competent jurisdiction requiring any Party to comply promptly with any of its obligations hereunder.

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15.15. Several, Not Joint, Claims. Except where otherwise specified, the agreements, representations, warranties, and obligations of the Parties under this Agreement are, in all respects, several and not joint.

15.16. Severability and Construction. If any provision of this Agreement shall be held by a court of competent jurisdiction to be illegal, invalid, or unenforceable, the remaining provisions shall remain in full force and effect if essential terms and conditions of this Agreement for each Party remain valid, binding, and enforceable.

15.17. Relationship Among Consenting Stakeholders.

(a) None of the Consenting Stakeholders shall have any fiduciary duty, any duty of trust or confidence in any form, or other duties or responsibilities to each other, the Company Parties or their affiliates, or any of the Company Parties’ or their affiliates’ creditors or other stakeholders, including, without limitation, any holders of ABL Claims, Term Loan Claims, Notes Claims or Company Claims/Interests, and, other than as expressly set forth in this Agreement, there are no commitments among or between the Consenting Stakeholders. It is understood and agreed that any Consenting Stakeholder may trade in any debt or equity securities of the Company Parties without the consent of the Company Parties or any other Consenting Stakeholder, subject to applicable securities laws and this Agreement (including Section 9 of this Agreement). No prior history, pattern or practice of sharing confidences among or between any of the Consenting Stakeholders and/or the Company Parties shall in any way affect or negate this understanding and agreement.

(b) The obligations of each Consenting Stakeholder are several and not joint with the obligations of any other Consenting Stakeholder. Nothing contained herein and no action taken by any Consenting Stakeholder shall be deemed to constitute the Consenting Stakeholders as a partnership, an association, a joint venture, or any other kind of group or entity, or create a presumption that the Consenting Stakeholder are in any way acting in concert. The decision of each Consenting Stakeholder to enter into this Agreement has been made by such Consenting Stakeholder independently of any other Consenting Stakeholder.

(c) The Consenting Stakeholders are not part of a “group” (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Securities Exchange Act of 1934, as amended or any successor provision), including any group acting for the purpose of acquiring, holding, or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Securities Exchange Act of 1934, as amended), with any other Party. For the avoidance of doubt, neither the existence of this Agreement, nor any action that may be taken by a Consenting Stakeholder pursuant to this Agreement, shall be deemed to constitute or to create a presumption by any of the Parties that the Consenting Stakeholders are in any way acting in concert or as such a “group” within the meaning of Rule 13d-5(b)(1).

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(d) The Company Parties understand that the Consenting Stakeholders are engaged in a wide range of financial services and businesses, and, in furtherance of the foregoing, the Company Parties acknowledge and agree that the obligations set forth in this Agreement shall only apply to the trading desk(s) and/or business group(s) of the Consenting Stakeholders that principally manage and/or supervise the Consenting Stakeholder’s investment in the Company Parties, and shall not apply to any other trading desk or business group of the Consenting Stakeholder so long as they are not acting at the direction or for the benefit of such Consenting Stakeholder.

15.18. Email Consents. Where a written consent, acceptance, approval, or waiver is required pursuant to or contemplated by this Agreement, pursuant to Section 3.02, Section 14, or otherwise, including a written approval by the Company Parties or the Required Consenting Stakeholders, such written consent, acceptance, approval, or waiver shall be deemed to have occurred if, by agreement between counsel to the Parties submitting and receiving such consent, acceptance, approval, or waiver, it is conveyed in writing (including electronic mail) between each such counsel without representations or warranties of any kind on behalf of such counsel.

15.19. Settlement Discussions. This Agreement is part of a proposed settlement of matters that could otherwise be the subject of litigation among the Parties. Nothing in this Agreement shall be deemed an admission of any kind. Pursuant to Federal Rule of Evidence 408, any applicable state rules of evidence and any other applicable law, foreign or domestic, this Agreement, and all negotiations relating thereto shall not be admissible into evidence in any proceeding other than to prove the existence of this Agreement or in a proceeding to enforce the terms of this Agreement.

15.20. Good Faith Cooperation; Further Assurances. The Parties shall cooperate with each other in good faith and shall coordinate their activities (to the extent reasonably practicable) in respect of all matters concerning the implementation and consummation of the Restructuring Transactions. Further, each of the Parties shall take such action (including executing and delivering any other agreements and making and filing any required regulatory filings) as may be reasonably necessary to carry out the purposes and intent of this Agreement.

15.21. Acknowledgment. This Agreement is not and shall not be deemed to be a solicitation for consents to the Plan or an offer of any securities of any of the Company Parties. The acceptance of the Plan by each of the Consenting Stakeholders will not be solicited until such Consenting Stakeholders have received the Disclosure Statement and related ballots in accordance with applicable non-bankruptcy law (as provided under sections 1125(g) and 1126(b) of the Bankruptcy Code), and will be subject to proper solicitation pursuant to sections 1125, 1126, and 1127 of the Bankruptcy Code.

15.22. Survival of Agreement. Notwithstanding the termination of this Agreement pursuant to Section 13 hereof, the provisions of Sections 5.03, 13.06, and 15 shall survive such termination and shall continue in full force and effect in accordance with the terms hereof; provided, however, that any liability of a Party for failure to comply with the terms of this Agreement shall survive such termination.

15.23. Consenting Term Lenders. Each Consenting Term Lender is executing this Agreement in its capacity as a lender under the Term Loan Agreement and shall be bound by its terms solely in relation to its Term Loan Claims. Nothing contained herein shall in any way bind any Equity Interests that may be held by any Consenting Term Lender and/or its affiliates.

[Signature Pages Follow.]

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IN WITNESS WHEREOF, the Parties have executed this Agreement on the day and year first above written.

PIONEER ENERGY SERVICES CORP.

PIONEER COILED TUBING SERVICES, LLC
PIONEER DRILLING SERVICES, LTD.
PIONEER FISHING & RENTAL SERVICES, LLC
PIONEER GLOBAL HOLDINGS, INC.
PIONEER PRODUCTION SERVICES, INC.
PIONEER SERVICES HOLDINGS, LLC
PIONEER WELL SERVICES, LLC
PIONEER WIRELINE SERVICES HOLDINGS, INC.
PIONEER WIRELINE SERVICES, LLC

By:	/s/ Bryce Seki
Name:	Bryce Seki
Title:	General Counsel

[Company Parties’ Signature Page to Restructuring Support Agreement]

[CONSENTING STAKEHOLDER]

Name:
Title:

Address:

E-mail address(es):

Aggregate Principal Amounts Beneficially Owned or Managed on Account of:
Notes Claims
Term Loan Claims
Aggregate Amounts Beneficially Owned or Managed on Account of:
Shares of Existing Common Stock

[Signature Page to Restructuring Support Agreement]

SCHEDULE 1

New Secured Bonds Commitments

New Secured Bonds Commitment Party	Commitment

EXHIBIT A

Company Parties

PIONEER COILED TUBING SERVICES, LLC
PIONEER DRILLING SERVICES, LTD.
PIONEER FISHING & RENTAL SERVICES, LLC
PIONEER GLOBAL HOLDINGS, INC.
PIONEER PRODUCTION SERVICES, INC.
PIONEER SERVICES HOLDINGS, LLC
PIONEER WELL SERVICES, LLC
PIONEER WIRELINE SERVICES HOLDINGS, INC.
PIONEER WIRELINE SERVICES, LLC

EXHIBIT B

Term Sheet

PIONEER ENERGY SERVICES CORP.

RESTRUCTURING TERM SHEET

February 28, 2020

This term sheet (the “Term Sheet”) summarizes the material terms and conditions of restructuring and recapitalization transactions (the “Restructuring Transactions”) regarding certain indebtedness of Pioneer Energy Services Corp. (“Pioneer”) and the other Company Parties. The Restructuring Transactions will be consummated through the prepackaged Plan filed in the Chapter 11 Cases on the terms, and subject to the conditions, set forth in the Restructuring Support Agreement, including this Term Sheet. The regulatory, corporate, tax, accounting, and other legal and financial matters related to the Restructuring Transactions have not been fully evaluated, and any such evaluation may affect the terms and structure of any Restructuring Transactions.

This Term Sheet does not constitute (nor shall it be construed as) an offer with respect to any securities or a solicitation of acceptances or rejections as to any chapter 11 plan, it being understood that such a solicitation, if any, only will be made in compliance with applicable provisions of securities, bankruptcy, and/or other applicable laws. This Term Sheet does not address all terms that would be required in connection with any potential restructuring and is subject to the negotiation, execution, and delivery of definitive documentation in accordance with the Restructuring Support Agreement.

Capitalized terms used but not initially defined in this Term Sheet shall have the meaning hereinafter ascribed to such terms, or if not defined in this Term Sheet, such terms shall have the meaning ascribed to such terms in the Restructuring Support Agreement.

Restructuring Summary

Overview

The Company Parties will implement the Restructuring Transactions in accordance with the restructuring support agreement to which this Term Sheet is attached (together with the exhibits and schedules attached to such agreement, each as may be amended, restated, supplemented, or otherwise modified from time to time in accordance with the terms thereof, the “Restructuring Support Agreement”), which shall be entered into by the Company Parties and the Consenting Stakeholders. This Term Sheet is attached to and made a part of the Restructuring Support Agreement.

Transaction Summary

The Restructuring Transactions shall include the following transactions, among others, as set forth in further detail in this Term Sheet:

•  Pioneer will conduct a rights offering (the “Rights Offering”) pursuant to the Rights Offering Documents (as defined below) to issue (a) New Convertible Bonds up to the aggregate principal amount of $123,205,000.00 (the “Rights Offering Convertible Bonds”) (which, for the avoidance of doubt, is exclusive of both the Premium Convertible Bonds (as defined below), on terms consistent in all material respects with those set forth in the term sheet attached as Exhibit A (the “Convertible Bonds Term Sheet”), and the $1,795,000.00 New Convertible Bonds to be purchased separately by the Management Commitment Parties (as defined below) (the “Management Commitment Convertible Bonds”) issued pursuant to the Backstop Commitment Agreement) and (b) up to 9,240,375 shares of Stapled Special Voting Stock[1] (the “Rights Offering Stapled Special Voting Stock”) (which, for the avoidance of doubt, is exclusive of both the Premium Stapled Special Voting Stock (as defined below) and the 134,625 shares of Stapled Special Voting Stock to be issued separately to the Management Commitment Parties (the “Management Commitment Stapled Special Voting Stock”) pursuant to which (i) each eligible holder of Notes Claims will be offered the right to purchase up to its pro rata share of Rights Offering Convertible Bonds (together with the corresponding Rights Offering Stapled Special Voting Stock) for aggregate consideration of $116,121,000.00 in cash; and (ii) each eligible holder of the issued and outstanding common stock of Pioneer (or any option, warrant, or right, contractual or otherwise, to acquire, sell or subscribe for such common stock, including any restricted stock unit), that has vested or will vest on or prior to the Plan Effective Date (“Existing Equity Interests”), will be offered the right to purchase up to its pro rata share of Rights Offering Convertible Bonds (together with the corresponding Rights Offering Stapled Special Voting Stock) for aggregate consideration of $7,084,000.00 in cash. The proceeds of the Rights Offering will be used by Pioneer (i) to pay the Restructuring Expenses (as defined below), (ii) to fund Plan distributions, case administration expenses, and exit costs (including, without limitation, a portion of the payment in full in cash of the Term Loan Claims), and (iii) for general corporate purposes. The terms of the Rights Offering will be in accordance with the Rights Offering Documents and otherwise acceptable to the Company Parties and the Backstop Parties (as defined in the Backstop Commitment Agreement), and reasonably acceptable to the Required Consenting Noteholders.

•  The Q419 payment under the Company Incentive Plan (the “Q4 CIP Payment”) will be paid in cash prior to the Petition Date. The top 4 recipients shall commit to invest the after-tax amounts of such payment in Management Commitment Convertible Bonds pursuant to the Backstop Commitment Agreement. Each of the remaining recipients of the Q4 CIP Payment will have the option to reinvest up to the amount of such recipient’s portion of the Q4 CIP Payment in the Management Commitment Convertible Bonds by becoming parties to the Backstop Commitment Agreement. For the avoidance of doubt, the Q4 CIP Payment recipients who invest their after-tax amounts of such payment will become Management Commitment Parties and the New Convertible Bonds to be purchased thereby are part of the Management Commitment Convertible Bonds.

[1]

“Stapled Special Voting Stock” means the special voting stock in the aggregate amount of up to 10,093,800 shares to be issued by Reorganized Pioneer on the Plan Effective Date (inclusive of the Management Commitment Stapled Special Voting Stock, the Rights Offering Stapled Special Voting Stock and the Premium Stapled Special Voting Stock), which shall be stapled to the New Convertible Bonds issued pursuant to the Rights Offering Procedures and the Backstop Commitment Agreement, such that the number of shares of Stapled Special Voting Stock each person receives is equal to the number of shares of New Equity Interests the New Convertible Bonds such person receives in the Rights Offering are initially convertible into under the New Convertible Bond Indenture.

•  The ABL Credit Agreement will be repaid in full with the proceeds of the DIP Facility (as defined below). On the Plan Effective Date, the Company Parties will obtain a $75 million first lien exit asset-based revolving credit facility (the “Exit ABL Facility”) on terms consistent in all material respects with those set forth in the commitment letter and related exhibits attached to this Term Sheet as Exhibit B (the “DIP-to-Exit Commitment Letter”) and otherwise reasonably acceptable to the Company Parties and the Required Consenting Noteholders, and solely with respect to provisions applicable to the Consenting Term Lenders, the Required Consenting Term Lenders, the proceeds of which will be used to repay in full all amounts outstanding under the DIP Facility and for general corporate purposes.

•  Each holder of Term Loan Claims will receive payment in full in cash from (a) proceeds of (i) the Rights Offering and (ii) new secured bonds (the “New Secured Bonds”) and (b) other cash on hand of the Company Parties. The New Secured Bonds shall be in an aggregate principal amount equal to $78,125,000.00, with a maturity of 5 years and other terms and conditions consistent in all material respects with those set forth in the term sheet attached as Exhibit C to this Term Sheet (the “New Secured Bonds Term Sheet”) and otherwise acceptable to the Company Parties, the Required New Secured Bondholders (as defined in the New Secured Bonds Term Sheet) and the Required Consenting Noteholders.

•  The Notes Claims shall be cancelled and each holder of Notes Claims will receive its pro rata share of 94.25% of the equity interests in Reorganized Pioneer (“New Equity Interests”), subject to dilution on account of the Employee Incentive Plan and the New Convertible Bonds (inclusive of the Management Commitment Convertible Bonds, the Rights Offering Convertible Bonds and the Premium Convertible Bonds). Each eligible holder of a Notes Claim will also receive the right to participate in the Rights Offering as described above.

•  The Existing Equity Interests will be cancelled, and each holder of Existing Equity Interests will receive its pro rata share of 5.75% of the New Equity Interests, subject to dilution on account of the Employee Incentive Plan and the New Convertible Bonds (inclusive of the Management Commitment Convertible Bonds, the Rights Offering Convertible Bonds and the Premium Convertible Bonds). Each eligible holder of Existing Equity Interests will also receive the right to participate in the Rights Offering as described above.

•  The Restructuring Transactions will be effectuated and structured in a tax-efficient and cost-efficient manner for the Company Parties, in each case as reasonably agreed by the Company Parties and the Required Consenting Noteholders.

The Restructuring Transactions will be consummated on the Plan Effective Date (or as soon as reasonably practicable thereafter).

DIP Facility

The DIP Lenders shall provide a senior secured superpriority asset-based revolving credit facility (the “DIP Facility”) in an aggregate principal amount of up to $75 million with terms and conditions consistent in all material respects with the DIP-to-Exit Commitment Letter and otherwise reasonably acceptable to the Company Parties, the Required Consenting Term Lenders and the Required Consenting Noteholders, and shall commit to provide the Exit ABL Facility upon emergence. The DIP Facility will convert dollar for dollar into the Exit ABL Facility upon emergence.

Proposed Treatment of Claims and Interests

Administrative Expense Claims and Priority Tax Claims

Except to the extent that a holder of an allowed Administrative Expense Claim or an allowed Priority Tax Claim (each as defined herein) agrees to a less favorable treatment, each holder of an allowed Administrative Expense Claim or an allowed Priority Tax Claim will receive, in full and final satisfaction of such Claim, cash in an amount equal to such allowed Claim on the Plan Effective Date or as soon as practicable thereafter or such other treatment consistent with the provisions of section 1129(a)(9) of the Bankruptcy Code.

As used in this Term Sheet, “Administrative Expense Claim” means any right to payment constituting a cost or expense of administration incurred during the Chapter 11 Cases of a kind specified under section 503(b) of the Bankruptcy Code and entitled to priority under sections 507(a)(2), 507(b), or 1114(e)(2) of the Bankruptcy Code, including (i) the actual and necessary costs and expenses incurred after the Petition Date and through the Plan Effective Date of preserving the estates and operating the businesses of the Company Parties (such as wages, salaries, or commissions for services and payments for goods and other services and leased premises), and (ii) Restructuring Expenses (as defined below).

As used in this Term Sheet, “Priority Tax Claim” means any secured Claim or unsecured Claim of a governmental unit of the kind entitled to priority of payment as specified in sections 502(i) and 507(a)(8) of the Bankruptcy Code.

DIP Claims	On the Plan Effective Date, to the extent the DIP Facility is not otherwise repaid in full, each holder of an allowed DIP Claim will, pursuant to and in accordance with the DIP-to-Exit Commitment Letter and the other DIP Documents, receive its pro rata share of revolving loans and letter of credit participations under the Exit ABL Facility.

Other Secured Claims	Except to the extent that a holder of an allowed Other Secured Claim (as defined herein) agrees to a less favorable treatment, in full and final satisfaction of such allowed Other Secured Claim, at the option of the Company Parties or Reorganized Debtors, but with the consent of the Required Consenting Noteholders, (i) such holder will receive payment in full in cash, payable on the later of the Plan Effective Date and the date that is ten (10) Business Days after the date on which such Other Secured Claim becomes an allowed Other Secured Claim, in each case, or as soon as reasonably practicable thereafter or (ii) such holder will receive such other treatment so as to render such holder’s allowed Other Secured Claim Unimpaired.

As used in this Term Sheet, “Other Secured Claims” means a Claim (i) secured by a lien on collateral to the extent of the value of such collateral as (a) set forth in the Plan, (b) agreed to by the holder of such Claim and the Company Parties, or (c) determined by a final order in accordance with section 506(a) of the Bankruptcy Code, or (ii) secured by the amount of any right of setoff of the holder thereof in accordance with section 553 of the Bankruptcy Code, other than a Priority Tax Claim, an ABL Claim and a Term Loan Claim.

Unimpaired – Presumed to Accept.

Other Priority Claims

Except to the extent that a holder of an allowed Other Priority Claim (as defined herein) agrees to a less favorable treatment, in full and final satisfaction of such allowed Other Priority Claim, each holder of an allowed Other Priority Claim will, at the option of the Company Parties or the Reorganized Debtors, but with the consent of the Required Consenting Noteholders, (i) be paid in full in cash or (ii) otherwise receive treatment consistent with the provisions of section 1129(a)(9) of the Bankruptcy Code, payable on the later of the Plan Effective Date and the date that is ten (10) Business Days after the date on which such Other Priority Claim becomes an allowed Other Priority Claim, in each case, or as soon as reasonably practicable thereafter.

As used in this Term Sheet, “Other Priority Claim” means any Claim other than an Administrative Expense Claim or a Priority Tax Claim that is entitled to priority of payment as specified in section 507(a) of the Bankruptcy Code.

Unimpaired – Presumed to Accept.

ABL Claims

To the extent any portion of the allowed ABL Claims is not refinanced by the DIP Facility, each holder of an allowed ABL Claim will receive, in full and final satisfaction of such ABL Claim, (i) payment in full in cash, or (ii) at the option of the Company Parties (with the consent of the Required Consenting Noteholders) treatment consistent with the provisions of section 1129(a)(9) of the Bankruptcy Code.

Unimpaired – Presumed to Accept.

Term Loan Claims

Each holder of an allowed Term Loan Claim will receive in full and final satisfaction of such Term Loan Claim, payment in full in cash of each such Term Loan Claim on the Plan Effective Date, in the aggregate principal amount of $175 million (including any applicable prepayment premium) and any unpaid interest accrued at the default rate thereon, fees and expenses that are payable or reimbursable pursuant to the terms of the Term Loan Agreement.

Unimpaired – Presumed to Accept.

Notes Claims

On the Plan Effective Date, all Notes Claims shall be cancelled and each holder of a Notes Claim will receive, in full and final satisfaction of such Notes Claim, its pro rata share of 94.25% of the New Equity Interests, subject to dilution on account of the Employee Incentive Plan and the New Convertible Bonds (inclusive of the Management Commitment Convertible Bonds, the Rights Offering Convertible Bonds and the Premium Convertible Bonds).

Each eligible holder of a Notes Claim will also receive the right to participate in the Rights Offering as set forth above.

Impaired – Entitled to Vote.

General Unsecured Claims

Each holder of an allowed prepetition Claim against any Company Party that is not an ABL Claim, a Term Loan Claim, a Notes Claim, or a Claim that is secured, subordinated, or entitled to priority under the Bankruptcy Code (each, a “General Unsecured Claim”) will be paid in the ordinary course of business without regard to the automatic stay or other restrictions on the payment of prepetition Claims under the Bankruptcy Code, but subject to all defenses and disputes the Company Parties, Reorganized Pioneer, or the Reorganized Debtors may assert as to the validity or amount of such Claims, or will receive such other treatment as may be required to deem such General Unsecured Claim Unimpaired.

Unimpaired – Presumed to Accept.

Intercompany Claims

All Claims against a Company Party held by another Company Party (the “Intercompany Claims”) will be adjusted, reinstated, or discharged in the Company Parties’ discretion, subject to the reasonable consent of the Required Consenting Noteholders.

Unimpaired – Presumed to Accept.

Subordinated Claims

All Claims subject to subordination in accordance with sections 510(b)-(c) of the Bankruptcy Code or otherwise (the “Subordinated Claims”), if any, shall be discharged, cancelled, released, and extinguished as of the Plan Effective Date, and will be of no further force or effect, and holders of allowed Subordinated Claims will not receive any distribution on account of such allowed Subordinated Claims.

Impaired – Deemed to Reject.

Existing Equity Interests

On the Plan Effective Date, all Existing Equity Interests shall be cancelled and each holder of Existing Equity Interests will receive:

(a)   if holders of Existing Equity Interests vote to accept the Plan, its pro rata share of 5.75% of the New Equity Interests, subject to dilution on account of the Employee Incentive Plan and the New Convertible Bonds (inclusive of the Management Commitment Convertible Bonds, the Rights Offering Convertible Bonds and the Premium Convertible Bonds). Each eligible holder of Existing Equity Interests will also receive the right to participate in the Rights Offering as set forth above.

(b)   if holders of Existing Equity Interests do not vote to accept the Plan, no distribution under the Plan.

Impaired – Entitled to Vote.

Intercompany Interests

All equity interests in Pioneer’s subsidiaries shall be reinstated and otherwise unaffected by the Plan or otherwise canceled at the option of the Company Parties (with the consent of the Required Consenting Noteholders).

Unimpaired – Presumed to Accept.

Other Material Provisions
Exit ABL Facility	On the Plan Effective Date, the DIP Facility will be replaced with the Exit ABL Facility.

New Secured Bonds	On the Plan Effective Date, the Company Parties will issue the New Secured Bonds on terms consistent in all material respects with those set forth in the New Secured Bonds Term Sheet and otherwise consistent with, and subject to the consent rights set forth in, the Restructuring Support Agreement.

Rights Offering

Pioneer will conduct the Rights Offering as set forth in the Restructuring Support Agreement.

New Convertible Bonds: The New Convertible Bonds (inclusive of the Management Commitment Convertible Bonds, the Rights Offering Convertible Bonds and the Premium Convertible Bonds) will be convertible into 90.00%-93.61% of Reorganized Pioneer’s common stock, on a post-conversion basis, subject to dilution on account of the Employee Incentive Plan; provided, that the low end of the range assumes that the Rights Offering Convertible Bonds are issued only with respect to the Backstop Amount (as defined below) and the high end of the range assumes that the Rights Offering is fully subscribed.

The Rights Offering shall be conducted pursuant to procedures (the “Rights Offering Procedures”) consistent in all material respects with this Term Sheet, the Backstop Commitment Agreement, the Convertible Bond Term Sheet and otherwise in form and substance acceptable to the Company Parties and the Required Backstop Parties, and reasonably acceptable to the Required Consenting Noteholders.

Certain members of Pioneer’s management (the “Management Commitment Parties”), severally but not jointly, will commit to purchase the Management Commitment Convertible Bonds in the aggregate principal amount of $1,795,000.00 from Reorganized Pioneer and the corresponding 134,625 shares of Management Commitment Stapled Special Voting Stock pursuant to the backstop commitment agreement (the “Backstop Commitment Agreement” and, together with the Rights Offering Procedures, the “Rights Offering Documents”) entered into simultaneously with the Restructuring Support Agreement and attached to this Term Sheet as Exhibit D. For the avoidance of doubt, the Management Commitment Convertible Bonds are not included in the Rights Offering Convertible Bonds to be offered for subscription in the Rights Offering and the Management Commitment Stapled Special Voting Stock is not included in the Rights Offering Stapled Special Voting Stock to be issued in connection with the Rights Offering.

Part of the Rights Offering will be backstopped, severally but not jointly, by certain Consenting Noteholders (the “Backstop Parties”). Pursuant to the Backstop Commitment Agreement, the Backstop Parties will backstop on a pro rata basis, severally but not jointly, $118,013,000 of the Rights Offering Convertible Bonds (“Backstop Amount”). The commitments of the Backstop Parties are required to be funded pro rata in accordance with their respective commitments.

Upon the earlier of (i) the Plan Effective Date, and (ii) the termination of the Backstop Commitment Agreement under certain circumstances set forth therein, each Management Commitment Party will receive, pursuant to the terms and conditions of the Backstop Commitment Agreement, a commitment premium equal to 8% of its commitment under the Backstop Commitment Agreement (the “Management Commitment Premium”) and each Backstop Party will receive a commitment premium equal to 8% of its commitment under the Backstop Commitment Agreement (the “Backstop Commitment Premium”), both of which premiums shall be fully earned upon entry of an order approving the Backstop Commitment Agreement (which order may be the Confirmation Order) and shall be payable (x) in the case of a termination of the Backstop Commitment Agreement under the circumstances set forth therein, in cash, or (y) in the case of the Plan Effective Date, in New Convertible Bonds (collectively, the “Premium Convertible Bonds”) and corresponding Stapled Special Voting Stock (collectively, the “Premium Stapled Special Voting Stock”).

Proceeds: The proceeds of the Rights Offering will be used by Pioneer and Reorganized Pioneer, as applicable, to (i) pay the Restructuring Expenses, (ii) fund Plan distributions, case administration expenses, and exit costs (including, without limitation, a portion of the payment in full in cash of the Term Loan Claims), and (iii) for general corporate purposes.

Corporate Governance Documents of Reorganized Pioneer[2]

The Corporate Governance Documents of Reorganized Pioneer shall be on the terms set forth in the term sheet attached to this Term Sheet as Exhibit E and otherwise acceptable to the Required Consenting Noteholders and the Company Parties and will become effective as of the Plan Effective Date.

New Equity Interests to be DTC-eligible and traded in the over-the-counter market acceptable to the Required Consenting Noteholders upon emergence.

Registration rights agreement to provide that a majority of holders of shares of Voting Stock subject to the registration rights agreement can require the Company to use reasonable best efforts to cause the common stock to be listed on Nasdaq or NYSE in accordance with the applicable Nasdaq or NYSE listing requirements as promptly as practicable following delivery of notice.

[2]	The listing terms can be revised by the Required Consenting Noteholders in consultation with the Company Parties.

New Convertible Bonds and Stapled Special Voting Stock to be DTC eligible, or, if not reasonably practicable, held in book-entry form through a transfer agent acceptable to the Required Consenting Noteholders, and to be made DTC eligible as soon as reasonably practicable following emergence using reasonable best efforts by the Company.

Board of Directors

On the Plan Effective Date, the board of directors of Reorganized Pioneer (the “New Board”) shall consist of: (i) the chief executive officer of Reorganized Pioneer, and (ii) such other directors, in a number to be determined by the Required Consenting Noteholders, as designated by the Required Consenting Noteholders. The chief executive officer shall at all times be a member of the New Board.

Conditions Precedent to the Restructuring

It shall be a condition to the Plan Effective Date that the following conditions precedent are satisfied or waived by the Company and the Required Consenting Noteholders, and the Plan Effective Date shall occur on the date upon which the last of such conditions are so satisfied and/or waived:

(i)  the Bankruptcy Court shall have entered the Confirmation Order and the Confirmation Order shall be a Final Order;

(ii)  the Restructuring Support Agreement shall continue to be in full force and effect contemporaneously with the Plan Effective Date;

(iii)   [reserved];

(iv) to the extent invoiced at least two (2) Business Days before the Plan Effective Date by the Consenting Noteholders, the Company Parties shall have paid or reimbursed all Consenting Noteholder Fees and Expenses (as defined below), whether incurred before or after the Petition Date;

(v)   each of the Definitive Documents shall be in form and substance acceptable or reasonably acceptable (as applicable in accordance with Section 3.02 of the Restructuring Support Agreement) to the Company Parties and the Required Consenting Noteholders;

(vi) all material governmental approvals and consents that are legally required for the consummation of the Restructuring Transactions shall have been obtained, not be subject to unfulfilled conditions and be in full force and effect;

(vii)  the Backstop Commitment Agreement shall remain in full force and effect and shall not have been terminated, and the parties thereto shall be in compliance therewith;

(viii)  the Bankruptcy Court shall have entered an order, in form and substance satisfactory to the Required Consenting Noteholders, approving the Company Parties’ entry into and performance under the Backstop Commitment Agreement, which order may be the Confirmation Order (the “Backstop Order”), and the Backstop Order shall be a Final Order; and

(ix) the Rights Offering shall have been conducted, in all material respects, in accordance with the Backstop Order, the Backstop Commitment Agreement, the rights offering procedures in form and substance acceptable to the Required Consenting Noteholders, and any other relevant transaction documents.

Releases and Exculpation	To the fullest extent permitted by applicable law, the Plan shall provide for comprehensive mutual release and exculpation provisions from and for the benefit of the Company Parties, their subsidiaries, the Consenting Stakeholders, the DIP Lenders, the DIP Agent and each of their respective affiliates, predecessors, successors, assigns, current and former officers and directors, principals, equity holders, members, partners, managers, employees, agents, financial advisors, attorneys, accountants, investment bankers, consultants, representatives, and other professionals, and such Persons’ respective heirs, executors, estates, and nominees (collectively, the “Released Parties”), in each case in their capacity as such, from any claims, causes of action and liabilities, known or unknown, other than those arising from fraud, gross negligence or willful misconduct, as determined by final order of a court of competent jurisdiction, by or on behalf of any Released Party, in connection with acts or omissions based on or related to or in any manner arising from the Company Parties, the Restructuring Transactions, the Restructuring Support Agreement, the Chapter 11 Cases, the Plan, the solicitation of votes with respect to the Plan, the subject matter of, or transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the business or contractual arrangements or interactions between any Company Party and any Released Party, or the purchase, sale, or rescission of the purchase or sale of any security of any Company Party, Reorganized Pioneer, or any Reorganized Debtor, in each case based on any act or omission, transaction, agreement, event, or other occurrence taking place on or before the Plan Effective Date, other than any obligation arising under or pursuant to this Term Sheet or any other Definitive Document.

Survival of Company Indemnity Obligations and D&O Insurance	Notwithstanding anything to the contrary contained in the Restructuring Support Agreement, the obligations of each of the Company Parties pursuant to its certificate of incorporation, bylaws, or other agreements to indemnify the current and former officers, directors, agents, and/or employees with respect to all present and future actions, suits, and proceedings against the Company Parties, or such directors, officers, agents, and/or employees, based upon any act or omission relating to the Company Parties (collectively, the “Company Indemnity Obligations”), will not be released, waived discharged, or impaired by the consummation of the Restructuring Transactions; provided, that the Reorganized Debtors shall not indemnify officers, directors, members, or managers, as applicable, of the Company Parties for any claims or Causes of Action arising out of or relating to any act or omission that is a criminal act or constitutes intentional fraud, gross negligence, or willful misconduct as determined by final order of a court of competent jurisdiction. All Company Indemnity Obligations will be assumed by the Company Parties on the Plan Effective Date, and all such obligations will continue as obligations of Reorganized Pioneer and the Reorganized Debtors. The organizational documents of the Company shall contain indemnification provisions and limitation on liability provisions applicable to directors and officers of the Company to the fullest extent permitted under Delaware law.

The Company Parties shall not terminate or otherwise reduce the coverage under any directors’ and officers’ insurance policies in effect prior to the Plan Effective Date, and any directors and officers of the Company Parties who served in such capacity at any time before or after the Plan Effective Date shall be entitled to the full benefits of any such policy (including any “tail policy”) for the full term of such policy regardless of whether such directors and/or officers remain in such positions after the Plan Effective Date. All directors’ and officers’ insurance policies shall be assumed by the Company Parties (including any tail policy).

Employee Incentive Plan	See Exhibit F to this Term Sheet (the “MIP Term Sheet”)

Severance Plans	See Appendix A to the MIP Term Sheet (the “Severance Term Sheet”)

Consenting Term Lender Fees and Expenses	On the Plan Effective Date, to the extent the Consenting Term Lenders are then party to the Restructuring Support Agreement, the Company Parties shall pay (i) all reasonable and documented fees and expenses of Vinson & Elkins, LLP, counsel to the Consenting Term Lenders, (ii) all reasonable and documented fees and expenses of Covington & Burling LLP, as counsel, and one local counsel to Wilmington Trust, National Association, as administrative agent (in such capacity, the “Existing Term Loan Agent”) under the Term Loan Agreement and (iii) all reasonable and documented out-of-pocket expenses incurred by the Existing Term Loan Agent, in each case of the foregoing clauses (i)-(iii), incurred through the Plan Effective Date in connection with the Restructuring Transactions in accordance with the terms of their applicable engagement letters and/or fee letters with the Company Parties, the Restructuring Support Agreement, and the Plan (collectively, the “Consenting Term Lender Fees and Expenses”).

Consenting Noteholder Fees and Expenses	The Company Parties shall pay (i) all pre- and post-petition reasonable and documented fees and expenses of Davis Polk & Wardwell, LLP, Haynes and Boone, LLP and Houlihan Lokey, Inc., counsel, local counsel and financial advisor, respectively, to the Consenting Noteholders, in connection with the Restructuring Transactions, in each case in accordance with the terms of their applicable engagement letters and/or fee letters with the Company Parties, the Restructuring Support Agreement, and the Plan and (ii) all reasonable and documented out-of-pocket expenses incurred by the Consenting Noteholders (the “Consenting Noteholder Fees and Expenses”, and together with the Consenting Term Lender Fees and Expenses, the “Restructuring Expenses”).

Specific Considerations

Executory Contracts and Unexpired Leases	Each executory contract and unexpired lease shall be assumed by the Company Parties, unless determined to be rejected by the Company Parties with the consent of the Required Consenting Noteholders (not to be unreasonably withheld).

Tax Matters	The parties shall use commercially reasonable efforts to structure the Restructuring Transactions in a manner determined by the Required Consenting Noteholders and Pioneer to be tax efficient. Notwithstanding anything else herein, the Required Consenting Noteholders may, after taking into account any expected tax consequences, require that the definition of the form of the Conversion Consideration (as defined in the New Convertible Bond Indenture) be either in reference to New Equity Interests or the cash value of New Equity Interests and not reference any combination thereof.

EXHIBIT A

Convertible Bonds Term Sheet

NEW CONVERTIBLE BONDS

PIONEER ENERGY SERVICES CORP.

SUMMARY OF TERMS AND CONDITIONS

This Summary of Terms and Conditions (this “Term Sheet”) is not a complete list of all material terms and conditions of the potential transaction described herein. This Term Sheet shall not constitute (nor shall it be construed as) an offer or a legally binding obligation to buy or sell, or a solicitation of an offer to buy or sell, any of the securities referred to herein, it being understood that such an offer or solicitation, if any, only will be made in compliance with applicable provisions of securities and/or other applicable laws. The proposal below has been provided for illustrative purposes.

Capitalized terms used in this Term Sheet but not defined herein shall have the meanings set forth in the Restructuring Support Agreement.

General Terms

Issuer:	Pioneer Energy Services Corp.

Security:	5% Convertible Senior Unsecured Bonds (the “New Convertible Bonds”)

Amount:	Up to $134,584,000.00 in aggregate principal amount, consisting of up to $125,000,000.00 in initial principal amount (the “Initial Principal Amount”), including up to $123,205,000.00 aggregate principal amount of Rights Offering Convertible Bonds, $1,795,000.00 aggregate principal amount of Management Commitment Convertible Bonds, and up to $9,584,000.00 aggregate principal amount of Premium Convertible Bonds.

Interest:	The New Convertible Bonds will bear interest at a fixed rate of 5% per annum, which will be payable semi-annually in-kind in the form of an increase to the principal amount (“PIK”).

Initial Principal Amount:	$1,000 per New Convertible Bond.

Trustee:	To be agreed by the Company Parties, the Required Commitment Parties (as defined in the Backstop Commitment Agreement) and the Required Consenting Noteholders.

Use of Proceeds	The proceeds of the New Convertible Bonds shall be used to (i) pay the Restructuring Expenses, (ii) fund Plan distributions (including the cash distribution to holders of Term Loan Claims pursuant to the Plan), case administration expenses, and exit costs, and (iii) for general corporate purposes.

Maturity, Conversion and Redemption

Maturity Date:	Five years and six months from issuance.

Conversion:

The New Convertible Bonds will be convertible at any time in whole or in part at the option of the holder thereof, and mandatorily on the Maturity Date, into, per $1,000 principal amount of New Convertible Bonds, at the Issuer’s option, a number of shares of the Issuer’s common stock, $0.10 par value per share (the “Common Stock”), equal to the then-current Conversion Rate or the cash value of such number of shares of Common Stock (the “Conversion Consideration”). The New Convertible Bonds will also be convertible in the same manner, at the option of the Issuer, as set forth under “Issuer Conversion Right.”

Notwithstanding the above, if the value of the Conversion Consideration otherwise deliverable in connection with a mandatory conversion of a New Convertible Bond on the Maturity Date would be less than the principal amount of such New Convertible Bond, plus accrued and unpaid interest, then the New Convertible Bond will instead convert into an amount of cash equal to principal plus accrued and unpaid interest.

Conversion Rate:	75[1] shares of Common Stock per $1,000 principal amount of New Convertible Bonds (approximately equal to $1,000 divided by the Conversion Price), subject to adjustment as described below under “Antidilution Protection”.

Conversion Price:	$13.33 per share of Common Stock.

Antidilution Protection:

The Conversion Rate will be subject to customary adjustments for convertible debt securities, but with no adjustment for any dividends. There will be an adjustment to the Conversion Rate for any issuance of Common Stock (or rights, options, warrants or convertible or exchangeable securities) at effective prices below the Conversion Price.

With respect to any dividends on the Common Stock (including distributions in liquidation), each holder of a New Convertible Bond will receive, for each $1,000 principal amount of New Convertible Bonds, at the same time and on the same terms as holders of the Common Stock, the amount of cash or other property that such holder would have received if such holder held a number of shares of Common Stock equal to the Conversion Rate.

[1]

The Conversion Price and Conversion Rate will be determined by the Company Parties and the Required Commitment Parties prior to the Plan Effective Date so that as of the Plan Effective Date the New Convertible Bonds in the aggregate will be convertible into 90.00%-93.61% of the Issuer’s common stock, on a post-conversion basis, subject to dilution on account of the Employee Incentive Plan; provided, that the low end of the range assumes that the Rights Offering Convertible Bonds are issued only with respect to the $118,013,000.00 backstopped by the Backstop Parties (the “Backstop Amount”) and the high end of the range assumes that the Rights Offering is fully subscribed.

2

Fundamental Change:	If the Issuer undergoes certain customary “fundamental changes,” subject to certain conditions, holders may, subject to the Issuer Conversion Right, require the Issuer to repurchase for cash all or part of their New Convertible Bonds for a purchase price equal to 100% of principal plus accrued and unpaid interest.

Issuer Conversion Right:	The Issuer, at its option, may cause the conversion of all or part of the New Convertible Bonds into, per $1,000 principal amount of New Convertible Bonds, a number of shares of Common Stock equal to the then-current Conversion Rate (as adjusted as described above under “Conversion Rate”) or the cash value of such number of shares of Common Stock, upon the consummation of any Merger Event.

Merger Event:	Customary for convertible debt securities of companies of a similar size, and to include in any event (i) acquisitions of beneficial ownership of more than 50% of the voting power of the outstanding Common Stock, any sales or dispositions of all or substantially all of the assets of the Issuer on a consolidated basis, or any merger, consolidation, recapitalization or similar transaction where the Common Stock is converted into, or exchanged for, any other consideration (“Reference Property”), (ii) any one or more (A) bona fide consolidations, amalgamations, mergers or binding share exchanges of the Issuer or any of its subsidiaries with or into another entity in which the Issuer is the continuing entity and which does not result in a reclassification or change of all of the Common Stock outstanding, and (B) acquisitions by the Issuer or any of its subsidiaries of substantially all assets, or a business, division, or line of business, of any entity, for which, in the case of this clause (ii), either (x) the equity value of the person or persons being acquired is, in the aggregate for all such transactions, greater than $100 million, or (y) such transactions have been approved by holders of a majority of the outstanding principal amount of the New Convertible Bonds.

Other Terms

Call Features:	Only as described above under “Issuer Conversion Right.”

Put Features:	Only as described above under “Fundamental Change.”

Covenants:	The New Convertible Bonds will contain affirmative and negative covenants that are acceptable to the Required Commitment Parties, the Required Consenting Noteholders and the Issuer (including with respect to levels, amounts and baskets).

3

Premium Convertible Bonds:	The Commitment Parties (as defined in the Backstop Commitment Agreement) will receive, pursuant to the terms and conditions of the Backstop Commitment Agreement, Premium Convertible Bonds in an aggregate principal amount equal to $9,584,000.00 (i.e., 8% of the Management Commitment Convertible Bonds and the Backstop Amount).

Events of Default:	Customary for debt securities of companies of a similar size, accelerating for cash equal to the principal amount of the New Convertible Bonds plus accrued and unpaid interest.

Preemptive / Registration / Voting Rights:	As set forth in the Governance Term Sheet.

Transferability:	To the extent permitted by applicable law and DTC policies and procedures, the New Convertible Bonds, and any Common Stock issued upon conversion thereof, will be freely transferable together with the underlying Notes Claims and Existing Equity Interests and in DTC format. Subscription rights with respect to the New Convertible Bonds will be freely transferable in accordance with the Rights Offering Procedures.

Tax Treatment	The Issuer and each holder of New Convertible Bonds shall (i) treat the New Convertible Bonds as equity of the Issuer for all U.S. federal income tax purposes and (ii) file all of its tax returns consistently therewith.

4

EXHIBIT B

DIP-to-Exit Commitment Letter

February 28, 2020

Pioneer Energy Services Corp.

Pioneer Drilling Services, Ltd.

Pioneer Global Holdings, Inc.

Pioneer Production Services, Inc.

Pioneer Wireline Services Holdings, Inc.

Pioneer Wireline Services, LLC

Pioneer Wells Services, LLC

Pioneer Fishing & Rental Services, LLC

Pioneer Coiled Tubing Services, LLC

1250 NE Loop 410, Suite 1000

San Antonio, Texas 78209

Dear Ladies & Gentlemen:

In connection with the anticipated filing under Chapter 11 of the US Bankruptcy Code (11 U.S.C. §§101 et seq.) (the “Chapter 11 Case”) in the United States Bankruptcy Court (the “Bankruptcy Court”) commenced by Pioneer Energy Services Corp. (“Pioneer”) and certain of its affiliates organized under the laws of jurisdictions located in the United States (all such United States affiliates that are the debtors under the Chapter 11 Case together with Pioneer, collectively, the “Pioneer Debtors” or “Borrowers”), you have requested that PNC Bank, National Association (“PNC”) commit to provide the Borrowers with the Facilities (as defined below).

PNC is pleased to present a commitment to provide a secured debtor-in-possession revolving credit facility in an aggregate amount of $75,000,000 (the “DIP Credit Facility”; and the credit agreement evidencing the DIP Credit Facility, the “DIP Loan Agreement”) on substantially the terms described, and subject only to the conditions set forth, in the DIP Credit Facility Memorandum of Terms and Conditions attached hereto as Exhibit A (the “DIP Credit Facility Term Sheet”), the proceeds of which DIP Credit Facility would be used to refinance and replace the Pioneer Debtors’ existing pre-petition revolving credit facility (the “Existing ABL Facility”) and to provide financing and working capital to the Pioneer Debtors during the Chapter 11 Case and which DIP Credit Facility shall be automatically convertible to a secured revolving exit credit facility in an aggregate amount of $75,000,000 (the “Exit Credit Facility” and, together with the DIP Credit Facility, the “Facilities”; and the credit agreement evidencing the Exit Credit Facility, the “Exit Loan Agreement”) on substantially the terms described, and subject only to the conditions set forth, in the Exit Credit Facility Memorandum of Terms and Conditions attached hereto as Exhibit B (the “Exit Credit Facility Term Sheet”, and together with the DIP Credit Facility Term Sheet, the “Term Sheets”), the proceeds of which Exit Credit Facility would be used as part of a confirmed plan of reorganization to provide financing and working capital to the Pioneer Debtors following the Chapter 11 Case (the foregoing transactions and the other transactions contemplated hereby or referenced herein, the “Transactions”). Capitalized terms used herein and defined in the Term Sheets referenced below shall have the respective meanings given thereto in the applicable Term Sheet (such Term Sheets, together with this letter, the “Commitment Letter”).

Pioneer February 28, 2020 Page 2	Privileged and Confidential

PNC reserves the right, in consultation with you, to syndicate (x) the DIP Credit Facility (either before or after execution of the DIP Loan Agreement and the other definitive documentation for the DIP Credit Facility (the “DIP Credit Documents”)) and (y) the Exit Credit Facility (either before or after execution of the Exit Loan Agreement and the other definitive documentation for the Exit Credit Facility (the “Exit Credit Documents”, and together with the DIP Credit Documents, the “Credit Documents”)), with a financial institution or group of financial institutions satisfactory to PNC and acceptable to you (subject, in the case of any syndication of a Facility after execution of the applicable Credit Documents, to certain conditions to be set forth in the applicable Credit Documents).

Accordingly, Pioneer hereby represents, warrants and covenants that all written information and data concerning the Credit Parties, the Facilities (other than forward looking information, information of a general economic and industry nature and projections of future financial performance), including without limitation the Approved Budget and any proposed updated, modified or supplemented budget(s)) prepared by or on behalf of the Credit Parties in connection with the Transactions (the “Information”) which has been or is made available in writing to PNC by or on behalf of the Credit Parties or by any authorized representative of the Credit Parties in connection with the Transactions (as subsequently updated or corrected), is and will be, taken as a whole, complete and correct in all material respects and does not and will not contain any untrue statement of a material fact or omit to state a material fact, in each case, necessary to make the statements contained therein, taken as a whole and in light of the circumstances under which such statements were made, not misleading in any material respect. All projections, and any Approved Budget and/or proposed updated, modified or supplemented budget(s), that have been or are hereafter made available by or on behalf of the Credit Parties are, or when delivered shall be, prepared in good faith on the basis of information and assumptions that are believed by you to be reasonable at the time such projections, Approved Budget or updated, modified or supplemented budget(s) were prepared; it being recognized by PNC that projections of future results and forecasted budgets are not to be viewed as facts and actual results may vary significantly from projected results. In arranging and syndicating the Facilities, PNC will be using and relying on the Information without independent verification thereof.

Each Borrower, jointly and severally, hereby agrees to indemnify and hold harmless PNC, its affiliates, and its and their respective directors, officers, employees, attorneys, advisors and agents (each, an “Indemnified Person”), from and against any and all losses, claims, damages, expenses and liabilities incurred by any Indemnified Person that arise out of or relate to any investigation or other proceeding (including any threatened investigation or litigation or other proceedings and whether or not such Indemnified Person is a party thereto) relating to this Commitment Letter, the Term Sheets or the Transactions, including without limitation the reasonable and documented fees and disbursements of outside counsel; provided, that the

Pioneer February 28, 2020 Page 3	Privileged and Confidential

foregoing indemnity will not, as to any Indemnified Person, apply to losses, claims, damages, expenses and liabilities to the extent they arise from (i) the gross negligence, bad faith or willful misconduct of such Indemnified Person (or any such Indemnified Person’s controlled affiliates or controlling persons or the respective directors, officers, employees, partners, advisors, trustees, agents or other representatives of each of the foregoing) as determined by a final nonappealable judgment of a court of competent jurisdiction, (ii) the material breach of the Commitment Letter or the Fee Letter (as defined below) by any Indemnified Person (or any such Indemnified Person’s controlled affiliates or controlling persons or the respective directors, officers, employees, partners, advisors, trustees, agents or other representatives of each of the foregoing) as determined in a final, non-appealable judgment of a court of competent jurisdiction or (iii) any disputes solely among Indemnified Persons and not arising out of any act or omission of the Borrowers or any of your respective affiliates; provided, further, that Borrowers shall not be required to reimburse the legal fees and expenses of more than one outside counsel (in addition to any reasonably necessary local counsel in each applicable local jurisdiction and any necessary bankruptcy “conflicts counsel(s)”) for all Indemnified Persons. PNC shall not be responsible or liable to any Credit Party or any other person for consequential damages which may be alleged as a result of this Commitment Letter, the Term Sheets or any of the Transactions. The obligations of Borrowers under this paragraph shall survive any termination of this Commitment Letter, except that upon the execution of the DIP Credit Documents (and then the Exit Credit Documents) the terms thereof shall supersede these provisions.

The Borrowers shall not be liable for any settlement of any proceeding effected without your consent (which consent shall not be unreasonably withheld or delayed), but if settled with your written consent, or if there is a final judgment against an Indemnified Person in any such proceeding, Borrowers agree to indemnify and hold harmless each Indemnified Person to the extent and in the manner set forth above.

Neither this Commitment Letter, the Term Sheets, the separate fee letter with PNC, dated as of the date hereof (the “Fee Letter”) or PNC’s involvement with the Facilities shall be disclosed by you to any third party (including, without limitation, any financial institution or intermediary) without PNC’s prior written consent other than (a) to you and your directors, officers, employees, accountants, affiliates, equityholders, co-investors, attorneys or advisors, or your lenders and noteholders in connection with Facilities and the Transactions, (b) this Commitment Letter and the existence and contents hereof (but not the Fee Letter or the contents thereof other than the existence thereof and the contents thereof as part of projections, pro forma information and generic disclosure of aggregate sources and uses) (i) in connection with the syndication or marketing of the Facilities, or in connection with, and as may be required for, any public filing, and (ii) to the parties to the Restructuring Support Agreement (the “RSA”) entered into by the Borrowers and certain of their creditors on or about the date hereof and their advisors and to any other party required by the Bankruptcy Court, (c) as may be compelled in a judicial or administrative proceeding or as otherwise required by law, (d) in connection with the exercise of any remedy or enforcement of any right under this Commitment Letter, the Credit Documents, or the Fee Letter or any action or proceeding related to this Commitment Letter, the Credit Documents or the Fee Letter, (e) pursuant to a proxy statement or other public filing related to the Transactions to the

Pioneer February 28, 2020 Page 4	Privileged and Confidential

extent reasonably necessary to be so disclosed therein (as determined by you) or in connection with any public disclosure requirement and (f) to the extent that such terms become publicly available other than by reason of improper disclosure by you in violation of any confidentiality obligations hereunder. Notwithstanding the foregoing, you shall be permitted to file the Fee Letter with the Bankruptcy Court under seal or in a redacted manner in form and substance reasonably satisfactory to PNC and provide an unredacted copy of the Fee Letter to the Bankruptcy Court, the Office of the United States Trustee for the Southern District of Texas and any other party required by the Bankruptcy Court and (x) advisors to any official committee appointed in the Chapter 11 Case on a confidential, “professional eyes only” basis, and (y) the parties to the RSA. Except in connection with a filing with the Bankruptcy Court or other public filing as provided above, or in the case of clause (e) above, you agree to inform all such persons who receive information concerning this Commitment Letter or the Term Sheets that such information is confidential and may not be used for any purpose other than in connection with the Facilities and the Transactions and may not be disclosed to any other person. PNC reserves the right to review and approve, in advance, all materials and disclosures that contain PNC’s name or any affiliate’s name or describes this Commitment Letter.

PNC shall, until one (1) year from the date hereof, treat confidentially in accordance with its customary procedures for handling confidential information, all non-public information received by it from you or your affiliates and representatives in connection with the Facilities; provided, however, upon the execution and delivery of the definitive credit documentation, the provisions of the credit documentation shall govern the confidentiality matters described in this paragraph to the extent provided therein. Nothing herein shall prevent PNC from disclosing any such information (i) with your consent, (ii) in any legal, judicial or administrative, proceeding where, in their reasonable judgment, disclosure is required by law or regulations (in which case such person shall promptly notify you, in advance, to the extent permitted by law), (iii) upon the request or demand of any regulatory authority having jurisdiction over PNC or its affiliates or managed funds, (iv) in connection with the proposed Facilities and on a confidential basis to any of its affiliates or managed funds or the shareholders, employees, directors, officers, legal counsel, independent auditors, professionals, advisors and other experts or agents of PNC or their respective affiliates or managed funds who, in each case are informed of the confidential nature of such information and are or have been advised of their obligation to keep information of this type confidential, (v) to industry trade organizations information with respect to the Facilities that is customary for inclusion in league table measurements, (vi) to the extent any such information (w) becomes publicly available other than by reason of a breach of the confidentiality obligations set forth in this paragraph, (x) becomes available to PNC on a nonconfidential basis from a source other than you or on your behalf and, to PNC’s knowledge, not in violation of any confidentiality agreement or obligation owed to you, (y) was available to PNC on a non-confidential basis prior to its disclosure to PNC by you or on your behalf or (z) was independently developed by PNC without reliance on confidential information, (vii) as otherwise required by any applicable law, rule, regulation or compulsory legal process (in which case such person shall promptly notify you, in advance, of such disclosure to the extent permitted by law), (viii) for purposes of establishing any defense available under securities laws, including, without limitation, establishing a “due diligence” defense, or (ix) in enforcing PNC’s rights with respect to this Commitment Letter.

Pioneer February 28, 2020 Page 5	Privileged and Confidential

This Commitment Letter is for Borrowers’ benefit only, and no other person may obtain any rights under this Commitment Letter or be entitled to rely or claim reliance on this Commitment Letter’s terms and conditions. This Commitment Letter may not be assigned by Borrowers, and none of Borrowers’ rights under this Commitment Letter may be transferred, without PNC’s prior written consent. This Commitment Letter may not be assigned by PNC, and none of PNC’s rights or obligations under this Commitment Letter may be transferred, without Borrowers’ prior written consent; provided, that (x) PNC may assign its rights and obligations under this Commitment Letter in connection with the syndication of the Facilities as set forth above, and (y) PNC reserves the right to employ the services of its affiliates in providing services contemplated hereby, and to satisfy its obligations hereunder through, or assign their rights and obligations hereunder to, one or more of its affiliates, separate accounts within their control or investment funds under their or their respective affiliates’ management (collectively, “PNC Affiliates”); and to allocate, in whole or in part, to their respective affiliates certain fees payable to PNC in such manner as the PNC and its affiliates may agree in their sole discretion; provided, further, that, no delegation or assignment to a PNC Affiliate shall relieve PNC from its obligations hereunder to the extent that any PNC Affiliate or other assignee fails to satisfy its commitments as a “Lender” hereunder at the time required.

This Commitment Letter shall be governed by, and construed in accordance with, the law of the State of New York. This Commitment Letter sets forth the entire agreement between the parties with respect to the matters addressed herein and supersedes all prior communications, written or oral, with respect hereto. This Commitment Letter may be executed in any number of counterparts, each of which, when so executed, shall be deemed to be an original and all of which, taken together, shall constitute one and the same Commitment Letter. Delivery of an executed counterpart of a signature page to this Commitment Letter by telecopier shall be as effective as delivery of an original, executed counterpart of this Commitment Letter.

PNC and Borrowers hereby waive any right to trial by jury on any claim, demand, action, or cause of action arising under this Commitment Letter, the Term Sheets, any of the Transactions, or any other instrument, document or agreement executed or delivered in connection herewith, whether sounding in contract, tort or otherwise.

To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each customer, including organizations and businesses that opens an account. What this means for you: When you open an account, we will ask for your name, address, taxpayer identifying number and other information that will allow us to identify you, such as articles in incorporation. For some businesses and organizations, we may also need to ask for identifying information and documentation relating to certain individuals associated with the business or organization.

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If the offer evidenced by this letter and Term Sheets is acceptable, please indicate Borrowers’ acceptance by (w) signing and returning this letter, (x) delivering immediately available funds in the amount of the Commitment Fee to PNC, (y) delivering a legal deposit to PNC in the amount of $200,000 (together with the $150,000 previously received by PNC, the “Legal Deposit”), that shall be in addition to the Deposit Fee (as defined in the Proposal Letter dated January 23, 2020 between PNC and the Borrowers (the “Proposal Letter”)) and shall (i) in the event that the closing of the DIP Credit Facility does not occur and the commitment hereunder is terminated in accordance with the terms of this Commitment Letter, be refunded to the Borrowers to the extent in excess of any unreimbursed reasonable and documented out-of-pocket costs and expenses incurred by outside counsel to PNC or (ii) in the event that the closing of the DIP Credit Facility occurs, be credited to the Closing Fee (as defined in the Fee Letter) on the closing of the DIP Credit Facility to the extent in excess of any reasonable and documented out-of-pocket costs and expenses incurred by outside counsel to PNC, and (z) delivering to PNC the Fee Letter executed by the Borrowers party thereto.

Borrowers, jointly and severally, hereby agree to pay all reasonable and documented out-of-pocket costs and expenses incurred by PNC, including reasonable and documented fees and expenses of Blank Rome LLP as counsel to PNC, incurred in documenting and negotiating the Facilities. Because PNC will incur these expenses even if the Facilities are not consummated for any reason, the expense reimbursement agreement set forth in this paragraph is unconditional; provided, that upon execution of the DIP Credit Documents, the provisions of the DIP Credit Documents shall supersede this paragraph.

We look forward to working with you on successfully completing this transaction.

This offer will expire at 11:59 p.m. on February 28, 2020 unless previously accepted in the manner specified above.

In the event that the entry of the Interim Order (as defined in the DIP Credit Facility Term Sheet) and the closing of the DIP Credit Facility does not occur on or before the Expiration Date (as defined below), then this Commitment Letter and the commitments hereunder (including, for the avoidance of doubt, the commitments with respect to the Exit Credit Facility) shall automatically terminate unless PNC shall, in its discretion, agree to an extension. Following the closing of the DIP Credit Facility, in the event that the closing of the Exit Credit Facility does not occur on or before the Exit Facility Expiration Date (as defined below), then the commitments with respect to the Exit Credit Facility shall automatically terminate unless PNC shall, in its discretion, agree to an extension.

For purposes of this Commitment Letter (a) “Expiration Date” means 5:00 p.m., New York City time on the date that is thirty (30) (or such later date as determined by PNC in its sole discretion) days after the Petition Date, and (b) “Exit Facility Expiration Date” means the Maturity Date (as defined in the DIP Loan Agreement).

[remainder of page intentionally blank]

Sincerely,

PNC BANK, NATIONAL ASSOCIATION

By:	/s/ Anita Pulgandla
Name: Anita Puligandla
Title: Senior Vice President

Agreed and accepted with the intent to be legally bound:

PIONEER ENERGY SERVICES CORP.

By:	/s/ Lorne E. Phillips
Name: Lorne E. Phillips
Title: Executive Vice President and Chief Financial
Officer

PIONEER DRILLING SERVICES, LTD.

By:	/s/ Lorne E. Phillips
Name: Lorne E. Phillips
Title: Executive Vice President and Chief Financial
Officer

PIONEER GLOBAL HOLDINGS, INC.

By:	/s/ Lorne E. Phillips
Name: Lorne E. Phillips
Title: Executive Vice President and Chief Financial
Officer

PIONEER PRODUCTION SERVICES, INC.

By:	/s/ Lorne E. Phillips
Name: Lorne E. Phillips
Title: Executive Vice President and Chief Financial
Officer

PIONEER WIRELINE SERVICES HOLDINGS, INC.

By:	/s/ Lorne E. Phillips
Name: Lorne E. Phillips
Title: Executive Vice President and Chief Financial
Officer

PIONEER WIRELINE SERVICES, LLC

By:	/s/ Lorne E. Phillips
Name: Lorne E. Phillips
Title: Executive Vice President and Chief Financial
Officer

PIONEER WELLS SERVICES, LLC

By:	/s/ Lorne E. Phillips
Name: Lorne E. Phillips
Title: Executive Vice President and Chief Financial
Officer

PIONEER FISHING & RENTAL SERVICES, LLC

By:	/s/ Lorne E. Phillips
Name: Lorne E. Phillips
Title: Executive Vice President and Chief Financial
Officer

PIONEER COILED TUBING SERVICES, LLC

By:	/s/ Lorne E. Phillips
Name: Lorne E. Phillips
Title: Executive Vice President and Chief Financial
Officer

EXHIBIT A

DIP Credit Facility Term Sheet

(See attached)

DIP CREDIT FACILITY MEMORANDUM OF TERMS AND CONDITIONS

DATED FEBRUARY 28, 2020 FOR

PIONEER ENERGY SERVICES CORP. (“PIONEER”)

Initially capitalized terms used herein without definition shall have the meanings given in the Commitment Letter to which this DIP Credit Facility Memorandum of Terms and Conditions is attached.

Borrower(s):	Pioneer and its existing domestic operating subsidiaries subject to the Chapter 11 Case (as defined below) (collectively, the “DIP Borrowers” or “Debtors”).

Guarantor(s):	Same as under the Existing ABL Facility (as defined below) (collectively, “Guarantors” and together with the DIP Borrowers, each a “Credit Party” and collectively the “Credit Parties”).

Agent:	PNC Bank, National Association (in such capacity, “Agent” or “PNC”).

Lenders:	PNC Bank, National Association and such other financial institutions and other entities that may from time to time become a lender under the definitive documentation for the DIP Credit Facility (the “DIP Loan Agreement”) (in such capacity, collectively, the “Lenders”, and each a “Lender”).

Swingline Lender:	PNC Bank, National Association (in such capacity, “Swingline Lender”)

L/C Issuer(s):	PNC Bank, National Association, and any other Person accepted by Agent from time to time as an issuer of letters of credit (in such capacity, each an “L/C Issuer”)

Purpose:

(i) To provide (in part) the funds necessary to refinance and replace the Credit Agreement dated as of November 8, 2017 by and among Pioneer, the other borrowers party thereto and Wells Fargo Bank, National Association, as administrative agent (as amended, restated, modified or supplemented from time to time, the “Existing ABL Facility”).

(ii)  To pay fees and expenses related to the anticipated filing under Chapter 11 of the US Bankruptcy Code (11 U.S.C. §§101 et seq.) (the “Chapter 11 Case”) in the United States Bankruptcy Court (the “Bankruptcy Court”) commenced by the Debtors (the “Transactions”).

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(ii) To provide financing and working capital to the Debtors during the Chapter 11 Case.

DIP Credit Facility:	A $75,000,000 committed senior secured debtor-in-possession revolving credit facility pursuant to which the Lenders will make revolving credit loans denominated in Dollars (the “DIP Credit Facility”), subject to the Borrowing Base set forth below, will be made available to the DIP Borrowers, which shall include a subfacility in an amount of $30,000,000 for the issuance of letters of credit denominated in Dollars by the L/C Issuers.

Revolving Credit Availability:

Usage under the DIP Credit Facility (i.e., the aggregate outstanding amount at any time of all revolving credit loans, swingline loans and letter of credit obligations) shall not exceed the lesser of (i) $75,000,000, or (ii) the sum of the following (the “Borrowing Base”) (such lesser amount, the “Revolving Credit Availability”):

(a)   Up to 90% of eligible investment grade accounts aged less than 60 days past due (not to exceed 90 days from invoice date), cross aged on the basis of 50% or more past due (with concentration limits for certain account debtors of 40% for account debtors rated BBB- or higher from S&P or Baa3 or higher from Moody’s and 25% for all other account debtors), plus;

(b)   Up to 85% of eligible non-investment grade accounts aged less than 60 days past due (not to exceed 90 days from invoice date), cross aged on the basis of 50% or more past due (with concentration limits for certain account debtors of 40% for account debtors rated BBB- or higher from S&P or Baa3 or higher from Moody’s and 25% for all other account debtors), plus;

(c) Up to 85% of eligible unbilled accounts (not to remain unbilled more than 30 days), plus;

(d)   Up to the lesser of (i) 70% of the costs of eligible inventory or (ii) 85% of the net orderly liquidation value percentage (based on an appraisal satisfactory to Agent) of eligible inventory, less;

(e) The maximum undrawn face amount of all Letters of Credit, less

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(f) Applicable reserves.

Sub Limits:	1) Letters of Credit denominated in Dollars limited to $30,000,000.

2) Eligible Inventory sublimit of $3,750,000.

3) Eligible unbilled accounts receivable limited to $10,000,000.

All criteria for (a) eligible assets, including without limitation the definitions of eligible accounts and eligible inventory shall be determined by Agent and DIP Borrowers, and (b) advance rates and (c) applicable reserves and sublimits shall be determined by Agent in its Permitted Discretion. “Permitted Discretion” means a determination made in good faith in the exercise of reasonable (from the perspective of a secured asset-based lender) credit judgment in accordance with customary business practices of the Agent for asset-based lending transactions.

Amortization:	None. Available for borrowing and re-borrowing until the DIP Maturity Date, subject to the Borrowing Base.

Maturity:	The DIP Credit Facility will mature, and the commitments thereunder will terminate, on the date (the “DIP Maturity Date”) that is the earliest of:

(a) 5 months from date on which the Chapter 11 Case is filed (the “Petition Date”);

(b)  45 days after the Petition Date (or such later date as the Agent may approve in writing in its sole discretion) if the Final Order (as defined below) has not been approved by the Bankruptcy Court by the expiration of such period;

(c) The earlier of the “effective date” or the date of the substantial consummation of any confirmed plan (the “Plan Effective Date”);

(d) the closing of a sale of all or substantially all of the DIP Collateral (as defined below); and

(e) the acceleration of the DIP Credit Facility in accordance with its terms.

Interest Rates:	Revolving loans under the DIP Credit Facility shall bear interest, at the DIP Borrowers’ option, at a per annum rate based on 1, 2, or 3 month fully absorbed PNC LIBOR Rate or the Base Rate plus, in each case, the DIP Applicable Margin (as defined below); all swingline loans under the DIP Credit Facility shall bear interest at the Base Rate plus the DIP Applicable Margin. “DIP Applicable Margin” means (x) as to Base Rate Loans (including all swingline loans), 1.00 percentage point (the “DIP Base Rate Margin”), and (y) as to LIBOR Rate Loans, 2.00 percentage points (the “DIP LIBOR Rate Margin”).

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Interest will be calculated on the daily outstandings on a 360 day year for the actual number of days elapsed and will be due monthly in arrears on the first business day of each month for Base Rate borrowings and on the last day of each interest period for LIBOR Rate borrowings.

The “Base Rate” shall mean, for any day, a fluctuating per annum rate of interest equal to the highest of (i) the interest rate per annum announced from time to time by the Agent at its principal office as its then prime rate, which rate may not be the lowest rate then being charged commercial borrowers by the Agent, (ii) the Federal Funds Open Rate plus 1⁄2 of 1%, and (iii) the one month LIBOR rate plus 100 basis points (1%).

LIBOR Rate pricing will be subject to customary adjustments for statutory reserves.

Facility Fee:	0.50% per annum on the unused portion of the DIP Credit Facility. This fee shall be calculated on the basis of a 360 day year for the actual number of days elapsed and will be payable quarterly in arrears.

Interest Rate Protection:	The DIP Borrowers may, at their option, enter into and maintain an interest rate swap agreement (the “Hedge Agreement”), which conforms to ISDA standards and has terms and is with the Agent, a lender under the DIP Credit Facility, or a counterparty satisfactory to the Agent, enabling the DIP Borrowers to protect themselves against fluctuations in interest rates with respect to a mutually agreed amount of initial and projected outstanding advances under DIP Credit Facility with a final termination date no later than the DIP Maturity Date. The DIP Borrowers’ obligations under any Hedge Agreement entered into with Agent, Lender or any affiliate of either in accordance with the preceding sentence will be secured by the DIP Collateral, and benefit from the guarantees of the Guarantors, in each case on a pari passu basis with the DIP Borrowers’ obligations under the DIP Credit Facility.

Letter of Credit Fees:	The DIP Borrowers shall pay Letter of Credit fees at a per annum rate equal to the DIP LIBOR Rate Margin on the aggregate face amount of the Letters of Credit issued under the DIP Credit Facility. In addition, the DIP Borrowers shall pay a Letter of Credit fronting fee of 0.25% per annum to PNC as the fronting bank, payable quarterly in arrears.

Default Rate:	2.00% over the applicable rate.

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Priority and Security:	The DIP Credit Facility, any Hedge Agreements, and any cash management products and services provided by the Agent or any Lender or any direct or indirect Subsidiary or affiliate of Agent or any Lender will be secured by:

(i) continuing, valid, binding, enforceable, non-avoidable, and automatically and properly perfected postpetition security interests in and liens in all of the “DIP Collateral”, which “DIP Collateral” includes all real and personal property of the Debtors and their bankruptcy estates, whether now existing or hereafter arising, tangible or intangible, of each of the Debtors, specifically including all commercial tort claims that may be brought by the Debtors and the proceeds of any actions brought under chapter 5 of the Bankruptcy Code (such security interests and liens, the “DIP Liens”), which liens shall be senior in priority and superior to any security, mortgage, collateral interest, lien, claim or interest of any other person, subject only to the professional fee carve-out to be agreed (the “Carve-Out”), the liens (whether pre-petition liens or adequate protection liens) on the Term Priority Collateral (as defined in the Intercreditor Agreement dated as of November 8, 2017 (the “Existing Intercreditor Agreement”), by and among Pioneer, the lenders party thereto, and Wilmington Trust, National Association, as administrative agent) in favor of the secured parties under the existing term loan facility evidenced by that certain Term Loan Agreement dated as of November 8, 2017 (such facility, the “Existing Term Loan Facility”), by and among Pioneer, the lenders party thereto, and Wilmington Trust, National Association, as administrative agent (such liens, the “Term Priority Liens”), and such other exceptions/liens as shall be acceptable to Agent in its discretion; provided, that for the avoidance of doubt, the DIP Liens on the Term Priority Collateral shall be junior to the Term Priority Liens on the Term Priority Collateral;

(ii)  the Agent and Lenders will be entitled to an allowed, senior secured, superpriority (subject only to the Carve-Out) administrative expense claim, granted and confirmed pursuant to the Interim Order and the Final Order, as the case may be, for all obligations and liabilities under the DIP Credit Facility in each of the Chapter 11 Cases and any successor case; provided, however, that such superpriority claim shall not have recourse to the Term Priority Collateral unless and until the Existing Term Loan Facility has been paid in full in cash.

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Collections and Remittances:	All customers of any Credit Party shall be directed to make remittances to a lockbox or blocked account of a Credit Party subject to control agreements in favor of the Agent and (i) maintained with Agent and/or (ii) maintained with any of the bank or financial institutions with which the Credit Parties maintain accounts as of the date hereof. Such Credit Party shall retain dominion over such accounts other than during a Cash Dominion Period. Amounts received in such lockbox or blocked account(s) (save and except for any Term Priority Collateral or any proceeds thereof) shall be applied to pay all outstanding obligations under the DIP Credit Facility, during a Cash Dominion Period. For the purpose of crediting the DIP Borrowers’ loan account and calculating interest, all items of payment shall be deemed applied by Agent two (2) business days following the business day of Agent’s receipt thereof. To facilitate such cash dominion, the DIP Borrowers shall establish at least one concentration blocked account with Agent into which all remittances and other proceeds of the DIP Collateral (save and except for any Term Priority Collateral or any proceeds thereof) deposited into or made to any other lockbox or blocked accounts maintained with a bank or other financial institution other than Agent shall be swept on a daily basis and, during a Cash Dominion Period, following receipt of such funds into such concentration blocked account, applied by Agent to pay the outstanding obligations under the DIP Credit Facility in accordance with the terms of the DIP Loan Agreement.

A “Cash Dominion Period” shall mean the period commencing on any date on which either (i) an event of default has occurred and is continuing or (ii) Borrower’s excess availability under the DIP Credit Facility at any time is less than the greater of (x) 15% of DIP Credit Facility commitment and (y) $9,375,000 (each a “Cash Dominion Event”), and continuing until the date on which no Cash Dominion Event has occurred for 45 consecutive days.

Expenses:	All reasonable and documented out-of-pocket expenses incurred by Agent or the Lenders, including, without limitation, reasonable and documented fees and disbursements of outside counsel (provided that Credit Parties shall not be required to reimburse the legal fees and expenses of more than one counsel to the Agent and the Lenders (in addition to any reasonably necessary local counsel in each applicable local jurisdiction and any reasonably necessary bankruptcy “conflicts counsel(s)”)), accounting, appraisal, audit, search and lien filing, title insurance (if applicable) and other reasonable and documented out-of-pocket costs and expenses in connection with monitoring, administering or enforcing the DIP Credit Documents (as defined below) and the DIP Credit Facility shall be for the account of the Credit Parties and payable on demand.

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Documentation Principles:	The DIP Credit Documents shall contain the terms set forth herein, and except to the extent otherwise set forth herein, be based generally on the Prepetition ABL Facility (including, without limitation, the Existing Intercreditor Agreement with respect to lien priority and collateral matters as between the DIP Credit Facility and the Existing Term Loan Facility as set forth in “Priority and Security” above), and shall be (a) modified to give due regard to (i) changes in law and banking regulations, and (ii) any changes or modifications to correct mistakes or defects, (b) modified to make changes to the representations and warranties, affirmative covenants, and negative covenants as may be acceptable to Agent, the DIP Lenders, and the Credit Parties and (c) modified to reflect customary LIBOR replacement language, AML provisions and other administrative procedures of Agent.

Conditions Precedent:	The occurrence of the closing date of the DIP Credit Facility (the “Closing Date”) will be subject only to the following conditions:

1)  No Material Adverse Change since the Petition Date. “Material Adverse Change” means a material adverse change in the business, operations, condition (financial or otherwise) or results of operations of the Credit Parties and their subsidiaries, taken as a whole, other than as a result of the commencement, the continuation, or events leading up to the commencement of the Chapter 11 Case;

2)  Other than the Chapter 11 Case, or as stayed pursuant to the Chapter 11 Case, there shall exist no action, suit, investigation, litigation or proceeding pending or threatened in any court or before any arbitrator or governmental instrumentality that, if adversely determined, would reasonably be expected to result in a Material Adverse Change;

3) execution and delivery by the Credit Parties and/or other applicable parties of the DIP Credit Documents in customary form but in all cases subject to the Documentation Principles;

4) customary legal opinions with respect to due authorization and due execution;

5)  All documents and instruments under the DIP Credit Documents required to create and perfect the Agent’s liens in the DIP Collateral shall have been executed and delivered by the applicable Credit Parties and be in proper form for filing in the appropriate jurisdiction;

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6)  after giving effect to all advances to be made at closing and the payment of all fees and expenses relating to the Transactions with respect to the DIP Credit Facility, the DIP Borrowers will have minimum Excess Availability (as defined below) of $35,000,000. “Excess Availability” means, as of any date of determination, (x) the Revolving Credit Availability, minus (y) the aggregate outstanding amount of all revolving credit loans, swingline loans and letter of credit obligations, minus (z) the aggregate amount of all unpaid post-petition trade payables 30 days or more past due. Such Excess Availability shall be evidenced by a Borrowing Base Certificate in a form to be agreed;

7)  receipt by Agent of a 13-week projected budget, which shall include a weekly cash budget, including information on a line item basis for each week as to (w) projected cash receipts, (x) projected disbursements (including ordinary course operating expenses, bankruptcy-related expenses (including professional fees), capital expenditures, asset sales and fees and expenses of Agents and Lenders (including counsel therefor) and any other fees and expenses relating to the DIP Credit Documents), (y) net cash flow, and (z) the Borrowing Base and Excess Availability, to be in form and substance acceptable to the Agent (as updated from time to time by Debtors, so long as such amendments are mutually agreed by the Debtors and the Agent (which agreement by Agent shall be determined in its sole discretion), the “Approved Budget”) (it being understood that the draft Approved Budget provided to PNC on February 28, 2020 is in form and substance acceptable to the Agent);

8)  receipt of an executed payoff letter with respect to the Existing ABL Facility, evidencing termination of the commitments and repayment in full of the Existing ABL Facility on the Closing Date, and termination of all security interests and liens securing the Existing ABL Facility on the Closing Date and any administrative claims with respect thereto;

9)  delivery of evidence of insurance coverage satisfactory to Agent, and within 30 days after the closing date of the DIP Credit Facility, a lender’s loss payee endorsement, naming the Agent as a loss payee or an additional insured, as applicable;

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10)  to the extent requested 10 business days prior to the Closing Date, Agent shall have received at least 3 business days prior to the Closing Date all documentation and other information required by regulatory authorities with respect to the Credit Parties under applicable “know your customer” and anti-money laundering rules and regulations, the results of which shall be satisfactory to Agent (it being understood that as of the date hereof Agent has received all such documentation and other information that it requires or believes it will require and that such documentation and other information is satisfactory to Agent);

11)  entry by the Bankruptcy Court of an Interim Order acceptable to Agent (the Agent agrees Blank Rome LLC’s February 28, 2020 draft Interim Order is acceptable to the Agent) (the “Interim Order”) approving the DIP Credit Facility and the Transactions consistent with the terms of this Commitment Letter (including this Term Sheet) and the DIP Credit Documents;

12) all other “first day” orders filed by the Debtors upon the commencement of the Chapter 11 Case shall be reasonably satisfactory in form and substance to the Agent;

13) DIP Borrowers have established with PNC primary depository accounts consistent with the terms of this DIP Credit Facility Memorandum Terms and Conditions;

14)  Agent has received the financial model (including annuals for the immediately following 3 years and monthly statements for the immediately following 12 months), which shall be in form and substance reasonably acceptable to Agent; and

15) The Agent and Lenders shall have received all fees and other amounts due and payable on or prior the Closing Date.

Covenants:	Usual and customary covenants for financings of this type and consistent with the Documentation Principles, including but not limited to maintenance of corporate existence, payment on indebtedness and taxes when due, financial reporting requirements (to include monthly internal and annual audited financial statements of the DIP Borrowers, quarterly financial statements, monthly accounts receivable and accounts payable agings, monthly inventory listings, and Borrowing Base certificates monthly (reverting to weekly during a Cash Dominion Period), rig utilization reports in a format to be determined), delivery of certificate of non-default, limitation on dividends and stock repurchases, restriction and quality standards with respect to investments, limitation on other debt, limitation on other liens or guarantees, no change in nature of business,

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limitations on mergers or acquisitions, no change in fiscal year, no additional subsidiaries, limitation on sale of assets. In connection with any material asset sale, a pro forma Borrowing Base certificate giving effect to such sale shall be delivered to the Agent at least 5 business days prior to the closing of such sale. Exceptions to the above shall include, without limitation, permitted investments to the Columbia Group in an amount not to exceed $5,000,000 in the aggregate.

Financial Covenants:	Financial and performances covenants as follows:

(i) Compliance with Approved Budget—the DIP Borrowers shall not permit (x) actual cash receipts for any cumulative four week period to be less than 80% of budgeted cash receipts for any such cumulative four week period, or (y) the actual disbursement amount for any cumulative four week period to exceed 120% of the budgeted disbursement amount for any such cumulative four week period, in each case, to be tested at the end of the 4th week after the closing date of the DIP Credit Facility and every 4 weeks thereafter.

(ii) Fixed Charge Coverage Ratio of at least 1.0 to 1.0 during a Cash Dominion Period.

(iii)  Capital Expenditures of the DIP Borrowers shall not exceed an amount equal to 125% of the Approved Budget delivered on the Closing Date for such capital expenditures of the DIP Borrowers in any fiscal year, subject to a 50% carryover; provided, that if the DIP Borrowers submit to PNC a revised Approved Budget, and PNC consents to such revised Approved Budget in its sole discretion, the amount of capital expenditures permitted for purpose of this covenant will be reset to 125% of such revised Approved Budget. Notwithstanding the foregoing, if as of the end of any fiscal quarter of the DIP Borrowers, the DIP Borrowers have maintained Liquidity (defined as excess availability under the DIP Credit Facility, plus the lesser of $10,000,000 and the aggregate domestic unrestricted cash balance in the DIP Borrowers’ accounts that are either maintained with the Agent or subject to a control agreement in favor of the Agent) of at least $35,000,000 on each day of such fiscal quarter, the DIP Borrowers shall not be subject to such limitation of capital expenditures during such fiscal quarter.

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Milestones:	The DIP Borrowers shall comply with the following milestones (the “Milestones”):

•  Not later than the Petition Date, the Debtors must file with the Bankruptcy Court a motion seeking approval of the DIP Credit Facility, and all fees, expenses, indemnification, and other obligations contemplated thereunder.

• Within 45 days after the Petition Date, the Bankruptcy Court shall have entered the Final Order.

•  Within 50 days after the Petition Date, entry of an order, in form and substance reasonably satisfactory to the Agent, confirming an Approved Plan (the “Confirmation Order”). “Approved Plan” means a chapter 11 plan for the Credit Parties and, at Pioneer’s option, any other affiliated debtors and debtors in possession, which shall (a) be consistent in all material respects with the form of plan of reorganization provided to the Agent on the date hereof, or (b) otherwise be in form and substance reasonably satisfactory to the Agent (it being understood that any amendment or modification of such plan of reorganization that does not adversely affect the rights of the Lenders shall be deemed to be reasonably satisfactory to the Agent).

• Within 14 days after entry of the Confirmation Order, the Plan Effective Date shall have occurred.

Representations and Warranties:	DIP Borrowers will make such representations and warranties as are usual and customary for financings of this type and consistent with the Documentation Principles.

Events of Default:	Events of Default customary for the proposed transaction and subject to the Documentation Principles, and including without limitation the following (subject to customary grace periods to be agreed consistent with the Documentation Principles):

1)  any non-payment when due of interest and/or principal of any advance, loan or drawing under the DIP Credit Facility or any fee thereunder. Payment defaults to include violation of the Borrowing Base;

2) any breach in any material respect of any representation or warranty when made;

3) any violation in any respect of any affirmative or negative covenant;

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4)  any of the security interest or liens granted to secure the DIP Credit Facility cease to be valid, binding and enforceable first priority security interests (subject to, for the avoidance of doubt, the Carve- Out, the Term Priority Liens with respect to the Term Priority Collateral, and such other agreed exceptions and liens as described in “Priority and Security” above);

5)  any default related to any material (defined by a threshold amount to be agreed) indebtedness (other than any prepetition indebtedness) by the DIP Borrowers which has continued beyond the grace period or for a period of time sufficient to permit the acceleration of such indebtedness;

6) the occurrence of a change of control;

7) the entry of an order dismissing any Case or converting any Case to a case under Chapter 7 of the Bankruptcy Code, either voluntarily or involuntarily;

8) the entry of an order appointing a trustee in the Chapter 11 Case without the consent of the Agent;

9)  the entry of an order granting any claim (other than as set forth in the applicable DIP Order or permitted under the DIP Credit Documents, including the Carve-Out) super-priority administrative expense claim status pari passu with or senior to the DIP Credit Facility, or granting any lien (other than as set forth in the applicable DIP Order or permitted under the DIP Credit Documents, including the Carve-Out and the Term Priority Liens) priority equal or superior to that the liens granted to Agent, for the benefit of Lenders under the DIP Credit Facility;

10) the entry of an order granting relief from the automatic stay so as to allow a third party to proceed against any asset or assets of any Debtor having a value in excess of $500,000;

11)  A final order approving the DIP Credit Facility (the “Final Order”, and together with the Interim Order, the “DIP Orders”) in a form that is substantially consistent with the Interim Order is not entered within 45 days after the Petition Date approving the DIP Credit Facility. As used in this paragraph 11, “final order” means an order or judgment of the Bankruptcy Court, or other court of competent jurisdiction, as entered on the docket of such Bankruptcy Court, the operation or effect of which has not been stayed, reversed, vacated or amended;

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12) the entry of an order staying, reversing, vacating or otherwise modifying the DIP Credit Facility, the Interim Order or the Final Order;

13)  the entry of an order appointing an examiner or similar insolvency official or administrator, in each case having enlarged powers (beyond those set forth under Bankruptcy Code §1106(a)(3) and (4)) or any other fiduciary or representative of the estate with decision-making or other management authority;

14) a material portion of the collateral shall be seized, subject to garnishment or taken by any government or regulatory authority;

15)  a proposal by any Debtor for confirmation of a plan of reorganization unless such plan as proposed or confirmed provides for payment in full in cash of all Obligations owing under the DIP Credit Facility on or before the Plan Effective Date;

16)  except as otherwise permitted under the asset sale covenant, any order providing for the sale of any assets of any Debtor shall be entered by the Bankruptcy Court unless (A) upon the consummation of such transaction, the obligations under the DIP Credit Facility are permanently and indefeasibly paid in full, in cash, or (B) Agent has consented to such sale;

17)  any motion by the Debtors to approve bidding procedures for the sale of any assets of any Debtor that constitutes Collateral fails to provide, pursuant to Section 363(k) of the Bankruptcy Code, that the Agent and Lenders shall have the right to credit bid;

18) except as otherwise permitted under the debt covenant, the entry of an order for the obtaining of credit or incurring of debt other than pursuant to the DIP Credit Facility;

19) the filing of any pleading by any Debtor seeking, or otherwise consenting to the occurrence of any of the matters set forth above in paragraphs (10), (12), (13), (16) or (18);

20) any violation of the Milestones;

21) any unstayed judgment (to the extent not paid or covered by insurance pursuant to which the insurer has not denied coverage) is entered against any Debtor in an amount in excess of $2,500,000;

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22) the entry of an order terminating any Debtor’s exclusive right to file a chapter 11 plan or the expiration of any Debtor’s exclusive right to file a chapter 11 plan; or

23)  the making of any payments in respect of prepetition obligations other than (i) as permitted by the DIP Orders, (ii) as permitted by any administrative “first day order” or other administrative order entered by the Bankruptcy Court, all of which shall be in form and substance satisfactory to the Agent, or (iii) as otherwise agreed to in writing by the Agent.

Governing Law:	New York – submission by the Credit Parties to New York jurisdiction.

EXHIBIT B

Exit Credit Facility Term Sheet

(See attached)

EXIT CREDIT FACILITY MEMORANDUM OF TERMS AND CONDITIONS

DATED FEBRUARY 28, 2020 FOR

PIONEER ENERGY SERVICES CORP. (“PIONEER”)

Initially capitalized terms used herein without definition shall have the meanings given in the Commitment Letter to which this Exit Credit Facility Memorandum of Terms and Conditions is attached.

Borrower(s):	Pioneer and its existing domestic operating subsidiaries subject to the Chapter 11 Case (as defined below) (collectively, the “Exit Borrowers” or “Debtors”).

Guarantor(s):	Same as under the Existing ABL Facility (as defined below) (collectively, “Guarantors” and together with the Exit Borrowers, each a “Credit Party” and collectively the “Credit Parties”).

Agent:	PNC Bank, National Association (in such capacity, “Agent” or “PNC”).

Lenders:	PNC Bank, National Association and such other financial institutions and other entities that may from time to time become a lender under the definitive documentation for the Exit Credit Facility (the “Exit Loan Agreement”) (in such capacity, collectively, the “Lenders”, and each a “Lender”).

Swingline Lender:	PNC Bank, National Association (in such capacity, “Swingline Lender”)

L/C Issuer(s):	PNC Bank, National Association, and any other Person accepted by Agent from time to time as an issuer of letters of credit (in such capacity, each an “L/C Issuer”)

Purpose:

(i) As part of a confirmed plan of reorganization acceptable to Agent, to provide the funds necessary to refinance and replace the DIP Credit Facility.

(ii) To pay fees and expenses related to the Debtors’ emergence from the Chapter 11 Case and the Transactions.

(iii) To provide on-going financing and working capital to the Exit Borrowers following the exit of the Chapter 11 Case (as defined in the DIP Credit Facility Term Sheet).

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Exit Credit Facility:	A $75,000,000 committed senior secured revolving credit facility pursuant to which the Lenders will make revolving credit loans denominated in Dollars (the “Exit Credit Facility”), subject to the Borrowing Base set forth below, will be made available to the Exit Borrowers, which shall include a subfacility in an amount of $30,000,000 for the issuance of letters of credit denominated in Dollars by the L/C Issuers.

Revolving Credit Availability:

Usage under the Exit Credit Facility (i.e., the aggregate outstanding amount at any time of all revolving credit loans, swingline loans and letter of credit obligations) shall not exceed the lesser of (i) $75,000,000, or (ii) the sum of the following (the “Borrowing Base”) (such lesser amount, the “Revolving Credit Availability”):

(a)   Up to 90% of eligible investment grade accounts aged less than 60 days past due (not to exceed 90 days from invoice date), cross aged on the basis of 50% or more past due (with concentration limits for certain account debtors of 40% for account debtors rated BBB- or higher from S&P or Baa3 or higher from Moody’s and 25% for all other account debtors), plus;

(b)   Up to 85% of eligible non-investment grade accounts aged less than 60 days past due (not to exceed 90 days from invoice date), cross aged on the basis of 50% or more past due (with concentration limits for certain account debtors of 40% for account debtors rated BBB- or higher from S&P or Baa3 or higher from Moody’s and 25% for all other account debtors), plus;

(c) Up to 85% of eligible unbilled accounts (not to remain unbilled more than 30 days), plus;

(d)   Up to the lesser of (i) 70% of the costs of eligible inventory or (ii) 85% of the net orderly liquidation value percentage (based on an appraisal satisfactory to Agent) of eligible inventory, less;

(e) The maximum undrawn face amount of all Letters of Credit, less

(f) Applicable reserves.

Sub Limits:	1) Letters of Credit denominated in Dollars limited to $30,000,000.

2) Eligible Inventory sublimit of $3,750,000.

3) Eligible unbilled accounts receivable limited to $10,000,000.

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All criteria for (a) eligible assets, including without limitation the definitions of eligible accounts and eligible inventory shall be determined by Agent and Exit Borrowers, and (b) advance rates and (c) applicable reserves and sublimits shall be determined by Agent in its Permitted Discretion. “Permitted Discretion” means a determination made in good faith in the exercise of reasonable (from the perspective of a secured asset- based lender) credit judgment in accordance with customary business practices of the Agent for asset-based lending transactions.

Amortization:	None. Available for borrowing and re-borrowing until the Exit Maturity Date, subject to the Borrowing Base.

Maturity:	The earlier of (x) 90 days from the maturity of (i) the convertible notes issued at exit of the Chapter 11 Case (the “Convertible Notes”) or (ii) the senior secured term loan to be entered into at exit of the Chapter 11 Case (the “Exit Term Loan”) and (y) 5 years from closing date simultaneously with the Debtors’ emergence from the Chapter 11 Case (the “Exit Maturity Date”).

Interest Rates:	Revolving loans under the Exit Credit Facility shall bear interest, at the Exit Borrower’s option, at a per annum rate based on 1, 2, or 3 month fully absorbed PNC LIBOR Rate or the Base Rate plus, in each case, the Exit Applicable Margin (as defined below); all swingline loans under the Exit Credit Facility shall bear interest at the Base Rate plus the Exit Applicable Margin. “Exit Applicable Margin” means, as of any date of determination, the following margin based upon the average excess availability for the most recent fiscal quarter; provided, however, that for the first two fiscal quarters following the closing date simultaneously with the Debtors’ emergence from the Chapter 11 Case, the Exit Applicable Margin would be at no less than Level II:

Level	Average Excess Availability	Exit Applicable Margin for Base Rate Loans	Exit Applicable Margin for LIBOR Rate Loans
I	Greater than or equal to 66.67% of commitment	0.75%	1.75%
II	Less than 66.67% but greater than 33.33% of commitment	1.00%	2.00%
III	Less than or equal to 33.33% of commitment	1.25%	2.25%

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Interest will be calculated on the daily outstandings on a 360 day year for the actual number of days elapsed and will be due monthly in arrears on the first business day of each month for Base Rate borrowings and on the last day of each interest period for LIBOR Rate borrowings.

The “Base Rate” shall mean, for any day, a fluctuating per annum rate of interest equal to the highest of (i) the interest rate per annum announced from time to time by the Agent at its principal office as its then prime rate, which rate may not be the lowest rate then being charged commercial borrowers by the Agent, (ii) the Federal Funds Open Rate plus 1⁄2 of 1%, and (iii) the one month LIBOR rate plus 100 basis points (1%).

LIBOR Rate pricing will be subject to customary adjustments for statutory reserves.

Facility Fee:	0.50% per annum on the unused portion of the Exit Credit Facility. This fee shall be calculated on the basis of a 360 day year for the actual number of days elapsed and will be payable quarterly in arrears.

Interest Rate Protection:	The Exit Borrowers may, at their option, enter into and maintain an interest rate swap agreement (the “Hedge Agreement”), which conforms to ISDA standards, enabling the Exit Borrowers to protect themselves against fluctuations in interest rates with respect to a mutually agreed amount of initial and projected outstanding advances under Exit Credit Facility with a final termination date no later than the Exit Maturity Date. The Exit Borrowers’ obligations under any Hedge Agreement entered into with Agent, a lender, or any of their affiliates in accordance with the preceding sentence will be secured by the Exit Collateral, and benefit from the guarantees of the Guarantors, in each case on a pari passu basis with the Exit Borrowers’ obligations under the Exit Credit Facility.

Letter of Credit Fees:	The Exit Borrowers shall pay Letter of Credit fees at a per annum rate equal to the Exit LIBOR Rate Margin on the aggregate face amount of the Letters of Credit issued under the Exit Credit Facility. In addition, the Exit Borrowers shall pay a Letter of Credit fronting fee of 0.25% per annum to

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PNC as the fronting bank, payable quarterly in arrears.

Default Rate:	2.00% over the applicable rate.

Priority and Security:	The Exit Credit Facility, any Hedge Agreement, and any cash management products and services provided by the Agent or any Lender or any direct or indirect Subsidiary or affiliate of Agent or any Lender will be secured by a (x) first priority perfected security interest in each Credit Party’s working capital assets, whether now existing or hereafter arising, including, all accounts, general intangibles, contract rights, all rights to the payment of money, deposit accounts, instruments, documents, chattel paper and inventory and (y) a second priority perfected security interest in all other assets, whether now existing or hereafter arising of the Credit Parties, in each case, subject to customary exceptions to be agreed (collectively, the “Collateral”).

Collections and Remittances:	All customers of any Credit Party shall be directed to make remittances to a lockbox or blocked account of a Credit Party subject to control agreements in favor of the Agent and (i) maintained with Agent and/or (ii) maintained with any of the bank or financial institutions with which the Credit Parties maintain accounts as of the date hereof. Such Credit Party shall retain dominion over such accounts other than during a Cash Dominion Period. Amounts received in such lockbox or blocked account(s) shall be applied to pay all outstanding obligations under the Exit Credit Facility during a Cash Dominion Period. For the purpose of crediting the Exit Borrowers’ loan account and calculating interest, all items of payment shall be deemed applied by Agent two (2) business days following the business day of Agent’s receipt thereof.

A “Cash Dominion Period” shall mean the period commencing on any date on which either (i) an event of default has occurred and is continuing or (ii) the Exit Borrowers’ excess availability under the Exit Credit Facility at any time is less than the greater of (x) 15% of the Exit Credit Facility commitment and (y) $9,375,000 (each a “Cash Dominion Event”), and continuing until the date on which no Cash Dominion Event has occurred for 45 consecutive days.

Expenses:	All reasonable and documented out-of-pocket expenses incurred by Agent or the Lenders, including, without limitation, reasonable and documented fees and disbursements of outside counsel (provided that Credit Parties shall not be required to reimburse the legal fees and expenses of more than one

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counsel to the Agents and the Lenders (in addition to any reasonably necessary local counsel in each applicable local jurisdiction and any reasonably necessary bankruptcy “conflicts counsel(s)”)), accounting, appraisal, audit, search and lien filing, title insurance (if applicable) and other reasonable and documented out-of-pocket costs and expenses in connection with monitoring, administering or enforcing the Exit Credit Documents (as defined below) and the Exit Credit Facility shall be for the account of the Credit Parties and payable on demand.

Documentation Principles:	The Exit Credit Documents shall contain the terms set forth herein, and except to the extent otherwise set forth herein, be based generally on the DIP Credit Facility, and shall be (a) modified to give due regard to (i) changes in law and banking regulations, and (ii) any changes or modifications to correct mistakes or defects, (b) modified to make changes to the representations and warranties, affirmative covenants, and negative covenants as may be acceptable to Agent, the Lenders, and the Credit Parties and (c) modified to reflect customary LIBOR replacement language, AML provisions and other administrative procedures of Agent.

Conditions Precedent:	The occurrence of the closing date of the Exit Credit Facility (the “Closing Date”) will be subject only to the following conditions:

1) no Material Adverse Change (as defined in the DIP Term Sheet), since December 31, 2018;

2)  other than the Chapter 11 Case, or as stayed pursuant to the Chapter 11 Case, there shall exist no action, suit, investigation, litigation or proceeding pending or threatened in any court or before any arbitrator or governmental instrumentality that, if adversely determined, would reasonably be expected to result in a Material Adverse Change;

3)  execution and delivery by the Credit Parties and/or other applicable parties of (i) the Exit Credit Documents in customary form but subject to the Documentation Principles and (ii) a customary intercreditor agreement with respect to the Exit Term Loan providing for the relative lien priorities set forth in this Term Sheet and otherwise in form and substance reasonably satisfactory to the Agent;

4) customary legal opinions;

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5)  all documents and instruments under the Exit Credit Documents required to create and perfect the Agent’s liens in the Exit Collateral shall have been executed and delivered by the applicable Credit Parties and be in proper form for filing in the appropriate jurisdiction; provided, that the provision or perfection of any Exit Collateral that is not or cannot be provided on the Closing Date after the use of commercially reasonable efforts to provide or perfect the Agent’s security interest in such Exit Collateral (other than Exit Collateral of a type that can be perfected by the filing UCC financing statements or the delivery of stock certificates (together with undated powers endorsed in blank) of the Exit Borrowers and their subsidiaries) shall not constitute a condition to the Closing Date but instead shall be delivered on a post-closing basis within a period reasonably agreed by the Credit Parties and the Agent;

6)  after giving effect to all advances to be made at closing and the payment of all fees and expenses relating to the Transactions, the Exit Borrowers will have minimum Excess Availability (as defined below) of $25,000,000. “Excess Availability” means, as of any date of determination, (x) the Revolving Credit Availability, minus (y) the aggregate outstanding amount of all revolving credit loans, swingline loans and letter of credit obligations, minus (z) the aggregate amount of all unpaid post-petition trade payables 30 days or more past due. Such Excess Availability shall be evidenced by a Borrowing Base Certificate in a form to be agreed;

7) receipt of the documents evidencing the Convertible Notes and Exit Term Loan, each in form and substance reasonably satisfactory to Agent;

8)  The Bankruptcy Court shall have entered an order, in form and substance satisfactory to the Agent, confirming the Approved Plan including approval of the Exit Credit Facility (the “Confirmation Order”) and the Confirmation Order shall not have been reversed, vacated, stayed, amended, supplemented or otherwise modified in any manner that would reasonably be expected to adversely affect the interests of the Agent or the Lenders and authorizing Pioneer and its restricted subsidiaries to execute, deliver and perform under the Exit Credit Documents. “Approved Plan” means a chapter 11 plan for the Credit Parties (as defined below) and, at Pioneer’s option, any other affiliated debtors and debtors in possession, which shall (a) be consistent in all material respects with the form of plan of reorganization provided to the Agent on the date hereof, or (b) otherwise be in form and substance reasonably satisfactory to the Agent (as defined below), including releases in favor of PNC Bank,

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N.A., as the lender and agent under the DIP Credit Facility (it being understood that any amendment or modification of such plan of reorganization provided to the Agent on the date hereof that does not adversely affect the rights of the Lenders shall be deemed to be reasonably satisfactory to the Agent).

9) Exit Borrowers have established with PNC primary depository accounts consistent with the terms of this Exit Credit Facility Memorandum Terms and Conditions;

10) The Agent and Lenders shall have received all fees and other amounts due and payable on or prior the Closing Date; and

11) The satisfaction of all conditions precedent to the “effective date” of the Approved Plan, unless otherwise waived in writing by the Agent.

Covenants:	Usual and customary covenants for financings of this type and consistent with the Documentation Principles, including but not limited to maintenance of corporate existence, payment on indebtedness and taxes when due, financial reporting requirements (to include monthly internal and annual audited financial statements of the Exit Borrowers, quarterly financial statements, monthly accounts receivable and accounts payable agings, monthly inventory listings, and Borrowing Base certificates monthly (reverting to weekly during a Cash Dominion Period), rig utilization reports in a format to be determined), delivery of certificate of non-default, limitation on dividends and stock repurchases, restriction and quality standards with respect to investments, limitation on other debt, limitation on other liens or guarantees, no change in nature of business, limitations on mergers or acquisitions, no change in fiscal year, no additional subsidiaries, limitation on sale of assets.

Financial Covenants:	Financial and performances covenants as follows:

(a) Fixed Charge Coverage Ratio of at least 1.0 to 1.0 during a Cash Dominion Period.

(b)   Capital Expenditures of Exit Borrowers shall not exceed an amount equal to 125% of the Approved Budget delivered on the Closing Date for such capital expenditures of Exit Borrowers in any fiscal year, subject to a 50% carryover; provided, that if Exit Borrowers submit to PNC a revised Approved Budget, and PNC consents to such revised Approved Budget in its sole discretion, the amount of capital expenditures permitted for purpose of this covenant will be reset to 125% of such revised Approved

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       Budget. Notwithstanding the foregoing, if as of the end of any fiscal quarter of Exit Borrowers, Exit Borrowers have maintained Liquidity (defined as excess availability under the Exit Credit Facility, plus the lesser of $10,000,000 or the aggregate domestic unrestricted cash balance in the Exit Borrowers’ domestic accounts that are either maintained with the Agent or subject to a control agreement in favor of the Agent) of at least $35,000,000 on each day of such fiscal quarter, the Exit Borrowers shall not be subject to such limitation of capital expenditures for such fiscal quarter.

Representations and Warranties:	Exit Borrowers will make such representations and warranties as are usual and customary for financings of this type and consistent with the Documentation Principles.

Events of Default:	Events of Default customary for the proposed transaction and subject to the Documentation Principles, and including without limitation the following (subject to customary grace periods to be agreed consistent with the Documentation Principles):

1)  any non-payment when due of interest and/or principal of any advance, loan or drawing under the Exit Credit Facility, as applicable, or any fee thereunder. Payment defaults to include violation of the Borrowing Base;

2) any breach in any material respect of any representation or warranty when made;

3) any violation in any respect of any affirmative or negative covenant;

4) any of the security interest or liens granted to secure the Exit Credit Facility, as applicable, cease to be valid, binding and enforceable first priority security interests;

5)  any default related to any indebtedness (other than any prepetition indebtedness) in excess of $15,000,000 by the Exit Borrowers which has continued beyond the grace period or for a period of time sufficient to permit the acceleration of such indebtedness;

6) the occurrence of a change of control; or

7) a material portion of the collateral shall be seized, subject to garnishment or taken by any government or regulatory authority.

Governing Law:	New York – submission by the Credit Parties to New York jurisdiction.

EXHIBIT C

New Secured Bonds Term Sheet

PIONEER ENERGY SERVICES CORP.

NEW SECURED BONDS TERM SHEET

This term sheet (this “Term Sheet”) describes the material new secured bonds provisions in connection with restructuring and recapitalization transactions (the “Restructuring Transactions”) regarding certain indebtedness of Pioneer Energy Services Corp. (“Pioneer”) and the other Company Parties.

This Term Sheet is intended merely as an outline and does not include descriptions of all of the terms, conditions, or other provisions of the proposed financing and related agreements. This term sheet should not be construed in any way as an extension of credit or an agreement to provide or arrange financing or a refinancing or extension of the Existing Term Loan Agreement (as defined below). This Term Sheet shall not constitute (nor shall it be construed as) an offer or a legally binding obligation to buy or sell, or a solicitation of an offer to buy or sell, any of the securities referred to herein, it being understood that such an offer or solicitation, if any, only will be made in compliance with applicable provisions of securities and/or other applicable laws. This Term Sheet is also subject also to financial due diligence, including analysis of updated financial projections.

Capitalized terms used in this Term Sheet but not defined herein shall have the meanings set forth in the Restructuring Support Agreement or the Existing Term Loan Agreement.

Topic	Proposal
Existing Term Loan:	Term Loan Agreement, dated as of November 8, 2017 (the “Existing Term Loan Agreement”), by and among Pioneer Energy Services Corp., as Borrower, Wilmington Trust, National Association, as Administrative Agent, and the Lenders party thereto from time to time.

Issuer / Guarantors:	Pioneer Energy Services Corp., as issuer, and the guarantors under the Existing Term Loan Agreement.

New Secured Bonds:	$78,125,000 senior secured bonds (the “New Secured Bonds”; the bondholders thereunder, the “New Secured Bondholders”).

Upfront Fee/OID:	4.00%

Maturity:	The New Secured Bonds will mature on the earlier of (a) five years from Closing; provided, that if the date that is five years from Closing is not a business day, the New Secured Bonds shall mature on the first business day prior to such date. and (b) the date on the bonds become due and payable, whether by voluntary or mandatory acceleration or otherwise.

Interest Rate:	L + 9.50%, plus a 100 bps step up if outstanding in year five. LIBOR Floor: 1.50%

Call Protection:	No call for 12 months, then ratable step down from 104 to par.

Merger Event:	The New Secured Bonds will be callable at a price of 103, but at no time more than would be possible at the then applicable call protection.

Reporting Requirements and Affirmative Covenants:	Customary for similar secured bonds, with any modifications to be agreed.

Mandatory Prepayments:	Customary for similar secured bonds, with any modifications to be agreed.

Negative Covenants:	Customary for similar secured bonds, including restrictions on debt incurrence, liens and restricted payments.

Financial Covenants:	To be agreed.

Guarantees and Collateral Generally:	Substantially the same as the Existing Term Loan Agreement; provided that, for the avoidance of doubt, such guarantees and collateral shall reflect and assets pledged shall include second liens on any assets securing the Exit ABL Facility on a first lien basis.

EXHIBIT D

Backstop Commitment Agreement

Execution Version

BACKSTOP COMMITMENT AGREEMENT

AMONG

PIONEER ENERGY SERVICES CORP.

AND

THE COMMITMENT PARTIES PARTY HERETO

Dated as of February 28, 2020

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INDEX OF DEFINED TERMS

Term	Section
Affiliate	3
Affiliate Agreement	5(q)
Agreement	Preamble
Antitrust Laws	7(g)
Backstop Cap	Recitals
Backstop Commitment	2(a)(i)
Backstop Commitment Percentage	Recitals
Backstop Commitment Premium	Recitals
Backstop Party	Preamble
Backstop Securities	1(g)(iii)
Bankruptcy Code	Recitals
Bankruptcy Court	Recitals
BCA Approval Order	14(c)(xvi)
Business Day	1(d)
Chapter 11 Cases	Recitals
Commitment Party	Preamble
Commitment Party Securities	6(d)
Commitments	2(a)(ii)
Company	Preamble
Company Disclosure Letter	5
Confirmation Order	Recitals
Control	3
Davis Polk	2(e)
Debtors	Recitals
Defaulting Commitment Party	4
Eligible Claims	1(a)
Eligible Equity Holder	1(a)
Eligible Equity Holder Initial Principal Amount	Recitals
Eligible Holder	1(a)
Eligible Noteholder	1(a)
Eligible Noteholder Initial Principal Amount	Recitals
Environmental Law	5(n)
Subscription Agent Account	2(c)
Financial Statements	5(i)
Funding Amount	1(g)(iii)
Funding Notice	1(g)
GAAP	5(f)
Governmental Entity	5(l)
Hazardous Materials	5(n)
HSR Act	7(g)
Indemnified Claim	15(b)
Indemnifying Parties	15(a)
Indemnified Person	15(a)
Indenture	Recitals

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Term	Section
Intellectual Property Rights	5(p)(i)
Issuer	Recitals
Legend	7(e)
Losses	15(a)
Management Commitment Party	Preamble
Management Commitment Percentage	14(e)
Management Commitment Premium	Recitals
Management Commitment Securities	Recitals
Management Funding Amount	2(c)
Management Funding Deadline	2(c)
Management Funding Notice	2(c)
Material Adverse Effect	5(f)
Material Contract	5(y)
Notes Claim	Recitals
Outside Date	14(a)(ii)
Parties	Preamble
Party	Preamble
Person	5(l)
Permitted Transferee	3
Petition Date	Recitals
Plan	Recitals
Plan Effective Date	Recitals
Reference Date	5(h)(ii)
Related Fund	3
Required Commitment Parties	Recitals
Rights Exercise Period	Recitals
Rights Offering Procedures	1
Rights Offering Subscription Form	1(d)(1)
Rights Offering Securities	Recitals
RSA	Recitals
Securities Act	6(d)
Special Voting Stock	Recitals
Subscription Agent	1(d)(1)
Subscription Commencement Date	Recitals
Subscription Instruction Deadline	1(d)
Subscription Rights	1(a)
Taxes	5(u)(v)
Termination Date	14(d)
Transaction Expenses	2(e)
Unsubscribed Securities	Recitals

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BACKSTOP COMMITMENT AGREEMENT

This BACKSTOP COMMITMENT AGREEMENT (including exhibits and schedules attached hereto and incorporated herein, this “Agreement”), dated as of February 28, 2020 is made by and among Pioneer Energy Services Corp., a Texas corporation (the “Company”) and the ultimate parent of each of the other Debtors (as defined below), on behalf of itself and the other Debtors, on the one hand, and the Management Commitment Parties set forth on Schedule 1 (each, a “Management Commitment Party”) and the Backstop Parties set forth on Schedule 2 hereto (each, a “Backstop Party” and, collectively with the Management Commitment Parties, the “Commitment Parties”), on the other hand. The Company and each Commitment Party is referred to herein, individually, as a “Party” and, collectively, as the “Parties”. Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Plan (as defined below).

WHEREAS, the Debtors, the Commitment Parties and certain of the Debtors’ other creditors and interest holders have entered into a Restructuring Support Agreement, dated as of February 28, 2020 (such agreement, as may be amended, restated, supplemented or otherwise modified from time to time, including all the exhibits thereto, the “RSA”), which provides for the restructuring of the Company’s capital structure and financial obligations pursuant to a “prepackaged” plan of reorganization (as it may be amended, modified or supplemented from time to time as provided in the RSA, the “Plan”). The Company and certain of its subsidiaries as set forth on Schedule 3 (collectively, the “Debtors”) will file voluntary petitions for relief (the “Chapter 11 Cases”) under chapter 11 of title 11 of the United States Code, 11 U.S.C. §§ 101, et seq. (the “Bankruptcy Code”), in the United States Bankruptcy Court for the Southern District of Texas (Houston Division) (the “Bankruptcy Court”) (the date of such filings being referred to herein as the “Petition Date”) and will seek confirmation of the Plan;

WHEREAS, subject to the Bankruptcy Court’s entry of an order confirming the Plan (the “Confirmation Order”), consummation of the Plan, and the other conditions specified in Section 11 and Section 12 hereof, prior to or on the effective date of the Plan (the “Plan Effective Date”), Company, as reorganized pursuant to and under the Plan, or any successor or assign thereto, by merger, amalgamation, consolidation, or otherwise, on or after the Plan Effective Date (the “Issuer”) will offer and sell, pursuant to this Agreement and the other Rights Offering Documents (as defined in the RSA), (x) $125,000,000 aggregate principal amount (for the avoidance of doubt, excluding $9,584,000 aggregate principal amount of Convertible Bonds issued as the Backstop Commitment Premium and the Management Commitment Premium (each as defined below)) of the Convertible Bonds (as defined in Exhibit A to the Term Sheet (as defined in the RSA)) to be issued pursuant to the New Convertible Bond Indenture (as defined in the RSA), and (y) 9,375,000 shares of special voting stock (the “Special Voting Stock”) (for the avoidance of doubt, excluding 718,800 shares of Special Voting Stock issued in connection with the Backstop Commitment Premium and the Management Commitment Premium), which shall be stapled to the Convertible Bonds such that at all times each holder of Convertible Bonds shall also hold 75 shares of Special Voting Stock per $1,000 principal amount of Convertible Bonds;

WHEREAS, (1) $1,795,000 aggregate principal amount of Convertible Bonds and 134,625 shares of Special Voting Stock (collectively, the “Management Commitment Securities”) will be sold to the Management Commitment Parties pursuant to this Agreement in accordance with their respective commitments set forth on Schedule 1, and (2) $123,205,000 aggregate principal amount of Convertible Bonds and 9,240,375 shares of Special Voting Stock (collectively, the “Rights Offering Securities”) will be offered pro rata to (A) all holders of claims under the Indenture, dated March 18, 2014 (as may be amended, supplemented, or otherwise modified from time to time, the “Indenture”, and each claim under such agreement, a “Notes Claim”), and may be subscribed for by all Eligible Noteholders (as defined below) of Eligible Claims (as defined below) for an aggregate purchase price of $116,121,000 (the “Eligible Noteholder Initial Principal Amount”) in cash and (B) all holders of Existing Equity Interests (as defined in the Term Sheet) of the Company, and may be subscribed for by all Eligible Equity Holders (as defined below) for an aggregate purchase price of $7,084,000 (the “Eligible Equity Holder Initial Principal Amount”) in cash, in each case of (A) and (B), during the period (the “Rights Exercise Period”) beginning on the date the Rights Offering (as defined in the Term Sheet) is commenced (the “Subscription Commencement Date”) and ending on the Subscription Instruction Deadline (as defined below) pursuant to the Rights Offering;

WHEREAS, in order to facilitate the Plan and the Rights Offering, pursuant to this Agreement, and subject to the terms, conditions and limitations set forth herein, (A) the Management Commitment Parties, severally and not jointly, have agreed to purchase from the Issuer, on the Plan Effective Date, the Management Commitment Securities for a purchase price of $1,795,000 and (B) each Backstop Party, severally and not jointly, has agreed to purchase from the Issuer, on the Plan Effective Date, (i) all Rights Offering Securities allocated to such Backstop Party based on its ownership of Eligible Claims (as defined below), subject to the Backstop Cap (as defined below), and (ii) such Backstop Party’s percentage (its “Backstop Commitment Percentage”), as set forth on Schedule 2 opposite such Backstop Party’s name, of a number of the Rights Offering Securities (the “Unsubscribed Securities”) equal to (a) the difference between $123,205,000 and the aggregate cash consideration to be paid for Rights Offering Securities duly purchased in the Rights Offering in accordance with the Rights Offering Documents (other than any such Rights Offering Securities purchased by any Backstop Parties in the Rights Offering), divided by (b) $1,000; provided, that in no event shall a Backstop Party be required to purchase Rights Offering Securities (whether exercised in the Rights Offering or any Unsubscribed Securities purchased pursuant to this Agreement) in an amount in excess of such Backstop Party’s Backstop Commitment Percentage multiplied by $118,013,000 (such Backstop Party’s “Backstop Cap”) pursuant to this Agreement;

WHEREAS, as consideration for their respective Commitments (as defined below), the Backstop Parties will receive, upon the earlier of the Plan Effective Date and three (3) Business Days after the termination of this Agreement under the circumstances set forth in Section 14(e), a nonrefundable commitment premium of $9,440,000 (the “Backstop Commitment Premium”), payable (i) in $9,440,000 principal amount of Convertible Bonds issued at par and 708,000 shares of Special Voting Stock, in the case of such payment on the Plan Effective Date, or (ii) in cash, in the case of an earlier

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termination of this Agreement under the circumstances set forth in Section 14(e); and the Management Commitment Parties will receive, upon the earlier of the Plan Effective Date and three (3) Business Days after the termination of this Agreement under the circumstances set forth in Section 14(e), a nonrefundable commitment premium of $144,000 (the “Management Commitment Premium”), payable (i) in $144,000 principal amount of Convertible Bonds issued at par and 10,800 shares of Special Voting Stock, in the case of such payment on the Plan Effective Date, or (ii) in cash, in the case of an earlier termination of this Agreement under the circumstances set forth in Section 14(e); and

WHEREAS, for purposes of this Agreement, “Required Commitment Parties” shall mean those Commitment Parties whose allocated amount of the Backstop Cap and Management Commitments (as defined below) collectively is more than 66.67% of the sum of the aggregate Backstop Cap and aggregate Management Commitments held by all of the Commitment Parties (excluding any Defaulting Commitment Parties (as defined below)).

NOW, THEREFORE, in consideration of the foregoing, and the representations, warranties and covenants set forth herein, and other good and valuable consideration, the Company and the Commitment Parties agree as follows:

Section 1. THE RIGHTS OFFERING. The Rights Offering will be conducted in accordance with the Rights Offering procedures to be consistent with the provisions of this Agreement or otherwise acceptable to the Required Commitment Parties and the Company (the “Rights Offering Procedures”) and as follows:

(a) Pursuant to the RSA and the Plan, each holder of a Notes Claim that is either (i) an “accredited investor” as defined in Rule 501(a) under the Securities Act (as defined below) or (ii) a “qualified institutional buyer” as defined in Rule 144A under the Securities Act and makes certain other customary representations and warranties (each such holder, an “Eligible Noteholder”) during the Rights Exercise Period will receive the rights (the “Subscription Rights”) with respect to the Notes Claims held by such Eligible Holder as of such time (such claims being “Eligible Claims”) to subscribe for its pro rata share (measured as the amount of Eligible Claims held by such Eligible Noteholder (for the avoidance of doubt, after taking into account transfers of such Eligible Claims after the Subscription Commencement Date) as compared to the aggregate amount of Notes Claims held by all holders of Notes Claims) of the Eligible Noteholder Initial Principal Amount of Rights Offering Securities. Pursuant to the RSA and the Plan, each holder of Existing Equity Interests (as defined in the Term Sheet) that is either (i) an “accredited investor” as defined in Rule 501(a) under the Securities Act or (ii) a “qualified institutional buyer” as defined in Rule 144A under the Securities Act and makes certain other customary representations and warranties (each such holder, an “Eligible Equity Holder”, and together with an Eligible Noteholder, “Eligible Holders”) during the Rights Exercise Period will receive Subscription Rights to subscribe for its pro rata share (measured as the number of shares represented by the Existing Equity Interests held by such Eligible Equity Holder (for the avoidance of doubt, after taking into account transfers of such Existing Equity Interests after the Subscription Commencement Date) as compared to the aggregate number of shares represented by the Existing Equity Interests held by all holders of Existing Equity Interests) of the Eligible Equity Holder Initial Principal Amount of Rights Offering Securities.

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(b) Subject to the terms and conditions of this Agreement, the Company hereby undertakes to cause the Issuer to offer Rights Offering Securities for subscription by Eligible Holders of Eligible Claims pursuant to the RSA and the Plan as set forth in this Agreement.

(c) The Company will cause the Issuer to issue Subscription Rights to purchase the Rights Offering Securities. Each Eligible Noteholder holding Eligible Claims during the Rights Exercise Period will receive a Subscription Right to subscribe for its pro rata share of the Eligible Noteholder Initial Principal Amount of Rights Offering Securities. Each Eligible Equity Holder holding Existing Equity Interests during the Rights Exercise Period will receive a Subscription Right to subscribe for its pro rata share of the Eligible Equity Holder Initial Principal Amount of Rights Offering Securities.

(d) (1) Following the Petition Date, the Company will provide, or cause to be provided, to each Eligible Holder of Eligible Claims or Existing Equity Interests a subscription form (the “Rights Offering Subscription Form”), whereby each Eligible Holder of Eligible Claims or Existing Equity Interests may exercise its Subscription Rights in whole or in part, provided that such Eligible Holder of Eligible Claims or Existing Equity Interests (i) timely and properly executes and delivers its Rights Offering Subscription Form (with accompanying IRS Form W-9 or appropriate IRS Form W-8, as applicable), and for transferees only, a transfer notice included as an exhibit to the Rights Offering Subscription Form, to the subscription agent for the Rights Offering selected by the Company (the “Subscription Agent”) in advance of the Subscription Instruction Deadline and (ii) delivers the securities underlying its Eligible Claims or Existing Equity Interests through The Depository Trust Company Automated Tender Offer Program in advance of the Subscription Instruction Deadline and (A) if such Eligible Holder is not a Backstop Party, the aggregate purchase price of the Rights Offering Securities elected to be purchased by the Eligible Holder of Eligible Claims shall be paid in accordance with the Rights Offering Procedures or (B) if such Eligible Holder is a Backstop Party, such Backstop Party pays the aggregate purchase price of its Rights Offering Securities in accordance with Section 1(g).

(2) In advance of the Subscription Instruction Deadline, each Backstop Party shall timely and properly exercise its rights to purchase its allocated portion of the Rights Offering Securities (subject to its Backstop Cap), pursuant to the procedures set forth in the preceding clause (1) and the Rights Offering Procedures, subject to payment in accordance with Section 1(g). For the avoidance of doubt, each Backstop Party shall fully exercise all Subscription Rights allotted to it for the purchase of the Rights Offering Securities, subject to its Backstop Cap.

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(3) For purposes of this Agreement, the “Subscription Instruction Deadline” means 5:00 p.m. New York City time on such date that is specified in the Rights Offering Procedures or such other date as the Company, subject to the approval of the Required Commitment Parties, may specify in a notice provided to the Eligible Holders of Eligible Claims before 9:00 a.m. New York City time on the Business Day before the then-effective Subscription Instruction Deadline. For purposes of this Agreement, “Business Day” means any day of the year on which national banking institutions in New York City are open to the public for conducting business and are not required or authorized to close.

(e) The Company will cause the Issuer to issue the Rights Offering Securities to the Eligible Holders of Eligible Claims or Existing Equity Interests with respect to which Subscription Rights were validly exercised by such Eligible Holders of Eligible Claims or Existing Equity Interests upon the Plan Effective Date. The portion of Rights Offering Securities issued to an Eligible Holder who elects to acquire such Rights Offering Securities shall be rounded down to the nearest security.

(f) If the Subscription Agent for any reason does not receive from an Eligible Holder of Eligible Claims or Existing Equity Interests each of (i) a timely and duly completed Rights Offering Subscription Form, (ii) timely tender of the securities underlying its Eligible Claims or Existing Equity Interests and (iii) timely payment for the Rights Offering Securities being purchased by such Eligible Holder of Eligible Claims or Existing Equity Interests, the Rights Offering Procedures shall provide that, unless otherwise approved by the Company and the Required Commitment Parties, such Eligible Holder of Eligible Claims or Existing Equity Interests shall be deemed to have relinquished and waived its right to participate in the Rights Offering.

(g) No later than five (5) Business Days following the Subscription Instruction Deadline, the Company hereby agrees and undertakes to deliver to each Backstop Party by email delivery a written notice (the “Funding Notice”) of (i) the number of Rights Offering Securities that such Backstop Party has subscribed to purchase pursuant to such Backstop Party’s Rights Offering Subscription Form, if any, and the aggregate purchase price therefor; (ii) the aggregate number of Unsubscribed Securities, if any, and the aggregate purchase price; (iii) the number of Unsubscribed Securities to be issued and sold by the Issuer to such Backstop Party (based upon each Backstop Party’s Backstop Commitment Percentage) and the aggregate purchase price therefor (together with the amounts referenced in (i), such Backstop Party’s “Funding Amount”, and such number of Unsubscribed Securities, the “Backstop Securities”); (iv) wire instructions for a segregated bank account of the Subscription Agent to which such Backstop Party shall deliver an amount equal to its Funding Amount; and (v) the estimated deadline for delivery of the Funding Amount, which shall be the Plan Effective Date for each Backstop Party (the “Backstop Funding Deadline”). No later than the Backstop Funding Deadline, each Backstop Party shall deliver and pay its applicable Funding Amount by wire transfer in immediately available funds in U.S. dollars to the segregated bank account of the Subscription Agent designated by the Subscription Agent in the Funding Notice, or make other arrangements that are acceptable to the applicable Backstop Party and the Company. If this Agreement is terminated pursuant to Section 14 after such delivery, such funds shall be released, without any interest accrued thereon, promptly following such termination.

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Section 2. THE COMMITMENTS.

(a) On the basis of the representations and warranties contained herein, but subject to the conditions set forth in Section 11, each of the Commitment Parties, severally and not jointly, agrees to:

(i) in the case of each Backstop Party, subscribe for, in accordance with Section 1(d), and purchase, in accordance with Section 1(g), the Rights Offering Securities and Backstop Securities allocated to such Backstop Party (the “Backstop Commitments”); and

(ii) in the case of each Management Commitment Party, purchase, in accordance with Section 2(c), at the aggregate purchase price therefor, the Management Commitment Securities allocated to such Management Commitment Party (the “Management Commitments”, and together with the Backstop Commitments, the “Commitments”).

(b) Each Backstop Party’s Backstop Commitment Percentage and Backstop Cap are set forth on Schedule 2 opposite such Backstop Party’s name.

(c) No later than five (5) Business Days following the Subscription Instruction Deadline, the Company hereby agrees and undertakes to deliver to each Management Commitment Party by email delivery a written notice (the “Management Funding Notice”) of (i) the aggregate principal amount of Management Commitment Securities to be issued and sold by the Issuer to such Management Commitment Party, as set forth on Schedule 1 opposite such Management Commitment Party’s name), and the aggregate purchase price therefor (such Management Commitment Party’s “Management Funding Amount”); (ii) wire instructions for a segregated bank account of the Subscription Agent designated by the Subscription Agent (the “Subscription Agent Account”) in the Management Funding Notice to which such Management Commitment Party shall deliver an amount equal to its Management Funding Amount; and (iii) the estimated deadline for delivery of the Management Funding Amount, which shall be no earlier than five (5) Business Days prior to, and no later than, three (3) Business Days before the expected Plan Effective Date (the “Management Funding Deadline”). The Company shall cause an additional notice of the Management Funding Deadline to be provided after the Confirmation Order has been entered by the Bankruptcy Court; provided that the Management Funding Deadline shall be a minimum of five (5) Business Days after date of such notice. Each Management Commitment Party shall deliver and pay its applicable Management Funding Amount by wire transfer in immediately available funds in U.S. dollars into the Subscription Agent Account. If this Agreement is terminated pursuant to Section 14 after such delivery, such funds shall be released, without any interest accrued thereon, promptly following such termination.

(d) On the basis of the representations and warranties herein contained, as consideration for the Commitments, and the other undertakings of the Commitment Parties herein, the Company will cause the Issuer to pay, on the Plan Effective Date, to (i) the Backstop Parties, in the aggregate, the Backstop Commitment Premium and (ii) the

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Management Commitment Parties, the Management Commitment Premium; which shall be deemed fully earned by the Backstop Parties or the Management Commitment Parties, as applicable, upon execution of this Agreement. The Backstop Commitment Premium shall be payable (i) in $9,440,000 principal amount of Convertible Bonds issued at par and 708,000 shares of Special Voting Stock, in the case of such payment on the Plan Effective Date, or (ii) in cash, in the case of an earlier termination of this Agreement under the circumstances provided in Section 14(e), and allocated pro rata based on such Backstop Party’s Backstop Commitment Percentage. The Management Commitment Premium shall be payable (i) in $144,000 principal amount of Convertible Bonds issued at par and 10,800 shares of Special Voting Stock, in the case of such payment on the Plan Effective Date, or (ii) in cash, in the case of an earlier termination of this Agreement under the circumstances provided in Section 14(e), and allocated as set forth on Schedule 1.

(e) Subject to the entry of the Confirmation Order, which order shall approve this Section 2(e), on the Plan Effective Date, the Company or the Issuer, as applicable, will reimburse or pay, as the case may be, the reasonable and documented out-of-pocket expenses incurred by the Backstop Parties, whether prior to or after the date hereof (the “Transaction Expenses”), and including, but not limited to, all reasonable and documented out-of-pocket fees and expenses of Davis Polk & Wardwell LLP (“Davis Polk”), Haynes and Boone LLP, Houlihan Lokey, Inc., as counsel, local counsel, and financial advisor, respectively, to the Backstop Parties, in connection with the transactions and agreements contemplated hereby, in each case in accordance with the terms of their applicable engagement letters and/or fee letters with the Company.

(f) On the Plan Effective Date, the Commitment Parties will purchase, and the Issuer will sell, only such amount of Rights Offering Securities and Unsubscribed Securities or Management Commitment Securities, as applicable, as is listed in the Funding Notice or Management Funding Notice, without prejudice to the rights of the Issuer or the Commitment Parties to seek later an upward or downward adjustment if the amount of Rights Offering Securities and Unsubscribed Securities or Management Commitment Securities in such Funding Notice or Management Funding Notice is inaccurate or there is a Defaulting Commitment Party.

(g) Delivery of the Rights Offering Securities and Unsubscribed Securities will be made by the Issuer to the respective Backstop Parties on the Plan Effective Date upon the receipt by the Subscription Agent of the Funding Amount of each Backstop Party, upon which time such funds shall be delivered to the Issuer by wire transfer of immediately available funds to the account specified by the Issuer to the Commitment Parties at least twenty four (24) hours in advance.

(h) Delivery of the Management Commitment Securities will be made by the Issuer to the respective Management Commitment Parties on the Plan Effective Date upon the release of the Management Funding Amount of each Management Commitment Party by the Subscription Agent, upon which time such funds shall be delivered to the Issuer by wire transfer of immediately available funds to the account specified by the Issuer to the Commitment Parties at least twenty four (24) hours in advance

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(i) Delivery of the Convertible Bonds and Special Voting Stock in satisfaction of (i) the Backstop Commitment Premium will be made by the Issuer to the respective Backstop Parties; and (ii) the Management Commitment Premium will be made by the Issuer to the respective Management Commitment Parties, in each case on the Plan Effective Date.

Section 3. TRANSFER OF COMMITMENT. Each Commitment Party’s Commitment shall be non-transferable without the consent of the Company and the Required Commitment Parties. Notwithstanding the foregoing, a Backstop Party may assign its Commitment to (1) any other Backstop Party or (ii) any fund, account or investment vehicle that is controlled, managed, advised or sub-advised by such Backstop Party, an Affiliate thereof or the same investment manager, advisor or subadvisor as the Backstop Party or an Affiliate of such investment manager, advisor or subadvisor (each, a “Related Fund”, and together with (1), “Permitted Transferees”), in which case such Permitted Transferee shall agree in writing to be bound by the obligations of such transferring Backstop Party under this Agreement and the RSA and shall, as a condition of such transfer, provide the Company and the non-transferring Backstop Parties with evidence reasonably satisfactory to them that such transferee is reasonably capable of fulfilling such obligations. For purposes of this Agreement, (i) “Affiliate” shall mean with respect to any specified Person, any other Person that, at the time of determination, directly or indirectly through one or more intermediaries, Controls (as defined below), is Controlled by or is under common Control with such specified Person and (ii) “Control” shall mean, as to any Person, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. The terms “Controlled by,” “Controlled” and “under common Control with” shall have correlative meanings.

Section 4. COMMITMENT PARTY DEFAULT. Any Backstop Party or Management Commitment Party that fails to timely fund its Commitment or, in the case of a Backstop Party, fully exercise all Subscription Rights held by it in the Rights Offering, (a “Defaulting Commitment Party”) will be liable for its breach and the Company and the Commitment Parties may enforce all of their respective rights and remedies hereunder and under applicable law, including the right to seek money damages (including setoff of any Plan recovery) and/or specific performance upon the failure to timely fund by the Defaulting Commitment Party. Each of the non-defaulting Backstop Parties shall have the right, but not the obligation, to assume its pro rata share of such Defaulting Commitment Party’s Commitment based on the proportion of its Backstop Commitment to the aggregate amount of Backstop Commitments of all non-defaulting Backstop Parties assuming such Defaulting Commitment Party’s Commitment. If a Defaulting Commitment Party does not cure its failure to fund its Commitment within two (2) days after receiving notice of such failure from the Company, such Commitment Party shall not be entitled to any portion of the Backstop Commitment Premium or Management Commitment Premium, as applicable.

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Section 5. REPRESENTATIONS AND WARRANTIES OF THE COMPANY. Except as set forth in the disclosure letter delivered to the Backstop Parties on the date hereof (the “Company Disclosure Letter”), the Company represents and warrants to the Backstop Parties as set forth below. Except for representations, warranties and agreements that are expressly limited as to their date, each representation, warranty and agreement is made as of the date hereof.

(a) Organization and Qualification. Each of the Company and its subsidiaries is duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation or organization and has the requisite power and authority to own, lease and operate its properties and to carry on its business as now conducted, in each case except, in the case of the Company’s subsidiaries, as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect (as defined below). Each of the Company and its subsidiaries is duly qualified or authorized to do business and is in good standing under the laws of each jurisdiction in which it owns or leases real property or in which the conduct of its business or the ownership of its properties requires such qualification or authorization, except where the failure to be so qualified, authorized or in good standing in each non-Texas jurisdiction would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) Power and Authority.

(i) The Company has the requisite corporate power and authority to enter into, execute and deliver this Agreement and any other agreements contemplated herein or in the Plan and, subject to entry of the Confirmation Order and consummation of the Plan, to perform its obligations hereunder, including to cause the Issuer to issue the Subscription Rights and the Rights Offering Securities. The Company has taken all necessary corporate action required for the due authorization, execution, delivery and performance by it of this Agreement and any other agreements contemplated herein or in the Plan, and following the entry of the Confirmation Order will have taken all necessary corporate action required for the issuance of the Subscription Rights and the Rights Offering Securities.

(ii) The Company has the requisite corporate power and authority to file the Plan with the Bankruptcy Court and, subject to entry of the Confirmation Order and consummation of the Plan, to perform its obligations thereunder, and will have taken all necessary corporate action required for the due authorization, execution, delivery and performance by it of the Plan.

(c) Execution and Delivery; Enforceability.

(i) This Agreement and the other applicable Definitive Documents (as defined in the RSA) have been and will be duly and validly executed and delivered by the Company, and, subject to entry of the Confirmation Order and consummation of the Plan, constitute or will constitute the valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

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(ii) Upon entry of the Confirmation Order and consummation of the Plan, the Plan will constitute the valid and binding obligation of the Company, enforceable against it in accordance with its terms.

(d) Authorized Capital. Upon the Plan Effective Date, the authorized capital of the Issuer shall be consistent with the terms of the Plan and Disclosure Statement (as defined below), and the issued and outstanding Rights Offering Securities of the Issuer shall be consistent with the terms of the Plan and Disclosure Statement.

(e) Issuance. The distribution of the Subscription Rights and, subject to entry of the Confirmation Order and consummation of the Plan, the issuance of the Rights Offering Securities, including the Convertible Bonds subscribed for by the Backstop Parties in the Rights Offering, the Management Commitment Securities, the Unsubscribed Securities and the securities issued pursuant to the Backstop Commitment Premium and the Management Commitment Premium, will have been duly and validly authorized and, when the Rights Offering Securities are issued and delivered against payment therefor in the Rights Offering or to the Backstop Parties hereunder, will be duly and validly issued and outstanding, fully paid, non-assessable and free and clear of all Taxes (as defined below), Liens (as defined below), preemptive rights, rights of first refusal, subscription and similar rights, except as set forth herein.

(f) No Conflict. The distribution of the Subscription Rights, and, subject to entry of the Confirmation Order and consummation of the Plan, the sale, issuance and delivery of the Rights Offering Securities upon exercise of the Subscription Rights, the consummation of the Rights Offering by the Issuer, the sale, issuance and delivery of the Unsubscribed Securities pursuant to the terms hereof, and the execution and delivery (or, with respect to the Plan, the filing with the Bankruptcy Court) by the Company of this Agreement and the Plan and compliance by it with all of the provisions hereof and thereof and the consummation of the transactions contemplated hereby and thereby (i) will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under (with or without notice or lapse of time, or both), or result, except to the extent expressly provided in or contemplated by the Plan, in the acceleration of, or the creation of any Lien under, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound or to which any of their properties or assets is subject; (ii) will not result in any violation of the provisions of the organizational documents of the Company or any of its subsidiaries; and (iii) assuming the accuracy of the Backstop Parties’ representations and warranties in Section 6, will not result in any violation of, or any termination or material impairment of any rights under, any statute or any license, authorization, injunction, judgment, order, decree, rule or regulation of any court or governmental agency or body having jurisdiction over the Company or any of its subsidiaries or any of their respective properties, except in any such case described in clauses (i) and (iii), as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. “Material Adverse Effect” means any fact, event, change, effect, development, circumstance, or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on, and/or material adverse

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developments that would reasonably be expected to result in a material adverse effect with respect to: (i) the business, operations, properties, assets, prospects or financial condition of the Company and its subsidiaries, in each case, taken as a whole; or (ii) the ability of the Company or any of its subsidiaries, in each case taken as a whole, to perform their obligations under this Agreement, the Plan and the RSA; provided, that, for the purposes of clause (i), none of the following, either alone or in combination, will constitute a Material Adverse Effect: (A) any changes in applicable Laws (as defined in the RSA) or United States generally accepted accounting principles (“GAAP”); (B) any change resulting from the filing or pendency of or emergence from the Chapter 11 Cases, actions taken in connection with the Chapter 11 Cases, or from any action approved by the Bankruptcy Court; (C) any change resulting from the public announcement of the Chapter 11 Cases or the entry into this Agreement, compliance with terms of this Agreement or the consummation of the transactions contemplated hereby; (D) any change resulting from the taking of any action taken by the Company and its subsidiaries after the date hereof with the prior consent of the Required Commitment Parties; (E) any effects or changes arising from or related to the breach of this Agreement by any Backstop Parties; or (F) any fact, event, change, effect, development, circumstance, or occurrence publicly disclosed by the Company in any filing with the SEC prior to the date hereof.

(g) Consents and Approvals. Assuming the accuracy of the Backstop Parties’ representations and warranties in Section 6, no consent, approval, authorization, order, registration or qualification of or with any court or governmental agency or body having jurisdiction over the Company or any of its subsidiaries or any of their respective properties is required for the distribution of the Subscription Rights, the sale, issuance and delivery of the Rights Offering Securities upon exercise of the Subscription Rights, the issuance, sale and delivery of Unsubscribed Securities to the Backstop Parties and Management Commitment Securities to the Management Commitment Parties hereunder, the consummation of the Rights Offering by the Issuer and the execution and delivery by the Company of this Agreement or the Plan and performance of and compliance by them with all of the provisions hereof and thereof (including payment of the Backstop Commitment Premium and the Management Commitment Premium and Transaction Expenses of the Backstop Parties as required in Section 2(e) herein) and the consummation of the transactions contemplated hereby and thereby, except (i) the entry of the Confirmation Order, (ii) filings, if any, pursuant to the HSR Act (as defined below) and the expiration or termination of all applicable waiting periods thereunder or any applicable notification, authorization, approval or consent under any other Antitrust Laws (as defined below) in connection with the transactions contemplated by this Agreement, (iii) the filing of any other corporate documents in connection with the transactions contemplated by this Agreement with applicable state filing agencies, (iv) such consents, approvals, authorizations, registrations or qualifications as may be required under foreign securities laws, federal securities laws or state securities or “blue sky” Laws in connection with the offer and sale of the Rights Offering Securities, Unsubscribed Securities, the Backstop Commitment Premium and the Management Commitment Premium and (v) such consents, approvals, authorizations, registrations or qualifications the absence of which would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

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(h) No Undisclosed Material Liabilities. There are no debts, liabilities or obligations of the Company or any of its subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined or determinable, and there is no existing condition, situation or set of circumstances that would reasonably be expected to result in such a liability or obligation other than (i) liabilities or obligations disclosed and provided for in the Financial Statements (as defined below) and (ii) liabilities or obligations incurred in the ordinary course of business consistent with past practices since the date of the most recent balance sheet presented in the Financial Statements (as defined below) (the “Reference Date”).

(i) Financial Statements. The audited consolidated balance sheets of the Company as at December 31, 2018 and the related consolidated statements of operations and of cash flows for the fiscal year then ended, accompanied by a report thereon by KPMG LLP, in each case included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018 filed with the SEC, and the unaudited consolidated balance sheets of the Company as at September 30, 2019 and the related consolidated statements of operations and of cash flows for the fiscal quarter then ended, in each case included in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2019 (collectively, the “Financial Statements”), present fairly in all material respects the consolidated financial position of the Company and its subsidiaries as of the dates indicated and the results of their operations and their cash flows for the periods specified. The Financial Statements have been prepared in conformity with GAAP throughout the periods covered thereby.

(j) No Violation. The Company and each of its subsidiaries are not, except as a result of the Chapter 11 Cases, in violation of any law or statute or any judgment, order, rule or regulation of any court or arbitrator or governmental or regulatory authority, except for any such default or violation that would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(k) Legal Proceedings. Other than the Chapter 11 Cases and any adversary proceedings or contested motions commenced in connection therewith, and other than as set forth in Section 5(k) of the Company Disclosure Letter, there are no legal, governmental or regulatory investigations, actions, suits or proceedings pending or, to the knowledge of the Company, threatened, in each case, to which the Company and its subsidiaries is or may be a party or to which any property of the Company and its subsidiaries is or may be the subject that, individually or in the aggregate would reasonably be expected to result in a Material Adverse Effect. For the purposes of this Agreement, “knowledge of the Company” shall mean the actual knowledge after reasonable inquiry of the chief executive officer, chief financial officer, or general counsel of the Company.

(l) No Broker’s Fees. Neither the Company nor any of its subsidiaries is a party to any contract, agreement or understanding with any other individual, firm, corporation (including any non-profit corporation), partnership, limited liability company, joint venture, association, trust, Governmental Entity or other entity or organization (each a “Person”) (other than this Agreement) that would give rise to a valid claim against it or

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the Commitment Parties for a brokerage commission, finder’s fee or like payment (in the case of the Company, excluding, for the avoidance of doubt, any success or financing fee) in connection with the transactions contemplated hereunder. For purposes of this Agreement, “Governmental Entity” means any U.S. or non-U.S. international, regional, federal, state, municipal or local governmental, judicial, administrative, legislative or regulatory authority, entity, instrumentality, agency, department, commission, court, or tribunal of competent jurisdiction (including any branch, department or official thereof); excluding, however, any Person engaged in the oil and gas extraction or services business that is owned in whole or in part by any such U.S. or non-U.S. international, regional, federal, state, municipal or local governmental, judicial, administrative, legislative or regulatory authority, entity, instrumentality, agency, department, commission, court, or tribunal of competent jurisdiction (including any branch, department or official thereof).

(m) Absence of Certain Changes. As of the date hereof, since the Reference Date, no change, event, circumstance, effect, development, occurrence or state of facts has occurred or exists that has or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(n) Environmental. Except as to matters that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) no written notice, claim, demand, request for information, order, complaint or penalty has been received by the Company or any of its subsidiaries, and there are no judicial, administrative or other actions, suits or proceedings pending or, to the knowledge of the Company, threatened which allege a violation of or liability under any Environmental Laws, in each case relating to the Company or any of its subsidiaries, (ii) the Company and each of its subsidiaries is in compliance with Environmental Law and has obtained, maintains in full force and effect, and is in compliance with all permits, licenses and other approvals currently required under any Environmental Law for conduct of its business as presently conducted by the Company and each of its subsidiaries and (iii) no Hazardous Materials have been released by the Company or any of its subsidiaries at any location in a manner that would reasonably be expected to give rise to any cost, liability or obligation of the Company or any of its subsidiaries under any Environmental Laws. For purposes of this Agreement, “Environmental Law” means all applicable foreign, federal, state and local conventions, treaties, protocols, laws, statutes, rules, regulations, ordinances, orders and decrees relating in any manner to contamination, pollution or protection of the environment or exposure to hazardous or toxic substances, materials or wastes, and “Hazardous Materials” means all materials, substances, chemicals or wastes (or combination thereof) that are listed, defined, designated, regulated or classified as hazardous, toxic, radioactive, dangerous, a pollutant, a contaminant, petroleum, oil or words of similar meaning or effect under any Environmental Law.

(o) Insurance. The Company and each of its subsidiaries, as applicable, has insured its respective properties and assets against such risks and in such amounts as are customary for companies engaged in similar businesses. All premiums due and payable in respect of material insurance policies maintained by the Company and its subsidiaries have been paid. As of the date hereof, to the knowledge of the Company and its subsidiaries, neither the Company nor any of its subsidiaries has received notice from any insurer or agent of such insurer with respect to any material insurance policies of the Company or any of its subsidiaries of cancellation or termination of such policies, other than such notices which are received in the ordinary course of business or for policies that have expired in accordance with their terms.

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(p) Intellectual Property. (i) The Company and its subsidiaries own, or possess the right to use, all of the patents, patent rights, trademarks, service marks, trade names, copyrights, licenses, domain names, and any and all applications or registrations for any of the foregoing (collectively, “Intellectual Property Rights”) that are reasonably necessary for the operation of their respective businesses, without conflict with the rights of any other person, (ii) to the knowledge of the Company, neither the Company and its subsidiaries nor any Intellectual Property Right, proprietary right, product, process, method, substance, part, or other material now employed, sold or offered by the Company and its subsidiaries, is infringing upon, misappropriating or otherwise violating any valid Intellectual Property Rights of any person and (iii) no claim or litigation regarding any of the foregoing is pending or, to the knowledge of the Company, threatened.

(q) No Undisclosed Relationship. Except for employment relationships and compensation, benefits and travel advances in the ordinary course of business or as disclosed in Section 5(q) of the Company Disclosure Letter, neither the Company nor any of its subsidiaries is a party to any agreement with, or involving the making of any payment or transfer of assets to any stockholder beneficially owning greater than 5% of the Company or any officer or director of the Company or any of its subsidiaries (each, an “Affiliate Agreement”).

(r) Money Laundering Laws. The operations of the Company and its subsidiaries are, and have been at all times, conducted in compliance in all material respects with applicable financial recordkeeping and reporting requirements of the U.S. Currency and Foreign Transactions Reporting Act of 1970, the money laundering statutes of all jurisdictions in which the Company and its subsidiaries operate (and the rules and regulations promulgated thereunder) and any related or similar laws and there has been no material legal proceeding by or before any Governmental Entity or any arbitrator involving the Company or any of its subsidiaries with respect to such laws is pending or, to the knowledge of the Company, threatened.

(s) Sanctions Laws. Neither the Company and its subsidiaries nor, to the knowledge of the Company, any of its respective directors, officers, employees or other Persons acting on its behalf with express authority to so act are currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department. The Company and its subsidiaries will not directly or indirectly use the proceeds of the Rights Offering, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person, for the purpose of financing the activities of any Person that, to the knowledge of the Company, is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department.

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(t) Foreign Corrupt Practices Act. There have been no actual or alleged material violations of the Foreign Corrupt Practices Act of 1977, as amended, nor any applicable anti-corruption or anti-bribery laws in any jurisdiction other than the United States, by the Company and its subsidiaries or any of their respective officers, directors, agents, distributors, employees or any other Person acting on behalf of the Company or any of its subsidiaries.

(u) Taxes. Except in each case as to matters that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect,

(i) the Company, and each of its subsidiaries, has paid, or caused to be paid, all Taxes (as defined below) imposed on it or its assets, business, or properties or, to the extent such Taxes are not yet due, has made adequate provision (to the extent required in accordance with generally accepted accounting principles) for the payment of such Taxes;

(ii) the Company and each of its subsidiaries has timely filed, or caused to be filed, all income and other returns, information statements, or reports required to be filed with any governmental authority with respect to Taxes;

(iii) as of the date hereof, with respect to the Company and its subsidiaries, other than in connection with (A) the Chapter 11 Cases, or (B) Taxes being contested in good faith by appropriate proceedings for which adequate provisions has been made (to the extent required in accordance with generally accepted accounting principles): (I) there is no outstanding audit, assessment, dispute or claim concerning any Tax liability of the Company or its subsidiaries, (II) neither the Company nor its subsidiaries have received from any governmental authority any written notice regarding any contemplated or pending audit, examination or other administrative proceeding or court proceeding concerning any material amount of Taxes imposed thereon, and (III) there are no Liens for Taxes on any asset of the Company or its subsidiaries (other than Liens for Taxes not yet delinquent);

(iv) none of the Company or any of its subsidiaries has been either a “distributing corporation” or a “controlled corporation” in a distribution occurring during the last five years in which the parties to such distribution treated the distribution as one to which Section 355 of the Internal Revenue Code of 1986, as amended, is applicable; and

(v) none of the Company and any of its subsidiaries has received a written claim to pay any liability for Taxes of any Person (other than the Company or its subsidiaries) arising from the application of Treasury Regulation Section 1.1502-6 or any analogous provision of state, local or foreign law, by contract or as a transferee or successor;

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For purposes of this Agreement, “Taxes” shall mean all income, gross receipts, license, payroll, employment, excise, severance, occupation, premium, windfall profits, customs, duties, capital stock, franchise, profits, withholding, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, and estimated taxes levied by a governmental authority, including any interest and penalties thereon, and “Lien” shall mean any lien (statutory, judicial or other), adverse claim, charge, option, right of first refusal, servitude, security interest, mortgage, pledge, hypothecation, assignment, deposit arrangement, deed of trust, easement, right of way, encumbrance, charge, restriction on transfer, conditional sale or other title retention agreement, defect in title, other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever, any financing lease having substantially the same economic effect as any of the foregoing or other restrictions of a similar kind.

(v) Title to Property.

(i) Personal Property. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (A) the Company and its subsidiaries have good title to, free and clear of any and all Liens, or a valid leasehold interest in, all personal properties, machinery, equipment and other tangible assets of the business necessary for the conduct of the business as presently conducted by the Company and its subsidiaries and (B) such properties (x) are in the possession or control of the Company or its subsidiaries and (y) are in good and operable condition and repair, reasonable wear and tear excepted.

(ii) Leased Real Property. The Company and its subsidiaries have complied with all obligations under all leases to which they are parties that have not been rejected in the Chapter 11 Cases, except where the failure to comply would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and all such leases are in full force and effect, except leases in respect of which the failure to be in full force and effect would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company and its subsidiaries enjoy peaceful and undisturbed possession under all such leases, other than leases in respect of which the failure to enjoy peaceful and undisturbed possession would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(w) Labor Relations. There is no labor or employment-related legal proceeding pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries, by or on behalf of any of their respective employees or such employees’ labor organization, works council, workers’ committee, union representatives or any other type of employees’ representatives appointed for collective bargaining purposes, or by any Governmental Entity, that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

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(x) Licenses and Permits. The Company and its subsidiaries possess all licenses, certificates, permits and other authorizations issued by, and have made all declarations and filings with, the appropriate Governmental Entities that are necessary for the ownership or lease of their respective properties and the conduct of the business as presently conducted by the Company and its subsidiaries after the Plan Effective Date, in each case, except as would not have and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Except as would not have and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company and its subsidiaries (i) have not received notice of any revocation or modification of any such license, certificate, permit or authorization or (ii) have no reason to believe that any such license, certificate, permit or authorization will not be renewed in the ordinary course.

(y) Material Contracts.

(i) All Material Contracts are valid, binding and enforceable by and against the Company and its subsidiaries, as applicable, except where the failure to be valid, binding or enforceable would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and no notice to terminate, in whole or part, any Material Contract has been delivered to the Company and its subsidiaries except where such termination would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Other than as a result of the filing of the Chapter 11 proceedings, neither the Company and its subsidiaries nor, to the knowledge of the Company, any other party to any Material Contract, is in default or breach under the terms thereof except, in each case, for such instances of default or breach that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. For purposes of this Agreement, “Material Contract” means any contract necessary for the operation of the business of the Company and its subsidiaries after the Plan Effective Date that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K or required to be disclosed on a current report on Form 8-K).

(ii) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, neither the Company nor any of its subsidiaries are a party to any contract, agreement, arrangement or understanding containing any provision or covenant limiting in any material respect the ability of the Company or any of its subsidiaries to (1) sell any products or services of or to any other Person or in any geographic region, (2) engage in any line of business or (3) compete with or to obtain products or services from any Person or limiting the ability of any Person to provide products or services to the Company or any of its subsidiaries.

(z) Exemption from Registration. Assuming the accuracy of the Commitment Parties’ representations set forth in Section 6 hereof, the issuance of Commitment Securities (as defined below) under this Agreement (including as part of the Backstop Commitment Fee and Management Commitment Fee) will be exempt from the registration and prospectus delivery requirements of the Securities Act.

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(aa) No General Solicitation; Solicitation. None of the Company or any of its Affiliates or any other Person acting on its or their behalf has solicited offers for or offered to sell any Convertible Bonds or Special Voting Stock by means of any form of general solicitation or general advertising within the meaning of Rule 502(c) of Regulation D promulgated under the Securities Act or in any manner involving a public offering within the meaning of Section 4(a)(2) of the Securities Act. None of the Company or any of its Affiliates have any contract, arrangement, or understanding relating to, and will not, directly or indirectly, pay any commission or other remuneration to any broker, dealer, salesperson, agent, or any other person for soliciting votes to accept or reject the Plan.

(bb) Volcker Rule. Neither the Company nor the Issuer is a “covered fund” as such term is defined in the final regulations promulgated under Section 13 of the U.S. Bank Holding Company Act of 1956, as amended, 12 C.F.R. section 248.10(b)(1) (the “Volcker Rule”).

Section 6. REPRESENTATIONS AND WARRANTIES OF THE COMMITMENT PARTIES. Each of the Commitment Parties severally and not jointly represents and warrants to the Company as set forth below. Each representation, warranty and agreement is made as of the date hereof.

(a) Formation. Such Commitment Party that is not an individual has been duly organized or formed, as applicable, and is validly existing as a corporation or other entity in good standing under the applicable laws of its jurisdiction of organization or formation.

(b) Power and Authority. Such Commitment Party has the requisite power and authority to enter into, execute and deliver this Agreement and to perform its obligations hereunder and has taken all necessary action required for the due authorization, execution, delivery and performance by it of this Agreement.

(c) Execution and Delivery. This Agreement has been duly and validly executed and delivered by such Commitment Party and constitutes its valid and binding obligation, enforceable against such Commitment Party in accordance with its terms.

(d) Securities Laws Compliance. The Rights Offering Securities subscribed for by the Backstop Parties in the Rights Offering, the Management Commitment Securities subscribed for by the Management Commitment Parties, the Unsubscribed Securities to be purchased by the Backstop Parties, and any securities issued pursuant to the Backstop Commitment Premium and the Management Commitment Premium (collectively, the “Commitment Party Securities”) that have not been registered under the Securities Act will not be offered for sale, sold or otherwise transferred by such Commitment Party except pursuant to an effective registration statement under the Securities Act of 1933 and the rules and regulations of the SEC thereunder (the “Securities Act”) or in a transaction exempt from or not subject to registration under the Securities Act and any applicable state securities laws.

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(e) Purchase Intent. Such Commitment Party is acquiring the Commitment Party Securities for its own account or for the accounts for which it is acting as investment advisors or manager, and not with a view to distributing or reselling such Commitment Party Securities or any part thereof. Such Commitment Party understands that such Commitment Party must bear the economic risk of this investment indefinitely, unless the Commitment Party Securities are registered pursuant to the Securities Act and any applicable state securities or “blue sky” Laws or an exemption from such registration is available, and further understands that it is not currently contemplated that any Commitment Party Securities will be registered at the time of issuance.

(f) Investor Status. Such Commitment Party is either (i) an “accredited investor” as defined in Rule 501(a) under the Securities Act or (ii) a “qualified institutional buyer” as defined in Rule 144A under the Securities Act.

(g) Independent Investigation. Such Commitment Party has such knowledge and experience in financial and business matters such that it is capable of evaluating the merits and risks of its investment in the applicable Commitment Party Securities. Such Commitment Party understands and accepts that its investment in the Commitment Party Securities involves risks. Such Commitment Party has received such documentation as it has deemed necessary to make an informed investment decision in connection with its investment in the Commitment Party Securities, has had adequate time to review such documents prior to making its decision to invest, has had a full opportunity to ask questions of and receive answers from the Issuer or any person or persons acting on behalf of the Issuer concerning the terms and conditions of an investment in the Issuer and has made an independent decision to invest in the Commitment Party Securities based upon the foregoing and other information available to it, which it has deemed adequate for this purpose. With the assistance of each Commitment Party’s own professional advisors, to the extent that such Commitment Party has deemed appropriate, such Commitment Party has made its own legal, tax, accounting and financial evaluation of the merits and risks of an investment in the Commitment Party Securities. Such Commitment Party understands and is able to bear any economic risks associated with such investment (including the necessity of holding such securities for an indefinite period of time). Except for the representations and warranties expressly set forth in this Agreement or any other transaction agreement, such Commitment Party has independently evaluated the merits and risks of its decision to enter into this Agreement and disclaims reliance on any representations or warranties, either express or implied, by or on behalf of the Company or the Issuer. Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 6(g) shall constitute a waiver of claims of fraud.

(h) Consents and Approvals. Assuming the accuracy of the Company’s representations and warranties in Section 5, no consent, approval, authorization, order, registration or qualification of or with any court or governmental agency or body having jurisdiction over such Commitment Party or any of its properties is required for the purchase of the Commitment Party Securities by the Commitment Parties hereunder and the execution and delivery by such Commitment Party of this Agreement and performance of and compliance by it with all of the provisions hereof and thereof (and the consummation of the transactions contemplated hereby and thereby), except (i) the entry

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of the Confirmation Order, (ii) filings, if any, pursuant to the HSR Act and the expiration or termination of all applicable waiting periods thereunder or any applicable notification, authorization, approval or consent under any other Antitrust Laws in connection with the transactions contemplated by this Agreement, (iii) the filing of any other corporate documents in connection with the transactions contemplated by this Agreement with applicable state filing agencies, (iv) such consents, approvals, authorizations, registrations or qualifications as may be required under foreign securities laws, federal securities laws or state securities or “blue sky” Laws in connection with the offer and sale of the Rights Offering Securities, Unsubscribed Securities and the Backstop Commitment Premium and (v) such consents, approvals, authorizations, registrations or qualifications the absence of which would not, individually or in the aggregate, reasonably be expected to result in a material adverse effect on the ability of such Commitment Party to perform its obligations under this Agreement.

(i) Sufficiency of Funds. Such Commitment Party will have sufficient immediately available funds to make and complete the payment of the aggregate purchase price for its applicable Commitment on the Plan Effective Date or the Management Funding Deadline, as applicable.

(j) No Brokers Fee. Such Commitment Party is not a party to any contract with any Person that would give rise to a valid claim against any of the Debtors for a brokerage commission, finder’s fee or like payment in connection with the Rights Offering or the sale of the Rights Offering Securities, the Unsubscribed Securities or the Management Commitment Securities.

Section 7. ADDITIONAL COVENANTS OF THE COMPANY. The Company agrees with the Commitment Parties as follows:

(a) Plan and Disclosure Statement. The Company shall file, no later than one (1) calendar day after the Petition Date, the Plan and the Disclosure Statement (as defined in the RSA), each in form and substance acceptable to the Required Commitment Parties and the Company, it being understood that the Plan and Disclosure Statement distributed to creditors on February 28, 2020 are acceptable to the Required Commitment Parties. The Company will provide advance initial draft copies of all Definitive Documents (as defined in the RSA) to counsel to the Backstop Parties at least three (3) Business Days prior to the date when the Company intends to file the applicable Definitive Documents with the Bankruptcy Court; provided, that if three (3) Business Days in advance is not reasonably practicable, such initial draft Definitive Document shall be provided as soon as reasonably practicable prior to filing, but in no event later than twenty-four (24) hours in advance of any filing thereof.

(b) Support of the Plan. The Company shall do all things reasonably necessary and proper to (i) support and consummate the Restructuring Transactions (as defined in the RSA) in accordance with the RSA, and (ii) prosecute and defend any appeals relating to the Confirmation Order and the BCA Approval Order (as defined below) and (iii) comply with each Milestone (as defined in the RSA) set forth in the RSA. None of the Company or any of its Affiliates have any contract, arrangement, or understanding relating to, and will not, directly or indirectly, pay any commission or other remuneration to any broker, dealer, salesperson, agent, or any other Person for soliciting votes to accept or reject the Plan.

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(c) Rights Offering. Subject to the terms and conditions of this Agreement and the RSA, the Company shall, and shall cause the Issuer to, effectuate the Rights Offering in accordance with the Plan and the Rights Offering Procedures.

(d) Form D and Blue Sky. The Company shall cause the Issuer to timely file a Form D with the SEC with respect to the Commitment Party Securities, to the extent required under Regulation D of the Securities Act and shall provide, upon request, a copy thereof to each Commitment Party. The Company shall, or shall cause the Issuer to, on or before the Plan Effective Date, take such action as the Company or the Issuer shall reasonably determine is necessary in order to obtain an exemption for, or to qualify for sale or issuance to the Commitment Parties, the Commitment Party Securities under applicable securities and “blue sky” Laws of the states of the United States (or to obtain an exemption from such qualification) and any applicable foreign jurisdictions, and shall provide evidence of any such action so taken to the Commitment Parties on or prior to the Plan Effective Date. The Company shall, or shall cause the Issuer to, timely make all filings and reports relating to the offer and sale of the Commitment Party Securities required under applicable securities and “blue sky” Laws of the states of the United States following the Plan Effective Date. The Company shall, or shall cause the Issuer to, pay all fees and expenses in connection with satisfying its obligations under this Section 7(d).

(e) Security Legend. Each certificate evidencing Convertible Bonds and/or Special Voting Stock issued hereunder, including any Convertible Bonds and/or shares of Special Voting Stock that may be issued in satisfaction of the Backstop Commitment Premium or Management Commitment Premium, and each certificate issued in exchange for or upon the transfer of any such securities, shall be stamped or otherwise imprinted with a legend (the “Legend”) in substantially the following form:

“THIS SECURITY [AND THE COMMON STOCK, IF ANY, ISSUABLE UPON CONVERSION OF THIS SECURITY HAVE] [HAS] NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH THE FOLLOWING SENTENCE. BY ITS ACQUISITION HEREOF OR OF A BENEFICIAL INTEREST HEREIN, THE ACQUIRER:

(1) REPRESENTS THAT IT AND ANY ACCOUNT FOR WHICH IT IS ACTING IS A “QUALIFIED INSTITUTIONAL BUYER” (WITHIN THE MEANING OF RULE 144A UNDER THE SECURITIES ACT) AND THAT IT EXERCISES SOLE INVESTMENT DISCRETION WITH RESPECT TO EACH SUCH ACCOUNT, AND

(2) AGREES FOR THE BENEFIT OF [PIONEER ENERGY SERVICES CORP.] (THE “COMPANY”) THAT IT WILL NOT OFFER, SELL, PLEDGE OR OTHERWISE TRANSFER THIS SECURITY OR ANY BENEFICIAL INTEREST HEREIN PRIOR TO THE APPLICABLE RESALE RESTRICTION TERMINATION DATE, EXCEPT:

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(A) TO THE COMPANY OR ANY SUBSIDIARY THEREOF, OR

(B) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BECOME EFFECTIVE UNDER THE SECURITIES ACT, OR

(C) TO A QUALIFIED INSTITUTIONAL BUYER IN COMPLIANCE WITH RULE 144A UNDER THE SECURITIES ACT, OR

(D) PURSUANT TO AN EXEMPTION FROM REGISTRATION PROVIDED BY RULE 144 UNDER THE SECURITIES ACT OR ANY OTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.

PRIOR TO THE REGISTRATION OF ANY TRANSFER IN ACCORDANCE WITH CLAUSE (2)(D) ABOVE, THE COMPANY AND THE TRUSTEE RESERVE THE RIGHT TO REQUIRE THE DELIVERY OF SUCH LEGAL OPINIONS, CERTIFICATIONS OR OTHER EVIDENCE AS MAY REASONABLY BE REQUIRED IN ORDER TO DETERMINE THAT THE PROPOSED TRANSFER IS BEING MADE IN COMPLIANCE WITH THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS. NO REPRESENTATION IS MADE AS TO THE AVAILABILITY OF ANY EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.”

In the event that any such securities are uncertificated, such securities shall be subject to a restrictive notation substantially similar to the Legend in the stock ledger or other appropriate records maintained by the Issuer or agent, and the term “Legend” shall include such restrictive notation. The Issuer shall remove the Legend (or restrictive notation, as applicable) set forth above from the certificates evidencing any such securities (or the share register or other appropriate Issuer records, in the case of uncertified securities), upon request, at any time after the restrictions described in such Legend cease to be applicable, including, as applicable, when such securities may be sold under Rule 144 of the Securities Act without conditions. The Issuer may reasonably request such opinions, certificates or other evidence that such restrictions no longer apply as a condition to removing the Legend.

(f) Unsubscribed Securities. The Company, in consultation with counsel for the Backstop Parties, shall determine the amount of Unsubscribed Securities, if any, and, in good faith, provide a Funding Notice that accurately reflects the amount of Unsubscribed Securities as so determined and to provide to the Backstop Parties a certification by the Subscription Agent of the Unsubscribed Securities or, if such certification is not available, such written backup to the determination of the Unsubscribed Securities as the Backstop Parties may reasonably request.

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(g) Approvals. Except as set forth in this Agreement or with the prior written consent of the Required Commitment Parties, during the period from the date of this Agreement to the earlier of the Plan Effective Date and the date on which this Agreement is terminated in accordance with its terms, the Company shall use, and shall cause its subsidiaries to use, commercially reasonable efforts to reasonably promptly take all actions and prepare and file all necessary documentation (including by reasonably cooperating with the Backstop Parties as to the appropriate time of filing such documentation and its content) and to effect all applications that are reasonably necessary or advisable in connection with seeking any governmental approval, exemption or authorization from any governmental authority, including under any Antitrust Laws, that are reasonably necessary to consummate and make effective the transactions contemplated by this Agreement. To the extent permitted by applicable law, the Company and each of its subsidiaries shall reasonably promptly notify the Backstop Parties (and furnish to them copies of, if requested) of any communications from any antitrust or other regulatory authority and shall not participate in any meeting with any such antitrust or regulatory authority unless they consult with the Backstop Parties in advance to the extent permitted by applicable law and give the Backstop Parties a reasonable opportunity to attend and participate thereat. The Company and each of its subsidiaries shall not take any action that is intended or would reasonably be expected to materially impede or delay the ability of the parties hereto to obtain any necessary approvals required for the transactions contemplated by this Agreement. For purposes of this Agreement, “Antitrust Laws” means the Hart Scott Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”) and any similar law enforced by any governmental antitrust entity of any jurisdiction regarding pre-acquisition notifications for the purpose of competition reviews of mergers and acquisitions, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and all other applicable laws that are designed or intended to prohibit, restrict or regulate actions or transactions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition or effectuating foreign investment.

(h) Conduct of Business. Before and through the Plan Effective Date, except as set forth in the Plan, the RSA, herein or with the express written consent of the Required Commitment Parties, the Company shall, and shall cause its subsidiaries to, (A) except to the extent inconsistent with the Bankruptcy Code or the DIP Credit Agreement (as defined in the RSA), operate its business in the ordinary course of business in a manner consistent with past practices, (B) use commercially reasonably efforts to preserve intact their material business organization, (C) use commercially reasonably efforts to keep available the services of their officers and employees and (D) use commercially reasonably efforts to preserve their material relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with the Company or its subsidiaries in connection with its business. Before and through the Plan Effective Date, except (1) as set forth in Section 7(h) of the Company Disclosure Letter, (2) with the prior written approval of the Required Commitment Parties or (3) as expressly provided in the Plan, the RSA or herein, the Company shall not, and shall cause its subsidiaries not to:

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(i) enter into any acquisition, merger with or other change of control of another business not permitted under the DIP Facility (as defined in the RSA) as set forth in the DIP-to-Exit Commitment Letter (as defined in the RSA) or the Term Loan Agreement as in effect on the date hereof, without giving effect to any amendments or waivers thereto and regardless of whether or not such DIP Facility is in effect;

(ii) dispose of any material asset not permitted under the DIP Facility as set forth in the DIP-to-Exit Commitment Letter or the Term Loan Agreement as in effect on the date hereof, without giving effect to any amendments or waivers thereto and regardless of whether or not such DIP Facility is in effect;

(iii) [reserved];

(iv) [reserved];

(v) [reserved];

(vi) enter into any agreement for new employee compensation, new deferred compensation or severance arrangements unless required by contract or for non-executives in the ordinary course of business, other than as contemplated by or agreed in connection with the RSA;

(vii) make any material capital expenditure contracted for following the date hereof in an amount greater than $1 million (for any individual transaction) that is not expressly contemplated in the business plan included in the Disclosure Statement or is not permitted under the DIP Facility as set forth in the DIP-to-Exit Commitment Letter or the Term Loan Agreement as in effect on the date hereof, without giving effect to any amendments or waivers thereto and whether or not such DIP Facility or the Term Loan Agreement is in effect;

(viii) enter into any Affiliate Agreements, except as permitted by the DIP Facility as set forth in the DIP-to-Exit Commitment Letter and the Term Loan Agreement as in effect on the date hereof, whether or not such DIP Facility is in effect;

(ix) declare, set aside or pay any dividends or purchase, redeem, or otherwise acquire, except in connection with the Plan, any securities of its capital stock, except as permitted by the DIP Facility as set forth in the DIP-to-Exit Commitment Letter and the Term Loan Agreement as in effect on the date hereof, without giving effect to any amendments or waivers thereto and whether or not such DIP Facility is in effect;

(x) issue, deliver, grant, sell, pledge or otherwise encumber any of its capital stock or any convertible securities into its capital stock or any of its assets, except as permitted by the DIP Facility as set forth in the DIP-to-Exit Commitment Letter and the Term Loan Agreement as in effect on the date hereof, without giving effect to any amendments or waivers thereto and whether or not such DIP Facility is in effect;

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(xi) make, change or rescind any material election relating to Taxes, except any elections as are consistent with past practice or as otherwise specifically permitted or required under the Plan, the Rights Offering, or in connection with the DIP Facility as set forth in the DIP-to-Exit Commitment Letter and the Term Loan Agreement as in effect on the date hereof, without giving effect to any amendments or waivers thereto and whether or not such DIP Facility is in effect;

(xii) become a party to, establish, adopt, amend or terminate any collective bargaining agreement or other agreement with a labor union, works council or similar organization;

(xiii) amend its or any of its subsidiaries’ articles of incorporation, bylaws or other similar organizational documents (whether by merger, consolidation or otherwise), other than as contemplated by this Agreement, the Plan, the RSA or the other transactions contemplated thereby;

(xiv) make any loans, advances or capital contributions to, or investments in, any other Person, other than in the ordinary course of business, except as permitted by the DIP Facility as set forth in the DIP-to-Exit Commitment Letter and the Term Loan Agreement as in effect on the date hereof, without giving effect to any amendments or waivers thereto and whether or not such DIP Facility is in effect;

(xv) settle, or offer or propose to settle, any material litigation, investigation, arbitration, proceeding or other claim involving or against the Company or any of its subsidiaries, except as permitted by the DIP Facility as set forth in the DIP-to-Exit Commitment Letter and the Term Loan Agreement as in effect on the date hereof, without giving effect to any amendments or waivers thereto and whether or not such DIP Facility is in effect; or

(xvi) agree, resolve, commit or enter into any binding agreement to do any of the foregoing.

(i) Access to Information. Subject in each case to confidentiality agreements reasonably acceptable to the Company, the Company shall, and shall cause each of its subsidiaries to, (i) afford the Backstop Parties and their respective representatives upon request and reasonable notice, from the period commencing on the date hereof and through the Plan Effective Date, reasonable access, during normal business hours and without unreasonable disruption or interference with the Company and its subsidiaries’ business or operations, to the Company and its subsidiaries’ employees, properties, books, contracts and records and (ii) during such period, furnish promptly to such parties all reasonable information concerning the Company and its subsidiaries’ business, properties and personnel as may reasonably be requested by any such party, provided that the

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foregoing shall not require the Company to permit any inspection, or to disclose any information, that in the good-faith judgment of the Company (which may be based on the advice of counsel) would be reasonably likely to (x) cause the Company to violate any of its obligations with respect to confidentiality to a third party, (y) disclose any legally privileged information of the Company or (z) violate any applicable laws or orders. Nothing in this clause (i) shall require the Company or any of its subsidiaries to issue any “cleansing letter” or otherwise publicly disclose information for the purpose of enabling a Backstop Party to transfer any security of, or claim or interest in, the Company or any of its subsidiaries.

(j) DTC Eligibility. To the extent permitted by The Depository Trust Company, the Company shall use commercially reasonable efforts to promptly make all Rights Offering Securities, Unsubscribed Securities and Management Commitment Securities deliverable to the Commitment Parties eligible for deposit with The Depository Trust Company, except to the extent the Required Commitment Parties request such Rights Offering Securities, Unsubscribed Securities or Management Commitment Securities not be made eligible.

(k) [Reserved].

(l) Further Assurances. Without in any way limiting any other obligation of the Company and its subsidiaries in this Agreement, the Company and its subsidiaries shall use commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, and as any Backstop Party may reasonably request, in order to consummate and make effective the transactions contemplated by this Agreement, subject to the terms and conditions of the RSA and this Agreement.

(m) Alternate Transactions.

(1) From the date of this Agreement until the earlier of the termination of this Agreement in accordance with its terms and the Plan Effective Date, the Company and its subsidiaries agree not to seek, solicit, or propose any Alternative Restructuring Proposal (as defined in the RSA).

(2) Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall require the Company, any of its subsidiaries, or the board of directors, board of managers, or similar governing body of any of them, in such person’s capacity as a director, officer, or member of the Company or any of its subsidiaries, to take any action or to refrain from taking any action to the extent the Company, such subsidiary, or such board of directors, board of managers, or similar governing body believes in good faith, based on advice of counsel, that the taking or failing to take such action would be inconsistent with applicable law or its fiduciary obligations under applicable law, and any such action or inaction pursuant to this Section 7(m)(2) shall not be deemed to constitute a breach of this Agreement; provided, however, that nothing in this Section 7(m)(2) shall be deemed to amend, supplement, or otherwise modify, or constitute a waiver of, any termination right that may arise as a result of any such action or omission; provided further, it is agreed that any such action that results in a termination of this Agreement in accordance with the terms hereof shall be subject to the provisions set forth in Section 14(d) hereof.

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(3) Notwithstanding anything to the contrary in this Agreement, but subject to the terms of Section 7(m)(1) and Section 7(m)(2), the Company, each of its subsidiaries, and each of their respective directors, officers, employees, investment bankers, attorneys, accountants, consultants, and other advisors or representatives shall have the rights to: (a) consider, respond to, facilitate, and negotiate in connection with any Alternative Restructuring Proposal received by the Company or any of its subsidiaries that is a Superior Proposal (as defined in the RSA) and (b) enter into or continue discussions or negotiations with holders of Company Claims/Interests (as defined in the RSA) (including any Backstop Party), any other party in interest in the Chapter 11 Cases (including any official committee and the United States Trustee), or any other Person regarding the Restructuring Transactions (as defined in the RSA). If the Company or any of its subsidiaries receives a written or oral proposal or expression of interest regarding any Alternative Restructuring Proposal, within two (2) Business Days, the Company or such subsidiary shall notify (with email being sufficient) Davis Polk, counsel to the Backstop Parties of any such proposal or expression of interest, with such notice to include a copy of such proposal, if it is in writing, or otherwise a summary of the material terms thereof. If the board of directors of the Company or any of its subsidiaries decides, in the exercise of its fiduciary duties, to pursue a Superior Proposal, the Company and its subsidiaries shall notify Davis Polk within two (2) Business Days of such determination.

(n) Volcker Rule. Neither the Company nor the Issuer will become a “covered fund” as such term is defined in the Volcker Rule.

Section 8. ADDITIONAL COVENANTS OF THE COMMITMENT PARTIES. Each of the Commitment Parties agrees, severally and not jointly, with the Company: Except as set forth in this Agreement or with the prior written consent of the Company, during the period from the date of this Agreement to the earlier of the Plan Effective Date and the date on which this Agreement is terminated in accordance with its terms, the Required Commitment Parties shall use commercially reasonable efforts to promptly take all actions and prepare and file all necessary documentation (including by reasonably cooperating with the Company as to the appropriate time of filing such documentation and its content) and to effect all applications that are necessary or advisable in connection with seeking any governmental approval, exemption or authorization from any governmental authority, including under any Antitrust Laws that are necessary to consummate and make effective the transactions contemplated by this Agreement.

Section 9. ADDITIONAL COVENANTS OF THE COMPANY AND THE COMMITMENT PARTIES. If the Parties determine that it would be necessary or desirable, for legal, tax structuring or other reasons, for the Issuer to be (x) formed in a certain jurisdiction, (y) formed by an entity other than the Company, or (z) be the ultimate parent of some, but not all, of the Reorganized Debtors, and such jurisdiction of formation or change in ownership of the Issuer would require this Agreement to be amended for legal, tax structuring or other reasons, the Parties shall cooperate in good faith to amend this Agreement to reflect any changes reasonably necessary to allow for Issuer to be formed in such jurisdiction or for Issuer to be formed by such other entity, in each case while preserving to the maximum extent possible all other provisions of this Agreement.

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Section 10. TAX TREATMENT. The Parties agree that for U.S. federal, and applicable state and local, income tax purposes each of the Backstop Commitment Premium and the Management Commitment Premium is intended to be treated as a payment by the Company to the respective Commitment Parties of the premium for a put option sold by the Commitment Parties to the Company hereunder, except as otherwise required by a final “determination” (within the meaning of Section 1313 of the Code).

Section 11. CONDITIONS TO THE OBLIGATIONS OF THE COMMITMENT PARTIES. The obligations of the Commitment Parties to purchase Rights Offering Securities, Unsubscribed Securities and Management Commitment Securities, as applicable, pursuant to their respective Commitments on the Plan Effective Date are subject to the satisfaction of the following conditions (unless waived by the Required Commitment Parties), except where the failure to satisfy any such condition results solely from the failure by any Commitment Party to comply with this Agreement:

(a) Plan and Confirmation Order. The Plan, as approved, and the Confirmation Order, as entered by the Bankruptcy Court (and which shall have become a Final Order), shall be in form and substance consistent with the RSA or otherwise be acceptable to the Required Commitment Parties and the Company.

(b) Conditions to the Plan. The conditions to the occurrence of the Plan Effective Date set forth in the Plan and the Confirmation Order shall have been satisfied or waived in accordance with the terms of the Plan and consistent with the RSA, and the Plan Effective Date shall have occurred.

(c) Rights Offering. The Issuer shall have commenced the Rights Offering, the Rights Offering shall have been conducted in all material respects in accordance with this Agreement and the Rights Offering Procedures, and the Subscription Instruction Deadline shall have occurred.

(d) Approvals. All terminations or expirations of waiting periods imposed by any Governmental Entity necessary for the consummation of the transactions contemplated by this Agreement, including under the HSR Act or any other Antitrust Laws, shall have occurred, and all other notifications, consents, authorizations and approvals required to be made or obtained from any Governmental Entity, including under any Antitrust Law, shall have been made or obtained for the transactions contemplated by this Agreement.

(e) Funding Notice. The Backstop Parties shall have received a Funding Notice in accordance with Section 1(g).

(f) Registration Rights Agreement. The Registration Rights Agreement shall have been executed and delivered by the Company, shall otherwise have become effective with respect to the Backstop Parties and the other parties thereto, and shall be in full force and effect.

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(g) Valid Issuance. The Convertible Bonds and Special Voting Stock to be issued pursuant to the Rights Offering and this Agreement shall be, upon (i) payment of the aggregate purchase price as provided herein and (ii) the Plan Effective Date, validly issued and outstanding, and free and clear of all Taxes, Liens, pre-emptive rights, rights of first refusal, subscription and similar rights.

(h) No Restraint. No judgment, injunction, decree or other legal restraint shall prohibit the consummation of the Plan, the Rights Offering or the transactions contemplated hereby.

(i) Representations and Warranties. The representations and warranties of the Company set forth in this Agreement qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, in each case, on and as of the Plan Effective Date as if made on and as of the Plan Effective Date (or, to the extent given as of a specified date, as of such date).

(j) Covenants. The Company shall have performed and complied in all material respects with all obligations and agreements required in this Agreement to be performed or complied with by it prior to the Plan Effective Date.

(k) Backstop Commitment Premium. All fees and other amounts, including the Backstop Commitment Premium and the Management Commitment Premium, required to be paid or reimbursed by the Company or the Issuer, as applicable, to the Commitment Parties pursuant to this Agreement as of or on the Plan Effective Date shall have been so paid or reimbursed, or shall be paid substantially concurrently upon the fulfilment of the obligations of the applicable Commitment Party.

(l) Material Adverse Effect. Since the date hereof, there shall not have occurred, and there shall not exist, any change, event, circumstance, effect, development, occurrence or state of facts that constitutes, individually or in the aggregate, a Material Adverse Effect.

(m) Officer’s Certificate. The Backstop Parties shall have received on and as of the Plan Effective Date a certificate of the chief executive officer or chief financial officer of the Company, in his or her capacity as such and not in his or her individual capacity, confirming that the conditions set forth in Section 11(i), Section 11(j) and Section 11(l) have been satisfied.

Section 12. CONDITIONS TO THE OBLIGATIONS OF THE COMPANY. The obligations of the Company pursuant to this Agreement are subject to satisfaction of the following conditions (unless waived by the Company), except where the failure to satisfy any such condition is the result of a failure by the Company to comply with this Agreement:

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(a) Plan and Confirmation Order. The Plan, as approved, and the Confirmation Order, as entered by the Bankruptcy Court and which shall have become a Final Order, shall be in form and substance consistent with the RSA and be otherwise reasonably acceptable to the Required Commitment Parties and the Company.

(b) Conditions to the Plan. The conditions to the occurrence of the Plan Effective Date set forth in the Plan and the Confirmation Order shall have been satisfied or waived in accordance with the terms of the Plan, and the Plan Effective Date shall have occurred or be deemed to have occurred.

(c) Rights Offering. The Issuer shall have commenced the Rights Offering, the Rights Offering shall have been conducted in all material respects in accordance with this Agreement and the Rights Offering Procedures, and the Subscription Instruction Deadline shall have occurred.

(d) Funding Amount. Subject to Section 3 and Section 4, each Backstop Party shall have delivered and paid its Funding Amount in accordance with Section 1(g).

(e) Approvals. All terminations or expirations of waiting periods imposed by any Governmental Entity necessary for the consummation of the transactions contemplated by this Agreement under the HSR Act or any other Antitrust Laws, shall have occurred and all other notifications, consents, authorizations and approvals required to be made or obtained from any Governmental Entity under any Antitrust Law, shall have been made or obtained for the transactions contemplated by this Agreement.

(f) No Restraint. No judgment, injunction, decree or other legal restraint shall prohibit the consummation of the Plan, the Rights Offering or the transactions contemplated hereby.

(g) Representations and Warranties. The representations and warranties of the Backstop Parties set forth in this Agreement qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, in each case, on and as of the Plan Effective Date as if made on and as of the Plan Effective Date (or, to the extent given as of a specified date, as of such date).

(h) Covenants. The Backstop Parties shall have performed and complied in all material respects with all obligations and agreements required by this Agreement to be performed or complied with by the Backstop Parties on or prior to the Plan Effective Date.

Section 13. SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties made in this Agreement will not survive the Plan Effective Date. Covenants and agreements that by their terms are to be satisfied after the Plan Effective Date shall survive until satisfied in accordance with their terms, subject to termination pursuant to Section 14.

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Section 14. TERMINATION.

(a) Termination. This Agreement may be terminated by (i) the mutual written consent of the Company and the Required Commitment Parties; (ii) the Required Commitment Parties, if the Plan Effective Date has not occurred on or prior to the date that is 59 days after the Petition Date (the “Outside Date”), subject to the extension of such Outside Date by the agreement of the Company and the Required Commitment Parties; (iii) the Company, if the Plan Effective Date has not occurred on or prior to the Outside Date, subject to the extension of such Outside Date by the agreement of the Company and the Required Commitment Parties; or (iv) the Company if (x) the Outside Date is extended pursuant to subclause (ii), (y) one or more Backstop Party objects to such extension in writing to the Company and the Required Commitment Parties within 5 Business Days of the extension and (z) the non-objecting Backstop Parties fail to assume the objecting Backstop Party’s Commitment within 10 Business Days of receipt of the written objection.

(b) Termination by the Company. The Company may terminate this Agreement by written notice in accordance with Section 16 (with such termination being effective three (3) Business Days following delivery of such written notice, except as otherwise set forth below) to each Commitment Party upon the occurrence of any of the following:

(i) any Backstop Party shall have breached any representation, warranty, covenant or other agreement made by such Backstop Party in this Agreement, and such breach or inaccuracy would, individually or in the aggregate, result in a failure of a condition set forth in Section 12(g) or Section 12(h), if continuing on the Plan Effective Date, being satisfied and such breach or inaccuracy is not cured by such Backstop Party by the earlier of (1) the seventh (7th) Business Day after the giving of notice thereof to such Backstop Party by the Company and (2) the third (3rd) Business Day prior to the Outside Date; provided that the Company shall not have the right to terminate this Agreement pursuant to this clause (i) based upon a breach arising out of the actions or omissions of the Company in breach of this Agreement; and provided further that such termination under this Section shall not be effective if, prior to the expiration of such cure period, one or more non-breaching Backstop Parties assume such breaching Backstop Party’s Commitment;

(ii) the board of directors, board of managers, or such similar governing body of the Company or any of its subsidiaries determines in good faith, based on advice of counsel, that proceeding with any of the Restructuring Transactions would be inconsistent with the exercise of its fiduciary duties;

(iii) the issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction, of any final, non-appealable ruling or order that would reasonably be expected to prevent the consummation of a material portion of the Restructuring Transactions; provided, that notwithstanding the foregoing, this termination right shall not apply to or be exercised by the Company or any of its subsidiaries that sought or requested such ruling or order or in contravention of any obligation or restriction set out in this Agreement or the RSA; provided further, that a ruling by the Bankruptcy Court that the Plan is not confirmable as a result of the terms included therein and contemplated by one or more provisions of the Term Sheet shall not, by itself, constitute a termination event pursuant to this Section 14(b)(iii); or

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(iv) the Bankruptcy Court enters an order denying confirmation of the Plan.

(c) Termination by the Required Commitment Parties. The Required Commitment Parties may terminate this Agreement by written notice in accordance with Section 16 (with such termination being effective three (3) Business Days following delivery of such written notice, except as otherwise set forth below) upon the occurrence of any of the following:

(i) the breach in any material respect by the Company of any of the representations, warranties, undertakings, commitments or covenants of the Company set forth in this Agreement that remains uncured (to the extent curable) by the earlier of (1) the fifth (5th) Business Day after the giving of notice thereof to the Company or any of its subsidiaries (as applicable) by any Backstop Party and (2) the third (3rd) Business Day prior to the Outside Date; provided, that the Required Commitment Parties shall not have the right to terminate this Agreement pursuant to this clause (i) based upon a breach arising out of the actions or omissions of any Backstop Party in breach of this Agreement;

(ii) the issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction, of any final, non-appealable ruling or order that (i) would reasonably be expected to prevent the consummation of a material portion of the Restructuring Transactions and (ii) remains in effect for ten (10) Business Days after such terminating Backstop Parties transmit a written notice in accordance with Section 16 detailing any such issuance; notwithstanding the foregoing, this termination right may not be exercised by any Party that sought or requested such ruling or order in contravention of any obligation set out in this Agreement;

(iii) the entry of an order by the Bankruptcy Court, or the filing of a motion or application by the Company or any other Debtor seeking an order (without the prior written consent of the Required Commitment Parties), (i) converting one or more of the Chapter 11 Cases of the Company or any other Debtor to a case under chapter 7 of the Bankruptcy Code, (ii) appointing an examiner with expanded powers beyond those set forth in sections 1106(a)(3) and (4) of the Bankruptcy Code or a trustee in one or more of the Chapter 11 Cases of the Company or any other Debtor, or (iii) rejecting this Agreement;

(iv) the failure to meet a Milestone, which has not been waived or extended in a manner consistent with the RSA, unless such failure is the result of any act, omission, or delay on the part of the terminating Backstop Parties in violation of its obligations under the RSA or this Agreement;

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(v) the Bankruptcy Court grants relief that is inconsistent in any material respect with the RSA, the Definitive Documents or the Restructuring Transactions and such inconsistent relief is not dismissed, vacated or modified to be consistent with the RSA and the Restructuring Transactions within five (5) Business Days following written notice thereof to the Company and its subsidiaries by the Required Commitment Parties;

(vi) the occurrence of an “Event of Default” under the DIP Credit Agreement (as defined in the RSA) that has not been waived or timely cured in accordance therewith;

(vii) on or after the date hereof, the Company or any of its subsidiaries consummates or enters into a definitive agreement evidencing any merger, consolidation, disposition of material assets, acquisition of material assets, or similar transaction, pays any dividend, or incurs any indebtedness for borrowed money, in each case outside the ordinary course of business, in each case other than: (i) the Restructuring Transactions or (ii) with the prior consent of the Required Commitment Parties;

(viii) if the Company and its subsidiaries (i) notify Backstop Parties pursuant to Section 7(m) and/or make a public announcement that they intend to pursue a Superior Proposal or (ii) enter into a definitive agreement with respect to a Superior Proposal;

(ix) the filing by the Company of any Definitive Document (as defined in the RSA), amendments, modifications or supplements thereto, motion or pleading with the Bankruptcy Court that is not consistent in all material respects with the RSA and the Term Sheet, and such filing is not withdrawn (or, in the case of a motion that has already been approved by an order of the Bankruptcy Court at the time the Company and its subsidiaries are provided with such notice, such order is not stayed, reversed or vacated) within five (5) Business Days following written notice thereof to the Company and its subsidiaries by the Required Commitment Parties;

(x) any of the following shall have occurred: (i) the Company and its subsidiaries or any affiliate thereof shall have filed any motion, application, adversary proceeding or Cause of Action (as defined in the RSA) (A) challenging the validity, enforceability, or priority of, or seek avoidance or subordination of the Notes Claims or (B) otherwise seeking to impose liability upon or enjoin the Backstop Parties (in each case, other than with respect to a breach of the RSA) or (ii) the Company and its subsidiaries or any affiliate thereof shall have supported any application, adversary proceeding or Cause of Action referred to in this clause (x) filed by another person, or consents (without the consent of the Required Commitment Parties) to the standing of any such person to bring such application, adversary proceeding or Cause of Action;

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(xi) the Bankruptcy Court grants relief terminating, annulling or modifying the automatic stay (as set forth in Section 362 of the Bankruptcy Code) with regard to any assets of the Company and its subsidiaries having an aggregate fair market value in excess of $5 million without the consent of the Required Commitment Parties;

(xii) the Company and its subsidiaries lose the exclusive right to file and solicit acceptances of a chapter 11 plan;

(xiii) the failure of the Company to pay the reasonable fees and expenses of the Backstop Parties in accordance with Section 2(e) of this Agreement;

(xiv) the Company or any other Debtor withdraws or revokes the Plan or files, proposes or otherwise supports any (i) Alternative Restructuring Proposal or (ii) amendment or modification to the Restructuring Transactions containing any terms that are materially inconsistent with the implementation of, and the terms set forth in, the Term Sheet, without the prior written consent of the Required Commitment Parties, which remains uncured (to the extent curable) for five (5) Business Days after such terminating Backstop Parties transmit a written notice in accordance with Section 16 detailing any such breach;

(xv) the Company or any of its subsidiaries enters into a definitive agreement with respect to an Alternative Restructuring Proposal;

(xvi) the entry of an order by the Bankruptcy Court approving this Agreement (the “BCA Approval Order”) shall not have occurred prior to the date that is 45 days after the Petition Date or if such order shall be reversed, stayed, dismissed, vacated, reconsidered, modified or amended without the acquiescence or written consent (not to be unreasonably withheld, conditioned or delayed) of the Required Commitment Parties;

(xvii) the Petition Date shall not have occurred on or prior to March 3, 2020; or

(xviii) the RSA has been terminated in accordance with its terms.

(d) Effect of Termination. Subject to Section 17, upon the effective date of the termination of this Agreement as to a Party (the “Termination Date”), this Agreement shall be of no further force and effect as to such Party and each Party subject to such termination shall be immediately released from its or their respective liabilities, obligations, commitments, undertakings, and agreements under or related to this Agreement, shall have no further rights, benefits or privileges hereunder and shall have all the rights and remedies that it would have had, had it not entered into this Agreement, and no such rights or remedies shall be deemed waived pursuant to a claim of laches or estoppel, and shall be entitled to take all actions, whether with respect to the Restructuring Transactions or otherwise, that it would have been entitled to take had it not entered into this Agreement, including with respect to any and all Claims (as defined in the RSA) or Causes of Action (as defined in the RSA); provided, that in no event shall

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any such termination relieve a Party from liability for its breach or non-performance of its obligations hereunder before the Termination Date. Nothing in this Agreement shall be construed as prohibiting the Company, any of its subsidiaries or any of the Backstop Parties from contesting whether any such termination is in accordance with its terms or to seek enforcement of any rights under this Agreement that arose or existed before a Termination Date. Except as expressly provided in this Agreement, nothing in this Agreement is intended to, or does, in any manner waive, limit, impair, or restrict (a) any right of the Company or the ability of the Company to protect and reserve its rights (including rights under this Agreement), remedies, and interests, including its claims against any Backstop Party, and (b) any right of any Backstop Party, or the ability of any Backstop Party, to protect and preserve its rights (including rights under this Agreement), remedies, and interests, including its claims against the Company or any other Backstop Party. Notwithstanding any provision to the contrary in this Section 14, no Party may exercise any of its respective termination rights as set forth herein if such Party has failed to perform or comply in all material respects with the terms and conditions of this Agreement (unless such failure to perform or comply arises as a result of another Party’s actions or inactions), with such failure to perform or comply causing, or resulting in, the occurrence of the applicable termination event giving rise to such termination right. Nothing in this Section 14(d) shall restrict the right of the Company or any of its subsidiaries to terminate this Agreement in accordance with Section 14(b)(ii).

(e) Termination Fee. To the extent this Agreement is validly terminated in accordance with this Section 14 (other than Section 14(b)(i) or Section 14(c)(iv)), the Company shall, within three (3) Business Days of such termination, pay or cause to be paid to the Commitment Parties that are not Defaulting Commitment Parties a non-refundable cash payment in an aggregate amount equal to (x) $9,440,000 payable to the Backstop Parties that are not Defaulting Commitment Parties, allocated pro rata based on each such Backstop Party’s Backstop Commitment Percentage (excluding the Backstop Commitment Percentage of any Defaulting Commitment Party), plus (y) $143,000 payable to the Management Commitment Parties that are not Defaulting Commitment Parties, allocated pro rata based on each such Management Commitment Party’s percentage (its “Management Commitment Percentage”), as set forth on Schedule 1 opposite such Management Commitment Party’s name (excluding the Management Commitment Percentage of any Defaulting Commitment Party); provided that in the event that (1) this Agreement is validly terminated in accordance with Section 14(c)(xviii) because the RSA was validly terminated in accordance with Section 13.03(a) of the RSA or (2) this Agreement is validly terminated in accordance with Section 14(a)(ii) or Section 14(a)(iii) due to a failure of a condition to closing set forth in Section 11 of this Agreement to be satisfied by the Outside Date and (w) such failure is a result of the breach of the RSA by a Consenting Noteholder(s) (as defined in the RSA), (x) the Company has given notice of such breach to such Consenting Noteholder(s), (y) within ten (10) Business Days following the giving of such notice, either such Consenting Noteholder(s) have failed to cure such breach or this Agreement has been terminated in accordance with Section 14(a)(ii), and (z) such ten (10) Business Day period has elapsed prior to such termination pursuant to Section 14(c)(xviii) or Section 14(a)(iii), then any such breaching Consenting Noteholder who is also a Commitment Party hereunder shall not be entitled to their pro rata share of any payment to be paid to the Commitment

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Parties pursuant to this Section. To the extent that all amounts due pursuant to this Section 14(e) shall have been paid by the Company or the applicable Commitment Parties in connection with a termination of this Agreement, the Commitment Parties shall not have any additional recourse against the Company for any obligations or liabilities relating to or arising from this Agreement. Absent a change in Law, the Company does not expect to have an obligation to withhold any Taxes on any required payment of the termination fee.

Section 15. INDEMNIFICATION OBLIGATIONS.

(a) Company Indemnity. The Company and the Issuer (the “Indemnifying Parties”) shall indemnify and hold harmless each Backstop Party and its Affiliates, equity holders, members, partners, general partners, managers and its and their respective representatives and controlling persons (each, an “Indemnified Person”) from and against any and all losses, claims, damages, liabilities and costs and expenses (other than Taxes of the Backstop Parties except to the extent otherwise provided for in this Agreement) (collectively, “Losses”) that any such Indemnified Person may incur or to which any such Indemnified Person may become subject arising out of or in connection with this Agreement, the Plan and the transactions contemplated hereby and thereby, including the Commitments, the Rights Offering, the payment of the Backstop Commitment Premium or the use of the proceeds of the Rights Offering, the Transaction Expenses or any claim, challenge, litigation, investigation or proceeding relating to any of the foregoing, regardless of whether any Indemnified Person is a party thereto, whether or not such proceedings are brought by the Company, the Issuer, their equity holders, Affiliates, creditors or any other Person, and reimburse each Indemnified Person upon demand for reasonable documented (with such documentation subject to redaction to preserve attorney-client and work product privileges) out-of-pocket legal or other third party expenses incurred in connection with investigating, preparing to defend or defending, or providing evidence in or preparing to serve or serving as a witness with respect to, any lawsuit, investigation, claim or other proceeding relating to any of the foregoing (including in connection with the enforcement of the indemnification obligations set forth herein), irrespective of whether or not the transactions contemplated by this Agreement or the Plan are consummated or whether or not this Agreement is terminated; provided that the foregoing indemnity will not, as to any Indemnified Person, apply to Losses (i) as to any Defaulting Commitment Party or any Indemnified Person related thereto, caused by such default by such Commitment Party or (ii) to the extent they are found by a final, non-appealable judgment of a court of competent jurisdiction to arise from the bad faith, willful misconduct or gross negligence of such Indemnified Person or any of its Affiliates, equity holders, members, partners, general partners, managers, or their respective representatives and controlling persons.

(b) Indemnification Procedure. Promptly after receipt by an Indemnified Person of notice of the commencement of any claim, challenge, litigation, investigation or proceeding (an “Indemnified Claim”), such Indemnified Person will, if a claim is to be made hereunder against the Indemnified Person in respect thereof, notify the Indemnifying Party in writing of the commencement thereof; provided that (A) the omission to so notify the Indemnifying Party will not relieve the Indemnifying Party from

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any liability that it may have hereunder except to the extent it has been materially prejudiced by such failure and (B) the omission to so notify the Indemnifying Party will not relieve the Indemnifying Party from any liability that it may have to such Indemnified Person otherwise than on account of this Section 15. In case any such Indemnified Claims are brought against any Indemnified Person and it notifies the Indemnifying Party of the commencement thereof, the Indemnifying Party will be entitled to participate therein, and, at its election by providing written notice to such Indemnified Person, the Indemnifying Party will be entitled to assume the defense thereof, with counsel reasonably acceptable to such Indemnified Person; provided, (X) that the Indemnifying Party shall not be entitled to assume or maintain control of the defense of any Indemnified Claim and shall pay the fees and expenses of counsel retained by the Indemnified Person to the extent provided in Section 15(a) if the Indemnifying Party has failed or is failing to prosecute or defend vigorously the Indemnified Claim, and such failure is not reasonably cured within ten (10) Business Days of receipt of written notice from the applicable Indemnified Person, and (Y) if the parties (including any impleaded parties) to any such Indemnified Claims include both such Indemnified Person and the Indemnifying Party and based on advice of such Indemnified Person’s counsel, there are legal defenses available to such Indemnified Person that are different from or additional to those available to the Indemnifying Party, such Indemnified Person shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such Indemnified Claims (it being understood, however, that the Indemnifying Party shall not be liable for the expenses of more than one separate counsel representing the Indemnified Persons who are parties to such Indemnified Claims (in addition to one local counsel in each jurisdiction in which local counsel is required)). Upon receipt of notice from the Indemnifying Party to such Indemnified Person of its election to so assume the defense of such Indemnified Claims with counsel reasonably acceptable to the Indemnified Person, the Indemnifying Party shall not be liable to such Indemnified Person for expenses incurred by such Indemnified Person in connection with the defense thereof or participation therein (other than reasonable and documented out-of-pocket costs of investigation) unless (i) such Indemnified Person shall have employed separate counsel (in addition to any local counsel) in connection with the assertion of legal defenses in accordance with the proviso to the immediately preceding sentence (it being understood, however, that the Indemnifying Party shall not be liable for the expenses of more than one separate counsel representing the Indemnified Persons who are parties to such Indemnified Claims (in addition to one local counsel in each jurisdiction in which local counsel is required)), (ii) the Indemnifying Party shall not have employed counsel reasonably acceptable to such Indemnified Person to represent such Indemnified Person within a reasonable time after the Indemnifying Party has received notice of commencement of the Indemnified Claims from, or delivered on behalf of, the Indemnified Person, (iii) after the Indemnifying Party assumes the defense of the Indemnified Claims, the Indemnified Person determines in good faith that the Indemnifying Party has failed or is failing to defend such claim and provides written notice of such determination, and such failure is not reasonably cured within ten (10) Business Days of receipt of such notice, or (iv) the Indemnifying Party shall have authorized in writing the employment of counsel for such Indemnified Person.

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(c) Settlement of Indemnified Claims. The Indemnifying Party shall not be liable for any settlement of any Indemnified Claims effected by such Indemnified Person without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed). If any settlement of any Indemnified Claims is consummated with the written consent of the Indemnifying Party or if there is a final judgment for the plaintiff in any such Indemnified Claims, the Indemnifying Party agrees to indemnify and hold harmless each Indemnified Person from and against any and all Losses by reason of such settlement or judgment to the extent such Losses are otherwise subject to indemnification by the Indemnifying Party hereunder in accordance with, and subject to the limitations of, this Section 15. The Indemnifying Party shall not, without the prior written consent of an Indemnified Person (which consent shall be granted or withheld, conditioned or delayed in the Indemnified Person’s sole discretion), effect any settlement of any pending or threatened Indemnified Claims in respect of which indemnity or contribution has been sought hereunder by such Indemnified Person unless (i) such settlement includes an unconditional release of such Indemnified Person in form and substance satisfactory to such Indemnified Person from all liability on the claims that are the subject matter of such Indemnified Claims and (ii) such settlement does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of any Indemnified Person.

(d) Contribution. If for any reason the foregoing indemnification is unavailable to any Indemnified Person or insufficient to hold it harmless from Losses that are subject to indemnification pursuant to Section 15(a), then the Indemnifying Party shall contribute to the amount paid or payable by such Indemnified Person as a result of such Loss in such proportion as is appropriate to reflect not only the relative benefits received by the Indemnifying Party, on the one hand, and such Indemnified Person, on the other hand, but also the relative fault of the Indemnifying Party, on the one hand, and such Indemnified Person, on the other hand, as well as any relevant equitable considerations. It is hereby agreed that the relative benefits to the Indemnifying Party, on the one hand, and all Indemnified Persons, on the other hand, shall be deemed to be in the same proportion as (i) the total value received or proposed to be received by the Company pursuant to the issuance and sale of the Convertible Bonds in the Rights Offering contemplated by this Agreement and the Plan bears to (ii) the Backstop Commitment Premium paid or proposed to be paid to the Backstop Parties. The Indemnifying Parties also agree that no Indemnified Person shall have any liability based on their comparative or contributory negligence to the Indemnifying Parties, any Person asserting claims on behalf of or in right of any of the Indemnifying Parties, or any other Person in connection with an Indemnified Claim.

(e) Treatment of Indemnification Payments. All amounts paid by an Indemnifying Party to an Indemnified Person under this Section 15 shall, to the extent permitted by applicable law, be treated for all Tax purposes as adjustments to the purchase price for the Convertible Bonds subscribed for or purchased by such Indemnified Person. The provisions of this Section 15 are an integral part of the transactions contemplated by this Agreement, and without these provisions, the Backstop Parties would not have entered into this Agreement, and subject to entry of the BCA Approval Order, the obligations of the Company under this Section 15 shall constitute allowed administrative expenses of the Debtors’ estate under Sections 503(b) and 507 of the Bankruptcy Code and shall be payable without further order of the Bankruptcy Court, and the Company may comply with the requirements of this Section 15 without further order of the Bankruptcy Court.

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Section 16. NOTICES. All notices hereunder shall be deemed given if in writing and delivered, by electronic mail, courier, or registered or certified mail (return receipt requested), to the following addresses (or at such other addresses as shall be specified by like notice):

(i)	if to the Company or a Management Commitment Party, to:

Pioneer Energy Services Corp.

1250 N.E. Loop 410, Suite 1000

San Antonio, Texas 78209

Attention:     Bryce Seki, VP - General Counsel

E-mail:         BSeki@pioneeres.com

with copies to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, New York 10019

Attention:     Brian S. Hermann,

                      Elizabeth R. McColm,

                      Brian Bolin

                      Eugene Y. Park

E-mail:         bhermann@paulweiss.com

                      emccolm@paulweiss.com

                      bbolin@paulweiss.com

                      epark@paulweiss.com

(ii)	if to a Backstop Party, to:

each Backstop Party at the addresses or e-mail addresses set forth below the Backstop Party’s signature in its signature page to this Agreement with copies (which shall not constitute notice) to:

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, New York 10017

Attention:     Damian S. Schaible

                      Natasha Tsiouris

                      Erik Jerrard

E-mail:         damian.schaible@davispolk.com,

                      natasha.tsiouris@davispolk.com

                      erik.jerrard@davispolk.com

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Any notice given by delivery, mail, or courier shall be effective when received.

Section 17. SURVIVAL. Notwithstanding the termination of this Agreement, the agreements and obligations of the parties hereto in Section 14(d) and Sections 15 through 23 shall survive such termination and shall continue in full force and effect for the benefit of the parties hereto in accordance with the terms hereof.

Section 18. ASSIGNMENT; THIRD PARTY BENEFICIARIES. This Agreement is intended to bind and inure to the benefit of the Parties and their respective successors and permitted assigns, as applicable. There are no third-party beneficiaries under this Agreement, and, except as set forth in Section 3, the rights or obligations of any Party under this Agreement may not be assigned, delegated, or transferred to any other Person or entity.

Section 19. COMPLETE AGREEMENT. Except as otherwise explicitly provided in this Agreement, this Agreement constitutes the entire agreement among the Parties with respect to the subject matter of this Agreement and supersedes all prior agreements, oral or written, among the Parties with respect thereto, other than any Confidentiality Agreement (as defined in the RSA). The Parties acknowledge and agree that they are not relying on any representations or warranties other than as set forth in this Agreement.

Section 20. GOVERNING LAW; SUBMISSION TO JURISDICTION; SELECTION OF FORUM; WAIVER OF TRIAL BY JURY. THIS AGREEMENT IS TO BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN THE CHOSEN STATE, WITHOUT GIVING EFFECT TO ITS CONFLICT OF LAWS PRINCIPLES. Each Party to this Agreement agrees that it shall bring any action or proceeding in respect of any claim arising out of or related to this Agreement, to the extent possible, in the Bankruptcy Court, and solely in connection with claims arising under this Agreement: (a) irrevocably submits to the exclusive jurisdiction of the Bankruptcy Court; (b) waives any objection to laying venue in any such action or proceeding in the Bankruptcy Court; and (c) waives any objection that the Bankruptcy Court is an inconvenient forum or does not have jurisdiction over any Party to this Agreement. EACH PARTY TO THIS AGREEMENT IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

Section 21. COUNTERPARTS. This Agreement may be executed and delivered in any number of counterparts and by way of electronic signature and delivery, each such counterpart, when executed and delivered, shall be deemed an original, and all of which together shall constitute the same agreement. Except as expressly provided in this Agreement, each individual executing this Agreement on behalf of a Party has been duly authorized and empowered to execute and deliver this Agreement on behalf of said Party.

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Section 22. ACTION BY, OR CONSENT OR APPROVAL OF, THE COMMITMENT PARTIES. Whenever this Agreement refers to any action to be taken by, or any consent or approval to be given by, the Commitment Parties, unless otherwise expressly provided in any particular instance, such reference shall be deemed to require the action, consent or approval of the Required Commitment Parties.

Section 23. AMENDMENTS AND WAIVERS.

(a) This Agreement may not be modified, amended or supplemented, and no condition or requirement of this Agreement may be waived, in any manner except in accordance with this Section 23.

(b) This Agreement may be modified, amended or supplemented in a writing signed by the Company and the Required Commitment Parties; provided that amendments to this Section 23 shall require the consent of each Backstop Party. Notwithstanding the foregoing, if the proposed modification, amendment, waiver, or supplement has a (1) disproportionate and adverse effect on any of the rights or obligations under this Agreement of any Backstop Party or (2) disproportionate and material adverse effect on any of the rights or obligations under this Agreement of any Management Commitment Party, then the consent of each such affected Commitment Party shall also be required to effectuate such modification, amendment, waiver or supplement.

(c) Any proposed modification, amendment, waiver or supplement that does not comply with this Section 23 shall be ineffective and void ab initio.

(d) The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any Party to exercise, and no delay in exercising, any right, power, or remedy under this Agreement shall operate as a waiver of, any such right, power, or remedy or any provision of this Agreement, nor shall any single or partial exercise of such right, power, or remedy by such Party preclude any other or further exercise of such right, power, or remedy or the exercise of any other right, power, or remedy. All remedies under this Agreement are cumulative and are not exclusive of any other remedies provided by Law.

Section 24. SPECIFIC PERFORMANCE. It is understood and agreed by the Parties that money damages would be an insufficient remedy for any breach of this Agreement by any Party, and each non-breaching Party shall be entitled to specific performance and injunctive or other equitable relief (without the posting of any bond and without proof of actual damages) as a remedy of any such breach, including an order of the Bankruptcy Court or other court of competent jurisdiction requiring any Party to comply promptly with any of its obligations hereunder.

Section 25. RULES OF CONSTRUCTION. This Agreement is the product of negotiations among the Company and the Commitment Parties, and in the enforcement or interpretation of this Agreement, is to be interpreted in a neutral manner, and any presumption with regard to interpretation for or against any Party by reason of that Party having drafted or caused to be drafted this Agreement, or any portion of this Agreement, shall not be effective in regard to the interpretation of this Agreement. The Company and its subsidiaries and the Commitment Parties were each represented by counsel during the negotiations and drafting of this Agreement and continue to be represented by counsel.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

PIONEER ENERGY SERVICES CORP.

By:	/s/ Bryce Seki
Name: Bryce Seki
Title: General Counsel

[Signature Page to Commitment Agreement]

[BACKSTOP SIGNATORIES]

By:
Name:
Title:

[Signature Page to Commitment Agreement]

Schedule 1

Management Commitment Parties

Management Commitment Party	Principal Amount of Management Commitment Securities	Management Commitment Premium

Schedule 2

Backstop Parties

Backstop Party	Backstop Commitment Percentage	Backstop Cap

Schedule 3

Debtors

Name of Entity	Jurisdiction
Pioneer Energy Services Corp.	Texas
Pioneer Coiled Tubing Services, LLC	Delaware
Pioneer Drilling Services, Ltd.	Texas
Pioneer Fishing & Rental Services, LLC	Delaware
Pioneer Global Holdings, Inc.	Delaware
Pioneer Production Services, Inc.	Delaware
Pioneer Services Holdings, LLC	Delaware
Pioneer Well Services, LLC	Delaware
Pioneer Wireline Services Holdings, Inc.	Delaware
Pioneer Wireline Services, LLC	Delaware

EXHIBIT E

Governance Term Sheet

PIONEER ENERGY SERVICES CORP.

CORPORATE GOVERNANCE TERM SHEET

This term sheet (this “Term Sheet”) describes the material corporate governance provisions to be in effect after the restructuring and recapitalization transactions (the “Restructuring Transactions”) regarding certain indebtedness of Pioneer Energy Services Corp. (“Pioneer”) and the other Company Parties. This Term Sheet shall not constitute (nor shall it be construed as) an offer or a legally binding obligation to buy or sell, or a solicitation of an offer to buy or sell, any of the securities referred to herein, it being understood that such an offer or solicitation, if any, only will be made in compliance with applicable provisions of securities and/or other applicable laws.

Capitalized terms used in this Term Sheet but not defined herein shall have the meanings set forth in the Restructuring Support Agreement.

Topic	Proposal
Reorganized Issuer	Either (i) Pioneer, as reorganized pursuant to and under the Plan, or any successor or assign thereto, by merger, amalgamation, consolidation, or otherwise, on or after the Plan Effective Date or (ii) a newly formed Delaware corporation (the “Company”).

Classes of Voting Securities

Two classes of stock.

Voting common stock into which the convertible notes convert on conversion, having one vote per share.

A class of special voting stock stapled to the convertible bonds that will be issued in the rights offers in such an amount that the number of shares of such special voting stock that each noteholder receives is equal to the number of shares of common stock that the bonds are convertible into (i.e. such number of shares of special voting stock will always equal the number of shares of common stock into which the bonds will convert at a given time). The special voting stock shall vote on all matters with the common stock on a 1:1 basis, but shall have no separate economic interest (i.e. no rights to dividends, no redemption or liquidation rights) and will only be transferrable with the convertible notes with which such shares are stapled. The special voting stock shall automatically be redeemed for no or nominal consideration on the conversion, redemption or payment in full of the stapled convertible bonds (such common stock and special voting stock, collectively, “Voting Stock”, and the holders of Voting Stock, the “Holders”).

Topic	Proposal
Board of Directors

Initial Board: Initial Board of Directors (the “Board”) to consist of: (i) the chief executive officer (the “CEO”) (who shall not be the chairman of the Board), and (ii) four additional directors, or such other number to be determined by the Required Consenting Noteholders, to be selected by the Ad Hoc Group of Noteholders. Each Board member other than the CEO shall satisfy the independence requirements of the Nasdaq and NYSE.

Vote Standard: Board members to be elected by a majority of the outstanding shares of the Voting Stock. Board members will serve for one-year periods. A Nominating and Governance committee of the Board shall nominate directors to the board. Any director (except the CEO) shall satisfy the independence requirements of the Nasdaq and NYSE.

Vacancies: The Board can fill any vacancies on the Board, until such seat is filled at the next election of directors.

Board Observation Rights: Any Holder (and its affiliates) that individually owns more than 5% of the outstanding shares of the Voting Stock shall have the right to designate one Board observer.

Board Actions

A majority of the total number of directors then in office shall constitute a quorum, and the affirmative vote of a majority of the directors present at a meeting at which a quorum is present shall be the act of the Board.

The Board or any committee thereof may act by written consent executed by all of the directors then in office or all members of such committee, as applicable, in lieu of a meeting.

Shareholder Approvals

The approval by the holders of 60% of the outstanding Voting Stock is required for a Deemed Liquidation Event.

“Deemed Liquidation Event” shall mean acquisitions of beneficial ownership of more than 50% of the voting power of the outstanding Voting Stock, any sales or dispositions of all or substantially all of the assets of the Company on a consolidated basis, or any merger, consolidation, recapitalization or similar transaction where the Voting Stock is converted into, or exchanged for, any other consideration.

A special meeting may be called by stockholders of the Company in the same manner and upon the same thresholds as set forth in the Company’s current Certificate of Incorporation and Bylaws.

Related Party Transactions	The Company shall not, and shall not permit any of its subsidiaries to, enter into, amend or renew an agreement, arrangement or transaction with (a) any affiliate of the Company (including any of the Company’s directors or officers or any entity in which any of the Company’s directors or officers has a financial interest) or (b) any owner of 5% or more of the Voting Stock, or an affiliate of such owner (each, a “Related Party”) unless such action is approved by (i) the Board by a majority/supermajority of the disinterested directors and (ii) the Holders of a majority/supermajority of the Voting Stock, other than any Voting Stock held by the Related Party, except for (A) customary compensation or benefits arrangements with a director, officer or other employee of the Company or any of its subsidiaries in the ordinary course of business and (B) intercompany agreements in the ordinary course of business.

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Topic	Proposal
Preemptive Rights	All Holders will have preemptive rights to maintain their respective percentage of fully diluted equity with respect to any issuance of equity securities by the Company, subject to customary exceptions (including a merger event); provided that such preemptive rights shall terminate at such time as the Company is listed on Nasdaq or NYSE.

Transfer Restrictions	Common stock will be transferrable without Company consent, subject to compliance with applicable securities laws. No ROFRs, tag-alongs or other restrictions on transferability of common stock.

Indemnification and Limitation on Liability	The organizational documents of the Company shall contain indemnification provisions and limitation on liability provisions applicable to directors and officers of the Company to the fullest extent permitted under Delaware law.

Listing/DTC[1]

Common stock to be DTC-eligible and traded in the over-the-counter market acceptable to the Required Consenting Noteholders upon emergence.

Registration rights agreement to provide that a majority of holders of shares of Voting Stock subject to the registration rights agreement can require the Company to use reasonable best efforts to cause the common stock to be listed on Nasdaq or NYSE in accordance with the applicable Nasdaq or NYSE listing requirements as promptly as practicable following delivery of notice.

Convertible notes/special voting stock to be DTC eligible, or, if not reasonably practicable, held in book-entry form through a transfer agent acceptable to the Required Consenting Noteholders, and to be made DTC eligible as soon as reasonably practicable following emergence using reasonable best efforts by the Company.

Information Rights	At any time the Company is not required to file public reports with the SEC, the Company will continue to provide such public reports on EDGAR as a voluntary filer.

Registration Rights	Customary registration rights for common stock and convertible notes.

Exclusive Forum	Delaware will be the exclusive forum for shareholder litigation.

[1]	The listing terms can be revised by the Required Consenting Noteholders in consultation with the Company.

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EXHIBIT F

MIP Term Sheet

TERM SHEET

PIONEER ENERGY SERVICES CORP.

EMPLOYEE INCENTIVE PLAN

This term sheet (this “MIP Term Sheet”) summarizes the principal terms of an Employee Incentive Plan (the “MIP”) referenced in the Restructuring Support Agreement, dated as of February 28, 2020, (the “RSA”) including the term sheet attached thereto as Exhibit B (the “Restructuring Term Sheet”) to which this this MIP Term Sheet is attached. For purposes of this MIP Term Sheet, capitalized terms not defined in this MIP Term Sheet shall have the meanings ascribed to them in the RSA (including the Restructuring Term Sheet). The MIP shall be entered into among Reorganized Pioneer (the “Company”) and its affiliates (the “Pioneer Companies”) and the participants in the MIP, which definitive documents shall contain terms consistent with those described below, except as may be otherwise agreed in accordance with the RSA. This term sheet does not afford any legally binding right to compensation or awards under the MIP and no person shall have a right to such compensation or awards in respect of the MIP until such person executes, and becomes bound by such MIP documentation.

Overview:

•  Incentive Equity Pool. There will be reserved, exclusively for the Company’s employees, a pool of equity equal to 10% of the shares of the Company’s common stock outstanding on the Plan Effective Date on a fully diluted and fully distributed basis (including, for the avoidance of doubt, after giving effect to the conversion of the Convertible Bonds) (such reserve, the “MIP Pool”). The precise amount of equity and number of shares to be reserved will be determined in a manner consistent with the intended effect of this MIP Term Sheet.

• Emergence Grants.

•  Except as specifically set forth in the third succeeding bullet below, 50% of the shares of the Company’s common stock subject to the MIP Pool (the “Emergence Grant Pool”) will be allocated on or as soon as practicable following (but in no event more than 15 days following) the Plan Effective Date in accordance with an allocation schedule to be reasonably determined by the new Board of Directors of the Company (the “New Board”), after good faith consultation with the Company’s Chief Executive Officer (the “Emergence Grants”) in accordance with this MIP Term Sheet.

• Each Emergence Grant will be 100% in the form of restricted shares.

•  The grant of an Emergence Grant to an employee will be subject to and conditioned upon the employee agreeing to be bound by the restrictive covenants (the “Restrictive Covenants”) referenced in the Post-Filing Severance Plan Term Sheet attached hereto as Appendix A (the “New Severance Plan Term Sheet”).

•  To the extent an employee who is designated to receive an Emergence Grant does not agree to be bound by the Restrictive Covenants, the shares not allocated to such employee shall be transferred from the Emergence Grant Pool to the Other Award Pool.

•  Other Awards. The remaining balance of the MIP Pool not allocated as part of the Emergence Grants (the “Other Award Pool”) may be granted to the Company’s employees after the Plan Effective Date as determined by the New Board in its sole discretion, in such form and on such terms and conditions as determined by the New Board.

Emergence Grant Vesting:

•  Time Vesting. 60% of the shares of the Company’s common stock that are subject to the Emergence Grant Pool will vest in equal installments on each of the first three anniversaries of the Plan Effective Date, subject to the participant’s continued employment through each applicable vesting date (the “Service Condition”).

•  Performance Vesting. 40% of the shares of the Company’s common stock that are subject to the Emergence Grant Pool will vest subject to the achievement of specified performance measures over a period not to exceed three years, subject to the participant’s continued employment through the applicable vesting date (the “Performance Condition”). The performance targets applicable to the Performance Condition will be reasonably determined by the New Board in its sole discretion after good faith consultation with the Company’s Chief Executive Officer.

•  The allocation of vesting requirements for each participant’s Emergence Grant between the Service Condition and the Performance Condition will be reasonably determined by the New Board after good faith consultation with the Company’s Chief Executive Officer.

Treatment of Emergence Grants upon Termination of Employment:

•  Without Cause or for Good Reason. If a participant is terminated without Cause or resigns for Good Reason (as such terms are defined in the New Severance Plan Term Sheet), 100% of the participant’s unvested Emergence Grants will immediately vest, including the Emergence Grants subject to the Performance Condition at target.

•  Death or Disability. If a participant’s employment is terminated due to the participant’s death or disability, the participant will receive one additional year of vesting of the participant’s Emergence Grant; provided that the portion of the Emergence Grant that is subject to the Performance Condition will be pro-rated and subject to actual performance of the Performance Condition through the end of the performance period.

•  Voluntary Termination without Good Reason. If a participant voluntarily terminates employment without Good Reason, the unvested portion of the participant’s Emergence Grant will be immediately forfeited.

•  Termination for Cause. If a participant’s employment is terminated by the Company for Cause, the unvested portion of the participant’s Emergence Grant will be immediately forfeited.

Voting Rights:

•  Subject to the Company’s governance documents, all outstanding unvested restricted shares granted under the Emergence Grants shall be entitled to voting rights to the extent that the Convertible Bonds have voting rights on an as-converted basis.

Anti-Dilution:

•  The MIP Pool and outstanding awards under the MIP will be subject to dilution for future equity issuances (other than with respect to issuances (x) from the unallocated portions of the MIP or (y) resulting from the conversion of the Convertible Bonds), on a ratable basis with the common equity of the Company.

Severance:

•  As a condition to participating in the MIP, each recipient of an Emergence Grant shall agree to be a participant in the Post-Filing Severance Plan described in the New Severance Plan Term Sheet and shall acknowledge and agree that the participant will have no further rights under the Amended and Restated Pioneer Drilling Services, Ltd. Key Executive Severance Plan.

APPENDIX A

New Severance Plan Term Sheet

Term Sheet

Pioneer Energy Services Corp.

Post-Filing Severance Plan

This term sheet summarizes the principal terms of the severance plan of Pioneer Energy Services Corp. (the “Company”) to be effective upon the Company’s emergence from bankruptcy (the “Post-Filing Severance Plan”). The Company’s Amended and Restated Pioneer Drilling Services, Ltd. Key Executive Severance Plan (the “KESP”) will be rejected in connection with the Company’s emergence from bankruptcy. All references to the KESP herein shall refer to the KESP prior to such rejection.

•	Participants:

•	All current participants in the KESP listed on Exhibit A, who remain employed following the Company’s bankruptcy filing will be eligible to participate in the Post-Filing Severance Plan.

•

Participation will be subject to the participant agreeing to be bound by customary restrictive covenants, including a non-compete and non-solicit/hire of employees while employed and for the Restriction Period reflected next to the participant’s name on Exhibit A following a termination of employment for any reason, and provisions relating to confidentiality. The periods set forth on Exhibit A shall supersede the duration of any non-compete/non-solicit/non-hire that otherwise would apply to the participant under the September 2019 retention award letter agreement between the participant and the Company, which letter agreement shall otherwise remain in full force and effect.

•	Cash Severance. The amount set forth next to the participant’s name on Exhibit A.

•	Other Benefits:

•	In addition to cash severance described above, a participant will be eligible to receive:

•

Company paid COBRA benefits for continued coverage under the Company’s medical benefits plans for up to the number of months equal to the Coverage Period set forth next to the participant’s name on Exhibit A (or, if earlier, through the date the participant becomes employed by another employer and eligible for similar health insurance coverage at such employer)

•	continued life insurance coverage under the Company’s policies for a period of 12 months.

•

For the avoidance of doubt, all other severance benefits previously available under the KESP shall no longer be of any force and effect, including gross-up payments for taxes imposed under Section 4999 of the Code and acceleration of vesting of equity.

•	Certain Standstill Limitations on Terminations/Resignations:

•

The Company will agree that it will not terminate any participant’s employment other than for Cause (as defined below) prior to the Company’s emergence from bankruptcy (the “Plan Effective Date”) (or prior to the receipt by a participant of an Emergence Grant (as defined in the Term Sheet for the Company Employee Incentive Plan to which this Post-Filing Severance Plan Term Sheet is attached (the “MIP Term Sheet)), if such participant is designated to receive an Emergence Grant in accordance with the MIP Term Sheet); and

•	Each participant in the KESP will agree that the participant may not voluntarily resign for Good Reason (as defined in the KESP) prior to the Plan Effective Date.

•	Severance Triggers:

•	A participant’s termination without Cause (as defined below) following the Plan Effective Date, or

•	A participant’s resignation for Good Reason (as defined below) following the Plan Effective Date.

•	The following terms shall have the meaning set forth below for purposes of the Post-Filing Severance Plan:

•

“Cause” shall mean the participant’s (a) commission of any act or omission constituting fraud under any law of the State of Texas or other law applicable to the participant, (b) conviction of, or a plea of nolo contendere to, a felony, (c) embezzlement or theft of property or funds of the Company or any of its affiliates or (d) refusal to perform his or her duties with the Company; (e) failure to follow the instructions of the board of directors of the Company or the participant’s supervisor or a senior executive officer that, in each case, are lawful, reasonable and commensurate with the participant’s title and duties, (f) conduct in connection with the participant’s duties, performance or responsibilities that is fraudulent, unlawful, grossly negligent; or (g) willful misconduct with respect to the participant’s duties; provided that the conduct described in clauses (d), (e) and (g) shall not constitute Cause unless the Company has provided the participant with written notice of such conduct and, to the extent curable, the participant fails to cure such conduct within 10 days of receiving such notice.

•

“Good Reason” shall mean a voluntary termination by the participant due to the occurrence (without the participant’s consent) of any of the following: (a) material diminution of the participant’s title, authority or responsibilities as in effect on the Plan Effective Date that is not remedied by the Company within 5 business days after the participant’s written notice to the Company of such diminution, (b) a reduction in the participant’s base salary as in effect on the Plan

2

Effective Date, other than as a result of a reduction (reasonably determined in good faith by the board of directors of the Company to be necessary and in the best interests of the Company in response to (or to reasonably forestall) a deterioration the Company’s financial condition) of not more than 5% that applies generally to similarly situated employees, or (c) relocation of the participant’s principal place of business by more than 45 miles.

For the avoidance of doubt, the foregoing definitions shall supersede and replace the definitions of Cause and Good Reason set forth in the KESP.

•	A participant will not be entitled to any severance benefits under the Post-Filing Severance Plan on a termination for any reason other than as specifically described above.

•

Conditions to Severance Benefits: As a condition to the receipt of any severance benefits under the Post-Filing Severance Plan, a participant will be required to execute, and not revoke, a waiver and release in substantially the form attached to the KESP, as appropriately updated to reflect the Post-Filing Severance Plan and applicable legal requirements.

3

Exhibit A

Severance

Name	Position	Severance Amount ($)	Coverage Period	Restriction Period
Stacy Locke	President CEO

Lorne Phillips	EVP CFO

Carlos Pena	EVP CSO

Brian Tucker	EVP COO

Bryce Seki	VP and General Counsel

Christopher Price	SVP Engineering and Performance Solutions

Scott Keenen	SVP of Human Resources

Skip Locken	VP Drilling Operations

Holly Johnston	VP Corporate Sales

Kurt Forkheim	SVP Controller

Kevin Howie	VP Wireline Services

Bill Schneider	VP Information Technology

John Martinez	Division Manager

Wyatt Halliday	VP Sales and Marketing Drilling Services

Dan Petro	VP Treasury and IR

Daniel Hindes	VP Well Services

TOTAL:

EXHIBIT C

Form of Joinder

Form of Joinder

The undersigned (“Joinder Party”) hereby acknowledges that it has read and understands the Restructuring Support Agreement, dated as of __________ (the “Agreement”),1 by and among Pioneer and its affiliates bound thereto and the Consenting Stakeholders and agrees to be bound by the terms and conditions thereof to the extent the other Parties are thereby bound, and shall be deemed a “Consenting Stakeholder” and “Consenting Noteholder” or “Consenting Term Lender” under the terms of the Agreement.

The Joinder Party specifically agrees to be bound by the terms and conditions of the Agreement and makes all representations and warranties contained therein as of the date of this joinder and any further date specified in the Agreement.

Date Executed:

[CONSENTING STAKEHOLDER]

Name:
Title:

Address:

E-mail address(es):

Aggregate Principal Amounts Beneficially Owned or Managed on Account of:
Notes Claims
Term Loan Claims
Aggregate Amounts Beneficially Owned or Managed on Account of:
Shares of Existing Common Stock

[1]	Capitalized terms not used but not otherwise defined in this joinder shall have the meanings ascribed to such terms in the Agreement.

EXHIBIT D

Form Transfer Agreement

Form Transfer Agreement

The undersigned (“Transferee”) hereby acknowledges that it has read and understands the Restructuring Support Agreement, dated as of __________ (the “Agreement”),1 by and among Pioneer and its affiliates bound thereto and the Consenting Stakeholders, including the transferor to the Transferee of any Company Claims/Interests (each such transferor, a “Transferor”), and agrees to be bound by the terms and conditions thereof (x) to the extent the Transferor was thereby bound and (y) with respect to any and all Company Claims/Interests the Transferee may hold prior to the consummation of the Transfer contemplated hereby and shall be deemed a “Consenting Stakeholder” and a “Consenting Noteholder” or “Consenting Term Lender” under the terms of the Agreement.

The Transferee specifically agrees to be bound by the terms and conditions of the Agreement and makes all representations and warranties contained therein as of the date of the Transfer, including the agreement to be bound by the vote of the Transferor if such vote was cast before the effectiveness of the Transfer discussed in this transfer agreement.

Date Executed:

[CONSENTING STAKEHOLDER]

Name:
Title:

Address:

E-mail address(es):

Aggregate Principal Amounts Beneficially Owned or Managed on Account of:
Notes Claims
Term Loan Claims
Aggregate Amounts Beneficially Owned or Managed on Account of:
Shares of Existing Common Stock

[1]	Capitalized terms not used but not otherwise defined in this transfer agreement shall have the meanings ascribed to such terms in the Agreement.

EXHIBIT C

Corporate Structure Chart

Pioneer Organizational Chart

KEY
ABL Facility Borrower/Term Loan Facility Borrower/Senior Notes Issuer
ABL Facility Borrower/Term Loan Facility Guarantor/Senior Notes Guarantor
Other Debtors
Non-Debtor
* Unless otherwise indicated, all ownership percentages are 100%
Pioneer Energy Services Corp. (Texas)
Pioneer Drilling Services, Ltd. (Texas)
Pioneer Production Services, Inc. (Delaware)
Pioneer Global Holdings, Inc. (Delaware)
Pioneer Wireline Services Holdings, Inc. (Delaware)
Pioneer Wireline Services, LLC (Delaware)
Pioneer Well Services, LLC (Delaware)
Pioneer Fishing & Rental Services, LLC (Delaware)
Pioneer Coiled Tubing Services, LLC (Delaware)
Pioneer Services Holdings, LLC (Delaware)
99%
1%
Pioneer Latina Group SDAD, Ltda. (Panama)
1%
99%
Pioneer de Colombia SDAD, Ltda. (Panama)
Pioneer de Colombia SDAD, Ltda. (Colombia)
Proveedora Internacional de Taladros S.A.S. (Colombia)

EXHIBIT D

Valuation Analysis

Valuation Analysis of Reorganized Pioneer

THE INFORMATION CONTAINED HEREIN IS NOT A PREDICTION OR GUARANTEE OF THE ACTUAL MARKET VALUE THAT MAY BE REALIZED THROUGH THE SALE OF ANY SECURITIES TO BE ISSUED PURSUANT TO THE PLAN. THE INFORMATION IS PRESENTED SOLELY FOR THE PURPOSE OF PROVIDING ADEQUATE INFORMATION UNDER SECTION 1125 OF THE BANKRUPTCY CODE TO ENABLE THE HOLDERS OF CLAIMS ENTITLED TO VOTE TO ACCEPT OR REJECT THE PLAN TO MAKE AN INFORMED JUDGMENT ABOUT THE PLAN AND SHOULD NOT BE USED OR RELIED UPON FOR ANY OTHER PURPOSE, INCLUDING THE PURCHASE OR SALE OF CLAIMS AGAINST THE DEBTORS OR ANY OF THEIR AFFILIATES.1

A. Estimated Valuation

Solely for the purposes of the Plan and the Disclosure Statement, Lazard Frères & Co. LLC (“Lazard”), as investment banker to the Debtors, has estimated a range of total enterprise value (“Enterprise Value”) for Reorganized Pioneer on a consolidated going-concern basis and pro forma for the transactions contemplated by the Plan (the “Valuation Analysis”). The Valuation Analysis is based on financial information and projections provided by the Debtors’ management, including the Financial Projections attached to the Disclosure Statement as Exhibit F (collectively the “Projections”), and information provided by other sources. The Valuation Analysis assumes that the Effective Date will occur on April 1, 2020. The valuation estimates set forth herein represent valuation analyses of Reorganized Pioneer generally based on the application of customary valuation techniques deemed appropriate.

Based on the Projections and solely for the purposes of the Plan, the value of Reorganized Pioneer’s operations on a going concern basis (the “Enterprise Value”) is estimated to be approximately $275 million to $335 million with a midpoint of $305 million. The Valuation Analysis assumes that, between the date of filing of the Disclosure Statement and the assumed Effective Date, no material changes that would affect estimated valuation will occur.

The Valuation Analysis does not constitute an opinion as to fairness from a financial point of view of the consideration to be received or paid under the Plan, of the terms and provisions of the Plan, or with respect to any other matters.

B. Valuation Methodology

The consolidated value of Reorganized Pioneer was estimated by primarily relying on three generally accepted valuation techniques: (i) Discounted Cash Flow (“DCF”) Analysis, (ii) Comparable Company Analysis and (iii) Precedent Transaction Analysis.

(i)	Discounted Cash Flow Analysis:

[1]

All capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Disclosure Statement for the Joint Chapter 11 Plan of Reorganization for Pioneer and Its Debtor Affiliates (the “Disclosure Statement”), to which this Valuation Analysis is attached as Exhibit D.

DCF analysis is a forward-looking enterprise valuation methodology that estimates the value of an asset or business by calculating the present value of expected future cash flows to be generated by that asset or business. Under this methodology, projected future cash flows are discounted by the business’ weighted average cost of capital (the “Discount Rate”). The Discount Rate reflects the estimated rate of return that would be required by debt and equity investors to invest in the business based on its capital structure. The Enterprise Value of the firm is determined by calculating the present value of the unlevered after-tax free cash flows based on the Projections provided by management plus an estimate for the value of the firm beyond the Projection Period, known as the terminal value. The range of potential terminal values was calculated by applying a multiple to earnings before interest, taxes, depreciation and amortization (“EBITDA”) and by deriving a value using an assumed perpetuity growth rate applied to the unlevered after-tax free cash flow in the final year of the Projection Period. The terminal value was then discounted back to the assumed Effective Date.

(ii)	Comparable Public Company Analysis:

Comparable Public Company Analysis estimates the value of a company relative to other publicly traded companies with similar operating and financial characteristics. A set of publicly traded companies was selected based on similar business and financial characteristics to Reorganized Pioneer. Criteria for the selected reference group included, among other relevant characteristics, similarity in business, business risks, growth prospects, product mix, customer base, margins, market presence, size and scale of operations. The selected reference group may not be comparable to Reorganized Pioneer in all aspects, and may differ materially in others.

In deriving Enterprise Value ranges under the Comparable Public Company Analysis methodology, EBITDA multiples were the primary valuation metric. Based on 2019, 2020 and 2021 multiples of this reference group and certain qualitative judgments based on differences between the characteristics of Reorganized Pioneer and the selected reference group, a range of multiples was then applied to Reorganized Pioneer’s implied 2019, 2020 and 2021 EBITDA. The analysis relied on enterprise values calculated based on both the market value and book value of debt, as appropriate.

(iii)	Precedent Transaction Analysis:

Precedent Transaction Analysis estimates the value of a company based on prices paid for similar companies in recent transactions. A set of recent transactions was selected based on the seller’s comparability to Reorganized Pioneer including factors such as business, geography and end markets, business risk, growth prospects, financial stability, and size and scale, among other factors.

In deriving Enterprise Value ranges under the Precedent Transaction Analysis methodology, EBITDA multiples were the primary valuation metric. For each selected transaction, implied transaction multiples were calculated by dividing the total transaction value by the estimate forward EBITDA at the time of the transaction. Based on forward fiscal year multiples of the selected corporate transactions and certain qualitative judgments based on differences between the characteristics of Reorganized Pioneer and the selected reference group, a range of multiples was then applied to Reorganized Pioneer’s implied 2020 EBITDA.

THE VALUATION ANALYSIS REFLECTS WORK PERFORMED BY LAZARD ON THE BASIS OF INFORMATION IN RESPECT OF THE BUSINESSES AND ASSETS OF THE DEBTORS AVAILABLE TO LAZARD AS OF FEBRUARY 4, 2020. IT SHOULD BE UNDERSTOOD THAT, ALTHOUGH SUBSEQUENT DEVELOPMENTS MAY AFFECT LAZARD’S CONCLUSIONS, LAZARD DOES NOT HAVE ANY OBLIGATION TO UPDATE, REVISE, OR REAFFIRM ITS VALUATION ANALYSIS AND DOES NOT INTEND TO DO SO.

LAZARD DID NOT INDEPENDENTLY VERIFY THE PROJECTIONS OR OTHER INFORMATION THAT LAZARD USED IN THE VALUATION ANALYSIS, AND NO INDEPENDENT VALUATIONS OR APPRAISALS OF THE DEBTORS WERE SOUGHT OR OBTAINED IN CONNECTION THEREWITH. THE VALUATION ANALYSIS WAS DEVELOPED SOLELY FOR PURPOSES OF THE PLAN AND THE ANALYSIS OF POTENTIAL RELATIVE RECOVERIES TO CREDITORS THEREUNDER. THE VALUATION ANALYSIS REFLECTS THE APPLICATION OF VARIOUS VALUATION TECHNIQUES, DOES NOT PURPORT TO BE AN OPINION AND DOES NOT PURPORT TO REFLECT OR CONSTITUTE AN APPRAISAL, LIQUIDATION VALUE, OR ESTIMATE OF THE ACTUAL MARKET VALUE THAT MAY BE REALIZED THROUGH THE SALE OF ANY SECURITIES TO BE ISSUED OR ASSETS TO BE SOLD PURSUANT TO THE PLAN, WHICH MAY BE SIGNIFICANTLY DIFFERENT THAN THE AMOUNTS SET FORTH IN THE VALUATION ANALYSIS.

THE VALUE OF AN OPERATING BUSINESS IS SUBJECT TO NUMEROUS UNCERTAINTIES AND CONTINGENCIES THAT ARE DIFFICULT TO PREDICT AND WILL FLUCTUATE WITH CHANGES IN FACTORS AFFECTING THE FINANCIAL CONDITION AND PROSPECTS OF SUCH A BUSINESS. AS A RESULT, THE VALUATION ANALYSIS IS NOT NECESSARILY INDICATIVE OF ACTUAL OUTCOMES, WHICH MAY BE SIGNIFICANTLY MORE OR LESS FAVORABLE THAN THOSE SET FORTH HEREIN. BECAUSE SUCH ESTIMATES ARE INHERENTLY SUBJECT TO UNCERTAINTIES, NEITHER THE DEBTORS, LAZARD, NOR ANY OTHER PERSON ASSUMES RESPONSIBILITY FOR THEIR ACCURACY. IN ADDITION, THE POTENTIAL VALUATION OF NEWLY ISSUED SECURITIES IS SUBJECT TO ADDITIONAL UNCERTAINTIES AND CONTINGENCIES, ALL OF WHICH ARE DIFFICULT TO PREDICT. ACTUAL MARKET PRICES OF SUCH SECURITIES AT ISSUANCE WILL DEPEND UPON, AMONG OTHER THINGS, PREVAILING INTEREST RATES, CONDITIONS IN THE FINANCIAL AND COMMODITY MARKETS, THE ANTICIPATED INITIAL SECURITIES HOLDINGS OF PREPETITION CREDITORS, SOME OF WHICH MAY PREFER TO LIQUIDATE THEIR INVESTMENT RATHER THAN HOLD IT ON A LONG-TERM BASIS, THE POTENTIALLY DILUTIVE IMPACT OF CERTAIN EVENTS, INCLUDING THE ISSUANCE OF EQUITY SECURITIES PURSUANT TO ANY MANAGEMENT INCENTIVE COMPENSATION PLAN, AND OTHER FACTORS THAT GENERALLY INFLUENCE THE PRICES OF SECURITIES.

Lazard assumed that the Projections were reasonably prepared in good faith and on a basis reflecting the Debtors’ best estimates and judgments as to the future operating and financial performance of Reorganized Pioneer. The Valuation Analysis assumes that the actual performance of Reorganized Pioneer will correspond to the Projections in all material respects. If the business performs at levels below or above those set forth in the Projections, such performance may have a materially negative or positive impact, respectively, on the Valuation Analysis and estimated potential ranges of Enterprise Value therein.

In preparing the Valuation Analysis, Lazard: (a) reviewed certain historical financial information of the Debtors for recent years and interim periods; (b) reviewed certain financial and operating data of the Debtors, including the Projections; (c) discussed the Debtors’ operations and future prospects with the Debtors’ senior management team and third-party advisors; (d) reviewed certain publicly available financial data for, and considered the market value of, public companies that Lazard deemed generally relevant in analyzing the value of Reorganized Pioneer; (e) considered certain economic and industry information that Lazard deemed generally relevant to Reorganized Pioneer; and (f) conducted such other studies, analyses, inquiries, and investigations as deemed appropriate. Lazard assumed and relied on the accuracy and completeness of all financial and other information furnished to it by the Debtors’ management and other parties as well as publicly available information.

The Valuation Analysis does not constitute a recommendation to any holder of Allowed Claims or any other person as to how such person should vote or otherwise act with respect to the Plan. Lazard has not been requested to, and does not express any view as to, the potential value of Reorganized Pioneer’s securities on issuance or at any other time.

Lazard did not estimate the value of any tax attributes nor did it estimate the impact of any cancellation of indebtedness income on the Reorganized Debtors’ Projections. Such matters are subject to many uncertainties and contingencies that are difficult to predict. Any changes to the assumptions on the availability of tax attributes or the impact of cancellation of indebtedness income on the Reorganized Debtor’s Projections could materially impact Lazard’s valuation analysis.

THE SUMMARY SET FORTH ABOVE DOES NOT PURPORT TO BE A COMPLETE DESCRIPTION OF THE VALUATION ANALYSIS PERFORMED BY LAZARD. THE PREPARATION OF A VALUATION ANALYSIS INVOLVES VARIOUS DETERMINATIONS AS TO THE MOST APPROPRIATE AND RELEVANT METHODS OF FINANCIAL ANALYSIS AND THE APPLICATION OF THESE METHODS IN THE PARTICULAR CIRCUMSTANCES AND, THEREFORE, SUCH AN ANALYSIS IS NOT READILY SUITABLE TO SUMMARY DESCRIPTION. THE VALUATION ANALYSIS PERFORMED BY LAZARD IS NOT NECESSARILY INDICATIVE OF ACTUAL VALUES OR FUTURE RESULTS, WHICH MAY BE SIGNIFICANTLY MORE OR LESS FAVORABLE THAN THOSE DESCRIBED HEREIN.

LAZARD IS ACTING AS INVESTMENT BANKER TO THE DEBTORS, AND HAS NOT BEEN, WILL NOT BE RESPONSIBLE FOR, AND WILL NOT PROVIDE ANY TAX, ACCOUNTING, ACTUARIAL, LEGAL, OR OTHER SPECIALIST ADVICE.

EXHIBIT E

Liquidation Analysis

Liquidation Analysis

(Deconsolidated Chapter 7 Scenario)

Overview

A chapter 11 plan cannot be confirmed unless the bankruptcy court determines that the plan is in the “best interests” of all holders of claims and interests that are impaired by the plan and that have not accepted the plan. The “best interests” test requires a bankruptcy court to find either that (i) all members of an impaired class of claims or interests have accepted the plan or (ii) the plan will provide a member who has not accepted the plan with a recovery of property of a value, as of the effective date of the plan, that is not less than the amount that such holder would recover if the Debtor were liquidated under chapter 7 of the Bankruptcy Code.

The Debtors have prepared this liquidation analysis (“Liquidation Analysis”), based on a hypothetical liquidation under chapter 7 of the Bankruptcy Code. It is assumed, among other things, that the Debtors’ estates are not substantively consolidated and that the hypothetical liquidation under chapter 7 would commence under the direction of a court-appointed trustee (the “Liquidating Trustee” or the “Trustee”) and would continue for a period of time, during which all of the Debtors’ material assets would be sold or tendered to their respective lien holders, and the cash proceeds, net of liquidation related costs, would be distributed to creditors in accordance with applicable law.

The Liquidation Analysis has been prepared assuming that the Debtors had filed for chapter 11 bankruptcy on or about March 1, 2020, and subsequently converted the cases to chapter 7 bankruptcy on May 1, 2020 following a failed confirmation of a chapter 11 plan of reorganization (the “Conversion Date”)

The determination of the costs of, and proceeds from, the hypothetical liquidation of the Debtors’ assets in a chapter 7 case is an uncertain process involving the extensive use of estimates and assumptions that, although considered reasonable by the Debtors, are inherently subject to significant business, economic, and competitive uncertainties and contingencies beyond the control of the Debtors, their management, and their advisors. Inevitably, some assumptions in the Liquidation Analysis would not materialize in an actual chapter 7 liquidation, and unanticipated events and circumstances could affect the ultimate results in an actual chapter 7 liquidation.

THE LIQUIDATION ANALYSIS IS NOT INTENDED AND SHOULD NOT BE USED FOR ANY OTHER PURPOSE. THE LIQUIDATION ANALYSIS DOES NOT PURPORT TO BE A VALUATION OF THE DEBTORS’ ASSETS AS A GOING CONCERN, AND THERE MAY BE A SIGNIFICANT DIFFERENCE BETWEEN THE LIQUIDATION ANALYSIS AND THE VALUES THAT MAY BE REALIZED IN AN ACTUAL LIQUIDATION. THIS ANALYSIS ASSUMES “LIQUIDATION VALUES” BASED ON THE DEBTORS’ BUSINESS JUDGEMENT. THE RECOVERIES SHOWN DO NOT CONTEMPLATE A SALE OR SALES OF BUSINESS UNITS ON A GOING CONCERN BASIS. WHILE THE DEBTORS MAKE NO ASSURANCES, IT IS POSSIBLE THAT PROCEEDS RECEIVED FROM ANY GOING CONCERN SALE(S) WOULD BE MORE THAN THE HYPOTHETICAL LIQUIDATION, THE COSTS ASSOCIATED WITH THE SALE(S) WOULD BE LESS, FEWER CLAIMS WOULD BE ASSERTED AGAINST THE BANKRUPTCY ESTATES, OR CERTAIN ORDINARY COURSE CLAIMS WOULD BE ASSUMED BY THE BUYER(S) OF SUCH BUSINESS(ES).

1

THE UNDERLYING FINANCIAL INFORMATION IN THE LIQUIDATION ANALYSIS WAS NOT COMPILED OR EXAMINED BY ANY INDEPENDENT ACCOUNTANTS. NEITHER THE DEBTORS NOR THEIR ADVISORS MAKE ANY REPRESENTATIONS OR WARRANTIES THAT THE ACTUAL RESULTS WOULD OR WOULD NOT APPROXIMATE THE ESTIMATES AND ASSUMPTIONS REPRESENTED IN THE LIQUIDATION ANALYSIS. ACTUAL RESULTS COULD VARY MATERIALLY.

In order to maximize recoveries to the Company’s creditors, this Liquidation Analysis assumes that a liquidation of the Debtors would occur over approximately six months, with the majority of activities occurring during the first 90 days. For the first 30 days, it is assumed that the Trustee would arrange an orderly transition of customer activities to alternative service providers, as the Debtors’ field operations are discontinued. This orderly transition is assumed to increase overall recoveries for certain assets, including accounts receivable and select fixed assets. Following this initial 30 days, the Debtors would retain a limited staff sufficient to monetize substantially all assets in an orderly manner and wind-down the estate by November 1, 2020, or approximately six months after initiating chapter 7 proceedings.

2

The Liquidation Analysis should be read in conjunction with the following notes and assumptions:

Summary Notes to Liquidation Analysis:

1.

Dependence on assumptions. The Liquidation Analysis depends on a number of estimates and assumptions that, although developed and considered reasonable by the management and the advisors of the Debtors, are inherently subject to significant economic, business, regulatory, and competitive uncertainties and contingencies beyond the control of the Debtors or their management. The Liquidation Analysis is also based on the Debtors’ best judgement of how numerous decisions in the liquidation process would be resolved. Accordingly, there can be no assurance that the values reflected in this Liquidation Analysis would be realized if the Debtors were, in fact, to undergo such a liquidation and actual results could vary materially and adversely from those contained herein.

2.

Additional claims. The cessation of business in a liquidation is likely to trigger certain claims that otherwise would not exist under a plan. Some of these claims could be significant and may be entitled to priority in payment over general unsecured claims. Those priority claims would be paid in full before any proceeds from liquidation would be made available to pay general unsecured claims or to make any distribution in respect of equity interests.

3.	Dependence on unaudited financial statements. This Liquidation Analysis is based, in part, on unaudited financial statements, which may differ from actual results.

4.

Preference or fraudulent transfers. No recovery or related litigation costs have been attributed to any potential avoidance actions under the Bankruptcy Code, including potential preference or fraudulent transfer actions due to, among other issues, uncertainty and anticipated disputes about these matters.

5.

Chapter 7 liquidation costs and length of liquidation process. The Debtors have assumed that during the initial 30-day period, the Trustee would retain a significant number of employees, including direct labor; field general and administration; and corporate general and administration. These employees would continue to service the Debtors’ customers while those customers secured replacement service providers. The Debtors project that these services will be performed at cost for direct labor and materials. Subsequently, a limited group of personnel would be retained in order to pursue orderly sales of substantially all of the remaining assets, collect receivables, arrange distributions, and otherwise administer and close the estates. This Liquidation Analysis assumes the liquidation would be completed by November 1, 2020, or approximately six months after initiating chapter 7 proceedings. In an actual liquidation, the wind-down process and time period(s) could vary, thereby impacting recoveries. For example, the potential for priority, contingent, and other claims, litigation, rejection costs, and the final determination of allowed claims could substantially impact both the timing and amount of the distribution of the asset proceeds to the creditors. Accordingly, there can be no assurance that the values reflected in this Liquidation Analysis would be realized if the Debtors were, in fact, to undergo such a liquidation. The Liquidation Analysis assumes that operations are discontinued over a period less than thirty days and customer accounts are transitioned in an orderly manner to maximize creditor recoveries.

3

Pursuant to section 726 of the Bankruptcy Code, the allowed administrative expenses incurred by the Liquidating Trustee, including, but not limited to, expenses incurred in connection with selling the Debtors’ assets, will be entitled to payment in full prior to any distribution to chapter 11 administrative claims. The estimate used in the Liquidation Analysis for these expenses includes estimates for certain legal, accounting, and other professionals, as well as Trustee fees in accordance with the chapter 7 trustee fee guidelines.

6.

Claims estimates. Claims are estimated based upon known or projected liabilities as of December 31, 2019, with the exception of claims from rejecting real property leases. Lease rejection claims are calculated as of the corresponding rejection date.

7.

Distribution of net proceeds. Priority and administrative claim amounts, professional fees, trustee fees, and other such claims that may arise in a liquidation scenario would be paid in full from the liquidation proceeds before the balance of those proceeds is made available to pay prepetition priority, secured, and unsecured claims. Under the absolute priority rule, no junior creditor would receive any distribution until all senior creditors are paid in full, and no equity holder would receive any distribution until all creditors, are paid in full. The assumed distributions to creditors as reflected in the Liquidation Analysis, are estimated in accordance with the absolute priority rule.

The Liquidation Analysis projects sufficient proceeds from liquidating assets of the debtors to satisfy 100% of the super priority secured debt claims at those entities. The remaining proceeds available for distribution to creditors would subsequently be allocated to senior secured claims on a pari passu basis. The Liquidation Analysis projects no proceeds available for distribution to remaining, unpaid senior secured, administrative expense, priority unsecured, senior unsecured note and other general unsecured claims.

8.

Conclusion: The Debtors have determined, as summarized in the following analysis, that confirmation of the Plan of Reorganization will provide all creditors with a recovery equal to or greater than the amount they would receive pursuant to a liquidation of the Debtors’ assets under chapter 7 of the Bankruptcy Code.

4

Summary Notes to Liquidation Analysis:

	Net Liquidation Proceeds - Pioneer Energy Services Corp.- Consolidated
$USD in Thousands
		Net Book		Pro forma
		Value		Value	Recovery Estimate (%)			Recovery Estimate $
	Notes	12/31/2019	Adjustment	5/1/2020	Low	Midpoint	High	Low	Midpoint	High
Current Assets
Cash & Cash Equivalents	[1]	$14,447	(7,947)	$6,500	100%	100%	100%	$6,500	$6,500	$6,500
Restricted Cash	[2]	998	—	998	0%	0%	0%	—	—	—
Accounts Receivables	[3]	63,159	—	63,159	42%	52%	62%	26,803	33,119	39,435
Insurance Recoveries	[4]	22,873	(22,873)	—	0%	0%	0%	—	—	—
Other Receivables	[5]	485	—	485	100%	100%	100%	485	485	485
Unbilled Receivables	[6]	5,703	—	5,703	60%	70%	80%	3,422	3,992	4,563
Inventory	[7]	10,325	—	10,325	10%	15%	20%	1,032	1,549	2,065
Assets Held For Sale	[8]	3,447	—	3,447	8%	12%	16%	268	402	536
Prepaid Expenses And Other Current Assets	[9]	7,034	—	7,034	14%	23%	33%	1,007	1,593	2,297

Total Current Assets		$128,471	$(30,820)	$97,651	40%	49%	57%	$39,518	$47,640	$55,880
Long Term Assets
PP&E	[10]	$443,941	$—	$443,941	15%	19%	23%	$68,455	$84,947	$101,438
Operating Lease	[11]	6,695	(6,695)	—	0%	0%	0%	—	—	—
Intangible Assets	[12]	112	—	112	0%	0%	0%	—	—	—
Investment In Subsidiaries	[13]	691,763	(691,763)	—	0%	0%	0%	—	—	—
Long Term Investments	[14]	374	(142)	232	80%	90%	100%	186	209	232
Other Long-Term Assets	[15]	520	—	520	38%	43%	48%	200	225	250

Total Long Term Assets		$1,143,406	$(698,600)	$444,806	15%	19%	23%	$68,840	$85,380	$101,920
Other
Non-debtor Recovery	[16]	57,357	27,191	84,548	40%	50%	60%	33,672	42,334	51,068

Total Assets		$1,329,234	$(702,229)	$627,005	23%	28%	33%	$142,030	$175,355	$208,869

Less Liquidation Costs
Chapter 7 U.S. Trustee Fee	[17]							(3,367)	(4,109)	(4,850)
Chapter 7 Professional Fees	[18]							(2,167)	(3,451)	(4,734)
Litigation Expense	[19]							(7,500)	(5,625)	(3,750)
Rig Demobilization Costs	[20]							(2,989)	(2,989)	(2,989)
Orderly Wind-Down Cost	[21]							(9,922)	(9,922)	(9,922)

Total Liquidation Adjustment								$(25,945)	$(26,095)	$(26,245)

Net Liquidation Proceeds Available for Distribution								$116,085	$149,260	$182,624

			Estimated	Recovery Estimate %			Recovery Estimate S
	Notes		Claims	Low	MidPoint	High	Low	MidPoint	High
Proceeds Available for Distribution to Claimants							$116,085	$149,260	$182,624
Super Priority Secured Debt	[22	]	24,469	100.0%	100.0%	100.0%	24,469	24,469	24,469
Senior Secured Debt	[23	]	175,000	52.4%	71.3%	90.4%	91,616	124,791	158,155
Chapter 11 Administrative Claims	[24	]	62,789	0.0%	0.0%	0.0%	—	—	—
Priority Unsecured Claims	[25	]	3,963	0.0%	0.0%	0.0%	—	—	—
Senior Unsecured Note Claims	[26	]	311,586	0.0%	0.0%	0.0%	—	—	—
General Unsecured Claims	[27	]	7,136	0.0%	0.0%	0.0%	—	—	—

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Detailed Assumptions

Asset Recovery Estimates

Asset recovery estimates presented in this Liquidation Analysis are based on the Company’s unaudited balance sheet as of December 31, 2019 and updated where noted:

[1]

Cash includes funds held in treasury, concentration, receipt and disbursement accounts at financial institutions. Cash balances are as of December 31, 2019 and have been adjusted to approximate pro forma book balance as of the Conversion Date.

•	Pro forma book cash balance totals $6.5 million, as of the Conversion Date.

•	The Company estimates 100% recovery for Cash.

[2]

Restricted cash is held in escrow and is related to the operational leases held by the Company. The escrow account was mandated by the lenders during the refinancing of the Senior Secured Term Loan in 2017. The balance is based on the net book value as of December 31, 2019, as a reduction of this escrow account is not anticipated. Given the estimated recoveries to the Senior Secured Term Loan lenders contained in this analysis, it is assumed that the lenders will apply these proceeds to their overall recoveries.

•	Pro forma book cash balance totals $0.9 million, as of the Conversion Date.

•	The Company estimates 0% recovery on Restricted Cash.

[3]

Accounts Receivable consists of an accrued amount due for drilling and production servicing revenue related to prior months. Accounts Receivable is based on the book balance as of December 31, 2019. December month-end balance is an adequate proxy for the balance as of the Conversion Date, based on projected revenue and collection activity. The analysis assumes that the Trustee would retain certain existing staff to handle collection efforts for outstanding trade Accounts Receivable. Accounts Receivable recoveries are based on the number of days past due and management’s guidance on collectability.

•	Pro forma balance for Accounts Receivable totals $63.2 million as of the Conversion Date.

•	The Company estimates 52% mid-point recovery for Accounts Receivable, with a range of 42% to 62%.

[4]

Insurance Recoveries consists of accounts receivable from the Company’s workers compensation, general liability, and auto insurance policies resulting from outstanding claims and settlements. It is assumed that these receivables are not monetizable, as the Company is not the claimant in these cases. For accounting purposes and completeness, the Company also shows an offsetting liability of the same amount.

[5]	Other Receivables consist of rebates paid to the Company by Wells Fargo, for achieving various spending thresholds on the purchase cards and certain AP controls metrics.

•	Pro forma balance for Other Receivables totals $0.5 million as of the Conversion Date.

•	The Company estimates 100% recovery for Other Receivables.

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[6]	Unbilled Receivables consist of estimated PO accruals for drilling and production servicing revenue that have not yet been invoiced, but the service has been rendered or the good has been delivered.

•	Pro forma balance for Other Receivable totals $5.7 million as of the Conversion Date.

•	The Company estimates 70% mid-point recovery for Unbilled Receivables, with a range 60% to 80%.

[7]

Inventory In the delivery of its services, the Company procures and consumes various parts and sub-assemblies, specifically, wireline and coil tubing materials, which are stored globally at Company sites. The balance is based on the net book value as of December 31, 2019. Based on industry guidance cited in cases similar in type, as well as management’s guidance, the secondary market and potential recovery values for these items would be limited.

•	Pro forma balance for Inventory totals $10.3 million as of the Conversion Date.

•	The Company estimates 15% mid-point recovery for Inventory, with a range 10% to 20%.

[8]

Assets Held for Sale consists of fixed assets held as current on the balance sheet and marked at fair market value for accounting purposes. The balance is based on the net book value as of December 31, 2019. The recovery value of Assets Held for Sale is based on Company estimates, which have been adjusted for changes in the account balance and the nature of the assets as of December 31, 2019.

•	Pro forma balance for Inventory totals $3.4 million as of the Conversion Date.

•	The Company estimates 12% mid-point recovery for Assets Held for Sale, with a range 8% to 16%.

[9]

Prepaid Expenses and Other Current Assets includes multiple non-cash assets with varied collectability assumptions. The most material of these assets are prepaid insurance, prepaid drilling costs, prepaid rent, deposits, and other prepaids. Prepaid Insurance totaling $2.3 million is assumed to be held in place during the liquidation, with small recoveries assumed for property insurance. Prepaid drilling costs include mobilization and other operating costs incurred while executing drilling services contracts. Prepaid drilling costs totaling $0.7 million are assumed to be withheld by the drilling services customers and deducted from potential damage claims related to the rejection of the drilling services contracts. Other prepaids, which total $3.1 million and consist of licensing fees for enterprise management, human resources, and customer ticketing software, are assumed to not be recovered.

•	Pro forma balance for Prepaid Expenses and Other Current Assets totals $7.0 million, as of the Conversion Date.

•	The Company estimates 23% mid-point recovery for Prepaid Expenses and Other Current Assets, with a range 14% to 33%.

[10]

Property, Plant & Equipment Includes land, buildings, leasehold improvements, furniture and fixtures, computers, other information technology related equipment, machinery and drilling equipment, and vehicles. Machinery and drilling equipment accounts for approximately 92% of the pro forma book value. The Liquidation Analysis relies on recovery assumptions and estimates

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provided by management. Management’s recovery assumptions incorporate multiple considerations, including limited potential buyer universe, obsolescence, and market saturation. The Liquidation Analysis assumes that substantially all the assets will be sold during the initial thirty days The Liquidation Analysis assumes that machinery and drilling equipment will be sold primarily to either replacement service providers or current customers.

•	Pro forma balance for Property, Plant & Equipment totals $443.9 million, as of the Conversion Date.

•	The Company estimates 19% mid-point recovery for Property, Plant & Equipment, with a range 15% to 23%.

[11]	Operating Leases are an asset recorded to allow the Company to capitalize lease expense for lease terms over one year. These balances are not able to be monetized.

•	Pro forma balance for Operating Leases totals $6.7 million, as of the Conversion Date.

•	The Company estimates no recovery from Operating Leases.

[12]

Intangible Assets includes historical purchase prices allocations to both customer relationships and trademarks. The balance is based on the net book value as of December 31, 2019. Based on management’s guidance, the balance of this asset is anticipated to fully amortize by the Conversion Date.

•	Pro forma balance for Intangible Assets totals $0.1 million, as of the Conversion Date.

•	The Company estimates no recovery from Intangible Assets.

[13]

Investment in Subsidiaries consists of investments in operating subsidiaries of certain legal entities within the ownership structure of the Debtors. Given the wholly-owned nature of the subsidiaries, management deems the interests to have no material resale value under a liquidation scenario.

•	Pro forma balance for Investment in Subsidiaries totals $0.0 million, as of the Conversion Date.

•	The Company estimates no recovery from Investment in Subsidiaries.

[14]

Long Term Investments represent assets held under the non-qualified retirement savings plan. The Liquidation Analysis assumes that the Trustee would assume control of these assets and liquidate the plan. The balance is based on the net book value as of December 31, 2019 less the amount paid on February 27, 2020.

•	Pro forma balance for Long Term Investments totals $0.2 million, as of the Conversion Date.

•	The Company estimates 90% mid-point recovery for Long Term Investments, with a range 80% to 100%.

[15]

Other Long Term Assets contains deposits for insurance, as well as deferred mobilization costs for drilling services. Deposits are held by both worker’s compensation and general liability insurers. The Liquidation Analysis assumes the Trustee would recover those deposits as they are not associated with any offsetting liabilities and are held in escrow with the respective insurer. As mentioned previously in Prepaid Expenses and Other Current Assets, deferred mobilization costs are assumed to be withheld by the drilling services customers and deducted from potential damage claims related to the rejection of the drilling services contracts.

•	Pro forma balance for Other Long Term Assets totals $0.5 million, as of the Conversion Date.

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•	The Company estimates 43% mid-point recovery for Other Long Term Assets, with a range 38% to 48%.

[16]

Non-Debtor Recovery includes projected recoveries on all assets for the remaining non-debtor entities. Recovery assumptions, by asset type, are consistent assumptions utilized for debtors with similar business operations.

•	Pro forma balance for Non-Debtor Recovery totals $84.5 million, as of the Conversion Date.

•	The Company estimates 50% mid-point recovery for Non-Debtor Recovery, with a range 39% to 60%.

Costs Associated with Liquidation

[17]	Chapter 7 U.S. Trustee Fees Chapter 7 trustee fees are forecasted in accordance with chapter 7 guidelines.

•	Chapter 7 U.S. Trustee Fees for the six-month period are estimated to range between $3.4 to $4.9 million.

[18]

Chapter 7 Professional Fees includes financial advisors and legal counsel retained by the Trustee. The Liquidation Analysis assumes that these fees will be in a range of approximately 2%—3% of the total recovered assets.

•	Chapter 7 Professional Fees for the six-month period are estimated in a range from $2.2 to $4.7 million.

[19]

Litigation Expense represents potential litigation expenses specifically related to the breach of drilling customer contracts. Estimated by Company to be approximately $0.3 to $0.6 million per drilling rig.

•	Litigation costs are estimated in a range from $3.8 to $7.5 million.

[20]

Rig Demobilization Costs Company estimates of rig values assuming a sale to a buyer after demobilization, stacking and storage of the rigs. The Company has provided the estimated costs, including 45 day storage during sale. Total Rig Demobilization Costs are estimated to be $3.0 million.

[21]

Orderly Wind-down Cost includes payroll, facility and overhead costs to assist the Trustee and retained professionals with monetizing assets, document retention, final W-2s, final tax returns, 401(k) termination costs, reconciling claims and winding-down the estate. In addition, labor costs related to various corporate departments necessary for the wind-down are included, such as: legal, tax, accounting, human resources, and information technology personnel. The Liquidation Analysis projects overhead costs and corporate and administrative support costs based on trailing six-month expenses, per operating entity. Per management’s guidance, these costs have been adjusted based on the value of assets being liquidated, by operating entity. The Liquidation Analysis projects costs over the six-month period based on a step-down as assets are disposed and personnel terminated.

•	Orderly wind-down costs for the six-month period total approximately $9.9 million.

9

Claims

[22]

Super Priority Secured Claims includes principal and unpaid interest pro forma as of the Conversion Date. The Super Priority DIP facility is assumed to carry a balance of $24.5 million. The Debtors have assumed that the liens securing the Senior Secured Claims are valid and perfected.

•	Projected recoveries on account of these claims total $24.5 million.

[23]

Senior Secured Claims includes principal and unpaid interest pro forma as of the Conversion Date, consisting of the Senior Secured ABL facility and the Senior Secured Term Loan. The Senior Secured ABL facility is assumed to carry a balance of $0.0 million. The Debtors have assumed that the liens securing the Senior Secured Claims are valid and perfected.

•	Projected recoveries on account of these claims total $124.8 million, or 71% of the total estimated for Senior Secured Claims , and could range from $91.6 million (52%) to $158.1 million (90%).

[24]

Administrative Expense Claims Claims pursuant to section 503(b)(9) of the Bankruptcy Code as a result of receiving goods in the 20-day period prior to the petition date, are projected paid in the ordinary course during the chapter 11 postpetition cash flow periods. Claims pursuant to post-petition trade payables total $26.7 million. Administrative claims related to unpaid postpetition professional fees totaling $4.5 million, net of retainers. Claims total $31.6 million for postpetition unpaid payroll and severance obligations for employees, subject to the $13,650 individual cap, per §507(a)(4) of the Bankruptcy Code.

•	Projected recoveries on account of these claims total $0.0.

[25]	Priority Claims includes prepetition amounts for accrued income, property, sales and VAT taxes. Priority claims total $4.0 million for accrued taxes.

•	Projected recoveries on account of these claims total $0.0.

[26]	Senior Unsecured Note Claims includes principal and unpaid interest pro forma as of the Conversion Date.

•	Projected recoveries on account of these claims total $0.0.

[27]

General Unsecured Claims include remaining claims for pre-petition accounts payable, employee claims in excess of the $13,650 individual cap, non-priority taxes, contract rejection claims for real property leases, customer contracts, and vendor contracts, non-qualified retirement plan obligations and other accrued liabilities.

•	Projected recoveries on account of these claims total $0.0.

10

EXHIBIT F

Financial Projections

Financial Projections

The Debtors believe that the Plan1 meets the feasibility requirement set forth in section 1129(a)(11) of the Bankruptcy Code, as confirmation is not likely to be followed by liquidation or the need for further financial reorganization of the Debtors or any successor under the Plan. In connection with the planning and development of a plan of reorganization and for the purposes of determining whether such plan would satisfy this feasibility standard, the Debtors analyzed their ability to satisfy their financial obligations while maintaining sufficient liquidity and capital resources.

The Debtors do not, as a matter of course, publish their business plans or strategies, projections or anticipated financial position. Accordingly, the Debtors do not anticipate that they will, and disclaim any obligation to, furnish updated business plans or Financial Projections to holders of Claims or other parties in interest going forward, or to include such information in documents required to be filed with the SEC or otherwise make such information public, unless required to do so by the SEC or other regulatory bodies pursuant to the provisions of the Plan.

In connection with the Disclosure Statement, the Debtors’ management team

(“Management”) prepared the Financial Projections for the years 2020 through 2024 (the “Projection Period”). The Financial Projections were prepared by Management and are based on several assumptions made by Management with respect to the future performance of the Reorganized Debtors’ operations.

The Debtors have prepared the Financial Projections based on information available to them, including information derived from public sources that have not been independently verified. No representation or warranty, expressed or implied, is provided in relation to fairness, accuracy, correctness, completeness, or reliability of the information, opinions, or conclusions expressed herein.

THESE FINANCIAL PROJECTIONS WERE NOT PREPARED WITH A VIEW TOWARD COMPLIANCE WITH PUBLISHED GUIDELINES OF THE SEC OR GUIDELINES ESTABLISHED BY THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS FOR PREPARATION AND PRESENTATION OF PROSPECTIVE FINANCIAL INFORMATION.

ALTHOUGH MANAGEMENT HAS PREPARED THE FINANCIAL PROJECTIONS IN GOOD FAITH AND BELIEVES THE ASSUMPTIONS TO BE REASONABLE, IT IS IMPORTANT TO NOTE THAT NEITHER THE DEBTORS NOR THE REORGANIZED DEBTORS CAN PROVIDE ANY ASSURANCE THAT SUCH ASSUMPTIONS WILL BE REALIZED. AS DESCRIBED IN DETAIL IN THE DISCLOSURE STATEMENT, A VARIETY OF RISK FACTORS COULD AFFECT THE RESULTS AND MUST BE CONSIDERED. ACCORDINGLY, THE FINANCIAL PROJECTIONS SHOULD BE REVIEWED IN CONJUNCTION WITH A REVIEW OF THE DISCLOSURE STATEMENT AND THE ASSUMPTIONS DESCRIBED HEREIN, INCLUDING ALL RELEVANT QUALIFICATIONS AND FOOTNOTES.

[1]

Capitalized terms used but not otherwise defined herein have the meanings ascribed to them in the Disclosure Statement, to which these Financial Projections are attached as Exhibit F or the Plan attached to the Disclosure Statement as Exhibit A.

The Financial Projections contain certain forward-looking statements, all of which are based on various estimates and assumptions. Such forward looking statements are subject to inherent uncertainties and to a wide variety of significant business, economic, and competitive risks, including those summarized herein. When used in the Financial Projections, the words, “anticipate,” “believe,” “estimate,” “will,” “may,” “intend,” “expect,” and similar expressions should be generally identified as forward-looking statements. Although the Debtors believe that their plans, intentions, and expectations reflected in the forward-looking statements are reasonable, they cannot be sure that they will be achieved. These statements are only predictions and are not guarantees of future performance or results. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated by a forward-looking statement. All forward-looking statements attributable to the Debtors or Persons or Entities acting on their behalf are expressly qualified in their entirety by the cautionary statements set forth herein. Forward-looking statements speak only as of the date on which they are made. Except as required by law, the Debtors expressly disclaim any obligation to update any forward-looking statement, whether because of new information, future events, or otherwise.

The financial projections should be read in conjunction with the assumptions, qualifications, and explanations set forth in the Disclosure Statement and the Plan in their entirety as well as the notes and assumptions set forth below.

The Financial Projections are subject to inherent risks and uncertainties, most of which are difficult to predict and many of which are beyond Management’s control. Although Management believes these assumptions are reasonable under the circumstances, such assumptions are subject to significant uncertainties, including, but not limited to, (a) changes in capital spending on oil field services in various end markets; (b) oil, natural gas, and other commodity pricing; (c) applicable laws and regulations; (d) interest rates and inflation; (e) business combinations among the Debtors’ competitors, suppliers, and customers; (f) severe or unseasonable weather; and (g) availability and cost of raw materials. Additional information regarding these uncertainties are described in Article IX of the Disclosure Statement. Should one or more of the risks or uncertainties referenced in the Disclosure Statement occur, or should underlying assumptions prove incorrect, actual results and plans could differ materially from those expressed in the Financial Projections. Further, new factors could cause actual results to differ materially from those described in the Financial Projections, and it is not possible to predict all such factors, or to the extent to which any such factor or combination of factors may cause actual results to differ from those contained in the Financial Projections. The Financial Projections herein are not, and must not be viewed as, a representation of fact, prediction or guaranty of the reorganized Debtors’ future performance.

2

A.	General Assumptions

i.	Overview

The Debtors and their consolidated subsidiaries are providers of land-based drilling services and production services to a diverse group of oil and gas exploration and production companies in the United States and internationally in Colombia. Drilling services and production services are fundamental to establishing and maintaining the flow of oil and natural gas throughout the productive life of a well. The Debtors operate the business across two business lines—Drilling Services (two segments – (i) Domestic Drilling Debtors and (ii) International Drilling Non-Debtors) and Production Services (three segments: (i) Well Servicing Debtors, (ii) Wireline Services Debtors, and (iii) Coiled Tubing Services Debtors). Demand for the Debtor’s services is a function of our clients willingness to make capital expenditures and operating expenditures to explore for, develop and produce hydrocarbons.

Capital expenditures by oil and gas exploration and production companies tend to be relatively sensitive to volatility in oil or natural gas prices because project decisions are tied to a return on investment spanning multiple months or years. When commodity prices are depressed for longer periods of time, capital expenditure projects are routinely deferred until prices are forecasted to return to an acceptable level. In contrast, both mandatory and discretionary operating expenditures are more stable than capital expenditures as these expenditures are less sensitive to commodity price volatility. Mandatory operating expenditure projects involve activities that cannot be avoided in the short term, such as regulatory compliance, safety, contractual obligations and certain projects to maintain the well and related infrastructure in operating condition. Discretionary operating expenditure projects may not be critical to the short-term viability of a lease or field and are generally evaluated according to a simple short-term payout criterion that is less dependent on commodity price forecasts.

The Debtor’s strategy as a premier land drilling and production services Company relies upon their ability to leverage relationships with existing clients, within and across business lines, expand their client base in the areas where they currently operate, grow their geographic diversification through selective expansion, and continue to identify and develop opportunities to enhance their service offerings.

The Debtors have invested a substantial amount in modernizing their drilling services fleet for optimal performance in order to service the desirable, high margin unconventional wells.

ii.	Presentation

The Financial Projections are presented in a consistent format with forecasts included as part of the Debtors quarterly reporting releases. The projections contain non-GAAP financial measures as defined by SEC Regulation G. Pioneer Energy’s quarterly results releases are reported on a consolidated basis (i.e. Domestic business Debtors and international subsidiaries Non-Debtors reported under the consolidation method of accounting). As a result, the Company has shown the results of all consolidated entities within the Financial Projections presented herein.2

[2]	For the avoidance of doubt, the Financial Projections include Non-Debtor operations based in Colombia.

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iii.	Accounting Policies

The Financial Projections have been prepared using accounting policies that are materially consistent with those applied in the Company’s historical financial statements. The Financial Projections do not reflect the formal implementation of reorganization accounting pursuant to FASB Accounting Standards Codification Topic 852, Reorganizations (“ASC 852”), but the Debtors have made an effort to include adjustments similar to ASC 852 in the forecast in order to present the financials in the most accurate manner available. Overall, the implementation of ASC 852 is not anticipated to have a material impact on the underlying economics of the Plan.

The Debtors’ independent auditor has not examined, compiled or performed any procedures with respect to the financial information contained in this exhibit.

iv.	Methodology

The Financial Projections incorporate Management’s operating assumptions and capital plan and are based on various strategic reviews, historical performance, management’s views of market dynamics, as well as corresponding assumptions regarding pricing, market share, cost structure and key performance indicators by region and segment, including:

•	Drilling: number of rigs, utilization percentage, daily drilling revenue and margin per rig;

•	Well Services: utilization percentage, number of rigs, revenue hours, hourly rate and margin percentage;

•	Wireline Services: number of units, number of jobs, revenue per job and margin percentage; and

•	Coiled Tubing: number of units, utilization percentage, revenue per day, and margin percentage.

Additionally, management gathered input from the Company’s advisors regarding the impact of a Chapter 11 filing on the Company’s business plan. Management has assumed a pre-packaged Chapter 11 filing on March 1, 2020 with an emergence at the end of April 2020.

v.	Market Forecast

The Financial Projections were prepared based on the level of expected spending in the energy industry, which is heavily influenced by the current and expected future prices of oil and natural gas. Changes in expenditures result in an increased or decreased demand for products and services. Rig activity is an indicator of the level of spending for the exploration and production of oil and natural gas reserves.

4

vi.	Plan Consummation

The Financial Projections are based on, and assume the successful implementation of, the Reorganized Debtors’ business plan. The Financial projections assume that the Plan will be consummated in April 2020. Both the business plan and the Financial Projections reflect numerous assumptions, including various assumptions regarding the anticipated future performance of the Reorganized Debtors, industry performance, general business and economic conditions, and other matters, many of which are beyond the control of the Reorganized Debtors. In addition, the assumptions may not fully account for the uncertainty and disruption of business that may accompany a restructuring in Court. Therefore, although the Financial Projections are necessarily presented with numerical specificity, the actual results achieved during the period of the Financial Projections will likely vary from the projected results. These variations may be material. Accordingly, no representation can be or is being made with respect to the accuracy of the Financial Projections or the ability of the Reorganized Debtors to achieve the projected results of operations.

In deciding whether to vote to accept or reject the proposed Plan, creditors must make their own determinations as to the reasonableness of such assumptions and the reliability of the Financial Projections. Moreover, the Financial Projections were prepared solely in connection with the restructuring pursuant to the Plan.

B.	Principal Assumptions for the Financial Projections

i.	Revenue

The Financial Projections include revenue generated from providing drilling and production services to numerous oil and gas exploration and production companies. The revenue forecast is developed separately for each of the Company’s four separate service lines – Drilling Services, Well Services, Wireline and Coiled Tubing Services. Higher or lower activity and productivity related to the increase in rig/unit count, utilization, margins, hourly rates, etc. in the Company’s product lines are major factors in revenue and margin generation.

ii.	Operating Cost

Operating Cost (“OpEx”) include non-mobilization costs (such as employee related costs, Supply, Repair and Maintenance costs, Safety costs and Rental costs), mobilization costs, fixed costs (Insurance, Property Taxes, Operating Overhead), and other costs. OpEx rely on the Company’s ability to manage the workforce, supply chain, business processes, information technology systems and technological innovation and commercialization, including the impact of restructuring, business enhancements, and transformation efforts. OpEx is projected based on historical operating costs and expected utilization of products and services currently under contract and expectations regarding future contracts. OpEx is projected by segment.

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iii.	General and Administrative Expense

General and Administrative Expense (“G&A”) is primarily comprised of labor costs, professional fees, legal expenses, and other expenses associated with corporate overhead. Projected G&A is based primarily on historical G&A costs, adjusted for inflationary expectations, recent cost reduction efforts and upcoming known one-time or non-recurring expenditures. Annual G&A is projected to be approximately $70 million in 2020 with annual increases of approximately 2% through the projection period.

iv.	Depreciation and Amortization

Depreciation and amortization (“D&A”) reflect the anticipated book expenses based on the carrying asset values. Upon emergence, the Company’s Property, Plant & Equipment (“PP&E”) is reset as part of the Fresh Start Accounting process alluded to in section A(iii) – Accounting Policies. As a result of the Fresh Start Accounting application, the post emergence D&A is adjusted based on the estimated new book value of PP&E.

v.	Interest Expense

Post-emergence interest expense is forecasted based on the post-emergence capital structure as detailed in the “Capital Structure” section included herein and the Plan and the exhibits thereto.

vi.	Income Tax (Expense) Benefit

Income tax expenses are forecasted based on historical experience related to state, federal and international jurisdiction payments as well as the projected earnings and tax rates by jurisdiction where the Company’s earnings are generated. No adjustments are made to reflect any carry forward of Net Operating Losses.

vii.	Working Capital

Working capital assumptions are based on movements in accounts receivable, accounts payable, and other current assets and liabilities. Projected balances are based on the historical cash conversion cycle of the Company’s specific business units. Prospective working capital assumptions were supplemented by Management as deemed appropriate.

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viii.	Capital Structure

The reorganized Company’s estimated post-emergence capital structure is assumed to be effective at emergence at the end of April 2020. The Financial Projections assume the following key assumptions at emergence:

•

A Secured Asset-Based Lending Exit Facility entered into at emergence with $75 million in commitments and a $30 million Letter of Credit sub-facility. The Exit Facility is assumed to be undrawn as of the effective date, with $12.2 million of existing letters of credit extended under the Letter of Credit sub-facility. The Exit Facility bears cash interest, payable monthly, at the Company’s option, at a per annum rate based on (i) 1, 2 or 3 month fully absorbed PNC LIBOR Rate plus a spread of 1.75% to 2.25% or (ii) the Base Rate plus a spread of 0.75% to 1.25% (the applicable spread for LIBOR Rate loans and Base Rate loans depends on the Company’s Average Excess Availability, as calculated quarterly in accordance with the Credit Agreement). Unused commitments under the Exit Facility shall also incur (i) a commitment fee of 0.50% per annum and (ii) fees on outstanding letters of credit at a rate equal to the applicable LIBOR Rate spread plus a fronting fee of 0.25% per annum, each payable monthly in arrears.

•

$75 million new Senior Secured Term Loan entered into at emergence. Interest on the principal amount accrues at the LIBOR Rate plus and applicable margin of 9.5%, and is paid monthly. The Term Loan is set to mature after 5 years, or earlier, subject to circumstances detailed in the Credit Agreement.

•

$125 million Convertible PIK Bonds entered into at emergence. The Convertible Bonds will bear interest at a fixed rate of 5% per annum, which will be payable semi-annually in-kind in the form of an increase to the principal amount. The Convertible Bonds are set to mature five years and six months from issuance at emergence.

ix.	Capital Expenditures

Forecasted capital expenditures were prepared with consideration for the needs of the Company’s fixed assets. Capital expenditures primarily relate to routine maintenance and continuing to invest in the Company’s worldwide fleet across the drilling and production services businesses. Capital expenditures also include capitalized corporate expenditures, such as expenditures required to maintain the Company’ s information technology equipment and software.

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	Reorganized Debtors Projected Income Statement
	Fiscal Year Ending December 31,
($ in millions)	2020	2021	2022	2023	2024	FN
Total Revenues	$514.7	$531.8	$543.9	$557.9	$576.7
Operating Cost	384.1	394.6	401.4	408.4	418.1

Gross Margin	130.7	137.2	142.5	149.6	158.6
Gross Margin %	25.4%	25.8%	26.2%	26.8%	27.5%
General and Administrative Expense	70.4	71.8	73.3	74.7	76.2
Depreciation And Amortization	48.6	33.4	38.6	44.0	49.9	[1]

EBIT	11.7	32.0	30.6	30.8	32.5
Interest Expense	17.6	15.9	16.2	16.5	16.9
Income Tax Expense (Benefit)	2.0	2.0	2.0	2.0	2.0
Reorganization Items	23.7	—	—	—	—

Net Income / (Loss)	$(31.6)	$14.1	$12.5	$12.3	$13.6

Depreciation And Amortization	48.6	33.4	38.6	44.0	49.9	[1]
Interest Expense	17.6	15.9	16.2	16.5	16.9
Income Tax Expense (Benefit)	2.0	2.0	2.0	2.0	2.0
Reorganization Items	23.7	—	—	—	—

EBITDA	$60.3	$65.4	$69.2	$74.8	$82.3

Note:

[1]	Forecast reflects the estimated impact of Fresh Start Accounting adjustments expected to be implemented upon exit from Chapter 11

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	Reorganized Debtors Projected Balance Sheet
	Fiscal Year Ending December 31,
($ in millions)	2020	2021	2022	2023	2024	FN
Assets
Cash and Cash Equivalents	$27.2	$39.7	$57.3	$76.4	$98.6
Restricted Cash	1.0	1.0	1.0	1.0	1.0
Receivables	81.2	83.5	85.2	87.1	89.9
Accrued Revenues	13.7	13.9	14.1	14.4	14.7
Income Taxes Receivable	8.9	8.9	8.9	8.9	8.9
Other Current Assets	59.2	61.1	62.3	63.8	65.9

Total Current Assets	191.2	208.2	228.9	251.5	279.0
PP&E, Net	228.9	237.0	239.9	241.1	240.4	[1]
Operating Lease Assets	7.3	7.3	7.3	7.3	7.3
Deferred Income Taxes	11.5	11.5	11.5	11.5	11.5
Intangibles and Other Long-term Assets	3.5	3.5	3.5	3.5	3.5

Total Assets	$442.4	$467.5	$491.0	$514.9	$541.7

Liabilities & Shareholders’ Equity
Accounts Payable	31.5	31.5	31.8	32.0	33.1
Accrued Interest	1.6	1.7	1.8	1.9	1.9
Annual Incentive Plan	3.2	3.2	3.2	3.2	3.2
Phantom Stock	0.0	0.0	0.0	0.0	0.0
Other Current Liabilities	50.5	51.8	52.7	53.6	55.1

Total Current Liabilities	86.8	88.2	89.4	90.7	93.4
Long-Term Debt	203.1	210.2	217.6	225.3	233.4
Other Liabilities	0.5	0.5	0.5	0.5	0.5
Long-Term Deferred Lease Liabilities	5.7	5.7	5.7	5.7	5.7
Deferred Income Taxes	4.4	4.4	4.4	4.4	4.4

Total Liabilities	300.6	309.0	317.6	326.7	337.4
Equity	141.9	158.5	173.4	188.3	204.3	[1]

Total Liabilities and Equity	$442.4	$467.5	$491.0	$514.9	$541.7

Note:

[1]	Forecast reflects the estimated impact of Fresh Start Accounting adjustments expected to be implemented upon exit from Chapter 11

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	Reorganized Debtors Projected Cash Flow
	Fiscal Year Ending December 31,
($ Millions USD)	2020	2021	2022	2023	2024	FN
Cash Flows From Operations:
Net Income / Loss	$(31.6)	$14.1	$12.5	$12.3	$13.6
Depreciation And Amortization	48.6	33.4	38.6	44.0	49.9
Stock Based Compensation	2.5	2.5	2.5	2.5	2.5
Working Capital	(5.2)	(3.1)	(2.0)	(2.3)	(2.7)
AIP	(0.3)	—	—	—	—
Other	3.5	7.1	7.5	7.8	8.2

Cash From / (Used In) Operations	17.5	54.1	59.0	64.3	71.4
Cash Flows From Investing:
Purchases Of Property And Equipment	(40.0)	(41.5)	(41.5)	(45.2)	(49.2)
Proceeds From Sale Of Equipment	—	—	—	—	—

Cash From / (Used In) Investing	(40.0)	(41.5)	(41.5)	(45.2)	(49.2)
Cash Flows From Financing:
Payments Of Debt	(175.0)	—	—	—	—
Proceeds from issuance of debt	200.0	—	—	—	—
Proceeds / (Repayment) of DIP Financing	—	—	—	—	—
Proceeds / (Repayment) of ABL	—	—	—	—	—
Proceeds from Equity Issuance	—	—	—	—	—

Cash From / (Used In) Financing	25.0	—	—	—	—
Beginning Cash	24.6	27.2	39.7	57.3	76.4
Net Cash Flow	2.5	12.6	17.5	19.1	22.2

Ending Cash	$27.2	$39.7	$57.3	$76.4	$98.6

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